Exhibit 4.2

EXECUTION VERSION

MORGAN STANLEY CAPITAL I INC.,
as Depositor

TRIMONT LLC,
as General Master Servicer

CWCAPITAL ASSET MANAGEMENT LLC,
as General Special Servicer

NATIONAL COOPERATIVE BANK, N.A.,
as NCB Master Servicer and as NCB Special Servicer

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION,
as Certificate Administrator

DEUTSCHE BANK NATIONAL TRUST COMPANY,
as Trustee

and

PARK BRIDGE LENDER SERVICES LLC,
as Operating Advisor and as Asset Representations Reviewer

POOLING AND SERVICING AGREEMENT

Dated as of
July 1, 2026

Commercial Mortgage Pass-Through Certificates
Series 2026-BNK52

TABLE OF CONTENTS

Page

Article I
DEFINITIONS		6
Section 1.01	Defined Terms	6
Section 1.02	Certain Calculations	137
Article II CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES;
creation of vrr interest		138
Section 2.01	Conveyance of Mortgage Loans	138
Section 2.02	Acceptance by Trustee	145
Section 2.03	Representations, Warranties and Covenants of the Depositor; Mortgage Loan Sellers’ Repurchase or Substitution of Mortgage Loans for Defects in Mortgage Files and Breaches of Representations and Warranties	151
Section 2.04	Execution of Certificates; Issuance of Lower-Tier Regular Interests	167
Section 2.05	Creation of the Grantor Trust	168
Article III
ADMINISTRATION AND SERVICING OF THE TRUST FUND		168
Section 3.01	Master Servicers to Act as Master Servicers; Special Servicers to Act as Special Servicers; Administration of the Mortgage Loans, the Serviced Companion Loans, and REO Properties	168
Section 3.02	Collection of Mortgage Loan Payments	177
Section 3.03	Collection of Taxes, Assessments and Similar Items; Servicing Accounts	183
Section 3.04	The Collection Accounts, the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Companion Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the VRR Interest Gain-on-Sale Reserve Account	188
Section 3.05	Permitted Withdrawals from the Collection Accounts, the Distribution Accounts and the Companion Distribution Account	195
Section 3.06	Investment of Funds in Collection Accounts, REO Accounts and Loss of Value Reserve Fund	206
Section 3.07	Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage	208
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Section 3.08	Enforcement of Due-on-Sale Clauses; Assumption Agreements	214
Section 3.09	Realization Upon Defaulted Loans and Companion Loans	220
Section 3.10	Trustee and Certificate Administrator to Cooperate; Release of Mortgage Files	224
Section 3.11	Servicing Compensation	225
Section 3.12	Inspections; Collection of Financial Statements	233
Section 3.13	Access to Certain Information	239
Section 3.14	Title to REO Property; REO Account	253
Section 3.15	Management of REO Property	254
Section 3.16	Sale of Defaulted Loans and REO Properties.	257
Section 3.17	Additional Obligations of Master Servicers and Special Servicers	264
Section 3.18	Modifications, Waivers, Amendments and Consents	266
Section 3.19	Transfer of Servicing Between Master Servicers and Special Servicers; Recordkeeping; Asset Status Report	279
Section 3.20	Sub-Servicing Agreements	287
Section 3.21	Interest Reserve Account	290
Section 3.22	Directing Certificateholder and Operating Advisor Contact with Master Servicers and Special Servicers	290
Section 3.23	Controlling Class Certificateholders, Directing Certificateholder and the Risk Retention Consultation Parties; Certain Rights and Powers of Directing Certificateholder and the Risk Retention Consultation Parties	291
Section 3.24	Intercreditor Agreements	295
Section 3.25	Rating Agency Confirmation	298
Section 3.26	The Operating Advisor	299
Section 3.27	Companion Paying Agent	308
Section 3.28	Serviced Companion Noteholder Register	309
Section 3.29	Certain Matters Relating to the Non-Serviced Mortgage Loans and the Serviced Pari Passu Companion Loans	309
Section 3.30	Certain Matters with Respect to Joint Mortgage Loans	312
Section 3.31	[Reserved]	316
Section 3.32	Litigation Control	316
Section 3.33	Delivery of Excluded Information to the Certificate Administrator	319
Article IV
DISTRIBUTIONS TO CERTIFICATEHOLDERS and vrr interest owners		320
Section 4.01	Distributions	320
Section 4.02	Distribution Date Statements; CREFC® Investor Reporting Packages; Grant of Power of Attorney	334
Section 4.03	P&I Advances	341
Section 4.04	Allocation of Realized Losses and VRR Interest Realized Losses	344
Section 4.05	Appraisal Reduction Amounts; Collateral Deficiency Amounts	346
Section 4.06	Grantor Trust Reporting	351
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Section 4.07	Investor Q&A Forum; Investor Registry; and Rating Agency Q&A Forum and Document Request Tool	352
Section 4.08	Secure Data Room	356
Article V
THE CERTIFICATES; VRR Interest		357
Section 5.01	The Certificates; VRR Interest	357
Section 5.02	Form and Registration.	358
Section 5.03	Registration of Transfer and Exchange of Certificates and the VRR Interest	361
Section 5.04	Mutilated, Destroyed, Lost or Stolen Certificates or Class RR Certificates	369
Section 5.05	Persons Deemed Owners	370
Section 5.06	Access to List of Certificateholders’ and VRR Interest Owners’ Names and Addresses; Special Notices	370
Section 5.07	Maintenance of Office or Agency	371
Section 5.08	Appointment of Certificate Administrator	372
Section 5.09	[Reserved]	372
Section 5.10	Voting Procedures	372
Section 5.11	Exchangeable Certificates	374
Article VI THE DEPOSITOR, THE MASTER SERVICERS, THE SPECIAL SERVICERS, the Operating Advisor, the asset representations reviewer, THE DIRECTING CERTIFICATEHOLDER and the risk retention consultation
parties		376
Section 6.01	Representations, Warranties and Covenants of each Applicable Master Servicer, each Applicable Special Servicer, the Operating Advisor and the Asset Representations Reviewer	376
Section 6.02	Liability of the Depositor, each applicable Master Servicer, the Operating Advisor, each applicable Special Servicer and the Asset Representations Reviewer	382
Section 6.03	Merger, Consolidation or Conversion of the Depositor, a Master Servicer, the Operating Advisor, a Special Servicer or the Asset Representations Reviewer	382
Section 6.04	Limitation on Liability of the Depositor, each applicable Master Servicer, each applicable Special Servicer, the Operating Advisor, the Asset Representations Reviewer and Others	384
Section 6.05	Depositor, Master Servicers and Special Servicers Not to Resign	390
Section 6.06	Rights of the Depositor in Respect of each applicable Master Servicer and Special Servicer	391
Section 6.07	Master Servicers and Special Servicers as Certificate Owners	391
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EXHIBITS

EXHIBIT A-1	Form of Regular Certificate
EXHIBIT A-2	Form of Exchangeable Certificate
EXHIBIT A-3	Form of Class R Certificate
EXHIBIT A-4	Form of Class V Certificate
EXHIBIT A-5	Form of Class RR Certificate
EXHIBIT B	Mortgage Loan Schedule
EXHIBIT C	Form of Investment Representation Letter
EXHIBIT D-1	Form of Transferee Affidavit for Transfers of Class R Certificates
EXHIBIT D-2	Form of Transferor Letter for Transfers of Class R Certificates
EXHIBIT D-3	Form of Transferee Certificate for Transfers of VRR Interest
EXHIBIT D-4	Form of Transferor Certificate for Transfers of VRR Interest
EXHIBIT E	Form of Request for Release
EXHIBIT F-1	Form of ERISA Representation Letter Regarding ERISA Restricted Certificates and VRR Interest
EXHIBIT F-2	Form of ERISA Representation Letter Regarding Class R Certificates and Class V Certificates
EXHIBIT G	Form of Distribution Date Statement
EXHIBIT H	Form of Omnibus Assignment
EXHIBIT I	Form of Transfer Certificate for Rule 144A Book-Entry Certificate to Temporary Regulation S Book-Entry Certificate During Restricted Period
EXHIBIT J	Form of Transfer Certificate for Rule 144A Book-Entry Certificate to Regulation S Book-Entry Certificate After Restricted Period
EXHIBIT K	Form of Transfer Certificate for Temporary Regulation S Book-Entry Certificate to Rule 144A Book-Entry Certificate During Restricted Period
EXHIBIT L	Form of Transfer Certificate for Temporary Regulation S Book-Entry Certificate to Regulation S Book-Entry Certificate After Restricted Period
EXHIBIT M	Form of Transfer Certificate for Non-Book Entry Certificate to Temporary Regulation S Book-Entry Certificate
EXHIBIT N	Form of Transfer Certificate for Non-Book Entry Certificate to Regulation S Book-Entry Certificate
EXHIBIT O	Form of Transfer Certificate for Non-Book Entry Certificate to Rule 144A Book-Entry Certificate
EXHIBIT P-1A	Form of Investor Certification for Non-Borrower Party and/or a Risk Retention Consultation Party (for Persons Other than the Directing Certificateholder and/or a Controlling Class Certificateholder)
EXHIBIT P-1B	Form of Investor Certification for Non-Borrower Party (for the Directing Certificateholder and/or a Controlling Class Certificateholder)
EXHIBIT P-1C	Form of Investor Certification for Borrower Party (for Persons Other than the Directing Certificateholder, a Risk Retention Consultation Party and/or a Controlling Class Certificateholder)
EXHIBIT P-1D	Form of Investor Certification for Borrower Party (for the Directing Certificateholder and/or a Controlling Class Certificateholder)
EXHIBIT P-1E	Form of Notice of Excluded Controlling Class Holder
EXHIBIT P-1F	Form of Notice of [Excluded Loan] [Excluded Controlling Class Holder] to Certificate Administrator
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EXHIBIT P-1G	Form of Certification of the Directing Certificateholder
EXHIBIT P-1H	Form of Certification of a Risk Retention Consultation Party
EXHIBIT P-2	Form of Certification for NRSROs
EXHIBIT P-3	Online Market Data Provider Certification
EXHIBIT Q	Custodian Certification/Exception Report
EXHIBIT R-1	Form of Power of Attorney – Master Servicers
EXHIBIT R-2	Form of Power of Attorney – Special Servicers
EXHIBIT S	Initial Serviced Companion Noteholders
EXHIBIT T	Form of Notice Relating to the Non-Serviced Mortgage Loans
EXHIBIT U	Form of Notice and Certification Regarding Defeasance of Mortgage Loan
EXHIBIT V	Form of Operating Advisor Annual Report
EXHIBIT W	Form of Notice from Operating Advisor Recommending Replacement of a Special Servicer
EXHIBIT X	Form of Confidentiality Agreement
EXHIBIT Y	Form Certification to be Provided with Form 10-K
Exhibit Y-1	Form of Certification to be Provided to Depositor by Certificate Administrator
Exhibit Y-2	Form of Certification to be Provided to Depositor by Master Servicer
Exhibit Y-3	Form of Certification to be Provided to Depositor by Special Servicer
Exhibit Y-4	Form of Certification to be Provided to Depositor by Trustee
Exhibit Y-5	Form of Certification to be Provided to Depositor by Operating Advisor
Exhibit Y-6	Form of Certification to be Provided to Depositor by Custodian
EXHIBIT Y-7	Form of Certification to be Provided to Depositor by Asset Representations Reviewer
EXHIBIT Z	Servicing Criteria to be Addressed in Assessment of Compliance
EXHIBIT AA	Additional Form 10-D Disclosure
EXHIBIT BB	Additional Form 10-K Disclosure
EXHIBIT CC	Form 8-K Disclosure Information
EXHIBIT DD	Additional Disclosure Notification
EXHIBIT EE	Initial Sub-Servicers
EXHIBIT FF	Servicing Function Participants
EXHIBIT GG	Form of Annual Compliance Statement
EXHIBIT HH	Form of Report on Assessment of Compliance with Servicing Criteria
EXHIBIT II	CREFC® Payment Information
EXHIBIT JJ	Form of Notice of Additional Indebtedness Notification
EXHIBIT KK	[Reserved]
EXHIBIT LL	Additional Disclosure Notification (Accounts)
EXHIBIT MM	Form of Notice of Purchase of Controlling Class Certificate
EXHIBIT NN	Form of Asset Review Report by the Asset Representations Reviewer
EXHIBIT OO	Form of Asset Review Report Summary
EXHIBIT PP	Asset Review Procedures
EXHIBIT QQ	Form of Certification to Certificate Administrator Requesting Access to Secure Data Room
EXHIBIT RR	Form of Notice of [Additional Delinquent Loan][Cessation of Delinquent Loan][Cessation of Asset Review Trigger]
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EXHIBIT SS	Form of Intercreditor Agreement and Subordination Agreement for NCB Co-op Mortgage Loans
EXHIBIT TT	Form of Exchange Letter
EXHIBIT UU	Form of Certificate Administrator Receipt of the Class RR Certificates

SCHEDULES

SCHEDULE 1	Mortgage Loans With Additional Debt
SCHEDULE 2	Class A-SB Planned Principal Balance Schedule
SCHEDULE 3	Mortgage Loans (Other than NCB Co-op Mortgage Loans) With Specified Escrows or Reserves

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This Pooling and Servicing Agreement is dated and effective as of July 1, 2026, between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer.

PRELIMINARY STATEMENT

The Depositor intends to sell commercial mortgage pass-through certificates (collectively, the “Certificates”), to be issued hereunder in multiple classes, which in the aggregate, together with the VRR Interest, will evidence the entire beneficial ownership interest in the Trust to be created hereunder, the primary assets of which will be a pool of commercial mortgage loans. The Certificates (other than the Class R Certificates) and the VRR Interest shall collectively constitute the “ABS interests” (within the meaning of the Risk Retention Rules) issued by the Trust. As provided herein, the Certificate Administrator shall elect or shall cause an election to be made to treat designated portions of the Trust (exclusive of the Excess Interest and the proceeds thereof in the Excess Interest Distribution Account) for federal income tax purposes as two (2) separate real estate mortgage investment conduits (the “Upper-Tier REMIC” and the “Lower-Tier REMIC”, each a “Trust REMIC” as described herein).

In addition, the parties intend that the portion of the Trust Fund consisting of the Grantor Trust Designated Portions shall be classified as an “investment trust” under section 301.7701-4(c) of the Treasury Regulations and that the holders of the Exchangeable Certificates and the Class V Certificates and the VRR Interest Owners shall be treated as holding undivided beneficial ownership interests in the corresponding Grantor Trust Designated Portion, under subpart E, part I of subchapter J of the Code (such arrangement, the “Grantor Trust”). The Certificate Administrator shall take all actions expressly required hereunder to ensure that, for U.S. federal income tax purposes, the Grantor Trust remains classified as a grantor trust and that the holders of the Exchangeable Certificates and the Class V Certificates and the VRR Interest Owners continue to be the owners of their Grantor Trust Designated Portions. The Grantor Trust shall not be treated as part of either Trust REMIC.

The Depositor intends to sell the Certificates to the Underwriters and the Initial Purchasers.

LOWER-TIER REMIC

The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of Excess Interest) and will issue the Class LA1, Class LASB, Class LA4, Class LA5, Class LAS, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG and Class LRR Uncertificated Interests and the LRI Uncertificated Interest (the “Lower-Tier Regular Interests”), which will be the “regular interests” in the Lower-Tier REMIC. The Lower-Tier REMIC will also issue the uncertificated Class LR Interest, which is the sole Class of “residual interests” in the Lower-Tier REMIC for purposes of the REMIC Provisions and is represented by the Class R Certificates.

The following table sets forth the Original Lower-Tier Principal Amounts and per annum rates of interest for the Lower-Tier Regular Interests and the Class LR Interest:

Class or Interest Designation	Interest Rate	Original Lower-Tier Principal Amount
Class LA1	(1)	$12,080,000
Class LASB	(1)	$18,255,000
Class LA4	(1)	$169,050,000
Class LA5	(1)	$299,199,000
Class LAS	(1)	$91,704,000
Class LB	(1)	$31,161,000
Class LC	(1)	$24,039,000
Class LD	(1)	$18,697,000
Class LE	(1)	$14,245,000
Class LF	(1)	$8,013,000
Class LG	(1)	$25,820,167
Class LR	None(2)	None
Class LRR	(1)	$29,867,535.15(3)
LRI	(1)	$7,620,000(4)

(1)	The interest rate for each Lower-Tier Regular Interest on any Distribution Date will be the Weighted Average Net Mortgage Rate for such Distribution Date.
(2)	The Class LR Interest (evidenced by the Class R Certificates) will not have a Certificate Balance or Notional Amount, will not bear interest and will not be entitled to distributions of Prepayment Premiums or Yield Maintenance Charges. Any Aggregate Available Funds remaining in the Lower-Tier REMIC Distribution Account after distributing the Lower-Tier Distribution Amount will be deemed distributed to the Class LR Interest and shall be payable to the Holders of the Class R Certificates.
(3)	The Class LRR Uncertificated Interest (evidenced by the Class RR Certificates) will have an original principal balance equal to (a) the Required Credit Risk Retention Percentage minus the RRI Percentage, multiplied by (b) the aggregate Cut-off Date Balance of the Mortgage Loans.
(4)	The LRI Uncertificated Interest will have an original principal balance equal to the RRI Percentage multiplied by the aggregate Cut-off Date Balance of the Mortgage Loans.

UPPER-TIER REMIC

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class D, Class E, Class F and Class G Certificates, and the Class A-4, Class A-4-X1, Class A-4-X2, Class A-5, Class A-5-X1, Class A-5-X2, Class A-S, Class A-S-X1, Class A-S-X2, Class B, Class B-X1, Class B-X2, Class C, Class C-X1 and Class C-X2 Upper-Tier Regular Interests and (ii) the regular interests that correspond in the aggregate to the VRR Interest (in the case of the Class RR Certificates and the RR Interest, excluding the right to receive Excess Interest), each of which will represent a “regular interest” in the Upper-Tier REMIC (the “Upper-Tier Regular Interests”). Each of the Upper-Tier Regular Interests designated Class A-1, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class D, Class E, Class F and Class G will be represented by a Class of Regular Certificates with the same alphanumeric designation and Pass-Through Rate, Certificate Balance or Notional Amount and entitlements as such Class of Regular Certificates. The Upper-Tier Regular Interest designated Class RR will be represented by the Class RR Certificates with the same alphanumeric designation and Pass-Through Rate, VRR Interest Balance and entitlements as the Class RR Certificates.

The Upper-Tier REMIC will also issue the uncertificated Class UR Interest, which will be the sole Class of “residual interests” in the Upper-Tier REMIC for purposes of the REMIC Provisions and is represented by the Class R Certificates. The Class R Certificates will not have a Certificate Balance or a Notional Amount, bear interest or be entitled to distributions of Prepayment Premiums or Yield Maintenance Charges. Any Aggregate Available Funds remaining in the Upper-Tier REMIC Distribution Account, after all required distributions under this Agreement have been made to each Class of Regular Certificates and Exchangeable Upper-Tier Regular Interests and the VRR Interest will be deemed distributed to the Class UR Interest and shall be payable to the Holders of the Class R Certificates.

THE UPPER-TIER REGULAR INTERESTS

The following table (and related paragraphs) sets forth (i) the designation, the initial Pass-Through Rate and the aggregate initial principal amount (the “Original Certificate Balance”) or Notional Amount (the “Original Notional Amount”), as applicable, for each Class of Upper-Tier Regular Interests and (ii) the designation and the initial VRR Interest Balance (the “Original VRR Interest Balance”) for the Class RR Certificates and the RR Interest:

Designation of Upper-Tier Regular Interest	Initial Pass-Through Rate(1)	Original Certificate Balance, Original Notional Amount or Original VRR Interest Balance
Class A-1	4.84500%	$12,080,000
Class A-SB	5.57800%	$18,255,000
Class A-4	4.29900%	$169,050,000
Class A-4-X1	0.50000%	$0
Class A-4-X2	0.50000%	$0
Class A-5	4.58600%	$299,199,000
Class A-5-X1	0.50000%	$0
Class A-5-X2	0.50000%	$0
Class X-A	0.92097%(1)	$498,584,000
Class X-B	0.43546%(1)	$146,904,000
Class A-S	4.83900%	$91,704,000
Class A-S-X1	0.50000%	$0
Class A-S-X2	0.50000%	$0
Class B	5.03900%	$31,161,000
Class B-X1	0.50000%	$0
Class B-X2	0.50000%	$0
Class C	5.29441%	$24,039,000
Class C-X1	0.50000%	$0
Class C-X2	0.50000%	$0
Class X-D	1.89141%	$18,697,000(2)
Class X-E	2.70000%	$14,245,000(2)
Class X-F	2.70000%	$8,013,000(2)
Class X-G	2.70000%	$25,820,167(2)

Designation of Upper-Tier Regular Interest	Initial Pass-Through Rate(1)	Original Certificate Balance, Original Notional Amount or Original VRR Interest Balance
Class D	4.50000%	$18,697,000
Class E	3.69141%	$14,245,000
Class F	3.69141%	$8,013,000
Class G	3.69141%	$25,820,167
Class RR	(3)	$29,867,535.15
RR Interest	(3)	$7,620,000

(1)	The Pass-Through Rate for each Upper-Tier Regular Interest will be calculated in accordance with the definition of “Pass-Through Rate”.
(2)	None of the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F or Class X-G Certificates or the Class A-4-X1, Class A-4-X2, Class A-5-X1, Class A-5-X2, Class A-S-X1, Class A-S-X2, Class B-X1, Class B-X2, Class C-X1 or Class C-X2 Upper-Tier Regular Interests will have a Certificate Balance or be entitled to distributions of principal; rather, such Classes will accrue interest as provided herein on the Notional Amount thereof.
(3)	The Class RR Certificates and the RR Interest will be entitled to interest on any Distribution Date equal to their pro rata portion (based on their respective VRR Interest Balances) of the VRR Interest Distribution Amount. The Class RR Certificates and the RR Interest will not have a Pass-Through Rate, but for U.S. federal income tax purposes, it will have an effective interest rate equal to the Weighted Average Net Mortgage Rate.

The foregoing structure is intended to cause all of the cash from the Mortgage Loans (exclusive of Excess Interest) to flow through to the Upper-Tier REMIC as cash flow on the Upper-Tier Regular Interests, without creating any shortfall, actual or potential (other than for credit losses), to any REMIC regular interests. To the extent that the structure is believed to diverge from such intention, the parties identifying such ambiguity shall notify the other parties hereto and the parties involved will resolve such ambiguities to accomplish the intended result and will to the extent necessary rectify any drafting errors or seek clarification to the structure without Certificateholder approval (but with guidance of counsel) to accomplish such intention, including, to the extent necessary, making any amendments in accordance with Section 13.01 of this Agreement.

THE GRANTOR TRUST

The following table sets forth each Class of Certificates (or VRR Interest) that represents an undivided beneficial interest in the corresponding portion of the Grantor Trust (each such portion, a “Grantor Trust Designated Portion”).

Class of Certificates or VRR Interest	Corresponding Grantor Trust Designated Portion
Each Class of Exchangeable Certificates	The related Exchangeable Class Specific Grantor Trust Assets
Class V Certificates	Class V Specific Grantor Trust Assets
VRR Interest	VRR Interest Specific Grantor Trust Assets

As provided herein, the Certificate Administrator shall not take any actions that would (i) cause the Grantor Trust not to be classified as a grantor trust for U.S. federal income tax purposes, (ii) cause the holders of such Classes of Certificates or VRR Interest Owners not to be

the owners of their Grantor Trust Designated Portions or (iii) cause the Grantor Trust to be treated as part of any Trust REMIC. The Class V Certificates will not have a Certificate Balance or a Notional Amount, bear interest or be entitled to distributions of Prepayment Premiums or Yield Maintenance Charges.

As of the close of business on the Cut-off Date, the Mortgage Loans had an aggregate principal balance, after application of all payments of principal due on or before such date, whether or not received, equal to $749,750,703.

WHOLE LOANS

Whole Loan	Type	Non-Serviced PSA	Mortgage Loan	Companion Loan(s)
One Dag	Serviced Whole Loan	N/A	One Dag Mortgage Loan	One Dag Pari Passu Companion Loan
Marriott Anchorage Downtown	Non-Serviced Whole Loan	WFCM 2026-C66	Marriott Anchorage Downtown Mortgage Loan	Marriott Anchorage Downtown Pari Passu Companion Loan
The Falls	Servicing Shift Whole Loan	N/A(1)	The Falls Mortgage Loan	The Falls Pari Passu Companion Loan
NOVA Retail 2-Pack	Non-Serviced Whole Loan	WFCM 2026-C66	NOVA Retail 2-Pack Mortgage Loan	NOVA Retail 2-Pack Pari Passu Companion Loan
Sheraton Denver Downtown Hotel	Non-Serviced Whole Loan	BANK 2025-BNK51	Sheraton Denver Downtown Hotel Mortgage Loan	Sheraton Denver Downtown Hotel Pari Passu Companion Loan
(1)	On and after The Falls Servicing Shift Securitization Date, The Falls Whole Loan will be serviced pursuant to the Non-Serviced PSA governing the securitization of The Falls Servicing Shift Lead Note.

Each of the Whole Loans listed above consists of the corresponding Mortgage Loan and Companion Loan(s) listed next to such Whole Loan. With respect to any Whole Loan, each of the Mortgage Loan and any related Pari Passu Companion Loan(s) are pari passu with each other to the extent provided in the related Intercreditor Agreement, and any related AB Subordinate Companion Loan(s) are generally subordinate to the related Mortgage Loan and any Pari Passu Companion Loan(s) to the extent provided in the related Intercreditor Agreement. Each Serviced Whole Loan will be serviced and administered in accordance with this Agreement and the related Intercreditor Agreement. Each Non-Serviced Whole Loan will be serviced and administered in accordance with the related Non-Serviced PSA and the related Intercreditor Agreement.

The Companion Loans are not part of the Trust Fund, but are each secured by the applicable Mortgage that secures the related Mortgage Loan that is part of the Trust Fund. Amounts attributable to any Companion Loan will not be part of the Trust Fund, and (except to the extent that such amounts are payable or reimbursable to any party to this Agreement) will be owned by the related Companion Holders.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01        Defined Terms. Whenever used in this Agreement, including in the Preliminary Statement, the following capitalized terms, unless the context otherwise requires, shall have the meanings specified in this Article.

“10-K Filing Deadline”: As defined in Section 11.05(a).

“15Ga-1 Notice”: As defined in Section 2.02(g).

“15Ga-1 Repurchase Request”: As defined in Section 2.02(g).

“17g-5 Information Provider”: The Certificate Administrator.

“17g-5 Information Provider’s Website”: The 17g-5 Information Provider’s Internet website, which shall initially be located within the Certificate Administrator’s Website (initially “www.ctslink.com”), under the “NRSRO” tab on the page relating to this transaction.

“AB Control Appraisal Period”: With respect to a Serviced AB Whole Loan, a “Control Appraisal Period” or equivalent term under the related AB Intercreditor Agreement. There are no Serviced AB Whole Loans as of the Closing Date.

“AB Intercreditor Agreement”: Any Intercreditor Agreement by and among the holder(s) of one or more AB Subordinate Companion Loan(s) and the holder of the related Mortgage Loan and the holders of any related Pari Passu Companion Loans, relating to the relative rights of such holders of the related AB Whole Loan, as the same may be further amended in accordance with the terms thereof. There are no Serviced AB Intercreditor Agreements as of the Closing Date.

“AB Modified Loan”: Any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Trust or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“AB Mortgage Loan”: One or more senior “A notes” that is part of an AB Whole Loan and which is a Mortgage Loan that is part of the Trust Fund. There are no AB Mortgage Loans as of the Closing Date.

“AB Mortgaged Property”: The Mortgaged Property that secures the related AB Whole Loan. There are no AB Mortgaged Properties as of the Closing Date.

“AB Subordinate Companion Loan”: With respect to any AB Whole Loan, any related companion loan evidenced by the related promissory note made by the related Mortgagor and secured by the Mortgage on the related AB Mortgaged Property, which is not included in the Trust and which is subordinate in right of payment to the related AB Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the related AB Intercreditor Agreement. There are no AB Subordinate Companion Loans as of the Closing Date.

“AB Whole Loan”: A Whole Loan that consists of a Mortgage Loan, any related companion loan that is pari passu in right of payment with such Mortgage Loan and one or more related AB Subordinate Companion Loans. There are no AB Whole Loans as of the Closing Date.

“AB Whole Loan Controlling Holder”: With respect to a Serviced AB Whole Loan, the “Controlling Holder”, “Controlling Noteholder” or similarly defined party identified in the related AB Intercreditor Agreement that is not the holder of the related Serviced Mortgage Loan.

“Accelerated Mezzanine Loan Lender”: A mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Acceptable Insurance Default”: With respect to any Serviced Mortgage Loan or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related Mortgagor to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related Mortgagor to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case as to which default the applicable Master Servicer and the applicable Special Servicer may forbear taking any enforcement action, provided that the applicable Master Servicer (with respect to a Non-Specially Serviced Loan) or the applicable Special Servicer (with respect to a Specially Serviced Loan), as applicable, has determined, in its reasonable judgment, based on inquiry consistent with the Servicing Standard (and (i) unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder and (ii) with respect to a Specially Serviced Loan, after consultation with the applicable Risk Retention Consultation Party pursuant to Section 6.08 (in either case, other than with respect to any Excluded Loan as to such party)) (and after a Control Termination Event has occurred and is continuing, but prior to the occurrence and continuance of a Consultation Termination Event, after non-binding consultation with the Directing Certificateholder (or, with respect to a Serviced AB Whole Loan, if an AB Control Appraisal Period is not in effect, with the consent of the related AB Whole Loan Controlling Holder to the extent required under the related Intercreditor Agreement) as provided in Section 6.08) (other than with respect to any Excluded Loan as to such party), that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate; provided, however, that the Directing Certificateholder (or, with respect to a Serviced AB Whole Loan, the AB Whole Loan Controlling Holder if an AB Control Appraisal Period is not in effect to the extent required under the related Intercreditor

Agreement) and the applicable Risk Retention Consultation Party (if it has the right to consult pursuant to Section 6.08) will not have more than thirty (30) days to respond to the applicable Master Servicer’s or the applicable Special Servicer’s, as applicable, request for such consent or consultation, as applicable; provided, further, that upon the applicable Master Servicer’s or the applicable Special Servicer’s, as applicable, determination, consistent with the Servicing Standard, that exigent circumstances do not allow the applicable Master Servicer or the applicable Special Servicer, as applicable, to consult with the Directing Certificateholder, the applicable Risk Retention Consultation Party or any applicable AB Whole Loan Controlling Holder, as applicable, such Master Servicer or such Special Servicer, as applicable, is not required to do so. The applicable Master Servicer (at its own expense) and the applicable Special Servicer (at the expense of the Trust Fund) shall be entitled to rely on insurance consultants in making the determinations described above.

“Act”: The Securities Act of 1933, as it may be amended from time to time.

“Actual/360 Basis”: Interest accrual on the basis of the actual number of days in a month assuming a 360-day year.

“Actual/360 Mortgage Loans”: The Mortgage Loans that accrue interest on an Actual/360 Basis; provided, that a Mortgage Loan that accrues interest for a portion of the Mortgage Loan term on an Actual/360 Basis shall be an Actual/360 Mortgage Loan solely for such portion of the Mortgage Loan term.

“Additional Debt”: With respect to any Mortgage Loan, any debt owed by the related Mortgagor to a party other than the lender under such Mortgage Loan that is secured by the related Mortgaged Property as of the Closing Date as set forth on Schedule 1 hereto, as increased or decreased from time to time pursuant to the terms of the related subordinate or pari passu loan documents (including any Intercreditor Agreement or subordination agreement).

“Additional Disclosure Notification”: The form of notification to be included with any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information which is attached hereto as Exhibit DD.

“Additional Exclusions”: Exclusions in addition to those customarily found in the insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001.

“Additional Form 10-D Disclosure”: As defined in Section 11.04(a).

“Additional Form 10-K Disclosure”: As defined in Section 11.05(a).

“Additional Servicer”: Each Affiliate of any Master Servicer, any Special Servicer or any Mortgage Loan Seller that services any of the Mortgage Loans and each Person who is not an Affiliate of any Master Servicer, other than any Special Servicer, who services 10% or more of the Mortgage Loans by unpaid principal balance as of any date of determination pursuant to Article XI, which, for the avoidance of doubt will include any Advancing Agent appointed by the Trustee as a back-up liquidity provider pursuant to Section 8.12.

“Administrative Fee Rate”: As of any date of determination and with respect to each Mortgage Loan, a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate (which fee rate accounts for the Trustee Fee), the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and, in the case of each Non-Serviced Mortgage Loan, the related Non-Serviced Primary Servicing Fee Rate.

“Advance”: Any P&I Advance or Servicing Advance.

“Advancing Agent”: Any advancing agent or similar entity appointed pursuant to Section 8.12 of this Agreement.

“Adverse REMIC Event”: As defined in Section 10.01(f).

“Affected Party”: As defined in Section 7.01(b).

“Affected Reporting Party”: As defined in Section 11.12.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affirmative Asset Review Vote”: As defined in Section 12.01(a).

“Aggregate Available Funds”: With respect to any Distribution Date, an amount equal to the sum of (without duplication):

(a)                the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the Trust pursuant to the related Non-Serviced PSA and/or the related Non-Serviced Intercreditor Agreement) (including the portion of Loss of Value Payments deposited into each applicable Collection Account pursuant to Section 3.05(g) of this Agreement) and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by each applicable Master Servicer pursuant to Section 3.17(a)) on deposit in each applicable Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of a Collection Account that is held for the benefit of the Serviced Companion Noteholders) as of the close of business on the related P&I Advance Date, exclusive of (without duplication):

(i)                                  all Periodic Payments paid by the Mortgagors of a Mortgage Loan that are due on a Due Date following the end of the related Collection Period, excluding interest relating to payments prior to, but due after, the Cut-off Date;

(ii)                               all unscheduled Principal Prepayments (together with any related payments of interest allocable to the period following the related Due Date for the related Mortgage Loan), Liquidation Proceeds, Insurance and Condemnation

Proceeds and other unscheduled recoveries, in each case, received subsequent to the related Determination Date (or, with respect to voluntary Principal Prepayments for each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

(iii)                            (A) all amounts payable or reimbursable to any Person from each applicable Collection Account pursuant to clauses (ii) through (xviii), inclusive, and (xxii) of Section 3.05(a); (B) all amounts payable or reimbursable to any Person from the Lower-Tier REMIC Distribution Account pursuant to clauses (ii) through (vii), inclusive, of Section 3.05(b); and (C) any Net Investment Earnings contained therein;

(iv)                           with respect to the Actual/360 Mortgage Loans and any Distribution Date occurring in (1) each February or (2) any January in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), an amount equal to one (1) day of interest on the Stated Principal Balance of such Mortgage Loan as of the Distribution Date in the month preceding the month in which the P&I Advance Date occurs at the related Mortgage Rate to the extent such amounts are Withheld Amounts;

(v)                               all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Excess Interest Certificates and the VRR Interest as described in Section 4.01(n));

(vi)                            all Prepayment Premiums and Yield Maintenance Charges allocable to the Mortgage Loans;

(vii)                         all amounts deposited in a Collection Account in error; and

(viii)                     any Penalty Charges allocable to the Mortgage Loans;

(b)               if and to the extent not already included in clause (a) hereof, the aggregate amount transferred from the REO Accounts allocable to the Mortgage Loans to the applicable Collection Account for such Distribution Date pursuant to Section 3.14(c);

(c)                the aggregate amount of any Compensating Interest Payments made by each applicable Master Servicer in respect of the Mortgage Loans with respect to such Distribution Date and P&I Advances made by each applicable Master Servicer or the Trustee, as applicable, with respect to the Mortgage Loans and the Distribution Date (net of the related Certificate Administrator Fee, Operating Advisor Fee, Asset Representations Reviewer Fee and CREFC® Intellectual Property Royalty License Fee with respect to the Mortgage Loans for which such P&I Advances are made) pursuant to Section 4.03 or Section 7.05; and

(d)               with respect to each Actual/360 Mortgage Loan and any Distribution Date occurring in each March (or February, if the related Distribution Date is the final Distribution Date), the Withheld Amounts remitted to the Lower-Tier REMIC Distribution Account pursuant to Section 3.21(b).

Notwithstanding the investment of funds held in each applicable Collection Account pursuant to Section 3.06, for purposes of calculating the Aggregate Available Funds, the amounts so invested shall be deemed to remain on deposit in such accounts.

“Aggregate Excess Prepayment Interest Shortfall”: With respect to any Distribution Date, the aggregate of any Prepayment Interest Shortfalls resulting from any Principal Prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for such Distribution Date that are not covered by the Master Servicers’ Compensating Interest Payment for such Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer.

“Aggregate Gain-on-Sale Entitlement Amount”: With respect to each Distribution Date, the aggregate amount of (i) the sum of (a)(x) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates and Exchangeable Upper-Tier Regular Interest that would remain unpaid as of the close of business on such Distribution Date, divided by (y) the Non-Retained Percentage, and (b)(x) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the Distribution Date in respect of such Principal Distribution Amount, divided by (y) the Non-Retained Percentage, and (ii) any Realized Losses and VRR Interest Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of “Available Funds” and the VRR Interest Gain-on-Sale Remittance Amount as part of the definition of “VRR Interest Available Funds.”

“Aggregate Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the sum of the following amounts: (a) the Scheduled Principal Distribution Amount for such Distribution Date and (b) the Unscheduled Principal Distribution Amount for such Distribution Date; provided that the Aggregate Principal Distribution Amount for any Distribution Date shall be reduced, to not less than zero, by the amount of any reimbursements of (A) Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date and (B) Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date (provided that, in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans (but excluding any related Companion Loan)) are subsequently recovered on the related Mortgage Loan (or REO Loan (but excluding any related Companion Loan)), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs).

“Agreement”: This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

“Allocated Appraisal Reduction Amount”: With respect to any Appraisal Reduction Amount, an amount equal to the Non-Retained Percentage of such Appraisal Reduction Amount.

“Allocated Collateral Deficiency Amount”: With respect to any Collateral Deficiency Amount, the Non-Retained Percentage of such Collateral Deficiency Amount.

“Allocated Cumulative Appraisal Reduction Amount”: With respect to any Cumulative Appraisal Reduction Amount, the Non-Retained Percentage of such Cumulative Appraisal Reduction Amount.

“Anticipated Repayment Date”: With respect to any ARD Loan, the date upon which such ARD Loan commences accruing interest at the Revised Rate.

“Applicable Advancing Agent Ratings”: With respect to any entity, (A) a rating on its long-term senior unsecured debt or an issuer default rating of at least “A” by Fitch or a short-term rating of at least “F1” by Fitch, (B) a rating on its long-term senior unsecured debt or issuer credit rating of at least “BBB” by S&P and (C) a rating on its long-term rating of at least “A” by Morningstar DBRS (or if not rated by Morningstar DBRS, at least an equivalent rating by two other NRSROs which may include S&P and Fitch).

“Applicable Fitch Permitted Investment Rating”: (A) in the case of such investments with maturities of thirty (30) days or less, the short-term debt obligations of which are rated at least “F1” by Fitch or the long-term debt obligations of which are rated at least “A” by Fitch and (B) in the case of such investments with maturities of more than thirty (30) days, the short-term obligations of which are rated at least “F1+” by Fitch or the long-term obligations of which are rated at least “AA-” by Fitch.

“Applicable Laws”: As defined in Section 8.16.

“Applicable Morningstar DBRS Permitted Investment Rating”: (A) in the case of such investments with maturities of thirty (30) days or less, the short-term debt obligations of which are rated at least “R-1 (middle)” or the long-term obligations of which are rated at least “A”, (B) in the case of such investments with maturities of ninety (90) days or less but greater than thirty (30) days, the short-term obligations of which are rated at least “R-1 (middle)” or the long-term obligations of which are rated at least “AA (low)”, (C) in the case of such investments with maturities of one hundred and eighty (180) days or less but greater than ninety (90) days, the short-term obligations of which are rated at least “R-1 (high)” or the long-term obligations of which are rated at least “AA”, and (D) in the case of such investments with maturities of three hundred and sixty-five (365) days or less but greater than one hundred and eighty (180) days, the short-term obligations of which are rated at least “R-1 (high)” or the long-term obligations of which are rated at least “AAA”; in the case of each of clauses (A) through (D), if then rated by Morningstar DBRS and, if not so rated, an equivalent or higher rating by two other NRSROs.

“Applicable S&P Permitted Investment Rating”: (A) in the case of investments with maturities of sixty (60) days or less, the short-term obligations of which are rated at least “A-1” by S&P, and (B) in the case of investments with maturities of more than sixty (60) days, the short-term obligations of which are rated “A-1+” by S&P (or at least “A-1” by S&P, if the long-term obligations of which are rated at least “AA-” by S&P).

“Applicable State and Local Tax Law”: For purposes hereof, the Applicable State and Local Tax Law shall be (a) the tax laws of the State of New York; and (b) such other state or local tax laws whose applicability shall have been brought to the attention of the Trustee and the Certificate Administrator by either (i) an Opinion of Counsel delivered to it, or (ii) written notice from the appropriate taxing authority as to the applicability of such state or local tax laws.

“Appraisal”: An appraisal prepared by an appraiser who is licensed or certified to prepare appraisals in the state where the Mortgaged Property is located and which satisfies the Interagency Appraisal and Evaluation Guidelines jointly issued by The Office of the Comptroller of the Currency (OCC), the Board of Governors of the Federal Reserve System (FRB), the Federal Deposit Insurance Corporation (FDIC), and the National Credit Union Administration (NCUA) relating to real estate appraisals and evaluations used to support real estate-related financial transactions, as amended from time to time. Any Appraisal ordered by the applicable Master Servicer or applicable Special Servicer shall be performed by an Independent MAI-designated appraiser.

“Appraisal Reduction Amount”: For any Distribution Date and for any Serviced Mortgage Loan or Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the applicable Special Servicer (prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder (except in the case of an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class) and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to an Excluded Loan) and the Operating Advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the Operating Advisor in accordance with Section 3.26), as of the first Determination Date that is at least ten (10) Business Days following the date on which the applicable Special Servicer receives the related Appraisal (together with information reasonably requested by the applicable Special Servicer from the applicable Master Servicer in accordance with Section 4.05 of this Agreement that is in the possession of the applicable Master Servicer and reasonably necessary to calculate the Appraisal Reduction Amount), or conducts a valuation as described below, equal to the excess of (a) the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan over (b) the excess of (i) the sum of (A) 90% of the Appraised Value of the related Mortgaged Property as determined (1) by one or more Appraisals obtained by the applicable Special Servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan, as the case may be, with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which shall be paid by the applicable Master Servicer as an Advance) or (2) by an internal valuation performed by the applicable Special Servicer (or at the applicable Special Servicer’s election, by one or more MAI appraisals obtained by such Special Servicer) with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan, as the case may be, with an outstanding principal balance less than $2,000,000, minus, with respect to any Appraisals, such downward adjustments as the applicable Special Servicer may make (without implying any obligation to do so) based upon its review of the Appraisals and any other information it deems relevant; provided that, in the case of an NCB Co-op Mortgage Loan, such Appraised Value shall be determined (i) except as provided in clauses (ii) or (iii) below, in the case of each Mortgaged Property, assuming such Mortgaged Property is operated as a residential cooperative with such value, in general, to equal the sum of (x) the gross share value of all cooperative units in such residential cooperative property (generally applying a discount for sponsor or investor held units that are rent-regulated, rent-stabilized or rent-controlled units and in certain instances, for market rate units as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (y) the amount of the underlying debt encumbering such residential cooperative property, (ii) in the case of the Ansley South Cooperative, Inc. Mortgaged Property, assuming such Mortgaged Property is operated as a multifamily rental property and (iii) if the applicable Special Servicer determines, in accordance with the Servicing Standard, that there is no reasonable expectation that the related Mortgaged Property will be operated as a residential cooperative following any work-out or liquidation of the related Mortgage Loan, assuming such Mortgaged Property is operated as a multifamily rental property; and (B) all escrows, letters of credit and reserves in respect of such Mortgage Loan or Serviced Whole Loan, as applicable, as of the date of calculation over (ii) the sum of, as of the Due Date occurring in the month of the date of determination, (A) to the extent not previously advanced by the applicable Master Servicer or the Trustee, all unpaid interest due on such Mortgage Loan or Serviced Whole Loan, as the case may be, at a per annum rate equal to its Mortgage Rate (and, with respect to any Serviced AB Whole Loan, any accrued and unpaid interest on the related AB Subordinate Companion Loan, as applicable), (B) all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan, as applicable, not reimbursed from proceeds of such Mortgage Loan or Serviced Whole Loan, as applicable, and interest thereon at the Reimbursement Rate in respect of such Mortgage Loan or Serviced Whole Loan, as applicable, and (C) all currently due and unpaid real estate taxes, assessments, insurance premiums, ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan, as the case may be (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable); provided, however, that without limiting the applicable Special Servicer’s obligation to order and obtain such Appraisal or perform such valuation, if the applicable Special Servicer has not obtained an Appraisal or performed such valuation, as applicable, referred to above within sixty (60) days of the Appraisal Reduction Event (or with respect to the Appraisal Reduction Events set forth in clauses (i) and (vi) of the definition of Appraisal Reduction Event, within one hundred twenty (120) days (in the case of clause (i)) or ninety (90) days or one hundred twenty (120) days, as applicable (in case of clause (vi)) after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount shall be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan or Serviced Whole Loan, as applicable, until such time as such appraisal or valuation referred to above is received (together with information reasonably requested by the applicable Special Servicer from the applicable Master Servicer in accordance with Section 4.05 of this Agreement that is in the possession of the applicable Master Servicer and reasonably necessary to calculate the Appraisal Reduction Amount) or performed by the applicable Special Servicer and the Appraisal Reduction Amount is calculated by the applicable Special Servicer as of the first Determination Date that is at least ten (10) Business Days after the later of (a) the applicable Special Servicer’s receipt of such Appraisal or the completion of the valuation and receipt of information from the applicable Master Servicer in the Master Servicer’s possession reasonably necessary to calculate the Appraisal Reduction Amount and (b) the occurrence of such Appraisal Reduction Event. Within sixty (60) days after the Appraisal Reduction Event, the applicable Special Servicer shall order and use reasonable efforts to receive an Appraisal (the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance); provided, further, however, that with respect to an Appraisal Reduction

Event as set forth in clause (i) of the definition of Appraisal Reduction Event, the applicable Special Servicer shall order and use reasonable efforts to receive such Appraisal within the one hundred twenty (120) day period set forth in such clause (i), and with respect to an Appraisal Reduction Event as set forth in clause (vi) of the definition of Appraisal Reduction Event, the applicable Special Servicer shall order and use reasonable efforts to receive such Appraisal within the ninety (90) day period or one hundred twenty (120) day period, as applicable, set forth in such clause (vi); provided, further, however, that in no event shall the applicable Special Servicer be required to obtain any such Appraisal prior to the conclusion of such sixty (60), ninety (90) or one hundred twenty (120) day period, as applicable, and in each case, the related Appraisal shall be promptly delivered in electronic format by the applicable Special Servicer to the applicable Master Servicer, the Operating Advisor and the Directing Certificateholder (but in the case of the Directing Certificateholder, only prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to any Excluded Loan with respect to the Directing Certificateholder), the Certificate Administrator and the Trustee. In connection with any Appraisal Reduction Amount, the applicable Master Servicer shall use reasonable efforts to provide the applicable Special Servicer with the information as set forth in Section 4.05(c) within five (5) Business Days of its receipt of any such request. No Master Servicer shall calculate Appraisal Reduction Amounts.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the existence and identity of the Controlling Class pursuant to Section 4.05(a), the Appraised Value for the related Mortgaged Property determined in connection with clause (b)(i)(A)(1) or clause (b)(i)(A)(2) of the first paragraph of this definition shall be determined on an “as-is” basis.

Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction Amount related to a Mortgage Loan, or the related REO Property will be reduced to zero as of the date on which Mortgage Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust or as otherwise set forth in Section 4.05(d).

Any Appraisal Reduction Amount in respect of a Non-Serviced Whole Loan and allocable to the related Non-Serviced Mortgage Loan shall be calculated by the applicable party under, and in accordance with and pursuant to the terms of, the applicable Non-Serviced PSA and shall constitute an “Appraisal Reduction Amount” under the terms of this Agreement with respect to such Non-Serviced Mortgage Loan and the applicable Master Servicer, the applicable Special Servicer and the Certificate Administrator are entitled to conclusively rely on such calculation.

“Appraisal Reduction Event”: With respect to any Serviced Mortgage Loan, Serviced Companion Loan and Serviced Whole Loan, the earliest of (i) one hundred twenty (120) days after an uncured delinquency (without regard to the application of any Grace Period), other than any uncured delinquency in respect of a Balloon Payment, occurs in respect of such Mortgage Loan, Serviced Companion Loan or Serviced Whole Loan, as applicable, (ii) the date on which a reduction in the amount of Periodic Payments on such Mortgage Loan, Serviced Companion Loan or Serviced Whole Loan, as applicable, or a change in any other material economic term of such Mortgage Loan, Serviced Companion Loan or Serviced Whole Loan, as applicable (other than an extension of the Maturity Date), becomes effective as a result of a modification of such Mortgage Loan, Serviced Companion Loan or Serviced Whole Loan, as applicable, by the applicable Special Servicer, (iii) thirty (30) days after the date on which a receiver has been appointed for the

Mortgaged Property, (iv) thirty (30) days after the date on which a Mortgagor or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time), (v) sixty (60) days after the date on which an involuntary petition of bankruptcy is filed with respect to a Mortgagor if not dismissed within such time, (vi) ninety (90) days after an uncured delinquency occurs in respect of a Balloon Payment with respect to such Mortgage Loan, Serviced Companion Loan or Serviced Whole Loan, as applicable, except where a refinancing or sale is anticipated within one hundred twenty (120) days after the Maturity Date of the Mortgage Loan, Serviced Companion Loan or Serviced Whole Loan, as applicable, in which case one hundred twenty (120) days after such uncured delinquency, and (vii) immediately after such Mortgage Loan, Serviced Companion Loan or Serviced Whole Loan, as applicable, becomes an REO Loan; provided that the thirty (30) day period referenced in clause (iii) and clause (iv) shall not apply if the related Mortgage Loan is a Specially Serviced Loan; provided, further, however, that an Appraisal Reduction Event shall not occur at any time when the aggregate Certificate Balances of all Classes of Subordinate Certificates have been reduced to zero. The applicable Special Servicer shall notify the applicable Master Servicer, the Directing Certificateholder and the Operating Advisor and the Other Servicer and the Other Trustee, if applicable, or the applicable Master Servicer shall notify the applicable Special Servicer and the Operating Advisor and the Other Servicer and the Other Trustee, as applicable, promptly upon such Person having notice or knowledge of the occurrence of any of the foregoing events. The obligation to obtain an Appraisal following the occurrence of an Appraisal Reduction Event shall be subject to the provisions of Section 4.05.

“Appraisal Review Period”: As defined in Section 4.05(b)(ii).

“Appraised Value”: (i) With respect to any Mortgaged Property (other than a Non-Serviced Mortgaged Property or a Mortgaged Property securing an NCB Co-op Mortgage Loan), the appraised value thereof as determined by the most recent Appraisal of the Mortgaged Property securing the related Mortgage Loan, Serviced Whole Loan, or Serviced AB Whole Loan, as applicable, (ii) with respect to each Mortgaged Property securing an NCB Co-op Mortgage Loan (other than the Ansley South Cooperative, Inc. Mortgaged Property), the Appraised Value thereof based upon the most recent Appraisal obtained or conducted, as appropriate, pursuant to this Agreement and determined as if such property were operated as a residential cooperative (such “Appraised Value” generally equals the sum of (x) the gross share value of all cooperative units in such residential cooperative property (generally applying a discount for sponsor or investor held units that are rent-regulated, rent-stabilized or rent-controlled units and in certain instances, for market rate units as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (y) the amount of the underlying debt encumbering such residential cooperative property), (iii) in the case of the Ansley South Cooperative, Inc. Mortgaged Property, the Appraised Value thereof based upon the most recent Appraisal obtained or conducted, as appropriate, pursuant to this Agreement and determined as if such property were operated as a multifamily rental property and (iv) with respect to a Non-Serviced Mortgaged Property, the appraised value allocable thereto, as determined pursuant to the applicable Non-Serviced PSA.

“Appraised-Out Class”: As defined in Section 4.05(b)(i).

“Arbitration Services Provider”: As defined in Section 2.03(n)(i).

“ARD Loan”: Any Mortgage Loan that is identified on the Mortgage Loan Schedule as having an Anticipated Repayment Date and Revised Rate. As of the Closing Date, there are no ARD Loans.

“Asset Representations Reviewer”: Park Bridge Lender Services LLC, a New York limited liability company, and its successors-in-interest and assigns, or any successor asset representations reviewer appointed as herein provided.

“Asset Representations Reviewer Asset Review Fee”: As defined in Section 12.02(b).

“Asset Representations Reviewer Fee”: As defined in Section 12.02(a).

“Asset Representations Reviewer Fee Rate”: As defined in Section 12.02(a).

“Asset Representations Reviewer Termination Event”: As defined in Section 12.05(a).

“Asset Review”: A review of the compliance of each Delinquent Loan with certain representations and warranties of the applicable Mortgage Loan Seller, in accordance with the Asset Review Standard and the procedures set forth on Exhibit PP hereto.

“Asset Review Notice”: As defined in Section 12.01(a).

“Asset Review Quorum”: In connection with any solicitation of votes to authorize an Asset Review as described in Section 12.01(a), the Certificateholders evidencing at least 5% of the aggregate Voting Rights represented by all of the Certificates that have Voting Rights.

“Asset Review Report”: As defined in Section 12.01(b)(viii), a report setting forth the findings and conclusions of an Asset Review substantially in the form attached hereto as Exhibit NN.

“Asset Review Report Summary”: As defined in Section 12.01(b)(viii), a summary report setting forth the conclusions of an Asset Review Report substantially in the form attached hereto as Exhibit OO.

“Asset Review Standard”: The performance by the Asset Representations Reviewer of its duties under this Agreement in good faith subject to the express terms of this Agreement. All determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review shall be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

“Asset Review Trigger”: Any time when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (but excluding any related Companion Loan)) held by the Trust as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (but excluding any related Companion Loan)) held by the Trust as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least fifteen (15) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (but excluding any related Companion Loan)) held by the Trust as of the end of the applicable Collection Period.

“Asset Review Vote Election”: As defined in Section 12.01(a).

“Asset Status Report”: As defined in Section 3.19(d).

“Assignment” and “Assignments”: Each as defined in Section 2.01(c).

“Assignment of Leases”: With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar instrument executed by the Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assignment of Mortgage”: With respect to any Mortgaged Property, an assignment of Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the assignment of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording.

“Assumed Scheduled Payment”: For any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its Balloon Payment or any REO Loan (for purposes of determining or making P&I Advances, only taking into account the portion allocable to any related predecessor Mortgage Loan), an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by the related Mortgage Note or the original amortization schedule of such Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming such Balloon Payment has not become due, after giving effect to any reduction in the principal balance thereof occurring in connection with a modification of such Mortgage Loan in connection with a default or bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of such Mortgage Loan or REO Loan (for purposes of determining P&I Advances, only taking into account the portion allocable to any related predecessor Mortgage Loan) at the applicable Mortgage Rate (net of interest at the Servicing Fee Rate and the related Non-Serviced Primary Servicing Fee Rate, if applicable).

“ASR Consultation Process”: As defined in Section 3.19(d).

“Authenticating Agent”: The Certificate Administrator or any agent of the Certificate Administrator appointed to act as Authenticating Agent pursuant to Section 5.02(a), in each case in its capacity as authenticating agent, or if any successor authenticating agent is appointed pursuant to Section 5.02(a), such successor authenticating agent.

“Available Funds”: With respect to any Distribution Date, an amount equal to the sum of (i) the Non-Retained Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Gain-on-Sale Remittance Amount.

“Balloon Mortgage Loan”: Any Mortgage Loan or Companion Loan that by its original terms or by virtue of any modification entered into as of the Closing Date provides for an amortization schedule for such Mortgage Loan or Companion Loan extending beyond its Maturity Date.

“Balloon Payment”: With respect to any Balloon Mortgage Loan, as of any date of determination, the Periodic Payment payable on the Maturity Date of such Balloon Mortgage Loan.

“BANK 2025-BNK51 PSA”: The pooling and servicing agreement, dated as of December 1, 2025, between Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as general master servicer, Rialto Capital Advisors, LLC, as general special servicer, National Cooperative Bank, N.A., as NCB master servicer and as NCB special servicer, Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer, and Computershare Trust Company, N.A., as certificate administrator and trustee, as from time to time amended, supplemented or modified.

“Bankruptcy Code”: The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

“Base Interest Fraction”: As defined in Section 4.01(h).

“Book-Entry Certificate”: Any Certificate registered in the name of the Depository or its nominee.

“Borrower Party”: A borrower, a Mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate. For the avoidance of doubt, with respect to a Mortgage Loan secured by a residential cooperative property, a Person shall not be considered a “Borrower Party” solely by reason of such Person holding one or more cooperative unit loans that are secured by direct equity interests in the related Mortgagor or owning one or more residential cooperative units comprising the related Mortgaged Property as a result of any foreclosure, transfer in lieu of foreclosure or other exercise of remedies with respect to any such unit loan(s).

“Borrower Party Affiliate”: With respect to a borrower, a Mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other Person controlling or controlled by or under common control with such borrower, Mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other Person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, Mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Borrower-Related Party”: As defined in Section 3.32(a).

“Breach”: With respect to any Mortgage Loan, a breach of any representation or warranty with respect to such Mortgage Loan set forth in Section 4(b) of the related Mortgage Loan Purchase Agreement.

“Business Day”: Any day other than a Saturday, a Sunday or a day on which banking institutions in Delaware, Georgia, Kansas, Pennsylvania, New York, North Carolina, Texas, the District of Columbia or the city and state in which the Corporate Trust Office of the Trustee or the Certificate Administrator, or the principal place of business or principal commercial mortgage loan servicing office of any Master Servicer or Special Servicer is located, or the New York Stock Exchange or the Federal Reserve System of the United States of America are authorized or obligated by law or executive order to remain closed.

“CERCLA”: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate”: Any one of the Depositor’s Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, as executed and delivered by the Certificate Registrar and authenticated and delivered hereunder by the Authenticating Agent. In no event shall the VRR Interest or any portion thereof constitute a “Certificate” for purposes of this Agreement.

“Certificate Administrator”: Computershare Trust Company, National Association, in its capacity as certificate administrator, or if any successor certificate administrator is appointed thereto pursuant to Section 5.08 or any successor certificate administrator appointed hereunder. Computershare Trust Company, National Association shall perform the certificate administrator role through its Corporate Trust Services division, including, as applicable, any agents or affiliates utilized thereby.

“Certificate Administrator Fee”: The fee to be paid to the Certificate Administrator as compensation for the Certificate Administrator’s activities under this Agreement; provided that the Certificate Administrator Fee includes the Trustee Fee, and the Certificate Administrator shall pay the Trustee Fee to the Trustee.

“Certificate Administrator Fee Rate”: The Certificate Administrator Fee shall be equal to the product of the rate equal to 0.01257% per annum and the Stated Principal Balance of the related Mortgage Loan (calculated in the same manner as interest is calculated on the related Mortgage Loan) or REO Loan (other than the portion of an REO Loan related to any Companion Loan) as of the preceding Distribution Date. The Certificate Administrator Fee includes the Trustee Fee.

“Certificate Administrator’s Website”: The Certificate Administrator’s Internet website, which shall initially be located at “www.ctslink.com”.

“Certificate Balance”: With respect to any Class of Principal Balance Certificates or Exchangeable Upper-Tier Regular Interest, (i) on or prior to the first Distribution Date, an amount equal to the Original Certificate Balance of such Class of Principal Balance Certificates or Exchangeable Upper-Tier Regular Interest and (ii) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class of Principal Balance Certificates or Exchangeable Upper-Tier Regular Interest on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii)). Each Class of Class A-4 Exchangeable Certificates, Class A-5 Exchangeable Certificates, Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and Class C Exchangeable Certificates shall have a Certificate Balance or Notional Amount equal to its Class Percentage Interest multiplied by the Certificate Balance of the Class A-4 Upper-Tier Regular Interest, Class A-5 Upper-Tier Regular Interest, Class A-S Upper-Tier Regular Interest, Class B Upper-Tier Regular Interest or Class C Upper-Tier Regular Interest, respectively.

“Certificate Factor”: With respect to any Class of Certificates (other than the Class R and Class V Certificates), as of any date of determination, a fraction, expressed as a decimal carried to at least eight (8) places, the numerator of which is the then-related Certificate Balance or Notional Amount, and the denominator of which is the related Original Certificate Balance.

“Certificate Owner”: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

“Certificate Register” and “Certificate Registrar”: The register maintained and registrar appointed pursuant to Section 5.03(a).

“Certificateholder” or “Holder”: The Person in whose name a Certificate is registered in the Certificate Register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to this Agreement, any Certificate registered in the name of or beneficially owned by any Master Servicer, any Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate Administrator, the Depositor, any Mortgage Loan Seller, a Mortgagor, a Borrower Party or any Affiliate of any of such Persons shall be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class Certificates owned by an Excluded Controlling Class Holder shall be deemed not to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class Certificates owned by a Special Servicer or an Affiliate thereof shall be deemed not to be outstanding as to such Special Servicer or such Affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions shall not apply in the case of any Master Servicer, any Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate Administrator, the Depositor, any Mortgage Loan Seller or any Affiliate of any of such Persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities hereunder or waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any Mortgage Loan Seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to a Master Servicer or a Special Servicer, as applicable, such Master Servicer and such Special Servicer or any such Affiliate thereof shall be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities hereunder; and provided, further, that such restrictions shall not apply to (i) the exercise of any Special Servicer’s, any Master Servicer’s or any Mortgage Loan Seller’s rights, if any, or any of their Affiliates as a member of the Controlling Class or (ii) any Affiliate of the Depositor, any Master Servicer, any Special Servicer, the Trustee or the Certificate Administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the Depositor, such Master Servicer, such Special Servicer, the Trustee or the Certificate Administrator, as applicable. The Trustee and the Certificate Administrator shall each be entitled to request and rely upon a certificate of any Master Servicer, any Special Servicer or the Depositor in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to “Holders” or “Certificateholders” shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a “Holder” or “Certificateholder” only the Person in whose name a Certificate is registered in the Certificate Register. The Trustee shall be the Holder of the Lower-Tier Regular Interests for the benefit of the Certificateholders and the VRR Interest Owners.

“Certificateholder Quorum”: The Holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the Asset Representations Reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the Certificates) of all Principal Balance Certificates on an aggregate basis.

“Certificateholder Repurchase Request”: As defined in Section 2.03(k)(i).

“Certification Parties”: As defined in Section 11.06.

“Certification Party”: Any one of the Certification Parties.

“Certifying Person”: As defined in Section 11.06.

“Certifying Servicer”: As defined in Section 11.09.

“Class”: With respect to any Certificates, all of the Certificates bearing the same alphanumeric Class designation. Each designated Lower-Tier Regular Interest (other than the LRI Uncertificated Interest) shall be a Class. Each Exchangeable Upper-Tier Regular Interest shall be a Class.

“Class A Certificate”: Any Class A-1 or Class A-SB Certificate or Class A-4 or Class A-5 Exchangeable Certificate.

“Class A-1 Certificate”: A Certificate designated as “Class A-1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-1 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 4.84500%.

“Class A-4 Certificate”: A Certificate designated as “Class A-4” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-4 Exchangeable Certificate”: Any of the Class A-4, Class A-4-1, Class A-4-2, Class A-4-X1 and Class A-4-X2 Certificates.

“Class A-4 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 5.29900%.

“Class A-4 Upper-Tier Regular Interest”, “Class A-4-X1 Upper-Tier Regular Interest” and “Class A-4-X2 Upper-Tier Regular Interest”: Each, an uncertificated regular interest in the Upper-Tier REMIC which is issued by the Upper-Tier REMIC, held as an asset of the Grantor Trust and has the initial Pass-Through Rate and Original Certificate Balance or Original Notional Amount set forth in the Preliminary Statement hereto.

“Class A-4 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the Class A-4 Pass-Through Rate minus 1.00000%.

“Class A-4-1 Certificate”: A Certificate designated as “Class A-4-1” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-4-1 Pass-Through Rate”: With respect to any Distribution Date, the sum of the Class A-4 UT Pass-Through Rate and the Class A-4-X2 UT Pass-Through Rate for such Distribution Date.

“Class A-4-2 Certificate”: A Certificate designated as “Class A-4-2” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-4-2 Pass-Through Rate”: With respect to any Distribution Date, the Class A-4 UT Pass-Through Rate for such Distribution Date.

“Class A-4-X1 Certificate”: A Certificate designated as “Class A-4-X1” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-4-X1 Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-4-1 Certificates.

“Class A-4-X1 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.50000%.

“Class A-4-X1 UT Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-4 Upper-Tier Regular Interest.

“Class A-4-X1 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.50000%.

“Class A-4-X2 Certificate”: A Certificate designated as “Class A-4-X2” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-4-X2 Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-4-2 Certificates.

“Class A-4-X2 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.00000%.

“Class A-4-X2 UT Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-4 Upper-Tier Regular Interest.

“Class A-4-X2 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.50000%.

“Class A-5 Certificate”: A Certificate designated as “Class A-5” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-5 Exchangeable Certificate”: Any of the Class A-5, Class A-5-1, Class A-5-2, Class A-5-X1 and Class A-5-X2 Certificates.

“Class A-5 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 5.58600%.

“Class A-5 Upper-Tier Regular Interest”, “Class A-5-X1 Upper-Tier Regular Interest” and “Class A-5-X2 Upper-Tier Regular Interest”: Each, an uncertificated regular interest in the Upper-Tier REMIC which is issued by the Upper-Tier REMIC, held as an asset of the Grantor Trust and has the initial Pass-Through Rate and Original Certificate Balance or Original Notional Amount set forth in the Preliminary Statement hereto.

“Class A-5 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the Class A-5 Pass-Through Rate minus 1.00000%.

“Class A-5-1 Certificate”: A Certificate designated as “Class A-5-1” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-5-1 Pass-Through Rate”: With respect to any Distribution Date, the sum of the Class A-5 UT Pass-Through Rate and the Class A-5-X2 UT Pass-Through Rate for such Distribution Date.

“Class A-5-2 Certificate”: A Certificate designated as “Class A-5-2” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-5-2 Pass-Through Rate”: With respect to any Distribution Date, the Class A-5 UT Pass-Through Rate for such Distribution Date.

“Class A-5-X1 Certificate”: A Certificate designated as “Class A-5-X1” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-5-X1 Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-5-1 Certificates.

“Class A-5-X1 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.50000%.

“Class A-5-X1 UT Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-5 Upper-Tier Regular Interest.

“Class A-5-X1 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.50000%.

“Class A-5-X2 Certificate”: A Certificate designated as “Class A-5-X2” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-5-X2 Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-5-2 Certificates.

“Class A-5-X2 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.00000%.

“Class A-5-X2 UT Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-5 Upper-Tier Regular Interest.

“Class A-5-X2 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.50000%.

“Class A-S Certificate”: A Certificate designated as “Class A-S” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-S Exchangeable Certificate”: Any of the Class A-S, Class A-S-1, Class A-S-2, Class A-S-X1 and Class A-S-X2 Certificates.

“Class A-S Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the lesser of (i) the Weighted Average Net Mortgage Rate for such Distribution Date and (ii) 5.83900%.

“Class A-S Upper-Tier Regular Interest”, “Class A-S-X1 Upper-Tier Regular Interest” and “Class A-S-X2 Upper-Tier Regular Interest”: Each, an uncertificated regular interest in the Upper-Tier REMIC which is issued by the Upper-Tier REMIC, held as an asset of the Grantor Trust and has the initial Pass-Through Rate and Original Certificate Balance or Original Notional Amount set forth in the Preliminary Statement hereto.

“Class A-S UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the Class A-S Pass-Through Rate minus 1.00000%.

“Class A-S-1 Certificate”: A Certificate designated as “Class A-S-1” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-S-1 Pass-Through Rate”: With respect to any Distribution Date, the sum of the Class A-S UT Pass-Through Rate and the Class A-S-X2 UT Pass-Through Rate for such Distribution Date.

“Class A-S-2 Certificate”: A Certificate designated as “Class A-S-2” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-S-2 Pass-Through Rate”: With respect to any Distribution Date, the Class A-S UT Pass-Through Rate for such Distribution Date.

“Class A-S-X1 Certificate”: A Certificate designated as “Class A-S-X1” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-S-X1 Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-S-1 Certificates.

“Class A-S-X1 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.50000%.

“Class A-S-X1 UT Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-S Upper-Tier Regular Interest.

“Class A-S-X1 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.50000%.

“Class A-S-X2 Certificate”: A Certificate designated as “Class A-S-X2” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-S-X2 Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-S-2 Certificates.

“Class A-S-X2 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.00000%.

“Class A-S-X2 UT Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-S Upper-Tier Regular Interest.

“Class A-S-X2 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.50000%.

“Class A-SB Certificate”: A Certificate designated as “Class A-SB” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-SB Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 5.57800%.

“Class A-SB Planned Principal Balance”: With respect to any Distribution Date, the planned principal amount for such Distribution Date specified in Schedule 2 hereto relating to the Class A-SB Certificates.

“Class B Certificate”: A Certificate designated as “Class B” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class B Exchangeable Certificate”: Any of the Class B, Class B-1, Class B-2, Class B-X1 and Class B-X2 Certificates.

“Class B Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the lesser of (i) the Weighted Average Net Mortgage Rate for such Distribution Date and (ii) 6.03900%.

“Class B Upper-Tier Regular Interest”, “Class B-X1 Upper-Tier Regular Interest” and “Class B-X2 Upper-Tier Regular Interest”: Each, an uncertificated regular interest in the Upper-Tier REMIC which is issued by the Upper-Tier REMIC, held as an asset of the Grantor Trust and has the initial Pass-Through Rate and Original Certificate Balance or Original Notional Amount set forth in the Preliminary Statement hereto.

“Class B UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the Class B Pass-Through Rate minus 1.00000%.

“Class B-1 Certificate”: A Certificate designated as “Class B-1” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class B-1 Pass-Through Rate”: With respect to any Distribution Date, the sum of the Class B UT Pass-Through Rate and the Class B-X2 UT Pass-Through Rate for such Distribution Date.

“Class B-2 Certificate”: A Certificate designated as “Class B-2” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class B-2 Pass-Through Rate”: With respect to any Distribution Date, the Class B UT Pass-Through Rate for such Distribution Date.

“Class B-X1 Certificate”: A Certificate designated as “Class B-X1” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class B-X1 Notional Amount”: As of any date of determination, the Certificate Balance of the Class B-1 Certificates.

“Class B-X1 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.50000%.

“Class B-X1 UT Notional Amount”: As of any date of determination, the Certificate Balance of the Class B Upper-Tier Regular Interest.

“Class B-X1 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.50000%.

“Class B-X2 Certificate”: A Certificate designated as “Class B-X2” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class B-X2 Notional Amount”: As of any date of determination, the Certificate Balance of the Class B-2 Certificates.

“Class B-X2 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.00000%.

“Class B-X2 UT Notional Amount”: As of any date of determination, the Certificate Balance of the Class B Upper-Tier Regular Interest.

“Class B-X2 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.50000%.

“Class C Certificate”: A Certificate designated as “Class C” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class C Exchangeable Certificate”: Any of the Class C, Class C-1, Class C-2, Class C-X1 and Class C-X2 Certificates.

“Class C Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to (i) the Weighted Average Net Mortgage Rate for such Distribution Date minus (ii) 0.09700%, but in any case, not less than 0.00000%.

“Class C Upper-Tier Regular Interest”, “Class C-X1 Upper-Tier Regular Interest” and “Class C-X2 Upper-Tier Regular Interest”: Each, an uncertificated regular interest in the Upper-Tier REMIC which is issued by the Upper-Tier REMIC, held as an asset of the Grantor Trust and has the initial Pass-Through Rate and Original Certificate Balance or Original Notional Amount set forth in the Preliminary Statement hereto.

“Class C UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the Class C Pass-Through Rate minus 1.00000%.

“Class C-1 Certificate”: A Certificate designated as “Class C-1” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class C-1 Pass-Through Rate”: With respect to any Distribution Date, the sum of the Class C UT Pass-Through Rate and the Class C-X2 UT Pass-Through Rate for such Distribution Date.

“Class C-2 Certificate”: A Certificate designated as “Class C-2” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class C-2 Pass-Through Rate”: With respect to any Distribution Date, the Class C UT Pass-Through Rate for such Distribution Date.

“Class C-X1 Certificate”: A Certificate designated as “Class C-X1” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class C-X1 Notional Amount”: As of any date of determination, the Certificate Balance of the Class C-1 Certificates.

“Class C-X1 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.50000%.

“Class C-X1 UT Notional Amount”: As of any date of determination, the Certificate Balance of the Class C Upper-Tier Regular Interest.

“Class C-X1 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.50000%.

“Class C-X2 Certificate”: A Certificate designated as “Class C-X2” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class C-X2 Notional Amount”: As of any date of determination, the Certificate Balance of the Class C-2 Certificates.

“Class C-X2 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.00000%.

“Class C-X2 UT Notional Amount”: As of any date of determination, the Certificate Balance of the Class C Upper-Tier Regular Interest.

“Class C-X2 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.50000%.

“Class D Certificate”: A Certificate designated as “Class D” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class D Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 4.50000%.

“Class E Certificate”: A Certificate designated as “Class E” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class E Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to (i) the Weighted Average Net Mortgage Rate for such Distribution Date minus (ii) 2.70000%, but in any case, not less than 0.00000%.

“Class F Certificate”: A Certificate designated as “Class F” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class F Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to (i) the Weighted Average Net Mortgage Rate for such Distribution Date minus (ii) 2.70000%, but in any case, not less than 0.00000%.

“Class G Certificate”: A Certificate designated as “Class G” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class G Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to (i) the Weighted Average Net Mortgage Rate for such Distribution Date minus (ii) 2.70000%, but in any case, not less than 0.00000%.

“Class LA1 Uncertificated Interest”, “Class LASB Uncertificated Interest”, “Class LA4 Uncertificated Interest”, “Class LA5 Uncertificated Interest”, “Class LAS

Uncertificated Interest”, “Class LB Uncertificated Interest”, “Class LC Uncertificated Interest”, “Class LD Uncertificated Interest”, “Class LE Uncertificated Interest”, “Class LF Uncertificated Interest”, “Class LG Uncertificated Interest”, “Class LRR Uncertificated Interest” and “LRI Uncertificated Interest”: Each, an uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LR Interest”: The uncertificated residual interest in the Lower-Tier REMIC, represented by the Class R Certificates.

“Class Percentage Interest”: With respect to each Class of Exchangeable Certificates and each Corresponding Exchangeable Upper-Tier Regular Interest, (x) the Certificate Balance (or, if such class has an “X” suffix, Notional Amount) of such Class of Certificates, divided by (y) the Certificate Balance of the Class A-4 Upper-Tier Regular Interest (if such Class of Exchangeable Certificates has an “A-4” designation), the Certificate Balance of the Class A-5 Upper-Tier Regular Interest (if such Class of Exchangeable Certificates has an “A-5” designation), the Certificate Balance of the Class A-S Upper-Tier Regular Interest (if such Class of Exchangeable Certificates has an “A-S” designation), the Certificate Balance of the Class B Upper-Tier Regular Interest (if such Class of Exchangeable Certificates has a “B” designation) or the Certificate Balance of the Class C Upper-Tier Regular Interest (if such Class of Exchangeable Certificates has a “C” designation).

The initial Class Percentage Interest of each Class of Exchangeable Certificates in each of the Corresponding Exchangeable Upper-Tier Regular Interests is set forth below:

Class of Exchangeable Certificates	Class Percentage Interest in the Class A-4 Upper-Tier Regular Interest	Class Percentage Interest in the Class A-4-X1 Upper-Tier Regular Interest	Class Percentage Interest in the Class A-4-X2 Upper-Tier Regular Interest
Class A-4 Certificates	100%	100%	100%
Class A-4-1 Certificates	0%	N/A	0%
Class A-4-2 Certificates	0%	N/A	N/A
Class A-4-X1 Certificates	N/A	0%	N/A
Class A-4-X2 Certificates	N/A	0%	0%
Class of Exchangeable Certificates	Class Percentage Interest in the Class A-5 Upper-Tier Regular Interest	Class Percentage Interest in the Class A-5-X1 Upper-Tier Regular Interest	Class Percentage Interest in the Class A-5-X2 Upper-Tier Regular Interest
Class A-5 Certificates	100%	100%	100%
Class A-5-1 Certificates	0%	N/A	0%
Class A-5-2 Certificates	0%	N/A	N/A
Class A-5-X1 Certificates	N/A	0%	N/A
Class A-5-X2 Certificates	N/A	0%	0%
Class of Exchangeable Certificates	Class Percentage Interest in the Class A-S Upper-Tier Regular Interest	Class Percentage Interest in the Class A-S-X1 Upper-Tier Regular Interest	Class Percentage Interest in the Class A-S-X2 Upper-Tier Regular Interest
Class A-S Certificates	100%	100%	100%

Class A-S-1 Certificates	0%	N/A	0%
Class A-S-2 Certificates	0%	N/A	N/A
Class A-S-X1 Certificates	N/A	0%	N/A
Class A-S-X2 Certificates	N/A	0%	0%
Class of Exchangeable Certificates	Class Percentage Interest in the Class B Upper-Tier Regular Interest	Class Percentage Interest in the Class B-X1 Upper-Tier Regular Interest	Class Percentage Interest in the Class B-X2 Upper-Tier Regular Interest
Class B Certificates	100%	100%	100%
Class B-1 Certificates	0%	N/A	0%
Class B-2 Certificates	0%	N/A	N/A
Class B-X1 Certificates	N/A	0%	N/A
Class B-X2 Certificates	N/A	0%	0%
Class of Exchangeable Certificates	Class Percentage Interest in the Class C Upper-Tier Regular Interest	Class Percentage Interest in the Class C-X1 Upper-Tier Regular Interest	Class Percentage Interest in the Class C-X2 Upper-Tier Regular Interest
Class C Certificates	100%	100%	100%
Class C-1 Certificates	0%	N/A	0%
Class C-2 Certificates	0%	N/A	N/A
Class C-X1 Certificates	N/A	0%	N/A
Class C-X2 Certificates	N/A	0%	0%

“Class R Certificate”: A Certificate designated as “Class R” on the face thereof in the form of Exhibit A-3 hereto, and evidencing the sole class of “residual interests” in each Trust REMIC for purposes of the REMIC Provisions.

“Class RR Certificates”: A certificate (or all certificates, as the context may require) designated as “Class RR” on the face thereof, in the form of Exhibit A-5 hereto, and evidencing (i) a beneficial interest in a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and (ii) beneficial ownership of a portion of the Class VRR Interest Specific Grantor Trust Assets.

“Class RR Owner”: As defined in Section 4.01(l).

“Class UR Interest”: The uncertificated residual interest in the Upper-Tier REMIC, represented by the Class R Certificates.

“Class V Certificate”: A Certificate designated as “Class V” on the face thereof in substantially the form set forth in Exhibit A-4 and designated as a Class V Certificate, and evidencing undivided beneficial ownership of the Class V Specific Grantor Trust Assets.

“Class V Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of a portion of any Excess Interest equal to the product of (A) the Non-Retained Percentage and (B) the aggregate amount of Excess Interest received on or prior to the related Determination Date, related amounts in the Excess Interest Distribution Account and the proceeds thereof, beneficial ownership of which is represented by the Class V Certificates.

“Class X Certificates”: The Class X-A, Class X-B, Class X-D, Class X-E, Class X-F or Class X-G Certificates, as the context may require.

“Class X-A Certificate”: A Certificate designated as “Class X-A” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-A Notional Amount”: As of any date of determination, the aggregate of the Certificate Balances of the Class A-1 and Class A-SB Certificates and the Class A-4 and Class A-5 Upper-Tier Regular Interests.

“Class X-A Pass-Through Rate”: The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1 and Class A-SB Certificates and the Class A-4, Class A-4-X1, Class A-4-X2, Class A-5, Class A-5-X1 and Class A-5-X2 Upper-Tier Regular Interests for such Distribution Date, weighted on the basis of their respective Certificate Balances or Notional Amounts immediately prior to the Distribution Date (but excluding the Notional Amounts of any Exchangeable Upper-Tier IO Regular Interests from the denominator of such weighted average calculation). The Pass-Through Rate applicable to the Class X-A Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class X-B Certificate”: A Certificate designated as “Class X-B” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-B Notional Amount”: As of any date of determination, the aggregate of the Certificate Balances of the Class A-S Upper-Tier Regular Interest, the Class B Upper-Tier Regular Interest and the Class C Upper-Tier Regular Interest.

“Class X-B Pass-Through Rate”: The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates of the Class A-S, Class A-S-X1, Class A-S-X2, Class B, Class B-X1, Class B-X2, Class C, Class C-X1 and Class C-X2 Upper-Tier Regular Interests for such Distribution Date, weighted on the basis of their respective aggregate Certificate Balances or Notional Amounts immediately prior to the Distribution Date (but excluding the Notional Amounts of any Exchangeable Upper-Tier IO Regular Interests in the denominator of such weighted average calculation). The Pass-Through Rate applicable to the Class X-B Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class X-D Certificate”: A Certificate designated as “Class X-D” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-D Notional Amount”: As of any date of determination, the Certificate Balance of the Class D Certificates.

“Class X-D Pass-Through Rate”: The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the Pass-Through Rate of the Class D Certificates for such Distribution Date. The Pass-Through Rate applicable to the Class X-D Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class X-E Certificate”: A Certificate designated as “Class X-E” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-E Notional Amount”: As of any date of determination, the Certificate Balance of the Class E Certificates.

“Class X-E Pass-Through Rate”: The Pass-Through Rate for the Class X-E Certificates for any Distribution Date will equal the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the Pass-Through Rate of the Class E Certificates for such Distribution Date. The Pass-Through Rate applicable to the Class X-E Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class X-F Certificate”: A Certificate designated as “Class X-F” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-F Notional Amount”: As of any date of determination, the Certificate Balance of the Class F Certificates.

“Class X-F Pass-Through Rate”: The Pass-Through Rate for the Class X-F Certificates for any Distribution Date will equal the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the Pass-Through Rate of the Class F Certificates for such Distribution Date. The Pass-Through Rate applicable to the Class X-F Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class X-G Certificate”: A Certificate designated as “Class X-G” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-G Notional Amount”: As of any date of determination, the Certificate Balance of the Class G Certificates.

“Class X-G Pass-Through Rate”: The Pass-Through Rate for the Class X-G Certificates for any Distribution Date will equal the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the Pass-Through Rate of the Class G Certificates for such Distribution Date. The Pass-Through Rate applicable to the Class X-G Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act. The initial Clearing Agency shall be DTC.

“Clearstream”: Clearstream Banking, Luxembourg or any successor thereto.

“Closing Date”: July 7, 2026.

“CMBS”: Commercial mortgage-backed securities.

“Code”: The Internal Revenue Code of 1986, as amended from time to time, and applicable final or temporary regulations of the U.S. Department of the Treasury issued pursuant thereto.

“Collateral Deficiency Amount”: With respect to any AB Modified Loan as of any date of determination, shall be an amount, calculated by the applicable Special Servicer (other than with respect to any Non-Serviced Mortgage Loan) or the applicable Master Servicer (with respect to any Non-Serviced Mortgage Loan) equal to the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value (or in the calculation of any related Appraisal Reduction Amount) and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related Mortgagor at the time the Mortgage Loan became (and as part of the modification related thereto) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the applicable Master Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y) and solely to the extent not reflected or taken into account in the calculation of any related Appraisal Reduction Amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related Appraisal Reduction Amounts. The applicable Master Servicer (other than with respect to Non-Serviced Mortgage Loans), the Operating Advisor (unless a Control Termination Event has occurred and is continuing and the applicable Special Servicer has calculated any such Collateral Deficiency Amount) and the Certificate Administrator shall be entitled to conclusively rely on the applicable Special Servicer’s calculation or determination of any Collateral Deficiency Amount with respect to any Serviced Mortgage Loan. The Special Servicer, the Operating Advisor and the Certificate Administrator shall be entitled to conclusively rely on the applicable Master Servicer’s calculations of any Collateral Deficiency Amount with respect to Non-Serviced Mortgage Loans.

With respect to any Collateral Deficiency Amount calculated for purposes of determining the existence and identity of the Controlling Class pursuant to Section 4.05(a), the Appraised Value for the related Mortgaged Property determined in connection with this definition shall be determined on an “as-is” basis. The Master Servicers (other than with respect to Non-Serviced Mortgage Loans) shall not calculate any Collateral Deficiency Amount.

“Collection Account”: A segregated custodial account or accounts created and maintained by each Master Servicer pursuant to Section 3.04(a) for the benefit of the Trustee for the benefit of the Certificateholders and the VRR Interest Owners, which, with respect to the General Master Servicer, shall be entitled “Trimont LLC, as General Master Servicer, for the benefit of Deutsche Bank National Trust Company, as Trustee, for the benefit of the registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, and the related VRR Interest Owners, Collection Account” and, with respect to the NCB Master Servicer, shall be entitled “National Cooperative Bank, N.A., as NCB Master Servicer, for the benefit of Deutsche Bank National Trust Company, as Trustee, for the benefit of the registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, and the related VRR Interest Owners, Collection Account”. Any such account or accounts shall be an Eligible Account. Subject to the related Intercreditor Agreement and taking into account that each Companion Loan is subordinate or pari passu, as applicable, to the related Serviced Mortgage Loan to the extent set forth in the related Intercreditor Agreement, the subaccount described in the second paragraph of Section 3.04(b) that is part of the applicable Collection Account shall be for the benefit of the related Serviced Companion Noteholders, to the extent funds on deposit in such subaccount are attributed to such Companion Loans and shall not be an asset of the Trust, any Trust REMIC or the Grantor Trust.

“Collection Period”: With respect to any Distribution Date and any Mortgage Loan (including any Companion Loan), the period beginning with the day after the Determination Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, commencing immediately following the Cut-off Date) and ending with the Determination Date occurring in the month in which such Distribution Date occurs.

“Commission”: The Securities and Exchange Commission.

“Companion Distribution Account”: With respect to any Serviced Companion Loan, the separate account created and maintained by the Companion Paying Agent pursuant to Section 3.04(b) and held on behalf of the Serviced Companion Noteholders, which shall be entitled “Trimont LLC, as Companion Paying Agent, for the benefit of the Serviced Companion Noteholders of the Serviced Companion Loans, relating to the BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, Companion Distribution Account”. The Companion Distribution Account shall not be an asset of the Trust, any Trust REMIC or the Grantor Trust, but instead shall be held by the Companion Paying Agent on behalf of the Serviced Companion Noteholders. Any such account shall be an Eligible Account. Notwithstanding the foregoing, if the General Master Servicer and the Companion Paying Agent are the same entity, the Companion Distribution Account may be the subaccount referenced in the second paragraph of Section 3.04(b).

“Companion Holders”: Each of the holders of record of any Companion Loan.

“Companion Loan(s)”: Any Pari Passu Companion Loan and any AB Subordinate Companion Loan.

“Companion Loan Rating Agency”: Any NRSRO rating any class of Serviced Pari Passu Companion Loan Securities.

“Companion Paying Agent”: With respect to the Serviced Companion Loans, if any, the General Master Servicer in its role as Companion Paying Agent appointed pursuant to Section 3.27.

“Compensating Interest Payments”: With respect to each Master Servicer, an aggregate amount as of any Distribution Date equal to the lesser of (i) the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than Non-Serviced Mortgage Loans) for which such Master Servicer is acting as Master Servicer and any related Serviced Pari Passu Companion Loans (in each case other than any Specially Serviced Loan or any Mortgage Loan or related Serviced Pari Passu Companion Loan on which the applicable Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date and (ii) the aggregate of (A) that portion of such Master Servicer’s Servicing Fees for such Distribution Date that is, in the case of each Serviced Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan (excluding any portion thereof related to an AB Subordinate Companion Loan) for which such Master Servicer is acting as Master Servicer for which Servicing Fees are being paid to such Master Servicer in such Collection Period, calculated at a rate of 0.00125% per annum, (B) all Prepayment Interest Excesses received by such Master Servicer during such Collection Period with respect to the Serviced Mortgage Loans (and any related Serviced Pari Passu Companion Loan (so long as a Serviced Whole Loan is serviced hereunder)) for which such Master Servicer is acting as Master Servicer subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to such Master Servicer for such Collection Period received by such Master Servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) for which such Master Servicer is acting as Master Servicer or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders or the VRR Interest Owners to the offset of the aggregate Prepayment Interest Shortfalls be cumulative. However, if a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the applicable Master Servicer’s allowing the related Mortgagor to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding Principal Prepayments (other than (V) a Non-Serviced Mortgage Loan, (W) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (X) pursuant to applicable law or a court order or otherwise in such circumstances where the applicable Master Servicer is required to accept such Principal Prepayment in accordance with the Servicing Standard, (Y)(i) at the request or with the consent of the applicable Special Servicer or, (ii) for so long as no Control Termination Event has occurred and is continuing and, other than with respect to an Excluded Loan as to the Directing Certificateholder or the Holder of the majority of the Controlling Class, at the request or with the consent of the Directing Certificateholder, or (Z) in connection with the payment of any Insurance and Condemnation Proceeds), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, such Master Servicer shall pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan, otherwise described in clause (i) above in connection with such Prohibited Prepayments. No Master Servicer shall be required to make any Compensating Interest Payment as a result of any prepayments on Mortgage Loans or Companion Loans for which it does not act as Master Servicer or on any AB Subordinate Companion Loan.

For the avoidance of doubt, Compensating Interest Payments with respect to any Serviced Whole Loan shall be allocated among the related Mortgage Loan and any related Serviced

Pari Passu Companion Loans in accordance with their respective interest entitlements under the related Intercreditor Agreement, and the applicable Master Servicer shall pay the portion of such Compensating Interest Payments allocable to any related Serviced Pari Passu Companion Loan to the related Companion Holder (or, if such Serviced Companion Loan is included in another securitization, the related other Master Servicer).

“Component”: Each of the components of a Componentized Loan.

“Componentized Loan”: Any Mortgage Loan that has been divided into more than one Component under the related loan agreement for purposes of calculating interest and other amounts payable under such Mortgage Loan. As of the Closing Date, there are no Componentized Loans.

“Consultation Termination Event”: With respect to any Mortgage Loan, any date at which no Class of Control Eligible Certificates exists where such Class’s aggregate Certificate Balance is at least equal to 25% of the Original Certificate Balance of that Class, in each case without regard to the application of any Allocated Cumulative Appraisal Reduction Amounts; provided, that no Consultation Termination Event may occur with respect to a Loan-Specific Directing Certificateholder related to a Servicing Shift Whole Loan and the term “Consultation Termination Event” shall not be applicable to a Loan-Specific Directing Certificateholder related to such Servicing Shift Whole Loan; provided, further, that a Consultation Termination Event shall be deemed not continuing in the event that the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans.

“Consumer Price Index for All Urban Consumers”: The “Consumer Price Index for All Urban Consumers” as published by the U.S. Department of Labor.

“Control Eligible Certificates”: Any of the Class F and Class G Certificates.

“Control Termination Event”: With respect to any Mortgage Loan, the occurrence of the Certificate Balance of the Class F Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Class in accordance with Section 4.05(a)) being reduced to less than 25% of the Original Certificate Balance of such Class; provided, that no Control Termination Event may occur with respect to a Loan-Specific Directing Certificateholder related to a Servicing Shift Whole Loan and the term “Control Termination Event” shall not be applicable to a Loan-Specific Directing Certificateholder related to such Servicing Shift Whole Loan; provided, further, that a Control Termination Event shall be deemed not continuing in the event that the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans.

“Controlling Class”: As of any date of determination, the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such Class in accordance with Section 4.05(a), at least equal to 25% of the Original Certificate Balance of that Class; provided, that if at any time the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the Controlling Class shall be the most subordinate Class among the Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Allocated Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class G Certificates. The Control Eligible Certificates shall not include the VRR Interest and the VRR Interest shall not be permitted to be a Controlling Class.

“Controlling Class Certificateholders”: Each Holder (or Certificate Owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Registrar, from time to time, upon request by any party hereto. The Depositor, the Trustee, any Master Servicer, any Special Servicer or the Operating Advisor may from time to time request (the cost of which being an expense of the Trust) that the Certificate Administrator provide a list of the Holders (or Certificate Owners, if applicable) of the Controlling Class and the Certificate Administrator shall promptly provide such list without charge to such Depositor, Trustee, Master Servicer, Operating Advisor or Special Servicer, as applicable. The Trustee, each applicable Master Servicer, each applicable Special Servicer and the Operating Advisor shall be entitled to rely on any such list so provided.

“Conveyed Property”: As defined in Section 2.01(a).

“Corporate Trust Office”: The principal corporate trust office of the Trustee and the Certificate Administrator at which at any particular time its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located (i) with respect to Certificate and VRR Interest transfers and surrenders, at Computershare Trust Company, National Association, 1505 Energy Park Drive, St. Paul, Minnesota 55108, Attention: Certificate Transfer Services – BANK 2026-BNK52; (ii) with respect to the Trustee at Deutsche Bank National Trust Company, 1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attention: Trust Administration – BANK 2026-BNK52; and (iii) for all other purposes, to the Certificate Administrator at Computershare Trust Company, National Association, 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Services (CMBS), BANK 2026-BNK52.

“Corrected Loan”: Any Specially Serviced Loan that has become current and remained current for three (3) consecutive Periodic Payments (for such purposes taking into account any modification or amendment of the related Mortgage Loan or Companion Loan, as applicable, whether by a consensual modification or in connection with a bankruptcy, insolvency or similar proceeding involving the Mortgagor), and (provided that no other Servicing Transfer Event has occurred with respect to such Mortgage Loan or Companion Loan during such preceding three (3) months, no additional event of default is foreseeable in the reasonable judgment of the applicable Special Servicer and no other event or circumstance exists that causes such Mortgage Loan or Companion Loan, as applicable, to otherwise constitute a Specially Serviced Loan) the servicing of which the applicable Special Servicer has returned to the applicable Master Servicer pursuant to Section 3.19(a).

“Corresponding Exchangeable Upper-Tier Regular Interests”: With respect to each Class of Exchangeable Certificates, the Exchangeable Upper-Tier Regular Interests set forth next to it in the table below.

Class of Exchangeable Certificates	Corresponding Exchangeable Upper-Tier Regular Interests
Class A-4	Class A-4, Class A-4-X1, Class A-4-X2
Class A-4-1	Class A-4, Class A-4-X2
Class A-4-2	Class A-4
Class A-4-X1	Class A-4-X1
Class A-4-X2	Class A-4-X1, Class A-4-X2
Class A-5	Class A-5, Class A-5-X1, Class A-5-X2
Class A-5-1	Class A-5, Class A-5-X2
Class A-5-2	Class A-5
Class A-5-X1	Class A-5-X1
Class A-5-X2	Class A-5-X1, Class A-5-X2
Class A-S	Class A-S, Class A-S-X1, Class A-S-X2
Class A-S-1	Class A-S, Class A-S-X2
Class A-S-2	Class A-S
Class A-S-X1	Class A-S-X1
Class A-S-X2	Class A-S-X1, Class A-S-X2
Class B	Class B, Class B-X1, Class B-X2
Class B-1	Class B, Class B-X2
Class B-2	Class B
Class B-X1	Class B-X1
Class B-X2	Class B-X1, Class B-X2
Class C	Class C, Class C-X1, Class C-X2
Class C-1	Class C, Class C-X2
Class C-2	Class C
Class C-X1	Class C-X1
Class C-X2	Class C-X1, Class C-X2

“CREFC®”: The Commercial Real Estate Finance Council®, or any successor organization reasonably acceptable to the Certificate Administrator, each Master Servicer, each Special Servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder.

“CREFC® Advance Recovery Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Appraisal Reduction Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Bond Level File”: The data file in the “CREFC® Bond Level File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Collateral Summary File”: The data file in the “CREFC® Collateral Summary File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Comparative Financial Status Report”: The monthly report in “Comparative Financial Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Delinquent Loan Status Report”: The monthly report in the “Delinquent Loan Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Financial File”: The data file in the “CREFC® Financial File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Bond/Collateral Realized Loss Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Liquidation Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report”: The monthly report in the “Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Intellectual Property Royalty License Fee”: With respect to each Mortgage Loan and each REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date, the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and shall be prorated for partial periods. For the avoidance of doubt, the CREFC® Intellectual Property Royalty License Fee shall be deemed payable by each applicable Master Servicer from the Lower-Tier REMIC.

“CREFC® Intellectual Property Royalty License Fee Rate”: With respect to each Mortgage Loan and any related REO Loan, a rate equal to 0.00050% per annum.

“CREFC® Interest Shortfall Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Shortfall Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Investor Reporting Package”: The collection of reports specified by the CREFC® from time to time as the “CREFC® Investor Reporting Package.” As of the Closing Date, the CREFC® Investor Reporting Package contains eight (8) electronic files ((1) CREFC® Loan Setup File, (2) CREFC® Loan Periodic Update File, (3) CREFC® Property File, (4) CREFC® Bond Level File, (5) CREFC® Collateral Summary File, (6) CREFC® Financial File, (7) CREFC® Special Servicer Loan File and (8) CREFC® Schedule AL File (with respect to the General Master Servicer)) and eleven (11) surveillance reports ((1) CREFC® Servicer Watch List, (2) CREFC® Delinquent Loan Status Report, (3) CREFC® REO Status Report, (4) CREFC® Comparative Financial Status Report, (5) CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (6) CREFC® Operating Statement Analysis Report, (7) CREFC® Servicer Remittance to Certificate Administrator, (8) CREFC® Significant Insurance Event Report, (9) CREFC® NOI Adjustment Worksheet, (10) CREFC® Loan Level Reserve/LOC Report and (11) with respect to Mortgage Loans that have a Companion Loan, as applicable, the CREFC® Total Loan Report). In addition, the CREFC® Investor Reporting Package shall include the CREFC® Advance Recovery Report. In addition, the CREFC® Investor Reporting Package shall include the following nine (9) templates: (1) CREFC® Appraisal Reduction Template, (2) CREFC® Servicer Realized Loss Template, (3) CREFC® Reconciliation of Funds Template, (4) CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template, (5) CREFC® Historical Liquidation Loss Template, (6) CREFC® Interest Shortfall Reconciliation Template, (7) CREFC® Loan Modification Report, (8) CREFC® Loan Liquidation Report and (9) CREFC® REO Liquidation Report. The CREFC® Investor Reporting Package shall be substantially in the form of, and containing the information called for in, the downloadable forms of the “CREFC® IRP” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information or reports as may from time to time be approved by the CREFC® for CMBS transactions generally. For the purposes of the production of the CREFC® Comparative Financial Status Report by the applicable Master Servicer or the applicable Special Servicer of any such report that is required to state information for any period prior to the Cut-off Date, the applicable Master Servicer or the applicable Special Servicer, as the case may be, may conclusively rely (without independent verification), absent manifest error, on information provided to it by the Mortgage Loan Sellers or by the related Mortgagor or (x) in the case of such a report produced by any Master Servicer, by the applicable Special Servicer (if other than such Master Servicer or an Affiliate thereof) and (y) in the case of such a report produced by any Special Servicer, by the applicable Master Servicer (if other than such Special Servicer or an Affiliate thereof).

“CREFC® License Agreement”: The License Agreement, in the form set forth on the website of CREFC® on the Closing Date, relating to the use of the CREFC® trademarks and trade names.

“CREFC® Loan Level Reserve/LOC Report”: The monthly report in the “CREFC® Loan Level Reserve/LOC Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Liquidation Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Liquidation Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Modification Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Modification Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Periodic Update File”: The data file in the “CREFC® Loan Periodic Update File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Setup File”: The data file in the “CREFC® Loan Setup File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® NOI Adjustment Worksheet”: The worksheet in the “NOI Adjustment Worksheet” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Operating Statement Analysis Report”: The report in the “Operating Statement Analysis Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Property File”: The data file in the “CREFC® Property File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Reconciliation of Funds Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Template” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Liquidation Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Liquidation Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Status Report”: The monthly report in the “REO Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Schedule AL File”: The data file in the “Schedule AL File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally; provided that the Depositor has confirmed in writing to each Master Servicer and the Certificate Administrator that any change to such “Schedule AL File” format complies with the requirements of Item 1125 of Regulation AB.

“CREFC® Servicer Realized Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Servicer Remittance to Certificate Administrator”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Remittance to Certificate Administrator” available and effective from time to time on the CREFC® Website.

“CREFC® Servicer Watch List”: A monthly report, as of each Determination Date, including and identifying each Non-Specially Serviced Loan satisfying the “CREFC® Portfolio Review Guidelines” approved from time to time by the CREFC® in the “CREFC® Servicer Watch List” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form (including other portfolio review guidelines) for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Significant Insurance Event Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Significant Insurance Event Report” available and effective from time to time on the CREFC® Website.

“CREFC® Special Servicer Loan File”: The data file in the “CREFC® Special Servicer Loan File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Total Loan Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CREFC® for CMBS transactions and is reasonably acceptable to each applicable Master Servicer.

“CREFC® Website”: The CREFC® Website located at “www.crefc.org” or such other primary website as the CREFC® may establish for dissemination of its report forms.

“Cross-Over Date”: The Distribution Date on which the Certificate Balances of the Subordinate Certificates (other than the Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and Class C Exchangeable Certificates) and the Class A-S Upper-Tier Regular Interest, Class B Upper-Tier Regular Interest and Class C Upper-Tier Regular Interest have all previously been reduced to zero as a result of the allocation of Realized Losses to such Certificates and Upper-Tier Regular Interests.

“Crossed Mortgage Loan Group”: With respect to (i) any mortgage loan that consists of more than one commercial mortgage loan, the underlying group of loans that are cross-collateralized and cross-defaulted with each other and (ii) any two (2) or more individual mortgage loans that are cross-collateralized and cross-defaulted with each other, such cross-collateralized and cross-defaulted mortgage loans. There is no Crossed Mortgage Loan Group related to the Trust.

“Crossed Underlying Loan”: With respect to any Crossed Mortgage Loan Group, a mortgage loan that is cross-collateralized and cross-defaulted with one or more other mortgage loans within such Crossed Mortgage Loan Group. There is no Crossed Underlying Loan related to the Trust.

“Crossed Underlying Loan Repurchase Criteria”: With respect to any Crossed Mortgage Loan Group as to which one or more (but not all) of the Crossed Underlying Loans therein are affected by a Material Defect (the Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group affected by such Material Defect, for purposes of this definition, the “affected Crossed Underlying Loans” and the other Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group, for purposes of this definition, the “remaining Crossed Underlying Loans”) (i) the debt service coverage ratio for all the remaining Crossed Underlying Loans for the four (4) most recently reported calendar quarters preceding the repurchase or substitution shall not be less than the least of (a) the debt service coverage ratio for the Crossed Mortgage Loan Group (including the affected Crossed Underlying Loan(s)) set forth in Annex A-1 to the Prospectus, (b) the debt service coverage ratio for the Crossed Mortgage Loan Group (including the affected Crossed Underlying Loan(s)) for the four (4) preceding calendar quarters preceding the repurchase or replacement and (c) 1.25x, (ii) the loan-to-value ratio for all the remaining Crossed Underlying Loans determined at the time of repurchase or substitution based upon an Appraisal obtained by the applicable Special Servicer at the expense of the related Mortgage Loan Seller shall not be greater than the greatest of (a) the loan-to-value ratio, expressed as a whole number percentage (taken to one (1) decimal place), for the entire Crossed Mortgage Loan Group, (including the affected Crossed Underlying Loan(s)) set forth in Annex A-1 to the Prospectus, (b) the loan-to-value ratio, expressed as a whole number percentage (taken to one (1) decimal place), for the entire such Crossed Mortgage Loan Group, including the affected Crossed Underlying Loan(s) at the time of repurchase or substitution, and (c) 75%, (iii) the related Mortgage Loan Seller, at its expense, shall have furnished the Trustee and the Certificate Administrator with an Opinion of Counsel that any modification relating to the repurchase or substitution of a Crossed Underlying Loan shall not cause an Adverse REMIC Event, (iv) the related Mortgage Loan Seller causes the affected Crossed Underlying Loan to become not cross-collateralized and cross-defaulted with the remaining related Crossed Underlying Loans prior to such repurchase or substitution or otherwise forbears from exercising enforcement rights against the Primary Collateral for any Crossed Underlying Loan(s) remaining in the Trust (while the Trust forbears from exercising enforcement rights against the Primary Collateral for the Mortgage Loan removed from the Trust) and (v) (other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class) unless a Control Termination Event has occurred and is continuing, the Directing Certificateholder shall have consented to the repurchase or substitution of the affected Crossed Underlying Loan, which consent shall not be unreasonably withheld, conditioned or delayed.

“Cumulative Appraisal Reduction Amount”: As of any date of determination for any Mortgage Loan, the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The applicable Master Servicer and the Certificate Administrator shall be entitled to conclusively rely on the applicable Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Serviced Mortgage Loan. With respect to a Non-Serviced Mortgage Loan the applicable Special Servicer, the applicable Master Servicer and the Certificate Administrator shall be entitled to conclusively rely on the calculation or determination of any Appraisal Reduction Amount or Collateral Deficiency Amount with respect to such Mortgage Loan performed by the applicable servicer responsible therefor pursuant to the related Non-Serviced PSA.

“Cure/Contest Period”: As defined in Section 12.01(b)(vii).

“Custodial Exception Report”: As defined in Section 2.02(b).

“Custodian”: A Person who is at any time appointed by the Trustee pursuant to Section 8.11 as a document custodian for the Mortgage Files, which Person shall not be the Depositor, any of the Mortgage Loan Sellers or (except to the extent Computershare Trust Company, National Association is the Custodian) an Affiliate of any of them. The Certificate Administrator shall be the initial Custodian. Computershare Trust Company, National Association will perform its duties as Custodian hereunder through its Document Custody division, including, as applicable, any agents or affiliates utilized thereby.

“Cut-off Date”: With respect to each Mortgage Loan, the related Due Date thereof in July 2026, or with respect to any Mortgage Loan that has its first Due Date after July 2026, the date that would have otherwise been the related Due Date in July 2026.

“Cut-off Date Balance”: With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan, as of the Cut-off Date, after application of all payments of principal due on or before such date, whether or not received.

“Default Interest”: With respect to any Mortgage Loan or Companion Loan and any Collection Period, all interest accrued in respect of such Mortgage Loan or Companion Loan during such Collection Period provided for in the related Mortgage Note or Mortgage as a result of a default (exclusive of late payment charges) that is in excess of interest at the related Mortgage Rate accrued on the unpaid principal balance of such Mortgage Loan or Companion Loan outstanding from time to time.

“Defaulted Loan”: A Serviced Mortgage Loan or a Serviced Whole Loan and (i) that is delinquent at least sixty (60) days in respect of its Periodic Payments (other than a Balloon Payment) or in respect of its Balloon Payment, if any; provided that in respect of a Balloon Payment, such period will be one hundred-twenty (120) days if the related Mortgagor has provided the applicable Master Servicer or applicable Special Servicer, as applicable, with a written and fully executed (subject only to customary final closing conditions) refinancing commitment (or if refinancing commitments are not then customarily issued by commercial mortgage lenders, such written, executed and binding alternative documentation as is customarily used by commercial real estate lenders for such purpose) or purchase and sale agreement from an acceptable lender or purchaser, as applicable, and reasonably satisfactory in form and substance to such Master Servicer or Special Servicer, as applicable (and such Master Servicer or Special Servicer, as applicable, shall promptly forward such documentation to the Directing Certificateholder); and such delinquency is to be determined without giving effect to any Grace Period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the applicable Special Servicer has, by written notice to the related Mortgagor, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note. For the avoidance of doubt, a defaulted Companion Loan does not constitute a “Defaulted Loan”.

“Defeasance Accounts”: As defined in Section 3.18(j).

“Defect”: As defined in Section 2.02(f).

“Deficient Exchange Act Deliverable”: With respect to a Master Servicer, a Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator, the Trustee and each Servicing Function Participant and Additional Servicer retained by it (other than an Initial Sub-Servicer), any item (x) regarding such party, (y) prepared by such party or any registered public accounting firm, attorney or other agent retained by such party to prepare such information and (z) delivered by or on behalf of such party pursuant to the delivery requirements under Article XI of this Agreement that does not conform to the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

“Deficient Valuation”: With respect to any Mortgage Loan or Serviced Whole Loan, as applicable, a valuation by a court of competent jurisdiction of the related Mortgaged Property in an amount less than the then-outstanding principal balance of such Mortgage Loan or Serviced Whole Loan which valuation results from a proceeding initiated under the Bankruptcy Code.

“Definitive Certificate”: Any Certificate or portion of the VRR Interest in definitive, fully registered form without interest coupons. Initially, the Class R Certificates, the Class V Certificates and any Class RR Certificate issued pursuant to Section 5.02(c) and

Section 5.02(d) shall be Definitive Certificates. For the avoidance of doubt, any Class RR Certificate shall at all times during the VRR Interest Transfer Restriction Period be a Definitive Certificate.

“Delinquent Loan”: A Mortgage Loan that is delinquent at least sixty (60) days in respect of its Periodic Payments or Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any Grace Period.

“Denomination”: With respect to any Certificate or any beneficial interest in a Certificate or with respect to any Class RR Certificate, the amount (i) (a) set forth on the face thereof or set forth on a schedule attached thereto (subject, in the case of an Exchangeable Certificate, to any adjustments thereto as reflected on the schedule attached to such Certificate) or (b) in the case of any beneficial interest in a Book-Entry Certificate, the interest of the related Certificate Owner in the applicable Class of Certificates as reflected on the books and records of the Depository or related Depository Participant, as applicable, (ii) expressed in terms of initial Certificate Balance, initial Notional Amount or initial VRR Interest Balance, as applicable, and (iii) in an authorized denomination, as set forth in Section 5.01(a).

“Depositor”: Morgan Stanley Capital I Inc., a Delaware corporation, or its successor in interest.

“Depository”: DTC, or any successor Depository hereafter named. The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(3) of the UCC of the State of New York and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

“Depository Participant”: A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Designated Site”: The website to which Diligence Files are uploaded as designated by the Depositor to the Mortgage Loan Sellers.

“Determination Date”: With respect to any Distribution Date, the eleventh (11th) day of each calendar month (or, if the eleventh (11th) calendar day of that month is not a Business Day, then the next Business Day), commencing in August 2026.

“Diligence File”: With respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)                A copy of each of the following documents:

(i)                                   the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the Trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Mortgage Loan Seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the Trustee);

(ii)                                the Mortgage, together with a copy of any intervening Assignments of Mortgage, in each case, with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable Mortgage Loan Seller);

(iii)                             any related Assignment of Leases and of any intervening Assignments (if such item is a document separate from the Mortgage), in each case, with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable Mortgage Loan Seller);

(iv)                            all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)                                the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)                             any UCC financing statements, related amendments and continuation statements in the possession of the applicable Mortgage Loan Seller;

(vii)                          any Intercreditor Agreement relating to permitted debt of the Mortgagor, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(viii)                       any loan agreement, escrow agreement, Security Agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)                               any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)                                  other than with respect to the Mortgage Loans secured by residential cooperative properties, any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)                               any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan;

(xii)                           any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)                        any related mezzanine intercreditor agreement;

(xiv)                       all related environmental reports; and

(xv)                           all related environmental insurance policies;

(b)               a copy of any engineering reports or property condition reports;

(c)                other than with respect to a hospitality property (except with respect to tenanted commercial space within a hospitality property) or a residential cooperative property, copies of a rent roll;

(d)               for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related Mortgage Loan Seller;

(e)                a copy of all legal opinions (excluding attorney-client communications between the related Mortgage Loan Seller or an Affiliate thereof, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)                a copy of all Mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)               a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)               for any Mortgage Loan that the related Mortgaged Property or Mortgaged Properties is leased to a single tenant, a copy of the lease;

(i)                 a copy of the applicable Mortgage Loan Seller’s asset summary;

(j)                 a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)               a copy of all zoning reports;

(l)                 a copy of financial statements of the related Mortgagor;

(m)             a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)               a copy of all UCC searches;

(o)               a copy of all litigation searches;

(p)               a copy of all bankruptcy searches;

(q)               a copy of any origination settlement statement;

(r)                 a copy of the Insurance Summary Report;

(s)                a copy of the organizational documents of the related Mortgagor and any guarantor;

(t)                 a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)               a copy of all related environmental reports that were received by the applicable Mortgage Loan Seller;

(v)               a copy of any closure letter (environmental); and

(w)             a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File shall include a statement to that effect. No information that is proprietary to the related originator or Mortgage Loan Seller or any draft documents or privileged or internal communications shall constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File shall include a statement to that effect. The Mortgage Loan Seller may, without any obligation to do so, include such other documents as part of the Diligence File that such Mortgage Loan Seller believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents are clearly labeled and identified.

“Directing Certificateholder”: (A) With respect to a Servicing Shift Mortgage Loan, the Directing Certificateholder shall be any related Loan-Specific Directing Certificateholder, and (B) with respect to each Mortgage Loan (other than a Servicing Shift Mortgage Loan that has a related Loan-Specific Directing Certificateholder), the initial Directing Certificateholder shall be BREDS V Securities DPV II L.L.C., a Cayman Islands limited liability company. Thereafter, with respect to the Mortgage Loans described in clause (B) of the first sentence of this definition, the Directing Certificateholder shall be the Controlling Class Certificateholder (or a representative thereof) selected by more than 50% of the Controlling Class Certificateholders (by Certificate Balance, as determined by the Certificate Registrar) from time to time; provided, that (i) absent that selection, or (ii) until a Directing Certificateholder is so selected or (iii) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, then the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or a representative thereof) will be the Directing Certificateholder; provided, that, in the event that no one Holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of this Agreement. After the occurrence and during the continuance of a Control Termination Event, the Directing Certificateholder with respect to the Mortgage Loans described in clause (B) of the first sentence of this definition shall only retain its consultation rights to the extent specifically provided for herein. After the occurrence of a Consultation Termination Event, there will be no Directing Certificateholder with respect to the Mortgage Loans described in clause (B) of the first sentence of this definition. The Depositor shall promptly provide the name and contact information for the initial Directing Certificateholder upon request of any party to this Agreement and any such requesting party may conclusively rely on the name and contact information provided by the Depositor. The Certificate Administrator and the other parties hereto shall be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the Certificate Registrar), or the resignation of the then-current Directing Certificateholder. With respect to the 10 Union Square East Mortgage Loan, the Directing Certificateholder may not be a “Specified Competitor” as defined in the related Mortgage Loan documents. As used herein, the term “Directing Certificateholder,” unless used in relation to a Servicing Shift Mortgage Loan, means the entity determined pursuant to clause (B) of the first sentence of this definition.

“Directing Certificateholder Asset Status Report Approval Process”: As defined in Section 3.19(d).

“Directly Operate”: With respect to any REO Property (except with respect to a Non-Serviced Mortgaged Property), the furnishing or rendering of services to the tenants thereof, that are not customarily provided to tenants in connection with the rental of space “for occupancy only” within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers, the use of such REO Property in a trade or business conducted by the Trust or on behalf of a Companion Holder or the performance of any construction work on the REO Property other than through an Independent Contractor; provided, however, that an REO Property shall not be considered to be Directly Operated solely because the Trustee (or the applicable Special Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations Section 1.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”: With respect to any Serviced Mortgage Loan and any related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, or rebates, or as a result of any other fee-sharing arrangement) received or retained by the applicable Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, any Mortgagor, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Serviced Companion Loan and any purchaser of any such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of such Mortgage Loan or Serviced Companion Loan, the management or disposition of any REO Property, and the performance by the applicable Special Servicer or any such Affiliate of any other special servicing duties under this Agreement, other than (1) any Permitted Special

Servicer/Affiliate Fees and (2) any compensation to which the applicable Special Servicer is entitled pursuant to this Agreement or any Non-Serviced PSA.

“Disclosure Parties”: As defined in Section 3.13(f).

“Discount Rate”: As defined in Section 4.01(h).

“Dispute Resolution Consultation”: As defined in Section 2.03(l)(iii).

“Dispute Resolution Cut-off Date”: As defined in Section 2.03(l)(i).

“Disqualified Non-U.S. Tax Person”: With respect to the Class R Certificates, any Non-U.S. Tax Person or its agent other than (a) a Non-U.S. Tax Person that holds the Class R Certificates in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form W-8ECI or (b) a Non-U.S. Tax Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class R Certificates to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R Certificates will not be disregarded for federal income tax purposes.

“Disqualified Organization”: Any of (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for Freddie Mac, a majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization or any agency or instrumentality of any of the foregoing, (iii) any organization which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code and (v) any other Person so designated by the Trustee or the Certificate Administrator based upon an Opinion of Counsel as provided to the Trustee or the Certificate Administrator (at no expense to the Trustee or the Certificate Administrator) that the holding of an Ownership Interest in a Class R Certificate by such Person may cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificate or the VRR Interest is outstanding or any Person having an Ownership Interest in any Class of Certificates or the VRR Interest (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Class R Certificate to such Person. The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Accounts”: Collectively, the Upper-Tier REMIC Distribution Account, the Lower-Tier REMIC Distribution Account and the Excess Interest Distribution Account (and in each case any subaccount thereof), all of which may be subaccounts of a single Eligible Account.

“Distribution Date”: The fourth (4th) Business Day following each Determination Date, beginning in August 2026. The initial Distribution Date shall be August 17, 2026.

“Distribution Date Statement”: As defined in Section 4.02(a).

“Do Not Hire List”: The list, as may be updated at any time, provided by the Depositor to each applicable Master Servicer, each applicable Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer, which lists certain parties identified by the Depositor as having failed to comply (after any applicable cure period) with their respective obligations under Article XI of this Agreement or as having failed to comply (after any applicable cure period) with any similar Regulation AB reporting requirements under any other securitization transaction. For the avoidance of doubt, as of the Closing Date, no parties appear on the Do Not Hire List.

“Dodd-Frank Act”: The Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended from time to time.

“DTC”: The Depository Trust Company, a New York corporation.

“Due Date”: With respect to (i) any Mortgage Loan or Companion Loan, as applicable, on or prior to its Maturity Date, the day of the month set forth in the related Mortgage Note on which each Periodic Payment thereon is scheduled to be first due, (ii) any Mortgage Loan or Companion Loan, as applicable, after the Maturity Date therefor, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on such Mortgage Loan or Companion Loan, as applicable, had been scheduled to be first due, and (iii) any REO Loan, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on the related Mortgage Loan or Companion Loan, as applicable, had been scheduled to be first due.

“EDGAR”: As defined in Section 11.03.

“EDGAR-Compatible Format”: With respect to (a) the CREFC® Schedule AL File and the Schedule AL Additional File, XML format or such other format as mutually agreed to between the Depositor, Certificate Administrator and each applicable Master Servicer and (b) any report, file or document other than those listed in clause (a) above, any format compatible with EDGAR, including HTML, Word or clean, searchable PDFs.

“Eligible Account”: Any of the following: (i) a segregated account or accounts maintained with a federal or state chartered depository institution or trust company (including the Trustee or the Certificate Administrator), (A) the long-term deposit rating or long-term unsecured debt obligations or deposits of which are rated at least “A2” by Moody’s and “BBB+” by S&P, if the deposits are to be held in such account for thirty (30) days or more, and the short-term debt obligations or deposits of which have a short-term rating of not less than “P-1” from Moody’s and “A-1” from S&P (or “A-2” from S&P so long as the long-term unsecured debt obligations of such depository institution or trust company are rated no less than “BBB” by S&P), if the deposits are to be held in such account for less than thirty (30) days, (B) the long-term unsecured debt obligations or deposits of which are rated at least “A” by Fitch (to the extent rated by Fitch), if the deposits are to be held in such account for thirty (30) days or more, and the short-term debt obligations or deposits of which have a short-term rating of not less than “F1” from Fitch (to the extent rated by Fitch), if the deposits are to be held in such account for less than thirty (30) days, and (C) the long-term unsecured debt obligations or deposits of which are rated at least “BBB (high)” by Morningstar DBRS, if the deposits are to be held in such account for thirty (30) days or more, and the short-term debt obligations or deposits of which have a short-term rating of not less than “R 1(low)” from Morningstar DBRS if the deposits are to be held in such account for less than thirty (30) days (to the extent rated by Morningstar DBRS); (ii) an account or accounts maintained with Wells Fargo Bank, National Association or PNC Bank, National Association so long as Wells Fargo Bank, National Association’s or PNC Bank, National Association’s, as applicable, long-term unsecured debt rating shall be at least “A2” from Moody’s, “BBB” from S&P, “A” from Fitch (to the extent rated by Fitch) and “BBB (high)” from Morningstar DBRS (to the extent rated by Morningstar DBRS) (if the deposits are to be held in the account for more than thirty (30) days) or Wells Fargo Bank, National Association’s or PNC Bank National Association’s, as applicable, short-term deposit or short-term unsecured debt rating shall be at least “P-1” from Moody’s, “A-1” from S&P (or “A-2” from S&P so long as the long-term unsecured debt obligations or deposits of such depository institution or trust company are rated no less than “BBB” by S&P), “F1” from Fitch (to the extent rated by Fitch) and “R-1 (low)” from Morningstar DBRS (to the extent rated by Morningstar DBRS) (if the deposits are to be held in the account for thirty (30) days or less); (iii) such other account or accounts that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) - (ii) above, with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such account, which account may be an account maintained by or with the Certificate Administrator, the Trustee, any Master Servicer or any Special Servicer; (iv) any other account or accounts not listed in clauses (i)-(ii) above with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency and a confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), which account may be an account maintained by or with the Certificate Administrator, the Trustee, any Master Servicer or any Special Servicer; (v) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company that has (A) a long-term unsecured debt rating of at least “A2” by Moody’s and “A” by Fitch (to the extent rated by Fitch), if the deposits are to be held in such account for thirty (30) days or more, and a short-term unsecured debt rating of at least “P-1” from Moody’s and not less than “F1” from Fitch (to the extent rated by Fitch), if the deposits are to be held in such account for less than thirty (30) days and that, in each such case, has corporate trust powers, acting in its fiduciary capacity, provided that any state chartered depository institution or trust company is subject to regulation regarding fiduciary funds substantially similar to 12 C.F.R. § 9.10(b); or (vi) in the case of Servicing Accounts or reserve accounts with respect to NCB Mortgage Loans with respect to amounts posted with the lender for Escrow Payments, repairs, replacements, capital improvements and/or environmental testing and remediation with respect to the related Mortgaged Property, for ongoing or threatened litigation or for any unit maintenance or rent receivables or negative carry, any account maintained with NCB (provided that, if such account is not otherwise an Eligible Account, NCB has a combined capital and surplus of at least $40,000,000); provided, however, that segregated accounts established by Computershare Trust Company, National Association in its capacity as Certificate Administrator, shall be deemed to be Eligible Accounts (provided that amounts credited to such segregated accounts are deposited with and held by an institution that meets the foregoing ratings). Eligible Accounts may bear interest. No Eligible Account shall be evidenced by a certificate of deposit, passbook or other similar instrument. If the holding institution for an account ceases to meet the requirements of this definition for an “Eligible

Account”, then the party responsible for administering such account hereunder shall move such account to a holding institution meeting such requirements within thirty (30) days.

“Eligible Asset Representations Reviewer”: An entity that (a) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Morningstar DBRS, Fitch, KBRA, Moody’s or S&P and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which any of Morningstar DBRS, Fitch, KBRA, Moody’s or S&P has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such Special Servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (b) can and will make the representations and warranties set forth in Section 6.01(d), (c) is not (and is not affiliated with) a Sponsor, a Mortgage Loan Seller, an originator, any Master Servicer, any Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder, a Risk Retention Consultation Party or any of their respective Affiliates, (d) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any Underwriter, any party to this Agreement, the Directing Certificateholder, a Risk Retention Consultation Party or any of their respective Affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services, and (e) does not directly or indirectly, through one or more Affiliates or otherwise, own any interest in any Certificates, the VRR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which this Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable).

“Eligible Operating Advisor”: An entity (a) that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the Operating Advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the Operating Advisor in its capacity as the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action; (b) that can and will make the representations and warranties of the Operating Advisor set forth in Section 6.01(c) of this Agreement; (c) that is not (and is not affiliated with) the Depositor, the Trustee, the Certificate Administrator, a Master Servicer, a Special Servicer, a Mortgage Loan Seller, the Directing Certificateholder, a Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, any master servicer or any special servicer with respect to the securitization of a Companion Loan, or any of their respective Affiliates; (d) that has not been paid by any Special Servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations hereunder or (y) for the appointment or recommendation for replacement of a successor special servicer to become a special servicer under this Agreement; (e) that (i) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and has at least five (5) years of experience in collateral analysis and loss projections and (ii) has at least five (5) years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (f) that does not directly or indirectly, through one or more Affiliates or otherwise, own or have derivative exposure in any interest in any Certificates, any Mortgage Loan, any Companion Loan or securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which this Agreement relates, other than in fees from its role as Operating Advisor and Asset Representations Reviewer (to the extent it also acts as the Asset Representations Reviewer); and (g) that is not a competitor of the related Mortgagor as and to the extent specified under the Mortgage Loan documents.

“Enforcing Party”: The person obligated to or that elects pursuant to Section 2.03 to enforce the rights of the Trust against the related Mortgage Loan Seller with respect to the Repurchase Request.

“Enforcing Servicer”: The applicable Special Servicer.

“Environmental Assessment”: An “environmental site assessment” as such term is defined in, and meeting the criteria of, the American Society of Testing Materials Standard Section E 1527-00, or any successor thereto.

“Environmental Indemnity Agreement”: With respect to any Mortgage Loan, any agreement between the Mortgagor (or a guarantor thereof) and the originator of such Mortgage Loan relating to the Mortgagor’s obligation to remediate or monitor or indemnify for any environmental problems relating to the related Mortgaged Property.

“Equity Collateral”: As defined in Section 3.09(i).

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Plan”: As defined in Section 5.03(r).

“ERISA Restricted Certificate”: Any Certificate (other than a Class R or Class V Certificate) that does not meet the requirements of Prohibited Transaction Exemption 90-24 and Prohibited Transaction Exemption 96-22 (as such exemptions may be amended from time to time) as of the date of the acquisition of such Certificate by a Plan. As of the Closing Date, each of the Class X-F, Class X-G, Class E, Class F and Class G Certificates is an ERISA Restricted Certificate.

“Escrow Payment”: Any payment received by the applicable Master Servicer or the applicable Special Servicer for the account of any Mortgagor for application toward the payment of real estate taxes, assessments, insurance premiums, ground lease rents and similar items in respect of the related Mortgaged Property, including amounts for deposit to any reserve account.

“Euroclear”: The Euroclear System or any successor thereto.

“Excess Interest”: With respect to each ARD Loan, interest accrued on such ARD Loan after the Anticipated Repayment Date allocable to the Excess Rate, including all interest accrued thereon to the extent permitted by applicable law and the related Mortgage Loan documents. The Excess Interest shall not be an asset of either Trust REMIC, but rather shall be an asset of the Grantor Trust.

“Excess Interest Certificates”: Any Class of commercial mortgage pass-through certificates issued under this Agreement that are designated as evidencing an interest in the Excess Interest Grantor Trust Assets. The Class V Certificates shall be Excess Interest Certificates.

“Excess Interest Distribution Account”: The trust account or accounts created and maintained as a separate account or accounts (or as a subaccount of the Distribution Account) by the Certificate Administrator pursuant to Section 3.04(c), which shall be entitled “Computershare Trust Company, National Association, as Certificate Administrator, for the benefit of Deutsche Bank National Trust Company, as Trustee, for the benefit of the registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, Class V Certificates and the VRR Interest Owners, Excess Interest Distribution Account”, and which must be an Eligible Account (or a subaccount of an Eligible Account). The Excess Interest Distribution Account shall be held solely for the benefit of the Holders of the Class V Certificates and the VRR Interest Owners. The Excess Interest Distribution Account shall not be an asset of either Trust REMIC, but rather shall be an asset of the Grantor Trust.

“Excess Interest Grantor Trust Assets”: The portion of the Trust Fund consisting of the Excess Interest, the Excess Interest Distribution Account and the proceeds thereof.

“Excess Modification Fee Amount”: With respect to either the applicable Master Servicer or the applicable Special Servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related Mortgagor with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by such Master Servicer or such Special Servicer, as applicable, as compensation within the prior twelve (12) months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

“Excess Modification Fees”: With respect to any Serviced Mortgage Loan or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Serviced Mortgage Loan or Serviced Whole Loan, as applicable, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the Mortgagor but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Trust with respect to the related Mortgage Loan or Serviced Whole Loan, as applicable, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related Mortgagor or otherwise. With respect to each Master Servicer and Special Servicer, the Excess Modification Fees collected and earned by such Person from the related Mortgagor (taken in the aggregate with any other Excess Modification Fees collected and earned by such Person from the related Mortgagor within the prior twelve (12) months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan, as applicable, on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan, as applicable.

“Excess Prepayment Interest Shortfall”: For any Distribution Date, the Non-Retained Percentage of the Aggregate Excess Prepayment Interest Shortfall for such Distribution Date.

“Excess Rate”: With respect to each ARD Loan, the excess of (i) the applicable Revised Rate over (ii) the applicable Mortgage Rate, each as set forth in the Mortgage Loan Schedule.

“Exchange Act”: The Securities Exchange Act of 1934, as amended from time to time and the rules and regulations of the Commission thereunder.

“Exchange Date”: As defined in Section 5.11(e).

“Exchangeable Certificate”: Any of the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates.

“Exchangeable Class Specific Grantor Trust Assets”: With respect to any Class of Exchangeable Certificates, its Class Percentage Interest in each Corresponding Exchangeable Upper-Tier Regular Interest.

“Exchangeable P&I Certificates”: Any of the Class A-4, Class A-4-1, Class A-4-2, Class A-5, Class A-5-1, Class A-5-2, Class A-S, Class A-S-1, Class A-S-2, Class B, Class B-1, Class B-2, Class C, Class C-1 and Class C-2 Certificates.

“Exchangeable Upper-Tier IO Regular Interest”: Each of the Class A-4-X1 Upper-Tier Regular Interest, the Class A-4-X2 Upper-Tier Regular Interest, the Class A-5-X1 Upper-Tier Regular Interest, the Class A-5-X2 Upper-Tier Regular Interest, the Class A-S-X1 Upper-Tier Regular Interest, the Class A-S-X2 Upper-Tier Regular Interest, the Class B-X1 Upper-Tier Regular Interest, the Class B-X2 Upper-Tier Regular Interest, the Class C-X1 Upper-Tier Regular Interest and the Class C-X2 Upper-Tier Regular Interest.

“Exchangeable Upper-Tier P&I Regular Interest”: Each of the Class A-4 Upper-Tier Regular Interest, the Class A-5 Upper-Tier Regular Interest, the Class A-S Upper-Tier Regular Interest, the Class B Upper-Tier Regular Interest and the Class C Upper-Tier Regular Interest.

“Exchangeable Upper-Tier Regular Interest”: Each of the Exchangeable Upper-Tier P&I Regular Interests and the Exchangeable Upper-Tier IO Regular Interests.

“Excluded Controlling Class Holder”: With respect to any Excluded Controlling Class Loan, the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, that is a Borrower Party with respect to such Excluded Controlling Class Loan. Promptly upon obtaining actual knowledge of the Directing Certificateholder or any Controlling Class Certificateholder becoming an “Excluded Controlling Class Holder”, such Directing Certificateholder or any Controlling Class Certificateholder, as applicable, shall provide notice in the form of Exhibit P-1E hereto to the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Trustee and the Certificate Administrator, which notice shall be physically delivered in accordance with Section 13.05 of this Agreement and shall specifically identify the Excluded Controlling Class Holder and the subject Excluded Controlling Class Loan. Additionally, any Excluded Controlling Class Holder shall also send to the Certificate Administrator a notice substantially in the form of Exhibit P-1F hereto, which notice shall provide each of the CTSLink User ID associated with such Excluded Controlling Class Holder, and which notice shall direct the Certificate Administrator to restrict such Excluded Controlling Class Holder’s access to the Certificate Administrator’s Website as and to the extent provided in this Agreement. As of the Closing Date, there are no Excluded Controlling Class Holders related to the Trust.

“Excluded Controlling Class Loan”: Any Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party. For the avoidance of doubt, if a Mortgage Loan or Whole Loan is not an Excluded Controlling Class Loan, such Mortgage Loan or Whole Loan is also not an Excluded Loan as to either the Directing Certificateholder or the Holder of the majority of the Controlling Class. As of the Closing Date, there are no Excluded Controlling Class Loans related to the Trust.

“Excluded Information”: With respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which shall include any Asset Status Reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans prepared by the applicable Special Servicer or any Excluded Special Servicer and which may include any Operating Advisor reports delivered to the Certificate Administrator regarding a Special Servicer’s net present value determination or any Appraisal Reduction Amount calculations delivered pursuant to Section 3.26(d) and Section 3.26(e), and any Officer’s Certificates delivered by the Trustee, the applicable Master Servicer or the applicable Special Servicer, supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, or such other information and reports designated as Excluded Information by the applicable Special Servicer, the applicable Master Servicer or the Operating Advisor, as applicable, but in each case other than information with respect to such Excluded Controlling Class Loan that is aggregated with information of other Mortgage Loans at a pool level. For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (CREFC® IRP) (other than the CREFC® Special Servicer Loan File relating to any Excluded Controlling Class Loan) and any Schedule AL Additional File shall not be considered “Excluded Information”. Each applicable Master Servicer, Special Servicer and the Operating Advisor shall deliver any Excluded Information to the Certificate Administrator in accordance with Section 3.33. For the avoidance of doubt, the Certificate Administrator’s obligation to segregate any information delivered to it under the “Excluded Information” tab on the Certificate Administrator’s Website shall be triggered solely by such information being delivered in the manner provided in Section 3.33.

“Excluded Loan”: With respect to (a) the Directing Certificateholder or the Holder of the majority of the Controlling Class, any Mortgage Loan or Whole Loan if, as of any date of determination, the Directing Certificateholder or the Holder of the majority of the Controlling Class is a Borrower Party or (b) any Risk Retention Consultation Party or the holder of the VRR Interest by whom such Risk Retention Consultation Party was appointed, a Mortgage Loan or

Whole Loan with respect to which, as of any date of determination, such Risk Retention Consultation Party or such holder of the VRR Interest is a Borrower Party. For the avoidance of doubt, any Excluded Loan as to either the Directing Certificateholder or the Holder of the majority of the Controlling Class is also an Excluded Controlling Class Loan. As of the Closing Date, there are no Excluded Loans related to the Trust.

“Excluded Special Servicer”: With respect to any Excluded Special Servicer Loan, a replacement special servicer that is not a Borrower Party and satisfies all of the eligibility requirements applicable to a Special Servicer set forth in Section 7.01(g). As of the Closing Date, there are no Excluded Special Servicers related to the Trust.

“Excluded Special Servicer Information”: With respect to any Excluded Special Servicer Loan, any information solely related to such Excluded Special Servicer Loan and/or the related Mortgaged Properties, which shall include the Asset Status Reports, Final Asset Status Reports (or summaries thereof), any Operating Advisor reports delivered to the Certificate Administrator regarding an Excluded Special Servicer’s net present value determination or any Appraisal Reduction Amount calculations delivered pursuant to Section 3.26(d) and Section 3.26(e), and any Officer’s Certificates delivered by the applicable Master Servicer or the applicable Excluded Special Servicer supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, or such other information and reports designated as Excluded Special Servicer Information by the applicable Excluded Special Servicer, the applicable Master Servicer or the Operating Advisor, as applicable, in each case, other than information with respect to such Excluded Special Servicer Loan(s) that is aggregated with information with respect to the other Mortgage Loans at a pool level. For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (CREFC® IRP) (other than the CREFC® Special Servicer Loan File relating to any Excluded Special Servicer Loan) and any Schedule AL Additional File shall not be considered “Excluded Special Servicer Information”.

“Excluded Special Servicer Loan”: Any Mortgage Loan or Serviced Whole Loan with respect to which, as of any date of determination, the applicable Special Servicer obtains knowledge that it has become a Borrower Party. There are no Excluded Special Servicer Loans related to the Trust as of the Closing Date.

“Extended Cure Period”: As defined in Section 2.03(b).

“Fannie Mae”: Federal National Mortgage Association or any successor thereto.

“FDIC”: Federal Deposit Insurance Corporation or any successor thereto.

“Final Asset Status Report”: With respect to any Specially Serviced Loan, the final iteration of the related Asset Status Report (together with such other data or supporting information provided by the applicable Special Servicer to the Directing Certificateholder or any Risk Retention Consultation Party, which does not include any communication (other than the related Asset Status Report) between the applicable Special Servicer and Directing Certificateholder or the applicable Risk Retention Consultation Party with respect to such Specially Serviced Loan required to be delivered by the applicable Special Servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Approval Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the applicable Special Servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. Each Final Asset Status Report shall be labeled or otherwise identified or communicated as being “final” by the applicable Special Servicer.

“Final Dispute Resolution Election Notice”: As defined in Section 2.03(l)(iii).

“Final Recovery Determination”: A reasonable determination by the applicable Special Servicer, in consultation with the Directing Certificateholder (if related to a Mortgage Loan other than an Excluded Loan as to such party and made prior to the occurrence and continuance of a Consultation Termination Event), with respect to any Defaulted Loan (and, if applicable, any defaulted Companion Loan) or Corrected Loan or REO Property (other than a Mortgage Loan or REO Property, as the case may be, that was purchased by (i) any of the Mortgage Loan Sellers pursuant to Section 5 of the applicable Mortgage Loan Purchase Agreement, (ii) the applicable Special Servicer or other person pursuant to Section 3.16(b), any Companion Holder, any mezzanine lender, in each case pursuant to Section 3.16 or (iii) the applicable Master Servicer, the applicable Special Servicer, the Holders of the Controlling Class, or the Holders of the Class R Certificates pursuant to Section 9.01) that there has been a recovery of all Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenue and other payments or recoveries that, in the applicable Special Servicer’s judgment, which judgment was exercised without regard to any obligation of such Special Servicer to make payments from its own funds pursuant to Section 3.07(b), will ultimately be recoverable. With respect to all Mortgage Loans that are not Excluded Loans with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class, prior to the occurrence and continuance of any Control Termination Event, the Directing Certificateholder shall have ten (10) Business Days to review and approve each such recovery determination by the applicable Special Servicer; provided, however, that if the Directing Certificateholder fails to approve or disapprove any recovery determination within ten (10) Business Days of receipt of the initial recovery determination, such consent shall be deemed given.

“Fitch”: Fitch Ratings, Inc., and its successors in interest. If neither Fitch nor any successor remains in existence, “Fitch” shall be deemed to refer to such other NRSRO or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, each Master Servicer, the Directing Certificateholder and each Special Servicer, and specific ratings of Fitch herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Form 8-K Disclosure Information”: As defined in Section 11.07.

“Form 15 Suspension Notification”: As defined in Section 11.08.

“Freddie Mac”: Federal Home Loan Mortgage Corporation or any successor thereto.

“Gain-on-Sale Proceeds”: With respect to any Serviced Mortgage Loan, the excess of (i) Liquidation Proceeds net of any related Liquidation Expenses (or the portion of such net Liquidation Proceeds payable to the related Mortgage Loan pursuant to the related Intercreditor Agreement) over (ii) the Purchase Price for such Mortgage Loan on the date on which Liquidation Proceeds were received; provided, that for purposes of calculating Gain-on-Sale Proceeds,

Liquidation Proceeds shall exclude any amounts allocated as a Yield Maintenance Charge, Prepayment Premium, recovery of any late payment charges and default interest or recovery of any assumption fees and Modification Fees pursuant to Sections 3.02(a) – (c).

“Gain-on-Sale Remittance Amount”: For each Distribution Date, the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Non-Retained Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

“Gain-on-Sale Reserve Account”: A custodial account or accounts (or subaccount of the Distribution Account) created and maintained by the Certificate Administrator, pursuant to Section 3.04(e) for the benefit of the Trustee for the benefit of the Certificateholders, which shall initially be entitled “Computershare Trust Company, National Association, as Certificate Administrator, for the benefit of Deutsche Bank National Trust Company, as Trustee, for the benefit of the registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, Gain-on-Sale Reserve Account”. Any such account shall be an Eligible Account or a subaccount of an Eligible Account.

“General Master Servicer”: Trimont LLC, and its successors in interest and assigns, or any successor thereto (as General Master Servicer) appointed as provided herein.

“General Special Servicer”: (i) CWCapital Asset Management LLC, a Delaware limited liability company, and its successors in interest and assigns, or any successor special servicer appointed as provided herein, and (ii) with respect to any Excluded Special Servicer Loan, if any, the related Excluded Special Servicer appointed pursuant to Section 7.01(g) of this Agreement, as applicable and as the context may require.

“Grace Period”: The number of days before a payment default is an event of default under the related Mortgage Loan.

“Grantor Trust”: A segregated asset pool within the Trust Fund treated as a “grantor trust” under subpart E, part I of subchapter J of the Code, consisting of the assets described in the Preliminary Statement hereto.

“Grantor Trust Designated Portion”: As defined in the Preliminary Statement hereto.

“Ground Lease”: The ground lease pursuant to which any Mortgagor holds a leasehold interest in the related Mortgaged Property and any estoppels or other agreements executed and delivered by the ground lessor in favor of the lender under the Mortgage Loan.

“Hazardous Materials”: Any dangerous, toxic or hazardous pollutants, chemicals, wastes or substances, including, without limitation, those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Independent”: When used with respect to any accountants, a Person who is “independent” within the meaning of Rule 2-01(b) of the Commission’s Regulation S-X. When used with respect to any specified Person, any such Person who (i) is in fact independent of the Trustee, the Certificate Administrator, the Depositor, each Master Servicer, each Special Servicer, the Directing Certificateholder, any Risk Retention Consultation Party, the Companion Holders (insofar as the relevant matter involves a Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Operating Advisor, the Asset Representations Reviewer and all Affiliates thereof, (ii) does not have any material direct financial interest in or any material indirect financial interest in any of the Trustee, the Certificate Administrator, the Depositor, each Master Servicer, each Special Servicer, the Directing Certificateholder, any Risk Retention Consultation Party, the Companion Holders (insofar as the relevant matter involves a Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Operating Advisor, the Asset Representations Reviewer or any Affiliate thereof and (iii) is not connected with the Trustee, the Certificate Administrator, the Depositor, each Master Servicer, each Special Servicer, the Directing Certificateholder, any Risk Retention Consultation Party, the Companion Holders (insofar as the relevant matter involves a Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Operating Advisor, the Asset Representations Reviewer or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Trustee, the Certificate Administrator, the Depositor, any applicable Master Servicer, any applicable Special Servicer, the Directing Certificateholder, the Risk Retention Consultation Parties, the Companion Holders or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any Class of securities issued by the Trustee, the Certificate Administrator, the Depositor, the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Directing Certificateholder, any Risk Retention Consultation Party, the Companion Holders or any Affiliate thereof, as the case may be, so long as such ownership constitutes less than 1% of the total assets of such Person. For the avoidance of doubt, the exception in the proviso above for ownership of 1% or less of any Class of Certificates shall not apply with respect to the Operating Advisor or the Asset Representations Reviewer.

“Independent Contractor”: Either (i) any Person that would be an “independent contractor” with respect to the Trust within the meaning of Section 856(d)(3) of the Code if the Trust were a real estate investment trust (except that the ownership test set forth in that Section shall be considered to be met by any Person that does not own, directly or indirectly, 35% or more of any Class of Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to the Trustee, the Certificate Administrator, any Master Servicer, any Special Servicer, any Companion Holder or the Trust, delivered to the Trustee, any Companion Holder, the Certificate Administrator, any Master Servicer and any Special Servicer), so long as the Trust does not receive or derive any income from such Person and provided that the relationship between such Person and the Trust is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except that no Master Servicer or Special Servicer shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel has been delivered to the Trustee and the Certificate Administrator to that effect) or (ii) any other Person (including a Master Servicer or a Special Servicer) upon receipt by the Trustee, the Certificate Administrator, the Operating Advisor, each applicable Master Servicer and each applicable Special Servicer of an Opinion of Counsel, which shall be at no expense to the Trustee, the Certificate Administrator, such Master Servicer, such

Special Servicer, the Operating Advisor or the Trust, to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

“Initial Cure Period”: As defined in Section 2.03(b).

“Initial Delivery Date”: As defined in Section 3.19(d).

“Initial Purchasers”: Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, BofA Securities, Inc., Academy Securities, Inc. and Drexel Hamilton, LLC.

“Initial Requesting Certificateholder”: The first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described in Section 2.03(k) with respect to a Mortgage Loan. For the avoidance of doubt, there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

“Initial Schedule AL Additional File”:  The data file prepared by or on behalf of the Depositor containing additional information or schedules regarding data points in the Initial Schedule AL File in accordance with Item 1111(h)(4) of Regulation AB and Item 601(b)(103) of Regulation S-K under the Securities Act and filed as Exhibit 103 to the Form ABS-EE incorporated by reference into the Prospectus.

“Initial Schedule AL File”:  The data file prepared by or on behalf of the Depositor containing the information required by Item 1111(h)(3) or Item 1125 of Regulation AB or Item 601(b)(102) of Regulation S-K under the Securities Act and filed as Exhibit 102 to the Form ABS-EE incorporated by reference into the Prospectus.

“Initial Sub-Servicer”: With respect to each Mortgage Loan that is subject to a Sub-Servicing Agreement with any Master Servicer as of the Closing Date, the Sub-Servicer under any such Sub-Servicing Agreement. As of the Closing Date, each entity listed on Exhibit EE is an Initial Sub-Servicer.

“Initial Sub-Servicing Agreement”: Any Sub-Servicing Agreement in effect as of the Closing Date.

“Inquiry” and “Inquiries”: As each is defined in Section 4.07(a).

“Institutional Accredited Investor”: An institutional investor which is an “accredited investor” within the meaning of paragraphs (1), (2), (3) or (7) of Rule 501(a) of Regulation D under the Act or any entity in which all of the equity owners come within such paragraphs.

“Insurance and Condemnation Proceeds”: All proceeds paid under any Insurance Policy or in connection with the full or partial condemnation of a Mortgaged Property, in either case, to the extent such proceeds are not applied to the restoration of the related Mortgaged

Property or released to the Mortgagor or any tenants or ground lessors, in either case, in accordance with the Servicing Standard (and in the case of any Mortgage Loan with a related Companion Loan, to the extent any portion of such proceeds are received by the applicable Master Servicer or Certificate Administrator in connection with such Mortgage Loan, pursuant to the allocations set forth in the related Intercreditor Agreement) and the REMIC Provisions.

“Insurance Policy”: With respect to any Mortgage Loan, any hazard insurance policy, flood insurance policy, title policy or other insurance policy that is maintained from time to time in respect of such Mortgage Loan or the related Mortgaged Property.

“Insurance Summary Report”: With respect to each Mortgage Loan, a report or other summary prepared either by the related Mortgage Loan Seller or a third party insurance consultant on behalf of the related Mortgage Loan Seller that provides a summary of all insurance policies covering the related Mortgaged Property(ies), identifying the insurance provider, applicable ratings of each such provider and the amount of coverage and any applicable deductible.

“Intercreditor Agreement”: (a) Each of the One Dag Intercreditor Agreement, the Marriott Anchorage Downtown Intercreditor Agreement, The Falls Intercreditor Agreement, the NOVA Retail 2-Pack Intercreditor Agreement and the Sheraton Denver Downtown Hotel Intercreditor Agreement, (b) any intercreditor agreement entered into in connection with the issuance to the direct or indirect equity holders in the Mortgagor of any existing mezzanine indebtedness or any future mezzanine indebtedness permitted under the related Mortgage Loan documents and (c) solely with respect to a Joint Mortgage Loan treated as a Serviced Whole Loan in accordance with Section 3.30 hereof (to the extent there is no related Intercreditor Agreement governing the relationship of the promissory notes comprising such Joint Mortgage Loan), the applicable Mortgage Loan documents together with the provisions of Section 3.30 hereof.

“Interest Accrual Amount”: With respect to any Distribution Date and any Class of Regular Certificates or Exchangeable Upper-Tier Regular Interest, the amount of interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such Class of Certificates or Exchangeable Upper-Tier Regular Interest on the Certificate Balance or Notional Amount, as applicable, for such Class of Certificates or Exchangeable Upper-Tier Regular Interest immediately prior to that Distribution Date. Related calculations of interest for each Interest Accrual Period will be made on a 30/360 basis.

“Interest Accrual Period”: For each Distribution Date, the calendar month prior to the month in which that Distribution Date occurs.

“Interest Distribution Amount”: With respect to any Class of Regular Certificates or Exchangeable Upper-Tier Regular Interest for any Distribution Date, an amount equal to (A) the sum of (i) the Interest Accrual Amount with respect to such Class of Certificates or Exchangeable Upper-Tier Regular Interest for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class of Certificates or Exchangeable Upper-Tier Regular Interest for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class of Certificates on such Distribution Date.

For purposes of clause (B) above, the Excess Prepayment Interest Shortfall, if any, for each Distribution Date shall be allocated to each Class of Regular Certificates and the Exchangeable Upper-Tier Regular Interests in an amount equal to the product of (i) the amount of such Excess Prepayment Interest Shortfall and (ii) a fraction, the numerator of which is the Interest Accrual Amount for such Class for such Distribution Date and the denominator of which is the aggregate Interest Accrual Amounts for all Classes of Regular Certificates and the Exchangeable Upper-Tier Regular Interests for such Distribution Date. For any Distribution Date, any portion of the Excess Prepayment Interest Shortfall allocated to an Exchangeable Upper-Tier Regular Interest, shall be allocated among the Classes of Exchangeable Certificates representing an interest therein, pro rata, in accordance with their respective Class Percentage Interests therein.

“Interest Reserve Account”: The trust account or subaccount of the Distribution Account created and maintained by the Certificate Administrator pursuant to Section 3.04(b) initially in the name of “Computershare Trust Company, National Association, as Certificate Administrator, for the benefit of Deutsche Bank National Trust Company, as Trustee, for the benefit of the registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, and the related VRR Interest Owners, Interest Reserve Account”, into which the amounts set forth in Section 3.21 shall be deposited directly and which must be an Eligible Account or subaccount of an Eligible Account.

“Interest Shortfall”: With respect to any Distribution Date for any Class of Regular Certificates or Exchangeable Upper-Tier Regular Interest, the sum of (a) the portion of the Interest Distribution Amount for such Class or Exchangeable Upper-Tier Regular Interest remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of Class X Certificates or Exchangeable Upper-Tier IO Regular Interests, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class or Exchangeable Upper-Tier Regular Interest for such Distribution Date and (ii) in the case of the Class X Certificates or Exchangeable Upper-Tier IO Regular Interests, one month’s interest on that amount remaining unpaid at the Weighted Average Net Mortgage Rate for such Distribution Date.

“Interested Person”: As of the date of any determination, the Depositor, any Master Servicer, any Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Directing Certificateholder, any Risk Retention Consultation Party, any Sponsor, any Borrower Party, any Independent Contractor engaged by a Special Servicer or any known Affiliate of an of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and any related Companion Holder or its representative, any holder of a related mezzanine loan or any known Affiliate of any such party described above.

“Investment Account”: As defined in Section 3.06(a).

“Investment Representation Letter”: As defined in Section 5.03(e), a form of which is attached hereto as Exhibit C.

“Investor Certification”: A certificate (which may be in electronic form) substantially in the form of Exhibit P-1A, Exhibit P-1B, Exhibit P-1C or Exhibit P-1D to this Agreement or in the form of an electronic certification contained on the Certificate Administrator’s Website (which may be a click-through confirmation), representing (i) that such Person executing the certificate is a Certificateholder, a VRR Interest Owner, the Directing Certificateholder or any Risk Retention Consultation Party, a beneficial owner of a Certificate, a prospective purchaser of a Certificate or a Companion Holder (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such Person is a Risk Retention Consultation Party or is a Person who is not a Borrower Party, in which case such Person shall have access to all the reports and information made available to Certificateholders via the Certificate Administrator’s Website hereunder, or (b) such Person is a Borrower Party in which case (1) if such Person is the Directing Certificateholder or a Controlling Class Certificateholder, such Person shall have access to all the reports and information made available to Certificateholders via the Certificate Administrator’s Website hereunder other than any Excluded Information as set forth herein, (2) if such Person is a Risk Retention Consultation Party, such Person shall have access to all the reports and information made available to Certificateholders via the Certificate Administrator’s Website under this Agreement or (3) if such Person is not the Directing Certificateholder or a Controlling Class Certificateholder or a Risk Retention Consultation Party, such Person shall only receive access to the Distribution Date Statements to Certificateholders prepared by the Certificate Administrator, (iii) (other than with respect to a Companion Holder) that such Person has received a copy of the final Prospectus and (iv) such Person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) shall be permitted to reasonably request and obtain in accordance with Section 4.02(f) of this Agreement any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the Certificate Administrator’s Website on account of it constituting Excluded Information) and (ii) shall be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The Certificate Administrator may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures and shall restrict access to Excluded Information on the Certificate Administrator’s Website to any mezzanine lender upon notice from any party to this Agreement that such mezzanine lender has become an Accelerated Mezzanine Loan Lender.

“Investor Q&A Forum”: As defined in Section 4.07(a).

“Investor Registry”: As defined in Section 4.07(b).

“Joint Mortgage Loan”: Any Mortgage Loan for which one or more promissory notes will be contributed to this securitization by more than one Mortgage Loan Seller. As of the Closing Date, there will be no Joint Mortgage Loans related to the Trust.

“KBRA”: Kroll Bond Rating Agency, LLC, and its successors in interest. If neither KBRA nor any successor remains in existence, “KBRA” shall be deemed to refer to such other NRSRO or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, each Master Servicer, the Directing Certificateholder and each Special Servicer and specific ratings of KBRA herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Late Collections”: With respect to any Mortgage Loan, Whole Loan or Companion Loan, all amounts received thereon prior to the related Determination Date, whether as payments, Insurance and Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of such Mortgage Loan, Whole Loan or Companion Loan, as applicable (without regard to any acceleration of amounts due thereunder by reason of default), on a Due Date prior to the immediately preceding Determination Date and not previously recovered. With respect to any REO Loan, all amounts received in connection with the related REO Property prior to the related Determination Date, whether as Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which represent late collections of principal or interest due or deemed due in respect of such REO Loan or the predecessor Mortgage Loan, Whole Loan or Companion Loan, as applicable (without regard to any acceleration of amounts due under the predecessor Mortgage Loan, Whole Loan or Companion Loan, as applicable, by reason of default), on a Due Date prior to the immediately preceding Determination Date and not previously recovered. The term “Late Collections” shall specifically exclude Penalty Charges. With respect to any Whole Loan, as used in this Agreement, Late Collections shall refer to such portion of Late Collections to the extent allocable to the related Mortgage Loan or related Companion Loan, as applicable, pursuant to the terms of the related Intercreditor Agreement.

“Legal Fee Reserve Account”: The account created and maintained by the Certificate Administrator pursuant to Section 3.04(b), in the name of the “Legal Fee Reserve Account”, into which the amounts set forth in Section 3.04(b) shall be deposited directly and which must be an Eligible Account.

“Liquidation Event”: With respect to any Mortgage Loan or with respect to any REO Property (and the related REO Loan), any of the following events: (i) such Mortgage Loan is paid in full; (ii) a Final Recovery Determination is made with respect to such Mortgage Loan; (iii) such Mortgage Loan is repurchased by the applicable Mortgage Loan Seller pursuant to Section 5 of the related Mortgage Loan Purchase Agreement; (iv) such Mortgage Loan is purchased by any Special Servicer, or by any Companion Holder, any mezzanine lender (as applicable), in each case pursuant to Section 3.16 (and the related Intercreditor Agreement); (v) such Mortgage Loan is purchased by any Special Servicer, any Master Servicer, the Holder of the majority of the Controlling Class or the Holders of the Class R Certificates pursuant to Section 9.01 or acquired by the Sole Certificateholder in exchange for its Certificates pursuant to Section 9.01; or (vi) such Mortgage Loan is sold by any Special Servicer pursuant to the terms of this Agreement.

“Liquidation Expenses”: All customary, reasonable and necessary “out of pocket” costs and expenses incurred by any Special Servicer in connection with a liquidation of any Specially Serviced Loan or REO Property (except with respect to a Non-Serviced Mortgaged Property) pursuant to Section 3.16 (including, without limitation, legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes).

“Liquidation Fee”: A fee payable to the applicable Special Servicer with respect to each (a) Non-Specially Serviced Loan with respect to which it acts as Enforcing Servicer, (b) Specially Serviced Loan, (c) REO Property (except with respect to a Non-Serviced Mortgaged Property) or (d) defaulted Mortgage Loan that is a Non-Serviced Mortgage Loan sold by such Special Servicer in accordance with this Agreement, in each case, as to which such Special Servicer receives (i) a full, partial or discounted payoff from the related Mortgagor, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable), or (iii) Loss of Value Payments or other recoveries resulting from repurchases by the related Mortgage Loan Seller due to material breaches of representations and warranties or material document defects with respect to any Mortgage Loan or as otherwise described in this Agreement (except if such Mortgage Loan Seller makes such Loss of Value Payment in connection with a breach or document defect within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period), equal to the product of the Liquidation Fee Rate and the proceeds of such full, partial or discounted payoff or other partial payment or the Liquidation Proceeds, Insurance and Condemnation Proceeds or Loss of Value Payments or Purchase Price (net of the related costs and expenses associated with the related liquidation) related to such liquidated Specially Serviced Loan or REO Property, as the case may be; provided, however, that no Liquidation Fee shall be payable with respect to (a) the purchase of any Specially Serviced Loan by any Special Servicer or any Affiliate thereof (except if such Affiliate purchaser is the Directing Certificateholder or any Affiliate thereof; provided, however, that prior to a Control Termination Event, if the Directing Certificateholder or an Affiliate thereof purchases any Specially Serviced Loan within ninety (90) days after the applicable Special Servicer delivers to the Directing Certificateholder for its approval the initial Asset Status Report with respect to such Specially Serviced Loan, such Special Servicer will not be entitled to a Liquidation Fee in connection with such purchase by the Directing Certificateholder or its Affiliates), (b) any event described in clause (iv) of the definition of “Liquidation Proceeds” (or any substitution in lieu of a repurchase) so long as such repurchase or substitution occurs prior to the termination of the Extended Cure Period, (c) any event described in clauses (v) and (vi) of the definition of “Liquidation Proceeds”, as long as, with respect to a purchase pursuant to clause (vi) of the definition of “Liquidation Proceeds”, a purchase occurs within ninety (90) days of such holder’s purchase option first becoming exercisable during that period prior to such Mortgage Loan becoming a Corrected Loan pursuant to the related Intercreditor Agreement, (d) a Serviced Companion Loan, (x) a repurchase of such Serviced Companion Loan by the applicable Mortgage Loan Seller for a breach of a representation or warranty or for a defective or deficient mortgage loan documentation under an Other Pooling and Servicing Agreement within the time period (or extension thereof, if applicable) provided for such repurchase or such repurchase occurs prior to the termination of such time period (or extension of such time period, if applicable) or (y) a purchase of such Serviced Companion Loan by any applicable party to the Other Pooling and Servicing Agreement pursuant to a clean-up call or similar liquidation of the Other Securitization; or (e) if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan solely because of a Servicing Transfer Event described in clause (i) of the definition of “Servicing Transfer Event”, Liquidation Proceeds are received within one-hundred twenty (120) days following the related Maturity Date as a result of such Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (but, in the event that a Liquidation Fee is not payable due to the application of any of clauses (a) through (e), each Special Servicer may still collect and retain a Liquidation Fee or similar fee from the related Mortgagor to the extent provided for in, or not prohibited by, the related loan documents (which fees must (i) be reasonable in the context of the CMBS industry, (ii) correspond to the actual work, if any, performed by such Special Servicer in connection with such refinancing or pay-off and (iii) be consistent with fees customarily charged by such Special Servicer for similar work)); provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related Mortgagor with respect to the related Mortgage Loan and any related Companion Loan, as applicable, or REO Property and received by the applicable Special Servicer as compensation within the prior twelve (12) months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. No Liquidation Fee shall be payable in connection with a Loss of Value Payment by a Mortgage Loan Seller, if the applicable Mortgage Loan Seller makes such Loss of Value Payment within ninety (90) days of receipt of notice of a breach (and giving effect to an extension period of ninety (90) days).

“Liquidation Fee Rate”: A rate equal to 1.00% (exclusive of Default Interest) with respect to any Mortgage Loan, any Specially Serviced Loan (and each related Serviced Companion Loan) or REO Property, in each case as described in Section 3.11(c); provided that if such rate would result in an aggregate Liquidation Fee less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate Liquidation Fee equal to $25,000.

“Liquidation Proceeds”: Cash amounts received by or paid to any Master Servicer or any Special Servicer in connection with: (i) the liquidation (including a payment in full) of a Mortgaged Property or other collateral constituting security for a Defaulted Loan or defaulted Companion Loan, if applicable, through a trustee’s sale, foreclosure sale (including through judicial foreclosure), REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Mortgagor in accordance with applicable law and the terms and conditions of the related Mortgage Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Mortgagor; (iii) any sale of (A) a Specially Serviced Loan pursuant to Section 3.16(a) or (B) any REO Property pursuant to Section 3.16(b); (iv) the repurchase of a Mortgage Loan by the applicable Mortgage Loan Seller pursuant to Section 5 of the related Mortgage Loan Purchase Agreement; (v) the purchase of a Specially Serviced Loan or REO Property by the Holder of the majority of the Controlling Class, any Special Servicer, any Master Servicer or the Holders of the Class R Certificates pursuant to Section 9.01; (vi) the purchase of a Mortgage Loan or an REO Property by (a) the applicable Subordinate Companion Holder, or (b) the related mezzanine lender, in each case pursuant to Section 3.16 and the related Intercreditor Agreement; or (vii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the applicable Collection Account in accordance with Section 3.05(g) of this Agreement (provided that, for the purpose of determining the amount of the Liquidation Fee (if any) payable to the applicable Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment shall be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Mortgage Loan Seller). With respect to any Whole Loan, as used in this Agreement, Liquidation Proceeds shall refer to such portion of Liquidation Proceeds to the extent allocable to the related Mortgage Loan or related Companion Loan, as applicable, pursuant to the terms of the related Intercreditor Agreement.

“Loan-Specific Directing Certificateholder”: With respect to a Servicing Shift Mortgage Loan, prior to the related Servicing Shift Securitization Date, the Loan-Specific Directing Certificateholder will be the holder of the related “Controlling Note” or other analogous term under the related Intercreditor Agreement. With respect to a Servicing Shift Mortgage Loan, on and after the related Servicing Shift Securitization Date, there will be no Loan-Specific Directing Certificateholder with respect to such Servicing Shift Whole Loan. As of the Closing Date, there is no Loan-Specific Directing Certificateholder under this Agreement.

“Loss of Value Payment”: As defined in Section 2.03(b) of this Agreement.

“Loss of Value Reserve Fund”: The “outside reserve fund” (within the meaning of Treasury Regulations Section 1.860G-2(h)) designated as such pursuant to Section 3.04(i) of this Agreement. The Loss of Value Reserve Fund will be part of the Trust Fund but not part of the Grantor Trust or any Trust REMIC.

“Lower-Tier Distribution Amount”: As defined in Section 4.01(f).

“Lower-Tier Principal Amount”: With respect to any Class of Lower-Tier Regular Interests or the LRI Uncertificated Interest, (i) on or prior to the first Distribution Date, an amount equal to the Original Lower-Tier Principal Amount of such Class or the LRI Uncertificated Interest as specified in the Preliminary Statement hereto, and (ii) as of any date of determination after the first Distribution Date, an amount equal to the Certificate Balance of the Class of Related Certificates or Related Exchangeable Upper-Tier Regular Interest (or the VRR Interest Balance of the related Class RR Certificates or the related RR Interest, as applicable) on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii)), and as set forth in Section 4.01(f).

“Lower-Tier Regular Interests”: Any of the Class LA1, Class LASB, Class LA4, Class LA5, Class LAS, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG and Class LRR Uncertificated Interests and the LRI Uncertificated Interest.

“Lower-Tier REMIC”: One of two (2) separate REMICs comprising a portion of the Trust Fund, which consist of the Mortgage Loans (exclusive of Excess Interest) and the proceeds thereof, any REO Property with respect thereto (or an allocable portion thereof, in the case of any Serviced Mortgage Loan), or the Trust’s beneficial interest in the REO Property with respect to a Non-Serviced Whole Loan, such amounts as shall from time to time be held in the applicable Collection Account (other than with respect to any Companion Loan), the related portion of the REO Account, if any, the Interest Reserve Account, the VRR Interest Gain-on-Sale Reserve Account, the Gain-on-Sale Reserve Account, the Lower-Tier REMIC Distribution Account, and all other properties included in the Trust Fund that are not in the other Trust REMIC, or the Grantor Trust, except for the Loss of Value Reserve Fund.

“Lower-Tier REMIC Distribution Account”: The segregated account, accounts or sub-accounts created and maintained by the Certificate Administrator (for the benefit of the Trustee) pursuant to Section 3.04(b) in trust for the Certificateholders and the VRR Interest Owners, which shall initially be entitled “Computershare Trust Company, National Association, as Certificate Administrator, for the benefit of Deutsche Bank National Trust Company, as Trustee, for the benefit of the registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, and the related VRR Interest Owners, Lower-Tier REMIC Distribution Account”. Any such account, accounts or sub-accounts shall be an Eligible Account.

“LTV Ratio”: With respect to any Mortgage Loan, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of such Mortgage Loan, as of such date (assuming no defaults or prepayments on such Mortgage Loan prior to that date), and the denominator of which is the Appraised Value of the related Mortgaged Property.

“MAI”: Member of the Appraisal Institute.

“Major Decision”: As defined in Section 6.08.

“Major Decision Reporting Package”: As defined in Section 6.08.

“Marriott Anchorage Downtown Intercreditor Agreement”: That certain Agreement Between Note Holders, dated as of March 6, 2026, by and between the holders of the respective promissory notes evidencing the Marriott Anchorage Downtown Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“Marriott Anchorage Downtown Mortgage Loan”: With respect to the Marriott Anchorage Downtown Whole Loan, the Mortgage Loan that is included in the Trust (identified as Mortgage Loan No. 4 on the Mortgage Loan Schedule), which is evidenced by the related promissory notes A-2 and A-3.

“Marriott Anchorage Downtown Mortgaged Property”: The Mortgaged Property that secures the Marriott Anchorage Downtown Whole Loan.

“Marriott Anchorage Downtown Pari Passu Companion Loan”: With respect to the Marriott Anchorage Downtown Whole Loan, as of the Closing Date, the Pari Passu Companion Loan evidenced by the related promissory notes A-1 and A-4, made by the related Mortgagor and secured by the Mortgage on the Marriott Anchorage Downtown Mortgaged Property, which Pari Passu Companion Loan is not included in the Trust and is pari passu in right of payment to the Marriott Anchorage Downtown Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the Marriott Anchorage Downtown Intercreditor Agreement.

“Marriott Anchorage Downtown Whole Loan”: The Marriott Anchorage Downtown Mortgage Loan together with the Marriott Anchorage Downtown Pari Passu Companion Loan, each of which is secured by the same Mortgage on the Marriott Anchorage Downtown Mortgaged Property. References herein to the Marriott Anchorage Downtown Whole Loan shall be construed to refer to the aggregate indebtedness under the Marriott Anchorage Downtown Mortgage Loan and the Marriott Anchorage Downtown Pari Passu Companion Loan.

“Master Servicer”: With respect to (a) any Mortgage Loan (other than an NCB Mortgage Loan) and any related Serviced Companion Loan, any REO Property acquired by the Trust with respect to a Mortgage Loan (other than an NCB Mortgage Loan) and any matters relating to the foregoing, the General Master Servicer and (b) any NCB Mortgage Loan, any REO Property acquired by the Trust with respect to an NCB Mortgage Loan and any matters relating to the foregoing, the NCB Master Servicer.

“Master Servicer Decision”: As defined in Section 3.18(m).

“Material Defect”: With respect to any Mortgage Loan, a Defect in any Mortgage File or a Breach, which Defect or Breach, as the case may be, materially and adversely affects the value of such Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee, any Certificateholder or any VRR Interest Owner therein or causes such Mortgage Loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage”.

“Maturity Date”: With respect to any Mortgage Loan, Whole Loan or Companion Loan, as of any date of determination, the date on which the last payment of principal is due and payable under the related Mortgage Note, after taking into account all Principal Prepayments received prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Mortgage Loan, Whole Loan or Companion Loan by reason of default thereunder or (ii) any Grace Period permitted by the related Mortgage Note.

“Mediation Services Provider”: As defined in Section 2.03(m)(i).

“Merger Notice”: As defined in Section 6.03(b).

“Modification Fees”: With respect to any Serviced Mortgage Loan or Serviced Whole Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents and/or related Serviced Whole Loan documents (as evidenced by a signed writing) agreed to by the applicable Master Servicer or the applicable Special Servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

“Moody’s”: Moody’s Investors Service, Inc., and its successors in interest. If neither Moody’s nor any successor remains in existence, “Moody’s” shall be deemed to refer to such other NRSRO or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, each Master Servicer, the Directing Certificateholder and each Special Servicer, and specific ratings of Moody’s herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Morningstar DBRS”: DBRS, Inc., and its successors in interest. If neither Morningstar DBRS nor any successor remains in existence, “Morningstar DBRS” shall be deemed to refer to such other NRSRO or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, each applicable Master Servicer, the Directing Certificateholder and each applicable Special Servicer and specific ratings of Morningstar DBRS herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Mortgage”: With respect to any Mortgage Loan or Companion Loan, the mortgage(s), deed(s) of trust or other instrument(s) securing the related Mortgage Note and creating a first mortgage lien on the fee and/or leasehold interest in the related Mortgaged Property.

“Mortgage File”: With respect to each Mortgage Loan or Companion Loan, if applicable, but subject to Section 2.01, collectively the following documents:

(i)                        (a) with respect to each Mortgage Loan or Companion Loan (other than with respect to any NCB Mortgage Loan), the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to “Pay to the order of Deutsche Bank National Trust Company, as Trustee for the benefit of the registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, and the VRR Interest Owners, without recourse, representation or warranty” or (b) with respect to each NCB Mortgage Loan, the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to “Pay to the order of Deutsche Bank National Trust Company, as Trustee for the benefit of the registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52,

and the VRR Interest Owners, without recourse, representation or warranty” or, in either case, in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Mortgage Loan Seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the Trustee);

(ii)                     the original or a copy of the Mortgage, together with an original or copy of any intervening Assignments of Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)                 an original Assignment of Mortgage in blank or (a) with respect to each Mortgage Loan or Companion Loan (other than with respect to any NCB Mortgage Loan), in favor of “Deutsche Bank National Trust Company, as trustee for the benefit of the registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 and the VRR Interest Owners” (or in the case of any Serviced Whole Loan, in its capacity as “Lead Securitization Note Holder” or similar capacity under the related Intercreditor Agreement on behalf of the related Serviced Companion Noteholders) or (b) with respect to each NCB Mortgage Loan, in favor of “Deutsche Bank National Trust Company, as trustee for the benefit of the registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 and the VRR Interest Owners” and, in each case (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related Mortgage Loan Seller is responsible for the recordation of that Assignment of Mortgage, a copy thereof certified to be the copy of such Assignment of Mortgage submitted or to be submitted for recording);

(iv)                   the original or a copy of any related Assignment of Leases and of any intervening Assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)                     an original or a copy of each Assignment of any related Assignment of Leases (if such item is a document separate from the Mortgage) in blank or (a) with respect to each Mortgage Loan or Companion Loan (other than with respect to any NCB Mortgage Loan), in favor of “Deutsche Bank National Trust Company, as trustee for the benefit of the registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 and the VRR Interest Owners” (or in the case of any Serviced Whole Loan, in its capacity as “Lead Securitization Note Holder” or similar capacity under the related Intercreditor Agreement on behalf of the related Serviced Companion Noteholders) or (b) with respect to each NCB Mortgage Loan, in favor of “Deutsche Bank National Trust Company, as trustee for the benefit of the registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 and the VRR Interest Owners” and, in each case (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related Mortgage Loan Seller is responsible for the recordation of that Assignment, a copy thereof certified to be the copy of such Assignment submitted or to be submitted for recording);

(vi)                   the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to clause (iii) or clause (v) above;

(vii)               originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)            the original or a copy of the policy or certificate of lender’s title insurance (which may be in electronic form) issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)                  any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the applicable Mortgage Loan Seller;

(x)                     an original Assignment in favor of the Trustee of any financing statement executed and filed in favor of the applicable Mortgage Loan Seller or an affiliate thereof in the relevant jurisdiction (or, if the related Mortgage Loan Seller is responsible for the filing of that Assignment, a copy thereof certified to be the copy of such Assignment submitted or to be submitted for recording);

(xi)                   the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan, if applicable;

(xii)               the original or copies of any loan agreement, escrow agreement, Security Agreement relating to such Mortgage Loan or Serviced Whole Loan, as well as the original of each letter of credit, if any, constituting additional collateral for such Mortgage Loan, which letter of credit shall either (A)(x) in the case of the Mortgage Loans other than the NCB Mortgage Loans, name as beneficiary “Trimont LLC, as General Master Servicer, for the benefit of Deutsche Bank National Trust Company, as Trustee, for the benefit of registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 and the VRR Interest Owners” or (y) in the case of the NCB Mortgage Loans, name as beneficiary “National Cooperative Bank, N.A., as NCB Master Servicer, on behalf of Deutsche Bank National Trust Company, as Trustee, for the benefit of registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 and the VRR Interest Owners” or (B) be accompanied by all documentation necessary in order to transfer all rights of the named beneficiary in such letter of credit to the applicable Master Servicer for the benefit of the Trustee and to receive, after presentment by the applicable Master Servicer (in accordance with Section 3.01(f)) to the bank issuing such letter of credit, a reissued letter of credit in the name of the applicable Master Servicer for the benefit of the Trustee;

(xiii)            the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to such Mortgage Loan or Serviced Whole Loan;

(xiv)           other than with respect to the Mortgage Loans secured by residential cooperative properties, the original or a copy of any property management agreement relating to such Mortgage Loan or Serviced Whole Loan;

(xv)               the original or a copy of any franchise agreements and comfort letters or similar agreements relating to such Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of such Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the Trustee, in each case, as applicable;

(xvi)            the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)         the original or a copy of any related mezzanine intercreditor agreement; and

(xviii)      the original or a copy of all related environmental insurance policies;

provided, however, that (a) whenever the term “Mortgage File” is used to refer to documents held by the Custodian, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually received by the Custodian, (b) if there exists with respect to any Crossed Mortgage Loan Group only one original or certified copy of any document referred to in the definition of “Mortgage File” covering all of the Mortgage Loans in such Crossed Mortgage Loan Group, then the inclusion of such original or certified copy in the Mortgage File for any of the Mortgage Loans constituting such Crossed Mortgage Loan Group shall be deemed the inclusion of such original or certified copy in the Mortgage File for each such Mortgage Loan, (c) to the extent that this Agreement refers to a “Mortgage File” for a Companion Loan, such “Mortgage File” shall be construed to mean the Mortgage File for the related Mortgage Loan (except that references to the Mortgage Note for a Companion Loan otherwise described above shall be construed to instead refer to a photocopy of such Mortgage Note), (d) with respect to any Mortgage Loan that has a Serviced Companion Loan, the execution and/or recordation of any Assignment in the name of the Trustee shall not be construed to limit the beneficial interest of the related Companion Holder(s) in such instrument and the benefits intended to be provided to them by such instrument, it being acknowledged that (I) the Trustee shall hold such record title for the benefit of the Trust as the holder of the related Mortgage Loan and the related Companion Holder(s) collectively and (II) any efforts undertaken by the Trustee, the applicable Master Servicer, or the applicable Special Servicer on its behalf to enforce or obtain the benefits of such instrument shall be construed to be so undertaken by the Trustee, the applicable Master Servicer or the applicable Special Servicer for the benefit of the Trust as the holder of the applicable Mortgage Loan and the related Companion Holder(s) collectively, (e) in connection with any Non-Serviced Mortgage Loan, the preceding document delivery requirements will be met by the delivery by the applicable Mortgage Loan Seller of copies of the documents specified above (other than the Mortgage Note and intervening endorsements evidencing such Mortgage Loan, with respect to which the original shall be required or the requirements of clause (i) of the definition of “Mortgage File” shall otherwise be satisfied) including a copy of the Mortgage securing the applicable Mortgage Loan and any assignments or other transfer documents referred to in clauses (iii), (v), (vi), (vii), (ix) and (x) above as being in favor of the Trustee shall instead be in favor of the applicable Non-Serviced Trustee and need only be in such form as was delivered to the applicable Non-Serviced Trustee or a custodian on its behalf, and (f) so long as the Custodian is also the Non-Serviced Custodian, in connection with any Non-Serviced Mortgage Loan, any and all document delivery requirements with respect to the related Mortgage File (or any portion thereof) set forth herein or in the related Mortgage Loan Purchase Agreement will be satisfied by the delivery, in compliance with the terms of the related Non-Serviced PSA, by the applicable Mortgage Loan Seller of the documents specified above (other than the Mortgage Note and intervening endorsements evidencing such Mortgage Loan or shall otherwise satisfy the requirements of clause (i) of the definition of “Mortgage File”) to the custodian under the related Non-Serviced PSA (in such form as was delivered to the custodian under the related Non-Serviced PSA); provided that (a) the Custodian shall perform its duties under this Agreement (including, without limitation, Article II), and be liable to the other parties hereto, with respect to such Non-Serviced Mortgage Loan as if such documents were required to be delivered and included in the Mortgage File and as if the Non-Serviced Custodian’s receipt of the documents contained in the related “mortgage file” delivered under the related Non-Serviced PSA constituted delivery of those same documents to the Custodian under this Agreement, (b) the Custodian shall not resign as the related Non-Serviced Custodian without giving at least thirty (30) days’ advance written notice of resignation to each other party hereto, and (c) if for any reason the Custodian shall resign as Custodian hereunder or resign as the related Non-Serviced Custodian or shall otherwise no longer act as Custodian hereunder or as the related Non-Serviced Custodian or shall otherwise be required to surrender possession of the related “mortgage file” delivered under the related Non-Serviced PSA (including by reason of the Non-Serviced Companion Loan being removed from the related securitization trust), the Custodian shall include the documents contemplated by clauses (ii) through (xviii) above in the Mortgage File for such Non-Serviced Whole Loan (to the extent such documents were delivered in connection with the related Other Securitization) that shall be maintained by it or any successor custodian hereunder.

Notwithstanding anything to the contrary contained herein, with respect to a Joint Mortgage Loan, delivery of the Mortgage File (other than with respect to the original Mortgage Note and the other documents referenced in clause (i) of the definition of “Mortgage File” held by or from the related Mortgage Loan Seller) by either of the applicable Mortgage Loan Sellers shall satisfy the delivery requirements for both of the applicable Mortgage Loan Sellers.

“Mortgage Loan”: Each of the mortgage loans (which, for the avoidance of doubt, includes each Crossed Mortgage Loan Group, each of which, for the purposes of this Agreement, shall be treated as one Mortgage Loan, provided that each individual Crossed Underlying Loan within any such Crossed Mortgage Loan Group shall not be included in this definition of Mortgage Loan) transferred and assigned to the Trustee pursuant to Section 2.01 and to be held by the Trust. As used herein, the term “Mortgage Loan” includes the related Mortgage Note, Mortgage and other documents contained in the related Mortgage File and any related agreements. The term “Mortgage Loan” shall, as of any date of determination, include any Qualified Substitute Mortgage Loan that has replaced a Mortgage Loan pursuant to Section 2.03 and exclude any such replaced Mortgage Loan.

“Mortgage Loan Purchase Agreement”: Each agreement between the Depositor and each Mortgage Loan Seller, relating to the transfer of all of such Mortgage Loan Seller’s right, title and interest in and to the related Mortgage Loans.

“Mortgage Loan Schedule”: The list of Mortgage Loans transferred on the Closing Date to the Trustee as part of the Trust Fund, attached hereto as Exhibit B, as any such schedule may be amended from time to time in connection with a substitution under Section 2.03 and in accordance with the relevant Mortgage Loan Purchase Agreement, and which list sets forth the following information with respect to each Mortgage Loan so transferred:

(i)                         the loan identification number;

(ii)                      the name of the related Mortgage Loan Seller;

(iii)                   the name of the related Mortgaged Property;

(iv)                   the Cut-off Date Balance;

(v)                      the street address, city and state of the related Mortgaged Property;

(vi)                   the date of the related Mortgage Note;

(vii)                the Maturity Date or Anticipated Repayment Date;

(viii)             the Mortgage Rate;

(ix)                    the original term to stated maturity or anticipated repayment date;

(x)                       the remaining term to stated maturity or anticipated repayment date;

(xi)                    the original amortization term;

(xii)                whether the Mortgage Loan is an ARD Loan;

(xiii)             the applicable Servicing Fee Rate; and

(xiv)             the applicable Non-Serviced Primary Servicing Fee Rate (if any).

“Mortgage Loan Seller”: Each of (i) Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company, or its successor in interest, (ii) JPMorgan Chase Bank, National Association, a national banking association, or its successor in interest, (iii) National Cooperative Bank, N.A., a national banking association, or its successor in interest, (iv) Wells Fargo Bank, National Association, a national banking association, or its successor in interest, and (v) Bank of America, National Association, a national banking association, or its successor in interest.

“Mortgage Loan Seller Percentage Interest”: With respect to a Joint Mortgage Loan and each applicable Mortgage Loan Seller with respect thereto, a fraction, expressed as a percentage, the numerator of which is equal to the aggregate Cut-off Date principal balance of the promissory notes contributed by such Mortgage Loan Seller to this securitization, and the denominator of which is equal to the Cut-off Date principal balance of such Joint Mortgage Loan.

“Mortgage Note”: The original executed promissory note(s) evidencing the indebtedness of a Mortgagor under a Mortgage Loan or Companion Loan, as the case may be, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement thereof.

“Mortgage Rate”: With respect to: (i) any Mortgage Loan (including the Non-Serviced Mortgage Loans) or any related Companion Loan on or prior to its Maturity Date, the per annum rate at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan or related Companion Loan (which, in the case of any Componentized Loan, is the weighted average of the interest rates of the respective Components of such Componentized Loan) from time to time in accordance with the related Mortgage Note and applicable law, without giving effect to any default rate or Revised Rate; or (ii) any Mortgage Loan or related Companion Loan after its Maturity Date, the annual rate described in clause (i) above determined without regard to the passage of such Maturity Date. For the avoidance of doubt, the Mortgage Rate of any ARD Loan shall not be construed to include the related Excess Rate.

“Mortgaged Property”: The real property subject to the lien of a Mortgage.

“Mortgagor”: The obligor or obligors on a Mortgage Note, including without limitation, any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

“NCB”: National Cooperative Bank, N.A., a national banking association, or its successor in interest.

“NCB Co-op Mortgage Loan”: Any NCB Mortgage Loan.

“NCB CREFC® Schedule AL File”: Any CREFC® Schedule AL File prepared by NCB with respect to the NCB Mortgage Loans.

“NCB Master Servicer”: NCB, and its successors in interest and assigns, or any successor thereto (as NCB Master Servicer) appointed as provided herein.

“NCB Mortgage Loans”: Those Mortgage Loans sold to the Depositor pursuant to the related Mortgage Loan Purchase Agreement by NCB and indicated as an NCB Mortgage Loan on the Mortgage Loan Schedule.

“NCB Schedule AL Additional File”: Any Schedule AL Additional File prepared by NCB with respect to the NCB Mortgage Loans.

“NCB Special Servicer”: NCB, and its successors in interest and assigns, or any successor special servicer appointed as provided herein (including with respect to any Excluded Special Servicer Loan, if any, the related Excluded Special Servicer appointed pursuant to Section 7.01(g) of this Agreement, as applicable and as the context may require) (as NCB Special Servicer).

“NCB Subordinate Debt Conditions”: With respect to an NCB Co-op Mortgage Loan and any encumbrance of the related Mortgaged Property with a subordinate mortgage, the following conditions: (i) each of the subordinate mortgage loans, or the sole subordinate mortgage loan, to be secured by such subordinate mortgage is made by NCB or any Affiliate thereof (ii) such subordinate mortgage is expressly made in compliance with the underwriting standards which NCB customarily employs in connection with making subordinate mortgages for its own mortgage loan portfolio, (iii) the aggregate outstanding principal balance of the NCB Co-op Mortgage Loan, any other existing loans secured by a mortgage then encumbering the related Mortgaged Property and the proposed new subordinate mortgage loan shall not exceed 40% of the Appraised Value of the related Mortgaged Property, (iv) NCB or any Affiliate thereof that originates the subordinate mortgage loan, executes and delivers to the Custodian on behalf of the NCB Co-Trustee for inclusion in the Mortgage File an intercreditor agreement and subordination agreement with respect to such subordinate mortgage in substantially the form of Exhibit SS hereto or in such other form as shall be acceptable to the NCB Special Servicer and, unless a Control Termination Event has occurred and is continuing, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party) (provided that the Trustee shall not have any responsibility for determining the sufficiency or validity thereof), (v) if the subordinate mortgage loan will not be a fully amortizing loan, the stated maturity date of the subordinate mortgage loan shall be no earlier than the maturity date of the related NCB Co-op Mortgage Loan, (vi) the subordinate mortgage loan is made principally for the purpose of funding capital expenditures, major repairs or reserves at or with respect to the Mortgaged Property in question, (vii) NCB or any Affiliate thereof that originates the subordinate mortgage loan receives borrower legal opinions as to authority and enforceability customarily required of borrowers in connection with the origination of similar mortgage loans; and (viii) the aggregate amount of subordinate debt encumbering the Mortgaged Property in question (including the proposed new subordinate mortgage debt and any other existing loans secured by a mortgage then encumbering the related Mortgaged Property, but excluding the Mortgage Loan in question) does not exceed $10,000,000.

“Net Investment Earnings”: With respect to each applicable Collection Account, the Servicing Accounts or the REO Accounts or the Companion Distribution Account for any period from any Distribution Date to the immediately succeeding P&I Advance Date, the amount, if any, by which the aggregate of all interest and other income realized during such period on funds relating to the Trust held in such account, exceeds the aggregate of all losses, if any, incurred during such period in connection with the investment of such funds in accordance with Section 3.06.

“Net Investment Loss”: With respect to each applicable Collection Account, the Servicing Accounts or the REO Accounts or the Companion Distribution Account for any period from any Distribution Date to the immediately succeeding P&I Advance Date, the amount by which the aggregate of all losses, if any, incurred during such period in connection with the investment of funds relating to the Trust held in such account in accordance with Section 3.06, exceeds the aggregate of all interest and other income realized during such period on such funds.

“Net Mortgage Rate”: With respect to each Mortgage Loan (including a Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of an REO Loan related to any Companion Loan) as of any date of determination, a rate per annum equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after its respective Anticipated Repayment Date), minus the related Administrative Fee Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the applicable Master Servicer, the applicable Special Servicer, a related Non-Serviced Master Servicer or a related Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related Mortgagor; provided, further, that for any Mortgage Loan that does not accrue interest on the basis of a 360-day year consisting of twelve (12) 30-day months, then, solely for purposes of calculating Pass-Through Rates and the Weighted Average Net Mortgage Rate, the Net Mortgage Rate of such Mortgage Loan for any one month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve (12) 30-day months in order to produce the aggregate amount of interest actually accrued in respect of such Mortgage Loan during such one month period at the related Net Mortgage Rate; provided, further, that, with respect to each Actual/360 Mortgage Loan, commencing in 2027, the Net Mortgage Rate for the one month period (A) preceding the Due Dates that occur in January and February in any year which is not a leap year or preceding the Due Date that occurs in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date), will be determined exclusive of any Withheld Amounts, and (B) preceding the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of the amounts withheld in the immediately preceding January and February, if applicable. With respect to any REO Loan (but excluding any related Companion Loan), the Net Mortgage Rate shall be calculated as described above, determined as if the predecessor Mortgage Loan had remained outstanding.

“Net Operating Income”: With respect to any Mortgaged Property, for any Mortgagor’s fiscal year end, Net Operating Income will be calculated in accordance with the standard definition of “Net Operating Income” approved from time to time endorsed and put forth by the CREFC®.

“New Lease”: Any lease of REO Property entered into at the direction of the applicable Special Servicer on behalf of the Trust, including any lease renewed, modified or extended on behalf of the Trust, if the Trust has the right to renegotiate the terms of such lease.

“Non-Book Entry Certificates”: As defined in Section 5.02(c).

“Nonrecoverable Advance”: Any Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance. For the avoidance of doubt, Workout-Delayed Reimbursement Amounts shall constitute Nonrecoverable Advances only when the Person making such determination in accordance with the procedures specified herein, and taking into account factors such as all other outstanding Advances, either (a) has determined that such Workout-Delayed Reimbursement Amounts, would not ultimately be recoverable from Late Collections, Default Interest, Insurance and Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of such Mortgage Loan or the related REO Property (without giving effect to potential recoveries on deficiency judgments or recoveries from guarantors), or (b) has determined that such Workout-Delayed Reimbursement Amount, along with any other Workout-Delayed Reimbursement Amounts (that have not been reimbursed to the party that made such Advance) or unreimbursed Nonrecoverable Advances, would not be ultimately recoverable from the principal portion of future general collections on the Mortgage Loans and REO Properties.

“Nonrecoverable P&I Advance”: Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) which the Trustee determines in its good faith and reasonable judgment or the applicable Master Servicer or the applicable Special Servicer determines in accordance with the Servicing Standard, will not be ultimately recoverable, together with any accrued and unpaid interest thereon at the Reimbursement Rate, from Late Collections or any other recovery on or in respect of such Mortgage Loan or REO Loan (but excluding any related Companion Loan); provided, however, that the applicable Special Servicer may, at its option, make a determination in accordance with the Servicing Standard, that any P&I Advance previously made or proposed to be made is or would be a Nonrecoverable P&I Advance and shall deliver to the applicable Master Servicer (and with respect to a Serviced Mortgage Loan, to any Other Servicer, and with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the Certificate Administrator, the Trustee, the Operating Advisor and the 17g-5 Information Provider notice of such determination. Any such determination (other than by the applicable Special Servicer) shall not be binding upon (but may be conclusively relied upon by) the applicable Master Servicer and the Trustee, and any such determination by the applicable Special Servicer shall be conclusive and binding upon the applicable Master Servicer and the Trustee (but this statement shall not be construed to entitle the applicable Special Servicer to reverse the determination of the applicable Master Servicer or the Trustee or to prohibit the applicable Master Servicer or the Trustee from making a determination that a P&I Advance would be a Nonrecoverable Advance), provided, however, that such Special Servicer shall have no such obligation to make an affirmative determination that any P&I Advance is or would be recoverable and in the absence of a determination by such Special Servicer that such P&I Advance is or would be a Nonrecoverable P&I Advance, such decision shall remain with the applicable Master Servicer or Trustee, as applicable. If a Special Servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance is a Nonrecoverable P&I Advance, the applicable Master Servicer and the Trustee shall have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance is a Nonrecoverable P&I Advance. With respect to any Non-Serviced Whole Loan, if any Non-Serviced Master Servicer, Non-Serviced Trustee or Non-Serviced Special Servicer, as applicable, in connection with a securitization of the related Non-Serviced Companion Loan determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination shall not be binding on the applicable Master Servicer and the Trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to the related Non-Serviced Mortgage Loan, if the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, determines that any P&I Advance with respect to a related Non-Serviced Mortgage Loan, if made, would be a Nonrecoverable P&I Advance, such determination shall not be binding on the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and related Non-Serviced Trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise). In making such recoverability determination, the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, will be entitled (a) to consider (among other things) (i) the obligations of the Mortgagor under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the applicable Master Servicer or the applicable Special Servicer or in its good faith and reasonable judgment in the case of the Trustee, solely in its capacity as Trustee) regarding the possibility and effects of future adverse changes with respect to such Mortgaged Properties, (b) to estimate and consider (consistent with the Servicing Standard in the case of the applicable Master Servicer and the applicable Special Servicer or in its good faith and reasonable judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) future expenses, (c) to estimate and consider (consistent with the Servicing Standard in the case of the applicable Master Servicer and the applicable Special Servicer or in its good faith and reasonable judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) the timing of recoveries and (d) to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the applicable Master Servicer, in light of the fact that related proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any Person, in considering whether a P&I Advance is a Nonrecoverable Advance, will be entitled to give due regard to the existence of any outstanding Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans, the reimbursement of which, at the time of such consideration, is being deferred or delayed by a Master Servicer or the Trustee because there is insufficient principal available for such recovery, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the P&I Advance under consideration, but also as a potential source of reimbursement of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts which are or may be being deferred or delayed. In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and, consistent with the Servicing Standard, in the case of the applicable Master Servicer or in its good faith and reasonable judgment in the case of the Trustee (solely in its capacity as Trustee), may obtain at the expense of the Trust any reasonably required analysis, Appraisals or market value estimates or other information for making a recoverability determination (and, upon reasonable request by the Trustee, the applicable Master Servicer or the applicable Special Servicer, as applicable, the applicable Master Servicer or the applicable Special Servicer shall deliver any relevant Appraisals or market value estimates in its possession to the requesting party for such purpose). Absent bad faith, the applicable Master Servicer’s, the applicable Special Servicer’s or the Trustee’s determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Certificateholders and the VRR Interest Owners. The determination by the applicable Master Servicer, the applicable Special Servicer or the Trustee, as the case may be, that a Nonrecoverable P&I Advance has been made or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer’s Certificate delivered by either the applicable Special Servicer or the applicable Master Servicer to the other and to the Trustee, the Certificate Administrator and the Directing Certificateholder (but in the case of the Directing Certificateholder, only prior to the occurrence and continuance of a Consultation Termination Event and only with respect to any Mortgage Loan other than an Excluded Loan as to such party) (and in the case of a Serviced Mortgage Loan, any Other Servicer), the Operating Advisor (but only in the case of a Special Servicer) and the Depositor, or by the Trustee to the

Depositor, the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor and the Certificate Administrator (and, in the case of a Serviced Mortgage Loan, any Other Servicer). The Officer’s Certificate shall set forth such determination of nonrecoverability and the considerations of the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, related income and expense statements, rent rolls (or, with respect to residential cooperative properties, maintenance schedules), occupancy status, property inspections and any other information used by such Master Servicer, such Special Servicer or the Trustee, as applicable, to make such determination and shall include any existing Appraisal of the related Mortgage Loan or the related Mortgaged Property). The Trustee shall be entitled to conclusively rely on the applicable Master Servicer’s or the applicable Special Servicer’s determination that a P&I Advance is or would be nonrecoverable, and each Master Servicer and the Trustee shall be entitled to conclusively rely on and shall be bound by the applicable Special Servicer’s determination that a P&I Advance is or would be nonrecoverable. In the case of a cross-collateralized Mortgage Loan (if any), such recoverability determination shall take into account the cross-collateralization of the related cross-collateralized Mortgage Loan.

“Nonrecoverable Servicing Advance”: Any Servicing Advance previously made or proposed to be made in respect of a Serviced Mortgage Loan, Serviced Whole Loan or REO Property which the Trustee determines in its good faith and reasonable judgment, or the applicable Master Servicer or applicable Special Servicer determines in accordance with the Servicing Standard, as the case may be, will not be ultimately recoverable, together with any accrued and unpaid interest thereon, at the Reimbursement Rate, from Late Collections or any other recovery on or in respect of such Mortgage Loan, Serviced Whole Loan or REO Property. In making such recoverability determination, such Person will be entitled (a) to consider (among other things) (i) the obligations of the Mortgagor under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the applicable Master Servicer or the applicable Special Servicer or in its good faith and reasonable judgment in the case of the Trustee, solely in its capacity as Trustee) regarding the possibility and effects of future adverse changes with respect to such Mortgaged Properties, (b) to estimate and consider (consistent with the Servicing Standard in the case of the applicable Master Servicer or the applicable Special Servicer or in its good faith and reasonable judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) future expenses, (c) to estimate and consider (consistent with the Servicing Standard in the case of the applicable Master Servicer or the applicable Special Servicer or in its good faith and reasonable judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) the timing of recoveries and (d) to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the applicable Master Servicer or the Trustee because there is insufficient principal available for such recovery, in light of the fact that related proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any Person, in considering whether a Servicing Advance is a Nonrecoverable Servicing Advance, will be entitled to give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts with respect to other Mortgage Loans, the reimbursement of which, at the time of such consideration, is being deferred or delayed by a Master Servicer, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the Servicing Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts which are or may be being deferred or delayed. In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and, consistent with the Servicing Standard, in the case of the applicable Master Servicer or in its good faith and reasonable judgment in the case of the Trustee (solely in its capacity as Trustee), may obtain at the expense of the Trust any reasonably required analysis, Appraisals or market value estimates or other information for making a recoverability determination (and, upon a reasonable request by the Trustee, the applicable Master Servicer or the applicable Special Servicer, as applicable, the applicable Master Servicer or the applicable Special Servicer shall deliver any relevant Appraisals or market value estimates in its possession to the requesting party for such purpose). Absent bad faith, the applicable Master Servicer’s, the applicable Special Servicer’s or the Trustee’s determination as to the recoverability of any Servicing Advance shall be conclusive and binding on the Certificateholders and the VRR Interest Owners. The determination by the applicable Master Servicer, the applicable Special Servicer or the Trustee, as the case may be, that a Nonrecoverable Servicing Advance has been made or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer’s Certificate delivered by either the applicable Special Servicer or the applicable Master Servicer to the other and to the Trustee, the Certificate Administrator, the Directing Certificateholder (but in the case of the Directing Certificateholder, only prior to the occurrence and continuance of a Consultation Termination Event and only with respect to any Mortgage Loan other than an Excluded Loan as to such party) (and in the case of a Serviced Mortgage Loan, any Other Servicer), the Operating Advisor (but only in the case of a Special Servicer) and the Depositor, or by the Trustee to the Depositor, the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor and the Certificate Administrator (and in the case of a Serviced Mortgage Loan, any Other Servicer); provided, however, that the applicable Special Servicer may, at its option, make a determination in accordance with the Servicing Standard, that any Servicing Advance previously made or proposed to be made is a Nonrecoverable Servicing Advance and shall deliver to the applicable Master Servicer (and with respect to a Serviced Mortgage Loan, to any Other Servicer), the Certificate Administrator, the Trustee, the Operating Advisor and the 17g-5 Information Provider notice of such determination. Any such determination (other than by the applicable Special Servicer) shall not be binding upon (but may be conclusively relied upon by) the applicable Master Servicer and the Trustee, and any such determination by the applicable Special Servicer shall be binding upon the applicable Master Servicer and the Trustee (but this statement shall not be construed to entitle the applicable Special Servicer to reverse the determination of the applicable Master Servicer or the Trustee or to prohibit the applicable Master Servicer or the Trustee from making a determination that a Servicing Advance would be a Nonrecoverable Advance), provided, however, that the applicable Special Servicer shall have no such obligation to make an affirmative determination that any Servicing Advance is or would be recoverable and in the absence of a determination by the applicable Special Servicer that such Servicing Advance is or would be a Nonrecoverable Servicing Advance, such decision shall remain with the applicable Master Servicer or the Trustee, as applicable. If the applicable Special Servicer makes a determination that only a portion, and not all, of any previously made or proposed Servicing Advance is a Nonrecoverable Servicing Advance, the applicable Master Servicer and the Trustee shall each have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed Servicing Advance is a Nonrecoverable Servicing Advance. The Officer’s Certificate shall set forth such determination of nonrecoverability and the considerations of the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, related income and expense statements, rent rolls (or, with respect to residential cooperative properties, maintenance schedules), occupancy status, property inspections and any other information used by such Master Servicer, such Special Servicer or the Trustee, as applicable, to make such determination and shall include any existing Appraisal with respect to the related Mortgage Loan, Serviced Companion Loan or related Mortgaged Property). The applicable Special Servicer shall promptly furnish any party required to make Servicing Advances hereunder with any information in its possession regarding the Specially Serviced Loans and REO Properties as such party required to make Servicing Advances may reasonably request for purposes of making recoverability determinations. The Trustee shall be entitled to conclusively rely on the applicable Master Servicer’s or the applicable Special Servicer’s determination that a Servicing Advance is or would be nonrecoverable, and the applicable Master Servicer shall be entitled to conclusively rely on the applicable Special Servicer’s determination that a Servicing Advance is or would be nonrecoverable. Notwithstanding anything herein to the contrary, if the applicable Special Servicer requests that the applicable Master Servicer make a Servicing Advance, such Master Servicer may conclusively rely on such request as evidence that such advance is not a Nonrecoverable Servicing Advance; provided, however, that such Special Servicer shall not be entitled to make such a request more frequently than once per calendar month with respect to Servicing Advances other than emergency advances (although such request may relate to more than one Servicing Advance). In the case of a cross-collateralized Mortgage Loan (if any), such recoverability determination shall take into account the cross-collateralization of the related cross-collateralized Mortgage Loan. The determination as to the recoverability of any servicing advance or property protection advance previously made or proposed to be made in respect of a Non-Serviced Whole Loan shall be made by the related Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee, as the case may be, pursuant to the related Non-Serviced PSA.

“Non-Registered Certificate”: Unless and until registered under the Securities Act, any Class X-D, Class X-E, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class V or Class R Certificate.

“Non-Serviced Certificate Administrator”: The “Certificate Administrator” under a Non-Serviced PSA.

“Non-Serviced Companion Loan”: Each of the Non-Serviced Pari Passu Companion Loans and the Non-Serviced Subordinate Companion Loans.

“Non-Serviced Custodian”: With respect to each Non-Serviced Whole Loan, the “Custodian” under the related Non-Serviced PSA.

“Non-Serviced Depositor”: The “Depositor” under a Non-Serviced PSA.

“Non-Serviced Gain-on-Sale Proceeds”: Any “gain-on-sale proceeds” received in respect of a Non-Serviced Mortgage Loan pursuant to the related Non-Serviced PSA.

“Non-Serviced Intercreditor Agreement”: Each Intercreditor Agreement related to a Non-Serviced Whole Loan.

“Non-Serviced Master Servicer”: The “Master Servicer” or “Servicer” under a Non-Serviced PSA.

“Non-Serviced Mortgage Loan”: Each of the Marriott Anchorage Downtown Mortgage Loan, The Falls Mortgage Loan (on and after The Falls Servicing Shift Securitization Date), the NOVA Retail 2-Pack Mortgage Loan and the Sheraton Denver Downtown Hotel Mortgage Loan.

“Non-Serviced Mortgaged Property”: With respect to each Non-Serviced Mortgage Loan, Non-Serviced Companion Loan and Non-Serviced Whole Loan, on and after the related Servicing Shift Securitization Date, Servicing Shift Whole Loan, the related Mortgaged Property that secures such Non-Serviced Mortgage Loan, Non-Serviced Companion Loan and Non-Serviced Whole Loan.

“Non-Serviced Operating Advisor”: The “Operating Advisor” (or analogous term) (if any) under a Non-Serviced PSA.

“Non-Serviced Pari Passu Companion Loan”: With respect to each Non-Serviced Whole Loan, any related promissory note that is pari passu in right of payment with the related Non-Serviced Mortgage Loan.

“Non-Serviced Paying Agent”: The “Paying Agent” (or analogous term) under a Non-Serviced PSA.

“Non-Serviced Primary Servicing Fee”: With respect to each Non-Serviced Mortgage Loan, the fee payable to the Non-Serviced Master Servicer pursuant to the related Non-Serviced PSA.

“Non-Serviced Primary Servicing Fee Rate”: With respect to the Marriott Anchorage Downtown Mortgage Loan, The Falls Mortgage Loan (on and after The Falls Servicing Shift Securitization Date), the NOVA Retail 2-Pack Mortgage Loan and the Sheraton Denver Downtown Hotel Mortgage Loan, 0.00125% per annum.

“Non-Serviced PSA”: With respect to (i) the Marriott Anchorage Downtown Mortgage Loan and the NOVA Retail 2-Pack Mortgage Loan, the WFCM 2026-C66 PSA, (ii) The Falls Mortgage Loan, on and after The Falls Servicing Shift Securitization Date, the pooling and servicing agreement that creates the trust whose assets include The Falls Lead Note and (iii) the Sheraton Denver Downtown Hotel Mortgage Loan, the BANK 2025-BNK51 PSA.

“Non-Serviced Special Servicer”: The applicable “Special Servicer” of a Non-Serviced Whole Loan under a Non-Serviced PSA.

“Non-Serviced Subordinate Companion Loan”: With respect to any Non-Serviced Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Non-Serviced Mortgage Loan. As of the Closing Date, there are no Non-Serviced Subordinate Companion Loan.

“Non-Serviced Trust”: The “Trust” formed under a Non-Serviced PSA.

“Non-Serviced Trustee”: The “Trustee” under a Non-Serviced PSA.

“Non-Serviced Whole Loan”: Each of the Marriott Anchorage Downtown Whole Loan, The Falls Whole Loan (on and after The Falls Lead Note Securitization Date), the NOVA Retail 2-Pack Whole Loan and the Sheraton Denver Downtown Hotel Whole Loan.

“Non-Serviced Whole Loan Controlling Holder”: The “directing holder” or similarly defined party under a Non-Serviced PSA.

“Non-Specially Serviced Loan”: Any Serviced Mortgage Loan or Serviced Companion Loan that is not a Specially Serviced Loan.

“Non-U.S. Beneficial Ownership Certification”: As defined in Section 5.03(f).

“Non-U.S. Tax Person”: Any person other than a U.S. Tax Person.

“Non-Retained Percentage”: An amount expressed as a percentage equal to 100% less the Required Credit Risk Retention Percentage. For the avoidance of doubt, at all times, the sum of the Required Credit Risk Retention Percentage and the Non-Retained Percentage shall equal 100%.

“Notional Amount”: With respect to each of the following Classes of Certificates or Upper-Tier Regular Interests, the amount set forth next to it in the table below:

Class of Certificates or Upper-Tier Regular Interest	Notional Amount
Class A-4-X1 Certificates	Class A-4-X1 Notional Amount
Class A-4-X2 Certificates	Class A-4-X2 Notional Amount
Class A-4-X1 Upper-Tier Regular Interest	Class A-4-X1 UT Notional Amount
Class A-4-X2 Upper-Tier Regular Interest	Class A-4-X2 UT Notional Amount
Class A-5-X1 Certificates	Class A-5-X1 Notional Amount
Class A-5-X2 Certificates	Class A-5-X2 Notional Amount
Class A-5-X1 Upper-Tier Regular Interest	Class A-5-X1 UT Notional Amount
Class A-5-X2 Upper-Tier Regular Interest	Class A-5-X2 UT Notional Amount
Class X-A Certificates	Class X-A Notional Amount
Class X-B Certificates	Class X-B Notional Amount
Class X-D Certificates	Class X-D Notional Amount
Class X-E Certificates	Class X-E Notional Amount
Class X-F Certificates	Class X-F Notional Amount
Class X-G Certificates	Class X-G Notional Amount
Class A-S-X1 Certificates	Class A-S-X1 Notional Amount
Class A-S-X2 Certificates	Class A-S-X2 Notional Amount
Class A-S-X1 Upper-Tier Regular Interest	Class A-S-X1 UT Notional Amount
Class A-S-X2 Upper-Tier Regular Interest	Class A-S-X2 UT Notional Amount
Class B-X1 Certificates	Class B-X1 Notional Amount
Class B-X2 Certificates	Class B-X2 Notional Amount
Class B-X1 Upper-Tier Regular Interest	Class B-X1 UT Notional Amount
Class B-X2 Upper-Tier Regular Interest	Class B-X2 UT Notional Amount
Class C-X1 Certificates	Class C-X1 Notional Amount
Class C-X2 Certificates	Class C-X2 Notional Amount
Class C-X1 Upper-Tier Regular Interest	Class C-X1 UT Notional Amount

Class of Certificates or Upper-Tier Regular Interest	Notional Amount
Class C-X2 Upper-Tier Regular Interest	Class C-X2 UT Notional Amount

“NOVA Retail 2-Pack Intercreditor Agreement”: That certain Co-Lender Agreement, dated as of March 25, 2026, by and between the holders of the respective promissory notes evidencing the NOVA Retail 2-Pack Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“NOVA Retail 2-Pack Mortgage Loan”: With respect to the NOVA Retail 2-Pack Whole Loan, the Mortgage Loan that is included in the Trust (identified as Mortgage Loan No. 8 on the Mortgage Loan Schedule), which is evidenced by the related promissory notes A-1-2 and A-2.

“NOVA Retail 2-Pack Mortgaged Property”: The Mortgaged Property that secures the NOVA Retail 2-Pack Whole Loan.

“NOVA Retail 2-Pack Pari Passu Companion Loan”: With respect to the NOVA Retail 2-Pack Whole Loan, as of the Closing Date, the Pari Passu Companion Loan evidenced by the related promissory notes A-1-1, A-3, A-4, A-5, A-6, made by the related Mortgagor and secured by the Mortgage on the NOVA Retail 2-Pack Mortgaged Property, which Pari Passu Companion Loan is not included in the Trust and is pari passu in right of payment to the NOVA Retail 2-Pack Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the NOVA Retail 2-Pack Intercreditor Agreement.

“NOVA Retail 2-Pack Whole Loan”: The NOVA Retail 2-Pack Mortgage Loan together with the NOVA Retail 2-Pack Pari Passu Companion Loan, each of which is secured by the same Mortgage on the NOVA Retail 2-Pack Mortgaged Property. References herein to the NOVA Retail 2-Pack Whole Loan shall be construed to refer to the aggregate indebtedness under the NOVA Retail 2-Pack Mortgage Loan and the NOVA Retail 2-Pack Pari Passu Companion Loan.

“NRSRO”: Any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act, including the Rating Agencies.

“NRSRO Certification”: A certification (a) substantially in the form of Exhibit P-2 executed by a NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s Website, in either case in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency under this Agreement or that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 of the Exchange Act, that such NRSRO has access to the Depositor’s 17g-5 website and that such NRSRO will keep such information confidential, except to the extent such information has been made available to the general public. Each NRSRO shall be deemed to recertify to the foregoing each time it accesses the Certificate Administrator’s Website.

“OCC”: Office of the Comptroller of the Currency.

“Officer’s Certificate”: A certificate signed by a Servicing Officer of the applicable Master Servicer or the applicable Special Servicer or any Additional Servicer, as the case may be, or a Responsible Officer of the Trustee or Certificate Administrator, as the case may be.

“Offshore Transaction”: Any “offshore transaction” as defined in Rule 902(h) of Regulation S.

“One Dag Intercreditor Agreement”: That certain Co-Lender Agreement, dated as of June 15, 2026, by and between the holders of the respective promissory notes evidencing the One Dag Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“One Dag Mortgage Loan”: With respect to the One Dag Whole Loan, the Mortgage Loan that is included in the Trust (identified as Mortgage Loan No. 1 on the Mortgage Loan Schedule), which is evidenced by the related promissory note A-1.

“One Dag Mortgaged Property”: The Mortgaged Property that secures the One Dag Whole Loan.

“One Dag Pari Passu Companion Loan”: With respect to the One Dag Whole Loan, as of the Closing Date, the Pari Passu Companion Loan evidenced by the related promissory notes A-2 and A-3, made by the related Mortgagor and secured by the Mortgage on the One Dag Mortgaged Property, which Pari Passu Companion Loan is not included in the Trust and is pari passu in right of payment to the One Dag Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the One Dag Intercreditor Agreement.

“One Dag Whole Loan”: The One Dag Mortgage Loan together with the One Dag Pari Passu Companion Loan, each of which is secured by the same Mortgage on the One Dag Mortgaged Property. References herein to the One Dag Whole Loan shall be construed to refer to the aggregate indebtedness under the One Dag Mortgage Loan and the One Dag Pari Passu Companion Loan.

“Operating Advisor”: Park Bridge Lender Services LLC, a New York limited liability company, and its successors-in-interest and assigns, or any successor operating advisor appointed as herein provided.

“Operating Advisor Annual Report”: As defined in Section 3.26(c)(i).

“Operating Advisor Consulting Fee”: A fee for each Major Decision on which the Operating Advisor has consulting obligations and performed its duties with respect to such Major Decision equal to $10,000 (or such lesser amount as the related Mortgagor actually pays) with respect to any Serviced Mortgage Loan (other than any Servicing Shift Mortgage Loan), payable pursuant to Section 3.05 of this Agreement; provided, however, that no such fee shall be payable unless specifically paid by the related Mortgagor as a separately identifiable fee; provided, further, that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates and the corresponding portion of the VRR Interest have been reduced to zero as a result of the allocation of Realized Losses and VRR Interest Realized Losses to such Certificates and VRR Interest, as applicable, such fee shall be payable in full to the Operating Advisor as an expense of the Trust; provided, further, that the applicable Master Servicer or the applicable Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard (provided that the applicable Master Servicer or the applicable Special Servicer, as applicable, shall consult, on a non-binding basis, with the Operating Advisor prior to any such waiver or reduction).

“Operating Advisor Expenses”: With respect to any Distribution Date, an amount equal to any unreimbursed indemnification amounts or additional trust fund expenses payable to the Operating Advisor pursuant to this Agreement (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

“Operating Advisor Fee”: With respect to each Mortgage Loan and REO Loan (but excluding any related Companion Loan), the fee payable to the Operating Advisor pursuant to Section 3.26(i).

“Operating Advisor Fee Rate”: With respect to each Interest Accrual Period related to any applicable Distribution Date, a per annum rate of 0.00178%.

“Operating Advisor Standard”: The requirement that the Operating Advisor must act solely on behalf of the Trust and in the best interest of, and for the benefit of, the Certificateholders, the VRR Interest Owners and, with respect to any Serviced Whole Loan, for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders, the VRR Interest Owners and Companion Holders constituted a single lender), and not in the best interest of, or for the benefit of, any particular Class of Certificateholders or particular VRR Interest Owner (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its Affiliates may have with any of the underlying Mortgagors, any Sponsor, any Mortgage Loan Seller, the Depositor, each Master Servicer, each Special Servicer, the Asset Representations Reviewer, the Directing Certificateholder, any Certificateholder, any VRR Interest Owner, any Risk Retention Consultation Party or any of their Affiliates.

“Operating Advisor Termination Event”: Any of the following events, whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)                any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under this Agreement, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Operating Advisor by any party to this Agreement or to the Operating Advisor, the Certificate Administrator and the Trustee by the Certificateholders having greater than 25% of the aggregate Voting Rights, provided that any such failure which is not curable within such thirty (30) day period, the Operating Advisor will have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure within the initial thirty (30) day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)               any failure by the Operating Advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Operating Advisor by any party to this Agreement;

(c)                any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Operating Advisor by any party to this Agreement;

(d)               a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the operating advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days;

(e)                the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)                the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

“Opinion of Counsel”: A written opinion of counsel, who may, without limitation, be salaried counsel for the Depositor, a Master Servicer, a Special Servicer, the Operating Advisor or the Asset Representations Reviewer, acceptable in form and delivered to the Trustee and the Certificate Administrator, except that any opinion of counsel relating to (a) the qualification of any Trust REMIC as a REMIC, (b) compliance with the REMIC Provisions, (c) the qualification of the Grantor Trust as a grantor trust, or (d) the resignation of any Master Servicer, any Special Servicer or the Depositor pursuant to Section 6.05, must be an opinion of counsel who is in fact Independent of the Depositor, such Master Servicer, such Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

“Original Certificate Balance”: As defined in the Preliminary Statement.

“Original Lower-Tier Principal Amount”: With respect to any Class of Lower-Tier Regular Interest or the LRI Uncertificated Interest, the initial principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

“Original Notional Amount”: As defined in the Preliminary Statement.

“Original VRR Interest Balance”: With respect to any of the VRR Interest, the Class RR Certificates or the RR Interest, as applicable, the initial aggregate principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

“Other Asset Representations Reviewer”: Any asset representations reviewer under an Other Pooling and Servicing Agreement.

“Other Certificate Administrator”: Any certificate administrator under an Other Pooling and Servicing Agreement.

“Other Depositor”: Any depositor under an Other Pooling and Servicing Agreement.

“Other Exchange Act Reporting Party”: With respect to any Other Securitization that is subject to the reporting requirements of the Exchange Act, the Other Servicer, Other Trustee, Other Certificate Administrator or Other Depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or filing of Form 8-K, Form 10-D, Form ABS-EE and Form 10-K with respect to such Other Securitization, as identified in writing to the parties to this Agreement; and, with respect to any Other Securitization that is not subject to the reporting requirements of the Exchange Act, the trustee, certificate administrator, master servicer, special servicer or depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or dissemination of periodic distribution date statements or similar reports, as identified in writing to the parties to this Agreement.

“Other Pooling and Servicing Agreement”: Any trust and servicing agreement or pooling and servicing agreement that creates a trust whose assets include any Serviced Companion Loan.

“Other Securitization”: As defined in Section 11.06.

“Other Servicer”: Any master servicer or special servicer, as applicable, under an Other Pooling and Servicing Agreement.

“Other Trustee”: Any trustee under an Other Pooling and Servicing Agreement.

“Ownership Interest”: As to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“P&I Advance”: As to any Mortgage Loan or REO Loan (but not any related Companion Loan), any advance made by the applicable Master Servicer or the Trustee, as applicable, pursuant to Section 4.03 or Section 7.05.

“P&I Advance Date”: The Business Day immediately prior to each Distribution Date.

“P&I Advance Determination Date”: With respect to any Distribution Date, the close of business on the related Determination Date.

“Pari Passu Companion Loans”: Collectively, the Serviced Pari Passu Companion Loans and the Non-Serviced Pari Passu Companion Loans.

“Pari Passu Companion Loan Holder”: Any holder of record of any Serviced Pari Passu Companion Loan or Non-Serviced Pari Passu Companion Loan.

“Pass-Through Rate”: With respect to each Class of Certificates or Upper-Tier Regular Interest, the rate set forth next to it in the table below:

Class of Certificates or Upper-Tier Regular Interest	Pass-Through Rate
Class A-1 Certificates	Class A-1 Pass-Through Rate
Class A-SB Certificates	Class A-SB Pass-Through Rate
Class A-4 Certificates	Class A-4 Pass-Through Rate
Class A-4-1 Certificates	Class A-4-1 Pass-Through Rate
Class A-4-2 Certificates	Class A-4-2 Pass-Through Rate
Class A-4-X1 Certificates	Class A-4-X1 Pass-Through Rate
Class A-4-X2 Certificates	Class A-4-X2 Pass-Through Rate
Class A-4 Upper-Tier Regular Interest	Class A-4 UT Pass-Through Rate
Class A-4-X1 Upper-Tier Regular Interest	Class A-4-X1 UT Pass-Through Rate
Class A-4-X2 Upper-Tier Regular Interest	Class A-4-X2 UT Pass-Through Rate
Class A-5 Certificates	Class A-5 Pass-Through Rate
Class A-5-1 Certificates	Class A-5-1 Pass-Through Rate
Class A-5-2 Certificates	Class A-5-2 Pass-Through Rate
Class A-5-X1 Certificates	Class A-5-X1 Pass-Through Rate
Class A-5-X2 Certificates	Class A-5-X2 Pass-Through Rate
Class A-5 Upper-Tier Regular Interest	Class A-5 UT Pass-Through Rate
Class A-5-X1 Upper-Tier Regular Interest	Class A-5-X1 UT Pass-Through Rate
Class A-5-X2 Upper-Tier Regular Interest	Class A-5-X2 UT Pass-Through Rate
Class X-A Certificates	Class X-A Pass-Through Rate
Class X-B Certificates	Class X-B Pass-Through Rate
Class X-D Certificates	Class X-D Pass-Through Rate
Class X-E Certificates	Class X-E Pass-Through Rate
Class X-F Certificates	Class X-F Pass-Through Rate
Class X-G Certificates	Class X-G Pass-Through Rate
Class A-S Certificates	Class A-S Pass-Through Rate
Class A-S-1 Certificates	Class A-S-1 Pass-Through Rate
Class A-S-2 Certificates	Class A-S-2 Pass-Through Rate
Class A-S-X1 Certificates	Class A-S-X1 Pass-Through Rate
Class A-S-X2 Certificates	Class A-S-X2 Pass-Through Rate
Class A-S Upper-Tier Regular Interest	Class A-S UT Pass-Through Rate
Class A-S-X1 Upper-Tier Regular Interest	Class A-S-X1 UT Pass-Through Rate
Class A-S-X2 Upper-Tier Regular Interest	Class A-S-X2 UT Pass-Through Rate
Class B Certificates	Class B Pass-Through Rate
Class B-1 Certificates	Class B-1 Pass-Through Rate
Class B-2 Certificates	Class B-2 Pass-Through Rate
Class B-X1 Certificates	Class B-X1 Pass-Through Rate
Class B-X2 Certificates	Class B-X2 Pass-Through Rate
Class B Upper-Tier Regular Interest	Class B UT Pass-Through Rate
Class B-X1 Upper-Tier Regular Interest	Class B-X1 UT Pass-Through Rate
Class B-X2 Upper-Tier Regular Interest	Class B-X2 UT Pass-Through Rate

Class of Certificates or Upper-Tier Regular Interest	Pass-Through Rate
Class C Certificates	Class C Pass-Through Rate
Class C-1 Certificates	Class C-1 Pass-Through Rate
Class C-2 Certificates	Class C-2 Pass-Through Rate
Class C-X1 Certificates	Class C-X1 Pass-Through Rate
Class C-X2 Certificates	Class C-X2 Pass-Through Rate
Class C Upper-Tier Regular Interest	Class C UT Pass-Through Rate
Class C-X1 Upper-Tier Regular Interest	Class C-X1 UT Pass-Through Rate
Class C-X2 Upper-Tier Regular Interest	Class C-X2 UT Pass-Through Rate
Class D Certificates	Class D Pass-Through Rate
Class E Certificates	Class E Pass-Through Rate
Class F Certificates	Class F Pass-Through Rate
Class G Certificates	Class G Pass-Through Rate

The Pass-Through Rate for each Class of Lower-Tier Regular Interests and the LRI Uncertificated Interest on any Distribution Date will be the Weighted Average Net Mortgage Rate for such Distribution Date.

“PCAOB”: The Public Company Accounting Oversight Board.

“Penalty Charges”: With respect to any Serviced Mortgage Loan or Serviced Companion Loan (or any successor REO Loan), any amounts actually collected thereon (or, in the case of a Serviced Companion Loan (or any successor REO Loan thereto) that is part of a Serviced Whole Loan, actually collected on such Serviced Whole Loan, and allocated and paid on such Serviced Companion Loan (or any successor REO Loan), as applicable, in accordance with the related Intercreditor Agreement) that represent late payment charges or Default Interest, other than a Prepayment Premium, a Yield Maintenance Charge or any Excess Interest.

“Percentage Interest”: As to any Certificate (other than the Class R and Class V Certificates), the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate (other than the Class R and Class V Certificates), the percentage interest is equal to the Denomination as of the Closing Date of such Certificate (subject, in the case of an Exchangeable Certificate, to any adjustments thereto as reflected on the schedule attached to such Certificate) divided by the Original Certificate Balance or Original Notional Amount, as applicable, of such Class of Certificates as of the Closing Date (subject, in the case of an Exchangeable Certificate, to any adjustments thereto as reflected on the schedule attached to such Certificate). With respect to a Class R or a Class V Certificate, the Percentage Interest is set forth on the face thereof. As to the VRR Interest, the “Percentage Interest” of the related VRR Interest Owner shall be its respective percentage interest in distributions required to be made with respect to the VRR Interest and all rights of the VRR Interest hereunder. With respect to the Class RR Certificates and any certificate representing an interest therein, the percentage interest is equal to the initial balance on the face of such certificate divided by the Original VRR Interest Balance. With respect to the RR Interest, the percentage interest is equal to 20.3%.

“Performance Certification”: As defined in Section 11.06.

“Performing Party”: As defined in Section 11.12.

“Periodic Payment”: With respect to any Mortgage Loan or any related Companion Loan, the scheduled monthly payment of principal and/or interest (other than Excess Interest) on such Mortgage Loan or Companion Loan, including any Balloon Payment, which is payable (as the terms of the applicable Mortgage Loan or Companion Loan may be changed or modified in connection with a bankruptcy or similar proceedings involving the related Mortgagor or by reason of a modification, extension, waiver or amendment granted or agreed to pursuant to the terms hereof) by a Mortgagor from time to time under the related Mortgage Note and applicable law, without regard to any acceleration of principal of such Mortgage Loan or Companion Loan by reason of default thereunder and without regard to any Excess Interest.

“Permitted Investments”: Any one or more of the following obligations or securities (including obligations or securities of the Certificate Administrator, or managed by the Certificate Administrator or any Affiliate of the Certificate Administrator, if otherwise qualifying hereunder), regardless of whether issued by the Depositor, the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, or any of their respective Affiliates and having the required ratings, if any, provided for in this definition and which shall not be subject to liquidation prior to maturity:

(i)                         direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by any agency or instrumentality of the United States of America shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Certificate (or, insofar as there is then outstanding any class of Serviced Companion Loan Securities that are then rated by such Rating Agency, such class of securities) as evidenced in writing, other than (a) unsecured senior debt obligations of the U.S. Treasury (direct or fully funded obligations), U.S. Department of Housing and Urban Development public housing agency bonds, Federal Housing Administration debentures, Government National Mortgage Association guaranteed mortgage-backed securities or participation certificates, RefCorp debt obligations and SBA-guaranteed participation certificates and guaranteed pool certificates and (b) Farm Credit System consolidated systemwide bonds and notes, Federal Home Loan Banks’ consolidated debt obligations, Freddie Mac debt obligations, and Fannie Mae debt obligations rated at least “A-1” by S&P, if such obligations mature in sixty (60) days or less, or rated at least “AA-”, “A-1+” or (with respect to money market fund investments only) “AAAm” by S&P, if such obligations mature in 365 days or less;

(ii)                       time deposits, unsecured certificates of deposit, or bankers’ acceptances that mature in one (1) year or less after the date of issuance and are issued or held by any depository institution or trust company (including the Trustee) incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities that, in each case, satisfy the Applicable S&P Permitted Investment Rating, the Applicable Morningstar DBRS Permitted Investment Rating and the

Applicable Fitch Permitted Investment Rating; or, in each case, such other rating as would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by such Rating Agency in addition to a Rating Agency Confirmation from each Rating Agency not rating such obligations (or, insofar as there is then outstanding any class of Serviced Companion Loan Securities that is then rated by such rating agency, such class of securities) as evidenced in writing;

(iii)                    repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of one year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause (ii) above;

(iv)                  debt obligations bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which mature in one (1) year or less from the date of acquisition that, in each case, satisfy (x) the Applicable S&P Permitted Investment Rating, (y) the Applicable Morningstar DBRS Permitted Investment Rating and (z) the Applicable Fitch Permitted Investment Rating (or, in the case of each of clause (x), (y) and (z), such lower rating requirement as is the subject of a Rating Agency Confirmation by such Rating Agency in addition to a Rating Agency Confirmation from each Rating Agency not rating such obligations, including any NRSRO rating any Serviced Companion Loan Securities); provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then outstanding principal amount of securities issued by such corporation and held in the accounts established hereunder to exceed 10% of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such accounts;

(v)                      commercial paper of any corporation incorporated under the laws of the United States or any state thereof (or of any corporation not so incorporated, provided that the commercial paper is United States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non-United States jurisdiction) that, in each case, satisfy (x) the Applicable S&P Permitted Investment Rating, (y) the Applicable Morningstar DBRS Permitted Investment Rating and (z) the Applicable Fitch Permitted Investment Rating (or, in the case of each of clause (x), (y) and (z), such lower rating requirement as is the subject of a Rating Agency Confirmation by such Rating Agency in addition to a Rating Agency Confirmation from each Rating Agency not rating such obligations, including any NRSRO rating any Serviced Companion Loan Securities);

(vi)                   money market funds which seek to maintain a constant net asset value per share, rated at least “Aaa-mf” by Moody’s and in the highest rating category of S&P, Fitch and Morningstar DBRS (and if not rated by Fitch or Morningstar DBRS, an equivalent rating (or higher) by at least two (2) NRSROs, which may include Moody’s and S&P, or, if not rated by Moody’s or S&P, otherwise acceptable to such Rating Agency, as confirmed in a Rating Agency Confirmation relating to the Certificates), which may include the investments referred to in clause (i) hereof if so qualified that (a) have substantially all of their assets invested continuously in the types of investments referred to in clause (i) above and (b) have net assets of not less than $5,000,000,000;

(vii)               any other demand, money market or time deposit, obligation, security or investment, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) – (vi) above with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency with respect to such demand, money market or time deposit, obligation, security or investment and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25); and

(viii)             any other demand, money market or time deposit, obligation, security or investment not listed in clauses (i) – (vi) above with respect to which a Rating Agency Confirmation has been obtained from each and every Rating Agency;

provided, however, that with respect to any Permitted Investment for which a rating by S&P is required as set forth above, such rating must be an unqualified rating (i.e., one with no qualifying suffix), with the exception of ratings with regulatory indicators, such as the “(sf)” subscript, and unsolicited ratings; provided, further, that each Permitted Investment qualifies as a “cash flow investment” pursuant to Section 860G(a)(6) of the Code, and that (a) it shall have a predetermined fixed dollar of principal due at maturity that cannot vary or change and (b) any such investment that provides for a variable rate of interest must have an interest rate that is tied to a single interest rate index plus a fixed spread, if any, and move proportionately with such index; and provided, further, however, that no such instrument shall be a Permitted Investment (a) if such instrument evidences principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity at the time of acquisition of greater than 120% of the yield to maturity at par of such underlying obligations, (b) if such instrument may be redeemed at a price below the purchase price or (c) if such investment is purchased at a premium over par; and provided, further, however, that no amount beneficially owned by any Trust REMIC (even if not yet deposited in the Trust) may be invested in investments (other than money market funds) treated as equity interests for federal income tax purposes, unless the applicable Master Servicer receives an Opinion of Counsel, at its own expense, to the effect that such investment will not adversely affect the status of any Trust REMIC. Permitted Investments may not be interest-only securities. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Special Servicer/Affiliate Fees”: Any commercially reasonable treasury management fees, property condition report fees, banking fees, title insurance (or title agency) fees and/or other fees, insurance commissions or fees and appraisal review fees received or retained by the applicable Special Servicer or any of its Affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with this Agreement.

“Permitted Transferee”: Any Person or any agent thereof other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the transfer) to the effect that the transfer of an Ownership Interest in any Class R Certificate to such Person will not cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates or the VRR Interest are outstanding, (c) a Person that is a Disqualified Non-U.S. Tax Person, (d) any partnership if any of its interests are (or under the partnership agreement are permitted to be) owned, directly or indirectly (other than through a U.S. corporation), by a Disqualified Non-U.S. Tax Person or (e) a U.S. Tax Person with respect to whom income from the Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Tax Person.

“Person”: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan”: As defined in Section 5.03(n).

“Plan Fiduciary”: As defined in Section 5.03(r).

“Pre-Close Information”: As defined in Section 3.13(c).

“Preliminary Dispute Resolution Election Notice”: As defined in Section 2.03(l)(i).

“Prepayment Assumption”: A “constant prepayment rate” of 0% used for determining the accrual of original issue discount and market discount, if any, and the amortization premium, if any, on the Certificates for federal income tax purposes; provided that it is assumed that each Mortgage Loan with an Anticipated Repayment Date prepays on such date.

“Prepayment Interest Excess”: For any Distribution Date and with respect to any Serviced Mortgage Loan or Serviced Whole Loan that was subject to a Principal Prepayment in full or in part during the related Collection Period, which Principal Prepayment was applied to such Mortgage Loan or Serviced Whole Loan, as applicable, after the related Due Date and prior to the following Determination Date, the amount of interest (net of the related Servicing Fees, Non-Serviced Primary Servicing Fees and any Excess Interest), to the extent collected from the related Mortgagor (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected), that would have accrued at a rate per annum equal to (x) in the case of any such Mortgage Loan other than a Serviced Mortgage Loan that is part of a Serviced Whole Loan, the sum of (i) the related Net Mortgage Rate for such Mortgage Loan, and (ii) the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and (y) in the case of any Serviced Whole Loan, the Mortgage Rate (net of Servicing Fees, Non-Serviced Primary Servicing Fees and any Excess Interest) on the amount of such Principal Prepayment from such Due Date to, but not including, the date of such prepayment (or any later date through which interest accrues). Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Serviced Mortgage Loans and any Serviced Companion Loan, will be retained by the applicable Master Servicer as additional servicing compensation.

“Prepayment Interest Shortfall”: For any Distribution Date and with respect to any Serviced Mortgage Loan or Serviced Whole Loan that was subject to a Principal Prepayment in full or in part during the related Collection Period, which Principal Prepayment was applied to such Mortgage Loan or Serviced Whole Loan, as applicable, after the related Determination Date (or, with respect to each such Mortgage Loan or Serviced Whole Loan, as applicable, with a Due Date occurring after the related Determination Date, the related Due Date) and prior to the following Due Date, the amount of interest (net of the related Servicing Fees, Non-Serviced Primary Servicing Fees and any Excess Interest), to the extent not collected from the related Mortgagor (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected), that would have accrued at a rate per annum equal to (x) in the case of any such Mortgage Loan other than a Serviced Mortgage Loan that is part of a Serviced Whole Loan, the sum of (i) the related Net Mortgage Rate for such Mortgage Loan, and (ii) the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and (y) in the case of any Serviced Whole Loan, the Mortgage Rate (net of Servicing Fees, Non-Serviced Primary Servicing Fees and any Excess Interest) on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan or Serviced Whole Loan, as applicable, and ending on such following Due Date. With respect to any Serviced AB Whole Loan, any Prepayment Interest Shortfall for any Distribution Date shall be allocated first to the related AB Subordinate Companion Loan, and then to the related Mortgage Loan and any related Serviced Pari Passu Companion Loan, on a pro rata basis.

“Prepayment Premium”: With respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a Mortgagor in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan (but excluding any related Companion Loan) with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject Mortgagor if and as set forth in the related Intercreditor Agreement).

“Primary Collateral”: With respect to any Crossed Underlying Loan, that portion of the Mortgaged Property designated as directly securing such Crossed Underlying Loan and excluding any Mortgaged Property as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such Crossed Underlying Loan.

“Primary Servicing Fee”: The monthly fee payable by the applicable Master Servicer solely from the Servicing Fee to each Initial Sub-Servicer, which monthly fee accrues at the rate per annum specified as such in the Sub-Servicing Agreement with such Initial Sub-Servicer.

“Prime Rate”: The “Prime Rate” as published in the “Money Rates” section of the New York City edition of The Wall Street Journal (or, if such section or publication is no longer available, such other comparable publication as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time, or, if the “Prime Rate” no longer exists, such other comparable rate (as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time.

“Principal Balance Certificates”: Each of the Class A-1, Class A-SB, Class D, Class E, Class F and Class G Certificates and the Exchangeable P&I Certificates.

“Principal Distribution Amount”: With respect to any Distribution Date and the Principal Balance Certificates, an amount equal to the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

“Principal Prepayment”: Any payment of principal made by the Mortgagor on a Mortgage Loan or Serviced Whole Loan that is received in advance of its scheduled Due Date as a result of such prepayment.

“Principal Shortfall”: For any Distribution Date after the initial Distribution Date with respect to the Mortgage Loans, the amount, if any, by which (a) the related Principal Distribution Amount for the preceding Distribution Date, exceeds (b) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount. The Principal Shortfall for the initial Distribution Date will be zero.

“Privileged Communications”: Any correspondence between the Directing Certificateholder or any Risk Retention Consultation Party and the Special Servicer referred to in clause (i) of the definition of “Privileged Information”.

“Privileged Information”: Any (i) correspondence between the Directing Certificateholder or any Risk Retention Consultation Party and a Special Servicer related to any Specially Serviced Loan (in each case, other than with respect to any Excluded Loan as to such party) or the exercise of the Directing Certificateholder’s consent or consultation rights or the Risk Retention Consultation Parties’ rights under this Agreement, (ii) strategically sensitive information that the applicable Special Servicer has reasonably determined could compromise the Trust’s position in any ongoing or future negotiations with the related Mortgagor or other interested party and that is labeled or otherwise identified in writing delivered together with such information as Privileged Information by such Special Servicer, (iii) information subject to attorney-client privilege (and which the applicable Special Servicer has labeled or otherwise communicated in writing delivered together with such information as privileged or confidential) and (iv) any Asset Status Report. Each Master Servicer, each Special Servicer, the Operating Advisor and the Asset Representations Reviewer shall be entitled to rely on any identification of materials as “attorney-client privileged” without liability for any such reliance hereunder.

“Privileged Information Exception”: With respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of a Master Servicer, a Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate

Administrator and the Trustee, based on advice of legal counsel), required by law, rule, regulation, order, judgment or decree to disclose such information.

“Privileged Person”: The Depositor and its designees, the Initial Purchasers, the Underwriters, the Mortgage Loan Sellers, each Master Servicer, each Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate Administrator, any Additional Servicer designated by a Master Servicer or a Special Servicer, the Operating Advisor, any Affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any Companion Holder who provides an Investor Certification, any Non-Serviced Master Servicer, any Non-Serviced Special Servicer, any master servicer under an Other Pooling and Servicing Agreement, any Person (including the Directing Certificateholder, the Risk Retention Consultation Parties and any VRR Interest Owner) who provides the Certificate Administrator with an Investor Certification and any NRSRO (including any Rating Agency) that provides the Certificate Administrator with an NRSRO Certification, which Investor Certification and NRSRO Certification may be submitted electronically via the Certificate Administrator’s Website; provided, however, that in no event may a Borrower Party (other than a Borrower Party that is a Risk Retention Consultation Party or a Special Servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder, any Excluded Information via the Certificate Administrator’s Website (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement. In determining whether any Person is an Additional Servicer or an Affiliate of the Operating Advisor, the Certificate Administrator may rely on direction by any Master Servicer, any Special Servicer, any Mortgage Loan Seller or the Operating Advisor, as the case may be.

Notwithstanding anything to the contrary in this Agreement, if a Special Servicer obtains knowledge that it has become a Borrower Party, such Special Servicer shall nevertheless be a Privileged Person; provided that such Special Servicer (i) shall not directly or indirectly provide any information related to the related Excluded Special Servicer Loan to (A) the related Borrower Party, (B) any of such Special Servicer’s employees or personnel or any of its Affiliate involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (C) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party and (ii) shall maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above; provided, further, that nothing in this Agreement shall be construed as an obligation of any Master Servicer or the Certificate Administrator to restrict access by a Special Servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan and in no case shall any Master Servicer or the Certificate Administrator be held liable if a Special Servicer accesses any Excluded Special Servicer Information relating to the Excluded Special Servicer Loan; provided, further, that (a) the applicable Master Servicer shall not restrict access by the applicable Special Servicer to any information related to any Mortgage Loan, including any Excluded Special Servicer Loan and (b) the Certificate Administrator shall not restrict access by the applicable Special Servicer to any information related to any Mortgage Loan, including any Excluded Special Servicer Loan; and provided, further, however, that any Excluded Controlling Class Holder shall be permitted to reasonably request and to obtain in accordance with Section 4.02(f) of this Agreement any Excluded Information relating to any

Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the Certificate Administrator’s Website on account of it constituting Excluded Information).

“Prohibited Party”: Any proposed Servicing Function Participant that is listed on the Depositor’s Do Not Hire List.

“Prohibited Prepayment”: As defined in the definition of Compensating Interest Payments.

“Proposed Course of Action”: As defined in Section 2.03(l)(i).

“Proposed Course of Action Notice”: As defined in Section 2.03(l)(i).

“Prospectus”: The Prospectus, dated June 15, 2026, relating to the Registered Certificates.

“PSA Party Repurchase Request”: As defined in Section 2.03(k)(ii).

“PTCE”: Prohibited Transaction Class Exemption.

“Purchase Price”: With respect to any Mortgage Loan (or any related REO Loan) (including, to the extent required pursuant to the final paragraph hereof, any related Companion Loan) to be purchased pursuant to (A) Section 5 of the related Mortgage Loan Purchase Agreement by the related Mortgage Loan Seller, (B) Section 3.16, or (C) Section 9.01, a price, without duplication, equal to:

(i)                         the outstanding principal balance of such Mortgage Loan (or any related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan)) as of the date of purchase; plus

(ii)                      all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan)), at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents Default Interest or Excess Interest on any ARD Loan), to, but not including, the Due Date therefor immediately preceding or coinciding with the Determination Date for the Collection Period of purchase; plus

(iii)                   all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan (or related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan)), if any; plus

(iv)                   if such Mortgage Loan (or related REO Loan) is being repurchased or substituted by the related Mortgage Loan Seller, pursuant to Section 5 of the applicable Mortgage Loan Purchase Agreement, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the applicable Master Servicer, the applicable Special Servicer, the Depositor, the Certificate Administrator or the Trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan (or related REO Loan); provided, however, that such out-of-pocket expenses shall not include expenses incurred by Certificateholders or Certificate Owners in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in exercising such Certificateholder’s or Certificate Owner’s, as applicable, rights under the dispute resolution mechanics pursuant to Section 2.03(l);

(v)                      Liquidation Fees, if any, payable with respect to such Mortgage Loan (or related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan)) (which will not include any Liquidation Fees if such repurchase occurs or a Loss of Value Payment is received during the Initial Cure Period or, if applicable, prior to the expiration of the Extended Cure Period); plus

(vi)                  solely in the case of a repurchase or substitution by the related Mortgage Loan Seller, any Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related Mortgage Loan Seller.

Solely with respect to any Serviced Whole Loan to be sold pursuant to Section 3.16(a)(iii), “Purchase Price” shall mean the amount calculated in accordance with the preceding sentence in respect of the related Whole Loan, including, for such purposes, the Mortgage Loan and the related Companion Loan, as applicable. With respect to any REO Property to be sold pursuant to Section 3.16(b), “Purchase Price” shall mean the amount calculated in accordance with the second preceding sentence in respect of the related REO Loan (including any related Companion Loan). With respect to any sale pursuant to Section 3.16(a)(ii) or Section 3.16(e) or for purposes of calculating any Gain-on-Sale Proceeds, the “Purchase Price” shall be allocated between the related Mortgage Loan and Companion Loan, as applicable, in accordance with, and shall be equal to the amount provided pursuant to, the provisions of the related Intercreditor Agreement. With respect to any Joint Mortgage Loan, the Purchase Price that would be payable by each of the applicable Mortgage Loan Sellers for its related Mortgage Note shall be its respective Mortgage Loan Seller Percentage Interest as of the Closing Date of the total Purchase Price for such Mortgage Loan. Notwithstanding the foregoing, with respect to any repurchase pursuant to sub-clause (A) and sub-clause (C) hereof, the “Purchase Price” shall not include any amounts payable in respect of any related Companion Loan.

“Qualified Institutional Buyer”: A “qualified institutional buyer” as defined in Rule 144A under the Act.

“Qualified Insurer”: (i) With respect to any Mortgage Loan, REO Loan or REO Property, an insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction with an insurance financial strength rating of at least: (a) “A-” by Fitch (or, if not rated by Fitch, at least an equivalent rating by one other NRSRO (which may include S&P or Morningstar DBRS)), (b) “A-” by S&P (or, if not rated by S&P, at least an equivalent rating by one other NRSRO (which may include Fitch or Morningstar DBRS)) and (c) “A (low)” by Morningstar DBRS (or, if not rated by Morningstar DBRS, at least an equivalent rating by one other nationally recognized insurance rating organization (which may include Fitch or S&P), and (ii) with respect to the fidelity bond and errors and omissions insurance policy required to be maintained pursuant to Section 3.07(c), except as otherwise permitted by Section 3.07(c), an insurance company that has a claims paying ability (or the obligations which are guaranteed or backed by a company having such claims paying ability) rated by at least one (1) of the following rating agencies of at least (a) “A3” by Moody’s, (b) “A-” by S&P, (c) “A-” by Fitch, (d) “A-:X” by A.M. Best Company, Inc., or (e) “A(low)” by Morningstar DBRS, or, in the case of clauses (i) or (ii), any other insurer acceptable to the Rating Agencies, as evidenced by a Rating Agency Confirmation and a confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25).

“Qualified Replacement Special Servicer”: A replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the applicable Special Servicer contained in this Agreement, (ii) is not the Operating Advisor, the Asset Representations Reviewer or an Affiliate of the Operating Advisor or the Asset Representations Reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of Certificateholders following the Operating Advisor’s recommendation to replace the applicable Special Servicer pursuant to Section 7.01(d), is not the originally replaced Special Servicer or its Affiliate), (iii) is not obligated to pay the Operating Advisor (x) any fees or otherwise compensate the Operating Advisor in respect of its obligations under this Agreement, and (y) for the appointment of the successor special servicer or the recommendation by the Operating Advisor for the replacement special servicer to become a Special Servicer, (iv) is not entitled to receive any compensation from the Operating Advisor other than compensation that is not material and is unrelated to the Operating Advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the Operating Advisor for its appointment as successor special servicer, in each case, unless such fee is expressly approved by 100% of the Certificateholders and the VRR Interest Owners, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) has a then current ranking by Morningstar DBRS equal to or higher than “MOR CS3” as a master servicer or special servicer, as applicable, (viii) is currently acting as a special servicer in a commercial mortgage-backed securities transaction rated by Moody’s on a transaction-level basis (as to which commercial mortgage-backed securities transaction there are outstanding commercial mortgage-backed securities rated by Moody’s), and has not been publicly cited by Moody’s as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, (ix) that is listed on S&P’s Select Servicer List as a “U.S. Commercial Mortgage Special Servicer” and (x) with respect to the 10 Union Square East

Mortgage Loan, is not a “Specified Competitor” of the related Mortgagor as defined in the related Mortgage Loan documents.

“Qualified Substitute Mortgage Loan”: A substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a removed Mortgage Loan that must, on the date of substitution: (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan, determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan; (iii) have the same Due Date as and Grace Period no longer than that of the removed Mortgage Loan; (iv) accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve (12) 30-day months); (v) have a remaining term to stated maturity not greater than, and not more than five (5) years less than, the remaining term to stated maturity of the removed Mortgage Loan; (vi) have a then-current loan-to-value ratio equal to or less than the lesser of the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and 75%, in each case using the “value” for the Mortgaged Property as determined using an Appraisal; (vii) comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and which will be delivered as a part of the related Mortgage File; (ix) have a then-current debt service coverage ratio at least equal to (A) with respect to any Mortgage Loan other than an NCB Co-op Mortgage Loan, the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x; or (B) in the case of an NCB Co-op Mortgage Loan, the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date; (x) constitute a “qualified replacement mortgage” within the meaning of Section 860G(a)(4) of the Code as evidenced by an Opinion of Counsel (provided at the applicable Mortgage Loan Seller’s expense); (xi) not have a maturity date or an amortization period that extends to a date that is after the date five (5) years prior to the Rated Final Distribution Date; (xii) have comparable prepayment restrictions to those of the removed Mortgage Loan; (xiii) not be substituted for a removed Mortgage Loan unless the Trustee and the Certificate Administrator have received Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable Mortgage Loan Seller); (xiv) have been approved, so long as a Control Termination Event has not occurred and is not continuing and the affected Mortgage Loan is not an Excluded Loan with respect to either the Directing Certificateholder or the Holder of the majority of the Controlling Class, by the Directing Certificateholder; (xv) prohibit defeasance within two (2) years of the Closing Date; (xvi) not be substituted for a removed Mortgage Loan if it would result in an Adverse REMIC Event other than the imposition of a tax on income expressly permitted or contemplated to be imposed by the terms of this Agreement, as determined by an Opinion of Counsel at the cost of the related Mortgage Loan Seller; (xvii) have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related Servicing File; and (xviii) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one mortgage loan is substituted for a removed Mortgage Loan, then the amounts described in clause (i) shall be determined on the basis of aggregate Stated Principal Balances and each such proposed Qualified Substitute Mortgage Loan shall individually satisfy each of the requirements specified in clauses (ii) through (xviii); provided that the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided, further, that no individual Mortgage Rate (net of the Servicing Fee Rate, any Non-Serviced Primary Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) shall be lower than the highest fixed Pass-Through Rate (and not based on, or subject to a cap equal to, the Weighted Average Net Mortgage Rate) of any Class of Principal Balance Certificates having a Certificate Balance then outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable Mortgage Loan Seller shall certify that the Qualified Substitute Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee, the Certificate Administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder. “RAC No-Response Scenario”: As defined in Section 3.25(a).

“RAC Requesting Party”: As defined in Section 3.25(a).

“Rated Final Distribution Date”: As to each Class of Certificates, the Distribution Date in May 2069.

“Rating Agency”: Each of S&P, Fitch and Morningstar DBRS or their successors in interest. If no such rating agency nor any successor thereof remains in existence, “Rating Agency” shall be deemed to refer to such NRSRO or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, each applicable Special Servicer and each applicable Master Servicer, and specific ratings of S&P, Fitch and Morningstar DBRS herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Rating Agency Confirmation”: With respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that a written waiver or other acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought shall be deemed to satisfy the requirement for the Rating Agency Confirmation from each Rating Agency with respect to such matter.

“Rating Agency Inquiry”: As defined in Section 4.07(c).

“Rating Agency Q&A Forum and Document Request Tool”: As defined in Section 4.07(c).

“Realized Loss”: With respect to any Distribution Date, the amount, if any, by which (i) the product of (A) the Non-Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this definition only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts pursuant to Section 3.05(a)(v) to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any REO Loans (excluding any portion allocable to any related Companion Loan, if applicable) expected to be outstanding immediately following such Distribution Date, is less than (ii) the then-aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on such Distribution Date.

“Received Classes”: As defined in Section 5.11(c).

“Record Date”: With respect to any Distribution Date, the last Business Day of the month immediately preceding the month in which that Distribution Date occurs.

“Registered Certificates”: The Class A-1 Certificates, the Class A-SB Certificates, the Class X-A Certificates, the Class X-B Certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates.

“Regular Certificates”: Any of the Class A-1, Class A-SB, Class D, Class E, Class F, Class G, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G Certificates.

“Regulation AB”: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100-229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Regulation AB Companion Loan Securitization”: As defined in Section 11.15(a).

“Regulation AB Servicing Officer”: Any officer or employee of any Master Servicer or any Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans or Companion Loans, or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s or employee’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Trustee and/or the Certificate Administrator by the applicable Master Servicer or the applicable Special Servicer, as applicable, as such list may from time to time be amended.

“Regulation D”: Regulation D under the Act.

“Regulation S”: Regulation S under the Act.

“Regulation S Book-Entry Certificates”: The Non-Registered Certificates sold to institutions that are non-United States Securities Persons in Offshore Transactions in reliance on Regulation S and represented by one or more Book-Entry Non-Registered Certificates deposited with the Certificate Administrator as custodian for the Depository.

“Reimbursement Rate”: The rate per annum applicable to the accrual of interest on Servicing Advances in accordance with Section 3.03(d) and P&I Advances in accordance with Section 4.03(d), which rate per annum shall equal the Prime Rate compounded annually, subject to a floor of 2.0% per annum.

“Related Certificates,” “Related Exchangeable Upper-Tier Regular Interest” and “Related Lower-Tier Regular Interests”: For each of the following Classes of Certificates and Exchangeable Upper-Tier Regular Interests, the related Class of Lower-Tier Regular Interests; and for each of the following Classes of Lower-Tier Regular Interests, the related Class of Certificates or Exchangeable Upper-Tier Regular Interest set forth below:

Related Certificates or Related Exchangeable Upper-Tier Regular Interest	Related Lower-Tier Regular Interest
Class A-1 Certificates	Class LA1 Uncertificated Interest
Class A-SB Certificates	Class LASB Uncertificated Interest
Class A-4 Upper-Tier Regular Interest	Class LA4 Uncertificated Interest
Class A-5 Upper-Tier Regular Interest	Class LA5 Uncertificated Interest
Class A-S Upper-Tier Regular Interest	Class LAS Uncertificated Interest
Class B Upper-Tier Regular Interest	Class LB Uncertificated Interest
Class C Upper-Tier Regular Interest	Class LC Uncertificated Interest
Class D Certificates	Class LD Uncertificated Interest
Class E Certificates	Class LE Uncertificated Interest
Class F Certificates	Class LF Uncertificated Interest
Class G Certificates	Class LG Uncertificated Interest

The Related Lower-Tier Regular Interest with respect to the Class RR Certificates is the Class LRR Uncertificated Interest, and the Related Lower-Tier Regular Interest with respect to the RR Interest is the LRI Uncertificated Interest.

“Relevant Servicing Criteria”: The Servicing Criteria applicable to a specific party, as set forth on Exhibit Z attached hereto. For clarification purposes, multiple parties can have responsibility for the same Relevant Servicing Criteria. With respect to a Servicing Function Participant engaged by the Trustee, the Certificate Administrator, a Master Servicer or a Special Servicer, the term “Relevant Servicing Criteria” may refer to a portion of the Relevant Servicing Criteria applicable to such Master Servicer, such Special Servicer, the Trustee and/or the Certificate Administrator.

“REMIC”: A “real estate mortgage investment conduit” as defined in Section 860D of the Code (or any successor thereto).

“REMIC Administrator”: The Certificate Administrator or any REMIC administrator appointed pursuant to Section 10.04.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of subchapter M of chapter 1 of the Code, and related provisions, and temporary and final Treasury Regulations (or proposed regulations that would apply by reason of their proposed effective date to the extent not inconsistent with temporary or final regulations) and any rulings or announcements promulgated thereunder, as the foregoing may be in effect from time to time.

“Remittance Date”: The Business Day immediately preceding each Distribution Date.

“Rents from Real Property”: With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

“REO Account”: A segregated custodial account or accounts created and maintained by (a) with respect to each of the Mortgage Loans other than the NCB Co-op Mortgage Loans, the General Special Servicer pursuant to Section 3.14(b) for the benefit of the Trustee for the benefit of the Certificateholders and the VRR Interest Owners and with respect to any Serviced Whole Loan, for the benefit of the related Serviced Companion Noteholder, which shall initially be entitled “CWCapital Asset Management LLC, as Special Servicer, for the benefit of Deutsche Bank National Trust Company, as Trustee, for the benefit of the registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 and the related VRR Interest Owners, REO Account” and (b) with respect to the NCB Co-op Mortgage Loans, the NCB Special Servicer, pursuant to and for the benefit of the Persons specified in Section 3.14(b), which shall be titled “National Cooperative Bank, N.A., as NCB Special Servicer, for the benefit of Deutsche Bank National Trust Company, as Trustee, for the benefit of the registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 and the related VRR Interest Owners”. Any such account or accounts shall be an Eligible Account.

“REO Acquisition”: The acquisition for federal income tax purposes of any REO Property pursuant to Section 3.09.

“REO Disposition”: The sale or other disposition of the REO Property pursuant to Section 3.16.

“REO Extension”: As defined in Section 3.14(a).

“REO Loan”: Each of the Mortgage Loans (and, with respect to any Serviced Whole Loan, the related Companion Loan, as applicable), deemed for purposes hereof to be outstanding with respect to each REO Property. Each REO Loan shall be deemed to be outstanding for so long as the applicable portion of the related REO Property (or beneficial interest therein, in the case of a Non-Serviced Mortgage Loan) remains part of the Trust Fund and provides for Assumed Scheduled Payments on each Due Date therefor, and otherwise has the same terms and conditions as its predecessor Mortgage Loan or Companion Loan, if applicable, including, without limitation, with respect to the calculation of the Mortgage Rate in effect from time to time (such terms and conditions to be applied without regard to the default on such predecessor Mortgage Loan or Companion Loan, if applicable). Each REO Loan shall be deemed to have an initial outstanding principal balance and Stated Principal Balance equal to the outstanding principal balance and Stated Principal Balance, respectively, of its predecessor Mortgage Loan or Companion Loan, if applicable, as of the date of the related REO Acquisition. All amounts due and owing in respect of the predecessor Mortgage Loan or Companion Loan, if applicable, as of the date of the related REO Acquisition, including, without limitation, accrued and unpaid interest, shall continue to be due and owing in respect of an REO Loan. All amounts payable or reimbursable to the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, in respect of the predecessor Mortgage Loan or Companion Loan, if applicable, as of the date of the related REO Acquisition, including, without limitation, any unpaid Special Servicing Fees and Servicing Fees, additional trust fund expenses and any unreimbursed

Advances, together with any interest accrued and payable to the applicable Master Servicer or the Trustee, as applicable, in respect of such Advances in accordance with Section 3.03(d) or Section 4.03(d), shall continue to be payable or reimbursable to the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, in respect of an REO Loan. In addition, Unliquidated Advances and Nonrecoverable Advances with respect to such REO Loan, in each case, that were paid from collections on the related Mortgage Loans and resulted in principal distributed to the Certificateholders and/or the VRR Interest Owners being reduced as a result of the first proviso in the definition of “Aggregate Principal Distribution Amount” shall be deemed outstanding until recovered. Notwithstanding anything to the contrary, with respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to the related Serviced Pari Passu Companion Loan, as applicable, will be available for amounts due to the Certificateholders or the VRR Interest Owners or to reimburse the Trust, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan, in accordance with Section 3.05(a), or with respect to an AB Subordinate Companion Loan, as set forth in the related Intercreditor Agreement.

“REO Property”: A Mortgaged Property acquired by the applicable Special Servicer on behalf of, and in the name of, the Trustee or a nominee thereof for the benefit of the Certificateholders and the VRR Interest Owners (and the related Companion Holder, subject to the related Intercreditor Agreement, with respect to a Mortgaged Property securing a Serviced Whole Loan) to the extent set forth herein and the Trustee (as holder of the Lower-Tier Regular Interests) (and also including, if applicable, the Trust’s beneficial interest in a Non-Serviced Mortgaged Property acquired by the applicable Non-Serviced Special Servicer on behalf of, and in the name of, the applicable Non-Serviced Trustee or a nominee thereof for the benefit of the certificateholders under the applicable Non-Serviced Trust) through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Mortgage Loan. References herein to a Special Servicer acquiring, maintaining, managing, inspecting, insuring, selling or reporting or to Appraisal Reduction Amounts and Final Recovery Determinations with respect to an “REO Property”, shall not include the Trust’s beneficial interest in a Non-Serviced Mortgaged Property. For the avoidance of doubt, REO Property, to the extent allocable to a Companion Loan, shall not be an asset of the Trust Fund, any Trust REMIC or the Grantor Trust.

“REO Revenues”: All income, rents and profits derived from the ownership, operation or leasing of any REO Property.

“Reportable Event”: As defined in Section 11.07.

“Reporting Requirements”: As defined in Section 11.12.

“Reporting Servicer”: Each applicable Master Servicer, each applicable Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Custodian or any Servicing Function Participant engaged by such parties, as the case may be.

“Repurchase Request”: A Certificateholder Repurchase Request or a PSA Party Repurchase Request.

“Repurchase Request Recipient”: As defined in Section 2.02(g).

“Repurchased Note”: As defined in Section 3.30(a).

“Repurchasing Mortgage Loan Seller”: As defined in Section 3.30(a).

“Request for Release”: A release signed by a Servicing Officer of the applicable Master Servicer or the applicable Special Servicer, as applicable, in the form of Exhibit E attached hereto.

“Requesting Certificateholder”: As defined in Section 2.03(l)(iii).

“Requesting Holders”: As defined in Section 4.05(b).

“Required Credit Risk Retention Percentage”: 5%.

“Residual Ownership Interest”: Any record or beneficial interest in the Class R Certificates.

“Resolution Failure”: As defined in Section 2.03(k)(iii).

“Resolved”: With respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Trust, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Trust as a result of a sale or other disposition in accordance with this Agreement.

“Responsible Officer”: When used with respect to (i) the Trustee, any officer of the Corporate Trust Office of the Trustee with direct responsibility for the administration of this Agreement and, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and (ii) the Certificate Administrator, any officer assigned to the Corporate Trust Services group with direct responsibility for the administration of this Agreement and, with respect to a particular matter, any other officer to whom a particular matter is referred by the Certificate Administrator because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Period”: The forty (40) day period prescribed by Regulation S commencing on the later of (a) the date upon which Certificates are first offered to Persons other than the Initial Purchasers or Underwriters and any other distributor (as such term is defined in Regulation S) of the Certificates and (b) the Closing Date.

“Retained Certificate Safekeeping Account”: An account maintained by the Certificate Administrator, which account shall be deemed to be owned by the VRR Interest Owners of the Class RR Certificates with respect to the Class RR Certificates held in such account (and in proportions equal to such VRR Interest Owners’ respective Percentage Interests in the Class RR Certificates).

“Retained Defeasance Rights and Obligations”: Any of the rights and obligations of the Mortgage Loan Sellers defined in Section 3.18(i).

“Retained Fee Rate”: A rate equal to (A) 0.0100% per annum with respect to each NCB Mortgage Loan, and (B), with respect to each Mortgage Loan (other than the NCB Mortgage Loans), a rate that causes the Transferable Servicing Interest to equal zero.

“Retaining Parties”: Each of Morgan Stanley Bank, N.A., JPMorgan Chase Bank, National Association and Wells Fargo Bank, National Association, acting as a VRR Interest Owner, and any successor holder of all or part of the VRR Interest.

“Retaining Sponsor”: Wells Fargo Bank, National Association, acting as retaining sponsor as such term is defined in the Risk Retention Rules.

“Reverse Sequential Order”: With respect to any distribution or allocation relating to principal in respect of the Principal Balance Certificates (other than any Exchangeable Certificates) and the Exchangeable Upper-Tier Regular Interests:

first, to the Class G Certificates;

second, to the Class F Certificates;

third, to the Class E Certificates;

fourth, to the Class D Certificates;

fifth, to the Class C Upper-Tier Regular Interest (and, correspondingly, to the Class C, Class C-1 and Class C-2 Certificates, pro rata in proportion to their Class Percentage Interests in the Class C Upper-Tier Regular Interest);

sixth, to the Class B Upper-Tier Regular Interest (and, correspondingly, to the Class B, Class B-1 and Class B-2 Certificates, pro rata in proportion to their Class Percentage Interests in the Class B Upper-Tier Regular Interest);

seventh, to the Class A-S Upper-Tier Regular Interest (and, correspondingly, to the Class A-S, Class A-S-1 and Class A-S-2 Certificates, pro rata in proportion to their Class Percentage Interests in the Class A-S Upper-Tier Regular Interest); and

eighth, pro rata (based on their respective Certificate Balances), to the Class A-1 and Class A-SB Certificates and the Class A-4 and Class A-5 Upper-Tier Regular Interests (and, correspondingly, to the Class A-4, Class A-4-1, Class A-4-2, Class A-5, Class A-5-1 and Class A-5-2 Certificates, pro rata in proportion to their Class Percentage Interests in the Class A-4 and Class A-5 Upper-Tier Regular Interests, as applicable), in each case until the remaining Certificate Balances of such Classes of Certificates or Exchangeable Upper-Tier Regular Interests have been reduced to zero.

“Review Materials”: As defined in Section 12.01(b)(i).

“Review Package”: A Rating Agency Confirmation request and any supporting documentation delivered therewith.

“Revised Rate”: With respect to any ARD Loan, the increased interest rate after the related Anticipated Repayment Date (in the absence of a default) for each applicable Mortgage Loan, as calculated and as set forth in the related Mortgage Loan.

“Risk Retention Affiliated”: Means “affiliated with”, as such term is defined in 12 C.F.R. 43.2 of the Risk Retention Rules.

“Risk Retention Allocation Percentage”: A percentage equal to the Required Credit Risk Retention Percentage divided by the Non-Retained Percentage.

“Risk Retention Consultation Party”: The Risk Retention Consultation Parties shall be (i) the party selected by Morgan Stanley Bank, N.A., (ii) the party selected by JPMorgan Chase Bank, National Association and (iii) the party selected by Wells Fargo Bank, National Association, in each case, as a Holder of the VRR Interest. The Depositor shall promptly provide the name and contact information for the initial Risk Retention Consultation Parties upon request of any party to this Agreement and any such requesting party may conclusively rely on the name and contact information provided by the Depositor. The Certificate Administrator and the other parties hereto shall be entitled to assume that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of the identity and contact information of a replacement of such Risk Retention Consultation Party from a party holding the requisite interest in the RR Interest (as confirmed by the Certificate Registrar). The initial Risk Retention Consultation Parties shall be Morgan Stanley Mortgage Capital Holdings LLC, JPMorgan Chase Bank, National Association and Wells Fargo Bank, National Association. For the avoidance of doubt, Wells Fargo Bank, National Association’s performance of the role of an initial Risk Retention Consultation Party is not performed through the Corporate Trust Services division or the Commercial Mortgage Servicing division of Wells Fargo Bank, National Association; provided, that the Commercial Mortgage Servicing division of Wells Fargo Bank, National Association may perform certain surveillance, monitoring and reporting for Wells Fargo Bank, National Association as a Risk Retention Consultation Party.

“Risk Retention Requirements”: The credit risk retention requirements of Section 15G of the Exchange Act (15 U.S.C. §78o-11), as added by Section 941 of the Dodd-Frank Act.

“Risk Retention Rules”: The joint final rule that was promulgated to implement the Risk Retention Requirements (which such joint final rule has been codified, inter alia, at 17 C.F.R. § 246), as such rule may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Federal Housing Finance Agency, the Commission and the Department of Housing and Urban Development in the adopting release (79 Fed. Reg. 77601 et seq.) or by the staff of any such agency, or as may be provided by any such agency or its staff from time to time, in each case, as effective, from time to time, as of the applicable compliance date specified therein. Any reference to a Section of the Risk Retention Rules shall mean the subsection of the Risk Retention Rules identified with the same corresponding number as the referenced “Section”. For example, “Section 7 of the Risk Retention Rules” means 17 C.F.R. § 246.7.

“RR Interest”: An uncertificated interest evidencing (i) a beneficial interest in a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and (ii) beneficial ownership of a portion of the Class VRR Interest Specific Grantor Trust Assets. The parties hereto agree not to treat the RR Interest as a security under applicable law.

“RRI Percentage”: As of any date of determination, a fraction, expressed as a percentage, the numerator of which is the VRR Interest Balance of the RR Interest, and the denominator of which is the sum of the aggregate Certificate Balance of all of the Classes of Principal Balance Certificates and the VRR Interest Balance of the VRR Interest.

“Rule 144A”: Rule 144A under the Act.

“Rule 144A Book-Entry Certificate”: With respect to the Non-Registered Certificates offered and sold in reliance on Rule 144A, a single, permanent Book-Entry Certificate, in definitive, fully registered form without interest coupons.

“Rules”: As defined in Section 2.03(n)(iv).

“S&P”: S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, and its successors in interest. If neither S&P nor any successor remains in existence, “S&P” shall be deemed to refer to such other NRSRO or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, each Master Servicer, the Directing Certificateholder and each Special Servicer and specific ratings of S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Sarbanes-Oxley Act”: The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”: As defined in Section 11.05(a)(iv).

“Schedule AL Additional File”: The data file containing additional information or schedules regarding data points in the CREFC® Schedule AL File in accordance with Item 1111(h)(4) of Regulation AB and Item 601(b)(103) of Regulation S-K under the Securities Act.

“Scheduled Principal Distribution Amount”: With respect to any Distribution Date and the Mortgage Loans, the aggregate of the principal portions of the following: (a) all Periodic Payments (excluding Balloon Payments) due in respect of such Mortgage Loans during or, if and to the extent not previously received or advanced pursuant to Section 4.03 in respect of a preceding Distribution Date (and not previously distributed to Certificateholders and VRR Interest Owners), prior to, the related Collection Period, and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent either (i) paid by the Mortgagor as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a Grace Period ending after the related Determination Date, the related Due Date or last day of such Grace Period, as applicable, to the extent received by the applicable Master

Servicer as of the Business Day preceding the related P&I Advance Date) or (ii) advanced by the applicable Master Servicer or the Trustee, as applicable, pursuant to Section 4.03 in respect of such Distribution Date, and (b) all Balloon Payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a Grace Period ending after the related Determination Date, the related Due Date or last day of such Grace Period, as applicable, to the extent received by the applicable Master Servicer as of the Business Day preceding the related P&I Advance Date), and to the extent not included in clause (a) above.

“Secure Data Room”: The webpage, which shall initially be located within the Certificate Administrator’s Website (initially “www.ctslink.com”), under the “Secure Data Room” tab on the page relating to this transaction.

“Securities Act”: The Securities Act of 1933, as it may be amended from time to time.

“Security Agreement”: With respect to any Mortgage Loan, any security agreement or equivalent instrument, whether contained in the related Mortgage or executed separately, creating in favor of the holder of such Mortgage a security interest in the personal property constituting security for repayment of such Mortgage Loan.

“Senior Certificate”: Any Class A Certificate (other than a Class A-S Exchangeable Certificate) or Class X Certificate.

“Serviced AB Mortgage Loan”: Any AB Mortgage Loan serviced pursuant to this Agreement. As of the Closing Date, there are no Serviced AB Mortgage Loans.

“Serviced AB Whole Loan”: Any AB Whole Loan serviced pursuant to this Agreement. As of the Closing Date, there are no Serviced AB Whole Loans.

“Serviced Companion Loan”: Any Serviced Pari Passu Companion Loans and any AB Subordinate Companion Loan related to a Serviced AB Whole Loan, as applicable.

“Serviced Companion Loan Securities”: For so long as the related Mortgage Loan or any successor REO Loan is in the Trust Fund, any class of securities backed, wholly or partially, by any Serviced Companion Loan.

“Serviced Companion Noteholder”: Each of the holders of the Serviced Pari Passu Companion Loans and any AB Subordinate Companion Loan related to a Serviced AB Whole Loan, as applicable.

“Serviced Companion Noteholder Register”: The register maintained by the Companion Paying Agent pursuant to Section 3.28.

“Serviced Mortgage Loan”: A Mortgage Loan serviced and administered under this Agreement.

“Serviced Pari Passu Companion Loan”: With respect to each Serviced Whole Loan, any related promissory note that is pari passu in right of payment with the related Serviced Mortgage Loan.

“Serviced Pari Passu Companion Loan Holder”: Any holder of record of any Serviced Pari Passu Companion Loan.

“Serviced Pari Passu Companion Loan Securities”: For so long as the related Mortgage Loan or any successor REO Loan is in the Trust Fund, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

“Serviced Pari Passu Mortgage Loan”: Any Mortgage Loan serviced pursuant to this Agreement that is part of a Serviced Pari Passu Whole Loan.

“Serviced Pari Passu Whole Loan”: Any Whole Loan serviced pursuant to this Agreement comprised of a Serviced Mortgage Loan and one or more Serviced Pari Passu Companion Loans as listed in the Preliminary Statement under “Whole Loans”.

“Serviced REO Loan”: Any REO Loan that is serviced by a Special Servicer pursuant to this Agreement.

“Serviced REO Property”: Any REO Property that is serviced by a Special Servicer pursuant to this Agreement.

“Serviced Securitized Companion Loan”: Any Companion Loan that is a component of a Serviced Whole Loan, if and for so long as each such Companion Loan is included in a Regulation AB Companion Loan Securitization.

“Serviced Whole Loan”: Each of the Serviced Pari Passu Whole Loans, any Serviced AB Whole Loan and each Servicing Shift Whole Loan (prior to the related Servicing Shift Securitization Date).

“Serviced Whole Loan Controlling Holder”: The “Controlling Noteholder” or similar term identified in the Intercreditor Agreement related to a Serviced Whole Loan.

“Serviced Whole Loan Remittance Date”: With respect to any Serviced Companion Loan: (i) the date specified as the applicable remittance date (or equivalent concept) in the related Intercreditor Agreement or (ii) if no such applicable remittance date (or equivalent concept) is so specified in the related Intercreditor Agreement, then the earlier of (A) the Remittance Date and (B) one (1) Business Day after the “determination date” (or any term substantially similar thereto) as defined in the related Other Pooling and Servicing Agreement, in each case, as long as the date on which the remittance is required is at least one (1) Business Day after the Due Date.

“Servicer Termination Event”: One or more of the events described in Section 7.01(a).

“Servicing Account”: The account or accounts created and maintained pursuant to Section 3.03(a).

“Servicing Advances”: All customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and expenses and fees of real estate brokers) incurred by the applicable Master Servicer, the applicable Special Servicer, Certificate Administrator, or the Trustee, as applicable, in connection with the servicing and administering of (a) a Serviced Mortgage Loan (and the related Serviced Companion Loan, as applicable) in respect of which a default, delinquency or other unanticipated event has occurred or as to which a default is reasonably foreseeable or (b) a Mortgaged Property securing a Serviced Mortgage Loan or an REO Property (other than an REO Property related to a Non-Serviced Mortgage Loan), including, in the case of each of such clause (a) and clause (b), but not limited to, (x) the cost of (i) compliance with the applicable Master Servicer’s obligations set forth in Section 3.03(c), (ii) the preservation, restoration and protection of a Mortgaged Property and the priority of a Mortgage, (iii) obtaining any Insurance and Condemnation Proceeds or any Liquidation Proceeds of the nature described in clauses (i) – (vi) of the definition of “Liquidation Proceeds,” (iv) any enforcement or judicial proceedings with respect to a Mortgaged Property, including foreclosures and (v) the operation, leasing, management, maintenance and liquidation of any REO Property and (y) any amount specifically designated herein to be paid as a “Servicing Advance”. Notwithstanding anything to the contrary, “Servicing Advances” shall not include allocable overhead of the applicable Master Servicer or the applicable Special Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property. Each applicable Master Servicer, each applicable Special Servicer and the Trustee shall not make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Companion Loan under the related Intercreditor Agreement or this Agreement.

“Servicing Criteria”: The criteria set forth in paragraph (d) of Item 1122 of Regulation AB as such may be amended from time to time and which as of the Closing Date are listed on Exhibit Z hereto.

“Servicing Fee”: With respect to each Mortgage Loan (including each Non-Serviced Mortgage Loan), Serviced Companion Loan, and any REO Loan, the fee payable to the applicable Master Servicer pursuant to the first paragraph of Section 3.11(a).

“Servicing Fee Rate”: With respect to (i) each Serviced Mortgage Loan (other than an NCB Mortgage Loan) (and any successor REO Loan), a per annum rate equal to the sum of master servicing fee rate equal to 0.00250% per annum and a primary servicing fee rate equal to 0.00250% per annum (or, with respect to the One Dag Mortgage Loan, The Falls Mortgage Loan, the Ward’s Crossing Mortgage Loan and the East Street Trading Center Mortgage Loan, 0.00125% per annum); (ii) each NCB Mortgage Loan (and any successor REO Loan), a per annum rate equal to the sum of a master servicing fee rate equal to 0.08000% per annum and a primary servicing fee rate equal to 0.00000% per annum; (iii) each Non-Serviced Mortgage Loan (and any successor REO Loan), a master servicing fee rate equal to 0.00250% per annum; and (iv) each Serviced Pari Passu Companion Loan (and any successor REO Loan), a primary servicing fee rate equal to 0.00125% per annum. Such Servicing Fee Rate shall be computed on the basis of the Stated Principal Balance of the related Mortgage Loan or REO Loan in the same manner in which interest is calculated in respect of such loans. Notwithstanding the above, with respect to each Servicing Shift Mortgage Loan, on and after the related Servicing Shift Securitization Date, the primary servicing fee rate with respect to such Mortgage Loan comprising a part of the related Servicing Fee Rate shall be 0% per annum.

“Servicing File”: A photocopy or electronic copy of all items required to be included in the Mortgage File, together with each of the following, (a) to the extent such items were actually delivered to the related Mortgage Loan Seller, with respect to a Mortgage Loan and (to the extent that the identified documents existed on or before the Closing Date and the applicable reference to Servicing File relates to any period after the Closing Date) delivered by the related Mortgage Loan Seller, to the applicable Master Servicer: (i) a copy of any engineering reports or property condition reports; (ii) other than with respect to a hospitality property (except with respect to tenanted commercial space within a hospitality property), copies of a rent roll (or, with respect to residential cooperative properties, maintenance schedules) and, for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related Mortgage Loan Seller; (iii) copies of related financial statements or operating statements; (iv) all legal opinions (excluding attorney-client communications between the related Mortgage Loan Seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), Mortgagor’s certificates and certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies, if any, delivered in connection with the closing of the related Mortgage Loan; (v) a copy of the Appraisal for the related Mortgaged Property(ies); (vi) the documents that were delivered by or on behalf of the Mortgagor, which documents were required to be delivered in connection with the closing of the related Mortgage Loan; (vii) for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease; and (viii) a copy of all environmental reports that were received by the applicable Mortgage Loan Seller relating to the relevant Mortgaged Property and (b) copies of all modifications, extensions and amendments related to the above, any Appraisals and any other document necessary to service the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan, in each case, that are created or prepared after the Closing Date.

“Servicing Function Participant”: Any Additional Servicer, Sub-Servicer, Subcontractor or any other Person, other than any Master Servicer, any Special Servicer, the Trustee, the Operating Advisor and the Certificate Administrator, that is performing activities that address the Servicing Criteria, unless (i) such Person’s activities relate only to 5% or less of the Mortgage Loans by unpaid principal balance as of any date of determination in accordance with Article XI or (ii) the Depositor reasonably determines that a Master Servicer or a Special Servicer may, for the purposes of the Exchange Act reporting requirements pursuant to applicable Commission guidance, take responsibility for the assessment of compliance with the Servicing Criteria of such Person. The Servicing Function Participants as of the Closing Date are listed on Exhibit FF hereto. Exhibit FF shall be updated and provided to the Depositor and the Certificate Administrator in accordance with Section 11.10(c).

“Servicing Officer”: Any officer and/or employee of a Master Servicer, a Special Servicer or any Additional Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans or Serviced Companion Loans, whose name and specimen signature appear on a list of servicing officers furnished by such Master Servicer, such Special Servicer or any Additional Servicer to the Certificate Administrator, the Trustee, the Operating Advisor and the Depositor on the Closing Date as such list may be amended from time to time thereafter.

“Servicing Shift Lead Note”: With respect to any Servicing Shift Whole Loan, as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Mortgagor under such Servicing Shift Whole Loan including any amendments or modifications, or any renewal or substitution notes, as of such date, the sale of which to the related Non-Serviced Trust will cause servicing to shift from this Agreement to the related Non-Serviced PSA pursuant to the terms of the related Intercreditor Agreement for such Servicing Shift Whole Loan. As of the Closing Date, The Falls Lead Note will be the Servicing Shift Lead Note with respect to The Falls Whole Loan.

“Servicing Shift Mortgage Loan” With respect to any Servicing Shift Whole Loan, a Mortgage Loan included in the Trust Fund that will be serviced under this Agreement as of the Closing Date, but the servicing of which is expected to shift to the related Non-Serviced PSA entered into in connection with the securitization, if any, of the related Servicing Shift Lead Note on and after the applicable Servicing Shift Securitization Date. As of the Closing Date, The Falls Mortgage Loan will be the only Servicing Shift Mortgage Loan related to the Trust.

“Servicing Shift Securitization Date”: With respect to any Servicing Shift Whole Loan, the date on which the related Servicing Shift Lead Note is included in a Non-Serviced Trust; provided that the holder of such Servicing Shift Lead Note provides each of the parties to this Agreement (in each case only to the extent such party will not also be a party to the related Non-Serviced PSA) with notice in accordance with the terms of the related Intercreditor Agreement that such Servicing Shift Lead Note is to be included in such Non-Serviced Trust which notice shall include contact information for the related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator and Non-Serviced Trustee.

“Servicing Shift Whole Loan”: Any Whole Loan serviced under this Agreement as of the Closing Date that includes a related Servicing Shift Mortgage Loan included in the Trust Fund and one or more Companion Loans not included in the Trust Fund, but the servicing of which is expected to shift to the related Non-Serviced PSA entered into in connection with the securitization, if any, of the related Servicing Shift Lead Note on or after the applicable Servicing Shift Securitization Date. As of the Closing Date, The Falls Whole Loan will be the only Servicing Shift Whole Loan related to the Trust.

“Servicing Standard”: As defined in Section 3.01(a).

“Servicing Transfer Event”: With respect to any Serviced Mortgage Loan, or related Serviced Companion Loan, the occurrence of any of the following events:

(i)                         the related Mortgagor has failed to make when due any Balloon Payment, and the Mortgagor has not delivered to the applicable Master Servicer or applicable Special Servicer, on or before the due date of such Balloon Payment, a written and fully executed (subject only to customary final closing conditions) refinancing commitment (or if refinancing commitments are not then customarily issued by commercial mortgage lenders, such written, executed and binding alternative documentation as is customarily used by commercial real estate lenders for such purpose) or purchase and sale agreement from an acceptable lender or purchaser, as applicable, and reasonably satisfactory in form and substance to the applicable Master Servicer or the applicable Special Servicer, as applicable (and such Master Servicer or such Special Servicer, as applicable, shall promptly forward such documentation to the applicable Special Servicer or the applicable Master Servicer, as applicable) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within one hundred-twenty (120) days after the date on which such Balloon Payment will become due (provided that if either (x) such refinancing or sale of the related Mortgaged Property does not occur before the expiration of the time period for refinancing or sale specified in such documentation or within 120 days of the date that the original Balloon Payment was due, or (y) the applicable Master Servicer is required to make a P&I Advance in respect of such Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Serviced Whole Loan) at any time prior to such refinancing or sale, a Servicing Transfer Event will occur immediately); or

(ii)                      the related Mortgagor has failed to make when due any Periodic Payment (other than a Balloon Payment) or any other payment (other than a Balloon Payment) required under the related Mortgage Note or the related Mortgage, which failure has continued unremedied for sixty (60) days; or

(iii)                   the applicable Master Servicer determines (in accordance with the Servicing Standard) or receives from the applicable Special Servicer a written determination of such Special Servicer (which determination such Special Servicer shall make in accordance with the Servicing Standard) and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing), that a default in making any Periodic Payment (other than a Balloon Payment) or any other material payment (other than a Balloon Payment) required under the related Mortgage Note or the related Mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least sixty (60) days beyond the date on which the subject payment will become due; or the applicable Master Servicer determines (in accordance with the Servicing Standard) or receives from the applicable Special Servicer a written determination of such Special Servicer (which determination such Special Servicer shall make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing), that a default in making a Balloon Payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least sixty (60) days beyond the date on which such Balloon Payment will become due (or, if the Mortgagor has delivered on or before the date on which the subject payment was due a written and fully executed (subject only to customary final closing conditions) refinancing commitment (or if refinancing commitments are not then customarily issued by commercial mortgage lenders, such written, executed and binding alternative documentation as is customarily used by commercial real estate lenders for such purpose) or purchase and sale agreement from an acceptable lender or purchaser, as applicable, and reasonably satisfactory in form and substance to the applicable Master Servicer or Special Servicer (and such Master Servicer or Special Servicer, as applicable, shall promptly forward such documentation to the applicable Special Servicer or Master Servicer, as applicable) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within one hundred-twenty (120) days following the date on which such Balloon Payment will become due, the applicable Master Servicer determines (in accordance with the Servicing Standard) or receives from the applicable Special Servicer a written determination of such Special Servicer (which determination such Special Servicer shall make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing), that (A) the Mortgagor is likely not to make one or more Assumed Scheduled Payments prior to such a refinancing or sale or (B) such refinancing or sale is not likely to occur within one hundred-twenty (120) days following the date on which such Balloon Payment will become due); or

(iv)                   there shall have occurred a default (including, in the applicable Master Servicer’s or the applicable Special Servicer’s judgment, the failure of the related Mortgagor to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with Section 3.07 or Section 3.18) under the related Mortgage Loan documents, other than as described in clause (i) or (ii) above, that may, in the good faith and reasonable judgment of the applicable Master Servicer or the applicable Special Servicer (and, in the case of the applicable Special Servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing (or, with respect to a Serviced AB Whole Loan, if an AB Control Appraisal Period is not in effect, the prior consent of the related AB Whole Loan Controlling Holder, to the extent required by the terms of the related Intercreditor Agreement) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing))), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders and VRR Interest Owners (or, in the case of any Serviced Whole Loan, the interests of any related Serviced Companion Noteholder), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, sixty (60) days); or

(v)                      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the related Mortgagor and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

(vi)                   the related Mortgagor shall have consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

(vii)                the related Mortgagor shall have admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations; or

(viii)             the applicable Master Servicer or the applicable Special Servicer shall have received notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(ix)                   the applicable Master Servicer or the applicable Special Servicer (and in the case of the applicable Special Servicer, with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing (or, with respect to a Serviced AB Whole Loan for so long as an AB Control Appraisal Period is not in effect, the prior consent of the related AB Whole Loan Controlling Holder, to the extent required by the terms of the related Intercreditor Agreement))) determines that (i) a default (including, in the applicable Master Servicer’s or the applicable Special Servicer’s judgment, the failure of the related Mortgagor to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with Section 3.07 or Section 3.18) under the Mortgage Loan documents (other than as described in clause (iii) above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan (if any) or otherwise materially and adversely affect the interests of Certificateholders and VRR Interest Owners (or the related Serviced Pari Passu Companion Loan Holder) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for sixty (60) days;

provided that any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is cross-collateralized with a Specially Serviced Loan shall be a Specially Serviced Loan so long as such Mortgage Loan is cross-collateralized with a Specially Serviced Loan. If any Serviced Companion Loan becomes a Specially Serviced Loan, the related Serviced Mortgage Loan shall also become a Specially Serviced Loan. If any Serviced Mortgage Loan becomes a Specially Serviced Loan, any related Serviced Companion Loan shall also become a Specially Serviced Loan. With respect to a Non-Serviced Mortgage Loan, the occurrence of a “Servicing Transfer Event” shall be as defined in the Non-Serviced PSA.

“Sheraton Denver Downtown Hotel Intercreditor Agreement”: That certain Agreement Between Note Holders, dated as of December 8, 2025, by and between the holders of the respective promissory notes evidencing the Sheraton Denver Downtown Hotel Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“Sheraton Denver Downtown Hotel Mortgage Loan”: With respect to the Sheraton Denver Downtown Hotel Whole Loan, the Mortgage Loan that is included in the Trust (identified as Mortgage Loan No. 9 on the Mortgage Loan Schedule), which is evidenced by the related promissory note A-3.

“Sheraton Denver Downtown Hotel Mortgaged Property”: The Mortgaged Property that secures the Sheraton Denver Downtown Hotel Whole Loan.

“Sheraton Denver Downtown Hotel Pari Passu Companion Loan”: With respect to the Sheraton Denver Downtown Hotel Whole Loan, as of the Closing Date, the Pari Passu Companion Loan evidenced by the related promissory notes A-1, A-2 and A-4, made by the related Mortgagor and secured by the Mortgage on the Sheraton Denver Downtown Hotel Mortgaged Property, which Pari Passu Companion Loan is not included in the Trust and is pari passu in right of payment to the Sheraton Denver Downtown Hotel Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the Sheraton Denver Downtown Hotel Intercreditor Agreement.

“Sheraton Denver Downtown Hotel Whole Loan”: The Sheraton Denver Downtown Hotel Mortgage Loan together with the Sheraton Denver Downtown Hotel Pari Passu Companion Loan, each of which is secured by the same Mortgage on the Sheraton Denver Downtown Hotel Mortgaged Property. References herein to the Sheraton Denver Downtown Hotel Whole Loan shall be construed to refer to the aggregate indebtedness under the Sheraton Denver Downtown Hotel Mortgage Loan and the Sheraton Denver Downtown Hotel Pari Passu Companion Loan.

“Significant Obligor”: As defined in Section 11.16.

“Significant Obligor NOI Quarterly Filing Deadline”: With respect to each calendar quarter (other than the fourth (4th) calendar quarter of any calendar year), the date that is fifteen (15) days after the Distribution Date occurring on or immediately following the date on which financial statements for such calendar quarter are required to be delivered to the related lender under the related Mortgage Loan documents.

“Significant Obligor NOI Yearly Filing Deadline”: With respect to each calendar year, the date that is the ninetieth (90th) day after the end of such calendar year.

“Similar Law”: As defined in Section 5.03(n).

“Sole Certificateholder”: Any Certificate Owner, or Certificate Owners acting in unanimity, of a Book-Entry Certificate or a Holder of a Definitive Certificate holding 100% of the then-outstanding Class X-E, Class X-F, Class X-G, Class E, Class F and Class G Certificates; provided, that the Certificate Balances of the Class A-1, Class A-SB and Class D Certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C Upper-Tier Regular Interests have been reduced to zero.

“Special Notice”: As defined in Section 5.06.

“Special Servicer”: With respect to (i) each of the Mortgage Loans (other than any NCB Mortgage Loan, any Non-Serviced Mortgage Loan and any Excluded Special Servicer Loan), the Serviced Companion Loans, any REO Property acquired by the Trust with respect to any such Mortgage Loan and any matters relating to the foregoing, the General Special Servicer, and its successors in interest and assigns, or any successor special servicer appointed as provided herein, (ii) any NCB Mortgage Loan, any REO Property acquired by the Trust with respect to any such NCB Mortgage Loan and any matters relating to the foregoing, the NCB Special Servicer and (iii) any Excluded Special Servicer Loan, if any, the related Excluded Special Servicer appointed pursuant to Section 7.01(g) of this Agreement, as applicable and as the context may require.

“Special Servicing Fee”: With respect to each Specially Serviced Loan and REO Loan (other than a Non-Serviced Mortgage Loan), the fee payable to the related Special Servicer pursuant to Section 3.11(b).

“Special Servicing Fee Rate”: With respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan by loan basis, (a) with respect to the General Special Servicer with respect to Mortgage Loans other than the NCB Mortgage Loans, the greater of (i) a per annum rate of 0.25% and (ii) the per annum rate that would result in a Special Servicing Fee for the related month of $3,500, and (b) with respect to the NCB Special Servicer with respect to NCB Mortgage Loans, the greater of 0.25% and the per annum rate that would result in a Special Servicing Fee for the related month of $2,500.

“Specially Serviced Loan”: As defined in Section 3.01(a).

“Sponsors”: The Mortgage Loan Sellers.

“Startup Day”: The day designated as such in Section 10.01(b).

“Stated Principal Balance”: With respect to any Mortgage Loan, as of any date of determination, an amount equal to (x) the Cut-off Date Balance of such Mortgage Loan (or in the case of a Qualified Substitute Mortgage Loan, as of the date it is added to the Trust, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) minus (y) the sum of:

(i)                         the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the Mortgagor or advanced by the applicable Master Servicer;

(ii)                     all Principal Prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, after the Due Date in the related month of substitution);

(iii)                   the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)                   any reduction in the outstanding principal balance of such Mortgage Loan resulting from a Deficient Valuation or a modification of such Mortgage Loan pursuant to the terms and provisions of this Agreement that occurred prior to the end of the Collection Period for the most recent Distribution Date.

With respect to any REO Loan that is a successor to a Mortgage Loan (but excluding any related Companion Loan), as of any date of determination, the Stated Principal Balance shall be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Acquisition, minus (y) the sum of:

(i)                         the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)                      the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and REO Revenues received with respect to such REO Loan (but excluding any related Companion Loan).

A Mortgage Loan or an REO Loan that is a successor to a Mortgage Loan (but excluding any related Companion Loan) shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the Distribution Date on which the payments or other proceeds, if any, received in connection with a Liquidation Event in respect thereof are to be (or, if no such payments or other proceeds are received in connection with such Liquidation Event, would have been) distributed to Certificateholders.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance shall equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan shall equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance shall equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO Acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

With respect to any Mortgage Loan or REO Loan that is paid in full or any Mortgage Loan or REO Loan (or REO Property) liquidated, as of the first Distribution Date that follows the end of the Collection Period during which payments or other proceeds are received in connection with a Liquidation Event with respect to such Mortgage Loan or REO Loan (or REO Property), as applicable, notwithstanding that a loss may occur in connection with such Liquidation Event, the Stated Principal Balance of the Mortgage Loan or REO Loan shall be zero.

“Subcontractor”: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the CMBS market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of a Master Servicer, a Special Servicer, the Operating Advisor, an Additional Servicer or a Sub-Servicer.

“Subject Loan”: As defined in Section 12.02(b).

“Subordinate Certificate”: Any Class A-S Exchangeable Certificate, Class B Exchangeable Certificate, Class C Exchangeable Certificate or Class D, Class E, Class F or Class G Certificate.

“Subordinate Companion Holder”: The holder of any AB Subordinate Companion Loan.

“Subsequent Asset Status Report”: As defined in Section 3.19(d).

“Sub-Servicer”: Any Person that services Mortgage Loans on behalf of a Master Servicer, a Special Servicer or an Additional Servicer and is responsible for the performance (whether directly or through Sub-Servicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by such Master Servicer, such Special Servicer or an Additional Servicer under this Agreement, with respect to some or all of the Mortgage Loans that are identified in Item 1122(d) of Regulation AB.

“Sub-Servicing Agreement”: The written contract between a Master Servicer or a Special Servicer, as the case may be, and any Sub-Servicer relating to servicing and administration of Mortgage Loans as provided in Section 3.20.

“Substitution Shortfall Amount”: With respect to a substitution pursuant to Section 2.03(b), an amount equal to the excess, if any, of the Purchase Price of the Mortgage Loan being replaced calculated as of the date of substitution over the Stated Principal Balance of the related Qualified Substitute Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution. In the event that one or more Qualified Substitute Mortgage Loans are substituted (at the same time by the same Mortgage Loan Seller) for one or more removed Mortgage Loans, the Substitution Shortfall Amount shall be determined as provided in the preceding sentence on the basis of the aggregate Purchase Prices of the Mortgage Loan(s) being replaced and the aggregate Stated Principal Balances of the related Qualified Substitute Mortgage Loan(s).

“Surrendered Classes”: As defined in Section 5.11(c).

“Surviving Entity”: As defined in Section 6.03(b).

“Tax Returns”: The federal income tax returns on (i) Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each Trust REMIC due to its respective classification as a REMIC under the REMIC Provisions and (ii) Internal Revenue Service Form 1041 or Internal Revenue Service Form 1099, as applicable, or any successor forms to be filed on behalf of the Grantor Trust, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders and the VRR Interest Owners or filed with the Internal Revenue Service or any other governmental taxing authority under any applicable provisions of federal tax law or Applicable State and Local Tax Law.

“Temporary Regulation S Book-Entry Certificate”: As defined in Section 5.02(a).

“Termination Purchase Amount”: The sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the Trust, (2) the appraised value of the Trust’s portion of all REO Properties then included in the Trust (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the applicable Special Servicer and approved by the applicable Master Servicer and the Controlling Class and (3) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clause (2) above.

“Test”: As defined in Section 12.01(b)(iv).

“The Falls Intercreditor Agreement”: That certain Co-Lender Agreement, dated as of June 15, 2026, by and between the holders of the respective promissory notes evidencing The Falls Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“The Falls Lead Note”: The promissory note A-1 of The Falls Whole Loan.

“The Falls Lead Note Securitization Date”: The closing date of the securitization of The Falls Lead Note.

“The Falls Mortgage Loan”: With respect to The Falls Whole Loan, the Mortgage Loan that is included in the Trust (identified as Mortgage Loan No. 5 on the Mortgage Loan Schedule), which is evidenced by the related promissory notes A-5 and A-6.

“The Falls Mortgaged Property”: The Mortgaged Property that secures The Falls Whole Loan.

“The Falls Pari Passu Companion Loan”: With respect to The Falls Whole Loan, as of the Closing Date, the Pari Passu Companion Loan evidenced by the related promissory notes A-1, A-2, A-3 and A-4, made by the related Mortgagor and secured by the Mortgage on The Falls Mortgaged Property, which Pari Passu Companion Loan is not included in the Trust and is pari passu in right of payment to The Falls Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in The Falls Intercreditor Agreement.

“The Falls Whole Loan”: The Falls Mortgage Loan together with The Falls Pari Passu Companion Loan, each of which is secured by the same Mortgage on The Falls Mortgaged Property. References herein to The Falls Whole Loan shall be construed to refer to the aggregate indebtedness under The Falls Mortgage Loan and The Falls Pari Passu Companion Loan.

“Transaction Parties”: As defined in Section 5.03(r).

“Transfer”: Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

“Transferable Servicing Interest”: With respect to each Mortgage Loan or Serviced Pari Passu Companion Loan (and any successor REO Loan with respect thereto), the amount by which the related Servicing Fee otherwise payable to the applicable Master Servicer hereunder exceeds the sum of (i) the fee payable to the applicable Master Servicer as the portion of the Servicing Fee attributable to primary servicing and (ii) the amount of the Servicing Fee calculated using the Retained Fee Rate, which Transferable Servicing Interest is subject to reduction by the Trustee pursuant to Section 3.11(a) of this Agreement. The Transferable Servicing Interest with respect to each Mortgage Loan is (A) with respect to each NCB Mortgage Loan six (6) basis points, and (B) with respect to each Mortgage Loan (other than the NCB Mortgage Loans), zero.

“Transferee”: Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

“Transferee Affidavit”: As defined in Section 5.03(o)(ii).

“Transferor”: Any Person who is disposing by Transfer any Ownership Interest in a Certificate.

“Transferor Letter”: As defined in Section 5.03(o)(ii).

“Trust”: The trust created hereby and to be administered hereunder. The Trust shall be named: “BANK 2026-BNK52”.

“Trust Fund”: The corpus of the Trust created hereby and to be administered hereunder, consisting of: (i) such Mortgage Loans as from time to time are subject to this Agreement (including any Qualified Substitute Mortgage Loan replacing a removed Mortgage Loan), together with the Mortgage Files relating thereto (subject to, in the case of a Serviced Whole Loan, the interests of the related Serviced Companion Noteholder in the related Mortgage File); (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (to the extent of the Trust’s interest therein) or the Trust’s beneficial interest in the Mortgaged Property securing a Non-Serviced Whole Loan acquired under the related Non-Serviced PSA; (iv) all revenues received in respect of any REO Property (to the extent of the Trust’s interest therein); (v) the applicable Master Servicer’s, the applicable Special Servicer’s, the Certificate Administrator’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to this Agreement and any proceeds thereof (to the extent of the Trust’s interest therein); (vi) any Assignment of Leases and any Security Agreements (to the extent of the Trust’s interest therein); (vii) any letters of credit, indemnities, guaranties or lease enhancement policies given as additional security for any related Mortgage Loans (to the extent of the Trust’s interest therein); (viii) all assets deposited in the Loss of Value Reserve Fund and the Servicing Accounts (to the extent of the Trust’s interest therein), amounts on deposit in each applicable Collection Account (to the extent of the Trust’s interest therein), the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account (to the extent of the Trust’s interest in such Gain-on-Sale Reserve Account), the VRR Interest Gain-on-Sale Reserve Account (to the extent of the Trust’s interest in such VRR Interest Gain-on-Sale Reserve Account) and any REO Account (to the extent of the Trust’s interest in such REO Account), including any reinvestment income, as applicable; (ix) any Environmental Indemnity Agreements (to the extent of the Trust’s interest therein); (x) the rights and remedies of the Depositor under each Mortgage Loan Purchase Agreement (to the extent transferred to the Trustee); (xi) the Lower-Tier Regular Interests; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the lock-box accounts, cash collateral accounts, escrow accounts and any reserve accounts, to the extent such interest belongs to the related Mortgagor). For the avoidance of doubt, no Retained Defeasance Rights and Obligations will be an asset of the Trust.

“Trust REMIC”: As defined in the Preliminary Statement.

“Trustee”: Deutsche Bank National Trust Company, or its successor in interest, in its capacity as trustee and its successors in interest, or any successor trustee appointed as herein provided.

“Trustee Fee”: The fee to be paid to the Trustee as compensation for the Trustee’s activities under this Agreement, which fee is included as part of the Certificate Administrator Fee. No portion of the Trustee Fee shall be calculated by reference to any Companion Loan or the Stated Principal Balance of any Companion Loan. The Trustee Fee shall be equal to $1,250 per month and shall be paid as a portion of the Certificate Administrator Fee.

“UCC”: The Uniform Commercial Code, as enacted in each applicable state.

“UCC Financing Statement”: A financing statement prepared and filed pursuant to the UCC, as in effect in the relevant jurisdiction.

“Uncovered Amount”: With respect to any Master Servicer’s Collection Account, any additional trust fund expense, Nonrecoverable Advance or other item that would be payable or reimbursable out of general funds (as opposed to a specific source of funds) in such Collection Account pursuant to this Agreement, but which cannot be so paid or reimbursed because such general funds are insufficient to cover such payment or reimbursement; provided, that any such additional trust fund expense, Nonrecoverable Advance or other item shall be an Uncovered Amount only to the extent that such general funds are insufficient to cover the payment or reimbursement thereof.

“Underwriters”: Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, BofA Securities, Inc., Academy Securities, Inc. and Drexel Hamilton, LLC.

“Uninsured Cause”: Any cause of damage to property subject to a Mortgage such that the complete restoration of such property is not fully reimbursable by the hazard insurance policies or flood insurance policies required to be maintained pursuant to Section 3.07.

“United States Securities Person”: Any “U.S. person” as defined in Rule 902(k) of Regulation S.

“Unliquidated Advance”: Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to subsections (iii) and (iv) of Section 3.05(a) but that has not been recovered from the Mortgagor or otherwise from collections on or the proceeds of the related Mortgage Loan or REO Property in respect of which the Advance was made.

“Unscheduled Principal Distribution Amount”: With respect to any Distribution Date and the Mortgage Loans, the aggregate of the following: (a) all Principal Prepayments received on such Mortgage Loan on or prior to the Determination Date and (b) the principal portions of all Liquidation Proceeds, Insurance and Condemnation Proceeds (net of Special Servicing Fees, Liquidation Fees, accrued interest on Advances and other additional expenses of the Trust incurred in connection with the related Mortgage Loan) and, if applicable, REO Revenues received with respect to such Mortgage Loan and any REO Loans (but excluding any related Companion Loans) on or prior to the related Determination Date, but in each case only to the extent that such principal portion represents a recovery of principal for which no advance was previously made pursuant to Section 4.03 in respect of a preceding Distribution Date.

“Unsolicited Information”: As defined in Section 12.01(b)(iii).

“Upper-Tier Regular Interests”: As defined in the Preliminary Statement.

“Upper-Tier REMIC”: One of the REMICs comprising the Trust, the assets of which consist of the Lower-Tier Regular Interests and such amounts as shall from time to time be held in the Upper-Tier REMIC Distribution Account.

“Upper-Tier REMIC Distribution Account”: The segregated account or accounts (or a subaccount of the Distribution Account) created and maintained by the Certificate Administrator (for the benefit of the Trustee) pursuant to Section 3.04(b) in trust for the Certificateholders and the VRR Interest Owners, which shall initially be entitled “Computershare Trust Company, National Association, as Certificate Administrator, for the benefit of Deutsche Bank National Trust Company, as Trustee, for the benefit of the registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, and the related VRR Interest Owners Upper-Tier REMIC Distribution Account”. Any such account or accounts shall be an Eligible Account.

“U.S. Dollars” or “$”: Lawful money of the United States of America.

“U.S. Tax Person”: A citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

“Voting Rights”: The portion of the voting rights of all of the Certificates which is allocated to any Certificate. At all times during the term of this Agreement, the Voting Rights shall be allocated among the various Classes of Certificateholders as follows: (i) 2% in the case of the Class X Certificates (allocated pro rata, based upon their respective Notional Amounts as of the date of determination) and (ii) in the case of the Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the Certificate Balance (and solely in connection with any vote for purposes of determining whether to remove the applicable Special Servicer pursuant to Section 7.01(d) or the Operating Advisor pursuant to Section 3.26(j), taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the Certificates pursuant to Section 4.05(a)) of such Class, determined as of the Distribution Date immediately preceding such time, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with any vote for purposes of determining whether to remove the applicable Special Servicer pursuant to Section 7.01(d) or the Operating Advisor pursuant to Section 3.26(j), taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the Certificates pursuant to Section 4.05(a)) of the Principal Balance Certificates, determined as of the Distribution Date immediately preceding such time. None of the Class R Certificates, Class V Certificates or VRR Interest will be entitled to any Voting Rights.

“VRR Interest”: Collectively, the Class RR Certificates and the RR Interest.

“VRR Interest Available Funds”: With respect to any Distribution Date, an amount equal to the sum of (i) the Required Credit Risk Retention Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the VRR Interest Gain-on-Sale Remittance Amount for such Distribution Date.

“VRR Interest Balance”: With respect to the VRR Interest, the Class RR Certificates or the RR Interest, as applicable, (i) on or prior to the first Distribution Date, an amount equal to the Original VRR Interest Balance thereof as specified in the Preliminary Statement hereto and (ii) as of any date of determination after the first Distribution Date, the VRR Interest Balance thereof on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii)) after giving effect to (a) any distributions made on such Distribution Date pursuant to Section 4.01(b), (b) any VRR Interest Realized Losses allocated to the VRR Interest, the Class RR Certificates or the RR Interest, as applicable, on such Distribution Date, and (c) any recoveries on the Mortgage Loans of Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were previously reimbursed from principal collections on the related Mortgage Loans, that resulted in a reduction of the VRR Interest Principal Distribution Amount, which recoveries are allocated to the VRR Interest, the Class RR Certificates or the RR Interest, as applicable, and added to the VRR Interest Balance thereof.

“VRR Interest Distribution Amount”: With respect to the VRR Interest for any Distribution Date, an amount equal to the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed to the Holders of the Regular Certificates and Exchangeable Upper-Tier Regular Interests pursuant to Sections 4.01(a)(i), (iv), (vii), (x), (xiii), (xvi), (xix) and (xxii) on such Distribution Date.

“VRR Interest Gain-on-Sale Remittance Amount”: For each Distribution Date, the lesser of (i) the amount on deposit in the VRR Interest Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Required Credit Risk Retention Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

“VRR Interest Gain-on-Sale Reserve Account”: A custodial account or accounts (or subaccount of the Distribution Account) created and maintained by the Certificate Administrator, pursuant to Section 3.04(e) for the benefit of the Trustee for the benefit of the VRR Interest Owners, which shall initially be entitled “Computershare Trust Company, National Association, as Certificate Administrator, for the benefit of Deutsche Bank National Trust Company, as Trustee, for the benefit of the registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 and the related VRR Interest Owners, VRR Interest Gain-on-Sale Reserve Account”. Any such account shall be an Eligible Account or a subaccount of an Eligible Account.

“VRR Interest Owner”: Person who owns any portion of the VRR Interest, as identified to the Certificate Administrator in writing. Morgan Stanley Bank, N.A., JPMorgan Chase Bank, National Association and Wells Fargo Bank, National Association are the VRR Interest Owners of their respective Percentage Interests of the VRR Interest as of the Closing Date. Until it receives notice to the contrary in the form of both Exhibit D-3 and Exhibit D-4 hereto pursuant to Section 5.03(i), the Certificate Administrator shall be entitled to rely on the preceding sentence with respect to the identity of the VRR Interest Owners, and thereafter, the Certificate Administrator shall be entitled to rely on the most recent notification in the form of notice of the new owner and submission of both Exhibit D-3 and Exhibit D-4 hereto pursuant to Section 5.03(i) with respect to the identity of the VRR Interest Owners. Notwithstanding any of the foregoing to the contrary, any portion of the VRR Interest registered in the name of or beneficially owned by any Master Servicer, any Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate Administrator, the Depositor, any Mortgage Loan Seller, a Mortgagor, a Borrower Party or any Affiliate of any of such Persons shall be deemed not to be outstanding under the same circumstances as are set forth in the definition of “Certificateholder” as if such VRR Interest Owner were a “Certificateholder” and such VRR Interest were a “Certificate”.

“VRR Interest Realized Loss”: With respect to any Distribution Date, the amount, if any, by which (i) the product of (A) the Required Credit Risk Retention Percentage and (B) the aggregate Stated Principal Balance (for purposes of this definition only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts pursuant to Section 3.05(a)(v) to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any successor REO Loans (but excluding any related Companion Loans) expected to be outstanding immediately following such Distribution Date, is less than (ii) the VRR Interest Balance of the VRR Interest after giving effect to distributions of principal on such Distribution Date.

“VRR Interest Realized Loss Distribution Amount”: With respect to the VRR Interest for any Distribution Date, an amount equal to the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of reimbursed Realized Losses and interest thereon distributed to the Holders of the Regular Certificates and Exchangeable Upper-Tier

Regular Interests pursuant to Sections 4.01(a)(iii), (vi), (ix), (xii), (xv), (xviii), (xxi) and (xxiv) on such Distribution Date.

“VRR Interest Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of a portion of any Excess Interest equal to the product of (A) the Required Credit Risk Retention Percentage and (B) the aggregate amount of Excess Interest received on or prior to the related Determination Date, related amounts in the Excess Interest Distribution Account and the proceeds thereof, beneficial ownership of which is represented by the VRR Interest.

“VRR Interest Transfer Restriction Period”: The period from the Closing Date to the earlier of: (a) the latest of (i) the date on which the aggregate unpaid principal balance of all outstanding Mortgage Loans has been reduced to 33.0% of the aggregate Cut-off Date Balance of the Mortgage Loans; (ii) the date on which the aggregate outstanding principal balance of the Principal Balance Certificates and the VRR Interest Balance of the VRR Interest has been reduced to 33.0% of the aggregate outstanding principal balance of the Principal Balance Certificates and the VRR Interest Balance of the VRR Interest as of the Closing Date; and (iii) two years after the Closing Date; and (b) the date on which the Risk Retention Rules have been effectively abolished or amended or officially determined by the OCC, the Board of Governors of the Federal Reserve System, the FDIC, the Federal Housing Finance Agency, the Commission and the Department of Housing and Urban Development to be no longer applicable to the Trust.

“VRR Principal Distribution Amount”: With respect to the VRR Interest for any Distribution Date, an amount equal to the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of principal distributed to the Holders of the Regular Certificates and Exchangeable Upper-Tier Regular Interests pursuant to Sections 4.01(a)(ii), (v), (viii), (xi), (xiv), (xvii), (xx) and (xxiii) on such Distribution Date.

“Weighted Average Net Mortgage Rate”: With respect to any Distribution Date, the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loans) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

“WFCM 2026-C66 PSA”: The pooling and servicing agreement, dated as of April 1, 2026, between Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Trimont LLC, as master servicer, LNR Partners, LLC, as special servicer, BellOak, LLC, as operating advisor and asset representations reviewer, Computershare Trust Company, National Association, as certificate administrator, and Deutsche Bank National Trust Company, as trustee, as from time to time amended, supplemented or modified.

“WHFIT”: A “Widely Held Fixed Investment Trust” as that term is defined in Treasury Regulations Section 1.671-5(b)(22) or successor provisions.

“WHFIT Regulations”: Treasury Regulations Section 1.671-5, as amended or successor provisions.

“WHMT”: A “Widely Held Mortgage Trust” as that term is defined in Treasury Regulations Section 1.671-5(b)(23) or successor provisions.

“Whole Loan”: Any of (i) the One Dag Whole Loan, (ii) the Marriott Anchorage Downtown Whole Loan, (iii) The Falls Whole Loan, (iv) the NOVA Retail 2-Pack Whole Loan and (v) the Sheraton Denver Downtown Hotel Whole Loan.

“Withheld Amounts”: As defined in Section 3.21(a).

“Workout-Delayed Reimbursement Amounts”: With respect to any Mortgage Loan, the amount of any Advances made with respect to such Mortgage Loan on or before the date such Mortgage Loan becomes (or, but for the making of three (3) Periodic Payments under its modified terms, would then constitute) a Corrected Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance (and accrued and unpaid interest thereon) is not reimbursed to the Person who made such Advance on or before the date, if any, on which Mortgage Loan becomes a Corrected Loan and (ii) the amount of such Advance (and accrued and unpaid interest thereon) becomes an obligation of the related Mortgagor to pay such amount under the terms of the modified loan documents. That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine in the future that such amount instead constitutes a Nonrecoverable Advance.

“Workout Fee”: The fee paid to the applicable Special Servicer with respect to each Corrected Loan in accordance with Section 3.11(c).

“Workout Fee Rate”: With respect to each Corrected Loan and in accordance with Section 3.11(c), a fee of 1.00% of each collection (other than Penalty Charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid), including (i) Periodic Payments, (ii) Balloon Payments (other than the Balloon Payments that are received within one hundred and twenty (120) days following the related Maturity Date as a result of a Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full if such Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Servicing Transfer Event”), (iii) Principal Prepayments and (iv) payments (other than those included in clause (i) or (ii) of this definition) at maturity or on the Anticipated Repayment Date, received on each Corrected Loan for so long as it remains a Corrected Loan.

“XML”: Extensible Markup Language.

“Yield Maintenance Charge”: With respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a Mortgagor in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

“YM Denominator”: For any Distribution Date, the total amount of principal distributed to the Class A-1, Class A-SB and Class D Certificates and the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates.

Section 1.02        Certain Calculations. Unless otherwise specified herein, for purposes of determining amounts with respect to the Certificates and the VRR Interest and the rights and obligations of the parties hereto, the following provisions shall apply:

(i)                            All calculations of interest (other than as provided in the related Mortgage Loan documents) provided for herein shall be made on the basis of a three hundred-sixty (360) day year consisting of twelve (12) 30-day months.

(ii)                         Any Mortgage Loan or Companion Loan payment is deemed to be received on the date such payment is actually received by the applicable Master Servicer or the applicable Special Servicer; provided, however, that for purposes of calculating distributions on the Certificates and the VRR Interest, Principal Prepayments with respect to any Mortgage Loan are deemed to be received on the date they are applied in accordance with the Servicing Standard consistent with the terms of the related Mortgage Note and Mortgage to reduce the outstanding principal balance of such Mortgage Loan, on which interest accrues.

(iii)                      Any reference to the Certificate Balance of any Class of Principal Balance Certificates or Exchangeable Upper-Tier P&I Regular Interest or the VRR Interest Balance of the VRR Interest on or as of a Distribution Date shall refer to the Certificate Balance of such Class of Principal Balance Certificates or Exchangeable Upper-Tier P&I Regular Interest or the VRR Interest Balance of the VRR Interest on such Distribution Date after giving effect to (a) any distributions made on such Distribution Date pursuant to Section 4.01(a) or Section 4.01(b), as applicable, (b) any Realized Losses allocated to such Class of Principal Balance Certificates or Exchangeable Upper-Tier P&I Regular Interest or any VRR Interest Realized Losses allocated to the VRR Interest, as applicable, on that Distribution Date pursuant to Section 4.04, and (c) any recoveries on the related Mortgage Loans, of Nonrecoverable Advances (plus interest thereon) that were previously reimbursed from principal collections on the related Mortgage Loans, that resulted in a reduction of the Aggregate Principal Distribution Amount or the VRR Principal Distribution Amount, as applicable, which recoveries are allocated to such Class of Principal Balance Certificates or Exchangeable Upper-Tier P&I Regular Interest and VRR Interest, and added to the Certificate Balance or the VRR Interest Balance, as applicable, pursuant to Section 4.04(a).

(iv)                       Unless otherwise specifically provided for herein, all net present value calculations and determinations made with respect to a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard”) shall be made, in the event the Mortgage Loan documents are silent, using a discount rate (a) for principal and interest payments on a Mortgage Loan or Serviced Companion Loan, as applicable, or sale by the applicable Special Servicer of a Defaulted Loan, the highest of (x) the rate determined by the applicable Master Servicer or the applicable Special Servicer, as applicable, that approximates the market rate that would be obtainable by the related Mortgagor on similar non-defaulted debt of such Mortgagor as of such date of determination, (y) the Mortgage Rate on the applicable Mortgage Loan or Serviced Companion Loan based on its outstanding principal balance and (z) the yield on 10-year U.S. treasuries as of such date of determination, and (b) for all other cash flows, including property cash flow, the

“discount rate” set forth in the most recent Appraisal (or update of such Appraisal) of the related Mortgaged Property.

(v)                         Any reference to “expense of the trust” or “additional trust fund expense” or words of similar import shall be construed to mean, for any Serviced Mortgage Loan, an expense that shall be applied in accordance with the related Intercreditor Agreement or, if no application is specified in the related Intercreditor Agreement, then, to the extent such Intercreditor Agreement refers to this Agreement for the application of trust fund expenses or such Intercreditor Agreement does not prohibit the following application of trust fund expenses (i) with respect to any Serviced Pari Passu Whole Loan, pro rata and pari passu, to the Trust and Serviced Pari Passu Companion Loans in accordance with the respective outstanding principal balances of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loans or (ii) with respect to any Serviced AB Whole Loan, first, to the related AB Subordinate Companion Loan and then, pro rata and pari passu, to the Trust and Serviced Pari Passu Companion Loans in accordance with the respective outstanding principal balances of the related Serviced AB Mortgage Loan and Serviced Pari Passu Companion Loans.

[End of Article I]

Article II

CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF
CERTIFICATES; creation of vrr interest

Section 2.01        Conveyance of Mortgage Loans. (a) The Depositor, concurrently with the execution and delivery hereof, does hereby establish a trust, appoint the Trustee as trustee of the trust, assign, sell, transfer and convey to the Trustee (and, with respect to the NCB Mortgage Loans, any such assignment, sale, transfer and conveyance shall be deemed to be an assignment, sale, transfer and conveyance of the NCB Mortgage Loans to the Trustee to the extent necessary to vest the rights and interests in such NCB Mortgage Loans as necessary to perform its obligations and exercise its rights as trustee under this Agreement), in trust, without recourse, for the benefit of the Certificateholders, the VRR Interest Owners and the Trustee (as holder of the Lower-Tier Regular Interests) all the right, title and interest of the Depositor, whether now owned or existing or hereafter acquired or arising, including any security interest therein for the benefit of the Depositor, in, to and under (i) the Mortgage Loans identified on the Mortgage Loan Schedule, (ii) Sections 2, 3, 4 (other than Section 4(c), (d), (e) and (g)) and 5 (other than Section 5(f), (g), (h) and (i)) and, to the extent related to the foregoing, Sections 9, 10, 11, 12, 13, 14, 15, 17 and 18 of each of the Mortgage Loan Purchase Agreements; (iii) the Intercreditor Agreements; (iv) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (v) any REO Property (to the extent of the Depositor’s interest therein) or the Depositor’s beneficial interest in the Mortgaged Property securing a Non-Serviced Whole Loan acquired under the related Non-Serviced PSA; (vi) all revenues received in respect of any REO Property (to the extent of the Depositor’s interest therein); (vii) the applicable Master Servicer’s, the applicable Special Servicer’s, the Certificate Administrator’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to this Agreement and any proceeds thereof (to the extent of the Depositor’s interest therein); (viii) any

Assignment of Leases and any Security Agreements (to the extent of the Depositor’s interest therein); (ix) any letters of credit, indemnities, guaranties or lease enhancement policies given as additional security for any related Mortgage Loans (to the extent of the Depositor’s interest therein); (x) all assets deposited in the Loss of Value Reserve Fund and the Servicing Accounts (to the extent of the Depositor’s interest therein), amounts on deposit in each applicable Collection Account (to the extent of the Depositor’s interest therein), the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account (to the extent of the Depositor’s interest therein), the VRR Interest Gain-on-Sale Reserve Account (to the extent of the Depositor’s interest therein) and any REO Account (to the extent of the Depositor’s interest in such REO Account), including any reinvestment income, as applicable; (xi) any Environmental Indemnity Agreements (to the extent of the Depositor’s interest therein); (xii) the rights and remedies of the Depositor under each Mortgage Loan Purchase Agreement (to the extent not covered by clause (ii) above); (xiii) the Lower-Tier Regular Interests; (xiv) with respect to the Exchangeable Certificates, each of the Exchangeable Upper-Tier Regular Interests; and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the lock-box accounts, cash collateral accounts, escrow accounts and any reserve accounts, to the extent such interest belongs to the related Mortgagor, and any Retained Defeasance Rights and Obligations with respect to the Mortgage Loans) (collectively, the “Conveyed Property”). Such assignment includes all interest and principal received or receivable on or with respect to the Mortgage Loans (in each case, other than (i) payments of principal and interest due and payable on the Mortgage Loans on or before the Cut-off Date; (ii) prepayments of principal collected on or before the Cut-off Date; and (iii) with respect to those Mortgage Loans that were closed in July 2026 but have their first Due Date after July 2026, any interest amounts relating to the period prior to the Cut-off Date). The transfer of the Mortgage Loans and the related rights and property accomplished hereby is absolute and, notwithstanding Section 13.07, is intended by the parties to constitute a sale. In connection with the assignment to the Trustee of Sections 2, 3, 4 (other than Section 4(c), (d) and (f)) and 5 (other than Section 5(f), (g), (h) and (i)) and, to the extent related to the foregoing, Sections 9, 10, 11, 12, 13, 14, 15, 17 and 18 of each of the Mortgage Loan Purchase Agreements, it is intended that the Trustee get the benefit of Sections 10, 13 and 15 thereof in connection with any exercise of rights under the assigned Sections, and the Depositor shall use its best efforts to make available to the Trustee the benefits of Sections 10, 13 and 15 in connection therewith.

(b)               In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall direct, and hereby represents and warrants that it has directed, the Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase Agreement to deliver and deposit with, or cause to be delivered to and deposited with, the Custodian, (A) on or before the Closing Date, the Mortgage Note relating to each Mortgage Loan so assigned, endorsed to the Trustee or in blank as specified in clause (i) of the definition of “Mortgage File” (or, alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note as specified in clause (i) of the definition of “Mortgage File”) and (B) on or before the date that is 45 days following the Closing Date, the remainder of the Mortgage File for each Mortgage Loan and, except in the case of a Mortgage Loan that is a Non-Serviced Whole Loan as of the Closing Date, any other items required to be delivered or deposited by the Mortgage Loan Seller pursuant to this Agreement (other than amounts from reserve accounts and originals of letters of credit, which shall be transferred to the applicable Master Servicer) for each Mortgage Loan. If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original Mortgage Note, the delivery requirements of the applicable

Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied upon such Mortgage Loan Seller’s delivery of a copy or duplicate original of such Mortgage Note, together with an affidavit certifying that the original thereof has been lost or destroyed and indemnifying the Trustee and the Trust. If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iv), (vii) and (ix) of the definition of “Mortgage File” (or, if applicable, a copy thereof) with evidence of filing or recording thereon (if intended to be recorded or filed), solely because of a delay caused by the public filing or recording office where such document or instrument has been delivered, or will be delivered within ten (10) Business Days of the Closing Date, for filing or recordation, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied on a provisional basis as of the Closing Date as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, if a duplicate original or a photocopy of such non-delivered document or instrument (certified by the applicable public filing or recording office, the applicable title insurance company, if any, or the applicable Mortgage Loan Seller to be a true and complete copy of the original thereof submitted or to be submitted for filing or recording) is delivered to the Custodian on or before the date set forth herein, and either the original of such non-delivered document or instrument, or a photocopy thereof (certified by the appropriate county recorder’s office or the applicable title insurance company, if any, in the case of the documents and/or instruments referred to in clause (ii) of the definition of “Mortgage File”, to be a true and complete copy of the original thereof submitted for recording), with evidence of filing or recording thereon, is delivered to the Custodian within one hundred-eighty (180) days of the Closing Date (or within such longer period, not to exceed eighteen (18) months, after the Closing Date as the Custodian shall consent to as long as the applicable Mortgage Loan Seller is, as certified in writing to the Trustee and the Custodian no less often than every ninety (90) days following such 180–day period after the Closing Date, attempting in good faith to obtain from the appropriate public filing office or county recorder’s office such original or photocopy). If the applicable Mortgage Loan Seller is required to, but cannot, deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iv), (vii), and (ix) (or, if applicable, a copy thereof) of the definition of “Mortgage File,” with evidence of filing or recording thereon (if intended to be recorded or filed), for any other reason, including, without limitation, that such non-delivered document or instrument has been lost or destroyed, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, if a photocopy of such non-delivered document or instrument (with evidence of filing or recording thereon and certified in the case of the documents and/or instruments referred to in clause (ii) of the definition of “Mortgage File” by the appropriate county recorder’s office or the applicable title insurance company, if any, to be a true and complete copy of the original thereof submitted for recording) is delivered to the Custodian on or before the date set forth herein. Neither the Trustee nor any Custodian shall in any way be liable for any failure by any Mortgage Loan Seller or the Depositor to comply with the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b). If, on the Closing Date as to any Mortgage Loan, subject to the next sentence, the applicable Mortgage Loan Seller is required to, but cannot, deliver (in complete and recordable form or form suitable for filing or recording, if applicable) any one of the assignments in favor of the Trustee referred to in clause (iii), clause (v), or clause (x) of the definition of “Mortgage File” solely because of the unavailability of filing or recording information as to any existing document or instrument, such Mortgage Loan Seller may provisionally satisfy the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) with respect to such assignment by delivering with respect to such Mortgage Loan on the Closing Date an omnibus assignment of such Mortgage Loan substantially in the form of Exhibit H; provided that all required original assignments with respect to such Mortgage Loan (in fully complete and recordable form or form suitable for filing or recording, if applicable) are delivered to the Custodian within one hundred-eighty (180) days after the Closing Date (or within such longer period, not to exceed eighteen (18) months, which the Custodian shall consent to so long as the applicable Mortgage Loan Seller is, as certified in writing to the Trustee and the Custodian no less often than every ninety (90) days following such 180–day period after the Closing Date, attempting in good faith to obtain from the appropriate public filing office or county recorder’s office the applicable filing or recording information as to the related document or instrument); and provided, further, that in the case of a Non-Serviced Mortgage Loan, the delivery of any such assignments shall be subject to clause (e) and clause (f) of the first proviso to the definition of “Mortgage File” herein. As to any Mortgage Loan, the related Mortgage Loan Seller or its agent is responsible for recording or filing, as applicable, any one of the assignments in favor of the Trustee referred to in clause (iii), clause (v), or clause (x) of the definition of “Mortgage File”, and such Mortgage Loan Seller may provisionally satisfy the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) with respect to such assignment by delivering to the Custodian with respect to such Mortgage Loan on the Closing Date a copy of such assignment in the form sent for recording or filing or (except for recording or filing information not yet available) to be sent for recording or filing; provided that an original or copy of such assignment (with evidence of recording or filing, as applicable, indicated thereon) shall be delivered to the Custodian as contemplated by Section 2.01(c) of this Agreement. Notwithstanding anything herein to the contrary, with respect to the delivery of a letter of credit in the manner described in clause (A) of clause (xii) of the definition of “Mortgage File”, the applicable Mortgage Loan Seller shall be deemed to have satisfied the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) by delivering to the Custodian within ten (10) Business Days following the Closing Date with respect to any such letter(s) of credit a copy of such letter of credit, the transfer documentation and such transmittal communication to the issuing bank indicating that such document has been delivered to the issuing bank for reissuance. If a letter of credit is not in a form that would allow the applicable Master Servicer to draw on such letter of credit on behalf of the Trust in accordance with the applicable terms thereof and/or of the related Mortgage Loan documents, the applicable Mortgage Loan Seller shall deliver copies of the appropriate transfer or assignment documents to the Custodian promptly following receipt of written notification thereof. If not otherwise paid by the related Mortgagor, the applicable Mortgage Loan Seller shall pay any transfer fee required in order to transfer the beneficiary’s interest from such Mortgage Loan Seller to the applicable Master Servicer on behalf of the Trust as required hereunder and shall cooperate with the reasonable requests of the applicable Master Servicer in connection with effectuating a draw under any such letter of credit prior to the date such letter of credit is reissued to the applicable Master Servicer on behalf of the Trust. Regardless of the manner of delivery, the related Mortgage Loan Seller is required pursuant to the related Mortgage Loan Purchase Agreement to indemnify the Trust for any liabilities, charges, costs, fees or other expenses accruing from the failure of such Mortgage Loan Seller to assign all rights in and to the letter of credit hereunder including the right and power to draw on the letter of credit.

(c)                Except in the case of a Non-Serviced Mortgage Loan, the related Mortgage Loan Seller is required at its sole cost and expense, to itself, or to engage a third party to, put each

Assignment of Mortgage, each assignment of Assignment of Leases and each assignment of each UCC Financing Statement (collectively, the “Assignments” and, individually, “Assignment”) relating to the Mortgage Loans conveyed by it under the applicable Mortgage Loan Purchase Agreement in proper form for filing or recording, as applicable, and to submit such Assignments for filing or recording, as the case may be, in the applicable public filing or recording office. On the Closing Date, the Mortgage Loan Sellers may deliver one (1) omnibus assignment for all such Mortgage Loans substantially in the form of Exhibit H hereto to the Custodian as provided in Section 2.01(b). Except under the circumstances provided for in the last sentence of this Section 2.01(c) and except in the case of a Non-Serviced Mortgage Loan, the related Mortgage Loan Seller will itself, or a third party at such Mortgage Loan Seller’s expense will, promptly (and in any event within one hundred-twenty (120) days after the later of the Closing Date and the related Mortgage Loan Seller’s actual receipt of the related documents and the necessary recording and filing information) cause to be submitted for recording or filing, as the case may be, in the appropriate public office for real property records or UCC Financing Statements, as appropriate, each Assignment. Each such Assignment submitted for recording shall reflect that it (or a file copy thereof in the case of a UCC Assignment) should be returned by the public recording office to the Custodian or its designee following recording or filing (or to the related Mortgage Loan Seller or its agent who will then be responsible for delivery of the same to the Custodian or its designee). Any such Assignment received by the Custodian shall be promptly included in the related Mortgage File and be deemed a part thereof, and any such Assignment received by the related Mortgage Loan Seller or its agent shall be required to be delivered to the Custodian to be included as part of the related Mortgage File within thirty (30) days after receipt. If any such document or instrument is determined to be incomplete or not to meet the recording or filing requirements of the jurisdiction in which it is to be recorded or filed, or is lost by the public office or returned unrecorded or unfiled, as the case may be, because of a defect therein, on or about one hundred-eighty (180) days after the Closing Date, the related Mortgage Loan Seller or its designee shall prepare, at its own expense, a substitute therefor or cure such defect, as the case may be, and thereafter the related Mortgage Loan Seller or its designee shall, at the expense of such Mortgage Loan Seller, upon receipt thereof cause the same to be duly recorded or filed, as appropriate. If, by the first anniversary of the Closing Date, the Custodian has not received confirmation of the recording or filing as the case may be, of any such Assignment, it shall so advise the related Mortgage Loan Seller who may then pursue such confirmation itself or request that the Custodian pursue such confirmation at the related Mortgage Loan Seller’s expense, and upon such a request and provision for payment of such expenses satisfactory to the Custodian, the Custodian, at the expense of the applicable Mortgage Loan Seller, shall cause a search of the land records of each applicable jurisdiction and of the records of the offices of the applicable Secretary of State for confirmation that the Assignment appears in such records and retain a copy of such confirmation in the related Mortgage File. In the event that confirmation of the recording or filing of an Assignment cannot be obtained, the Custodian or the related Mortgage Loan Seller, as applicable, shall promptly inform the other and the Custodian shall provide such Mortgage Loan Seller with a copy of the Assignment and request the preparation of a new Assignment. The related Mortgage Loan Seller shall pay the expenses for the preparation of replacement Assignments for any Assignments which, having been properly submitted for filing or recording to the appropriate governmental office by the Custodian, fail to appear of record and must be resubmitted. Notwithstanding the foregoing, there shall be no requirement to record any assignment to the Trustee referred to in clause (iii) or (v) of the definition of “Mortgage File,” or to file any UCC-3 to the Trustee referred to in clause (ix) of the definition of “Mortgage File,” in those jurisdictions where, in the written opinion of local counsel (which opinion shall be an expense of the related

Mortgage Loan Seller) acceptable to the Depositor and the Trustee, such recordation and/or filing is not required to protect the Trustee’s interest in the related Mortgage Loan against sale, further assignment, satisfaction or discharge by the related Mortgage Loan Seller, the applicable Master Servicer, the applicable Special Servicer, any Sub-Servicer or the Depositor.

(d)               All documents and records in the Depositor’s or the applicable Mortgage Loan Seller’s possession relating to the Mortgage Loans (including, in the case of such Mortgage Loan Seller, and except in the case of a Mortgage Loan that is part of a Non-Serviced Whole Loan, originals or copies of all financial statements, operating statements, appraisals, environmental reports, engineering reports, Insurance Policies, certificates, guaranty/indemnity agreements, property inspection reports, escrow analysis, tax bills, third-party management agreements, asset summary and financial information on the borrower/sponsor and any guarantor, but in any case excluding the applicable Mortgage Loan Seller’s internal communications (including such communications between such Mortgage Loan Seller and its Affiliates) and underwriting analysis (including documents prepared by the applicable Mortgage Loan Seller or any of its Affiliates for such purposes), draft documents, attorney-client communications that are privileged communications or constitute legal or other due diligence analyses and credit underwriting or due diligence analyses or data) that (i) are not required to be a part of a Mortgage File in accordance with the definition thereof and (ii) are reasonably necessary for the servicing of each such Mortgage Loan, together with copies of all documents in each Mortgage File, shall be delivered by the Depositor or the applicable Mortgage Loan Seller to the applicable Master Servicer within five (5) Business Days after the Closing Date and shall be held by such Master Servicer on behalf of the Trustee in trust for the benefit of the Certificateholders and the VRR Interest Owners (and as Holder of the Lower-Tier Regular Interests) and, if applicable, on behalf of the related Companion Holder; provided, that with respect to the Mortgage File, if any document required to be contained therein is not available on the date that is five (5) Business Days after the Closing Date, the copy of such document shall be delivered to the applicable Master Servicer on or before the date such document is required to be delivered to the Custodian pursuant to Section 2.01(b). Such documents and records shall be any documents and records (with the exception of any items excluded under the immediately preceding sentence) that would otherwise be a part of the Servicing File.

(e)                In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall deliver to the Trustee and the applicable Master Servicer, on or before two (2) Business Days after the Closing Date, a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, as in full force and effect, without amendment or modification, on the Closing Date.

(f)                The Depositor shall use its reasonable best efforts to require that, promptly after the Closing Date, but in all events within three (3) Business Days after the Closing Date, each of the Mortgage Loan Sellers shall cause all funds on deposit in escrow accounts maintained with respect to the Serviced Mortgage Loans transferred by such Mortgage Loan Seller, whether such accounts are held in the name of the applicable Mortgage Loan Seller or any other name to be transferred to the applicable Master Servicer (or a Sub-Servicer) for deposit into Servicing Accounts.

(g)               With respect to the Mortgage Loans secured by the Mortgaged Properties identified on the Mortgage Loan Schedule as “Courtyard by Marriott Seattle Bellevue Downtown”

and “Marriott Anchorage Downtown”, which are each subject to a franchise agreement with a related comfort letter in favor of the respective Mortgage Loan Seller that requires notice to or request of the related franchisor to transfer or assign any related comfort letter to the Trustee for the benefit of the Certificateholders or otherwise have a new comfort letter (or any such new document or acknowledgement as may be contemplated under the existing comfort letter) issued in the name of the Trustee for the benefit of the Certificateholders, the related Mortgage Loan Seller or its designee shall provide any such required notice or make any such required request to the related franchisor (with a copy of such notice or request to the applicable Master Servicer) within forty-five (45) days of the Closing Date (or any shorter period if required by the applicable comfort letter), and the applicable Master Servicer shall use reasonable efforts in accordance with the Servicing Standard to acquire such replacement comfort letter, if necessary (or to acquire any such new document or acknowledgement as may be contemplated under the existing comfort letter). If the applicable Master Servicer is unable to acquire any such replacement comfort letter (or new document or acknowledgement, as applicable) within one hundred-twenty (120) days of the Closing Date, such Master Servicer shall notify the related Mortgage Loan Seller that no such replacement comfort letter has been received.

(h)               Each Mortgage Loan Purchase Agreement shall provide that within sixty (60) days after the Closing Date, each Mortgage Loan Seller shall deliver or cause to be delivered the Diligence File for each of its Mortgage Loans to the Depositor by uploading such Diligence File to the Designated Site. Promptly upon completion of such delivery of the Diligence Files (but in no event later than sixty (60) days after the Closing Date), the applicable Mortgage Loan Seller shall provide the Depositor a certificate (with a copy (which may be sent by e-mail) to each of the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Custodian, the Directing Certificateholder, the Asset Representations Reviewer and the Operating Advisor) certifying that the electronic copies of the documents and information uploaded to the Designated Site constitute all documents and information required under the definition of “Diligence File” and such Diligence Files are organized and categorized in accordance with the electronic file structure reasonably agreed to by the Depositor and the applicable Mortgage Loan Seller (the “Diligence File Certification”).

(i)                 Notwithstanding anything to the contrary contained herein, (i) with respect to a Joint Mortgage Loan, the obligations of each of the applicable Mortgage Loan Sellers to deliver a Mortgage Note (and any related allonge or assignment) to the Custodian shall be limited to delivery of only the Mortgage Note (and any related allonge or assignment) held by such party to the Custodian. With respect to a Joint Mortgage Loan that is serviced under this Agreement, the obligations of the applicable Mortgage Loan Sellers to deliver the remaining portion of the related Mortgage File or any document required to be delivered with respect thereto shall be joint and several, provided that either of the applicable Mortgage Loan Sellers may deliver one Mortgage File or one of any other document required to be delivered with respect to such Mortgage Loan hereunder and such delivery shall satisfy such delivery requirements for each of the applicable Mortgage Loan Sellers.

(j)                 Within five (5) Business Days of the Closing Date, the Depositor shall deliver in EDGAR-Compatible Format and Excel format to each Master Servicer via email to investorreporting@trimont.com (in the case of the General Master Servicer) and investorreporting@ncb.coop (in the case of the NCB Master Servicer) the Initial Schedule AL File covering all of the Mortgage Loans (in the case of the General Master Servicer) or the NCB

Mortgage Loans (in the case of the NCB Master Servicer), the Initial Schedule AL Additional File covering all of the Mortgage Loans (in the case of the General Master Servicer) or the NCB Mortgage Loans (in the case of the NCB Master Servicer) and the Annex A-1 to the Prospectus.

(k)               Notwithstanding anything to the contrary contained in this Section 2.01 or in Section 2.02, in connection with each Servicing Shift Whole Loan, (1) instruments of assignment to the Trustee may be in blank and need not be recorded pursuant to this Agreement (other than the endorsements to the note(s) evidencing the related Servicing Shift Mortgage Loan) until the earlier of (i) the Servicing Shift Securitization Date, in which case such instruments shall be assigned and recorded in accordance with the related Non-Serviced PSA, (ii) the Servicing Shift Whole Loan becoming a Specially Serviced Loan prior to the Servicing Shift Securitization Date and (iii) 180 days after the Closing Date, in which case assignments and recordations shall be effected in accordance with this Section 2.01 until the occurrence, if any, of the Servicing Shift Securitization Date, (2) no letter of credit need be amended (including, without limitation, to change the beneficiary thereon) until the earliest of (i) the Servicing Shift Securitization Date, in which case such amendment shall be in accordance with the related Non-Serviced PSA, (ii) the Servicing Shift Whole Loan becoming a Specially Serviced Loan prior to the Servicing Shift Securitization Date in which case such amendment shall be effected in accordance with the terms of this Section 2.01 and (iii) the earlier of (A) 180 days after the Closing Date and (B) any such time as any such letter of credit is required to be drawn upon by the applicable Master Servicer in which case such amendment shall be effected in accordance with the terms of this Section 2.01, and (3) on and following the Servicing Shift Securitization Date, the Person selling the related Servicing Shift Lead Note to the related Non-Serviced Depositor, at its own expense, shall be (a) entitled to direct in writing, which may be conclusively relied upon by the Custodian, the Custodian to deliver the originals of all the Mortgage Loan documents relating to the Servicing Shift Whole Loan in its possession (other than the original note(s) evidencing the Servicing Shift Mortgage Loan) to the related Non-Serviced Trustee or the related Non-Serviced Custodian, (b) if the right under clause (a) is exercised, required to cause the retention by or delivery to the Custodian of photocopies of Mortgage Loan documents related to the Servicing Shift Whole Loan so delivered to such Non-Serviced Trustee or such Non-Serviced Custodian, (c) entitled to cause the completion (or, in the event of a recordation as contemplated by clause (1)(ii) of this paragraph, the preparation, execution and delivery) and recordation of instruments of assignment in the name of the related Non-Serviced Trustee or related Non-Serviced Custodian, (d) if the right under clause (c) is exercised, required to deliver to the Trustee or Custodian photocopies of any instruments of assignment so completed and recorded, and (e) entitled to require the applicable Master Servicer to transfer, and to cooperate with all reasonable requests in connection with the transfer of, the Servicing File, and any Escrow Payments, reserve funds and items specified in clauses (x) and (xii) of the definition of “Mortgage File” for the Servicing Shift Whole Loan to the related Non-Serviced Master Servicer.

Section 2.02        Acceptance by Trustee. (a) The Trustee, by the execution and delivery of this Agreement (1) acknowledges receipt by it or the Custodian on its behalf, subject to the provisions of Section 2.01, in good faith and without notice of any adverse claim, of the applicable documents specified in clause (i) of the definition of “Mortgage File” with respect to each Mortgage Loan and of all other assets included in the Trust Fund and (2) declares (a) that it or the Custodian on its behalf holds and will hold such documents and the other documents delivered or caused to be delivered by the Mortgage Loan Sellers that constitute the Mortgage Files in the name of the Trust for the benefit of all present and future Certificateholders, VRR

Interest Owners and Serviced Companion Noteholders, as applicable, and (b) that it holds and will hold such other assets included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders and VRR Interest Owners (and for the benefit of the Trustee as holder of the Lower-Tier Regular Interests), as applicable. If any Mortgage Loan Seller is unable to deliver or cause the delivery of any original Mortgage Note, such Mortgage Loan Seller may deliver a copy of such Mortgage Note, together with a signed lost note affidavit and appropriate indemnity and shall thereby be deemed to have satisfied the document delivery requirements of Section 2.01 and of this Section 2.02.

(b)               Within sixty (60) days after the Closing Date (or with respect to a Qualified Substitute Mortgage Loan within sixty (60) days after the Due Date in the month of substitution), the Custodian, shall review the Mortgage Loan documents delivered or caused to be delivered by the Mortgage Loan Sellers constituting the Mortgage Files; and, promptly following such review (but in no event later than sixty (60) days after the Closing Date), the Custodian shall, in the form attached as Exhibit Q, certify in writing to the Depositor, each applicable Master Servicer, each applicable Special Servicer, the Directing Certificateholder (so long as no Consultation Termination Event shall have occurred and be continuing and only with respect to Mortgage Loans other than any Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class), the Trustee, the Certificate Administrator (who shall promptly deliver a copy to the 17g-5 Information Provider), the Asset Representations Reviewer, the Operating Advisor and the applicable Mortgage Loan Seller (as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full)) that, except as specifically identified in any exception report annexed to such writing (the “Custodial Exception Report”), (i) subject to the first proviso of the definition of “Mortgage File” herein and Section 2.01, all documents specified in clauses (i) through (v), (viii), (ix), (xi), (xii) and (xiii), if any, of the definition of “Mortgage File”, as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by the Custodian and appear regular on their face and appear to be executed and to relate to such Mortgage Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (vii) and (viii) in the definition of “Mortgage Loan Schedule” is correct. With respect to each Mortgage Loan listed on the Custodial Exception Report, the Custodian shall specifically identify such Mortgage Loan together with the nature of such exception (in the form reasonably acceptable to the Custodian and the related Mortgage Loan Seller and separating items required to be in the Mortgage File but never delivered from items which were delivered by the related Mortgage Loan Seller but are out for filing or recording and have not been returned by the filing office or the recorder’s office).

(c)                The Custodian shall review the Mortgage Loan documents received subsequent to the Closing Date; and, on or about the first anniversary of the Closing Date, the Custodian shall, in the form attached as Exhibit Q, certify in writing to each of the Depositor, each applicable Master Servicer, each applicable Special Servicer, the Trustee, the Certificate Administrator, the Directing Certificateholder and the applicable Mortgage Loan Seller (as to each Mortgage Loan listed on the Mortgage Loan Schedule (other than any related Mortgage Loan as to which a Liquidation Event has occurred) or any related Mortgage Loan specifically identified in any exception report annexed to such writing) that, (i) subject to the first proviso of the definition of “Mortgage File” herein and Section 2.01, all documents specified in clauses (i) through (v), (viii), (ix), (xi), (xii) and (xiii), if any, of the definition of “Mortgage File”, as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by the Custodian and appear regular on their face and appear to be executed and relate to such Mortgage Loan, if applicable, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (vii) and (viii) in the definition of “Mortgage Loan Schedule” is correct.

(d)               Notwithstanding anything contained in this Section 2.02 and Section 2.03(b) to the contrary, in the case of a Material Defect in any of the documents specified in clauses (ii) through (v), (vii), (viii) and (ix) in the definition of “Mortgage File”, which Material Defect results solely from a delay in the return of the related documents from the applicable filing or recording office and gives rise to a repurchase or substitution obligation on the part of the related Mortgage Loan Seller with respect to the subject Mortgage Loan pursuant to the related Mortgage Loan Purchase Agreement, the Directing Certificateholder, in its sole judgment, may (other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class and, with respect to any other Mortgage Loan, only prior to the occurrence and continuance of a Control Termination Event), and the applicable Special Servicer may, in accordance with the Servicing Standard, after the occurrence and during the continuance of a Control Termination Event, permit the related Mortgage Loan Seller in lieu of repurchasing or substituting for the related Mortgage Loan, to deposit with the applicable Master Servicer an amount, to be held in trust in a segregated Eligible Account (which may be a sub-account of the Collection Account), equal to 25% of the Stated Principal Balance of the related Mortgage Loan (in the alternative, the related Mortgage Loan Seller may deliver to the applicable Master Servicer a letter of credit in such amount, with a copy to the Custodian). Such funds or letter of credit, as applicable, shall be held by the applicable Master Servicer (i) until the date on which the Custodian determines and notifies such Master Servicer that such Material Defect has been cured or the related Mortgage Loan is no longer part of the Trust Fund, at which time such Master Servicer shall return such funds (or letter of credit) to the related Mortgage Loan Seller, or (ii) until same are applied to the Purchase Price (or the Substitution Shortfall Amount, if applicable) as set forth below in this Section 2.02(d) in the event of a repurchase or substitution by the related Mortgage Loan Seller. Notwithstanding the two (2) immediately preceding sentences, if the applicable Master Servicer or the applicable Special Servicer certifies to the Trustee, the Certificate Administrator and the Custodian that it has determined in the exercise of its reasonable judgment that the document with respect to which such Material Defect exists is required in connection with an imminent enforcement of the mortgagee’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on collateral securing the related Mortgage Loan or for any immediate significant servicing obligation, the related Mortgage Loan Seller shall be required to repurchase or substitute for the related Mortgage Loan in accordance with, and to the extent required by, the terms and conditions of Section 2.03(b) and Section 5 of the related Mortgage Loan Purchase Agreement; provided, however, that such Mortgage Loan Seller shall not be required to repurchase the Mortgage Loan for a period of ninety (90) days after receipt of a notice to repurchase (together with any applicable extension period) if it is attempting to recover the document from the applicable filing or recording office and provides an officer’s certificate setting forth what actions such Mortgage Loan Seller is pursuing in connection with such recovery. In the event of a repurchase or substitution, upon the date of such repurchase or substitution, and in the event that the related Mortgage Loan Seller has delivered a letter of credit to the applicable Master Servicer in accordance with this Section 2.02(d), such

Master Servicer shall, to the extent necessary, draw on the letter of credit and deposit the proceeds of such draw, into its Collection Account to be applied to the Purchase Price (or the Substitution Shortfall Amount, if applicable, in which event, the amount of such funds or proceeds that exceed the Substitution Shortfall Amount shall be returned to the related Mortgage Loan Seller) in accordance with Section 2.03(b). All such funds deposited in a Collection Account shall be invested in Permitted Investments, at the direction and for the benefit of the related Mortgage Loan Seller. Such funds shall be treated as an “outside reserve fund” under the REMIC Provisions, which, together with any reimbursement from the Lower-Tier REMIC, is beneficially owned by the related Mortgage Loan Seller for federal income tax purposes, which Mortgage Loan Seller shall remain liable for any taxes payable on income or gain with respect thereto.

(e)                It is herein acknowledged that neither the Trustee nor any Custodian is under any duty or obligation (i) to determine whether any of the documents specified in clauses (vi), (vii) and (xii) through (xviii) of the definition of “Mortgage File” exist or are required to be delivered by the Depositor, the Mortgage Loan Sellers or any other Person or (ii) to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are genuine, enforceable, duly authorized, sufficient to perfect and maintain the perfection of a security interest or appropriate for the represented purpose or that they are other than what they purport to be on their face and, with respect to the documents specified in clause (viii) of the definition of the “Mortgage File”, whether the insurance is effective as of the date of the recordation, whether all endorsements or riders issued are included in the file or if the policy has not been issued whether any acceptable replacement document has been dated the date of the related Mortgage Loan funding. Further, with respect to the UCC Financing Statements referenced in the Mortgage File, absent actual knowledge to the contrary or copies of UCC Financing Statements delivered to the Custodian as part of the Mortgage File indicating otherwise, the Custodian may assume, for the purposes of the filings and the certification to be delivered in accordance with this Section 2.02 that the related Mortgage File should include one (1) state level UCC Financing Statement filing for each Mortgaged Property (or with respect to any Mortgage Loan that has two (2) or more Mortgagors, for each Mortgagor, except to the extent multiple Mortgagors are named as debtors in the same UCC Financing Statement filing), or if the Custodian has received notice that a particular UCC Financing Statement was filed as a fixture filing, that the related Mortgage File should include only a local UCC Financing Statement filing for each Mortgaged Property (or with respect to any Mortgage Loan that has two (2) or more Mortgagors, for each Mortgagor, except to the extent multiple Mortgagors are named as debtors in the same UCC Financing Statement filing). The assignments of the UCC Financing Statements to be assigned to the Trust will be delivered on the national forms (or on such other form as may be acceptable for filing or recording in the applicable jurisdiction) and in a format suitable for filing or recording, as applicable, and will be filed or recorded in the jurisdiction(s) where such UCC Financing Statements were originally filed or recorded, as indicated in the documents provided, and in accordance with then-current laws.

(f)                If, in the process of reviewing the Mortgage Files or at any time thereafter, the Custodian finds any document or documents constituting a part of a Mortgage File and required to be delivered or caused to be delivered by the applicable Mortgage Loan Seller (1) not to have been properly executed, (2) subject to the timing requirements of Sections 2.01(b) and 2.01(c), not to have been delivered, (3) to contain information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule or (4) to be defective on its face (each, a “Defect” in the related Mortgage File), the Custodian shall promptly so notify the Depositor, the Trustee, the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator, the Directing Certificateholder, the applicable Mortgage Loan Seller (and in no event later than ninety (90) days after the Closing Date and every calendar quarter thereafter until all Defects are corrected) by providing a Custodial Exception Report setting forth for each affected Mortgage Loan, with particularity, the nature of such Defect (in a form reasonably acceptable to the Custodian and such Mortgage Loan Seller and separating items required to be in the Mortgage File but never delivered from items which were delivered by such Mortgage Loan Seller but are out for recording or filing and have not been returned by the recorder’s office or filing office).

(g)               If a Master Servicer or a Special Servicer (i) receives a Repurchase Request or any other request or demand from any Person for a Mortgage Loan Seller to repurchase or replace a Mortgage Loan because of an alleged Defect or Breach (together with a Repurchase Request, a “15Ga-1 Repurchase Request”) (such Master Servicer or such Special Servicer, as applicable, to the extent it receives such 15Ga-1 Repurchase Request, the “Repurchase Request Recipient” with respect to such 15Ga-1 Repurchase Request); or (ii) receives any withdrawal of a 15Ga-1 Repurchase Request by the Person making such 15Ga-1 Repurchase Request or any rejection of a 15Ga-1 Repurchase Request (or such 15Ga-1 Repurchase Request is forwarded to the applicable Master Servicer or the applicable Special Servicer by another party hereto), then the Repurchase Request Recipient shall deliver notice (which may be by electronic format so long as a “backup” hard copy of such notice is also delivered on or prior to the next Business Day) of such 15Ga-1 Repurchase Request or withdrawal or rejection of a 15Ga-1 Repurchase Request (each, a “15Ga-1 Notice”) to the applicable Mortgage Loan Seller (other than in the case of a rejection by such Mortgage Loan Seller) and the Depositor, in each case within ten (10) Business Days from such Repurchase Request Recipient’s receipt thereof.

Each 15Ga-1 Notice shall include (i) the identity of the related Mortgage Loan, (ii) the date the 15Ga-1 Repurchase Request is received by the Repurchase Request Recipient or the date any withdrawal of the 15Ga-1 Repurchase Request is received by the Repurchase Request Recipient, as applicable, (iii) if known, the basis for the 15Ga-1 Repurchase Request (as asserted in the 15Ga-1 Repurchase Request), (iv) the identity of the Person making such 15Ga-1 Repurchase Request, and (v) a statement from the Repurchase Request Recipient as to whether it currently plans to pursue such 15Ga-1 Repurchase Request.

A Repurchase Request Recipient shall not be required to provide any information in a 15Ga-1 Notice protected by the attorney-client privilege or attorney work product doctrines. The Mortgage Loan Purchase Agreements will provide that (i) any 15Ga-1 Notice provided pursuant to this Section 2.02(g) is so provided only to assist the Mortgage Loan Sellers and Depositor or their respective Affiliates to comply with Rule 15Ga-1 under the Exchange Act, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii) (A) no action taken by, or inaction of, a Repurchase Request Recipient and (B) no information provided pursuant to this Section 2.02(g) by a Repurchase Request Recipient, shall be deemed to constitute a waiver or defense to the exercise of any legal right the Repurchase Request Recipient may have with respect to the related Mortgage Loan Purchase Agreement, including with respect to any 15Ga-1 Repurchase Request that is the subject of a 15Ga-1 Notice.

In the event that the Depositor, the Trustee, any Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Custodian

receives a 15Ga-1 Repurchase Request, such party shall promptly forward or otherwise provide written notice of such 15Ga-1 Repurchase Request to the applicable Master Servicer, if relating to a Non-Specially Serviced Loan, or to the applicable Special Servicer, if relating to a Specially Serviced Loan or REO Property, and include the following statement in the related correspondence: “This is a ‘15Ga-1 Repurchase Request’ under Section 2.02 of the Pooling and Servicing Agreement relating to BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 requiring action by you as the ‘Repurchase Request Recipient’ thereunder.” Upon receipt of such 15Ga-1 Repurchase Request by the applicable Master Servicer or the applicable Special Servicer, as applicable, such party shall be deemed to be the Repurchase Request Recipient in respect of such 15Ga-1 Repurchase Request, and such party shall comply with the procedures set forth in this Section 2.02(g) with respect to such 15Ga-1 Repurchase Request. In no event shall the Custodian, by virtue of this provision, be required to provide any notice other than as set forth in Section 2.02 of this Agreement in connection with its review of the Mortgage File.

If the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Custodian receives notice or has knowledge of a withdrawal or a rejection of a 15Ga-1 Repurchase Request of which notice has been previously received or given, and such notice was not received from or copied to the applicable Master Servicer or the applicable Special Servicer, then such party shall give notice of such withdrawal or rejection to such Master Servicer or such Special Servicer, as applicable. Any such notice received by the Trustee, the Certificate Administrator, the Certificate Registrar, Operating Advisor, Asset Representations Reviewer or the Custodian shall also be provided to the Depositor and, in the case of a withdrawal notice, to the applicable Mortgage Loan Seller.

Any Repurchase Request (or withdrawal or rejection of a Repurchase Request) to the Certificate Administrator must be submitted in writing or by email to #NACCTMMGRepurchases@computershare.com and to cctsecnotifications@computershare.com (or such other email address as the Certificate Administrator shall designate from time to time) with a subject line of “Repurchase Request – BANK 2026-BNK52”.

In the event that a Mortgage Loan is repurchased or replaced pursuant to Section 2.03 of this Agreement, the applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans) shall promptly notify the Depositor of such repurchase or replacement.

(h)               The parties hereto acknowledge the obligation of each Mortgage Loan Seller pursuant to Section 2(c) of the related Mortgage Loan Purchase Agreement to deliver, on or prior to the fifth (5th) Business Day after the Closing Date, at its expense, to the Custodian five (5) originals of limited powers of attorney substantially in the form attached as Exhibit F thereto in favor of the Custodian (on behalf of the Trustee) and the applicable Special Servicer to empower the Custodian (on behalf of the Trustee) and, in the event of the failure or incapacity of the Custodian (on behalf of the Trustee), the applicable Special Servicer, to sign and/or deliver to a third party for submission, or to cause the Custodian to sign and/or deliver to a third party for submission, at the expense of the related Mortgage Loan Seller, any mortgage loan documents required to be recorded as described in Section 2.01 of this Agreement and any intervening assignments with evidence of recording thereon that are required to be included in the Mortgage

Files (so long as original counterparts have previously been delivered to the Trustee (or the Custodian on its behalf)); provided, that if the Mortgage Loan Seller fails to promptly pay the applicable Special Servicer or Custodian the expenses associated with recording documents as provided in this sentence, then such expenses shall be payable out of the Trust (it being understood for the avoidance of doubt that the applicable Mortgage Loan Seller will nonetheless remain responsible for reimbursing the Trust for such expenses). Neither the applicable Special Servicer nor the Custodian shall be liable for any failure of such third party in connection with the foregoing, so long as the third party was chosen with due care (in the case of the Custodian) or in accordance with the Servicing Standard (in the case of the applicable Special Servicer). Each Mortgage Loan Seller has agreed to reasonably cooperate with the Custodian, the Trustee and the applicable Special Servicer in connection with any additional powers of attorney or revisions thereto that are requested by such parties for purposes of such recordation. The parties hereto agree that no such power of attorney shall be used with respect to any Mortgage Loan by or under authorization by any party hereto except to the extent that the absence of a document described in the second preceding sentence with respect to such Mortgage Loan remains unremedied as of the earlier of (i) the date that is one hundred eighty (180) days following the delivery of notice of such absence to the Mortgage Loan Seller, but in no event earlier than eighteen (18) months from the Closing Date, and (ii) the date (if any) on which such Mortgage Loan becomes a Specially Serviced Loan. The Custodian or the applicable Special Servicer, as applicable, shall submit such documents for recording, at the related Mortgage Loan Seller’s expense, after the periods set forth above, provided, the Custodian or the applicable Special Servicer, as applicable, shall not submit such assignments for recording if the related Mortgage Loan Seller produces evidence that it or a third-party on its behalf has sent any such assignment for recording and certifies that such Mortgage Loan Seller is awaiting its return from the applicable recording office.

Section 2.03        Representations, Warranties and Covenants of the Depositor; Mortgage Loan Sellers’ Repurchase or Substitution of Mortgage Loans for Defects in Mortgage Files and Breaches of Representations and Warranties. (a) The Depositor hereby represents and warrants that:

(i)                                 The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Depositor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

(ii)                              Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable against the Depositor in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iii)                          The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provisions of any law or regulations to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate of incorporation or the by-laws of the Depositor or any indenture, agreement or instrument to which the Depositor is a party or by which it is bound, or any order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor’s assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement; the Depositor has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Depositor of this Agreement;

(iv)                           There is no action, suit or proceeding pending or, to the Depositor’s knowledge, threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the validity of the Mortgage Loans or the ability of the Depositor to carry out the transactions contemplated by this Agreement; and

(v)                              The Depositor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans to the Trust, and the Mortgage Loans have been validly transferred to the Trust.

(b)               After receipt of a Repurchase Request, the Enforcing Servicer shall request in writing that the applicable Mortgage Loan Seller, not later than ninety (90) days after (i) except in the case of the succeeding clause (ii), the applicable Mortgage Loan Seller’s receipt of such notice of such Repurchase Request or, if earlier, such Mortgage Loan Seller’s discovery of such Material Defect or (ii) in the case of a Material Defect relating to a Mortgage Loan not being a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (x) discovery by the related Mortgage Loan Seller or any party to this Agreement of such Material Defect and (y) receipt of notice of the Material Defect from any party to this Agreement (such ninety (90) day period, the “Initial Cure Period”), (A) cure such Material Defect in all material respects, at such Mortgage Loan Seller’s own expense, including reimbursement of any related reasonable additional expenses of the Trust reasonably incurred by any party to this Agreement, (B) repurchase the affected Mortgage Loan or successor REO Loan (but excluding any related Companion Loan) (or, in the case of a Joint Mortgage Loan, the applicable Mortgage Loan Seller Percentage Interest thereof), at the applicable Purchase Price and in conformity with the applicable Mortgage Loan Purchase Agreement and this Agreement or (C) substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, for which no substitution will be permitted) for such affected Mortgage Loan or REO Loan (provided that in no event shall any such substitution occur on or after the second anniversary of the Closing Date) and pay the applicable Master Servicer for deposit into the applicable Collection Account, any Substitution Shortfall Amount in connection therewith and in conformity with the applicable Mortgage Loan Purchase Agreement and this Agreement; provided, however, that except with respect to a Material Defect resulting solely from the failure by the Mortgage Loan Seller to deliver to the Trustee or Custodian the actual policy of lender’s title insurance to the extent required pursuant to clause (viii) of the definition of “Mortgage File” by a date not later than eighteen (18) months following the Closing Date, if such Material Defect is capable of being cured but is not cured within the Initial Cure Period, and the applicable Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Defect within the Initial Cure Period, the applicable Mortgage Loan Seller shall have an additional ninety (90) days commencing immediately upon the expiration of the Initial Cure Period (such additional ninety (90) day period, the “Extended Cure Period”) to complete such cure (or, failing such cure, to repurchase the related Mortgage Loan or successor REO Loan (but excluding any related Companion Loan) (or, in the case of a Joint Mortgage Loan, the applicable Mortgage Loan Seller Percentage Interest thereof), or substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, for which no substitution will be permitted)); provided, further, that with respect to such Extended Cure Period the applicable Mortgage Loan Seller shall have delivered an officer’s certificate to the Trustee, the Certificate Administrator (who shall promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor and (with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class, prior to the occurrence and continuance of a Consultation Termination Event) the Directing Certificateholder, setting forth the reason such Material Defect is not capable of being cured within the Initial Cure Period and what actions the applicable Mortgage Loan Seller is pursuing in connection with the cure thereof and stating that the applicable Mortgage Loan Seller anticipates that such Material Defect will be cured within the Extended Cure Period; and provided, further, that, if any such Material Defect is not cured after the Initial Cure Period and any such Extended Cure Period solely due to the failure of the related Mortgage Loan Seller to have received the recorded document, then such Mortgage Loan Seller shall be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until eighteen (18) months after the Closing Date for so long as such Mortgage Loan Seller certifies to the Trustee, the applicable Master Servicer, the applicable Special Servicer, the Directing Certificateholder (prior to the occurrence and continuance of a Consultation Termination Event) and the Certificate Administrator no less than every ninety (90) days, beginning at the end of such Extended Cure Period, that such Material Defect is still in effect solely because of its failure to have received the recorded document and that such Mortgage Loan Seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). Notwithstanding the foregoing, any Defect or Breach which causes any Mortgage Loan not to be a “qualified mortgage” (within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage) shall be deemed to materially and adversely affect the interests of Certificateholders and the VRR Interest Owners therein, and (subject to the applicable Mortgage Loan Seller’s right to cure such Defect or Breach during the Initial Cure Period) such Mortgage Loan shall be repurchased or substituted for without regard to the Extended Cure Period described in the preceding sentence. If the affected Mortgage Loan is to be repurchased, the funds in the amount of the Purchase Price remitted by the applicable Mortgage Loan Seller are to be remitted by wire transfer to the applicable Master Servicer for deposit into the applicable Collection Account. In the event the Special Servicer is required to enforce the Repurchase Request related to a Non-Specially Serviced Loan under this Section 2.03(b), within five (5) days of request by the Special Servicer, the Master Servicer shall deliver to the Special Servicer a copy of the Servicing File with respect to any such Non-Specially Serviced Loan.

If a Mortgage Loan Seller, in connection with a Material Defect (or an allegation of a Material Defect) pertaining to a Mortgage Loan, makes a cash payment pursuant to an agreement or a settlement between the applicable Mortgage Loan Seller and the Enforcing Servicer on behalf of the Trust (and, for so long as no Control Termination Event has occurred and is continuing and in respect of any Mortgage Loan that is not an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class, in either case, with the consent of the Directing Certificateholder) (each such payment, a “Loss of Value Payment”) with respect to such Mortgage Loan, the amount of such Loss of Value Payment shall be deposited into the Loss of Value Reserve Fund to be applied in accordance with Section 3.05(g) of this Agreement. In connection with any Loss of Value Payment with respect to any Non-Specially Serviced Loan, the applicable Master Servicer shall promptly provide the applicable Special Servicer, but in any event within the time frames and in the manner provided in Section 3.19 (as if such Mortgage Loan were subject to a Servicing Transfer Event), with the Servicing File and all information, documents and records relating to such Non-Specially Serviced Loan and any related Serviced Companion Loan, either in the applicable Master Servicer’s possession or otherwise reasonably available to the applicable Master Servicer, and reasonably required by the applicable Special Servicer to permit the applicable Special Servicer to calculate the Loss of Value Payment, to the extent set forth in Section 3.19 (as if such Mortgage Loan were subject to a Servicing Transfer Event). The Loss of Value Payment shall include the portion of any Liquidation Fees payable to the applicable Special Servicer in respect of such Loss of Value Payment and the portion of fees of the Asset Representations Reviewer attributable to the Asset Review of such Mortgage Loan (or, in the case of a Joint Mortgage Loan, the applicable Mortgage Loan Seller Percentage Interest thereof) and not previously paid by the Mortgage Loan Seller. If such Loss of Value Payment is made, the Loss of Value Payment shall serve as the sole remedy available to the Certificateholders, the VRR Interest Owners and the Trustee on their behalf regarding any such Material Defect in lieu of any obligation of the Mortgage Loan Seller to otherwise cure such Material Defect or repurchase or substitute for the affected Mortgage Loan based on such Material Defect under any circumstances. This paragraph is intended to apply only to a mutual agreement or settlement between the applicable Mortgage Loan Seller and the Enforcing Servicer on behalf of the Trust, provided that (i) prior to any such agreement or settlement nothing in this paragraph shall preclude the Mortgage Loan Seller or the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing set forth in the related Mortgage Loan Purchase Agreement or this Section 2.03 (excluding this paragraph) (including any right to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) such Mortgage Loan), (ii) such Loss of Value Payment shall not be greater than the Purchase Price of the affected Mortgage Loan; and (iii) a Material Defect as a result of a Mortgage Loan not constituting a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage) may not be cured by a Loss of Value Payment.

If any Breach that constitutes a Material Defect pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related Mortgagor to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the related Mortgage Loan Seller may cure such Breach within the applicable cure period (as the same may be extended) by reimbursing the Trust (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator, the Trustee or the Trust that are incurred as a result of such Breach and have not been reimbursed by the related Mortgagor and (ii) the amount of any fees payable by the related Mortgage Loan Seller to the Asset Representations Reviewer to the extent not previously paid by such Mortgage Loan Seller to the Asset Representations Reviewer attributable to the Asset Review of such Mortgage Loan; provided that if the Breach relates to a Joint Mortgage Loan, each Mortgage Loan Seller shall only be responsible for its Mortgage Loan Seller Percentage Interest of all such costs and expenses unless such Breach relates solely to the Mortgage Note sold by such Mortgage Loan Seller. Except as provided in the proviso to the immediately preceding sentence, the related Mortgage Loan Seller shall remit the amount of such costs and expenses to the Enforcing Servicer for disbursement to the applicable Persons and, upon its making such remittance, the related Mortgage Loan Seller shall be deemed to have cured such Breach in all respects. To the extent any fees or expenses that are the subject of a cure by the related Mortgage Loan Seller are subsequently obtained from the related Mortgagor, the portion of the cure payment made by the related Mortgage Loan Seller equal to such fees or expenses obtained from the related Mortgagor shall promptly be returned to the related Mortgage Loan Seller. Periodic Payments due with respect to each Qualified Substitute Mortgage Loan (if any) after the related Due Date in the month of substitution, and Periodic Payments due with respect to each Mortgage Loan being repurchased or replaced after the related Cut-off Date and received by the applicable Master Servicer or the applicable Special Servicer on behalf of the Trust on or prior to the related date of repurchase or substitution, shall be part of the Trust Fund. Periodic Payments due with respect to each Qualified Substitute Mortgage Loan (if any) on or prior to the related Due Date in the month of substitution, and Periodic Payments due with respect to each Mortgage Loan being repurchased or replaced and received by the applicable Master Servicer or the applicable Special Servicer on behalf of the Trust after the related date of repurchase or substitution, shall not be part of the Trust Fund and are to be remitted by such Master Servicer (or by such Special Servicer to the applicable Master Servicer who shall remit such funds) to the applicable Mortgage Loan Seller effecting the related repurchase or substitution promptly following receipt. Notwithstanding anything contained in this Agreement or the related Mortgage Loan Purchase Agreement, a delay in either the discovery of a Material Defect or in providing notice of such Material Defect shall relieve the applicable Mortgage Loan Seller of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan if (i) the related Mortgage Loan Seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is a result of the failure by a party to the applicable Mortgage Loan Purchase Agreement, or this Agreement, to provide prompt notice as required by the terms of the applicable Mortgage Loan Purchase Agreement, or this Agreement, after such party has actual knowledge of such Material Defect (knowledge shall not be deemed to exist by reason of the Custodial Exception Report or possession of the Mortgage File) (iii) such delay precludes such Mortgage Loan Seller from curing such Material Defect and such Material Defect was otherwise curable and (iv) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel or other hospitality property, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC Financing Statements with respect to such Mortgage Loan shall not be a Material Defect.

Pursuant to each Mortgage Loan Purchase Agreement, if there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the related Mortgage Loan Seller shall not be obligated to repurchase the Mortgage Loan (or, in the case of a Joint Mortgage Loan, the applicable Mortgage Loan Seller Percentage Interest thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the related Mortgage Loan Seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the Trust and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

(c)                Subject to the applicable Mortgage Loan Seller’s right to cure as contemplated above in this Section 2.03, and further subject to Section 2.01(b) and Section 2.01(c), any of the following shall cause a document in the Mortgage File to be deemed to have a Material Defect: (i) the absence from the Mortgage File of the original signed Mortgage Note, unless the Mortgage File contains a signed lost note affidavit and indemnity with a copy of the Mortgage Note that appears to be regular on its face; (ii) the absence from the Mortgage File of the original signed Mortgage that appears to be regular on its face, unless there is included in the Mortgage File either a copy of the Mortgage with evidence of recording thereon or a copy of the Mortgage and a certificate from the related Mortgage Loan Seller stating that the original signed Mortgage was sent for recordation; (iii) the absence from the Mortgage File of the item called for by clause (viii) of the definition of “Mortgage File”; (iv) the absence from the Mortgage File of any intervening assignments required to create a complete chain of assignments to the Trustee on behalf of the Trust, unless there is included in the Mortgage File either a copy of the assignment with evidence of recording thereon or a copy of the intervening assignment and a certificate from the related Mortgage Loan Seller stating that the original intervening assignments were sent for filing or recordation, as applicable; (v) the absence from the Mortgage File of any required letter of credit; or (vi) with respect to any related leasehold Mortgage Loan, the absence from the related Mortgage File of a copy (or an original, if available) of the related Ground Lease; provided, however, that no Defect (except the Defects previously described in sub-clauses (i) through (vi) of this Section 2.03(c)) shall be considered to materially and adversely affect the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee, the Certificateholders or VRR Interest Owners unless the document with respect to which the Defect exists is required in connection with an imminent enforcement of the mortgagee’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation; provided, further, that no Defect relating to any Non-Serviced Mortgage Loan previously described in sub-clauses (ii) through (vi) of this Section 2.03(c) shall be considered to materially and adversely affect the value of such Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee, Certificateholders or VRR Interest Owners unless the related Mortgage Loan Seller, after receipt of notice of such Defect, is unable to produce a copy of the document with respect to which the Defect exists within a reasonable period after receiving such notice or otherwise establish that the original or copy, as applicable, of such document has been delivered, in compliance with the terms of the related Non-Serviced PSA, to the custodian under the related Non-Serviced PSA. Notwithstanding the foregoing, the delivery of executed escrow instructions or a binding commitment to issue a lender’s title insurance policy, if applicable, as provided in clause (viii) of the definition of “Mortgage File” herein, in lieu of the delivery of the actual policy of lender’s title insurance, shall not be considered a Material Defect with respect to any Mortgage File if such actual policy is delivered to the Custodian not later than eighteen (18) months following the Closing Date. Notwithstanding the foregoing, to the extent a

Mortgage Loan Seller has otherwise complied with its document delivery requirements under this Agreement and the related Mortgage Loan Purchase Agreement, in the event that the Custodian has acknowledged receipt pursuant to Section 2.02 above of a document that is part of the Mortgage File or a Mortgage Loan Seller can otherwise prove delivery of the document, and the Custodian subsequently loses a document, the fact that such document is lost may not be utilized as the basis for a claim of a Material Defect against a Mortgage Loan Seller pursuant to Section 5(a) of the related Mortgage Loan Purchase Agreement and/or this Section 2.03 and the Custodian shall be liable for any such loss to the extent provided for in Section 8.01.

(d)               In connection with any repurchase of, or substitution of a Qualified Substitute Mortgage Loan for a Mortgage Loan contemplated by this Section 2.03, the Trustee, the Certificate Administrator, the Custodian, the applicable Master Servicer and the applicable Special Servicer shall each tender to the applicable Mortgage Loan Seller, upon delivery to each of the Trustee, the Certificate Administrator, the Custodian, the applicable Master Servicer and the applicable Special Servicer of a trust receipt executed by the applicable Mortgage Loan Seller evidencing such repurchase or substitution, all portions of the Mortgage File and other documents pertaining to such Mortgage Loan possessed by each of the Trustee, the Certificate Administrator, the Custodian, the applicable Master Servicer and the applicable Special Servicer (other than attorney-client communications that are privileged communications), and each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Trustee shall be endorsed or assigned, as the case may be to the applicable Mortgage Loan Seller in the same manner as provided in Section 5 of the related Mortgage Loan Purchase Agreement and, if applicable, the definition of “Mortgage File” herein, so as to vest in such Mortgage Loan Seller the legal and beneficial ownership of such repurchased or substituted Mortgage Loan (including property acquired in respect thereof and proceeds of any insurance policy with respect thereto) and the related Mortgage Loan documents.

(e)                Section 5 of each of the Mortgage Loan Purchase Agreements and the provisions of this Section 2.03 provide the sole remedy available to the Certificateholders (subject to the limitations on the rights of the Certificateholders under this Agreement), the VRR Interest Owners (subject to the limitations on the rights of the VRR Interest Owners under this Agreement) or the Trustee on behalf of the Certificateholders and the VRR Interest Owners, the applicable Master Servicer or the applicable Special Servicer, with respect to any Material Defect.

(f)                The Enforcing Servicer shall, for the benefit of the Certificateholders, the VRR Interest Owners and the Trustee (as holder of the Lower-Tier Regular Interests), enforce the obligations of the applicable Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, if any, shall be carried out in the best interest of the Certificateholders and the VRR Interest Owners in accordance with the Servicing Standard. Any costs incurred by an Enforcing Servicer with respect to the enforcement of the obligations of the applicable Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement shall, to the extent not recovered from the applicable Mortgage Loan Seller, be deemed to be Servicing Advances to the extent not otherwise provided for herein. The applicable Master Servicer or the applicable Special Servicer, as applicable, shall be reimbursed for the reasonable costs of such enforcement: first, from a specific recovery, if any, of costs, expenses or attorneys’ fees against the applicable Mortgage Loan Seller; second, pursuant to Section 3.05(a)(vii) herein out of the related Purchase Price, to the extent that such expenses are a specific component thereof; and third, if at the conclusion of such enforcement action it is determined that the amounts described in clauses first and second are insufficient, then pursuant to Section 3.05(a)(vii) herein out of general collections on the Mortgage Loans on deposit in the related Collection Account. Any costs, expenses or attorneys’ fees related to a repurchase of a Companion Loan shall be paid pursuant to the related Intercreditor Agreement or pursuant to the documents related to an Other Securitization, if applicable.

(g)               If a Mortgage Loan Seller incurs any expense in connection with the curing of a Breach that constitutes a Material Defect, which also constitutes a default under the related Mortgage Loan and is reimbursable thereunder, such Mortgage Loan Seller shall have a right, and shall be subrogated to the rights of the Trustee and the Trust under the Mortgage Loan to recover the amount of such expenses from the related Mortgagor; provided, however, that such Mortgage Loan Seller’s rights pursuant to this Section 2.03(g) shall be junior, subject and subordinate to the rights of the Trustee, the Certificate Administrator, the Trust, the Operating Advisor, the Asset Representations Reviewer, each applicable Master Servicer and each applicable Special Servicer to recover amounts owed by the related Mortgagor under the terms of such Mortgage Loan including, without limitation, the rights to recover unreimbursed Advances, accrued and unpaid interest on Advances at the Reimbursement Rate, fees owed to the Operating Advisor, the Asset Representations Reviewer, each applicable Master Servicer or each applicable Special Servicer, and unpaid or unreimbursed expenses of the Trustee, the Certificate Administrator, the Trust, the Operating Advisor, the Asset Representations Reviewer, each applicable Master Servicer or each applicable Special Servicer allocable to such Mortgage Loan. The Enforcing Servicer shall use reasonable efforts to recover such expenses for such Mortgage Loan Seller to the extent consistent with the Servicing Standard, but taking into account the subordinate nature of the reimbursement to the related Mortgage Loan Seller; provided, however, that the Enforcing Servicer determines in the exercise of its sole discretion consistent with the Servicing Standard that such actions by it will not impair the Enforcing Servicer’s collection or recovery of principal, interest and other sums due with respect to the related Mortgage Loan that would otherwise be payable to the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Certificateholders and the VRR Interest Owners pursuant to the terms of this Agreement; provided, further, that such Special Servicer may waive the collection of amounts due on behalf of such Mortgage Loan Seller in its sole discretion in accordance with the Servicing Standard.

(h)               If (i) any Crossed Underlying Loan is required to be repurchased or substituted for in the manner described in this Section 2.03 and (ii) the applicable Material Defect does not constitute a Material Defect as to any other Crossed Underlying Loan in the related Crossed Mortgage Loan Group (without regard to this paragraph), then the applicable Material Defect shall be deemed to constitute a Material Defect as to any other Crossed Underlying Loan in the related Crossed Mortgage Loan Group for purposes of this paragraph, and the related Mortgage Loan Seller shall repurchase or substitute for such other Crossed Underlying Loan(s) in the related Crossed Mortgage Loan Group as provided in Section 2.03(b) unless such other Crossed Underlying Loans satisfy the Crossed Underlying Loan Repurchase Criteria. In the event that the remaining Crossed Underlying Loans in such Crossed Mortgage Loan Group satisfy the Crossed Underlying Loan Repurchase Criteria, the applicable Mortgage Loan Seller may elect either to repurchase or substitute for only the affected Crossed Underlying Loan(s) as to which the related Material Defect exists or to repurchase or substitute for all of the Crossed Underlying Loans in the related Crossed Mortgage Loan Group. Any reserve or other cash collateral or letters of credit securing the Crossed Underlying Loans shall be allocated among the related Crossed

Underlying Loans in accordance with the related Mortgage Loan documents or otherwise on a pro rata basis based upon their outstanding Stated Principal Balances. Except as provided in this Section 2.03(h) and Section 2.03(i), all other terms of the related Mortgage Loans shall remain in full force and effect without any modification thereof.

(i)                 Notwithstanding the foregoing, if the related Mortgage provides for the partial release of one or more of the Crossed Underlying Loans, the Depositor may cause the related Mortgage Loan Seller to repurchase only that Crossed Underlying Loan required to be repurchased pursuant to this Section 2.03, pursuant to the partial release provisions of the related Mortgage; provided, however, that (i) the remaining related Crossed Underlying Loan(s) fully comply with the terms and conditions of the related Mortgage, this Agreement and the related Mortgage Loan Purchase Agreement, including the Crossed Underlying Loan Repurchase Criteria, (ii) in connection with such partial release, the related Mortgage Loan Seller obtains an Opinion of Counsel (at such Mortgage Loan Seller’s expense) to the effect that the contemplated action will not cause an Adverse REMIC Event and (iii) in connection with such partial release, the related Mortgage Loan Seller delivers or causes to be delivered to the Custodian original modifications to the Mortgage prepared and executed in connection with such partial release.

(j)                 With respect to any Crossed Underlying Loan, to the extent that the applicable Mortgage Loan Seller is required or elects, as applicable, to repurchase or substitute for such Crossed Underlying Loan in the manner prescribed in Section 2.03(h) or Section 2.03(i) while the Trustee continues to hold any other Crossed Underlying Loans in the related Crossed Mortgage Loan Group, the applicable Mortgage Loan Seller and the Enforcing Servicer, on behalf of the Trustee, as assignee of the Depositor, will, as set forth in the related Mortgage Loan Purchase Agreement, forbear from enforcing any remedies against the other’s Primary Collateral but each will be permitted to exercise remedies against the Primary Collateral securing its respective related Mortgage Loans, including with respect to the Trustee, the Primary Collateral securing the Mortgage Loans still held by the Trustee, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against its Primary Collateral. If the exercise of the remedies by one party would materially impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the Crossed Underlying Loans held by such party, then both parties have agreed in the related Mortgage Loan Purchase Agreement to forbear from exercising such remedies until the Mortgage Loan documents evidencing and securing the relevant Mortgage Loan can be modified in a manner that complies with the related Mortgage Loan Purchase Agreement to remove the threat of material impairment as a result of the exercise of remedies.

(k)               (i) In the event an Initial Requesting Certificateholder delivers a written request to a party to this Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), such party shall promptly forward that Certificateholder Repurchase Request to the applicable Master Servicer and the applicable Special Servicer, and the Enforcing Servicer shall promptly forward the Certificateholder Repurchase Request to the related Mortgage Loan Seller and each other party to this Agreement. Subject to Section 2.03(l), the Enforcing Servicer shall be the Enforcing Party with respect to a Certificateholder Repurchase Request.

(ii)                               In the event that the Depositor, a Master Servicer, a Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor (solely in its capacity as operating advisor) or the Directing Certificateholder identifies a Material Defect with respect to a Mortgage Loan (without implying any duty of such person to make, or to attempt to make, such a discovery), that party shall deliver prompt written notice of such Material Defect to each other party to this Agreement, the Directing Certificateholder and the related Mortgage Loan Seller identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, the “Repurchase Request”) and the Enforcing Servicer shall promptly send the PSA Party Repurchase Request to the related Mortgage Loan Seller. The Enforcing Servicer shall act as the Enforcing Party and enforce the rights of the Trust against the related Mortgage Loan Seller with respect to a PSA Party Repurchase Request.
(iii)                            In the event the Repurchase Request is not Resolved within one hundred eighty (180) days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described in Section 2.03(l) below shall apply. Receipt of the Repurchase Request shall be deemed to occur two (2) Business Days after the Repurchase Request is sent to the related Mortgage Loan Seller. A Resolved Repurchase Request shall not preclude the applicable Master Servicer (in the case of Non-Specially Serviced Loans) or the applicable Special Servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in this Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

(l)                 (i) After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to this Agreement or the Directing Certificateholder), the Enforcing Servicer shall send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator (which shall be delivered via electronic mail to trustadministrationgroup@computershare.com). The Certificate Administrator shall make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners and the VRR Interest Owners by posting such notice on the Certificate Administrator’s Website indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”). The Proposed Course of Action Notice shall include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within thirty (30) days after the date of such notice and a disclaimer that responses received after such thirty (30)-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) shall be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices described in this Section 2.03(l), (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the Enforcing Servicer and the Certificate Administrator. The Certificate Administrator shall, within three (3) Business Days after the expiration of the thirty (30)-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The Certificate Administrator shall only count responses timely received that clearly indicate agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language shall not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The Certificate Administrator shall be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the Certificate Administrator’s obligations in connection with this Section 2.03(l) shall be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation shall not be construed to impose any enforcement obligation on the Certificate Administrator. The Enforcing Servicer may conclusively rely (without investigation) on the Certificate Administrator’s tabulation of the responses of the responding Certificateholders and whether that amount constitutes a majority. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within thirty (30) days from the date the Proposed Course of Action Notice is posted on the Certificate Administrator’s Website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including non-binding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including non-binding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner entitled to do so delivers a Preliminary Dispute Resolution Election Notice, and (c) the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such Proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

(ii)                               If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner entitled to do so delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner otherwise entitled to do so shall have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer shall be the sole party entitled to determine a course of action, including, but not limited to, enforcing the Trust’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Certificateholder pursuant to Section 6.08.

(iii)                            Promptly and in any event within ten (10) Business Days following receipt of a Preliminary Dispute Resolution Election Notice from (a) the Initial Requesting Certificateholder, if any, or (b) any other Certificateholder or Certificate Owner (each of clauses (a) and (b), a “Requesting Certificateholder”), the Enforcing Servicer shall consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than ten (10) Business Days following the Dispute Resolution Cut-off Date. The Enforcing Servicer shall be entitled to establish procedures the Enforcing Servicer deems in good faith to be appropriate relating to the timing and extent of such consultations. No later than five (5) Business Days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

(iv)                           If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and will remain obligated under this Agreement to determine a course of action including, but not limited to, enforcing the rights of the Trust with respect to the Repurchase Request and no Certificateholder or Certificate Owner shall have any further right to elect to refer the matter to mediation or arbitration.

(v)                              If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder shall become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If more than one Requesting Certificateholder timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders shall collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders shall be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of this Agreement within thirty (30) days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (A) the rights of a Requesting Certificateholder to act as the Enforcing Party shall terminate and no Certificateholder or Certificate Owner shall have any further right to elect to refer the matter to mediation or arbitration, (B) if the Proposed Course of Action Notice indicated that the Enforcing Servicer shall take no further action with respect to the Repurchase Request, then the related Material Defect shall be deemed waived for all purposes under this Agreement and the related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect shall not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner, or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice is posted on the Certificate Administrator’s Website, and (C) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (B), then the Enforcing Servicer shall again become the Enforcing Party and, as such, shall be the sole party entitled to enforce the Trust’s rights against the related Mortgage Loan Seller.

(vi)                       Notwithstanding the foregoing, the dispute resolution provisions described above under this Section 2.03(l) shall not apply, and the Enforcing Servicer shall remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders and the VRR Interest Owners to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

(vii)                    In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Trust, shall remain a party to any proceedings against the related Mortgage Loan Seller as further described herein.

(viii)                 For the avoidance of doubt, none of the Depositor, any Mortgage Loan Seller nor any of their respective affiliates shall be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

(ix)                         The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder shall not be entitled to then utilize the alternative method in the event that the initial method is unsuccessful.

(m)             If the Enforcing Party selects mediation (including nonbinding arbitration), the following provisions shall apply:

(i)                              The mediation shall be administered by a nationally recognized mediation services provider selected by the related Mortgage Loan Seller within sixty (60) days of receipt of written notice of the Enforcing Party’s selection of mediation (such provider, the “Mediation Services Provider”) in accordance with published mediation procedures promulgated by the Mediation Services Provider.

(ii)                           The mediator shall be impartial, an attorney admitted to practice in the state of New York and have at least fifteen (15) years of experience in commercial litigation, and if possible, commercial real estate finance or commercial mortgage-backed securitization matters and who will be appointed from a list of neutrals maintained by the Mediation Services Provider. Upon being supplied a list of at least ten (10) potential qualified mediators by the Mediation Services Provider each party will have the right to exercise two (2) peremptory challenges within fourteen (14) days and to rank the remaining potential mediators in order of preference. The Mediation Services Provider shall select the mediator from the remaining attorneys on the list respecting the preference choices of the parties to the extent possible.

(iii)                        Prior to accepting an appointment, the mediator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule.

(iv)                       The parties shall use commercially reasonable efforts to conduct an organizational conference to begin the mediation within ten (10) Business Days of the selection of the mediator and to conclude the mediation within sixty (60) days thereafter.

(v)                          The expenses of any mediation shall be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

(vi)                       Out of pocket costs and expenses of the applicable Special Servicer for mediation or arbitration, to the extent not agreed to be paid by the Enforcing Party or another party (in the case of mediation) or allocated to the Enforcing Party or another party (in the case of arbitration) shall be reimbursable as a Servicing Advance.

(n)               If the Enforcing Party selects third-party arbitration, the following provisions will apply:

(i)                              The arbitration shall be administered by a nationally recognized arbitration services provider selected by the related Mortgage Loan Seller within sixty (60) days of written notice of the Enforcing Party’s selection of arbitration (such provider, the “Arbitration Services Provider”) in accordance with published arbitration procedures promulgated by the Arbitration Services Provider.

(ii)                           The arbitrator shall be impartial, an attorney admitted to practice in the State of New York and have at least fifteen (15) years of experience in commercial litigation, and if possible, commercial real estate finance or commercial mortgage-backed securitization matters and who will be appointed from a list of neutrals maintained by the Arbitration Services Provider. Upon being supplied a list of at least ten (10) potential arbitrators by the Arbitration Services Provider each party will have the right to exercise two (2) peremptory challenges within fourteen (14) days and to rank the remaining potential arbitrators in order of preference. The Arbitration Services Provider will select the arbitrator from the remaining attorneys on the list respecting the preference choices of the parties to the extent possible.

(iii)                        Prior to accepting an appointment, the arbitrator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule.

(iv)                       After consulting with the parties at an organizational conference held not later than ten (10) Business Days after its appointment, the arbitrator shall devise procedures and deadlines for the arbitration, to the extent not already agreed to by the parties, with the goal of expediting the proceeding and completing the arbitration within 120 days. The arbitrator shall have the authority to schedule, hear, and determine any and all motions, including dispositive and discovery motions, in accordance with the Federal Rules of Civil Procedure for non-jury matters (the “Rules”) (including summary judgment and other prehearing and post hearing motions), and will do so by reasoned decision on the motion of any party to the arbitration.

(v)                          Notwithstanding whatever other discovery may be available under the Rules, unless otherwise agreed by the parties, each party to the arbitration will be presumptively limited to the following discovery in the arbitration: (A) the parties shall reasonably and in good faith voluntarily produce to all other parties all documents upon which they intend to rely and all documents they reasonably and in good faith believe to be relevant to the claims or defenses asserted by any of the parties, (B) party witness depositions (excluding Rule 30b-6 witnesses), and (C) expert witness depositions, provided that the arbitrator shall have the ability to grant the parties, or either of them, additional discovery to the extent that the arbitrator determines good cause is shown that such additional discovery is reasonable and necessary.

(vi)                       The arbitrator shall make its final determination no later than thirty (30) days after the conclusion of the hearings and submission of any post-hearing submissions. The arbitrator shall resolve the dispute in accordance with the terms of the related Mortgage Loan Purchase Agreement and this Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive damages or consequential damages in any arbitration conducted by them. Interest on any monetary award shall bear interest from the date of the Final Dispute Resolution Election Notice at the Prime Rate. In its final determination, the arbitrator shall determine and award the costs of the arbitration (including the fees of the arbitrator, cost of any record or transcript of the arbitration, and administrative fees) and shall award reasonable attorneys’ fees to the parties to the arbitration as determined by the arbitrator in its reasonable discretion. The determination of the arbitrator shall be by a reasoned decision in writing and counterpart copies will be promptly delivered to the parties. The final determination of the arbitrator shall be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be enforced in any court of competent jurisdiction.

(vii)                    By selecting arbitration, the selecting party is giving up the right to sue in court, including the right to a trial by jury.

(viii)                 No person may bring a putative or certificated class action to arbitration.

(o)               The following provisions will apply to both mediation and third-party arbitration:

(i)                              Any mediation or arbitration will be held in New York, New York unless another location is agreed by all parties;

(ii)                           If the dispute involves a matter that cannot effectively be remedied by the payment of damages, or if there be any dispute relating to arbitration or the arbitrators that cannot be resolved promptly by the arbitrators or the Arbitration Services Provider, then any party in such instance may during the pendency of the arbitration proceedings seek temporary equitable remedies, pending the final decision of the arbitration panel, solely by application in the Southern District of New York if such court shall have subject matter jurisdiction, or if the Southern District of New York has no jurisdiction, then the Supreme Court of the State of New York for the County of New York. The arbitration proceedings shall not be stayed unless so ordered by the court.

(iii)                        The details and/or existence of any Repurchase Request, any informal meetings, mediations or arbitration proceedings conducted under this Section 2.03,

including all offers, promises, conduct and statements, whether oral or written, made in the course of the parties’ attempt to informally resolve any Repurchase Request, will be confidential, privileged and inadmissible for any purpose, including impeachment, in any mediation, arbitration or litigation, or other proceeding (including any proceeding under this Section 2.03). Such information will be kept strictly confidential and shall not be disclosed or shared with any third party (other than a party’s attorneys, experts, accountants and other agents and representatives, as reasonably required in connection with any resolution procedure under this Section 2.03), except as otherwise required by law, regulatory requirement or court order. If any party to a resolution procedure receives a subpoena or other request for information from a third party (other than a governmental regulatory body) for such confidential information, the recipient shall promptly notify the other party to the resolution procedure and shall provide the other party with a reasonable opportunity to object to the production of its confidential information.

(iv)                       In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, shall be required to contain an acknowledgment that the Trust, or the Enforcing Servicer on its behalf, shall be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding shall be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that a Consultation Termination Event has not occurred and is not continuing) and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party shall be paid to the Trust, or the Enforcing Servicer on its behalf, and deposited in the applicable Collection Account. The agreement with the arbitrator or mediator, as the case may be, shall provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Trust nor the Enforcing Servicer acting on its behalf shall be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

(v)                          In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder is required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

(vi)                       The Trust (or the Trustee or the Enforcing Servicer, acting on its behalf), the Depositor or any Mortgage Loan Seller shall be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings shall be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such procedures; provided, that (A) the Certificateholders shall be permitted to communicate prior to the commencement of any such proceedings to the extent provided in Section 5.06 and (B) the Enforcing Servicer shall be permitted to include such information in any 15Ga-1 Notice as it is required pursuant to Section 2.02(g).

(vii)                    For the avoidance of doubt, in no event shall the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

(viii)                In the event that the method of dispute resolution selected is unsuccessful, the Requesting Certificateholder may not elect to then utilize the alternative method.

(ix)                Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration or related responsibilities pursuant to this Agreement shall be reimbursable as additional Trust Fund expenses.

(p)               Notwithstanding anything to the contrary herein, with respect to any Joint Mortgage Loan, the obligations of each of the applicable Mortgage Loan Sellers to repurchase with respect to a Material Defect with respect to the related Mortgage Loan shall be limited to a repurchase with respect to the Mortgage Note it sold to the Depositor in accordance with the related Mortgage Loan Purchase Agreement. With respect to any Joint Mortgage Loan, any cure by either of the applicable Mortgage Loan Sellers with respect to the Mortgage Note sold by it to the Depositor in accordance with the related Mortgage Loan Purchase Agreement that also cures the Material Defect with respect to the entire related Joint Mortgage Loan shall satisfy the cure obligations of both Mortgage Loan Sellers with respect to such Joint Mortgage Loan.

Section 2.04        Execution of Certificates; Issuance of Lower-Tier Regular Interests. The Trustee hereby acknowledges the assignment to it of the Mortgage Loans and, subject to Section 2.01 and Section 2.02, the delivery to the Custodian of the Mortgage Files and a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, together with the assignment to it of all of the other assets included in the Lower-Tier REMIC and the Grantor Trust. Concurrently with such assignment and delivery, (i) in exchange for the Mortgage Loans (other than Excess Interest) and the other assets comprising the Lower-Tier REMIC, receipt of which is hereby acknowledged, the Trustee acknowledges the issuance of the Lower-Tier Regular Interests and the Class LR Interest to the Depositor; (ii) the Trustee acknowledges the creation of the Grantor Trust (as described in Section 2.05 below); (iii) the Trustee acknowledges the contribution by the Depositor of the Lower-Tier Regular Interests to the Upper-Tier REMIC; (iv) immediately thereafter, in exchange for the Lower-Tier Regular Interests, the Trustee acknowledges that it has caused the Certificate Administrator to issue the Class UR Interest and the Exchangeable Upper-Tier Regular Interests and the RR Interest and has caused the Certificate Registrar to execute and caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, the Regular Certificates, the Class R Certificates and the Class RR Certificates, and the Depositor hereby acknowledges the receipt by it or its designees, of such Certificates and the Class RR Certificates in authorized Denominations evidencing, together with the Exchangeable Upper-Tier Regular Interests and the RR Interest, the entire beneficial ownership of the Upper-Tier REMIC (and in the case of the Class R Certificates, the Class LR Interest and the Class UR Interest); (v) the Trustee acknowledges the contribution by the Depositor of the Exchangeable Upper-Tier Regular Interests to the Grantor Trust; (vi) the Trustee acknowledges that it has caused the Certificate Administrator to issue the Class V Certificates and has caused the Certificate Registrar to execute and cause the Authenticating Agent to deliver to or upon the order of the Depositor such Certificates, and the Depositor hereby acknowledges the receipt by it, or its designees, of such Certificates in authorized denominations, evidencing beneficial ownership of their respective portions of the Grantor Trust; and (vii) immediately thereafter, in exchange for the Exchangeable Upper-Tier Regular Interests, the Trustee acknowledges that it has caused the Certificate Administrator to issue the Exchangeable Certificates and has caused the Certificate Administrator to execute and caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, the Exchangeable Certificates, and the Depositor hereby acknowledges the receipt by it or its designees, of such Certificates in authorized Denominations evidencing beneficial ownership of their respective portions of the Grantor Trust.

Section 2.05        Creation of the Grantor Trust. Each Class of Exchangeable Certificates, the Class V Certificates and the VRR Interest are hereby designated as undivided beneficial interests in their corresponding Grantor Trust Designated Portions, which portions shall be treated as a grantor trust within the meaning of subpart E, part I of subchapter J of the Code.

[End of Article II]

Article III

ADMINISTRATION AND SERVICING OF THE TRUST FUND

Section 3.01        Master Servicers to Act as Master Servicers; Special Servicers to Act as Special Servicers; Administration of the Mortgage Loans, the Serviced Companion Loans, and REO Properties. (a) Each applicable Master Servicer and each applicable Special Servicer shall diligently service and administer the applicable Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the applicable REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) it is obligated (as provided below) to service in accordance with applicable law, this Agreement and the Mortgage Loan documents and, in the case of a Serviced Whole Loan, the related Intercreditor Agreement on behalf of the Trust and in the best interests of and for the benefit of the Certificateholders, the VRR Interest Owners and, in the case of the Serviced Companion Loans, the Companion Holders and the Trustee (as holder of the Lower-Tier Regular Interests), as a collective whole, taking into account the subordinate or pari passu nature of such Companion Loans (as determined by the applicable Master Servicer or the applicable Special Servicer, as the case may be, in its reasonable judgment), in accordance with applicable law, the terms of this Agreement (and, with respect to each Serviced Whole Loan or any Mortgage Loan with related mezzanine debt, the related Intercreditor Agreement) and the terms of the respective Mortgage Loans and, if applicable, the related Companion Loan, taking into account the subordinate or pari passu nature of the Companion Loan. With respect to each Serviced Whole Loan, in the event of a conflict between this Agreement and the related Intercreditor Agreement, the related Intercreditor Agreement shall control; provided that in no event shall the applicable Master Servicer or the applicable Special Servicer, as the case may be, take any action or omit to take any action in accordance with the terms of any Intercreditor Agreement that would cause such Master Servicer or such Special Servicer, as the case may be, to violate the Servicing Standard or the REMIC Provisions. The General Master Servicer shall be the Master Servicer with respect to all Mortgage Loans (other than the NCB Mortgage Loans), any related Serviced Companion Loan and other related assets in the Trust and, as such, shall service and administer such Mortgage Loans, any related Serviced Companion Loan and such other assets as shall be required of the applicable Master Servicer hereunder and under any related Intercreditor Agreement. The General Special

Servicer shall be the Special Servicer with respect to all the Mortgage Loans (other than the NCB Mortgage Loans), any Serviced Companion Loan and other related assets in the Trust and, as such, shall service and administer such Mortgage Loans, any related Serviced Companion Loan and such other assets as shall be required of the applicable Special Servicer hereunder and under any related Intercreditor Agreement. The NCB Master Servicer shall be the Master Servicer with respect to the NCB Mortgage Loans and other related assets in the Trust and, as such, shall service and administer such NCB Mortgage Loans and such other assets as shall be required of the applicable Master Servicer hereunder. The NCB Special Servicer shall be the Special Servicer with respect to the NCB Co-op Mortgage Loans and other related assets in the Trust and, as such, shall service and administer such NCB Co-op Mortgage Loans and such other assets as shall be required of the applicable Special Servicer hereunder. For purposes of this Agreement and any references to the duties and obligations of a Master Servicer or Special Servicer, any references to Mortgage Loans in the context of such duties and/or obligations shall be deemed to refer solely to the Mortgage Loans serviced by the applicable Master Servicer or the applicable Special Servicer and no other Mortgage Loan, Serviced Companion Loan or other related asset in the Trust serviced hereunder, unless specifically indicated otherwise. To the extent consistent with the foregoing, each Master Servicer and each Special Servicer shall service the applicable Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the related Serviced Companion Loans in accordance with the higher of the following standards of care: (1) in the same manner in which, and with the same care, skill, prudence and diligence with which such Master Servicer or such Special Servicer, as the case may be, services and administers similar mortgage loans for other third party portfolios and (2) the same care, skill, prudence and diligence with which such Master Servicer or such Special Servicer, as the case may be, services and administers similar mortgage loans owned by such Master Servicer or such Special Servicer, as the case may be, with a view to the (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, maximization of recovery of principal and interest on a net present value basis on such Mortgage Loans and any related Serviced Companion Loans, and the best interests of the Trust, the Certificateholders and the VRR Interest Owners (as a collective whole as if such Certificateholders and VRR Interest Owners constituted a single lender) (and in the case of any Whole Loan, the best interests of the Trust, the Certificateholders, the VRR Interest Owners and any related Companion Holder (as a collective whole as if such Certificateholders, VRR Interest Owners and the holder or holders of the related Companion Loans constituted a single lender), taking into account the subordinate or pari passu, as applicable, nature of the related Companion Loans), as determined by the applicable Master Servicer or the applicable Special Servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from: (i) any relationship that the applicable Master Servicer, the applicable Special Servicer or any Affiliate of such Master Servicer or such Special Servicer may have with any Mortgagor, any Mortgage Loan Seller, any other parties to this Agreement, any Sponsor, any originator of a Mortgage Loan or any Affiliate of any of the foregoing; (ii) the ownership of any Certificate, portion of the VRR Interest, Companion Loan, mezzanine loan, or subordinate debt relating to a Mortgage Loan by the applicable Master Servicer, the applicable Special Servicer or any Affiliate of such Master Servicer or such Special Servicer, as applicable; (iii) the obligation, if any, of the applicable Master Servicer to make Advances; (iv) the right of the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates to receive compensation for its services and reimbursement for its costs hereunder or with respect to any particular transaction; (v) the ownership, servicing or management for others of (a) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (b) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by this Agreement or held by the Trust by the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates; (vi) any debt that the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates, has extended to any Mortgagor or an Affiliate of any Mortgagor (including, without limitation, any mezzanine financing); (vii) any option to purchase any Mortgage Loan or a related Companion Loan the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates, may have; and (viii) any obligation of the applicable Master Servicer or the applicable Special Servicer, or any of their respective Affiliates, to repurchase or substitute for a Mortgage Loan as a Mortgage Loan Seller (if such Master Servicer or such Special Servicer or any of their respective Affiliates is a Mortgage Loan Seller) (the foregoing, collectively referred to as the “Servicing Standard”).

The applicable Master Servicer and the applicable Special Servicer shall act in accordance with the Servicing Standard with respect to any action required to be taken regarding the Non-Serviced Mortgage Loans pursuant to their obligations under this Agreement.

Without limiting the foregoing, subject to Section 3.19, the applicable Special Servicer shall be obligated to service and administer (i) any Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loans as to which a Servicing Transfer Event has occurred and is continuing (each, a “Specially Serviced Loan”) or as otherwise provided herein with respect to Non-Specially Serviced Loans in connection with any Major Decision and (ii) any REO Properties (other than the Non-Serviced Mortgaged Properties); provided that the applicable Master Servicer shall continue to receive payments and make all calculations, and prepare, or cause to be prepared, all reports, required hereunder with respect to the Specially Serviced Loans, except for the reports specified herein as prepared by the applicable Special Servicer, as if no Servicing Transfer Event had occurred and with respect to the REO Properties (and the related REO Loans) as if no REO Acquisition had occurred, and to render such services with respect to such Specially Serviced Loans and REO Properties as are specifically provided for herein; provided, further, however, that the applicable Master Servicer shall not be liable for failure to comply with such duties insofar as such failure results from a failure of the applicable Special Servicer to provide sufficient information to such Master Servicer to comply with such duties or failure by such Special Servicer to otherwise comply with its obligations hereunder. No Master Servicer or Special Servicer, in its capacity as a Master Servicer or Special Servicer, as applicable, shall have any responsibility for the performance by any other Master Servicer or Special Servicer, in its capacity as a Master Servicer or Special Servicer, as applicable, of such other Master Servicer’s or Special Servicer’s duties under this Agreement. Each Mortgage Loan or any related Serviced Companion Loan that becomes a Specially Serviced Loan shall continue as such until satisfaction of the conditions specified in Section 3.19(a). Without limiting the foregoing, subject to Section 3.19 and in accordance with the terms of this Agreement, the applicable Master Servicer shall be obligated to service and administer any Non-Specially Serviced Loan or any related Serviced Companion Loan. The applicable Special Servicer shall make the property inspections, use its reasonable efforts to collect the financial statements, budgets, operating statements and rent rolls (or, with respect to residential cooperative properties, maintenance schedules) and forward to the applicable Master Servicer the reports in respect of the related Mortgaged Properties with respect to Specially Serviced Loans in accordance with Section 3.12. After notification to the applicable Master Servicer, the applicable Special Servicer may contact the Mortgagor of any Non-Specially Serviced Loan if efforts by such Master Servicer to collect required financial information have been unsuccessful or any other issues remain unresolved. Such contact shall be coordinated through and with the cooperation of the applicable Master Servicer. No provision herein contained shall be construed as an express or implied guarantee by the applicable Master Servicer or the applicable Special Servicer of the collectability or recoverability of payments on the Mortgage Loans or any related Serviced Companion Loan or be construed to impair or adversely affect any rights or benefits provided by this Agreement to such Master Servicer or such Special Servicer (including with respect to Servicing Fees, Special Servicing Fees or the right to be reimbursed for Advances and interest accrued thereon). Any provision in this Agreement for any Advance by the applicable Master Servicer or the Trustee is intended solely to provide liquidity for the benefit of the Certificateholders and the VRR Interest Owners and not as credit support or otherwise to impose on any such Person the risk of loss with respect to one or more of the Mortgage Loans or any related Serviced Companion Loans. No provision hereof shall be construed to impose liability on any Master Servicer or Special Servicer for the reason that any recovery to the Certificateholders or the VRR Interest Owners in respect of a Mortgage Loan at any time after a determination of present value recovery is less than the amount reflected in such determination.

(b)               Subject only to the Servicing Standard and the terms of this Agreement (including, without limitation, Section 6.08) and of the respective Mortgage Loans, any related Serviced Companion Loans and any related Intercreditor Agreement, if applicable, and applicable law, each applicable Master Servicer and each applicable Special Servicer shall have full power and authority, acting alone or, subject to Section 3.20, through one or more Sub-Servicers, to do or cause to be done any and all things in connection with such servicing and administration for which it is responsible which it may deem necessary or desirable. Without limiting the generality of the foregoing, each of the applicable Master Servicer and the applicable Special Servicer, in its own name (or in the name of the Trustee and, if applicable, the related Serviced Companion Noteholder), is hereby authorized and empowered by the Trustee to execute and deliver, on behalf of the Certificateholders (and, with respect to a Serviced Companion Loan, the related Serviced Companion Noteholder), the VRR Interest Owners and the Trustee or any of them, with respect to each Mortgage Loan and any related Serviced Companion Loan it is obligated to service under this Agreement: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the related Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral, and shall, from time to time, execute and/or deliver such financing statements, continuation statements and other documents or instruments as necessary to maintain the lien created by the related Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral; (ii) subject to Sections 3.08, 3.18 and 6.08, any and all modifications, waivers, amendments or consents to, under or with respect to any documents contained in the related Mortgage File; (iii) any and all instruments of satisfaction or cancellation, pledge agreements and other documents in connection with a defeasance, or of partial or full release or discharge, and all other comparable instruments; and (iv) any or all complaints or other pleadings to initiate and/or to terminate any action, suit or proceeding on behalf of the Trust (in their representative capacities (except as set forth below in this paragraph)). The applicable Master Servicer (with respect to Non-Specially Serviced Loans) and the applicable Special Servicer (with respect to Specially Serviced Loans) shall provide to the Mortgagor related to such Mortgage Loans that it is servicing any reports required to be provided to them pursuant to the related Mortgage Loan documents. Subject to Section 3.10, the Trustee shall (i) within ten (10) Business

Days following the Closing Date, furnish to the applicable Master Servicer and the applicable Special Servicer ten (10) original powers of attorney substantially in the form of Exhibit R-1 or Exhibit R-2 attached hereto, as applicable (or such other form as mutually agreed to by the Trustee and such Master Servicer or such Special Servicer, as applicable) and (ii) upon request, furnish, or cause to be furnished, to the applicable Master Servicer or the applicable Special Servicer any powers of attorney in the form of Exhibit R-1 or Exhibit R-2 attached hereto, as applicable (or such other form as mutually agreed to by the Trustee and such Master Servicer or such Special Servicer, as applicable) and other documents necessary or appropriate to enable the applicable Master Servicer or the applicable Special Servicer, as the case may be, to carry out its servicing and administrative duties hereunder; provided, however, that the Trustee shall not be held responsible or liable for any acts of the applicable Master Servicer or the applicable Special Servicer, or for any negligence with respect to, or misuse of, any such power of attorney by such Master Servicer or such Special Servicer. Notwithstanding anything contained herein to the contrary, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall not, without the Trustee’s written consent: (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating such Master Servicer’s or such Special Servicer’s, as the case may be, representative capacity (unless prohibited by any requirement of the applicable jurisdiction in which any such action, suit or proceeding is brought and if so prohibited, in the manner required by such jurisdiction (provided that such Master Servicer or such Special Servicer, as applicable, shall then provide five (5) Business Days’ written notice to the Trustee of the initiation of such action, suit or proceeding (or such shorter time period as is reasonably required in the judgment of such Master Servicer or such Special Servicer, as applicable, made in accordance with the Servicing Standard) prior to filing such action, suit or proceeding, and shall not be required to obtain the Trustee’s consent or indicate such Master Servicer’s or such Special Servicer’s, as applicable, representative capacity)) or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be required to be registered to do business in any state.

(c)                To the extent the applicable Master Servicer is permitted pursuant to the terms of the related Mortgage Loan documents or Companion Loan documents (including any related Intercreditor Agreement) to exercise its discretion with respect to any action that requires Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), the applicable Master Servicer shall require the costs of such Rating Agency Confirmation to be borne by the related Mortgagor. To the extent the terms of the related Mortgage Loan documents or Companion Loan documents (including any related Intercreditor Agreement) require the Mortgagor to bear the costs of any Rating Agency Confirmation or confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), the applicable Master Servicer shall not waive the requirement that such costs and expenses be borne by the related Mortgagor. To the extent that the terms of the related Mortgage Loan documents or Companion Loan documents (including any related Intercreditor Agreement) are silent as to who bears the costs of any Rating Agency Confirmation or confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), the applicable Master Servicer shall use reasonable efforts to have the Mortgagor bear such costs and expenses. The applicable Master Servicer shall not be responsible for the payment of such costs and expenses out of pocket other than as a Servicing Advance.

(d)               The relationship of each applicable Master Servicer and each applicable Special Servicer to the Trustee under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

(e)                Each Master Servicer shall, to the extent permitted by the related Mortgage Loan documents or any related Companion Loan documents, and consistent with the Servicing Standard, permit Escrow Payments to be invested only in Permitted Investments.

(f)                Within sixty (60) days (or such shorter time period as is required by the terms of the applicable Mortgage Loan documents) after the later of (i) the receipt thereof by the applicable Master Servicer and (ii) the Closing Date, the applicable Master Servicer shall notify each lessor under a Ground Lease for each Mortgage Loan identified as subject to a leasehold interest on the Mortgage Loan Schedule, that the Trust is the leasehold mortgagee and that the applicable Master Servicer or the applicable Special Servicer shall service the related Mortgage Loan for the benefit of the Certificateholders and the VRR Interest Owners. The costs and expenses of any modifications to Ground Leases shall be paid by the related Mortgagor.

With respect to letters of credit delivered in accordance with sub-clause (B) of clause (xii) of the definition of “Mortgage File”, (a) within sixty (60) days of the Closing Date or such shorter period as is required by the terms of such letter of credit or other applicable Mortgage Loan documents, the related Mortgage Loan Seller shall notify the bank issuing the letter of credit that the applicable Master Servicer on behalf of the Trustee shall be the beneficiary under such letter of credit, and (b) within sixty (60) days of the Closing Date, the applicable Master Servicer shall present such letter of credit and the related assignment documentation delivered by the Mortgage Loan Seller in accordance with such sub-clause of the definition of “Mortgage File” to the letter of credit bank issuing such letter of credit and request that such letter of credit bank reissue the letter of credit in the name of (x) in the case of the Mortgage Loans other than the NCB Mortgage Loans, “Trimont LLC, as Master Servicer, for the benefit of Deutsche Bank National Trust Company, as Trustee, for the benefit of registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, and the related VRR Interest Owners” or (y) in the case of the NCB Mortgage Loans, “National Cooperative Bank, N.A., as NCB Master Servicer, on behalf of Deutsche Bank National Trust Company, as Trustee, for the benefit of registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, and the related VRR Interest Owners”. The applicable Master Servicer shall otherwise use reasonable efforts to obtain such reissued letter of credit back from the issuing letter of credit bank within sixty (60) days (and in any event within ninety (90) days) following the Closing Date. The related Mortgage Loan Seller shall provide such reasonable cooperation as requested by the applicable Master Servicer, including without limitation by delivering such additional assignment or amendment documents required by the issuing bank in order to reissue a letter of credit as provided above.

If a letter of credit is required to be drawn upon earlier than the date that the letter of credit has been revised as contemplated in the preceding paragraph, such Mortgage Loan Seller shall cooperate with the reasonable requests of the applicable Master Servicer or the applicable Special Servicer in connection with making a draw under such letter of credit. If the Mortgage Loan documents do not require the related Mortgagor to pay any costs and expenses relating to any modifications to or assignment of the related letter of credit, then the applicable Mortgage Loan Seller shall pay such costs and expenses as and to the extent required under the applicable Mortgage Loan Purchase Agreement. If the Mortgage Loan documents require the related Mortgagor to pay any costs and expenses relating to any modifications to the related letter of credit, and such Mortgagor fails to pay such costs and expenses after the applicable Master Servicer has exercised reasonable efforts to collect such costs and expenses from such Mortgagor, then such Master Servicer shall give the applicable Mortgage Loan Seller notice of such failure and the amount of costs and expenses, and such Mortgage Loan Seller shall pay such costs and expenses as and to the extent required under the applicable Mortgage Loan Purchase Agreement. The costs and expenses of any modifications to Ground Leases shall be paid by the related Mortgagor. Neither the applicable Master Servicer nor the applicable Special Servicer shall have any liability for the failure of any Mortgage Loan Seller to perform its obligations under the related Mortgage Loan Purchase Agreement.

Each Master Servicer acknowledges that any letter of credit held by it shall be held in its capacity as agent of the Trust, and if such Master Servicer sells its rights to service the applicable Mortgage Loan, such Master Servicer shall assign the applicable letter of credit to the Trust or (with respect to any Specially Serviced Loan) at the direction of the applicable Special Servicer to such party as such Special Servicer may instruct, in each case at the expense of the applicable Master Servicer. Each Master Servicer shall indemnify the Trust for any loss caused by the ineffectiveness of such assignment.

(g)               Notwithstanding anything herein to the contrary, in no event shall the applicable Master Servicer (or the Trustee, as applicable) make an Advance with respect to any Companion Loan to the extent the related Serviced Mortgage Loan has been paid in full or is no longer included in the Trust Fund.

(h)               Servicing and administration of each Serviced Companion Loan shall continue hereunder and in accordance with the related Intercreditor Agreement for so long as the corresponding Serviced Mortgage Loan or any related REO Property is part of the Trust Fund or for such longer period as is contemplated by the related Intercreditor Agreement and, to the extent consistent with the related Intercreditor Agreement, as any amounts payable by the related Companion Holder to or for the benefit of the Trust or any party hereto in accordance with the related Intercreditor Agreement remain due and owing.

(i)                 The applicable Special Servicer agrees that upon the occurrence of a Servicing Transfer Event with respect to any Mortgage Loan or Serviced Whole Loan that is subject to or becomes subject to an Intercreditor Agreement in the future, it shall, subject to Section 3.19, use commercially reasonable efforts to enforce, on behalf of the Trust, subject to the Servicing Standard and to the extent such Special Servicer determines such action is in the best interests of the Trust, all rights conveyed to the Trustee pursuant to any such Intercreditor Agreement. The costs and expenses incurred by such Special Servicer in connection with such enforcement shall be paid as a Trust Fund expense or, subject to the terms of the applicable

Intercreditor Agreement, (i) with respect to any Serviced Pari Passu Whole Loan, pro rata and pari passu, by the Trust and Serviced Pari Passu Companion Loan Holder(s), in accordance with the respective outstanding principal balances of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan(s) or (ii) with respect to any Serviced AB Whole Loan, first, by the related AB Subordinate Companion Loan(s) and then, pro rata and pari passu, by the Trust and any Serviced Pari Passu Companion Loan(s), in accordance with the respective outstanding principal balances of the related Serviced AB Mortgage Loan and Serviced Pari Passu Companion Loan(s).

(j)                 Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that, to the extent required under the related Intercreditor Agreement, the servicing and administration of a Serviced Whole Loan shall continue hereunder (but not with respect to making Advances) even if the related Serviced Mortgage Loan is no longer part of the Trust Fund, until such time as a separate servicing agreement is entered into in accordance with the related Intercreditor Agreement (it being acknowledged that no Master Servicer or Special Servicer shall be obligated under a separate agreement to which it is not a party); provided that, other than pursuant to Section 6.04 (and, with respect to Section 6.04, solely with respect to claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses (including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) incurred in connection with a legal claim or action resulting from an action or inaction taken or not taken while the related Serviced Mortgage Loan was part of the Trust Fund), no costs, expenses, losses or fees accruing with respect to such Serviced Whole Loan on and after the date the related Serviced Mortgage Loan is no longer part of the Trust Fund shall be payable out of the Trust Fund and the applicable Master Servicer shall have no obligation to make any Advance on or after the date such Serviced Mortgage Loan ceases to be part of the Trust Fund; provided, however, that if, in the case of any Serviced Whole Loan, the related Serviced Companion Loan continues to be included in an Other Securitization, then for so long as a separate servicing agreement (pursuant to the related Intercreditor Agreement) has not been entered into, the applicable Master Servicer shall inform the related Other Servicer of any need to make Servicing Advances with respect to a Serviced Whole Loan within three (3) Business Days of determining that such an Advance is necessary or being notified that such an Advance is necessary, or in the case of a Servicing Advance that needs to be made on an emergency or urgent basis, within one (1) Business Day. With respect to Servicing Advances made by any Other Servicer as contemplated in the second proviso to the preceding sentence, the applicable Master Servicer shall, from collections on the related Serviced Whole Loan (but never out of general collections on the Mortgage Loans and REO Properties) received by such Master Servicer, reimburse the Other Servicer for such Servicing Advances in the same manner and on the same level of priority as if such Servicing Advances had been made by such Master Servicer hereunder.

(k)               Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the applicable Master Servicer’s and the applicable Special Servicer’s obligations and responsibilities hereunder and the applicable Master Servicer’s and the applicable Special Servicer’s authority with respect to a Non-Serviced Mortgage Loan are limited by and subject to the terms of the related Non-Serviced Intercreditor Agreement and the rights of the related Non-Serviced Master Servicer and Non-Serviced Special Servicer with respect thereto under the related Non-Serviced PSA. The applicable Master Servicer (or, with respect to any Specially Serviced Loan, the applicable Special Servicer) shall use reasonable efforts consistent with the Servicing Standards to enforce the rights of the Trustee (as holder of a Non-Serviced Mortgage Loan) under the related Non-Serviced Intercreditor Agreement and Non-Serviced PSA.

(l)                 The parties hereto acknowledge that each Non-Serviced Mortgage Loan is subject to the terms and conditions of the related Non-Serviced Intercreditor Agreement and further acknowledge that, pursuant to the related Non-Serviced Intercreditor Agreement, (i) the related Non-Serviced Mortgage Loan is to be serviced and administered by the related Non-Serviced Master Servicer and Non-Serviced Special Servicer in accordance with the related Non-Serviced PSA, and (ii) in the event that (A) the related Non-Serviced Companion Loan is no longer part of the trust fund created by the related Non-Serviced PSA and (B) the related Non-Serviced Mortgage Loan is included in the Trust Fund, then, as set forth in the related Non-Serviced Intercreditor Agreement, the related Non-Serviced Whole Loan shall continue to be serviced in accordance with the related Non-Serviced PSA, until such time as a new servicing agreement has been agreed to by the parties to the related Non-Serviced Intercreditor Agreement in accordance with the provisions of such agreement and confirmation has been obtained from the Rating Agencies that such new servicing agreement would not result in a downgrade, qualification or withdrawal of the then-current ratings of any Class of Certificates then outstanding.

(m)             Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the applicable Master Servicer’s and the applicable Special Servicer’s obligations and responsibilities hereunder and the applicable Master Servicer’s and the applicable Special Servicer’s authority with respect to a Serviced Whole Loan are limited by, and subject to, the terms of the related Intercreditor Agreement. The applicable Master Servicer (or, if a Serviced Whole Loan becomes a Specially Serviced Loan, the applicable Special Servicer) shall use reasonable efforts consistent with the Servicing Standard to obtain the benefits of the rights of the Trust (as holder of the related Serviced Mortgage Loan) under the related Intercreditor Agreement. In the event of any conflict between this Agreement and the related Intercreditor Agreement, the provisions of the related Intercreditor Agreement shall control.

(n)               [Reserved].

(o)               For the avoidance of doubt, each applicable Master Servicer, each applicable Special Servicer, the Certificate Administrator and the Trustee have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make Servicing Advances with respect to any Non-Serviced Whole Loan. The obligation of the applicable Master Servicer to provide information and collections and make P&I Advances to the Certificate Administrator for the benefit of the Certificateholders and the VRR Interest Owners with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

(p)               Nothing contained in this Agreement shall limit the ability of the applicable Master Servicer or the applicable Special Servicer to lend money to (to the extent not secured, in whole or in part, by any Mortgaged Property, except, in the case of an NCB Co-op Mortgage Loan, any such indebtedness as to which the NCB Subordinate Debt Conditions have been satisfied, which indebtedness may be secured by a lien on the related Mortgaged Property), accept deposits from or otherwise generally engage in any kind of business or dealings with any Mortgagor as though the applicable Master Servicer or the applicable Special Servicer was not a party to this Agreement or to the transactions contemplated hereby; provided that this sentence shall not be construed to modify or supersede the Servicing Standard.

Section 3.02        Collection of Mortgage Loan Payments. (a) Each of the applicable Master Servicer and the applicable Special Servicer shall each make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans it is obligated to service hereunder, and shall follow such collection procedures as are consistent with this Agreement (including, without limitation, the Servicing Standard); provided that with respect to each Mortgage Loan that has an Anticipated Repayment Date, for so long as the related Mortgagor is in compliance with each provision of the related Mortgage Loan documents, the applicable Master Servicer and the applicable Special Servicer shall be permitted to take any enforcement action with respect to the failure of the related Mortgagor to make any payment of Excess Interest to the extent permitted under the related Mortgage Loan documents; provided, further, that the applicable Master Servicer or the applicable Special Servicer, as the case may be, may take action to enforce the Trust’s right to apply excess cash flow to principal in accordance with the terms of the Mortgage Loan documents. The applicable Master Servicer or the applicable Special Servicer, as applicable, may in its discretion waive any Penalty Charge in connection with any delinquent payment on a Mortgage Loan or Serviced Companion Loan that it is obligated to service hereunder three (3) times during any period of twenty-four (24) consecutive months with respect to any Mortgage Loan or Serviced Companion Loan; provided that such Master Servicer or such Special Servicer, as applicable, may in its discretion waive any Penalty Charge in connection with any delinquent payment on a Mortgage Loan or Serviced Companion Loan one additional time in such 24-month period so long as with respect to any of the foregoing waivers, no Advance or additional expense of the Trust has been incurred and remains unreimbursed to the Trust with respect to such Mortgage Loan or Serviced Companion Loan. Any additional waivers during such 24-month period with respect to such Mortgage Loan may be made, subject to the Servicing Standard, only after the applicable Master Servicer or the applicable Special Servicer, as the case may be, has, prior to the occurrence and continuance of a Consultation Termination Event, given notice of a proposed waiver to the Directing Certificateholder and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder has consented to such additional waiver (provided that if such Master Servicer or such Special Servicer, as applicable, fails to receive a response to such notice from the Directing Certificateholder in writing within five (5) days of giving such notice, then the Directing Certificateholder shall be deemed to have consented to such proposed waiver); provided, further, that after the occurrence and during the continuance of a Control Termination Event, the applicable Master Servicer or the applicable Special Servicer, as the case may be, may waive any Penalty Charge in accordance with the Servicing Standard without the consent of the Directing Certificateholder; provided, further, that the Directing Certificateholder shall not have any consent or consultation rights with respect to any Excluded Loan as to such party with respect to the foregoing waivers.

(b)               (i) All amounts collected by or on behalf of the Trust in respect of a Mortgage Loan shall be applied to amounts due and owing under the Mortgage Loan documents (including for principal and accrued and unpaid interest) in accordance with the express provisions of the Mortgage Loan documents (including any related Intercreditor Agreement); provided, however, that absent express provisions in the related Mortgage Loan documents (including any related Intercreditor Agreement) or to the extent otherwise agreed to by the related Mortgagor in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the Trust in respect of a Mortgage Loan in the form of payments from the related Mortgagor, Liquidation Proceeds or Insurance and Condemnation Proceeds under the Mortgage Loan (in the case of each Serviced Whole Loan, exclusive of amounts payable to any applicable Companion Loan pursuant to the terms of the related Intercreditor Agreement) shall be applied in the following order of priority:

first, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to such Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the Trust Fund from general collections);

second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on such Mortgage Loan (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

third, to the extent not previously so allocated pursuant to clause first or second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (or, with respect to any Componentized Loan, on each Component thereof) to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in sub-clause (i) of this clause third that (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, constitutes the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (with respect to any Componentized Loan, such accrued and unpaid interest as between the Components thereof to be applied sequentially to such Components, in alphanumeric order);

fourth, to the extent not previously so allocated pursuant to clause first or second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance) (with respect to any Componentized Loan, such principal to be applied to the Components thereof sequentially, in alphanumeric order, until the outstanding principal balance of each such Component is reduced to zero);

fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (or, with respect to any Componentized Loan, on each Component thereof) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, and (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (in each case, to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause fifth on earlier dates) (with respect to any Componentized Loan, such accrued and unpaid interest as between the Components thereof to be applied sequentially to such Components, in alphanumeric order);

sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance (with respect to any Componentized Loan, such principal to be applied to the Components thereof sequentially, in alphanumeric order, in each case until the outstanding principal balance of each such Component is reduced to zero); and

thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that to the extent required under the REMIC Provisions, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan to value ratio of the related Mortgage Loan or Serviced Whole Loan, as applicable, exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC Provisions as evidenced by an Opinion of Counsel to the Trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by the REMIC Provisions; provided, further, that if a Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan comprising a Non-Serviced Whole Loan become REO Loans, the treatment of the foregoing amounts with respect to such Non-Serviced Whole Loan shall be subject to the terms of the related Non-Serviced Intercreditor Agreement and Non-Serviced PSA, in that order; provided, further, that with respect to each Mortgage Loan related to a Serviced Whole Loan, amounts collected with respect to the related Serviced Whole Loan shall be allocated first pursuant to the terms of the related Intercreditor Agreement and then, any amounts allocated to the related Serviced Mortgage Loan shall be subject to application as described above. Interest received on any Componentized Loan pursuant to this Section 3.02(b)(i) shall be applied to the Components thereof sequentially, in alphanumeric order, in each case to pay all accrued and outstanding interest in such Componentized Loan. Principal received on any Componentized Loan pursuant to the foregoing shall be applied to the Components thereof sequentially, in alphanumeric order, in each case until the outstanding principal balance of each such Component is reduced to zero.

(ii)                           Collections by or on behalf of the Trust in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) shall be applied in the following order of priority:

first, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the Trust Fund from general collections) with respect to such Mortgage Loan;

second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

third, to the extent not previously so allocated pursuant to clause first or second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (or, with respect to any Componentized Loan, on each Component thereof) to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause fifth below or clause fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in sub-clause (i) of this clause third that (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, constitutes the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (with respect to any Componentized Loan, such accrued and unpaid interest as between the Components thereof to be applied sequentially to such Components, in alphanumeric order);

fourth, to the extent not previously so allocated pursuant to clause first or second above, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance (with respect to any Componentized Loan, such principal to be applied to the Components thereof sequentially, in alphanumeric order, until the outstanding principal balance of each such Component is reduced to zero);

fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (or, with respect to any Componentized Loan, on each Component thereof) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance and (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (in each case, to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause fifth or clause fifth of the prior paragraph on earlier dates) (with respect to any Componentized Loan, such accrued and unpaid interest as between the Components thereof to be applied sequentially to such Components, in alphanumeric order);

sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that if a Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan comprising a Non-Serviced Whole Loan becomes an REO Loan, the treatment of the foregoing amounts with respect to such Non-Serviced Whole Loan shall be subject to the terms of the related Non-Serviced Intercreditor Agreement and Non-Serviced PSA, in that order; provided, further, that with respect to each Mortgage Loan related to a Serviced Whole Loan, amounts collected with respect to the related Serviced Whole Loan shall be allocated first pursuant to the terms of the related Intercreditor Agreement and then, any amounts allocated to the related Serviced Mortgage Loan shall be subject to application as described above. Interest received on any Componentized Loan pursuant to this Section 3.02(b)(ii) shall be applied to the Components thereof sequentially, in alphanumeric order, in each case to pay all accrued and outstanding interest in such Componentized Loan. Principal received on any Componentized Loan pursuant to the foregoing shall be applied to the Components thereof sequentially, in alphabetical order, in each case until the outstanding principal balance of each such Component is reduced to zero.

(iii)                           Notwithstanding clauses (i) and (ii) above, such provisions shall not be deemed to affect the priority of distributions of payments pursuant to the provisions of this Agreement. To the extent that such amounts are paid by a party other than a Mortgagor, such amounts shall be deemed to have been paid in respect of a purchase of all or part of the Mortgaged Property (in the case of Insurance and Condemnation Proceeds or Liquidation Proceeds) and then paid by the Mortgagor under the Mortgage Loan or Companion Loan, as applicable, or in accordance with Section 3.02(b)(ii) above.

(c)                [Reserved].

(d)               To the extent consistent with the terms of the Mortgage Loans (and, with respect to each Serviced Whole Loan, the related Serviced Companion Loan, as applicable, and the related Intercreditor Agreement) and applicable law, the applicable Master Servicer shall apply all Insurance and Condemnation Proceeds it receives on a day other than the Due Date to amounts due and owing under the related Mortgage Loan or Companion Loan as if such Insurance and Condemnation Proceeds were received on the Due Date immediately succeeding the month in which Insurance and Condemnation Proceeds were received and otherwise in accordance with Section 3.02(b)(ii) above.

(e)                In the event that the applicable Master Servicer or the applicable Special Servicer receives Excess Interest prior to the Determination Date for any Collection Period, or receives notice from the related Mortgagor that such Master Servicer or such Special Servicer will be receiving Excess Interest prior to the Determination Date for any Collection Period, such Master Servicer or such Special Servicer, as the case may be, shall notify the Trustee and Certificate Administrator two (2) Business Days prior to the related Distribution Date. None of the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Trustee shall be responsible for any failure of the related Mortgagor to pay any such Excess Interest or prepayment penalty. The preceding statements shall not, however, be construed to limit the provisions of Section 3.02(a).

(f)                In connection with the Mortgage Loans or any Serviced Pari Passu Companion Loan for which the related Mortgagor was required to escrow funds or to post a letter of credit related to obtaining performance objectives, such as targeted debt service coverage levels or leasing criteria with respect to the Mortgaged Property as a whole or particular portions thereof, if the mortgagee has the discretion under the applicable Mortgage Loan documents to retain the cash or letter of credit (or the proceeds of such letters of credit) as additional collateral if the relevant conditions to release are not satisfied, then the related Master Servicer may continue to hold such escrows or letters of credit (or the proceeds of such letters of credit) as additional collateral or use such funds to reduce the principal balance of the related Mortgage Loan or Serviced Pari Passu Companion Loan (to the extent the related Mortgage Loan documents allow such action), unless holding or application of such funds would otherwise be inconsistent with the Mortgage Loan documents or the Servicing Standard.

(g)               Promptly following the Closing Date, in the case of any Non-Serviced Whole Loan and, with respect to any Servicing Shift Mortgage Loan, promptly following receipt of notice in connection with the Servicing Shift Securitization Date, the Certificate Administrator shall send written notice (in the form attached hereto as Exhibit T) to the related Non-Serviced Master Servicer and Non-Serviced Special Servicer (with a copy to any other applicable party set forth on the schedule of addresses to Exhibit T) stating that, as of such date, the Trustee is the holder of the related Non-Serviced Mortgage Loan and directing such Non-Serviced Master Servicer to remit to the applicable Master Servicer all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the applicable Master Servicer all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of such Non-Serviced Mortgage Loan under the related Non-Serviced Intercreditor Agreement and the related Non-Serviced PSA. The applicable Master Servicer shall, within two (2) Business Days of receipt of properly identified funds, deposit into the applicable Collection Account all amounts received with respect to the related Non-Serviced Mortgage Loan, the related Non-Serviced Mortgaged Property or any related REO Property.

Section 3.03        Collection of Taxes, Assessments and Similar Items; Servicing Accounts. (a) Each Master Servicer shall establish and maintain one or more accounts (the “Servicing Accounts”), into which all Escrow Payments received by it shall be deposited and retained, and shall administer such Servicing Accounts in accordance with the related Mortgage Loan documents and, if applicable, the Companion Loan documents. Any Servicing Account related to a Serviced Whole Loan shall be held for the benefit of the Certificateholders, the VRR Interest Owners and the related Serviced Companion Noteholder(s) collectively, but this shall not be construed to modify the respective interests of any noteholder therein as set forth in the related Intercreditor Agreement. Amounts on deposit in Servicing Accounts may only be invested in accordance with the terms of the related Mortgage Loan documents and Companion Loan documents, or in Permitted Investments in accordance with the provisions of Section 3.06. Servicing Accounts shall be Eligible Accounts to the extent permitted by the terms of the related Mortgage Loan documents. Withdrawals of amounts so deposited from a Servicing Account may be made only to: (i) effect payment of items for which Escrow Payments were collected and comparable items; (ii) reimburse the Trustee and then the applicable Master Servicer, if applicable, for any Servicing Advances; (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest to Mortgagors on balances in the Servicing Account, if required by applicable law or the terms of the related Mortgage Loan or Companion Loan and as described below or, if not so required, to the applicable Master Servicer; (v) after the occurrence of an event of default under the related Mortgage Loan or Companion Loan, apply amounts to the indebtedness under the applicable Mortgage Loan or Companion Loan; (vi) withdraw amounts deposited in error; (vii) pay Penalty Charges to the extent permitted by the related Mortgage Loan documents; or (viii) clear and terminate the Servicing Account at the termination of this Agreement in accordance with Section 9.01. As part of its servicing duties, the applicable Master Servicer shall pay or cause to be paid to the related Mortgagors interest on funds in Servicing Accounts, to the extent required by law or the terms of the related Mortgage Loan or Companion Loan; provided, however, that in no event shall the applicable Master Servicer be required to remit to any Mortgagor any amounts in excess of actual net investment income or funds in the related Servicing Account. If allowed by the related Mortgage Loan documents and applicable law, the applicable Master Servicer may charge the related Mortgagor an administrative fee for maintenance of the Servicing Accounts.

(b)               The applicable Special Servicer, in the case of REO Loans (other than any REO Loan succeeding a Non-Serviced Mortgage Loan), and the applicable Master Servicer, in the case of all other related Serviced Mortgage Loans and each related Serviced Companion Loan, shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof. The applicable Special Servicer, in the case of REO Loans (other than any REO Loan succeeding a Non-Serviced Mortgage Loan), and the applicable Master Servicer, in the case of all other related Serviced Mortgage Loans and each related Serviced Companion Loan, shall use reasonable efforts consistent with the Servicing Standard to obtain, from time to time, all bills for the payment of such items (including renewal premiums) and shall effect payment thereof from the REO Account or by the applicable Master Servicer as Servicing Advances prior to the applicable penalty or termination date and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items, employing for such purpose Escrow Payments (which shall be so applied by the applicable Master Servicer at the written direction of the applicable Special Servicer in the case of REO Loans) as allowed under the terms of the related Serviced Mortgage Loan and Companion Loan. Other than with respect to any Non-Serviced Mortgage Loan, the applicable Master Servicer shall service and administer any reserve accounts (including monitoring, maintaining or changing the amounts of required escrows) in accordance with the terms of such Mortgage Loan and the related Serviced Companion Loan, as applicable, and the Servicing Standard. To the extent that a Serviced Mortgage Loan and any related Companion Loan, as applicable, does not require a Mortgagor to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the applicable Special Servicer, in the case of REO Loans, and the applicable Master Servicer, in the case of all other such Mortgage Loans or Companion Loan, as applicable, that it is responsible for servicing hereunder, shall use reasonable efforts consistent with the Servicing Standard to cause the Mortgagor to comply with its obligation to make payments in respect of such items at the time they first become due and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items.

(c)                In accordance with the Servicing Standard and for each Serviced Mortgage Loan and each Serviced Whole Loan, as applicable, the applicable Master Servicer shall advance all such funds as are necessary for the purpose of effecting the payment of (i) real estate taxes, assessments and other similar items that are or may become a lien thereon, (ii) ground rents (if applicable) and (iii) premiums on Insurance Policies, in each instance if and to the extent Escrow Payments collected from the related Mortgagor (or related REO Revenues, if applicable) are insufficient to pay such item when due and the related Mortgagor has failed to pay such item on a timely basis, and provided, however, that the particular advance would not, if made, constitute a Nonrecoverable Servicing Advance and provided, further, however, that with respect to the payment of taxes and assessments, the applicable Master Servicer shall not be required to make such advance until the later of (i) five (5) Business Days after such Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Trustee, as the case may be, has received confirmation that such item has not been paid and (ii) the date prior to the date after which any penalty or interest would accrue in respect of such taxes or assessments. The applicable Special Servicer shall give the applicable Master Servicer and the Trustee no less than five (5) Business Days’ written or electronic notice before the date on which such Master Servicer is requested to make any Servicing Advance with respect to a given Specially Serviced Loan or REO Property; provided, however, that only two (2) Business Days’ written (facsimile or electronic) notice shall be required in respect of Servicing Advances required to be made on an emergency or urgent basis provided, further, that the applicable Special Servicer shall not be entitled to make such a request (other than for Servicing Advances required to be made on an urgent or emergency basis) more frequently than once per calendar month (although such request may relate to more than one Servicing Advance). The applicable Master Servicer may pay the aggregate amount of such Servicing Advances listed on a monthly request to the applicable Special Servicer, in which case such Special Servicer shall remit such Servicing Advances to the ultimate payees. The applicable Special Servicer shall have no obligation to make any Servicing Advances or recoverability determination with respect to any Servicing Advance; provided that in an urgent or emergency situation requiring the making of a Servicing Advance, such Special Servicer may make a Servicing Advance in its sole discretion. Within five (5) Business Days of making such a Servicing Advance, such Special Servicer shall deliver to the applicable Master Servicer a request for reimbursement for such Servicing Advance, along with all information and documentation in such Special Servicer’s possession regarding the subject Servicing Advance as such Master Servicer may reasonably request, and such Master Servicer shall be obligated, out of such Master Servicer’s own funds, to reimburse such Special Servicer for any unreimbursed Servicing Advances (other than Nonrecoverable Servicing Advances) made by such Special Servicer pursuant to the terms hereof, together with interest thereon at the Reimbursement Rate from the date made to, but not including, the date of reimbursement. Such reimbursement and any accompanying payment of interest shall be made within five (5) Business Days of the written request therefor pursuant to the preceding sentence by wire transfer of immediately available funds to an account designated in writing by such Special Servicer. Upon the applicable Master Servicer’s reimbursement to the applicable Special Servicer of any Servicing Advance and payment to such Special Servicer of interest thereon, all in accordance with this Section 3.03, such Master Servicer shall for all purposes of this Agreement be deemed to have made such Servicing Advance at the same time as such Special Servicer actually made such Servicing Advance, and accordingly, such Master Servicer shall be entitled to be reimbursed for such Servicing Advance, together with interest thereon at the Reimbursement Rate, at the same time, in the same manner and to the same extent as such Master Servicer would otherwise have been entitled if it had actually made such Servicing Advance at the time such Special Servicer did. Notwithstanding the foregoing provisions of this Section 3.03(c), the applicable Master Servicer shall not be required to reimburse the applicable Special Servicer out of its own funds for, or to make at the direction of such Special Servicer, any Servicing Advance if such Master Servicer determines in its reasonable judgment that such Servicing Advance, although not characterized by such Special Servicer as a Nonrecoverable Servicing Advance, is in fact a Nonrecoverable Servicing Advance. The applicable Master Servicer shall notify such Special Servicer in writing of such determination and, if applicable, such

Nonrecoverable Servicing Advance shall instead be reimbursed to such Special Servicer pursuant to Section 3.05 of this Agreement.

Any request by a Special Servicer that the applicable Master Servicer make a Servicing Advance shall be deemed to be a determination by such Special Servicer that such requested Servicing Advance is not a Nonrecoverable Servicing Advance, and such Master Servicer and the Trustee shall be entitled to conclusively rely on such determination; provided that the determination shall not be binding on such Master Servicer or Trustee. On the first Business Day after the Determination Date for the related Distribution Date, the applicable Special Servicer shall report to the applicable Master Servicer if such Special Servicer determines any Servicing Advance previously made by such Master Servicer with respect to a Specially Serviced Loan or REO Loan is a Nonrecoverable Servicing Advance. Such Master Servicer shall be entitled to conclusively rely on such a determination, and such determination shall be binding upon such Master Servicer, and shall in no way limit the ability of such Master Servicer in the absence of such determination to make its own determination that any Advance is a Nonrecoverable Advance. If the applicable Special Servicer makes a determination that only a portion of, and not all of, any previously made or proposed Servicing Advance is a Nonrecoverable Advance, the applicable Master Servicer shall have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed Servicing Advance is a Nonrecoverable Advance. If the applicable Master Servicer, the applicable Special Servicer or the Trustee determines that a proposed Servicing Advance with respect to a Serviced Whole Loan, if made, or any outstanding Servicing Advance with respect to a Serviced Whole Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance, the applicable Master Servicer or the Trustee, as applicable, shall provide the applicable Other Servicer written notice of such determination within two (2) Business Days of the date of such determination. Any such determination by the applicable Special Servicer that a Servicing Advance is or would be a Nonrecoverable Servicing Advance shall be binding on the applicable Master Servicer and the Trustee. All such Advances shall be reimbursable in the first instance from related collections from the Mortgagors and further as provided in Section 3.05(a). No costs incurred by a Master Servicer or a Special Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of the Mortgaged Properties shall, for purposes hereof, including, without limitation, the Certificate Administrator’s calculation of monthly distributions to Certificateholders and the VRR Interest Owners, be added to the unpaid principal balances of the related Mortgage Loans, any related Serviced Companion Loan, if applicable, notwithstanding that the terms of such Mortgage Loans, related Serviced Companion Loan, if applicable, so permit. If the applicable Master Servicer fails to make any required Servicing Advance as and when due (including any applicable cure periods), to the extent the Trustee has actual knowledge of such failure, the Trustee shall make such Servicing Advance pursuant to Section 7.05. Notwithstanding anything herein to the contrary, no Servicing Advance shall be required hereunder if such Servicing Advance would, if made, constitute a Nonrecoverable Servicing Advance. In addition, each applicable Master Servicer shall consider Unliquidated Advances in respect of prior Servicing Advances for purposes of nonrecoverability determinations. No Special Servicer shall have an obligation to make any Servicing Advances or recoverability determination with respect to any Servicing Advance under this Agreement.

Notwithstanding anything to the contrary contained in this Section 3.03(c), the applicable Master Servicer may in its good faith judgment elect (but shall not be required unless directed by the applicable Special Servicer with respect to Specially Serviced Loans and REO

Loans) to make a payment from amounts on deposit in the applicable Collection Account (or any Companion Distribution Account maintained as a subaccount thereof by a Companion Paying Agent, if applicable) (which shall be deemed first made from amounts distributable as principal and then from all other amounts comprising general collections) to pay for certain expenses set forth below notwithstanding that the applicable Master Servicer (or the applicable Special Servicer, as the case may be) has determined that a Servicing Advance with respect to such expenditure would be a Nonrecoverable Servicing Advance (unless, with respect to Specially Serviced Loans or REO Loans, the applicable Special Servicer has notified the applicable Master Servicer to not make such expenditure), where making such expenditure would prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan or Serviced Companion Loan; provided that in each instance, the applicable Master Servicer or the applicable Special Servicer, as the case may be, determines in accordance with the Servicing Standard (as evidenced by an Officer’s Certificate delivered to the Trustee) that making such expenditure is in the best interest of the Certificateholders and the VRR Interest Owners (and, if applicable, the Companion Holders), all as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans). The applicable Master Servicer or the Trustee may elect to obtain reimbursement of Nonrecoverable Servicing Advances from the Trust pursuant to the terms of Section 3.17(c). The parties acknowledge that pursuant to the applicable Non-Serviced PSA, the applicable Non-Serviced Master Servicer is obligated to make servicing advances with respect to the related Non-Serviced Whole Loan. The applicable Non-Serviced Master Servicer shall be entitled to reimbursement for nonrecoverable servicing advances with respect to such Non-Serviced Whole Loan (with, in each case, any accrued and unpaid interest thereon provided for under the applicable Non-Serviced PSA) in the manner set forth in the applicable Non-Serviced PSA and the applicable Non-Serviced Intercreditor Agreement.

(d)               In connection with its recovery of any Servicing Advance out of the applicable Collection Account (or any Companion Distribution Account maintained as a subaccount thereof by the Companion Paying Agent, if applicable) pursuant to Section 3.05(a), the Trustee, the applicable Special Servicer and then the applicable Master Servicer, as the case may be and in that order, shall be entitled to receive, out of any amounts then on deposit in the applicable Collection Account interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such Servicing Advance from the date made to, but not including, the date of reimbursement. Subject to Section 3.17(c), the applicable Master Servicer shall reimburse itself, the applicable Special Servicer or the Trustee, as the case may be, for any outstanding Servicing Advance as soon as practically possible after funds available for such purpose are deposited in the applicable Collection Account (or any Companion Distribution Account maintained as a subaccount thereof by the Companion Paying Agent, if applicable) subject to the applicable Master Servicer’s or the Trustee’s options and rights to defer recovery of such amounts as provided herein; provided, however, that such Master Servicer’s or Trustee’s options and rights to defer recovery of such amounts shall not alter such Master Servicer’s obligation to reimburse such Special Servicer for any outstanding Servicing Advance as provided for in this sentence. To the extent amounts on deposit in the Companion Distribution Account with respect to the related Companion Loan are insufficient for any such reimbursement, the applicable Master Servicer shall use efforts in accordance with the Servicing Standard to enforce the rights of the holder of the related Mortgage Loan under the related Intercreditor Agreement to obtain any reimbursement available from the holder of the related Companion Loan.

(e)                To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of a Serviced Mortgage Loan, the applicable Master Servicer shall request from the Mortgagor written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which plan is required to be established or completed. To the extent any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Serviced Mortgage Loan, the applicable Master Servicer shall request from the Mortgagor written confirmation of such actions and remediations within a reasonable time after the later of the Closing Date and the date as of which action or remediations are required to be or to have been taken or completed. To the extent a Mortgagor shall fail to promptly respond to any inquiry described in this Section 3.03(e), the applicable Master Servicer shall report any such failure to the applicable Special Servicer within a reasonable time after the date as of which actions or remediations are required to be or to have been taken or completed.

Section 3.04        The Collection Accounts, the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Companion Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the VRR Interest Gain-on-Sale Reserve Account. (a) Each Master Servicer shall establish and maintain, or cause to be established and maintained, a Collection Account in which such Master Servicer shall deposit or cause to be deposited on a daily basis and in no event later than the second (2nd) Business Day following receipt of available and properly identified funds (in the case of payments by Mortgagors or other collections on the Mortgage Loans or Companion Loans), except as otherwise specifically provided herein, the following payments and collections received or made by or on behalf of it subsequent to the Cut-off Date (other than in respect of principal and interest on the Mortgage Loans or Companion Loans due and payable on or before the Cut-off Date, which payments shall be delivered promptly to the appropriate Mortgage Loan Seller or its respective designee and other than any amounts received from Mortgagors which are received in connection with the purchase of defeasance collateral), or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a period subsequent thereto, in each case, with respect to the Mortgage Loans for which it acts as Master Servicer:

(i)                              all payments on account of principal, including Principal Prepayments on the Mortgage Loans or principal prepayments on Serviced Companion Loans;

(ii)                           all payments on account of interest on the Mortgage Loans or the Serviced Companion Loans, including Excess Interest, Prepayment Premiums, Yield Maintenance Charges and Default Interest;

(iii)                        late payment charges and other Penalty Charges to the extent required to offset interest on Advances and additional expenses of the Trust (including Special Servicing Fees, Workout Fees or Liquidation Fees) as required by Section 3.11(d);

(iv)                       all Insurance and Condemnation Proceeds and Liquidation Proceeds (other than Gain-on-Sale Proceeds or Non-Serviced Gain-on-Sale Proceeds) received in respect of any Mortgage Loan, Serviced Companion Loan or REO Property (other than (A) Liquidation Proceeds that are received in connection with the purchase by the applicable Master Servicer, the applicable Special Servicer, the Holder of the majority of the Controlling Class, or the Holders of the Class R Certificates of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier REMIC Distribution Account pursuant to Section 9.01 and (B) any proceeds that are received in connection with the purchase, if any, of a Serviced Pari Passu Companion Loan from a securitization by the related mortgage loan seller, which shall be paid directly to the servicer of such securitization) together with any recovery of Unliquidated Advances in respect of the related Mortgage Loans;

(v)                          any amounts required to be transferred from the applicable REO Account pursuant to Section 3.14(c);

(vi)                       any amounts required to be deposited by any Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in its Collection Account; and

(vii)                    any amounts required to be deposited by any Master Servicer or any Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket hazard or master single interest policy.

Notwithstanding the foregoing requirements, a Master Servicer need not deposit into its Collection Account any amount that such Master Servicer would be authorized to withdraw immediately from such account in accordance with the terms of Section 3.05 and shall be entitled to instead immediately pay such amount directly to the Person(s) entitled thereto; provided that such amounts shall be applied in accordance with the terms hereof and shall be reported as if deposited in such Collection Account and then withdrawn.

The foregoing requirements for deposit in each applicable Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, actual payments from Mortgagors in the nature of Escrow Payments, charges for beneficiary statements or demands, assumption fees, modification fees, extension fees, defeasance fees, amounts collected for Mortgagor checks returned for insufficient funds or other amounts any Master Servicer or any Special Servicer would be entitled to retain as additional servicing compensation need not be deposited by such Master Servicer in its Collection Account. If any Master Servicer shall deposit in its Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from its Collection Account, any provision herein to the contrary notwithstanding. Assumption, extension and modification fees actually received from Mortgagors on Specially Serviced Loans shall be promptly delivered to the applicable Special Servicer as additional servicing compensation.

Upon receipt of any of the foregoing amounts in clauses (i) through (iv) above with respect to any Specially Serviced Loans, the applicable Special Servicer shall remit within two (2) Business Days of properly identified and available amounts to the applicable Master Servicer for deposit into the applicable Collection Account, in accordance with this Section 3.04(a). Any such amounts received by the applicable Special Servicer with respect to an REO Property shall be deposited by such Special Servicer into its REO Account and remitted to the applicable Master Servicer for deposit into its Collection Account, pursuant to Section 3.14(c). With respect to any such amounts paid by check to the order of the applicable Special Servicer, such Special Servicer shall endorse without recourse or warranty such check to the order of the applicable Master Servicer and shall promptly deliver any such check to such Master Servicer by overnight courier.

Funds in each applicable Collection Accounts may only be invested in Permitted Investments in accordance with the provisions of Section 3.06. As of the Closing Date, the Collection Account for the General Master Servicer shall be located at the offices of Wells Fargo Bank, National Association. As of the Closing Date, the Collection Account for the NCB Master Servicer shall be located at the offices of Wells Fargo Bank, National Association. Each applicable Master Servicer shall give written notice to the Certificate Administrator and the Depositor of the new location of its Collection Account prior to any change thereof.

(b)               The Certificate Administrator, for the benefit of the Trustee, shall establish and maintain (i) the Lower-Tier REMIC Distribution Account and the Interest Reserve Account, in trust for the benefit of the Certificateholders (other than the Holders of the Excess Interest Certificates) and the VRR Interest Owners, (ii)(A) the Gain-on-Sale Reserve Account (if established) for the benefit of the Certificateholders and (B) the VRR Interest Gain-on-Sale Reserve Account (if established) in trust for the benefit of the VRR Interest Owners, (iii) the Upper-Tier REMIC Distribution Account in trust for the benefit of the Certificateholders (other than the Holders of the Excess Interest Certificates) and the VRR Interest Owners and (v) the Excess Interest Distribution Account in trust for the benefit of the Holders of the Excess Interest Certificates and the VRR Interest Owners. Each Master Servicer shall deliver to the Certificate Administrator each month on or before the P&I Advance Date therein, for deposit (x) in the Lower-Tier REMIC Distribution Account, that portion of the Aggregate Available Funds attributable to the Mortgage Loans for which it acts as Master Servicer (in each case, calculated without regard to clauses (a)(iii)(B), (a)(iv), (c) and (d) of the definition of “Aggregate Available Funds”) for the related Distribution Date and (y) in the Excess Interest Distribution Account all Excess Interest for the related Distribution Date then on deposit in the applicable Collection Account maintained by the applicable Master Servicer after giving effect to withdrawals of funds pursuant to Section 3.05(a)(ii). For the avoidance of doubt, so long as Computershare Trust Company, National Association is the Certificate Administrator, all funds held in the Distribution Account, the Interest Reserve Account and the Excess Interest Distribution Account shall remain uninvested.

The Certificate Administrator shall, on any Distribution Date, make withdrawals from the Excess Interest Distribution Account to the extent required to make the distributions of Excess Interest required by Section 4.01(n) of this Agreement.

With respect to each Serviced Companion Loan, the Companion Paying Agent shall establish and maintain the Companion Distribution Account, which may be a subaccount of the related Collection Account, for distributions to each Serviced Companion Noteholder. Funds in the Companion Distribution Account shall be held for the benefit of the related Serviced Companion Noteholders. The Companion Paying Agent shall separately track for each Serviced Companion Loan all amounts deposited in the Companion Distribution Account with respect to such Serviced Companion Loan.

On each Serviced Whole Loan Remittance Date, (1) first, the applicable Master Servicer shall withdraw from its Collection Account (or applicable portion thereof) an aggregate amount equal to all payments and/or collections actually received on, and payable in respect of, the Serviced Companion Loans prior to such date and deposit such amount in the Companion Distribution Account; provided, however, that in no event shall the applicable Master Servicer be required to transfer to the Companion Distribution Account any portion thereof that is payable or reimbursable to or at the direction of any party to this Agreement under the other provisions of this Agreement and/or the related Intercreditor Agreement; and (2) then, the Companion Paying Agent shall make the payments and remittance described in Section 4.01(o). With respect to any Serviced Whole Loan, in the event the applicable Master Servicer has received written notice that an Other Servicer or Other Trustee has made an advance of a monthly debt service payment on a related Serviced Pari Passu Companion Loan and such Master Servicer subsequently receives Late Collections in respect of such advanced payment, such Master Servicer shall remit to the applicable Other Servicer or Other Trustee, within two (2) Business Days following receipt of such Late Collections in properly identified funds, the amount allocable to such Serviced Pari Passu Companion Loan in accordance with the terms of this Agreement and the related Intercreditor Agreement.

The Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, the VRR Interest Gain-on-Sale Reserve Account and the Interest Reserve Account, may be subaccounts of a single Eligible Account, which shall be maintained as a segregated account separate from other accounts.

In addition to the amounts required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to this Section 3.04, each Master Servicer shall, as and when required hereunder, deliver to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account:

(i)                              any amounts required to be deposited by such Master Servicer pursuant to Section 3.17(a) as Compensating Interest Payments (other than the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan) in connection with Prepayment Interest Shortfalls;

(ii)                           any P&I Advances required to be made by such Master Servicer in accordance with Section 4.03;

(iii)                        any Liquidation Proceeds paid by such Master Servicer, the applicable Special Servicer, the Holders of the Controlling Class or the Holders of the Class R Certificates in connection with the purchase of all of the Mortgage Loans and any REO Properties in the Trust Fund pursuant to Section 9.01 (exclusive of that portion thereof required to be deposited in the related Collection Account pursuant to Section 9.01);

(iv)                       any Prepayment Premiums and Yield Maintenance Charges with respect to the Mortgage Loans actually collected; and

(v)                          any other amounts required to be so delivered for deposit in the Lower-Tier REMIC Distribution Account pursuant to any provision of this Agreement.

If, as of the close of business (New York City time) on any P&I Advance Date or on such other date as any amount referred to in the foregoing clauses (i) through (v) or any Excess Interest are required to be delivered hereunder, the applicable Master Servicer shall not have delivered to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account or the Excess Interest Distribution Account, as applicable, the amounts required to be deposited therein pursuant to the provisions of this Agreement (including any P&I Advance with respect to the Mortgage Loans, pursuant to Section 4.03(a)), the applicable Master Servicer shall pay the Certificate Administrator interest on such late payment at the Prime Rate from and including the date such payment was required to be made (without regard to any Grace Period set forth in Section 7.01(a)(i)) until (but not including) the date such late payment is received by the Certificate Administrator.

The Certificate Administrator shall, upon receipt, deposit in the Lower-Tier REMIC Distribution Account or the Excess Interest Distribution Account, as applicable, any and all amounts received by the Certificate Administrator that are required by the terms of this Agreement to be deposited therein.

Promptly on each Distribution Date, the Certificate Administrator shall be deemed to withdraw from the Lower-Tier REMIC Distribution Account and deposit in the Upper-Tier REMIC Distribution Account an aggregate amount of immediately available funds equal to the Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and Yield Maintenance Charges for such Distribution Date allocated in payment of the Lower-Tier Regular Interests as specified in Section 4.01(f) and Section 4.01(h), respectively.

Funds on deposit in the Gain-on-Sale Reserve Account, the VRR Interest Gain-on-Sale Reserve Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Upper-Tier REMIC Distribution Account or the Lower-Tier REMIC Distribution Account shall not be invested for so long as Computershare Trust Company, National Association is the Certificate Administrator; provided, however, that such funds may be invested and, if invested, shall be invested by, and at the risk of, the Certificate Administrator (but only if the Certificate Administrator is not Computershare Trust Company, National Association) in Permitted Investments selected by the party hereunder that maintains such account which shall mature, unless payable on demand, not later than such time on the Distribution Date which will allow the Certificate Administrator to make withdrawals from the Distribution Account, and any such Permitted Investment shall not be sold or disposed of prior to its maturity unless payable on demand. All such Permitted Investments to be administered by the Certificate Administrator, shall be made in the name of “Computershare Trust Company, National Association, as Certificate Administrator, for the benefit of Deutsche Bank National Trust Company, as Trustee for the Holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, and the related VRR Interest Owners as their interests may appear”, or in the name of any successor trustee, as Trustee for the Holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, and the related VRR Interest Owners as their interests may appear. None of the Trust, the Depositor, the Mortgagors, any Master Servicer or any Special Servicer shall be liable for any loss incurred on such Permitted Investments.

An amount equal to all income and gain realized from any such investment shall be paid to the Certificate Administrator as additional compensation and shall be subject to its withdrawal at any time from time to time. The amount of any losses incurred in respect of any such investments shall be for the account of the Certificate Administrator which shall deposit the amount of such loss (to the extent not offset by income from other investments) in the Distribution Accounts, as the case may be, out of its own funds immediately as realized. If the Certificate Administrator deposits in or transfers to the Distribution Accounts, as the case may be, any amount not required to be deposited therein or transferred thereto, it may at any time withdraw such amount or retransfer such amount from the Distribution Accounts, as the case may be, any provision herein to the contrary notwithstanding.

The Certificate Administrator shall establish and maintain the Legal Fee Reserve Account. On the Closing Date, the Depositor shall deposit $150,000 with the Certificate Administrator, to be credited to the Legal Fee Reserve Account. Funds held in the Legal Fee Reserve Account shall remain uninvested. Annually, on or about April 1st, beginning 2027, upon receipt by the Certificate Administrator from the Depositor of a legal invoice related to Commission compliance matters, the Certificate Administrator shall pay such legal invoice from and solely to the extent of funds then on deposit in the Legal Fee Reserve Account. Any such instruction shall be sent by email to CCTCMBSBondAdmin@computershare.com, along with a copy of the invoice, and a subject line reference of “BANK 2026-BNK52 Legal Fee Reserve Account”. The Legal Fee Reserve Account shall not be a part of the Trust Fund, any Trust REMIC or the Grantor Trust. The Depositor shall be the beneficial owner of the Legal Fee Reserve Account for all federal income tax purposes, and shall be taxable on all income earned therefrom.

Upon the depletion of the Legal Fee Reserve Account, or if there are insufficient funds to pay any invoice, the Certificate Administrator shall notify the Depositor, and thereafter the Certificate Administrator shall have no responsibility in connection with the payment of any such legal invoices related to Commission compliance matters.

The Certificate Administrator shall have no responsibility for verifying the accuracy, reasonableness, or appropriateness of any invoice received. On the final Distribution Date, the Certificate Administrator shall pay to the Depositor any funds then remaining in the Legal Fee Reserve Account in accordance with directions provided by the Depositor.

As of the Closing Date, the Interest Reserve Account, the Excess Interest Distribution Account, the Upper-Tier REMIC Distribution Account and the Lower-Tier REMIC Distribution Account shall be located at the offices of the Certificate Administrator. The Certificate Administrator shall give notice to the Trustee, each applicable Master Servicer, and the Depositor of the proposed location of the Interest Reserve Account, the Excess Interest Distribution Account, the Upper-Tier REMIC Distribution Account, the Lower-Tier REMIC Distribution Account, and, if established, the Gain-on-Sale Reserve Account and the VRR Interest Gain-on-Sale Reserve Account prior to any change thereof.

For the avoidance of doubt, the applicable Collection Account (other than (i) any portion holding Excess Interest and (ii) the Companion Distribution Account, if it is a sub-account of the applicable Collection Account), the Lower-Tier REMIC Distribution Account, the Gain-on-Sale Reserve Account, the VRR Interest Gain-on-Sale Reserve Account, any Servicing Account, the REO Account and the Interest Reserve Account (including interest, if any, earned on the investment of funds in such accounts) will be owned by the Lower-Tier REMIC; the Excess Interest Distribution Account (and any portion of the applicable Collection Account holding Excess Interest) (including interest, if any, earned on the investment of funds in such account) will be owned by the Grantor Trust for the benefit of the Holders of the Excess Interest Certificates and the VRR Interest Owners; the Companion Distribution Account (including interest, if any, earned on the investment of funds in such account) will be owned by the Companion Holders; and the Upper-Tier REMIC Distribution Account (including interest, if any, earned on the investment of funds such account) will be owned by the Upper-Tier REMIC, each for federal income tax purposes.

(c)                Prior to any Determination Date for the first Collection Period during which Excess Interest is received on any Mortgage Loan, and upon notification from a Master Servicer or a Special Servicer pursuant to Section 3.02(e), the Certificate Administrator, on behalf of the Certificateholders and the VRR Interest Owners, shall establish and maintain the Excess Interest Distribution Account in its own name for the benefit of the Trustee in trust for the benefit of the Holders of the Excess Interest Certificates and the VRR Interest Owners. The Excess Interest Distribution Account shall be established and maintained as an Eligible Account (or as a subaccount of an Eligible Account). Prior to the applicable Distribution Date, the applicable Master Servicer shall remit to the Certificate Administrator for deposit in the Excess Interest Distribution Account an amount equal to the Excess Interest received by such Master Servicer prior to the Determination Date for the applicable Collection Period.

(d)               Following the distribution of the applicable portions of Excess Interest to Holders of the Excess Interest Certificates and the VRR Interest Owners, as applicable, on the first Distribution Date after which there are no longer any Mortgage Loans outstanding which pursuant to their terms could pay Excess Interest, the Certificate Administrator shall terminate the Excess Interest Distribution Account.

(e)                The Certificate Administrator shall establish (upon notice from the applicable Special Servicer of an event occurring that generates Gain-on-Sale Proceeds) and maintain (i) the Gain-on-Sale Reserve Account for the benefit of the Certificateholders and (ii) the VRR Interest Gain-on-Sale Reserve Account for the benefit of the VRR Interest Owners. Each such account shall be maintained as an Eligible Account (or as a subaccount of an Eligible Account), separate and apart from trust funds for mortgage pass-through certificates of other series administered by the Certificate Administrator.

Upon the disposition of any REO Property, in accordance with Section 3.09 or Section 3.16, the applicable Special Servicer will calculate the Gain-on-Sale Proceeds, if any, realized that are allocable to the Mortgage Loan and any gain that is allocable to any related Serviced Companion Loan in connection with such sale and remit such funds to the applicable Master Servicer on the later of (x) the related Determination Date or (y) the date that is two (2) Business Days after such amounts are received and properly identified and determined to be available, along with a notation of the amount of Gain-on-Sale Proceeds in the CREFC® REO Liquidation Report. On the related Remittance Date, the applicable Master Servicer shall remit such funds that are allocable to the Mortgage Loan to the Certificate Administrator, who shall deposit (A) the Non-Retained Percentage of such funds into the Gain-on-Sale Reserve Account and (B) the Required Credit Risk Retention Percentage of such funds into the VRR Interest Gain-on-Sale Reserve Account. Any gain on such disposition that is allocable to any related Companion Loan in accordance with the terms of the related Intercreditor Agreement shall be remitted to the Companion Paying Agent for deposit into the Companion Distribution Account.

(f)                Any Non-Serviced Gain-on-Sale Proceeds received with respect to any Non-Serviced Mortgage Loan pursuant to the related Non-Serviced PSA shall be remitted to the Certificate Administrator as follows: (i) the Non-Retained Percentage of such funds for deposit into the Gain-on-Sale Reserve Account and (ii) the Required Credit Risk Retention Percentage of such funds for deposit into the VRR Interest Gain-on-Sale Reserve Account.

(g)               [Reserved].

(h)               [Reserved].

(i)                 If any Loss of Value Payments are received in connection with a Material Defect pursuant to or as contemplated by Section 3.05(g) of this Agreement, the applicable Special Servicer shall establish and maintain one or more non-interest bearing accounts (collectively, the “Loss of Value Reserve Fund”) to be held for the benefit of the Certificateholders and the VRR Interest Owners, for purposes of holding such Loss of Value Payments. Each account that constitutes the Loss of Value Reserve Fund shall be an Eligible Account or a sub-account of an Eligible Account. The applicable Special Servicer shall, within two (2) Business Days of receipt of properly identified and available Loss of Value Payments, deposit in the Loss of Value Reserve Fund all Loss of Value Payments received by it. The Certificate Administrator shall account for the Loss of Value Reserve Fund as an outside reserve fund within the meaning of Treasury Regulations Section 1.860G-2(h) and not an asset of any Trust REMIC or the Grantor Trust. Furthermore, for all federal tax purposes, the Certificate Administrator shall (i) treat amounts paid out of the Loss of Value Reserve Fund through the applicable Collection Account to the Certificateholders and the VRR Interest Owners as paid to and distributed by the Trust REMICs and (ii) treat any amounts paid out of the Loss of Value Reserve Fund through the applicable Collection Account to a Mortgage Loan Seller as distributions by the Trust to such Mortgage Loan Seller as beneficial owner of the Loss of Value Reserve Fund. The applicable Mortgage Loan Seller will be the beneficial owner of the Loss of Value Reserve Fund for all federal income tax purposes, and shall be taxable on all income earned thereon.

Section 3.05        Permitted Withdrawals from the Collection Accounts, the Distribution Accounts and the Companion Distribution Account. (a) Each Master Servicer may, from time to time, make withdrawals from its Collection Account (or the applicable subaccount of the applicable Collection Account exclusive of the Companion Distribution Account) for any of the following purposes (the following not being an order of priority and without duplication of the same payment or reimbursement):

(i)                              (A)  no later than 4:00 p.m., New York City time, on each P&I Advance Date, to remit to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account and the Excess Interest Distribution Account the amounts required to be remitted by such Master Servicer pursuant to the first paragraph of Section 3.04(b) or that may be applied to make P&I Advances pursuant to Section 4.03(a); and (B) pursuant to the second paragraph of Section 3.04(b), to remit to the Companion Paying Agent for deposit in the Companion Distribution Account the amounts required to be so deposited with respect to the Companion Loans;

(ii)                           (A)  to pay itself (or, with respect to any Transferable Servicing Interest, to pay Trimont LLC if Trimont LLC is no longer the General Master Servicer or NCB if NCB is no longer the NCB Master Servicer, any such interest pursuant to Section 3.11(a)) unpaid Servicing Fees in respect of each Mortgage Loan, Serviced Companion Loan, Specially Serviced Loan, and REO Loan, as applicable, the applicable Master Servicer’s rights to payment of Servicing Fees pursuant to this clause (ii)(A) with respect to any Mortgage

Loan, related Serviced Companion Loan, Specially Serviced Loan or REO Loan, as applicable, being limited to amounts received on or in respect of such Mortgage Loan or related Serviced Companion Loan (whether in the form of payments, Liquidation Proceeds or Insurance and Condemnation Proceeds) or such REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance and Condemnation Proceeds), that are allocable as recovery of interest thereon, (B) to pay the applicable Special Servicer any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Specially Serviced Loan or REO Loan or Corrected Loan, as applicable, and any expense incurred by such Special Servicer in connection with performing any inspections pursuant to Section 3.12(a), remaining unpaid first, out of related REO Revenues, Liquidation Proceeds, Insurance and Condemnation Proceeds and collections in respect of the related Specially Serviced Loan (provided that, in the case of such payment relating to a Serviced Whole Loan, such payment shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan(s), in accordance with their respective outstanding principal balances, or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan(s) and then, from the Serviced AB Mortgage Loan and any Serviced Pari Passu Companion Loans on a pro rata and pari passu basis) and then out of general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer, (C) to pay the Operating Advisor (or the applicable Master Servicer, if applicable) any unpaid Operating Advisor Fees or Operating Advisor Consulting Fees in respect of each Mortgage Loan, Specially Serviced Loan or successor REO Loan (other than any related Companion Loan), as applicable, the Operating Advisor’s right to payment of the Operating Advisor Fee or Operating Advisor Consulting Fee pursuant to this clause (ii)(C) with respect to any Mortgage Loan, Specially Serviced Loan or successor REO Loan (other than any related Companion Loan), as applicable, being limited to amounts received on or in respect of such Mortgage Loan (whether in the form of payments, P&I Advances (solely with respect to the Operating Advisor Fee), Liquidation Proceeds or Insurance and Condemnation Proceeds), such REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance and Condemnation Proceeds), that are allocable as recovery of interest thereon, and (D) to pay the Asset Representations Reviewer, any unpaid Asset Representations Reviewer Fee and (subject to Section 12.02(b)) Asset Representations Reviewer Asset Review Fee, if any, payable in connection with any Asset Review performed as a result of an Affirmative Asset Review Vote;

(iii)                        to reimburse the Trustee and itself, as applicable (in that order), for unreimbursed P&I Advances, the applicable Master Servicer’s or the Trustee’s right to reimbursement pursuant to this clause (iii) being limited to amounts received which represent Late Collections of interest (net of the related Servicing Fee) on and principal of the particular Mortgage Loans and REO Loans with respect to which P&I Advances were made; provided that with respect to each Serviced Whole Loan, reimbursement of P&I Advances shall be made only from amounts collected with respect to the related Serviced Mortgage Loan and not from any amounts collected with respect to any related Serviced Companion Loan (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced AB Mortgage Loan, any Serviced Pari Passu

Companion Loans and the AB Subordinate Companion Loans) prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in such Collection Account; provided, further, that if such P&I Advance with respect to a Mortgage Loan becomes a Workout-Delayed Reimbursement Amount, then the maker of such P&I Advance shall additionally, but without duplication, thereafter be entitled to reimbursement for such P&I Advance from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties serviced by such Master Servicer on deposit in such Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below; and provided, further, that if such Advance becomes a Nonrecoverable Advance, then such Advance shall be reimbursable pursuant to clause (v) below;

(iv)                       to reimburse the Trustee, the applicable Special Servicer and itself, as applicable (in that order), for unreimbursed Servicing Advances, the applicable Master Servicer’s, the applicable Special Servicer’s or the Trustee’s respective rights to receive payment pursuant to this clause (iv) with respect to any Serviced Mortgage Loan or any related Companion Loan or any REO Property being limited to, as applicable, related payments, Liquidation Proceeds, Insurance and Condemnation Proceeds and REO Revenues (provided that, in the case of such reimbursement relating to a Serviced Whole Loan, such reimbursements shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan(s) in accordance with their respective outstanding principal balances, or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan(s) and then, from the related Serviced AB Mortgage Loan and any Serviced Pari Passu Companion Loans on a pro rata and pari passu basis (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan, any Serviced Pari Passu Companion Loans and the AB Subordinate Companion Loans), prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in such Collection Account related to any Mortgage Loan); provided, however, that if such Servicing Advance becomes a Workout-Delayed Reimbursement Amount, then the maker of such Servicing Advance shall additionally, but without duplication, thereafter be entitled to reimbursement for such Servicing Advance from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties serviced by such Master Servicer on deposit in such Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below; provided, further, that if such Advance becomes a Nonrecoverable Advance, then such Advance shall be reimbursable pursuant to clause (v) below;

(v)                          to reimburse the Trustee, the applicable Special Servicer and itself, as applicable (in that order) (1) for Nonrecoverable Advances first, out of REO Revenues, Liquidation Proceeds and Insurance and Condemnation Proceeds, if any, received on the related Mortgage Loan and any related Companion Loan (with respect to such Companion Loan, only for Nonrecoverable Servicing Advances made with respect thereto), then, out of the principal portion of general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer, then, to the extent the principal portion of general collections is insufficient and with respect to such excess only, subject to any exercise of the sole option to defer reimbursement thereof pursuant to Section 3.17(c), out of general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer, (2) for Workout-Delayed Reimbursement Amounts, out of the principal portion of the general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer net of such amounts being reimbursed pursuant to (1) above; (provided that, in the case of such reimbursement of a Nonrecoverable Servicing Advance relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan(s) in accordance with their respective outstanding principal balances, or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan(s) and then, from the related Serviced AB Mortgage Loan and any Serviced Pari Passu Companion Loans on a pro rata and pari passu basis and provided, further, that, in the case of such reimbursement with respect to Nonrecoverable Servicing Advances relating to a Serviced Whole Loan, such reimbursement shall be made as described above in this clause (v)(1) and (v)(2), prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in such Collection Account; provided, further, that with respect to a Serviced Mortgage Loan, reimbursement of Nonrecoverable P&I Advances from funds collected from the related Serviced Whole Loan shall be made only from amounts collected with respect to such Serviced Mortgage Loan (and not from any amounts collected with respect to the related Serviced Companion Loan), in accordance with the terms of the related Intercreditor Agreement (provided that, with respect to any Serviced Companion Loan, the foregoing with respect to Nonrecoverable Servicing Advances and Nonrecoverable P&I Advances shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan, any Serviced Pari Passu Companion Loans and AB Subordinate Companion Loan), prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in such Collection Account related to any Mortgage Loan) or (3) to pay itself, with respect to any Mortgage Loan, any related Companion Loan, if applicable, or REO Property any related earned Servicing Fee that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Mortgage Loan or REO Property and the deposit into such Collection Account of all amounts received in connection therewith;

(vi)                       at such time as it reimburses the Trustee and itself, as applicable (in that order) or any Other Trustee or Other Servicer for a related securitization trust in respect of any Serviced Pari Passu Companion Loan for (a) any unreimbursed P&I Advance (including any such P&I Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iii) or clause (v) above, to pay itself and/or the Trustee or such other servicing party, as applicable, any interest accrued and payable thereon in accordance with Sections 4.03(d) and 3.11(d), (b) any unreimbursed Servicing Advances (including any such Servicing Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iv) or clause (v) above, to pay itself, the applicable Special Servicer or the Trustee, or Other Trustee or Other Servicer as the case may be, any interest accrued and payable thereon in accordance with Section 3.03(d) and Section 3.11(d) or (c) any Nonrecoverable Advances pursuant to clause (v) above, to pay itself, the applicable Special

Servicer or the Trustee, or Other Trustee or Other Servicer as the case may be, any interest accrued and payable thereon; provided that in all events, subject to the related Intercreditor Agreement, interest on P&I Advances on any Serviced Mortgage Loan shall not be paid from funds actually distributable to any related Serviced Companion Loan (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced AB Mortgage Loan, any Serviced Pari Passu Companion Loans and AB Subordinate Companion Loans);

(vii)                    to reimburse itself, the applicable Special Servicer or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Material Defect giving rise to a repurchase or substitution obligation of a Mortgage Loan Seller or any other obligation of such Mortgage Loan Seller under Section 4 of the applicable Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase or substitution obligation or any other obligation of such Mortgage Loan Seller, each such Person’s right to reimbursement pursuant to this clause (vii) with respect to any Mortgage Loan being limited to that portion of the Purchase Price, the Loss of Value Payment or Substitution Shortfall Amount paid with respect to such Mortgage Loan, that represents such expense in accordance with clause (iv) of the definition of Purchase Price;

(viii)                 in accordance with Section 2.03(f), to reimburse itself or the applicable Special Servicer, as the case may be, first, out of Liquidation Proceeds, Insurance and Condemnation Proceeds, if any, with respect to the related Mortgage Loan or REO Loan, and then out of general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer, for any unreimbursed expense reasonably incurred by such Person in connection with the enforcement of a Mortgage Loan Seller’s obligations under Section 4 of the applicable Mortgage Loan Purchase Agreement, but only to the extent that such expenses are not reimbursable pursuant to clause (vii) above or otherwise; provided that, in the case of such reimbursement out of Liquidation Proceeds, and Insurance and Condemnation Proceeds described above relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective outstanding principal balances or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan and then, from the related Serviced AB Mortgage Loan and any Serviced Pari Passu Companion Loans on a pro rata and pari passu basis (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced AB Mortgage Loan, any Serviced Pari Passu Companion Loans and the AB Subordinate Companion Loans), in each case, prior to being payable out of general collections with respect to the Mortgage Loans;

(ix)                         to pay for costs and expenses incurred by the Trust pursuant to Section 3.09(c) first, out of REO Revenues, Liquidation Proceeds, Insurance and

Condemnation Proceeds with respect to the related Mortgage Loan, Serviced Companion Loan or REO Loan and then out of general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer; provided that, in the case of such reimbursement relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan(s) in accordance with their respective outstanding principal balances or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan(s) and then, from the related Serviced AB Mortgage Loan and any Serviced Pari Passu Companion Loans on a pro rata and pari passu basis (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced AB Mortgage Loan, any Serviced Pari Passu Companion Loans and the AB Subordinate Companion Loans), in each case, prior to being payable out of general collections with respect to the Mortgage Loan;

(x)                            (a) to pay itself, as additional servicing compensation in accordance with Section 3.11(a), (1) interest and investment income earned in respect of amounts relating to the Trust Fund held in such Collection Account and the Companion Distribution Account as provided in Section 3.06(b) (but only to the extent of the Net Investment Earnings with respect to such Collection Account and the Companion Distribution Account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to such Distribution Date), (2) Penalty Charges (other than Penalty Charges accrued while the related Mortgage Loan and any related Serviced Companion Loan is a Specially Serviced Loan), but only to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Mortgage Loan and any related Serviced Companion Loan have been paid and such Penalty Charges are not needed to pay interest on Advances or costs and expenses incurred by the Trust (including Special Servicing Fees, Liquidation Fees and Workout Fees) in accordance with Section 3.11(d) and (3) the difference, if positive, between Prepayment Interest Excesses and Prepayment Interest Shortfalls collected on the Mortgage Loans and any Serviced Pari Passu Companion Loan for which it acts as Master Servicer during the related Collection Period, to the extent not required to be paid as Compensating Interest Payments; and (b) to pay the applicable Special Servicer, as additional servicing compensation in accordance with Section 3.11(c), Penalty Charges accrued while the related Mortgage Loan is a Specially Serviced Loan (but only to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Specially Serviced Loan have been paid and such Penalty Charges are not needed to pay interest on Advances or costs and expenses incurred by the Trust (including Special Servicing Fees, Liquidation Fees and Workout Fees) in accordance with Section 3.11(d));

(xi)                         to recoup any amounts deposited in such Collection Account in error;

(xii)                      to pay itself, the applicable Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer or any of their respective directors, officers, members, managers, employees and agents, or CREFC®, as the case may be, out of general collections, any amounts payable to any such Person pursuant to Section 3.11(g), Section 6.04(a) or Section 6.04(b); provided that, in the case of such reimbursement (other than a reimbursement of any amounts payable to CREFC®) relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective outstanding principal balances or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan and then, from the related Serviced AB Mortgage Loan and any Serviced Pari Passu Companion Loans on a pro rata and pari passu basis (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced AB Mortgage Loan, any Serviced Pari Passu Companion Loans and the AB Subordinate Companion Loans), in each case, prior to being payable out of general collections with respect to the Mortgage Loans;

(xiii)                   to pay for (a) the cost of the Opinions of Counsel contemplated by Sections 3.09(b), 3.14(a), 3.15(b), 3.18(b), 3.18(d), 3.18(i), 10.01(f) and Section 13.02(a) to the extent payable out of the Trust Fund, (b) the cost of any Opinion of Counsel contemplated by Sections 13.01(a) or Section 13.01(c) in connection with an amendment to this Agreement requested by the Trustee or the applicable Master Servicer, which amendment is in furtherance of the rights and interests of Certificateholders and the VRR Interest Owners and (c) the cost of obtaining the REO Extension contemplated by Section 3.14(a); provided that, in the case of such reimbursement relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to the related Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan(s) in accordance with their respective outstanding principal balances or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan(s) and then, from the related Serviced AB Mortgage Loan and any Serviced Pari Passu Companion Loans on a pro rata and pari passu basis (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced AB Mortgage Loan, any Serviced Pari Passu Companion Loans and the AB Subordinate Companion Loan(s)), in each case, prior to being payable out of general collections with respect to the Mortgage Loans;

(xiv)                  to pay out of general collections on the Mortgage Loans and the REO Properties serviced by such Master Servicer any and all federal, state and local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Trustee is liable therefor pursuant to Section 10.01(g);

(xv)                     to reimburse the Certificate Administrator out of general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer for expenses incurred by and reimbursable to it by the Trust pursuant to Section 10.01(c);

(xvi)                  to pay the applicable Mortgage Loan Seller or any other Person, with respect to each Mortgage Loan, if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase; or, in the case of the substitution for a Mortgage Loan by a Mortgage Loan Seller as contemplated by Section 2.03(b), to pay such Mortgage Loan Seller with respect to the replaced Mortgage Loan all amounts received thereon subsequent to the date of substitution, and with respect to the related Qualified Substitute Mortgage Loan(s), all Periodic Payments due thereon during or prior to the month of substitution, in accordance with Section 2.03(b);

(xvii)               to remit to the Certificate Administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to Section 3.21;

(xviii)            so long as such Master Servicer has received notice of the applicable Uncovered Amount on or before the related Determination Date, to pay or reimburse the applicable Person for any Uncovered Amount in respect of the other Master Servicer’s Collection Account, any such Person’s right to payment or reimbursement for any such Uncovered Amount being limited to any general funds in the subject Master Servicer’s Collection Account that are not otherwise to be applied to make any of the payments or reimbursements contemplated to be made out of the subject Master Servicer’s Collection Account pursuant to any of clauses (i) – (xvii) above;

(xix)                    to reimburse the Operating Advisor for any Operating Advisor Expenses incurred by and reimbursable to it by the Trust pursuant to Section 3.26(i);

(xx)                       to remit to the Companion Paying Agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to Section 3.04(b) without duplication of amounts remitted to the Companion Paying Agent pursuant to clause (i) above;

(xxi)                    [Reserved];

(xxii)                 to clear and terminate such Collection Account at the termination of this Agreement pursuant to Section 9.01; and

(xxiii)              to pay for any expenditures to be borne by the Trust pursuant to the third paragraph of Section 3.03(c).

Each Master Servicer shall also be entitled to make withdrawals from time to time, from its Collection Account of amounts necessary for the payments or reimbursement of amounts required to be paid to the applicable Non-Serviced Trust, the applicable Non-Serviced Master Servicer, the applicable Non-Serviced Special Servicer, the applicable Non-Serviced Trustee, the applicable Non-Serviced Paying Agent or any other applicable party to the applicable Non-

Serviced PSA by the holder of a Non-Serviced Mortgage Loan pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA.

Each Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan and property by property basis when appropriate, for the purpose of justifying any withdrawal from its Collection Account.

Each Master Servicer shall pay to the applicable Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer from its Collection Account amounts permitted to be paid to it therefrom monthly upon receipt of a certificate of a Servicing Officer of such Special Servicer, or an officer of the Operating Advisor or the Asset Representations Reviewer or a Responsible Officer of the Trustee or the Certificate Administrator describing the item and amount to which such Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer is entitled. The applicable Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The applicable Special Servicer shall keep and maintain separate accounting for each Specially Serviced Loan and REO Loan, on a loan-by-loan basis (or when appropriate, property-by-property basis), for the purpose of justifying any request for withdrawal from the applicable Collection Account. Notwithstanding the above, no written certificate is required for a payment of Special Servicing Fees and/or Workout Fees arising from collections other than the initial collection on a Corrected Loan.

Notwithstanding anything to the contrary in this Section 3.05 or elsewhere in this Agreement, no amounts payable or reimbursable to the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan, as applicable.

(b)               The Certificate Administrator may, from time to time, make withdrawals from the Lower-Tier REMIC Distribution Account for any of the following purposes (the following not being an order of priority):

(i)                                  to be deemed to make deposits of the Lower-Tier Distribution Amount pursuant to Section 4.01(f) and the amount of any Prepayment Premiums and Yield Maintenance Charges distributable pursuant to Section 4.01(h) in the Upper-Tier REMIC Distribution Account, and to make distributions on the Class R Certificates in respect of the Class LR Interest pursuant to Section 4.01(f);

(ii)                               to pay to the Trustee and the Certificate Administrator or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person with respect to the Mortgage Loans pursuant to Section 8.05(b);

(iii)                            to pay the Certificate Administrator and the Trustee, the Certificate Administrator Fee and the Trustee Fee, as applicable, as contemplated by Section 8.05(a) with respect to the Mortgage Loans;

(iv)                           to pay for the cost (without duplication) of the Opinions of Counsel sought by (A) the Trustee or the Certificate Administrator as provided in clause (vi) of the definition of “Disqualified Organization,” (B) the Trustee, the Certificate Administrator, any Master Servicer or any Special Servicer as contemplated by Section 3.18(d), (C) the Trustee or the Certificate Administrator as contemplated by Section 5.08(c) or Section 8.02 to the extent payable out of the Trust Fund, (D) the Trustee, the Certificate Administrator, any Master Servicer or any Special Servicer as contemplated by Section 10.01(f) or Section 10.01(l) to the extent payable out of the Trust Fund, or (E) the Trustee, the Certificate Administrator, any Master Servicer or any Special Servicer as contemplated by Section 13.01(a) or Section 13.01(c) in connection with any amendment to this Agreement requested by the Trustee or the Certificate Administrator, which amendment is in furtherance of the rights and interests of Certificateholders and the VRR Interest Owners, in each case, to the extent not paid pursuant to Section 13.01(g);

(v)                              to pay any and all federal, state and local taxes imposed on the Lower-Tier REMIC or the Upper-Tier REMIC or on the assets or transactions of any such REMIC, together with all incidental costs and expenses, to the extent none of the Trustee, the Certificate Administrator, the REMIC Administrator, any Master Servicer or any Special Servicer is liable therefor pursuant to Section 10.01(g);

(vi)                           to pay the REMIC Administrator any amounts reimbursable to it pursuant to Section 10.01(c) with respect to the Lower-Tier REMIC or the Upper-Tier REMIC;

(vii)                        to pay to the applicable Master Servicer any amounts deposited by such Master Servicer in the Distribution Accounts not required to be deposited therein;

(viii)                     to clear and terminate the Lower-Tier REMIC Distribution Account at the termination of this Agreement pursuant to Section 9.01; and

(ix)                             termination of this Agreement pursuant to Section 9.01.

(c)                The Certificate Administrator shall, on any Distribution Date, make withdrawals from the Excess Interest Distribution Account to the extent required to make the distributions of Excess Interest required by Section 4.01(n).

(d)               The Certificate Administrator shall make, or be deemed to make, withdrawals from the Upper-Tier REMIC Distribution Account for any of the following purposes:

(i)                                  to make distributions to the Holders of the Regular Certificates and the Exchangeable Certificates (and to the Holders of the Class R Certificates in respect of the Class UR Interest) and the VRR Interest Owners in respect of the VRR Interest on each Distribution Date pursuant to Section 4.01 or Section 9.01, as applicable; and

(ii)                               to clear and terminate the Upper-Tier REMIC Distribution Account at the termination of this Agreement pursuant to Section 9.01.

(e)                               [Reserved].

(f)                Notwithstanding anything herein to the contrary, with respect to any Mortgage Loan, (i) if amounts on deposit in each applicable Collection Account and the Lower-Tier REMIC Distribution Account are not sufficient to pay the full amount of the Servicing Fee listed in Section 3.05(a)(ii), the Operating Advisor Fee listed in Section 3.05(a)(ii) and the Certificate Administrator Fee listed in Section 3.05(b)(iii), then the Certificate Administrator Fee shall be paid in full prior to the payment of any Servicing Fees payable under Section 3.05(a)(ii) and then, after payment of Servicing Fees, the Operating Advisor Fees payable under Section 3.05(a)(ii) and in the event that amounts on deposit in each applicable Collection Account and the Lower-Tier REMIC Distribution Account are not sufficient to pay the full amount of such Certificate Administrator Fee, the Certificate Administrator shall be paid based on the amount of such fees and (ii) if amounts on deposit in each applicable Collection Account are not sufficient to reimburse the full amount of Advances and interest thereon listed in Sections 3.05(a)(ii), (a)(iii), (a)(iv), (a)(v), and (a)(vi) then reimbursements shall be paid first to the Certificate Administrator and to the Trustee, pro rata, second to the applicable Special Servicer, third to the applicable Master Servicer and then to the Operating Advisor.

(g)               If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related Serviced REO Property, then the applicable Special Servicer shall promptly upon written direction from the applicable Master Servicer (provided that, (1) with respect to clause (iv) below, such Special Servicer shall have provided notice to the applicable Master Servicer of the occurrence of such Liquidation Event and (2) with respect to clause (v) below, the Certificate Administrator shall have provided the applicable Master Servicer and such Special Servicer with five (5) Business Days’ prior notice of such final Distribution Date) transfer such Loss of Value Payments (up to the remaining portion thereof) from the Loss of Value Reserve Fund to the applicable Master Servicer for deposit into the applicable Collection Account for the following purposes:

(i)                                  to reimburse the applicable Master Servicer, the applicable Special Servicer or the Trustee, in accordance with Section 3.05(a) of this Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related Serviced REO Property (together with any interest on such Advances);

(ii)                               to pay, in accordance with Section 3.05(a) of this Agreement, or to reimburse the Trust for the prior payment of, any expense or Liquidation Fee relating to such Mortgage Loan or any related Serviced REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Trust;

(iii)                            to offset any portion of Realized Losses or VRR Interest Realized Losses, as applicable, that are attributable to such Mortgage Loan or related REO Property, as the case may be (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Loan;

(iv)                           following the occurrence of a Liquidation Event with respect to such Mortgage Loan or any related Serviced REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i)-(iii) as to such Mortgage Loan or Serviced REO Property, to cover the items contemplated by the immediately preceding clauses (i)-(iii) in respect of any other Mortgage Loan or Serviced REO Loan; and

(v)                              On the final Distribution Date after all distributions have been made as set forth in clauses (i)-(iv) above, to each Mortgage Loan Seller, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Mortgage Loan Seller that was used pursuant to clauses (i)-(iii) to offset any portion of Realized Losses or VRR Interest Realized Losses, as applicable, that are attributable to such Mortgage Loan or related REO Property, as the case may be, additional trust fund expenses or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

(h)               Any Loss of Value Payments transferred to a Collection Account pursuant to clauses (i)-(iii) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the related Mortgage Loan or any successor REO Loan (but excluding any related Companion Loan) with respect thereto for which such Loss of Value Payments were received; and any Loss of Value Payments transferred to a Collection Account pursuant to clause (iv) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the related Mortgage Loan or REO Loan (but excluding any related Companion Loan) for which such Loss of Value Payments are being transferred to such Collection Account to cover an item contemplated by clauses (i)-(iv) of the prior paragraph.

(i)                 The Companion Paying Agent may, from time to time, make withdrawals from the Companion Distribution Account to make distributions pursuant to Section 4.01(o).

Section 3.06        Investment of Funds in Collection Accounts, REO Accounts and Loss of Value Reserve Fund. (a) Each Master Servicer may direct any depository institution maintaining its Collection Account, the Companion Distribution Account (with respect to the General Master Servicer) or any Servicing Account (for purposes of this Section 3.06, an “Investment Account”), each Special Servicer may direct any depository institution maintaining its REO Account or Loss of Value Reserve Fund (also for purposes of this Section 3.06, an “Investment Account”) to invest or if it is such depository institution, may itself invest, the funds held therein, only in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the next succeeding date on which funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the depository institution maintaining such account is the obligor thereon and (ii) no later than the date on which funds are required to be withdrawn from such account pursuant to this Agreement, if the depository institution maintaining such account is the obligor thereon. All such Permitted Investments shall be held to maturity, unless payable on demand. Any funds held in an Investment Account shall be held in the name of the applicable Master Servicer or the applicable Special Servicer, as the case may be, on behalf of the Trustee (in its capacity as such) for the benefit of the Certificateholders and the VRR Interest Owners. Each Master Servicer (in the case of the applicable Collection Account, the Companion Distribution Account or any Servicing Account maintained by or for such Master Servicer), each Special Servicer (in the case of the REO Account, the Loss of Value Reserve Fund or any Servicing Account maintained by or for such Special Servicer) on behalf of the Trustee, shall maintain continuous physical possession of any Permitted Investment of amounts in such Collection Account, such Companion Distribution Account, such Servicing Accounts, such Loss of Value

Reserve Fund or such REO Account, as applicable, that is either (i) a “certificated security,” as such term is defined in the UCC (such that the Trustee shall have control pursuant to Section 8-106 of the UCC) or (ii) other property in which a secured party may perfect its security interest by physical possession under the UCC or any other applicable law. In the case of any Permitted Investment held in the form of a “security entitlement” (within the meaning of Section 8-102(a)(17) of the UCC), each Master Servicer or each Special Servicer, as the case may be, shall take or cause to be taken such action as the Trustee deems reasonably necessary to cause the Trustee to have control over such security entitlement. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the applicable Master Servicer (in the case of the applicable Collection Account, the Companion Distribution Account or any Servicing Account maintained by or for such Master Servicer) or the applicable Special Servicer (in the case of the REO Account, Loss of Value Reserve Fund or any Servicing Account maintained by or for such Special Servicer) shall:

(i)                                  consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (a) all amounts then payable thereunder and (b) the amount required to be withdrawn on such date; and

(ii)                               demand payment of all amounts due thereunder promptly upon determination by the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Trustee, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

(b)               Interest and investment income realized on funds deposited in the applicable Collection Account, the Companion Distribution Account or any Servicing Account maintained by or for the applicable Master Servicer to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to the current Distribution Date, shall be for the sole and exclusive benefit of the applicable Master Servicer to the extent (with respect to Servicing Accounts) not required to be paid to the related Mortgagor and shall be subject to its withdrawal, or withdrawal at its direction, in accordance with Section 3.03 or Section 3.05(a), as the case may be. Interest and investment income realized on funds deposited in the REO Account, the Loss of Value Reserve Fund or any Servicing Account maintained by or for the applicable Special Servicer, to the extent of the Net Investment Earnings, if any, with respect to such account for each period from and including any Distribution Date to and including the immediately succeeding P&I Advance Date, shall be for the sole and exclusive benefit of the applicable Special Servicer and shall be subject to its withdrawal in accordance with Section 3.14(c). In the event that any loss shall be incurred in respect of any Permitted Investment (as to which the applicable Master Servicer or applicable Special Servicer, as the case may be, would have been entitled to any Net Investment Earnings hereunder) directed to be made by the applicable Master Servicer or the applicable Special Servicer, as the case may be, and on deposit in any of the applicable Collection Account, the Companion Distribution Account, the Servicing Account, Loss of Value Reserve Fund or the REO Account, the applicable Master Servicer (in the case of the applicable Collection Account, the Companion Distribution Account or any Servicing Account maintained by or for such Master Servicer), the applicable Special Servicer (in the case of the REO Account, the Loss of Value Reserve Fund or any Servicing Account maintained by or for such Special Servicer) shall deposit therein, no later than the P&I Advance Date, without right of reimbursement, the amount of Net Investment Loss, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to the current Distribution Date; provided that neither the applicable Master Servicer nor the applicable Special Servicer shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of Eligible Account at the time such investment was made (and such federal or state chartered depository institution or trust company is not an Affiliate of such Master Servicer or such Special Servicer, as applicable, unless such depository institution or trust company satisfied the qualification set forth in the definition of Eligible Account both (x) at the time the investment was made and (y) thirty (30) days prior to such insolvency).

(c)                Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the applicable Master Servicer may and, upon the request of Certificateholders entitled to more than 50% of the Voting Rights allocated to any Class (or, with respect to the VRR Interest, VRR Interest Owners representing more than 50% of the VRR Interest Balance) shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

Section 3.07        Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage. (a) Each Master Servicer (with respect to the applicable Serviced Mortgage Loans and any related Serviced Companion Loan) shall use its efforts consistent with the Servicing Standard to cause the Mortgagor to maintain (other than with respect to a Non-Serviced Mortgage Loan), and each Special Servicer (with respect to REO Properties other than any Non-Serviced Mortgaged Properties) shall maintain, to the extent required by the terms of the related Mortgage Loan documents, all insurance coverage as is required under the related Mortgage Loan documents except to the extent that the failure of the related Mortgagor to do so is an Acceptable Insurance Default (and except as provided in the next sentence with respect to the applicable Master Servicer or the applicable Special Servicer, as the case may be). If the Mortgagor does not so maintain such insurance coverage, subject to its recoverability determination with respect to any required Servicing Advance, each Master Servicer (with respect to the Serviced Mortgage Loans and any related Serviced Companion Loan) or each Special Servicer (with respect to REO Properties other than a Non-Serviced Mortgaged Property) shall maintain all insurance coverage as is required under the related Mortgage, but only in the event the Trustee has an insurable interest therein and such insurance is available to such Master Servicer or such Special Servicer, as applicable, and, if available, can be obtained at commercially reasonable rates. Any determination that such insurance coverage is not available or not available at commercially reasonable rates shall be made with the consent of the Directing Certificateholder (prior to the occurrence and continuance of any Control Termination Event and other than with respect to any Excluded Loan as to the Directing Certificateholder) (or, with respect to any Serviced AB Whole Loan, if the Directing Certificateholder’s consent is required and an AB Control Appraisal Period is not in effect, with the consent of the holder of the related AB Subordinate Companion Loan) and, after consultation by the applicable Special Servicer with the applicable Risk Retention Consultation Party (provided, that prior to the occurrence and continuance of a Consultation Termination Event, the related Mortgage Loan must also be a Specially Serviced Loan) pursuant to Section 6.08 (in each case, other than with respect to any Excluded Loan as to such party). Such determination shall be made by each Master Servicer (with respect to the Serviced Mortgage Loans and any related Serviced Companion Loan) or each Special Servicer (with respect to REO Properties other than any Non-Serviced Mortgaged Property) except to the extent that the failure of the related Mortgagor to do so is an Acceptable Insurance Default as determined by such Master Servicer (with respect to a Non-Specially Serviced Loan) or such Special Servicer (with respect to a Specially Serviced Loan); provided, however, that if any Mortgage permits the holder thereof to dictate to the Mortgagor the insurance coverage to be maintained on such Mortgaged Property, such Master Servicer or, with respect to REO Property, such Special Servicer, as applicable, shall impose or maintain, as applicable, such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the closing of the Mortgage Loan, provided that, with respect to the immediately preceding proviso, a Master Servicer shall be obligated to use efforts consistent with the Servicing Standard to cause the Mortgagor to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the Mortgagor’s failure is an Acceptable Insurance Default (as determined by the applicable Master Servicer (with respect to a Non-Specially Serviced Loan) or the applicable Special Servicer (with respect to a Specially Serviced Loan) with the consent of the Directing Certificateholder (unless a Control Termination Event has occurred and is continuing) or, with respect to any Serviced AB Whole Loan, the Subordinate Companion Holder (if an AB Control Appraisal Period is not in effect and after consultation by the applicable Special Servicer with the applicable Risk Retention Consultation Party pursuant to Section 6.08 (in each case, other than with respect to any Excluded Loan as to such party)) and only in the event the Trustee has an insurable interest therein and such insurance is available to the applicable Master Servicer or the applicable Special Servicer, as the case may be, and, if available, can be obtained at commercially reasonable rates. Each Master Servicer and each Special Servicer shall be entitled to rely on insurance consultants (at the applicable Master Servicer or Special Servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. Subject to Section 3.15(a) and the costs of such insurance being reimbursed or paid to the applicable Special Servicer as provided in the third-to-last sentence of this paragraph, such Special Servicer shall maintain for each REO Property (other than any Non-Serviced Mortgaged Property) no less insurance coverage than was previously required of the Mortgagor under the related Mortgage Loan documents unless such Special Servicer determines with the consent of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) and after consultation by the applicable Special Servicer with the applicable Risk Retention Consultation Party pursuant to Section 6.08 (in each case, other than with respect to any Excluded Loan as to such party) that such insurance is not available at commercially reasonable rates or that the Trustee does not have an insurable interest, in which case the applicable Master Servicer shall be entitled to conclusively rely on such Special Servicer’s determination. All Insurance Policies maintained by a Master Servicer or a Special Servicer shall (i) contain a “standard” mortgagee clause, with loss payable to the applicable Master Servicer on behalf of the Trustee (in the case of insurance maintained in respect of Mortgage Loans (other than any Non-Serviced Mortgage Loan), including any related Serviced Companion Loan, other than REO Properties) or to the applicable Special Servicer on behalf of the Trustee (in the case of insurance maintained in respect of REO Properties), (ii) be in the name of the Trustee (in the case of insurance maintained in respect of REO Properties), (iii) include coverage in an amount not less than the lesser of (x) the full replacement cost of the improvements securing Mortgaged Property or the REO Property, as applicable, and (y) the outstanding principal balance owing on the related Mortgage Loan (including any related Serviced

Companion Loan) or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions, (iv) include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related Mortgage Loan documents), (v) be noncancelable without thirty (30) days prior written notice to the insured party (except in the case of nonpayment, in which case such policy shall not be cancelled without ten (10) days prior notice) and (vi) subject to the first proviso in the second sentence of this Section 3.07(a), be issued by a Qualified Insurer authorized under applicable law to issue such Insurance Policies. Any amounts collected by a Master Servicer or a Special Servicer under any such Insurance Policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Mortgagor, in each case in accordance with the Servicing Standard and the provisions of the related Mortgage Loan documents) shall be deposited in the applicable Collection Account, subject to withdrawal pursuant to Section 3.05(a). Any costs incurred by a Master Servicer in maintaining any such Insurance Policies in respect of Mortgage Loans (including any related Serviced Companion Loan) (other than REO Properties and other than any Non-Serviced Mortgage Loan) (i) if the Mortgagor defaults on its obligation to do so, shall be advanced by such Master Servicer as a Servicing Advance (so long as such Advance would not be a Nonrecoverable Advance and if such Advance would be a Nonrecoverable Advance then such cost shall instead be paid out of the applicable Collection Account) and will be charged to the related Mortgagor and (ii) shall not, for purposes of calculating monthly distributions to Certificateholders and VRR Interest Owners, be added to the unpaid principal balance of the related Mortgage Loan and Serviced Companion Loan (if any), notwithstanding that the terms of such Mortgage Loan or Serviced Companion Loan so permit. Any cost incurred by a Special Servicer in maintaining any such Insurance Policies with respect to REO Properties shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.14(c) or, if the amount on deposit therein is insufficient therefor, advanced by the applicable Master Servicer as a Servicing Advance (so long as such Advance would not be a Nonrecoverable Advance and if such Advance would be a Nonrecoverable Advance then such cost shall instead be paid out of the applicable Collection Account). The foregoing provisions of this Section 3.07 shall apply to any Serviced Whole Loan as if it were a single “Mortgage Loan”. Notwithstanding any provision to the contrary, no Master Servicer shall be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless such insurance was required at the time of origination of the related Serviced Mortgage Loan and is currently available at commercially reasonable rates.

Notwithstanding the foregoing, with respect to the Serviced Mortgage Loans and any related Serviced Companion Loan that either (x) require the Mortgagor to maintain “all risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable Mortgagor to maintain insurance in types and against such risks as the holder of such Mortgage Loan (including any related Serviced Companion Loan) reasonably requires from time to time in order to protect its interests, each Master Servicer shall, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain Additional Exclusions; provided that each applicable Master Servicer and Special Servicer shall be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions, (B) request the Mortgagor to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance and (C) if the related Mortgage Loan is a Specially Serviced Loan, notify the applicable Special Servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge (such knowledge to be based upon such Master Servicer’s compliance with the immediately preceding clauses (A) and (B) above) that any Mortgagor under a Specially Serviced Loan fails to purchase the insurance requested to be purchased by the applicable Master Servicer pursuant to clause (B) above. In addition, upon the written request of a Risk Retention Consultation Party with respect to any individual triggering event, the applicable Special Servicer shall consult on a non-binding basis pursuant to Section 6.08 with such Risk Retention Consultation Party (only with respect to a Specially Serviced Loan and other than with respect to any Excluded Loan as to such party) within the same time period as it would obtain consent of, or consult with, the Directing Certificateholder in connection with any such determination by such Special Servicer of an Acceptable Insurance Default. If the applicable Master Servicer (with respect to a Non-Specially Serviced Loan) or the applicable Special Servicer (with respect to a Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, such Special Servicer (with regard to such determination made by the applicable Special Servicer) shall notify the applicable Master Servicer, and the applicable Master Servicer (in the case of a Specially Serviced Loan, after notice from the applicable Special Servicer) shall use efforts consistent with the Servicing Standard to cause such insurance to be maintained. Each Master Servicer and each Special Servicer shall be entitled to rely on insurance consultants (at the applicable Master Servicer or Special Servicer’s expense) in making such determinations. Each applicable Master Servicer and Special Servicer shall be entitled to rely on insurance consultants (at the applicable Master Servicer or Special Servicer’s expense) in determining whether Additional Exclusions exist. Furthermore, each Master Servicer or each Special Servicer, as applicable, shall promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website for those Mortgage Loans that (i) have one of the ten (10) highest outstanding Stated Principal Balances of all of the Mortgage Loans then included in the Trust or (ii) comprise more than 5% of the outstanding Stated Principal Balance of the Mortgage Loans then included in the Trust. During the period that a Master Servicer or a Special Servicer is evaluating the availability of such insurance or waiting for a response from the Directing Certificateholder or any Companion Holder or, with respect to any Serviced AB Whole Loan, the related Subordinate Companion Holder, and/or with respect (solely with respect to Specially Serviced Loans) upon the request of a Risk Retention Consultation Party, consulting (on a non-binding basis) with such Risk Retention Consultation Party pursuant to Section 6.08, neither such Master Servicer nor such Special Servicer will be liable for any loss related to its failure to require the Mortgagor to maintain (or its failure to maintain) such insurance and will not be in default of its obligations as a result of such failure and such Master Servicer will not itself maintain such insurance or cause such insurance to be maintained.

(b)               (i) If any Master Servicer or any Special Servicer shall obtain and maintain a blanket Insurance Policy with a Qualified Insurer insuring against fire and hazard losses on all of the Mortgage Loans (including any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) or REO Properties (other than with respect to a Non-Serviced Mortgaged Property), as the case may be, required to be serviced and administered hereunder, then, to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, such Master Servicer or such Special Servicer shall conclusively be deemed to have satisfied its obligation to cause fire and hazard insurance to be maintained on the related Mortgaged Properties or REO Properties. Such Insurance Policy may contain a deductible clause, in which case the applicable Master Servicer or the applicable Special Servicer shall, if there shall not have been maintained on the related Mortgaged Property or REO Property a fire and hazard Insurance Policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses which would have been covered by such Insurance Policy, promptly deposit into its Collection Account from its own funds the amount of such loss or losses that would have been covered under the individual policy but are not covered under the blanket Insurance Policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan (including any related Serviced Companion Loan), or in the absence of such deductible limitation, the deductible limitation which is consistent with the Servicing Standard. In connection with its activities as administrator and Master Servicer of the Mortgage Loans or any Serviced Companion Loans, the applicable Master Servicer agrees to prepare and present, on behalf of itself, the Trustee, Certificateholders and the VRR Interest Owners, claims under any such blanket Insurance Policy in a timely fashion in accordance with the terms of such policy. Each Special Servicer, to the extent consistent with the Servicing Standard, may maintain, earthquake insurance on REO Properties (other than with respect to a Non-Serviced Mortgaged Property), provided coverage is available at commercially reasonable rates, the cost of which shall be a Servicing Advance.

(ii)                               If any Master Servicer or any Special Servicer shall cause any Mortgaged Property or REO Property to be covered by a master single interest or force-placed insurance policy with a Qualified Insurer naming such Master Servicer or such Special Servicer on behalf of the Trustee as the loss payee, then to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, such Master Servicer or such Special Servicer shall conclusively be deemed to have satisfied its obligation to cause such insurance to be maintained on the related Mortgaged Properties and REO Properties. In the event any Master Servicer or any Special Servicer shall cause any Mortgaged Property or REO Property to be covered by such master single interest or force-placed insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) shall be paid by such Master Servicer as a Servicing Advance. Such master single interest or force-placed policy may contain a deductible clause, in which case such Master Servicer or such Special Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.07(a), and there shall have been one or more losses which would have been covered by such policy had it been maintained, deposit into the applicable Collection Account from its own funds the amount not otherwise payable under the master single or force-placed interest policy because of such deductible clause, to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, including any related Serviced Companion Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard.

(c)                Each Master Servicer and each Special Servicer shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond and an errors and omissions insurance policy with a Qualified Insurer covering losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors or omissions. Such amount of coverage shall be in such form and amount as are consistent with the Servicing Standard. Coverage of the applicable Master Servicer or the applicable Special Servicer under a policy or bond obtained by an Affiliate of such Master Servicer or such Special Servicer and providing the coverage required by this Section 3.07(c) shall satisfy the requirements of this Section 3.07(c). Each Special Servicer and each Master Servicer shall promptly report in writing to the Trustee any material changes that may occur in their respective fidelity bonds, if any, and/or their respective errors and omissions insurance policies, as the case may be, and will furnish to the Trustee copies of all binders and policies or certificates evidencing that such bonds, if any, and insurance policies are in full force and effect.

(d)               At the time the applicable Master Servicer determines in accordance with the Servicing Standard that any Mortgaged Property (other than a Non-Serviced Mortgaged Property) is in a federally designated special flood hazard area (and such flood insurance has been made available), such Master Servicer will use efforts consistent with the Servicing Standard to cause the related Mortgagor (in accordance with applicable law and the terms of the Mortgage Loan and related Serviced Companion Loan documents) to maintain, and, if the related Mortgagor shall default in its obligation to so maintain, shall itself maintain to the extent such insurance is available at commercially reasonable rates (as determined by such Master Servicer in accordance with the Servicing Standard and to the extent the Trustee, as mortgagee, has an insurable interest therein), flood insurance in respect thereof, but only to the extent the related Serviced Mortgage Loan or related Serviced Companion Loan permits the mortgagee to require such coverage and the maintenance of such coverage is consistent with the Servicing Standard. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan (and any related Serviced Companion Loan, if applicable), and (ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard. If the cost of any insurance described above is not borne by the Mortgagor, such Master Servicer shall promptly make a Servicing Advance for such costs.

(e)                During all such times as any REO Property (other than with respect to a Non-Serviced Mortgaged Property) shall be located in a federally designated special flood hazard area, the applicable Special Servicer will cause to be maintained, to the extent available at commercially reasonable rates (as determined by such Special Servicer (with the consent of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) and in consultation with each Risk Retention Consultation Party pursuant to Section 6.08 (in either such case, other than with respect to any Excluded Loan as to such party and any Serviced AB Whole Loan if an AB Control Appraisal Period is not in effect)) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard. The cost of any such flood insurance with respect to an REO Property shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.14(c) or, if the amount on deposit therein is insufficient therefor, paid by the applicable Master Servicer as a Servicing Advance.

(f)                Notwithstanding the foregoing, so long as the long-term debt obligations or the deposit account or claims-paying ability of the applicable Master Servicer (or its immediate or remote parent) or the applicable Special Servicer (or its immediate or remote parent), as applicable, is rated at least “A-” by Fitch (if rated by Fitch) or “A-” by S&P, such Master Servicer (or its public parent) or such Special Servicer (or its public parent), as applicable, shall be allowed to provide self-insurance with respect to any of its obligations under this Section 3.07.

(g)               Each of the Operating Advisor and Asset Representations Reviewer shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement an “errors and omissions” insurance policy with a Qualified Insurer covering losses that may be sustained as a result of an officer’s or employee’s errors or omissions.

Section 3.08        Enforcement of Due-on-Sale Clauses; Assumption Agreements. (a) As to each Serviced Mortgage Loan and any related Serviced Companion Loan that contains a provision in the nature of a “due-on-sale” clause, which by its terms:

(i)                               provides that such Mortgage Loan and any related Companion Loan shall (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor; or

(ii)                            provides that such Mortgage Loan and any related Companion Loan may not be assumed without the consent of the mortgagee in connection with any such sale or other transfer;

then, for so long as such Mortgage Loan or related Serviced Companion Loan is being serviced under this Agreement, the applicable Master Servicer (with respect to any Non-Specially Serviced Loan as to which such matter does not involve a Major Decision) or the applicable Special Servicer (with respect to any Specially Serviced Loan or any Non-Specially Serviced Loan as to which such matter involves a Major Decision), on behalf of the Trustee as the mortgagee of record, shall (a) exercise any right it may have with respect to such Mortgage Loan or related Companion Loan (x) to accelerate the payments thereon or (y) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) waive any right to exercise such rights, provided that if such matter is a Major Decision, (i) (A) prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, or the holder of the majority of the Controlling Class, the applicable Special Servicer has obtained the prior written consent (or deemed consent) of the Directing Certificateholder to the extent required by, and pursuant to the process described under, Section 6.08, or if such Mortgage Loan is not an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, a Control Termination Event shall have occurred and be continuing and no Consultation Termination Event shall have occurred and be continuing, the Special Servicer shall have consulted with the Directing Certificateholder if and to the extent required pursuant to Section 6.08, (B) if such Mortgage Loan is not an Excluded Loan with respect to any applicable Risk Retention Consultation Party and (x) such Mortgage Loan is a Specially Serviced Loan or (y) a Consultation Termination Event shall have occurred and be continuing, the applicable Special Servicer shall have consulted with such Risk Retention Consultation Party if and to the extent required pursuant to Section 6.08 and (C) with respect to a Serviced AB Whole Loan if an AB Control Appraisal Period is not in effect, the prior consent of the related Subordinate Companion Holder shall have been obtained, to the extent required by the terms of the related Intercreditor Agreement, and pursuant to the process described in this Agreement (provided that in the case of clause (A) and clause (B) such consent shall be deemed given or such consultation shall be deemed to have occurred, as applicable, if a response to the request for consent or consultation, as the case may be, is not provided within ten (10) Business Days after the receipt of the applicable Special Servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Certificateholder or any Risk Retention Consultation Party, as applicable, and reasonably available to such Special Servicer in order to grant or withhold such consent or conduct such consultation), and (ii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $35,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregated Stated Principal Balance of the Mortgage Loans then outstanding or (z) together with all other Mortgage Loans with which it is cross-collateralized or cross-defaulted or together with all other Mortgage Loans with the same Mortgagor (or an Affiliate thereof), that is one of the ten (10) largest Mortgage Loans outstanding (by Stated Principal Balance), the applicable Master Servicer or the applicable Special Servicer, as the case may be, prior to consenting to any action, shall obtain, a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), provided, however, that with respect to sub-clauses (y) and (z) of this sub-clause (ii), such Mortgage Loan shall also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply. Notwithstanding anything herein to the contrary, with respect to any Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class (regardless of whether a Control Termination Event has occurred and is continuing), the applicable Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

With respect to any “due-on-sale” matter described above that is a Major Decision related to any Mortgage Loan that is not an Excluded Loan with respect to a Risk Retention Consultation Party or holder of the majority of the VRR Interest upon request of a Risk Retention Consultation Party, the applicable Special Servicer shall consult on a non-binding basis with such Risk Retention Consultation Party with respect to (i) prior to the occurrence and continuance of a Consultation Termination Event, Specially Serviced Loans; and (ii) following the occurrence and during the continuance of a Consultation Termination Event, all Mortgage Loans, within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder with respect to such Major Decision.

In connection with any request for a Rating Agency Confirmation from a Rating Agency (or, with respect to any Serviced Companion Loan Securities, the related rating agencies) pursuant to this Section 3.08(a), the applicable Master Servicer or the applicable Special Servicer shall (if not already provided in accordance with Section 3.25 of this Agreement) deliver a Review Package to the 17g-5 Information Provider (or, with respect to any Serviced Companion Loan Securities, the related 17g-5 information provider) in accordance with Section 3.25 of this Agreement.

If any Serviced Mortgage Loan or related Serviced Companion Loan provides that such Mortgage Loan or related Serviced Companion Loan may be assumed or transferred without the consent of the mortgagee, provided that certain conditions contained in the related Mortgage Loan documents are satisfied where no mortgagee discretion is necessary in order to determine if such conditions are satisfied, then for so long as such Mortgage Loan or related Serviced

Companion Loan is being serviced under this Agreement, the applicable Master Servicer (with respect to all Non-Specially Serviced Loans) and the applicable Special Servicer (with respect to all Specially Serviced Loans), on behalf of the Trustee as the mortgagee of record, shall determine in accordance with the Servicing Standard whether such conditions have been satisfied.

(b)               As to each Serviced Mortgage Loan and any related Serviced Companion Loan that contains a provision in the nature of a “due-on-encumbrance” clause that by its terms:

(i)                                 provides that such Mortgage Loan and any related Companion Loan shall (or may at the mortgagee’s option) become due and payable upon the creation of any additional lien or other encumbrance on the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor; or

(ii)                              requires the consent of the mortgagee to the creation of any such additional lien or other encumbrance on the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor;

then, for so long as such Mortgage Loan or related Serviced Companion Loan is being serviced under this Agreement, the applicable Master Servicer (with respect to any Non-Specially Serviced Loan as to which such matter does not involve a Major Decision) or the applicable Special Servicer (with respect to any Specially Serviced Loan or any Non-Specially Serviced Loan as to which such matter involves a Major Decision), on behalf of the Trustee as the mortgagee of record, shall (a) exercise any right it may have with respect to such Serviced Mortgage Loan or related Companion Loan (x) to accelerate the payments thereon or (y) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) waive its right to exercise such rights, provided that, if such matter is a Major Decision, (i) (A) prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, or the holder of the majority of the Controlling Class, the applicable Special Servicer has obtained the prior written consent (or deemed consent) of the Directing Certificateholder to the extent required by, and pursuant to the process described under, Section 6.08, or if such Mortgage Loan is not an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, a Control Termination Event shall have occurred and be continuing and no Consultation Termination Event shall have occurred and be continuing, the Special Servicer shall have consulted with the Directing Certificateholder if and to the extent required pursuant to Section 6.08, (B) if such Mortgage Loan is not an Excluded Loan with respect to any applicable Risk Retention Consultation Party and (x) such Mortgage Loan is a Specially Serviced Loan or (y) a Consultation Termination Event shall have occurred and be continuing, the applicable Special Servicer shall have consulted with such Risk Retention Consultation Party if and to the extent required pursuant to Section 6.08 and (C) with respect to any Serviced AB Whole Loan, if an AB Control Appraisal Period is not in effect, the prior consent of the related Subordinate Companion Holder shall have been obtained by the applicable Special Servicer, to the extent required by the terms of the related Intercreditor Agreement (provided that in the case of clause (A) and clause (B), such consent shall be deemed given or such consultation shall be deemed to have occurred, as applicable, if a response to the request for consent or consultation, as the case may be, is not provided within ten (10) Business Days after receipt of the applicable Special Servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder or Risk Retention Consultation Party, as applicable, and reasonably available to such Special Servicer in order to grant or withhold such consent or conduct such consultation) (or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Special Servicer has consulted with the Directing Certificateholder), and (ii) the applicable Master Servicer or the applicable Special Servicer, as the case may be, has obtained Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25) if such Mortgage Loan (A) has an outstanding principal balance that is greater than or equal to 2% of the Stated Principal Balance of the outstanding Mortgage Loans or (B) has an LTV Ratio greater than 85% (including any existing and proposed debt) or (C) has a debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and related Companion Loan, if any, and the principal amount of the proposed additional lien) or (D) is one of the ten largest Mortgage Loans (by Stated Principal Balance) or (E) has a Stated Principal Balance greater than $35,000,000; provided, however, that with respect to sub-clauses (A), (B), (C) and (D) of this sub-clause (ii), such Mortgage Loan shall also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply. Notwithstanding anything herein to the contrary, with respect to any Excluded Loan with respect to the Directing Certificateholder (regardless of whether a Control Termination Event has occurred and is continuing), the applicable Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

With respect to any “due-on-encumbrance” matter described above that is a Major Decision related to any Mortgage Loan that is not an Excluded Loan with respect to any applicable Risk Retention Consultation Party or holder of the VRR Interest by whom such Risk Retention Consultation Party was appointed upon request of such Risk Retention Consultation Party, the applicable Special Servicer shall consult on a non-binding basis with such Risk Retention Consultation Party with respect to (i) prior to the occurrence and continuance of a Consultation Termination Event, Specially Serviced Loans; and (ii) following the occurrence and during the continuance of a Consultation Termination Event, all Mortgage Loans within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder with respect to such Major Decision.

In connection with any request for a Rating Agency Confirmation from a Rating Agency (or, with respect to any Serviced Companion Loan Securities, the related rating agencies) pursuant to this Section 3.08(b), the applicable Special Servicer shall (if not already provided in accordance with Section 3.25 of this Agreement) deliver a Review Package to the 17g-5 Information Provider (or, with respect to any Serviced Companion Loan Securities, the related 17g-5 information provider) in accordance with Section 3.25 of this Agreement.

To the extent permitted by the related Mortgage Loan documents, the Rating Agency Confirmation described in the immediately preceding paragraph or in Section 3.08(a) shall be an expense of the related Mortgagor; provided that if the Mortgage Loan documents are silent as to who bears the costs of obtaining any such Rating Agency Confirmation, the applicable Special Servicer shall use reasonable efforts to make the related Mortgagor bear such costs and expenses. Unless determined to be a Nonrecoverable Advance such costs not collected from the related Mortgagor shall be advanced as a Servicing Advance and otherwise shall be paid to the applicable Special Servicer from general collections in the Collection Accounts.

If any Mortgage Loan or related Companion Loan provides that such Mortgage Loan or related Companion Loan may be further encumbered without the consent of the mortgagee provided that certain conditions contained in the related Mortgage Loan documents are satisfied where no mortgagee discretion is necessary in order to determine if such conditions are satisfied, then for so long as such Mortgage Loan or related Companion Loan is being serviced under this Agreement, the applicable Master Servicer (with respect to all Non-Specially Serviced Loans) and the applicable Special Servicer (with respect to all Specially Serviced Loans), on behalf of the Trustee as the mortgagee of record, shall determine whether such conditions have been satisfied.

After receiving a request for any matter described in Section 3.08(a) or this Section 3.08(b) that constitutes a consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan that is a Non-Specially Serviced Loan and as to which such matter involves a Major Decision, the applicable Master Servicer shall promptly provide the applicable Special Servicer with written notice of any such request for such matter and, unless the applicable Master Servicer and the applicable Special Servicer mutually agree that such Master Servicer shall process such request, such Special Servicer shall process such request (including, without limitation, interfacing with the Mortgagor) and except as provided in the next sentence, such Master Servicer shall have no further obligation with respect to such request or due-on-sale or due-on-encumbrance, except as provided in the next sentence. With respect to such request, the applicable Master Servicer shall continue to cooperate with the applicable Special Servicer by delivering any additional information in such Master Servicer’s possession to the Special Servicer requested by the Special Servicer relating to such consent or waiver with respect to such a “due-on-sale” or “due-on-encumbrance” clause. If the applicable Master Servicer and applicable Special Servicer mutually agree that the applicable Master Servicer is to process such request, the applicable Master Servicer shall provide the applicable Special Servicer with such Master Servicer’s written recommendation and analysis, to the extent such Master Servicer is recommending approval, and all information in such Master Servicer’s possession that may be reasonably requested in order to grant or withhold such consent by the applicable Special Servicer or the Directing Certificateholder or other person with consent or consultation rights; provided that in the event that such Special Servicer does not respond within ten (10) Business Days after receipt of such written recommendation and analysis and all such reasonably requested information, plus the time period provided to the Directing Certificateholder or other relevant party under this Agreement and, if applicable, any additional time period provided to a Companion Holder under a related Intercreditor Agreement, such Special Servicer’s consent to such matter shall be deemed granted.

(c)                Nothing in this Section 3.08 shall constitute a waiver of the Trustee’s right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any additional lien or other encumbrance with respect to such Mortgaged Property.

(d)               Except as otherwise permitted by Section 3.08(a) and (b) and/or Section 3.18, no Master Servicer or Special Servicer shall agree to modify, waive or amend any term of any Mortgage Loan and related Serviced Companion Loan, as applicable, in connection with the taking of, or the failure to take, any action pursuant to this Section 3.08. The applicable Master Servicer and the applicable Special Servicer, as the case may be, shall provide copies of any final waivers (except with respect to provision of any such waivers to the 17g-5 Information Provider, exclusive of any Privileged Information) it effects pursuant to Section 3.08(a) or (b) to each other and to the 17g-5 Information Provider with respect to each Mortgage Loan, and shall notify the Trustee, the Certificate Administrator, each other and, subject to the terms of this Agreement, the 17g-5 Information Provider (for posting to the 17g-5 Information Provider’s Website in accordance with Section 3.25) and, with respect to a Whole Loan, the related Serviced Companion Noteholder, of any assumption or substitution agreement executed pursuant to Section 3.08(a) or (b) and shall forward thereto a copy of such agreement.

(e)                [Reserved].

(f)                For the avoidance of doubt, no Master Servicer or Special Servicer may waive its rights or grant its consent under any “due-on-sale” or “due-on-encumbrance” clause other than in compliance with the provisions of Section 3.08(a) through (d) hereof or, with respect to an NCB Co-op Mortgage Loan, in compliance with the provisions of the following paragraph. In the case of a Special Servicer, no such waiver or consent that constitutes a Major Decision shall be made without (x) (i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan, with respect to the Directing Certificateholder, the consent (or deemed consent) of the Directing Certificateholder having been obtained if and to the extent required by, and pursuant to the process described under Section 6.08 or (y) (i) after the occurrence and during the continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan with respect to the Directing Certificateholder, but prior to the occurrence and continuance of a Consultation Termination Event, after having consulted with the Directing Certificateholder if and to the extent required pursuant to Section 6.08.

(g)               Notwithstanding the foregoing, and regardless of whether a particular NCB Co-op Mortgage Loan contains specific provisions regarding the incurrence of subordinate debt, or prohibits the incurrence of subordinate debt, or requires the consent of the mortgagee in order to incur subordinate debt, the NCB Master Servicer may, nevertheless, in accordance with the Servicing Standard, without the need to obtain any consent or approval of, or to consult with, the Directing Certificateholder hereunder (and without the need to obtain a Rating Agency Confirmation), permit the related Mortgagor to incur subordinate debt if the NCB Subordinate Debt Conditions have been met; provided that, subject to the related Mortgage Loan documents and applicable law, the NCB Master Servicer shall not waive any right it has, or grant any consent it is otherwise entitled to withhold, in accordance with any related “due-on-encumbrance” clause under any Mortgage Loan, pursuant to this paragraph, unless in any such case, all associated costs and expenses are covered without any expense to the Trust.

(h)               Notwithstanding the foregoing provisions of this Section 3.08, if any Master Servicer or any Special Servicer, as applicable, makes a determination under Section 3.08(a) or 3.08(b) that the applicable conditions in the related Mortgage Loan or Companion Loan documents, as applicable, with respect to assumptions or encumbrances permitted without the consent of the mortgagee have been satisfied, the applicable assumptions and transfers may be subject to an assumption or other fee, unless such fees are otherwise prohibited pursuant to the Mortgage Loan documents; provided that any such fee not provided for in the Mortgage Loan documents does not constitute a “significant” change in yield pursuant to Treasury Regulations Section 1.1001-3(e)(2).

Section 3.09        Realization Upon Defaulted Loans and Companion Loans. (a) Upon an event of default under the Mortgage Loan documents related to a Serviced Whole Loan or a Mortgage Loan with mezzanine debt, the applicable Master Servicer shall promptly provide written notice to the related Companion Holder or mezzanine lender, as applicable, with a copy of such notice to the applicable Special Servicer. If such Serviced Mortgage Loan or Serviced Whole Loan is a Defaulted Loan, the applicable Special Servicer shall, subject to subsections (b) through (d) of this Section 3.09 and Section 3.24, subject to the Directing Certificateholder’s, the Operating Advisor’s and the Risk Retention Consultation Parties’ respective rights pursuant to Section 6.08, and any Companion Holder or mezzanine lender’s rights under the related Intercreditor Agreement (in the case of a Serviced Whole Loan, on behalf of the holders of the beneficial interest of the related Companion Loan) or this Agreement, exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert (which may include an REO Acquisition) the ownership of property securing any such Serviced Mortgage Loan and related Companion Loan, if any, as come into and continue in default as to which no satisfactory arrangements (including by way of a discounted pay-off) can be made for collection of delinquent payments, and which are not released from the Trust Fund pursuant to any other provision hereof. The foregoing is subject to the provision that, in any case in which a Mortgaged Property shall have suffered damage from an Uninsured Cause, the applicable Master Servicer or the applicable Special Servicer shall not be required to make a Servicing Advance and expend funds toward the restoration of such property unless such Special Servicer has determined in its reasonable discretion that such restoration will increase the net proceeds of liquidation of such Mortgaged Property to Certificateholders and the VRR Interest Owners after reimbursement to such Master Servicer or such Special Servicer, as applicable, for such Servicing Advance, and such Master Servicer or such Special Servicer has not determined that such Servicing Advance together with accrued and unpaid interest thereon would constitute a Nonrecoverable Advance. The costs and expenses incurred by the applicable Special Servicer in any such proceedings shall be advanced by the applicable Master Servicer; provided that, in each case, such cost or expense would not, if incurred, constitute a Nonrecoverable Servicing Advance. Nothing contained in this Section 3.09 shall be construed so as to require a Master Servicer or a Special Servicer, on behalf of the Trust, to make an offer on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the applicable Master Servicer or the applicable Special Servicer in its reasonable judgment taking into account the factors described in Section 3.16(b) and the results of any Appraisal obtained pursuant to the following sentence, all such offers to be made in a manner consistent with the Servicing Standard. If and when the applicable Special Servicer or the applicable Master Servicer deems it necessary and prudent for purposes of establishing the fair market value of any Mortgaged Property securing a Defaulted Loan or any related defaulted Companion Loan, whether for purposes of making an offer at foreclosure or otherwise, the applicable Special Servicer or the applicable Master Servicer, as the case may be, is authorized to have an Appraisal performed with respect to such property by an Independent MAI-designated appraiser the cost of which shall be paid by such Master Servicer as a Servicing Advance.

(b)               No Special Servicer shall acquire any personal property pursuant to this Section 3.09 unless either:

(i)                                 such personal property is incident to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by such Special Servicer; or

(ii)                              such Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance) to the effect that the holding of such personal property by the Trust (to the extent not allocable to the related Companion Loan) will not cause an Adverse REMIC Event.

(c)                Notwithstanding the foregoing provisions of this Section 3.09 and Section 3.24, neither the applicable Master Servicer nor the applicable Special Servicer shall, on behalf of the Trustee, obtain title to a Mortgaged Property in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the Trustee, on behalf of the Certificateholders, the VRR Interest Owners and/or any related Companion Holder, would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of CERCLA or any comparable law, unless (as evidenced by an Officer’s Certificate to such effect delivered to the Trustee) the applicable Special Servicer has previously determined in accordance with the Servicing Standard, based on an Environmental Assessment of such Mortgaged Property performed by an Independent Person who regularly conducts Environmental Assessments and performed within six (6) months prior to any such acquisition of title or other action, that:

(i)                                 such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders and the VRR Interest Owners (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders, VRR Interest Owners and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(ii)                              there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such Hazardous Materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders and the VRR Interest Owners (and with respect to any Serviced Whole Loan, the Companion Holders), as a collective whole as if such Certificateholders, the VRR Interest Owners and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

The cost of any such Environmental Assessment shall be paid by the applicable Master Servicer as a Servicing Advance and the cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the preceding sentence shall be paid by the applicable Master Servicer as a Servicing Advance, unless it is a Nonrecoverable Servicing Advance (in which case it shall be an expense of the Trust and, in the case of a Serviced Whole Loan, shall be withdrawn in accordance with the related Intercreditor Agreement by the applicable

Master Servicer from its Collection Account, including from the Companion Distribution Account (such withdrawal to be made from amounts on deposit therein that are otherwise payable on or allocable to such Serviced Whole Loan)); and if any such Environmental Assessment so warrants, the applicable Special Servicer shall, except with respect to any Companion Loan and any Environmental Assessment ordered after such Mortgage Loan has been paid in full, perform such additional environmental testing at the expense of the Trust as it deems necessary and prudent to determine whether the conditions described in clauses (i) and (ii) of the preceding sentence have been satisfied. With respect to Non-Specially Serviced Loans, the applicable Master Servicer and, with respect to Specially Serviced Loans, the applicable Special Servicer (other than any Non-Serviced Mortgage Loan) shall review and be familiar with the terms and conditions relating to enforcing claims and shall monitor the dates by which any claim or action must be taken (including delivering any notices to the insurer and using reasonable efforts to perform any actions required under such policy) under each environmental insurance policy in effect and obtained on behalf of the mortgagee to receive the maximum proceeds available under such policy for the benefit of the Certificateholders, the VRR Interest Owners and the Trustee (as holder of the Lower-Tier Regular Interests).

(d)               If (i) the environmental testing contemplated by subsection (c) above establishes that either of the conditions set forth in clauses (i) and (ii) of subsection (c) above of the first sentence thereof has not been satisfied with respect to any Mortgaged Property securing a Defaulted Loan and, in the case of a Serviced Mortgage Loan, any related Companion Loan, and (ii) there has been no breach of any of the representations and warranties set forth in or required to be made pursuant to Section 4 of each of the Mortgage Loan Purchase Agreements for which the applicable Mortgage Loan Seller could be required to repurchase such Defaulted Loan pursuant to Section 5 of the applicable Mortgage Loan Purchase Agreement, then the applicable Special Servicer shall take such action as it deems to be in the best economic interest of the Trust (other than proceeding to acquire title to the Mortgaged Property) and is hereby authorized, with the consent of the Directing Certificateholder and after consultation with each Risk Retention Consultation Party pursuant to Section 6.08 (in each case (A) prior to the occurrence and continuance of a Control Termination Event (or with respect to any AB Mortgage Loan, if an AB Control Appraisal Period is in effect, but prior to the occurrence and continuance of a Control Termination Event) and (B) other than with respect to any Excluded Loan as to such party) at such time as it deems appropriate to release such Mortgaged Property from the lien of the related Mortgage, provided that, if such Mortgage Loan has a then-outstanding principal balance of greater than $1,000,000, then prior to the release of the related Mortgaged Property from the lien of the related Mortgage, (i) the applicable Special Servicer shall have notified the Rating Agencies, the Trustee, the Certificate Administrator, the applicable Master Servicer, the Operating Advisor, the Directing Certificateholder and each Risk Retention Consultation Party (in the case of the Directing Certificateholder, prior to the occurrence and continuance of a Consultation Termination Event, and in the case of the Directing Certificateholder or the Risk Retention Consultation Parties other than with respect to any Excluded Loan as to such party), in writing of its intention to so release such Mortgaged Property and the bases for such intention, (ii) the Certificate Administrator shall have posted such notice of the applicable Special Servicer’s intention to so release such Mortgaged Property to the Certificate Administrator’s Website pursuant to Section 3.13(b) and (iii) in addition to the prior written consent of the Directing Certificateholder as required above, the Holders of Certificates entitled to more than 50% of the Voting Rights shall have consented or have been deemed to have consented to such release within thirty (30) days of the Certificate Administrator’s posting such notice to the Certificate Administrator’s Website (failure to respond by the end of such 30-day period being deemed consent of the Holders of the Certificates and the VRR Interest Owners). To the extent any fee charged by any Rating Agency in connection with rendering such written confirmation is not paid by the related Mortgagor, such fee is to be an expense of the Trust; provided that the applicable Special Servicer shall use commercially reasonable efforts to collect such fee from the Mortgagor to the extent permitted under the related Mortgage Loan documents.

(e)                Each Special Servicer shall provide written reports and a copy of any Environmental Assessments in electronic format to the Directing Certificateholder and the Risk Retention Consultation Parties (in each case, other than with respect to any Excluded Loan as to such party), each applicable Master Servicer and the 17g-5 Information Provider monthly regarding any actions taken by such Special Servicer with respect to any Mortgaged Property securing a Defaulted Loan, or defaulted Companion Loan as to which the environmental testing contemplated in subsection (c) above has revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied, in each case until the earlier to occur of satisfaction of both such conditions, repurchase of the related Mortgage Loan by the applicable Mortgage Loan Seller or release of the lien of the related Mortgage on such Mortgaged Property.

(f)                Each Special Servicer shall notify the applicable Master Servicer of any abandoned and/or foreclosed properties which require reporting to the Internal Revenue Service and shall provide such Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Mortgage Loan or related Companion Loan that is abandoned or foreclosed and such Master Servicer shall report to the Internal Revenue Service and the related Mortgagor, in the manner required by applicable law, such information and such Master Servicer shall report, via Form 1099A or Form 1099C (or any successor form), all forgiveness of indebtedness and abandonment and foreclosure to the extent such information has been provided to such Master Servicer by such Special Servicer. Upon request, the applicable Master Servicer shall deliver a copy of any such report to the Trustee and the Certificate Administrator.

(g)               Each Special Servicer shall have the right to determine, in accordance with the Servicing Standard, the advisability of the maintenance of an action to obtain a deficiency judgment if the state in which the Mortgaged Property is located and the terms of the Mortgage Loan (and if applicable, the related Companion Loan) permit such an action.

(h)               Each Special Servicer shall maintain accurate records, prepared by one of its Servicing Officers, of each Final Recovery Determination in respect of a Defaulted Loan (other than with respect to a Non-Serviced Mortgage Loan) or defaulted Companion Loan or any REO Property (other than any Non-Serviced Mortgaged Property) and the basis thereof. Each Final Recovery Determination shall be evidenced by an Officer’s Certificate promptly delivered to the Trustee, the Certificate Administrator, the Directing Certificateholder and the applicable Risk Retention Consultation Party (but in the case of the Directing Certificateholder and the applicable Risk Retention Consultation Parties, other than with respect to any Excluded Loan as to such party) and the applicable Master Servicer and in no event later than the next succeeding P&I Advance Determination Date.

(i)                 No Special Servicer shall foreclose upon or otherwise cause the Trust to acquire ownership of any equity interest in a partnership, trust or limited liability company

(“Equity Collateral”) on behalf of any Trust REMIC unless both (A) such Special Servicer obtains all of the Equity Collateral so that such acquired entity becomes disregarded as an entity separate from the holder of such equity for U.S. federal income tax purposes and (B) the assets of such entity consist of “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code). Notwithstanding the foregoing, the applicable Special Servicer may, on behalf of the Trust Fund but not on behalf of any Trust REMIC, obtain title to Equity Collateral for which the foregoing requirements are not satisfied if (i) such Equity Collateral would not be deemed to be an asset of any Trust REMIC and (ii) all amounts received with respect to such Equity Collateral or the sale of such Equity Collateral would be (1) treated as payable to the Trust REMICs as credit enhancement amounts within the meaning of the REMIC Provisions or (2) applied towards the repayment of the Mortgage Loan.

Section 3.10        Trustee and Certificate Administrator to Cooperate; Release of Mortgage Files. (a) Upon the payment in full of any Serviced Mortgage Loan, or the receipt by the applicable Master Servicer or the applicable Special Servicer, as the case may be, of a notification that payment in full shall be escrowed in a manner customary for such purposes, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall promptly notify the Trustee and the Custodian and request delivery of the related Mortgage File. Any such notice and request shall be in the form of a Request for Release signed by a Servicing Officer and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the applicable Collection Account pursuant to Section 3.04(a) or remitted to the applicable Master Servicer to enable such deposit, have been or will be so deposited. Within seven (7) Business Days (or within such shorter period as release can reasonably be accomplished if the applicable Master Servicer or the applicable Special Servicer notifies the Custodian of an exigency) of receipt of such notice and request, the Custodian shall release the related Mortgage File to the applicable Master Servicer or the applicable Special Servicer, as the case may be; provided that in the case of the payment in full of a Serviced Companion Loan or its related Mortgage Loan, the related Mortgage File shall not be released by the Custodian unless the related Serviced Whole Loan is paid in full. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to a Collection Account.

(b)               From time to time as is appropriate for servicing or foreclosure of any Serviced Mortgage Loan (and any related Companion Loan), the applicable Master Servicer or the applicable Special Servicer shall deliver to the Custodian a Request for Release signed by a Servicing Officer. Upon receipt of the foregoing, the Custodian shall deliver the Mortgage File or any document therein to the applicable Master Servicer or the applicable Special Servicer (or a designee), as the case may be. Upon return of such Mortgage File or such document to the Custodian, or the delivery to the Trustee and the Custodian of a certificate of a Servicing Officer of the applicable Master Servicer or the applicable Special Servicer, as the case may be, stating that such Mortgage Loan (and, in the case of a Serviced Whole Loan, the related Companion Loan), was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the applicable Collection Account (including amounts related to the related Companion Loan, if applicable) pursuant to Section 3.04(a) have been or will be so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be released by the Custodian to the applicable Master Servicer or the applicable Special Servicer (or a designee), as the case may be, with the original being released upon termination of the Trust.

(c)                Within seven (7) Business Days (or within such shorter period as delivery can reasonably be accomplished if the applicable Special Servicer notifies the Trustee of an exigency) of receipt thereof, the Trustee shall execute and deliver to the applicable Special Servicer any court pleadings, requests for trustee’s sale or other documents necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note (including any note evidencing a related Companion Loan) or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity. The applicable Special Servicer shall be responsible for the preparation of all such documents and pleadings. When submitted to the Trustee for signature, such documents or pleadings shall be accompanied by a certificate of a Servicing Officer requesting that such pleadings or documents be executed by the Trustee and certifying as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale. The Trustee shall not be required to review such documents for their sufficiency or enforceability.

(d)               If, from time to time, pursuant to the terms of the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA, and as appropriate for enforcing the terms of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Master Servicer requests delivery to it of the original Mortgage Note for a Non-Serviced Mortgage Loan, then the Custodian shall release or cause the release of such original Mortgage Note to such Non-Serviced Master Servicer or its designee.

Section 3.11        Servicing Compensation. (a) As compensation for its activities hereunder, the applicable Master Servicer shall be entitled to receive the Servicing Fee with respect to each Mortgage Loan, Serviced Companion Loan and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA). As to each Mortgage Loan, Companion Loan and REO Loan, the Servicing Fee shall accrue from time to time at the Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan, Companion Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on such Mortgage Loan, Companion Loan or REO Loan, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Mortgage Loan or Companion Loan or deemed to be due on such REO Loan is computed. The Servicing Fee with respect to any Mortgage Loan, Companion Loan or REO Loan shall cease to accrue if a Liquidation Event occurs with respect to the related Mortgage Loan, except that if such Mortgage Loan is part of a Serviced Whole Loan and such Serviced Whole Loan continues to be serviced and administered under this Agreement notwithstanding such Liquidation Event, then the applicable Servicing Fee shall continue to accrue and be payable as if such Liquidation Event did not occur. The Servicing Fee shall be payable monthly, on a loan-by-loan basis, from payments of interest on each Mortgage Loan, Companion Loan and REO Revenues allocable as interest on each REO Loan, and as otherwise provided by Section 3.05(a). Each Master Servicer shall be entitled to recover unpaid Servicing Fees in respect of any applicable Mortgage Loan, Companion

Loan or REO Loan out of that portion of related payments, Insurance and Condemnation Proceeds, Liquidation Proceeds and REO Revenues (in the case of an REO Loan) allocable as recoveries of interest, to the extent permitted by Section 3.05(a).

Except as set forth in the following sentence, the fourth (4th) paragraph of this Section 3.11(a), Section 6.03, Section 6.05 and Section 7.01(c), the right to receive the Servicing Fee may not be transferred in whole or in part (except in connection with a transfer of all of the applicable Master Servicer’s duties and obligations hereunder to a successor servicer in accordance with the terms hereof). With respect to each Serviced Companion Loan, the Servicing Fee shall be payable to the applicable Master Servicer from amounts payable in respect of such Serviced Companion Loan, subject to the terms of the related Intercreditor Agreement.

Each Master Servicer shall be entitled to retain, and shall not be required to deposit in its Collection Account pursuant to Section 3.04(a), additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan) in the form of the following amounts to the extent collected from the related Mortgagor relating to a Mortgage Loan and any related Serviced Companion Loan for which it acts as Master Servicer:

(i)                                100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Non-Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions; provided, that if any such matter involves a Major Decision, then such Master Servicer will be entitled to 50% of such Excess Modification Fees;

(ii)                             100% of all assumption application fees and other similar items received on any Serviced Mortgage Loans that are Non-Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Intercreditor Agreement) to the extent such Master Servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee shall not include any Modification Fees in connection with a defeasance that the applicable Special Servicer is entitled to under this Agreement); and

(iii)                          100% of assumption, waiver, consent and earnout fees, and other similar fees (other than assumption application fees and defeasance fees) pursuant to Section 3.08 and Section 3.18 or other actions performed in connection with this Agreement on the Non-Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Intercreditor Agreement) relating to Master Servicer Decisions; provided, that if any such matter involves a Major Decision, then such Master Servicer will be entitled to 50% of such assumption, waiver, consent and earnout fees and other similar fees.

In addition, the applicable Master Servicer shall be entitled to charge and retain as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan) any charges for beneficiary statements or demands (to the extent such beneficiary statements or demands are prepared by the applicable Master Servicer) and other customary charges, amounts collected for checks returned for insufficient funds (relating to the accounts held by such applicable Master Servicer) and reasonable review fees in connection with any Mortgagor request to the extent such review fees are not prohibited under the related Mortgage Loan documents, in each case only to the extent actually paid by or on behalf of the related Mortgagor and shall not be required to deposit such amounts in its Collection Account or the Companion Distribution Account pursuant to Section 3.04(a) or Section 3.04(b), respectively. Subject to Section 3.11(d), the applicable Master Servicer shall also be entitled to additional servicing compensation in the form of: (i) Penalty Charges to the extent provided in Section 3.11(d), (ii) interest or other income earned on deposits relating to the Trust Fund in its Collection Account or the Companion Distribution Account in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to the current Distribution Date), (iii) interest or other income earned on deposits in its Servicing Accounts which are not required by applicable law or the related Mortgage Loan to be paid to the Mortgagor, and (iv) the difference, if positive, between Prepayment Interest Excesses and Prepayment Interest Shortfalls collected on the Mortgage Loans and any Serviced Pari Passu Companion Loan for which it acts as Master Servicer during the related Collection Period, to the extent not required to be paid as Compensating Interest Payments. The applicable Master Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts due and owing to any of its Sub-Servicers and the premiums for any blanket Insurance Policy insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not payable directly out of its Collection Account and the applicable Master Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

With respect to any of the preceding fees as to which both the applicable Master Servicer and the applicable Special Servicer are entitled to receive all or a portion thereof, the applicable Master Servicer and the applicable Special Servicer shall each have the right in its sole discretion, but not any obligation, to reduce, waive or elect not to charge its respective portion of such fee; provided, that (A) neither the applicable Master Servicer nor the applicable Special Servicer will have the right to reduce, waive or elect not to charge the portion of any such fee due to the other and (B) to the extent either of the applicable Master Servicer or the applicable Special Servicer exercises its right to reduce, waive or elect not to charge its respective portion in any such fee, the party that reduced, waived or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the applicable Master Servicer decides not to charge any fee, the applicable Special Servicer shall nevertheless be entitled to charge its portion of the related fee to which such Special Servicer would have been entitled if such Master Servicer had charged a fee and such Master Servicer will not be entitled to any of such fee charged by such Special Servicer. Similarly, if the applicable Special Servicer decides not to charge any fee, the applicable Master Servicer shall nevertheless be entitled to charge its portion of the related fee to which such Master Servicer would have been entitled if such Special Servicer had charged a fee and such Special Servicer shall not be entitled to any portion of such fee charged by such Master Servicer. For the avoidance of doubt, the applicable Special Servicer may, in connection with a workout or other modification of a Mortgage Loan and without the consent of the applicable Master Servicer, waive any or all related Penalty Charges, regardless of who is entitled to receive such payments as compensation; provided that any collections in respect of such Penalty Charges allocated to additional servicing compensation will be shared pro rata by the applicable Master Servicer and applicable Special Servicer based on the respective portions of such Penalty Charges to which each would otherwise have been entitled.

Notwithstanding anything herein to the contrary, Trimont LLC and National Cooperative Bank, N.A. may, at its option, assign or pledge to any third party or retain for itself the Transferable Servicing Interest with respect to any Mortgage Loan and any Serviced Companion Loan (and any successor REO Loan) for which it acts as Master Servicer; provided, however, that in the event of any resignation or termination of such Master Servicer, all or any portion of the Transferable Servicing Interest may be reduced by the Trustee to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to obtain a qualified successor master servicer that meets the requirements of Section 6.05 and who requires market-rate servicing compensation that accrues at a per annum rate in excess of the Retained Fee Rate, and any such assignment of the Transferable Servicing Interest shall, by its terms be expressly subject to the terms of this Agreement and such reduction. The applicable Master Servicer shall pay the Transferable Servicing Interest to the holder of the Transferable Servicing Interest at such time and to the extent such Master Servicer is entitled to receive payment of its Servicing Fees hereunder, notwithstanding any resignation or termination of Trimont LLC, as General Master Servicer, or National Cooperative Bank, N.A., as NCB Master Servicer, as applicable, hereunder (subject to reduction pursuant to the preceding sentence).

(b)               As compensation for its activities hereunder, each Special Servicer shall be entitled to receive the Special Servicing Fee with respect to each Specially Serviced Loan and REO Loan (other than a Non-Serviced Mortgage Loan and any REO Loan relating to a Non-Serviced Mortgaged Property). As to each Specially Serviced Loan and REO Loan, the Special Servicing Fee shall accrue from time to time at the Special Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Specially Serviced Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on the Specially Serviced Loans or REO Loans, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Specially Serviced Loan or deemed to be due on such REO Loan is computed. The Special Servicing Fee with respect to any Specially Serviced Loan or REO Loan shall cease to accrue if a Liquidation Event occurs with respect to the related Mortgage Loan. The Special Servicing Fee shall be payable monthly, on a loan-by-loan basis, in accordance with the provisions of Section 3.05(a). The right to receive the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the applicable Special Servicer’s responsibilities and obligations under this Agreement. No Special Servicer shall be entitled to any Special Servicing Fees with respect to a Non-Serviced Mortgage Loan.

(c)                Each Special Servicer shall be entitled to additional servicing compensation with respect to each Serviced Mortgage Loan and Serviced Companion Loan for which it acts as special servicer or performs duties in the form of:

(i)                                100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans;

(ii)                             100% of assumption application fees and other similar items received with respect to Specially Serviced Loans and 100% of all assumption application fees and other similar items received with respect to Serviced Mortgage Loans and Serviced Companion Loans that are Non-Specially Serviced Loans to the extent the applicable Special Servicer processes the underlying transaction;

(iii)                          100% of waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related Mortgagor;

(iv)                         100% of assumption fees and other similar fees received with respect to Specially Serviced Loans;

(v)                             50% of all Excess Modification Fees and assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) received with respect to any Serviced Mortgage Loans or Serviced Companion Loans that are Non-Specially Serviced Loans to the extent that the matter involves a Major Decision regardless of who processes such decision;

(vi)                         100% of charges for beneficiary statements and demand charges actually paid by the Mortgagors to the extent such beneficiary statements or demand charges are prepared by such Special Servicer;

(vii)                      100% of any charges collected for checks intended for deposit in the applicable REO Account maintained by such Special Servicer and returned for insufficient funds; and

(viii)                    Penalty Charges to the extent provided in Section 3.11(d).

Such additional servicing compensation shall be promptly paid to each Special Servicer by the applicable Master Servicer (or directly from the related Mortgagor) to the extent such fees are paid by the Mortgagor and shall not be required to be deposited in the applicable Collection Account pursuant to Section 3.04(a). Subject to Section 3.11(d), each Special Servicer shall also be entitled to additional servicing compensation in the form of interest or other income earned on deposits relating to the Trust Fund in the REO Account and Loss of Value Reserve Fund in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to such Distribution Date). In addition, each Special Servicer shall be entitled to retain as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan) reasonable review fees in connection with any Mortgagor request to the extent such review fees are not prohibited under the related Mortgage Loan documents, and only to the extent actually paid by or on behalf of the related Mortgagor. Each Special Servicer shall also be entitled to additional servicing compensation in the form of a Workout Fee with respect to each Corrected Loan at the Workout Fee Rate on such Corrected Loan for so long as it remains a Corrected Loan; provided, that after receipt by the applicable Special Servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount shall be reduced by the Excess Modification Fee Amount received by the applicable Special Servicer; provided, further, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the applicable Special Servicer shall be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the applicable Special Servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) being equal to $25,000. The Workout Fee shall be reduced (but not below zero) with respect to each collection on such Corrected Loan from which fee would otherwise be payable until an amount equal to the Excess Modification Fee Amount has been deducted in full. The Workout Fee with respect to any Corrected Loan will cease to be payable if such loan again becomes a Specially Serviced Loan; provided that a new Workout Fee will become payable if and when such Specially Serviced Loan again becomes a Corrected Loan. No Special Servicer shall be entitled to any Workout Fee with respect to a Non-Serviced Mortgage Loan. If a Special Servicer is terminated (other than for cause) or resigns, it shall retain the right to receive any and all Workout Fees payable in respect of Mortgage Loans or any related Companion Loan that became Corrected Loans prior to the time of that termination or resignation except the Workout Fees will no longer be payable if the Corrected Loan subsequently becomes a Specially Serviced Loan. If a Special Servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated Special Servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the applicable Special Servicer and evidenced by a signed writing, but which had not as of the time the applicable Special Servicer resigned or was terminated become a Corrected Loan solely because the Mortgagor had not had sufficient time to make three (3) consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the Mortgagor making such three (3) consecutive timely Periodic Payments. The successor special servicer will not be entitled to any portion of such Workout Fees. No Special Servicer will be entitled to receive any Workout Fees after termination of such Special Servicer for cause. A Liquidation Fee will be payable to a Special Servicer with respect to (a) each Serviced Mortgage Loan with respect to which such Special Servicer acts as the Enforcing Servicer (including in connection with certain Loss of Value Payments), (b) each Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than a Non-Serviced Mortgaged Property) as to which such Special Servicer receives any Liquidation Proceeds or Insurance and Condemnation Proceeds and (c) each Serviced Mortgage Loan sold by such Special Servicer in accordance with this Agreement, in each case, subject to the exceptions set forth in the definition of Liquidation Fee (such Liquidation Fee to be paid out of such Liquidation Proceeds, Insurance and Condemnation Proceeds). If, however, Liquidation Proceeds or Insurance and Condemnation Proceeds are received with respect to any Corrected Loan and the applicable Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds and Insurance and Condemnation Proceeds that constitute principal and/or interest on such Mortgage Loan. Notwithstanding anything herein to the contrary, each Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to proceeds on any Mortgage Loan. Notwithstanding the foregoing, with respect to any Companion Loan, the Liquidation Fee, Workout Fee and Special Servicing Fees, if any, will be computed as provided in the related Intercreditor Agreement or to the extent such Intercreditor Agreement is silent or refers to this Agreement or indicates such fees are paid in accordance with this Agreement, as provided herein as though such Companion Loan were a Mortgage Loan. Subject to Section 3.11(d), each Special Servicer will also be entitled to additional fees in the form of Penalty Charges. Each Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts, other than management fees in respect of REO Properties, due and owing to any of its Sub-Servicers and the premiums for any blanket Insurance Policy obtained by it insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not expressly payable directly out of the applicable Collection Account or the REO Account, and the applicable Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

With respect to any of the preceding fees as to which both the Master Servicer and the Special Servicer are entitled to receive a portion thereof, the applicable Master Servicer and the applicable Special Servicer shall each have the right in its sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided, however, that (A) neither the applicable Master Servicer nor the applicable Special Servicer will have the right to reduce or elect not to charge the portion of any fee due to the other and (B) to the extent either of the applicable Master Servicer or the applicable Special Servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge such fee will not have any right to share in any part of the other party’s portion of such fee. If the applicable Master Servicer decides not to charge any fee, the applicable Special Servicer shall nevertheless be entitled to charge its portion of the related fee to which the applicable Special Servicer would have been entitled if the applicable Master Servicer had charged a fee and the applicable Master Servicer will not be entitled to any of such fee charged by the applicable Special Servicer. Similarly, if the applicable Special Servicer decides not to charge any fee, the applicable Master Servicer shall nevertheless be entitled to charge its portion of the related fee to which the applicable Master Servicer would have been entitled if the applicable Special Servicer had charged a fee and the applicable Special Servicer shall not be entitled to any portion of such fee charged by the applicable Master Servicer. For the avoidance of doubt, the applicable Special Servicer may, in connection with a workout or other modification of a Mortgage Loan and without the consent of the applicable Master Servicer, waive any or all related Penalty Charges, regardless of who is entitled to receive such payments as compensation; provided that any collections in respect of such Penalty Charges allocated to additional servicing compensation will be shared pro rata by the applicable Master Servicer and applicable Special Servicer based on the respective portions of such Penalty Charges to which each would otherwise have been entitled.

(d)               In determining the compensation of each applicable Master Servicer or each applicable Special Servicer, as applicable, with respect to Penalty Charges, on any Distribution Date, the aggregate Penalty Charges collected on any Serviced Mortgage Loan and any related Companion Loan since the prior Distribution Date shall be applied (in such order) to reimburse (i) the applicable Master Servicer, the applicable Special Servicer or the Trustee for interest on Advances on such Mortgage Loan or related Companion Loan, if applicable (and, in connection with a Non-Serviced Mortgage Loan, the applicable Non-Serviced Master Servicer, the applicable Non-Serviced Special Servicer or the applicable Non-Serviced Trustee for interest on the servicing advances made by any such party with respect to a Non-Serviced Whole Loan pursuant to the applicable Non-Serviced PSA, to the extent not prohibited by the applicable Non-Serviced Intercreditor Agreement) due on such Distribution Date, (ii) the Trust for all interest on Advances previously paid to the applicable Master Servicer or the Trustee pursuant to Section 3.05(a)(vi) (and, in connection with a Non-Serviced Mortgage Loan, the related trust for all interest on servicing advances reimbursed by such trust to any party under the applicable Non-Serviced PSA, which resulted in an additional expense for the Trust, to the extent not prohibited by the applicable Non-Serviced Intercreditor Agreement) with respect to such Mortgage Loan or related Companion Loan, if applicable and (iii) the Trust for all additional expenses of the Trust (including Special Servicing Fees, Workout Fees and Liquidation Fees), including without limitation, inspections by the applicable Special Servicer and all unpaid Advances incurred since the Closing Date with respect to such Mortgage Loan. Penalty Charges (other than with respect to a Non-Serviced Mortgage Loan, which shall be payable as additional servicing compensation under the related Non-Serviced PSA) remaining thereafter shall be distributed to the applicable Master Servicer, if and to the extent accrued while such Mortgage Loan and any related Companion Loan was a Non-

Specially Serviced Loan, and to the applicable Special Servicer, if and to the extent accrued on such Mortgage Loan during the period such Mortgage Loan was a Specially Serviced Loan or REO Loan. Any Penalty Charges paid or payable as additional servicing compensation to the applicable Master Servicer and the applicable Special Servicer shall be distributed between such Master Servicer and such Special Servicer, on a pro rata basis, based on such Master Servicer’s and such Special Servicer’s respective entitlements to such compensation described in the previous sentence. Notwithstanding the foregoing or anything else herein to the contrary, Penalty Charges with respect to any Companion Loan will be allocated pursuant to the applicable Intercreditor Agreement after payment of all related Advances and interest thereon and additional expenses of the Trust in accordance with this Section 3.11(d).

If a Servicing Shift Whole Loan becomes a Specially Serviced Loan prior to the applicable Servicing Shift Securitization Date, the applicable Special Servicer shall service and administer such Servicing Shift Whole Loan and any related REO Property in the same manner as any other Specially Serviced Loan or Serviced REO Property and shall be entitled to all rights and compensation earned with respect to such Serviced Whole Loan as the applicable Special Servicer of such Serviced Whole Loan. With respect to a Servicing Shift Mortgage Loan, prior to the applicable Servicing Shift Securitization Date, no other special servicer will be entitled to any such compensation or have such rights and obligations. If a Servicing Shift Whole Loan is still a Specially Serviced Loan on the applicable Servicing Shift Securitization Date, the Non-Serviced Special Servicer and the applicable Special Servicer shall be entitled to compensation with respect to such Servicing Shift Whole Loan as if such Special Servicer were being terminated (other than for cause) as the Special Servicer with respect to such Servicing Shift Whole Loan and the Non-Serviced Special Servicer were replacing such Special Servicer as the successor Special Servicer with respect to such Servicing Shift Whole Loan.

(e)                With respect to each Distribution Date, each Special Servicer shall deliver or cause to be delivered to the applicable Master Servicer within two (2) Business Days following the Determination Date, and such Master Servicer shall deliver, to the extent it has received, to the Certificate Administrator, without charge and on the related Remittance Date, an electronic report (which may include HTML, Word or Excel compatible format, clean and searchable PDF format or such other format as mutually agreeable between the Certificate Administrator and the applicable Special Servicer) that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the applicable Special Servicer or any of its Affiliates, if any, with respect to such Distribution Date; provided that no such report shall be due in any month during which no Disclosable Special Servicer Fees were received.

(f)                Each Special Servicer and its Affiliates shall be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any Person (including, without limitation, the Trust, any Mortgagor, any property manager, any guarantor or indemnitor in respect of a Mortgage Loan and any purchaser of any Mortgage Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under this Agreement, other than as expressly provided in this Section 3.11; provided that such prohibition shall not apply to Permitted Special Servicer/Affiliate Fees.

(g)               Pursuant to the CREFC® License Agreement, CREFC® shall be paid (according to the payment instructions set forth on Exhibit II hereto or such other payment instructions as CREFC® may provide to each applicable Master Servicer in writing at least two (2) Business Days prior to the Remittance Date) the CREFC® Intellectual Property Royalty License Fee on a monthly basis. Each Master Servicer shall withdraw from its Collection Account and, to the extent sufficient funds are on deposit therein, pay the CREFC® Intellectual Property Royalty License Fee to CREFC® in accordance with Section 3.05(a)(xii) on a monthly basis, from funds on deposit in its Collection Account.

Section 3.12        Inspections; Collection of Financial Statements. (a) Each Master Servicer shall perform (at its own expense), or shall cause to be performed (at its own expense), a physical inspection of each Mortgaged Property relating to a Mortgage Loan (other than a Non-Serviced Mortgage Loan or a Specially Serviced Loan or an REO Loan) for which it acts as Master Servicer with a Stated Principal Balance of (i) $2,000,000 or more at least once every twelve (12) months and (ii) less than $2,000,000 at least once every twenty-four (24) months, in each case, commencing in the calendar year 2027 (and each Mortgaged Property shall be inspected on or prior to December 31, 2028); provided, that if a physical inspection has been performed by the applicable Special Servicer in the previous twelve (12) months, such Master Servicer will not be required to perform, or cause to be performed, such physical inspection; provided, further, that if any scheduled payment becomes more than sixty (60) days delinquent on the related Mortgage Loan, the applicable Special Servicer shall inspect or cause to be inspected the related Mortgaged Property as soon as practicable after such Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as such Mortgage Loan remains a Specially Serviced Loan. The cost of such inspection by a Special Servicer pursuant to the second proviso of the immediately preceding sentence shall be an expense of the Trust, and, to the extent not paid by the related Mortgagor, reimbursed first from Penalty Charges actually received from the related Mortgagor and then from the applicable Collection Account pursuant to Section 3.05(a)(ii), provided that, with respect to a Serviced Whole Loan, such cost shall be payable, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, in accordance with their respective outstanding principal balances, or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan(s) and then, from the Serviced AB Mortgage Loan and any Serviced Pari Passu Companion Loans on a pro rata and pari passu basis (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced AB Mortgage Loan, any Serviced Pari Passu Companion Loans and the AB Subordinate Companion Loans), in each case, prior to being payable out of general collections. With respect to any Serviced AB Whole Loan, the costs will be allocated, first, as an expense of the related Subordinate Companion Holder and, second, as an expense of the holder of the related Mortgage Loan to the extent provided in the related Intercreditor Agreement. The applicable Special Servicer or the applicable Master Servicer, as applicable, shall prepare or cause to be prepared a written report of each such inspection detailing the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of (i) any vacancy at the Mortgaged Property that the preparer of such report has knowledge of and the applicable Master Servicer or the applicable Special Servicer, as the case may be, deems material, (ii) any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, (iii) any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the applicable Master Servicer or the applicable Special Servicer, as the case may be, deems material, (iv) any visible material waste committed on the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection and (v) photographs of each inspected Mortgaged Property. The applicable Special Servicer and the applicable Master Servicer shall promptly following preparation deliver or make available a copy (in electronic format) of each such report prepared by such Special Servicer and such Master Servicer, respectively, to the other party, to the Directing Certificateholder ((i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan (as to such party) that is a Specially Serviced Loan). Within five (5) Business Days after request for copies of such reports by the Rating Agencies, the applicable Special Servicer or the applicable Master Servicer, as applicable, shall deliver or make available a copy (in electronic format) of each such report prepared by such Special Servicer and such Master Servicer, as applicable, to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website for review by NRSROs (including the Rating Agencies) that are Privileged Persons. In respect of any Mortgage Loan other than an Excluded Loan (as to the Directing Certificateholder) that is a Specially Serviced Loan and prior to the occurrence of a Consultation Termination Event, the applicable Master Servicer shall deliver or make available a copy of each such report to the Directing Certificateholder and upon request to each Controlling Class Certificateholder (which request may state that such items may be delivered until further notice) (except, after the occurrence and during the continuance of a Consultation Termination Event or with respect to any Specially Serviced Loan that is an Excluded Loan as to such party).

(b)               Each Special Servicer, in the case of any Specially Serviced Loan, and each Master Servicer, in the case of any Non-Specially Serviced Loan, shall use reasonable efforts to collect promptly and review from each related Mortgagor under the Mortgage Loans for which it acts as Master Servicer or Special Servicer, as applicable, quarterly and annual (or, in the case of Mortgage Loans secured by residential cooperative properties, annual only) operating statements, financial statements, budgets and rent rolls (or, with respect to residential cooperative properties, maintenance schedules) of the related Mortgaged Property, and the quarterly and annual financial statements of such Mortgagor commencing with the calendar quarter ending on September 30, 2026 and the calendar year ending on December 31, 2026, whether or not delivery of such items is required pursuant to the terms of the related Mortgage Loan documents and any other reports or documents required to be delivered under the terms of the Mortgage Loans (and each Serviced Companion Loan), if delivery of such items is required pursuant to the terms of the related Mortgage Loan documents. The applicable Master Servicer and the applicable Special Servicer shall not be required to request such operating statements or rent rolls (or, with respect to residential cooperative properties, maintenance schedules) more than once if the related Mortgagor is not required to deliver such statements pursuant to the terms of the Mortgage Loan documents. In addition, the applicable Special Servicer shall cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and shall collect all such items promptly following their preparation. The applicable Special Servicer shall deliver all such items to the applicable Master Servicer within five (5) Business Days of receipt, and such Master Servicer and such Special Servicer, as applicable, shall deliver or make available copies of all the foregoing items so collected to the Trustee, the Certificate Administrator, the Directing Certificateholder and the Depositor, in electronic format, in each case within sixty (60) days of its receipt thereof, but in no event, in the case of annual statements, later than June 30 of each year commencing in 2027. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of such items, the applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans and REO Loans) shall deliver or make available electronic copies of such items to the Certificate Administrator to be posted on the Certificate Administrator’s Website. Upon the request of any NRSRO, the applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans and REO Loans) shall deliver or make available copies of all or any portion of the foregoing items so collected thereby to the 17g-5 Information Provider pursuant to Section 3.13(c).

In addition, the applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, shall prepare with respect to each Mortgaged Property securing a Serviced Mortgage Loan and REO Property for which it acts as Master Servicer or Special Servicer, as applicable:

(i)                                 Within forty-five (45) days after receipt of a quarterly operating statement, if any, commencing within forty-five (45) days of receipt of such quarterly operating statement for the quarter ending September 30, 2026, a CREFC® Operating Statement Analysis Report (but only to the extent the related Mortgagor is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, such information) for such Mortgaged Property or REO Property as of the end of that calendar quarter and provides sufficient information to report pursuant to CREFC® guidelines, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then-current applicable CREFC® guidelines (it being understood that as of the Closing Date, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property or REO Property unless such Mortgaged Property or REO Property is analyzed on a trailing twelve (12) month basis, or if the related Serviced Mortgage Loan is on the CREFC® Servicer Watch List). Promptly following the initial preparation and each material revision thereof, the applicable Special Servicer shall deliver to the applicable Master Servicer (in electronic format) each CREFC® Operating Statement Analysis Report with respect to Specially Serviced Loans and REO Properties for which it acts as Special Servicer, along with the related operating statements. The applicable Master Servicer shall deliver or make available copies (in electronic format) of each CREFC® Operating Statement Analysis Report and, upon request, the related operating statements (in each case, promptly following the initial preparation and each material revision thereof) to the Certificate Administrator, the Directing Certificateholder and the related Companion Holder (with respect to any Serviced Companion Loan).

(ii)                              Within forty-five (45) days after receipt of an annual operating statement or rent rolls (or, with respect to residential cooperative properties, maintenance schedules) (if and to the extent any such information is in the form of normalized year-end financial statements that have been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) for each calendar year commencing within forty-five (45) days of receipt of such annual operating statement for the calendar year ending December 31, 2026, a CREFC® NOI Adjustment Worksheet (but only to the extent the related Mortgagor is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, such information), presenting the computation to “normalize” the full year net operating income and debt service coverage numbers used by the applicable Master Servicer in preparing the CREFC® Comparative Financial Status Report. Promptly following the initial preparation and each material revision thereof, the Special Servicer shall deliver to the Master Servicer (in electronic format) each CREFC® NOI Adjustment Worksheet with respect to Specially Serviced Loans and REO Properties, for which it acts as a Special Servicer. The applicable Master Servicer shall deliver or make available copies (in electronic format) of each CREFC® NOI Adjustment Worksheet and, upon request, the related operating statements or rent rolls (or, with respect to residential cooperative properties, maintenance schedules) (in each case, promptly following the initial preparation and each material revision thereof) to the Certificate Administrator, the Directing Certificateholder, the related Companion Holder (with respect to any Serviced Companion Loan) and, upon request, the 17g-5 Information Provider, and the 17g-5 Information Provider shall post all such items to the 17g-5 Information Provider’s Website.

(c)                At or before 2:00 p.m. (New York City time) on each Determination Date, each Special Servicer shall prepare and deliver or cause to be delivered to the applicable Master Servicer and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, the CREFC® Special Servicer Loan File and any applicable CREFC® Loan Liquidation Reports, CREFC® Loan Modification Reports and CREFC® REO Liquidation Reports with respect to the Specially Serviced Loans (excluding, for the Directing Certificateholder, any Excluded Loans as to such party) and any REO Properties (other than a Non-Serviced Mortgaged Property), providing the information required of the applicable Special Servicer in an electronic format, reasonably acceptable to the applicable Master Servicer as of the Business Day preceding such Determination Date, which CREFC® Special Servicer Loan File shall include data, to enable the applicable Master Servicer to produce the following supplemental CREFC® reports: (i) a CREFC® Delinquent Loan Status Report, (ii) a CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (iii) a CREFC® REO Status Report, (iv) a CREFC® Comparative Financial Status Report and (v) a CREFC® NOI Adjustment Worksheet and a CREFC® Operating Statement Analysis Report, in each case with the supporting financial statements, budgets, operating statements and rent rolls (or, with respect to residential cooperative properties, maintenance schedules) submitted by the Mortgagor.

(d)               Not later than 5:00 p.m. (New York City time) on each P&I Advance Date beginning August 2026, each Master Servicer shall prepare (if and to the extent necessary) and deliver or cause to be delivered in electronic format to the Certificate Administrator the following reports and data files with respect to the Mortgage Loans for which it acts as Master Servicer: (A) to the extent such Master Servicer has received the CREFC® Special Servicer Loan File at the time required, the most recent CREFC® Delinquent Loan Status Report, CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report and the CREFC® REO Status Report, (B) CREFC® Loan Setup File (only with respect to the first Distribution Date), (C) the most recent CREFC® Property File, and CREFC® Comparative Financial Status Report (in each case incorporating the data required to be included in the CREFC® Special Servicer Loan File pursuant to Section 3.12(c) by the applicable Special Servicer and the applicable Master Servicer), (D) a CREFC® Servicer Watch List with information that is current as of such Determination Date, (E) CREFC® Financial File, (F) CREFC® Loan Level Reserve/LOC Report, (G) the CREFC® Advance Recovery Report, (H) CREFC® Total Loan Report and (I) the report on Disclosable

Special Servicer Fees delivered pursuant to Section 3.11(e) to the extent received from the applicable Special Servicer, if any. Additionally, not later than 5:00 p.m. (New York City time) on the P&I Advance Date beginning August 2026, the applicable Master Servicer shall deliver or cause to be delivered in electronic format to the Certificate Administrator any applicable CREFC® Loan Liquidation Reports, CREFC® Loan Modification Reports and CREFC® REO Liquidation Reports received from the applicable Special Servicer. Not later than 2:00 p.m. (New York City time) two (2) Business Days prior to the Distribution Date beginning August 2026, the applicable Master Servicer shall deliver or cause to be delivered to the Certificate Administrator via electronic format the CREFC® Loan Periodic Update File and, to the extent received by such Master Servicer, the CREFC® Appraisal Reduction Template. In no event shall any report described in this subsection be required to reflect information that has not been collected by or delivered to the applicable Master Servicer, or any payments or collections not received by the applicable Master Servicer, as of the close of business on the Business Day prior to the Business Day on which the report is due.

Not later than two (2) Business Days prior to each P&I Advance Date, the NCB Master Servicer shall deliver to the General Master Servicer an NCB CREFC® Schedule AL File and any NCB Schedule AL Additional File in both EDGAR-Compatible Format and Excel format; provided, however, that the NCB Master Servicer shall have no obligation to prepare or deliver such NCB CREFC® Schedule AL File unless the NCB Master Servicer receives the Initial Schedule AL File from the Depositor pursuant to Section 2.01(j). If the General Master Servicer does not receive such NCB CREFC® Schedule AL File from the NCB Master Servicer by two (2) Business Days prior to the related P&I Advance Date, it shall immediately request such NCB CREFC® Schedule AL File from the NCB Master Servicer via email at BANK2026BNK52@ncb.com and send a copy of such request to the Depositor via email at cmbs_notices@morganstanley.com. In preparing the NCB CREFC® Schedule AL File and any NCB Schedule AL Additional File for any given Distribution Date, and without any due diligence, investigation or verification, the NCB Master Servicer shall be entitled to conclusively rely, absent manifest error, on the content, completeness and accuracy of the Initial Schedule AL File and Annex A-1 to the Prospectus. The NCB CREFC® Schedule AL File and the NCB Schedule AL Additional File delivered by the NCB Master Servicer shall each be a single file.

Not later than 5:00 p.m. (New York City time) on each P&I Advance Date beginning August 2026, the General Master Servicer shall deliver to the Certificate Administrator a CREFC® Schedule AL File and may deliver to the Certificate Administrator a Schedule AL Additional File, each covering all of the Mortgage Loans (which CREFC® Schedule AL File and Schedule AL Additional File shall include the information contained in the NCB CREFC® Schedule AL File and any NCB Schedule AL Additional File, respectively, delivered to the General Master Servicer by the NCB Master Servicer for such Distribution Date pursuant to the immediately preceding paragraph), and each in both EDGAR-Compatible Format and Excel format; provided, however, that the General Master Servicer shall have no obligation to prepare or deliver the CREFC® Schedule AL File for any given Distribution Date unless the General Master Servicer receives the Initial Schedule AL File from the Depositor pursuant to Section 2.01(j) and the NCB CREFC® Schedule AL File for such Distribution Date pursuant to the immediately preceding paragraph. If the Certificate Administrator does not receive the CREFC® Schedule AL File from the General Master Servicer by 5:00 p.m. (New York City time) on the P&I Advance Date, it shall request the CREFC® Schedule AL File from the General Master Servicer via email at investorreporting@trimont.com and send a copy of such request to the Depositor via email at

cmbs_notices@morganstanley.com. In preparing the CREFC® Schedule AL File and any Schedule AL Additional File for any given Distribution Date, and without any due diligence, investigation or verification, the General Master Servicer shall be entitled to conclusively rely, absent manifest error, on the content, completeness and accuracy of the Initial Schedule AL File and Annex A-1 to the Prospectus and the NCB CREFC® Schedule AL File and any NCB Schedule AL Additional File delivered to the General Master Servicer by the NCB Master Servicer for such Distribution Date pursuant to the immediately preceding paragraph. The CREFC® Schedule AL File and the Schedule AL Additional File delivered by the General Master Servicer shall each be a single file. The Certificate Administrator shall not be required to combine multiple CREFC® Schedule AL Files or Schedule AL Additional Files provided or prepared by or on behalf of any applicable Master Servicer. The Certificate Administrator shall not be required to review, redact, reconcile, edit or verify the content, completeness or accuracy of the information contained in any CREFC® Schedule AL File or Schedule AL Additional File. The Certificate Administrator shall not be deemed to have actual knowledge of the contents of any CREFC® Schedule AL File or Schedule AL Additional File solely by its receipt thereof.

In the absence of manifest error, each Master Servicer shall be entitled to conclusively rely upon, without investigation or inquiry, any information and reports delivered to it by any third party, and the Certificate Administrator shall be entitled to conclusively rely upon each Master Servicer’s reports and each Special Servicer’s reports and any information provided by the Trustee, without any duty or obligation to recompute, verify or recalculate any of the amounts and other information stated therein.

(e)                Each Special Servicer shall deliver to the applicable Master Servicer the reports and information required of such Special Servicer pursuant to Section 3.12(b) and Section 3.12(c), and such Master Servicer shall deliver or make available to the Certificate Administrator the reports and data files set forth in Section 3.12(d). Such Master Servicer may, absent manifest error, conclusively rely on the reports and/or data to be provided by the applicable Special Servicer pursuant to Section 3.12(b) and Section 3.12(c). The Certificate Administrator may, absent manifest error, conclusively rely on the reports and/or data to be provided by the applicable Master Servicer pursuant to Section 3.12(d). In the case of information or reports to be furnished by the applicable Master Servicer to the Certificate Administrator pursuant to Section 3.12(d), to the extent that such information or reports are, in turn, based on information or reports to be provided by the applicable Special Servicer pursuant to Section 3.12(b) or Section 3.12(c) and to the extent that such reports are to be prepared and delivered by the applicable Special Servicer pursuant to Section 3.12(b) or Section 3.12(c), the applicable Master Servicer shall have no obligation to provide such information or reports to the Certificate Administrator until it has received the requisite information or reports from the applicable Special Servicer, and the applicable Master Servicer shall not be in default hereunder due to a delay in providing the reports required by Section 3.12(d) caused by the applicable Special Servicer’s failure to timely provide any information or report required under Section 3.12(b) or Section 3.12(c) of this Agreement.

(f)                Notwithstanding the foregoing, however, the failure of a Master Servicer or a Special Servicer to disclose any information otherwise required to be disclosed by this Section 3.12 shall not constitute a breach of this Section 3.12 to the extent such Master Servicer or such Special Servicer so fails because such disclosure, in the reasonable belief of such Master Servicer or such Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Mortgaged Properties. A Master Servicer and a Special Servicer may disclose any such information or any additional information to any Person so long as such disclosure is consistent with applicable law and the Servicing Standard. A Master Servicer or a Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

(g)               Unless otherwise specifically stated herein, if a Master Servicer or a Special Servicer is required to deliver or make available any statement, report or information under any provisions of this Agreement, such Master Servicer or such Special Servicer, as the case may be, may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or (z) making such statement, report or information available on such Master Servicer’s website (with respect to items delivered by such Master Servicer (except with respect to items delivered by such Master Servicer to the Certificate Administrator)) or the Certificate Administrator’s Website, unless this Agreement expressly specifies a particular method of delivery.

Notwithstanding anything to the contrary in the foregoing, each Master Servicer and each Special Servicer shall deliver any required statements, reports or other information to the Certificate Administrator in an electronic format mutually agreeable to the Certificate Administrator and the applicable Master Servicer or the applicable Special Servicer, as the case may be. The applicable Master Servicer or the applicable Special Servicer may physically deliver a paper copy of any such statement, report or information as a temporary measure due to system problems, however, copies in electronic format shall follow upon the correction of such system problems.

Section 3.13        Access to Certain Information. (a) Each Master Servicer and Special Servicer shall provide or cause to be provided to the Certificate Administrator, and the Certificate Administrator shall afford access to any Mortgage Loan Seller and to any Certificateholder or VRR Interest Owner that is a federally insured financial institution, the OCC, the FDIC, the Board of Governors of the Federal Reserve System of the United States of America and the supervisory agents and examiners of such boards and such corporations, and any other federal or state banking or insurance regulatory authority that may exercise authority over any such Certificateholder or VRR Interest Owner and to each Holder of a Non-Registered Certificate, access to any documentation or information regarding the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and, in the case of a Mortgage Loan that is a portion of a Serviced Whole Loan, the related Companion Loan, and the Trust within its control which may be required by applicable law. At the election of the applicable Master Servicer, the applicable Special Servicer or the Certificate Administrator, such access may be afforded to such Person identified above by the delivery of copies of information as requested by such Person and such Master Servicer, such Special Servicer or the Certificate Administrator shall be permitted to require payment (other than from the Directing Certificateholder and the Trustee and the Certificate Administrator on its own behalf or on behalf of the Certificateholders and the VRR Interest Owners, as applicable) of a sum sufficient to cover the reasonable out-of-pocket costs incurred by it in making such copies. Such access shall (except as described in the preceding sentence) be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Certificate Administrator or the Custodian.

The failure of a Master Servicer or a Special Servicer to provide access as provided in this Section 3.13 as a result of a confidentiality obligation shall not constitute a breach of this Section 3.13. In connection with providing information pursuant to this Section 3.13, each applicable Master Servicer and each applicable Special Servicer may each (i) affix a reasonable disclaimer to any information provided by it for which it is not the original source (without suggesting liability on the part of any other party hereto); (ii) affix to any information provided by it a reasonable statement regarding securities law restrictions on such information and/or condition access to information on (x) the execution of a confidentiality agreement substantially in the form of Exhibit X, or (y) execution of a “click-through” confidentiality agreement if such information is being provided through the applicable Master Servicer’s or the applicable Special Servicer’s website; (iii) withhold access to confidential information or any intellectual property; and/or (iv) withhold access to items of information contained in the Servicing File for any Mortgage Loan if the disclosure of such items is prohibited by applicable law or the provisions of any related Mortgage Loan documents or would constitute a waiver of the attorney-client privilege. Notwithstanding any provision of this Agreement to the contrary, the failure of a Master Servicer or a Special Servicer to disclose any information otherwise required to be disclosed by it pursuant to this Agreement shall not constitute a breach of this Agreement to the extent that such Master Servicer or such Special Servicer, as the case may be, determines, in its reasonable good faith judgment consistent with the applicable Servicing Standard, that such disclosure would violate applicable law or any provision of a Mortgage Loan or Companion Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Companion Loans or the Mortgaged Properties, constitute a waiver of the attorney-client privilege on behalf of the Trust or otherwise materially harm the Trust. Without limiting the generality of the foregoing, a Master Servicer or a Special Servicer may refrain from disclosing information that it reasonably determines would prejudice the interest of the Certificateholders and the VRR Interest Owners with respect to a workout or exercise of remedies as to any particular Mortgage Loan.

Notwithstanding the limitation set forth in the next succeeding paragraph, but subject to the last sentence of the immediately preceding paragraph, upon the reasonable request of any Certificateholder or VRR Interest Owner (or with respect to any AB Subordinate Companion Loan related to a Serviced AB Whole Loan, the holder of such AB Subordinate Companion Loan) that has delivered an Investor Certification to the applicable Master Servicer or the applicable Special Servicer, as the case may be, the applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans), as applicable, may provide (or make available electronically) or make available at the expense of such Certificateholder, VRR Interest Owner or holder of such AB Subordinate Companion Loan, as applicable, copies of any appraisals, operating statements, rent rolls (or, with respect to residential cooperative properties, maintenance schedules) and financial statements (in each case, solely relating to the related Serviced Whole Loan or Serviced AB Whole Loan, if requested by the holder of an AB Subordinate Companion Loan, as the case may be) obtained by the applicable Master Servicer or the applicable Special Servicer, as the case may be; provided that, in connection with such request, such Master Servicer or such Special Servicer, as applicable, may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to such Master Servicer or such Special Servicer, as applicable, generally to the effect that such Person will keep such information confidential and shall use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder, VRR Interest Owner or holder of such AB Subordinate Companion Loan, as applicable, may have under this Agreement.

Notwithstanding anything to the contrary herein (other than as permitted in the preceding paragraph with respect to any Certificateholder or VRR Interest Owner or as specifically provided for herein with respect to the Directing Certificateholder), unless required by applicable law or court order, no Certificateholder or VRR Interest Owner (except, with respect to a Mortgage Loan Seller, to the extent necessary for such party to comply with its obligations under the related Mortgage Loan Purchase Agreement, and except for each applicable Master Servicer and the Certificate Administrator, acting in such capacities) or beneficial owner shall be given access to, or be provided copies of, the Mortgage Files or Diligence Files.

(b)               The Certificate Administrator shall make available to Privileged Persons (provided that the Prospectus, Distribution Date Statements, Mortgage Loan Purchase Agreements, this Agreement and the Commission EDGAR filings referred to below will be available to the general public) via the Certificate Administrator’s Website, the following items, in each case, to the extent such items were prepared by or delivered to the Certificate Administrator in electronic format:

(i)                                 The following documents, which will initially be made available under a tab or heading designated “deal documents”:

(A)             the Prospectus and any other disclosure document relating to the Registered Certificates, in the form most recently provided to the Certificate Administrator by the Depositor or by any Person designated by the Depositor;

(B)              this Agreement and any amendments and exhibits hereto;

(C)              any Sub-Servicing Agreements delivered to the Certificate Administrator on or after the Closing Date;

(D)             the Mortgage Loan Purchase Agreements and any amendments and exhibits thereto; and

(E)              the CREFC® Loan Setup File provided by the applicable Master Servicer to the Certificate Administrator;

(ii)                              the following documents, which will initially be made available under a tab or heading designated “SEC EDGAR filings”;

(A)             any reports on Forms 10-D, ABS-EE, 10-K and 8-K that have been filed by the Certificate Administrator with respect to the Trust through the EDGAR system;

(iii)                           The following documents, which will initially be made available under a tab or heading designated “periodic reports”:

(A)             all Distribution Date Statements prepared by the Certificate Administrator pursuant to Section 4.02; and

(B)              the CREFC® Loan Periodic Update File, the CREFC® Bond Level File, the CREFC® Collateral Summary File, the CREFC® Property File, the

CREFC® Financial File, each of the “surveillance reports” identified as such in the definition of “CREFC® Investor Reporting Package” (including, without limitation, the CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheets), the CREFC® Advance Recovery Report to the extent delivered by the applicable Master Servicer pursuant to this Agreement from time to time;

(iv)                          The following documents, which will initially be made available under a tab or heading designated “additional documents”:

(A)             summaries of Final Asset Status Reports or, if an AB Control Appraisal Period is not in effect, summaries of Asset Status Reports approved by the holder of the related Companion Loan, and related information delivered to the Certificate Administrator pursuant to Section 3.19(d);

(B)              all property inspection reports and environmental reports delivered to the Certificate Administrator pursuant to Section 3.12(a);

(C)              any Appraisals delivered to the Certificate Administrator pursuant to Section 3.19;

(D)             CREFC® Appraisal Reduction Template;

(E)              all Operating Advisor Annual Reports provided by the Operating Advisor to the Certificate Administrator; and

(F)               any notice or documents provided to the Certificate Administrator by the Depositor, the applicable Master Servicer or the applicable Special Servicer directing the Certificate Administrator to post to the “additional documents” tab;

(v)                             The following documents, which will initially be made available under a tab or heading designated “special notices”:

(A)             any notice with respect to a release pursuant to Section 3.09(d);

(B)              any notice regarding a waiver, modification or amendment of the terms of any Mortgage Loan pursuant to Section 3.18(g);

(C)              any notice of final payment on the Certificates or the VRR Interest delivered to the Certificate Administrator pursuant to Section 4.01(l);

(D)             any notice of the occurrence of any Servicer Termination Event or termination of a Master Servicer or a Special Servicer delivered pursuant to Section 7.01;

(E)              any notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and any other notice required to be delivered to the Certificateholders or the VRR Interest Owners pursuant to Section 12.01;

(F)               any Asset Review Report Summary received by the Certificate Administrator;

(G)             any notice of the termination of the Sub-Servicer delivered pursuant to Section 3.20(g);

(H)             any notice of resignation of the Trustee or the Certificate Administrator, and any notice of the acceptance of appointment by the successor trustee or the successor certificate administrator pursuant to Section 8.07 or Section 8.08;

(I)                any Officer’s Certificate supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(J)                any notice of resignation or termination of a Master Servicer or a Special Servicer pursuant to Section 7.03;

(K)             any notice of termination pursuant to Section 9.01;

(L)              any notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and any notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer pursuant to Section 3.26 or Section 12.03, respectively;

(M)            any notice of any request by requisite percentage of Certificateholders for a vote to terminate a Special Servicer pursuant to Section 7.01(d), the Operating Advisor pursuant to Section 3.26(j) or the Asset Representations Reviewer pursuant to Section 12.05(b);

(N)             any notice of recommendation of termination of a Special Servicer by the Operating Advisor and the related report prepared by the Operating Advisor in connection with such recommendation;

(O)             any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated;

(P)               any notice of the occurrence of an Operating Advisor Termination Event;

(Q)             any notice of the occurrence of an Asset Representations Reviewer Termination Event;

(R)              any assessments of compliance delivered to the Certificate Administrator;

(S)               any attestation reports delivered to the Certificate Administrator;

(T)               any “special notices” required by a Certificateholder to be posted on the Certificate Administrator’s Website pursuant to Section 5.06;

(U)             any notice or documents provided to the Certificate Administrator by the Depositor or a Master Servicer directing the Certificate Administrator to post to the “special notices” tab; and

(V)             any Proposed Course of Action Notice;

(vi)                          the “Investor Q&A Forum” pursuant to Section 4.07(a);

(vii)                       solely to Certificateholders, Certificate Owners and VRR Interest Owners that are Privileged Persons, the “Investor Registry” pursuant to Section 4.07(b); and

(viii)                    the “U.S. Risk Retention Special Notices” tab, which shall contain any notices provided by the Retaining Sponsor relating to ongoing compliance by each Retaining Party with the Risk Retention Rules;

provided, that with respect to a Control Termination Event or Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded Loan, the Certificate Administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has actual knowledge of the existence of such Excluded Loan.

The Certificate Administrator shall post on the Certificate Administrator’s Website the items and reports identified in clauses (iii)(A) and (B) above on each Distribution Date. In addition, if the Depositor so directs the Certificate Administrator, and on terms acceptable to the Certificate Administrator, the Certificate Administrator shall make certain other information and reports related to the Mortgage Loans available through its Internet website.

The Certificate Administrator shall, in addition to posting the applicable notices on the “U.S. Risk Retention Special Notices” tab described in clause (viii) above, provide email notification to any Privileged Person (other than the financial market information providers listed in Section 3.13(e)) that has registered to receive access to the Certificate Administrator’s Website that a notice has been posted to the “U.S. Risk Retention Special Notices” tab.

Notwithstanding the foregoing, all Excluded Information shall be made available under a separate tab or heading designated “Excluded Information” on the Certificate Administrator’s Website (and not under any of the tabs or headings described in items (i) through (viii) above) and made available to Privileged Persons other than any Excluded Controlling Class Holder that is a Borrower Party (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loan(s)).

Any Person that is a Borrower Party shall only be entitled to access (a) the Distribution Date Statements, and the following items made available to the general public: the Prospectus, this Agreement, the Mortgage Loan Purchase Agreements and the Commission filings on the Certificate Administrator’s Website, and (b) in the case of the Directing Certificateholder or a Controlling Class Certificateholder, if any such Person becomes an Excluded Controlling Class Holder, upon delivery to the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee in physical form (or, solely with respect to the applicable Master Servicer, in electronic form) of an investor certification substantially in the form of Exhibit P-1D and upon delivery to the Certificate Administrator in physical form of an investor certification substantially in the form of Exhibit P-1F, which shall include each of the CTSLink User ID associated with such Excluded Controlling Class Holder, all information (other than the Excluded Information with respect to any Excluded Controlling Class Loans (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loans)) available on the Certificate Administrator’s Website.

In the case of the Directing Certificateholder or a Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, upon delivery of an investor certification substantially in the form of Exhibit P-1B hereto, the Directing Certificateholder or Controlling Class Certificateholder shall be entitled to access all information on the Certificate Administrator’s Website. Each applicable Master Servicer, each applicable Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee may each rely on (i) an investor certification in the form of Exhibit P-1B hereto from the Directing Certificateholder or a Controlling Class Certificateholder to the effect that such Person is not an Excluded Controlling Class Holder and (ii) an investor certification in the form of Exhibit P-1D in physical form (or, solely with respect to the applicable Master Servicer, in electronic form) from the Directing Certificateholder or a Controlling Class Certificateholder to the effect that such Person is an Excluded Controlling Class Holder with respect to one or more Excluded Controlling Class Loan(s). In the event the Directing Certificateholder or a Controlling Class Certificateholder becomes an Excluded Controlling Class Holder, such party shall promptly notify each of the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee in writing substantially in the form of Exhibit P-1E that such party has become an Excluded Controlling Class Holder with respect to the Excluded Controlling Class Loan(s) listed in such notice and shall also provide the Certificate Administrator a notice substantially in the form of Exhibit P-1F listing each of the CTSLink User ID associated with such Excluded Controlling Class Holder and directing the Certificate Administrator to restrict such Excluded Controlling Class Holder’s access to the Certificate Administrator’s Website as and to the extent provided in this Agreement. Upon confirmation from the Certificate Administrator that such access has been restricted, such Excluded Controlling Class Holder shall submit a new investor certification substantially in the form of Exhibit P-1D in physical form (or, solely with respect to the applicable Master Servicer, in electronic form) to access the information on the Certificate Administrator’s Website, except that such Excluded Controlling Class Holder shall not be entitled to access any Excluded Information related to any Excluded Controlling Class Loan(s) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the Certificate Administrator’s Website. With respect to any Excluded Information sent for posting on the Certificate Administrator’s Website, each of the applicable Master Servicer, the applicable Special Servicer and the Operating Advisor shall mark or label such information as “Excluded Information” prior to delivery to the Certificate Administrator, and the Certificate Administrator shall segregate on the Certificate Administrator’s Website such Excluded Information (and, if possible at a later time, on loan-by-loan basis) from information relating to other Mortgage Loans or Whole Loans, as applicable.

Notwithstanding anything herein to the contrary, each applicable Master Servicer, each applicable Special Servicer, the Operating Advisor and the Certificate Administrator shall be entitled to conclusively assume that the Directing Certificateholder and all beneficial owners of the Certificates of the Controlling Class are not Excluded Controlling Class Holders except to the extent that the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor or the Certificate Administrator, as the case may be, has received a notice substantially in the form of Exhibit P-1E from the Directing Certificateholder or a Controlling Class Certificateholder that it has become an Excluded Controlling Class Holder. Each applicable Master Servicer, each applicable Special Servicer, the Operating Advisor and the Certificate Administrator shall not be liable for any communication to the Directing Certificateholder or a Controlling Class Certificateholder that is an Excluded Controlling Class Holder or disclosure of any information relating to an Excluded Controlling Class Loan (including any related Excluded Information delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website) if the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor or the Certificate Administrator, as the case may be, did not receive prior written notice that the related Mortgage Loan is an Excluded Controlling Class Loan and/or, with respect to any related Excluded Information posted on the Certificate Administrator’s Website, such information was not delivered to the Certificate Administrator in accordance with Section 3.33.

Each applicable Master Servicer, each applicable Special Servicer, the Operating Advisor and the Certificate Administrator shall be entitled to conclusively rely on delivery from the Directing Certificateholder or a Controlling Class Certificateholder of an investor certification substantially in the form of Exhibit P-1B that it is not or is no longer an Excluded Controlling Class Holder. To the extent the Directing Certificateholder or a Controlling Class Certificateholder receives access pursuant to this Agreement to any Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information, the Directing Certificateholder or Controlling Class Certificateholder shall be deemed to have agreed that it (i) will not directly or indirectly provide any such Excluded Information to (A) the related Borrower Party, (B) any related Excluded Controlling Class Holder, (C) any employees or personnel of the Directing Certificateholder or Controlling Class Certificateholder or any of its Affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (D) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

To the extent a Risk Retention Consultation Party or a Holder of the VRR Interest receives access pursuant to this Agreement to any information solely related to a Mortgage Loan with respect to which such party is a Borrower Party (which shall include any Asset Status Reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by a Special Servicer or any Excluded Special Servicer and which may include any Operating Advisor reports delivered to the Certificate Administrator regarding such Special Servicer’s net present value determination or any Appraisal Reduction Amount calculations delivered pursuant to Section 3.26(d) and Section 3.26(e), and any Officer’s Certificates delivered by the Trustee, a Master Servicer or a Special Servicer, supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, but in each case other than information with respect to such Mortgage Loan that is aggregated with information of other Mortgage Loans at a pool level), on the Certificate Administrator’s Website or otherwise receives access to such information, such Risk Retention Consultation Party or VRR Interest Owner shall be deemed to have agreed that it (i) will not directly or indirectly provide any such information to (A) the related Borrower Party, (B) any employees or personnel of such Risk Retention Consultation Party or VRR Interest Owner or any of its Affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (C) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above. For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (CREFC® IRP) (other than the CREFC® Special Servicer Loan File relating to any such Excluded Loan) shall be considered information that is aggregated with information of other Mortgage Loans at a pool level.

The Certificate Administrator makes no representation or warranty as to the accuracy or completeness of any report, document or other information made available on its Internet website and assumes no responsibility therefor, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source. Notwithstanding anything herein to the contrary, the Certificate Administrator shall not be liable for any disclosure of information relating to any Excluded Controlling Class Loan to the extent such information was included in any Asset Status Report or Final Asset Status Report delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website and not properly identified as relating to any Excluded Controlling Class Loan.

In connection with providing access to the Certificate Administrator’s Website (other than with respect to access provided to the general public in accordance with Section 3.13(b)), the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator shall not be liable for the dissemination of information in accordance herewith. Questions regarding the Certificate Administrator’s Website can be directed to the Certificate Administrator’s CMBS customer service desk at (866) 846-4526.

(c)                The 17g-5 Information Provider shall make available solely to the Depositor and the NRSROs the following items to the extent such items are delivered to it (in the form of an electronic document suitable for posting) via electronic mail at 17g5informationprovider@computershare.com, specifically with a subject reference of “BANK 2026-BNK52” and an identification of the type of information being provided in the body of such electronic mail; or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider if or as may be necessary or beneficial:

(i)                                 any notices of waivers under Section 3.08(d);

(ii)                              any Asset Status Report delivered by the applicable Special Servicer under Section 3.19(d);

(iii)                           any notice of final payment on the Certificates or the VRR Interest;

(iv)                          any environmental reports delivered by the applicable Special Servicer under Section 3.09(c);

(v)                             any Appraisals delivered to the 17g-5 Information Provider pursuant to Section 3.19;

(vi)                          any annual statements as to compliance and related Officer’s Certificates delivered under Section 11.09 or 11.10;

(vii)                       any annual independent public accountants’ attestation reports delivered pursuant to Section 11.11;

(viii)                    any notice to the Rating Agencies relating to the applicable Special Servicer’s determination to take action without receiving Rating Agency Confirmation from any Rating Agency as set forth in Section 3.25(a);

(ix)                            copies of requests or questions that were submitted by the Rating Agencies relating to a request for Rating Agency Confirmation;

(x)                               any requests for Rating Agency Confirmation that are delivered to the 17g-5 Information Provider pursuant to Section 3.25(a);

(xi)                            any notice of resignation of the Trustee or the Certificate Administrator and any notice of the acceptance of appointment by the successor trustee or the successor certificate administrator pursuant to Section 8.07 or Se ction 8.08;

(xii)                         any Officer’s Certificate supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(xiii)                      any notice of a Servicer Termination Event or termination of a Master Servicer or a Special Servicer delivered pursuant to Section 7.01;

(xiv)                     any notice of the merger or consolidation of the Certificate Administrator or the Trustee pursuant to Section 8.09;

(xv)                        any notice of any amendment that modifies the procedures herein relating to Rule 17g-5 of the Exchange Act pursuant to Section 13.01(a)(ix);

(xvi)                     any Operating Advisor Annual Report pursuant to Section 3.26;

(xvii)                  any summary of oral communication with the Rating Agencies or any written question or request from the Rating Agencies directed toward the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Trustee regarding any of the information delivered to the 17g-5 Information Provider pursuant to this Section 3.13(c) or regarding any request for a Rating Agency Confirmation or regarding any of the Mortgage Loan documents or any matter related to the Certificates, Mortgage Loans, any related Companion Loan, the related Mortgaged Properties, the related Mortgagors or any other matters related to this Agreement or any applicable Intercreditor Agreement; provided that the summary of such oral communication shall not identify the Rating Agency with whom the communication was held pursuant to Section 3.13(g);

(xviii)                any other information delivered to the 17g-5 Information Provider pursuant to this Agreement including, without limitation, Section 2.03(b), Section 3.07(a), Section 3.12, Section 3.17, Section 3.18(g); Section 11.09 or Section 11.10; and

(xix)                any other information delivered to the Rating Agencies pursuant to this Agreement including, without limitation, Section 13.10.

The foregoing information shall be made available by the 17g-5 Information Provider on the 17g-5 Information Provider’s Website. Information will be posted on the same Business Day of receipt unless such information is received after 2:00 p.m., New York City time, on such Business Day, in which case, it shall be posted by 12:00 p.m., New York City time, on the next Business Day; provided, however, that any information delivered pursuant to Section 3.13(d) shall be posted in accordance with Section 3.13(d). The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. In the event that any information is delivered or posted in error, each of the Certificate Administrator and the 17g-5 Information Provider may remove such information from the 17g-5 Information Provider’s Website. The Certificate Administrator and the 17g-5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information merely by posting such information to the Certificate Administrator’s Website or the 17g-5 Information Provider’s Website or merely by filing such information pursuant to this Agreement via EDGAR or otherwise to the extent such information was not produced by the Certificate Administrator or the 17g-5 Information Provider, as applicable. Access will be provided by the 17g-5 Information Provider to the NRSROs upon receipt of an NRSRO Certification in the form of Exhibit P-2 hereto (which certification may be submitted electronically via the 17g-5 Information Provider’s Website). Questions regarding delivery of information to the 17g-5 Information Provider may be directed to (866) 846-4526 or 17g5informationprovider@computershare.com (specifically referencing “BANK 2026-BNK52” in the subject line).

Upon delivery by the Depositor to the 17g-5 Information Provider of information designated by the Depositor as pre-closing information from the Depositor’s 17g-5 Website (the “Pre-Close Information”), the 17g-5 Information Provider shall make such information available only to the Depositor and to NRSROs via the 17g-5 Information Provider’s Website pursuant to this Section 3.13(c). Such information shall be provided to the 17g-5 Information Provider via electronic media and delivered to the 17g-5 Information Provider as mutually agreed. The Depositor shall not be entitled to direct the 17g-5 Information Provider to provide access to the Pre-Close Information or any other information on the 17g-5 Information Provider’s Website to any designee or third party.

Upon request of the Depositor or the Rating Agencies, the 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website any additional information requested by the Depositor or the Rating Agencies to the extent such information is delivered to the 17g-5 Information Provider electronically in accordance with this Section 3.13. In no event shall the 17g-5 Information Provider disclose on the 17g-5 Information Provider’s Website the Rating Agency that requested such additional information.

The 17g-5 Information Provider shall notify any party that delivers any information, report, notice or document to the 17g-5 Information Provider under this Agreement that such information, report, notice or document was received and that it has been posted. Each applicable Master Servicer and each applicable Special Servicer may, but shall not be obligated to send such information, report, notice or document to the applicable Rating Agency so long as such information, report, notice or document (i) was previously provided to the 17g-5 Information Provider or (ii) is simultaneously provided, by 2:00 p.m. (New York City time) on any Business Day, to the 17g-5 Information Provider. The 17g-5 Information Provider shall notify each Person that has signed-up for access to the 17g-5 Information Provider’s Website in respect of the transaction governed by this Agreement each time an additional document is posted to the 17g-5 Information Provider’s Website and such notice shall specifically identify such document in the subject line or otherwise in the body of the email notice. The 17g-5 Information Provider shall send such notice to such Person’s email address provided by and used by such Person for the purpose of accessing the 17g-5 Information Provider’s Website, including a general email address if such general email address has been provided to the 17g-5 Information Provider in connection with a completed NRSRO Certification in the form of Exhibit P-2 hereto.

Any information required to be delivered or made available to the 17g-5 Information Provider by any party under this Agreement shall be delivered to it via electronic mail at 17g5informationprovider@computershare.com, specifically with a subject reference of “BANK 2026-BNK52” and an identification of the type of information being provided in the body of such electronic mail, or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider.

(d)               The applicable Master Servicer or the applicable Special Servicer, as applicable, may, but shall not be obligated to, provide bulk information that relates to two or more transactions to the 17g-5 Information Provider. Any such information shall be posted by the 17g-5 Information Provider and the 17g-5 Information Provider may, but shall not be obligated to post such information in accordance with the timeframe provided in Section 3.13(c) above, provided, however, that if the 17g-5 Information Provider is not able to post such information in accordance with the timeframe in Section 3.13(c), then it shall post such information within a reasonable time.

(e)                Certain information concerning the Mortgage Loans and the Certificates (including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports) shall be provided by the Certificate Administrator at the direction of the Depositor to third parties (including Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited, Moody’s Analytics, Morningstar Credit Information & Analytics, LLC, RealInsight, LSEG, redIQ LLC, DealX and KBRA Analytics, LLC) with the consent of the Depositor, and providing such information shall not constitute a breach of this Agreement by the Certificate Administrator. Such information will be made available to such third parties upon receipt of a certificate in the form of Exhibit P-3 hereto, which certification may be submitted electronically via the Certificate Administrator’s Website.

(f)                Each Master Servicer and each Special Servicer may, in accordance with such reasonable rules and procedures as it may adopt, also deliver, produce or otherwise make available through its website or otherwise, any additional information relating to the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan, the Mortgaged Properties (other than any Non-Serviced Mortgaged Property), or the related Mortgagors, for review by the Depositor, the Underwriters and any other Persons who deliver an Investor Certification in accordance with this Section 3.13 and the Rating Agencies (collectively, the “Disclosure Parties”) (in the case of deliveries to a Rating Agency, only to the extent such additional information is simultaneously delivered to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website in accordance with the provisions of Section 3.13(c)), in each case, except to the extent doing so is prohibited by this Agreement (including without limitation, any prohibitions on dissemination of any confidential information, including, without limitation, any Privileged Information), applicable law or by the related Mortgage Loan documents. Each Master Servicer and each Special Servicer shall be entitled to (i) indicate the source of such information and affix thereto any disclaimer it deems appropriate in its discretion and/or (ii) require that the recipient of such information (A) except for the Depositor and the Rating Agencies, enter into (x) an Investor Certification, (y) a confidentiality agreement substantially in the form of Exhibit X or (z) a “click-through” confidentiality agreement if such information is being provided through the applicable Master Servicer’s or Special Servicer’s website, and (B) acknowledge that such Master Servicer or such Special Servicer may contemporaneously provide such information to any other Disclosure Party. In addition, to the extent access to such information is provided via the applicable Master Servicer’s or Special Servicer’s website, such Master Servicer or Special Servicer may require registration and the acceptance of a reasonable and customary disclaimer and/or an additional or alternative agreement as to the confidential nature of such information. In connection with providing access to or copies of the information described in this Section 3.13(f) to current or prospective Certificateholders or VRR Interest Owners, the form of confidentiality agreement used by the applicable Master Servicer or the applicable Special Servicer, as applicable, shall be: (i) in the case of a Certificateholder or VRR Interest Owner, an Investor Certification executed by the requesting Person indicating that such Person is a Holder of Certificates or a VRR Interest Owner and will keep such information confidential (except that such Certificateholder or VRR Interest Owner may provide such information (x) to its auditors, legal counsel and regulators and (y) to any other Person that holds or is contemplating the purchase of any Certificate or the VRR Interest or interest therein (provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential)); and (ii) in the case of a prospective purchaser of Certificates or the VRR Interest or interests therein or an investment advisor related thereto, an Investor Certification indicating that such Person is a prospective purchaser of a Certificate or the VRR Interest or an interest therein or an investment advisor related thereto and is requesting the information for use in evaluating a possible investment in Certificates or the VRR Interest and will otherwise keep such information confidential with no further dissemination (except that such Certificateholder or VRR Interest Owner may provide such information to its auditors, legal counsel and regulators). In the case of a licensed or registered investment advisor acting on behalf of a current or prospective Certificateholder or VRR Interest Owner, the Investor Certification shall be executed and delivered by both the investment advisor and such current or prospective Certificateholder or VRR Interest Owner.

No Master Servicer or Special Servicer shall be liable for its dissemination of information in accordance with this Agreement or by others in violation of the terms of this Agreement. No Master Servicer or Special Servicer shall be responsible or have any liability for the completeness or accuracy of the information delivered, produced or otherwise made available pursuant to this Section 3.13 unless such information was produced by the applicable Master Servicer or the applicable Special Servicer, as the case may be.

(g)               Each applicable Master Servicer, each applicable Special Servicer, the Certificate Administrator and the Trustee shall be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents and any other matter related to the Mortgage Loans, the related Mortgaged Properties, the related

Mortgagors or any other matters relating to this Agreement or related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary in accordance with the procedures set forth in Section 3.13(c) the same day such communication takes place; provided, further that the summary of such oral communications shall not identify which Rating Agency the communication was with. The 17g-5 Information Provider shall post such written summary on the 17g-5 Information Provider’s Website in accordance with the procedures set forth in Section 3.13(c).

(h)               Each applicable Special Servicer, subject to the limitations on delivery of Privileged Communications, shall deliver to the Operating Advisor such reports and other information produced or otherwise available to the Directing Certificateholder or the Risk Retention Consultation Parties (in each case, other than, prior to the occurrence and continuance of a Control Termination Event, any Asset Status Reports that are not Final Asset Status Reports), or Certificateholders generally, requested by the Operating Advisor in support of the performance of its obligations under this Agreement in electronic format.

(i)                 None of the foregoing restrictions in this Section 3.13 or otherwise in this Agreement shall prohibit or restrict oral or written communications, or providing information, between the applicable Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the applicable Special Servicer, on the one hand, and any Rating Agency or NRSRO, on the other hand, with regard to (i) such Rating Agency’s or NRSRO’s review of the ratings it assigns to the applicable Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the applicable Special Servicer, as the case may be, (ii) such Rating Agency’s or NRSRO’s approval of the applicable Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the applicable Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer, or (iii) such Rating Agency’s or NRSRO’s evaluation of the applicable Master Servicer’s, the Operating Advisor, the Asset Representations Reviewer’s or the applicable Special Servicer’s, as the case may be, servicing operations in general; provided that such Master Servicer, the Operating Advisor, the Asset Representations Reviewer or such Special Servicer, as applicable, shall not provide any information relating to the Certificates or the Mortgage Loans, to any Rating Agency or NRSRO in connection with such review and evaluation by such Rating Agency or NRSRO unless (x) Mortgagor, property and other deal specific identifiers are redacted; (y) such information has already been provided to the 17g-5 Information Provider and has been uploaded on to the 17g-5 Information Provider’s Website or (z) the Rating Agency confirms that it does not intend to use such information in undertaking credit rating surveillance with respect to the Certificates; provided, however, that the Rating Agencies may use information delivered under this clause (z) for any purpose to the extent it is publicly available (unless the availability results from a breach of this Agreement) or comprised of information collected by the applicable Rating Agency from the 17g-5 Information Provider’s Website (or another 17g-5 information provider’s website that they have access to) other than pursuant to this Section 3.13(i).

(j)                 The costs and expenses of compliance with this Section 3.13 by the Depositor, each applicable Master Servicer, each applicable Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer and any other party hereto shall not be additional expenses of the Trust, but shall be borne by the applicable party hereto.

Section 3.14        Title to REO Property; REO Account. (a) If title to any Mortgaged Property is acquired (directly or through a single member limited liability company established for that purpose) and thus becomes REO Property, the deed or certificate of sale shall be issued in the name of the Trust where permitted by applicable law or regulation and consistent with customary servicing procedures, and otherwise, in the name of the Trustee or its nominee on behalf of the Certificateholders and the VRR Interest Owners and, if applicable, on behalf of the related Companion Holders, in the case of a Serviced Companion Loan. REO Property with respect to a Non-Serviced Mortgage Loan is excluded for all purposes of this Section 3.14. Each Special Servicer, on behalf of the Trust and, if applicable, the related Serviced Companion Noteholder, shall sell any REO Property prior to the close of the third calendar year following the year in which the Trust acquires ownership of such REO Property, within the meaning of Treasury Regulations Section 1.856-6(b)(1), for purposes of Section 860G(a)(8) of the Code, unless such Special Servicer either (i) applies for a qualifying extension of time no later than sixty (60) days prior to the close of the third calendar year in which it acquired ownership (or the period provided in the then-applicable REMIC Provisions) and such extension is granted or is not denied (an “REO Extension”) by the Internal Revenue Service to sell such REO Property or (ii) obtains for the Trustee and the Certificate Administrator an Opinion of Counsel, addressed to the Trustee and the Certificate Administrator, to the effect that the holding by the Trust of such REO Property subsequent to the close of the third calendar year following the year in which acquisition occurred will not cause an Adverse REMIC Event. If the applicable Special Servicer is granted or not denied the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, such Special Servicer shall sell such REO Property within such longer period as is permitted by such REO Extension or such Opinion of Counsel, as the case may be. Any expense incurred by such Special Servicer in connection with its being granted the REO Extension contemplated by clause (i) of the second preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the second preceding sentence, shall be an expense of the Trust payable out of the applicable Collection Account pursuant to Section 3.05(a).

(b)               Each Special Servicer shall segregate and hold all funds collected and received in connection with any REO Property separate and apart from its own funds and general assets. If an REO Acquisition shall occur, the applicable Special Servicer shall establish and maintain one or more REO Accounts, held on behalf of the Trustee for the benefit of the Certificateholders and the VRR Interest Owners and, if applicable, on behalf of any related Companion Holder(s), as applicable, as their interest shall appear, and the Trustee (as holder of the Lower-Tier Regular Interests), for the retention of revenues and other proceeds derived from each REO Property. The REO Account shall be an Eligible Account. The applicable Special Servicer shall deposit, or cause to be deposited, in the REO Account, on the later of the date that is (i) on or prior to each Determination Date or (ii) two (2) Business Days after receipt of properly identified funds (so long as such funds are not otherwise used in connection with any REO Property pursuant to Section 3.14(c)), all REO Revenues, Insurance and Condemnation Proceeds and Liquidation Proceeds received and properly identified in respect of an REO Property. Funds in the REO Account may be invested in Permitted Investments in accordance with Section 3.06. The applicable Special Servicer shall give notice to the Trustee, the Certificate Administrator, and the applicable Master Servicer of the location of the REO Account when first established and of the new location of the REO Account prior to any change thereof.

(c)                The applicable Special Servicer shall withdraw from the REO Account funds necessary for the proper operation, management, insuring, leasing, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relating to such REO Property. On the later of the date that is (x) on or prior to each Determination Date or (y) two (2) Business Days after such amounts are received and properly identified and determined to be available (or, with respect to a Serviced Companion Loan (and disregarding the foregoing later of clauses (x) and (y)) on the Business Day preceding each Serviced Whole Loan Remittance Date; provided that amounts withdrawn shall be limited to those that have been received, properly identified and deposited to the REO Account, and provided, further, that the applicable Special Servicer shall not be required to include in its remittance any funds not received by 12:00 p.m. on the second Business Day preceding such Serviced Whole Loan Remittance Date), the applicable Special Servicer shall withdraw from the REO Account and remit to the applicable Master Servicer, which shall deposit into the applicable Collection Account (or the Companion Distribution Account, as applicable), the aggregate of all amounts received in respect of each REO Property during the most recently ended Collection Period, net of (i) any withdrawals made out of such amounts pursuant to the preceding sentence and (ii) Net Investment Earnings on amounts on deposit in the REO Account; provided, however, that the applicable Special Servicer may retain in such REO Account, in accordance with the Servicing Standard, such portion of such balance as may be necessary to maintain a reasonable reserve for repairs, replacements, leasing, management and tenant improvements and other related expenses for the related REO Property. In addition, on or prior to the day the applicable Special Servicer remits funds as provided in this Section 3.14, the applicable Special Servicer shall provide the applicable Master Servicer with a written accounting of amounts remitted to such Master Servicer for deposit in the applicable Collection Account, as applicable, on such date. Such Master Servicer shall apply all such amounts as instructed by such Special Servicer on the Determination Date (or with respect to a Serviced Companion Loan, on each Serviced Whole Loan Remittance Date) for the related Distribution Date.

(d)               The applicable Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, the REO Account pursuant to Section 3.14(b) or Section 3.14(c).

Section 3.15        Management of REO Property. (a) If title to any REO Property is acquired, the applicable Special Servicer shall manage, conserve, protect, operate and lease such REO Property (other than any Non-Serviced Mortgaged Property) for the benefit of the Certificateholders, the VRR Interest Owners and the related Companion Holders and the Trustee (as holder of the Lower-Tier Regular Interests) solely for the purpose of its timely disposition and sale in a manner that does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or result in the receipt by the Trust or any Serviced Companion Noteholder of any “income from non-permitted assets” within the meaning of Section 860F(a)(2)(B) of the Code or result in an Adverse REMIC Event. Subject to the foregoing, however, the applicable Special Servicer shall have full power and authority to do any and all things in connection therewith as are in the best interests of and for the benefit of the Certificateholders and the VRR Interest Owners (and, in the case of each Serviced Whole Loan, the related Companion Holder(s)) and the Trustee (as holder of the Lower-Tier Regular Interests) all as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loan, as the case may be) (as determined by the applicable Special Servicer in its reasonable judgment in accordance with the Servicing Standard). Notwithstanding anything to the contrary herein, REO Property with respect to a Non-Serviced Mortgage Loan is excluded for all purposes of this Section 3.15. Subject to this Section 3.15, the applicable Special Servicer may allow the Trust or any commercial mortgage securitization that holds any Serviced Companion Loan to earn “net income from foreclosure property” within the meaning of Section 860G(d) of the Code if it determines that earning such income is in the best interests of Certificateholders and the VRR Interest Owners and, if applicable, any related Companion Holder(s) on a net after-tax basis as compared with net leasing such REO Property or operating such REO Property on a different basis. In connection therewith, the applicable Special Servicer shall deposit or cause to be deposited on a daily basis (and in no event later than two (2) Business Days following receipt of such properly identified funds) in the applicable REO Account all revenues received by it with respect to each REO Property and the related REO Loan, and shall withdraw from the REO Account, to the extent of amounts on deposit therein with respect to such REO Property, funds necessary for the proper operation, management, leasing and maintenance of such REO Property, including, without limitation:

(i)                                 all insurance premiums due and payable in respect of such REO Property;

(ii)                              all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;

(iii)                           any ground rents in respect of such REO Property, if applicable; and

(iv)                          all costs and expenses necessary to maintain and lease such REO Property.

To the extent that amounts on deposit in the REO Account in respect of any REO Property are insufficient for the purposes set forth in clauses (i) through (iv) above with respect to such REO Property, the applicable Master Servicer (subject to receiving notice from the applicable Special Servicer in accordance with the procedures set forth elsewhere in this Agreement) shall advance from its own funds such amount as is necessary for such purposes unless (as evidenced by an Officer’s Certificate delivered to the Trustee, the applicable Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Directing Certificateholder (with respect to the Directing Certificateholder, in respect of any Mortgage Loan other than an Excluded Loan as to such party, and prior to the occurrence and continuance of a Consultation Termination Event)) such advances would, if made, constitute Nonrecoverable Servicing Advances.

(b)               Without limiting the generality of the foregoing, no Special Servicer shall:

(i)                                 permit the Trust to enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)                              permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

(iii)                           authorize or permit any construction on any REO Property, other than the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)                          Directly Operate, or allow any other Person, other than an Independent Contractor, to Directly Operate, any REO Property on any date more than ninety (90) days after its acquisition date;

unless, in any such case, the applicable Special Servicer has obtained an Opinion of Counsel (the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance) to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code at any time that it is held for the benefit of the Trust, in which case the applicable Special Servicer may take such actions as are specified in such Opinion of Counsel.

(c)                Each Special Servicer shall contract with any Independent Contractor for the operation and management of any REO Property within ninety (90) days of the acquisition date thereof, provided that:

(i)                                 the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm’s length;

(ii)                              the fees of such Independent Contractor (which shall be an expense of the Trust) shall be reasonable and customary in light of the nature and locality of the Mortgaged Property;

(iii)                           any such contract shall require, or shall be administered to require, that the Independent Contractor (A) pay all costs and expenses incurred in connection with the operation and management of such REO Property, including, without limitation, those listed in subsection (a) hereof, and (B) remit all related revenues collected (net of its fees and such costs and expenses) to the applicable Special Servicer upon receipt;

(iv)                          none of the provisions of this Section 3.15(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the applicable Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such REO Property; and

(v)                             each Special Servicer shall be obligated to manage and supervise such Independent Contractor in accordance with the Servicing Standard.

Each Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the applicable Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

(d)               When and as necessary, each Special Servicer shall send to the Trustee, the Certificate Administrator and the applicable Master Servicer a statement prepared by such Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Sections 3.15(a) and 3.15(b).

Section 3.16        Sale of Defaulted Loans and REO Properties. (a) (i) Within thirty (30) days after a Defaulted Loan has become a Specially Serviced Loan, the applicable Special Servicer shall order (but shall not be required to have received) an Appraisal and within thirty (30) days of receipt of the Appraisal shall determine the fair value of such Defaulted Loan in accordance with the Servicing Standard; provided, however, that if the applicable Special Servicer is then in the process of obtaining an Appraisal with respect to the related Mortgaged Property, such Special Servicer shall make its fair value determination as soon as reasonably practicable (but in any event within thirty (30) days) after its receipt of such an Appraisal. The applicable Special Servicer may, from time to time, adjust its fair value determination based upon changed circumstances, new information and other relevant factors, in each instance in accordance with a review of such circumstances and new information in accordance with the Servicing Standard including, without limitation, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy; provided that the applicable Special Servicer shall promptly notify the applicable Master Servicer in writing of the initial fair value determination and any adjustment to its fair value determination.

(ii)                              If any Mortgage Loan or Serviced Companion Loan subject to an Intercreditor Agreement is a Specially Serviced Loan or to the extent otherwise required pursuant to the terms of the related Intercreditor Agreement, then the applicable Special Servicer (with respect to a Specially Serviced Loan) or the applicable Master Servicer (with respect to a Non-Specially Serviced Loan) shall promptly notify in writing the other, any related Companion Holder and any related mezzanine lender, as applicable, of any events requiring notice under the Intercreditor Agreement in accordance with the terms thereof. Thereafter, any related Companion Holder and related mezzanine lender, as applicable, will, notwithstanding anything in this Section 3.16 to the contrary, have the option to purchase the related Mortgage Loan and cure defaults relating thereto as and to the extent set forth in the related Intercreditor Agreement.

(iii)                           If any Mortgage Loan not subject to an Intercreditor Agreement becomes a Specially Serviced Loan, or if the related Companion Holder or related mezzanine lender, as applicable, for any such Mortgage Loan subject to an Intercreditor Agreement has not previously exercised the option to purchase the Mortgage Loan pursuant to the previous paragraph, the applicable Special Servicer shall use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders, the VRR Interest Owners and the holder of any related Serviced Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis, if and when the applicable Special Servicer determines, consistent with the Servicing Standard, that no satisfactory arrangements (including by way of a discounted pay-off) can be made for collection of delinquent payments thereon and such a sale would be in the best economic interests of the Trust and, if applicable, the related Companion Holder. In the case of a Non-Serviced Mortgage Loan, to the extent permitted under the related Intercreditor Agreement and such Non-Serviced Mortgage Loan is not sold together with the Non-Serviced Companion Loan by the Non-Serviced Special Servicer, the applicable Special Servicer will be entitled to sell ((i) with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing and (ii) after consulting on a non-binding basis with each applicable Risk Retention Consultation Party pursuant to Section 6.08, in each case, provided such Non-Serviced Mortgage Loan is not an Excluded Loan as to such party) such Non-Serviced Mortgage

Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders, the VRR Interest Owners and, subject to the terms of the related Intercreditor Agreement, the applicable Special Servicer shall be entitled to the liquidation fee that the related Non-Serviced Special Servicer would have otherwise been entitled to in connection with the sale of such Non-Serviced Mortgage Loan. Each Special Servicer is required to give the Trustee, the Certificate Administrator, the applicable Master Servicer, the Operating Advisor and the Directing Certificateholder (but only prior to the occurrence and continuance of a Consultation Termination Event), the Subordinate Companion Holder with respect to any Serviced AB Whole Loan if an AB Control Appraisal Period is not in effect, and each Risk Retention Consultation Party (in the case of the Directing Certificateholder and such Risk Retention Consultation Party other than in respect of any Excluded Loan as to such party) not less than ten (10) days’ prior written notice of its intention to sell any Defaulted Loan. In the absence of a cash offer at least equal to the Purchase Price, the applicable Special Servicer may purchase the Defaulted Loan for the Purchase Price or may accept the first cash offer received from any Person that constitutes a fair price for the Defaulted Loan.

(iv)                          (A) In the case of a Specially Serviced Loan as to which a default has occurred and is continuing, in the absence of any offer at least equal to the Purchase Price pursuant to clause (iii) above (or purchase by the applicable Special Servicer for such price), the applicable Special Servicer shall solicit offers and, subject to sub-clause (B) below, accept the highest offer received from any Person that is determined by such Special Servicer to be a fair price for such Specially Serviced Loan, if the offeror is a Person other than an Interested Person. In determining whether any offer from a Person other than an Interested Person constitutes a fair price for any Defaulted Loan, the applicable Special Servicer shall take into account (in addition to the results of any Appraisal, updated Appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior nine (9) months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. If the offeror is an Interested Person (provided that the Trustee may not be an offeror), the Trustee shall determine whether the offer constitutes a fair price unless such offer by an Interested Person (i) is equal to or greater than the applicable Purchase Price and (ii) is the highest offer received. Absent an offer at least equal to the Purchase Price, no offer from an Interested Person shall constitute a fair price unless (x) it is the highest offer received and (y) at least two (2) other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the Trustee shall rely on the most recent Appraisal (or update of such Appraisal) of the related Mortgaged Property conducted in accordance with this Agreement within the preceding nine (9) month period or, in the absence of any such Appraisal, on a new Appraisal. Except as provided in the following paragraph, the cost of any Appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the applicable Master Servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee shall (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuing loans similar to the subject Mortgage Loan or

Serviced Whole Loan, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party shall be covered by, and shall be reimbursable by, the Interested Person; provided that the Trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The applicable Special Servicer shall use efforts consistent with the Servicing Standard to collect payment from such Interested Person. If such expense is not paid by the applicable Interested Person within thirty (30) days of demand for payment, such expense shall be reimbursable to the Trustee by the applicable Master Servicer as a Servicing Advance but the applicable Special Servicer shall continue to use efforts consistent with the Servicing Standard to collect such amounts from the applicable Interested Person. Neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any Specially Serviced Loan.

(B)              The applicable Special Servicer will not be obligated to accept the highest offer if such Special Servicer determines (in consultation with the Directing Certificateholder (unless a Consultation Termination Event has occurred and is continuing) and the Risk Retention Consultation Parties, subject, in each case, to the limitations on consultation set forth in and in accordance with Section 6.08 and other than with respect to any Excluded Loan as to such party) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder, in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that the rejection of such offer would be in the best interests of the Holders of Certificates, the VRR Interest Owners and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder (as a collective whole, as if such Certificateholders, VRR Interest Owners and, if applicable, the related Companion Holder constituted a single lender (and, with respect to any Serviced AB Whole Loan, taking into account the subordinate nature of the related AB Subordinate Companion Loan)). In addition, the applicable Special Servicer may accept a lower offer from any Person other than an Affiliate of such Special Servicer if it determines, in accordance with the Servicing Standard, that the acceptance of such offer would be in the best interests of the Holders of Certificates, the VRR Interest Owners and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder (as a collective whole, as if such Certificateholders, the VRR Interest Owners and, if applicable, the related Companion Holder constituted a single lender (and, with respect to any Serviced AB Whole Loan, taking into account the subordinate nature of the related AB Subordinate Companion Loan)) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable); provided that the offeror is not the applicable Special Servicer or a Person that is an Affiliate of such Special Servicer. The applicable Special Servicer shall use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date. For the avoidance of doubt, the Trustee shall have no obligation to make any fair value determination, to the extent required to do so pursuant to this Section 3.16, on the basis of anything other than the related Appraisal.

(C)              In connection with any such sale involving a Serviced AB Whole Loan, the applicable Special Servicer shall have the right (if permitted by the related Intercreditor Agreement), but not the obligation, to sell the related AB Subordinate Companion Loan if such Special Servicer determines that such sale is in accordance with the Servicing Standard (taking into account the subordinate nature of the applicable AB Subordinate Companion Loan).

(v)                             Unless and until any Specially Serviced Loan is sold pursuant to this Section 3.16(a), the applicable Special Servicer shall pursue such other resolution strategies with respect to such Specially Serviced Loan, including, without limitation, workout and foreclosure, as the applicable Special Servicer may deem appropriate, consistent with the Asset Status Report and the Servicing Standard and the REMIC Provisions.

(b)               (i)The applicable Special Servicer may purchase any REO Property at the Purchase Price therefor (in the case of a Serviced Whole Loan, such purchase shall be a purchase of the entire REO Property, including the portion relating to the related Companion Loan). The applicable Special Servicer may also offer to sell to any Person any REO Property (in the case of a Serviced Whole Loan, such sale shall be a sale of the entire REO Property, including the portion relating to the related Companion Loan), if and when the applicable Special Servicer determines, consistent with the Servicing Standard, that such a sale would be in the best economic interest of the Trust and the related Companion Holders. Each Special Servicer shall give the Trustee, the applicable Master Servicer, each Companion Holder, the Certificate Administrator, the Operating Advisor and the Directing Certificateholder and the Risk Retention Consultation Parties (in the case of the Directing Certificateholder and the Risk Retention Consultation Parties, in respect of any Mortgage Loan other than an Excluded Loan as to such party and prior to the occurrence and continuance of a Consultation Termination Event) not less than ten (10) days’ prior written notice of its intention to (x) purchase any REO Property at the Purchase Price therefor or (y) sell any REO Property, in which case such Special Servicer shall accept the highest offer received from any Person for any REO Property in an amount at least equal to the Purchase Price therefor. To the extent permitted by applicable law, and subject to the Servicing Standard, the applicable Master Servicer, an Affiliate of the applicable Master Servicer, the applicable Special Servicer or an Affiliate of such Special Servicer, or an employee of either of them may act as broker in connection with the sale of any REO Property and may retain from the proceeds of such sale a brokerage commission that does not exceed the commission that would have been earned by an independent broker pursuant to a brokerage agreement entered into at arm’s length.

(A)             In the absence of any such offer as set forth in clause (i) above, the applicable Special Servicer shall, subject to sub-clause (C) below, accept the highest offer for such REO Property received from any Person that is determined to be a fair price (1) by such Special Servicer, if the highest offeror is a Person other than an Interested Person, or (2) by the Trustee, if the highest offeror is an Interested Person unless such offer by an Interested Person (i) is equal to or greater than the applicable Purchase Price and (ii) is the highest offer received; provided, however, that absent an offer at least equal to the Purchase Price, no offer from an Interested Person shall constitute a fair price unless (A) it is the highest offer received and (B) at least two (2) other offers are received from independent third parties. Notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any REO Property pursuant hereto.

(B)              No Special Servicer shall be obligated by either of the foregoing paragraphs or otherwise to accept the highest offer if such Special Servicer determines, in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders, the VRR Interest Owners and, with respect to any Serviced Whole Loan, the related Companion Holder, and in either case, as a collective whole (taking into account the subordinate or pari passu nature of any Serviced Companion Loans). In addition, such Special Servicer may accept a lower offer if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders, the VRR Interest Owners and, with respect to any Serviced Whole Loan, the related Companion Holder, and in either case, as a collective whole (taking into account the subordinate or pari passu nature of any Serviced Companion Loans) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable); provided that the offeror is not the applicable Special Servicer or a Person that is an Affiliate of such Special Servicer.

(C)              In determining whether any offer received from an Interested Person represents a fair price for any REO Property, the Trustee shall obtain and may conclusively rely on the opinion of an Independent appraiser or other Independent expert in real estate matters retained by the Trustee in connection with making such determination. The reasonable cost of such Independent appraiser or other Independent expert shall be an expense of the offering Interested Person purchaser. The reasonable fees and costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party shall be covered by, and shall be reimbursable, from the offering Interested Person and the applicable Special Servicer shall use efforts consistent with the Servicing Standard to collect payment from such Interested Person. If such expense is not paid by the applicable Interested Person within thirty (30) days of demand for payment, such expense shall be reimbursable to the Trustee by the applicable Master Servicer as a Servicing Advance but the applicable Special Servicer shall continue to use efforts consistent with the Servicing Standard to collect such amounts from the applicable Interested Person. In determining whether any offer constitutes a fair price for any REO Property, the applicable Special Servicer or the Trustee (or, if applicable, such appraiser) shall take into account, and any appraiser or other expert in real estate matters shall be instructed to take into account, as applicable, among other factors, the physical condition of such REO Property, the state of the local economy and the Trust’s obligation to comply with REMIC Provisions.

(ii)                              Subject to the Servicing Standard, the applicable Special Servicer shall act on behalf of the Trust and the related Companion Holders in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, including the collection of all amounts payable in connection therewith. A sale of any REO Property shall be without recourse to, or representation or warranty by, the Trustee, the Depositor, the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trust (except that any contract of sale and assignment and conveyance documents may contain customary warranties of title, so long as the only recourse for breach thereof is to the Trust) and, if consummated in accordance with the terms of this Agreement, each applicable Master Servicer, each applicable Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee shall have no liability to the Trust or any Certificateholder, VRR Interest Owner or related Companion Holder (if applicable) with respect to the purchase price therefor accepted by the applicable Special Servicer or the Trustee.

(c)                Any sale of a Defaulted Loan or any REO Property shall be for cash only (unless changes in the REMIC Provisions or authoritative interpretations thereof made or issued subsequent to the Startup Day allow a sale for other consideration).

(d)               With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement and this Agreement, if the related Serviced Whole Loan becomes a Defaulted Loan, and if the applicable Special Servicer determines to sell the related Mortgage Loan that has become a Defaulted Loan in accordance with this Section 3.16, then the applicable Special Servicer shall sell the related Serviced Pari Passu Companion Loan (and, to the extent permitted by the related Intercreditor Agreement, the related AB Subordinate Companion Loans) together with such Mortgage Loan as one whole loan and shall require that all offers be submitted to such Special Servicer in writing. To the extent a determination is required to be made hereunder as to whether any cash offer constitutes a fair price for a Serviced Whole Loan, such determination shall be made by the applicable Special Servicer unless the offeror is an Interested Person and by the Trustee if the offeror is an Interested Person and the offer is less than the Purchase Price. Notwithstanding the foregoing, the applicable Special Servicer will not be permitted to sell the related Mortgage Loan together with the related Serviced Pari Passu Companion Loan(s) if it becomes a defaulted Whole Loan without the written consent of the holder of the related Serviced Pari Passu Companion Loan (provided that such consent is not required if the holder of the Serviced Pari Passu Companion Loan is the Mortgagor or an Affiliate of the Mortgagor) unless the applicable Special Servicer has delivered to the holder of the related Serviced Pari Passu Companion Loan: (a) at least fifteen (15) Business Days prior written notice of any decision to attempt to sell such Serviced Whole Loan; (b) at least ten (10) days prior to the permitted sale date, a copy of each bid package (together with any amendments to such bid packages) received by the applicable Special Servicer in connection with any such proposed sale; (c) at least ten (10) days prior to the proposed sale date, a copy of the most recent appraisal for such Serviced Whole Loan, and any documents in the servicing file reasonably requested by the holder of the related Serviced Pari Passu Companion Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder and the Risk Retention Consultation Parties) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the applicable Master Servicer or the applicable Special Servicer in connection with the proposed sale. In connection with any such sale involving any Serviced AB Whole Loan, the applicable Special Servicer will also have the right (subject to the related Intercreditor Agreement), but not the obligation, to sell the related AB Subordinate Companion Loan if such Special Servicer determines that such sale is in accordance with the Servicing Standard (taking into account the subordinate nature of the applicable AB Subordinate Companion Loan). The holder of the related Serviced Pari Passu Companion Loan (or its representative) will be permitted to submit an offer at any sale of such Whole Loan; however, the related Mortgagor and its agents and Affiliates shall not be permitted to submit an offer at such sale. Notwithstanding the foregoing, with respect to each Serviced Whole Loan, the holder of the related Companion Loan may waive any of the delivery or timing requirements set forth in this paragraph with respect to the related Whole Loan. If the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the offering Interested Person purchaser) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuing loans similar to the subject Mortgage Loan, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan. The Trustee shall act in a commercially reasonable manner in making such determination. If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party shall be covered by, and shall be reimbursable, from the offering Interested Person and the applicable Special Servicer shall use efforts consistent with the Servicing Standard to collect payment from such Interested Person. If such expense is not paid by the applicable Interested Person within thirty (30) days of demand for payment, such expense shall be reimbursable to the Trustee by the applicable Master Servicer as a Servicing Advance but the applicable Special Servicer shall continue to use efforts consistent with the Servicing Standard to collect such amounts from the applicable Interested Person.

(e)                (i) Notwithstanding anything in this Section 3.16 to the contrary, pursuant to the terms of the related Intercreditor Agreement, the holder of the related AB Subordinate Companion Loan for each applicable Serviced AB Whole Loan will have the right to purchase the related Mortgage Loan or related REO Property, as applicable. Such right of the holder of the AB Subordinate Companion Loan shall be given priority over any provision described in this Section 3.16 as and to the extent set forth in the related Intercreditor Agreement. If the related Mortgage Loan or related REO Property is purchased by the holder of such AB Subordinate Companion Loan, repurchased by the applicable Mortgage Loan Seller or otherwise ceases to be subject to this Agreement, the related AB Subordinate Companion Loan will no longer be subject to this Agreement.

(ii)                              Notwithstanding anything in this Section 3.16 to the contrary, any mezzanine lender will have the right to purchase the related Mortgage Loan or REO Property, as applicable, and cure defaults relating thereto, as and to the extent set forth in the related Intercreditor Agreement.

(f)                Unless otherwise provided in an Intercreditor Agreement the sale of any Mortgage Loan pursuant to this Section 3.16 will be on a servicing released basis.

(g)               In the event the applicable Master Servicer or the applicable Special Servicer has the right to purchase any Companion Loan on behalf of the Trust pursuant to the related Intercreditor Agreement, neither such Master Servicer nor such Special Servicer shall exercise such right.

Section 3.17        Additional Obligations of Master Servicers and Special Servicers. (a) Each Master Servicer shall deliver all Compensating Interest Payments with respect to the Mortgage Loans for which it acts as Master Servicer (other than the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan) to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account on each P&I Advance Date, without any right of reimbursement therefor. Each Master Servicer shall deliver the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan to the Companion Paying Agent for deposit in the Companion Distribution Account on each P&I Advance Date, without any right of reimbursement therefor.

(b)               Each Master Servicer or each Special Servicer, as applicable, shall provide to each Companion Holder any reports or notices required to be delivered to such Companion Holder pursuant to the related Intercreditor Agreement.

(c)                Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans deposited in the applicable Collection Account and available for distribution on the next Distribution Date, the applicable Master Servicer or the Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.05(a)(v) immediately, as an accommodation may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the one month collection period ending on the then-current Determination Date, for successive one month periods for a total period not to exceed twelve (12) months (provided that, other than in the case of an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class, any such deferral exceeding six (6) months shall require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder), and any election to so defer or not to defer shall be deemed to be in accordance with the Servicing Standard. If the applicable Master Servicer or the Trustee makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent collection period (subject, again, to the same sole option to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections). In connection with a potential election by the applicable Master Servicer or the Trustee to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the Collection Period for any Distribution Date, the applicable Master Servicer or the Trustee shall further be authorized to wait for principal collections on the Mortgage Loans serviced by such Master Servicer to be received until the end of such Collection Period before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof; provided, however, that if, at any time the applicable Master Servicer or the Trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a Collection Period will exceed the full amount of the principal portion of general collections on or in respect of Mortgage Loans deposited in the applicable Collection Account for such Distribution Date, then the applicable Master Servicer or the Trustee, as applicable, shall use its reasonable efforts to give the 17g-5 Information Provider fifteen (15) days’ notice of such determination for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), unless extraordinary circumstances make such notice impractical, which shall mean that (i) the applicable Master Servicer or the Trustee, as the case may be, determines in its sole discretion that waiting fifteen (15) days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (ii) changed circumstances or new or different information becomes known to the applicable Master Servicer or the Trustee, as the case may be, that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance or whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (i) above, or (iii) in the case of the applicable Master Servicer (or the Trustee), it has not timely received from the Trustee(or the applicable Master Servicer) information required by such party to determine whether to defer reimbursement for a Nonrecoverable Advance. If any of the circumstances described in clause (i), (ii) or (iii) of the foregoing sentence apply, the applicable Master Servicer or Trustee, as applicable, shall give the 17g-5 Information Provider a notice for posting of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give notice as required by the preceding or second preceding sentence shall in no way affect the applicable Master Servicer’s or the Trustee’s election whether to refrain from obtaining such reimbursement or right to obtain such reimbursement as described in this Section 3.17(c). Nothing herein shall give the applicable Master Servicer or the Trustee the right to defer reimbursement of a Nonrecoverable Advance to the extent of any principal collections then available in the applicable Collection Account pursuant to Section 3.05(a)(v). The applicable Master Servicer or the Trustee, as the case may be, shall have no liability for any loss, liability or expenses resulting from any notice provided to the Rating Agencies contemplated by this Section 3.17(c).

The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this Section 3.17 or to comply with the terms of this Section 3.17 and the other provisions of this Agreement that apply once such an election, if any, has been made; provided, however, that the fact that a decision to recover such Nonrecoverable Advances over time, or not to do so, benefits some classes of Certificateholders or some VRR Interest Owners to the detriment of other classes or other VRR Interest Owners shall not, with respect to the applicable Master Servicer or the applicable Special Servicer, as applicable, constitute a violation of the Servicing Standard and/or with respect to the Trustee (solely in its capacity as Trustee), constitute a violation of any fiduciary duty to Certificateholders and the VRR Interest Owners or any contractual obligation hereunder. If the applicable Master Servicer or the Trustee, as the case may be, determines, in its sole discretion, to fully recover the Nonrecoverable Advances immediately instead of deferring such reimbursement, then such Master Servicer or the Trustee, as applicable, shall be entitled to immediate reimbursement of Nonrecoverable Advances with interest thereon at the Reimbursement Rate from all amounts in the applicable Collection Account for such Distribution Date (deemed first from principal and then from interest). Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more collection periods shall not limit the accrual of interest at the Reimbursement Rate on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. The applicable Master Servicer’s or the Trustee’s, as the case may be, agreement to defer reimbursement of such

Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and the VRR Interest Owners and shall not be construed as an obligation on the part of such Master Servicer or the Trustee, as applicable, or a right of the Certificateholders or the VRR Interest Owners. Nothing herein shall be deemed to create in the Certificateholders or the VRR Interest Owners a right to prior payment of distributions over such Master Servicer’s or the Trustee’s, as applicable, right to reimbursement for Advances (deferred or otherwise) and accrued interest thereon. In all events, the decision to defer reimbursement or to seek immediate reimbursement of Nonrecoverable Advances shall be deemed to be in accordance with the Servicing Standard and none of the applicable Master Servicer, the Trustee or the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders, the VRR Interest Owners or any of the Companion Holders for any such election that such party makes as contemplated by this Section 3.17 or for any losses, damages or other adverse economic or other effects that may arise from such an election, nor shall such election constitute a violation of the Servicing Standard or any duty under this Agreement. Neither the applicable Master Servicer nor the Trustee shall have any liability whatsoever for making an election, or refraining from making an election, that is authorized under this Section 3.17(c).

No determination by a Master Servicer (or the Trustee, as applicable) to exercise its sole option to defer the reimbursement of Advances and/or interest thereon under this section shall be construed as an agreement by the applicable Master Servicer (or the Trustee, as applicable) to subordinate (in respect of realizing losses), to any Class of Certificates, such party’s right to such reimbursement during such period of deferral.

With respect to any modification or amendment of any Intercreditor Agreement related to a Serviced Whole Loan (to the extent received), the applicable Master Servicer or the applicable Special Servicer, as applicable, shall provide to the 17g-5 Information Provider a copy of any such modification or amendment, which the 17g-5 Information Provider shall promptly post on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

(d)               With respect to any Mortgage Loan (or Serviced Whole Loan), if the related loan documents permit the lender to (but do not require the lender to), at its option, prior to an event of default under the related Mortgage Loan (or Serviced Whole Loan), apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, the applicable Master Servicer or the applicable Special Servicer, as the case may be, may not apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account, unless not applying those amounts as a prepayment would be a violation of the Servicing Standard. Such amount may be used, if permitted under the loan documents, to defease the loan, or may be used to prepay the Mortgage Loan (or Serviced Whole Loan), or for other purpose consistent with the Servicing Standard and the loan documents, upon a subsequent default.

(e)                Within one (1) Business Day after the execution of any amendment or modification of any Intercreditor Agreement, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall provide to the Certificate Administrator a copy of any such modification or amendment of any Intercreditor Agreement, and such amendment or modification shall be a Reportable Event.

Section 3.18        Modifications, Waivers, Amendments and Consents. (a) The applicable Master Servicer shall process waivers, modifications, amendments and consents that are not Major Decisions with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder (except as specified in the definition of “Master Servicer Decision”) or the consent or approval of the applicable Special Servicer. The applicable Special Servicer shall process waivers, modifications, amendments and consents with respect to Specially Serviced Loans and shall also process waivers, modifications, amendments and consents that are Major Decisions with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan. The applicable Master Servicer and applicable Special Servicer may mutually agree that a modification, waiver, amendment or consent that constitutes a Major Decision shall be processed by such Master Servicer, subject to such Special Servicer’s consent. Except as set forth in Section 3.08(a), Section 3.08(b), this Section 3.18(a), Section 3.18(d), Section 3.18(h), Section 3.18(i), Section 3.18(m) and Section 6.08, but subject to any other conditions set forth thereunder and, with respect to any Serviced Mortgage Loan or any Serviced Whole Loan (and with respect to any Serviced Whole Loan, subject to the rights of the related Companion Holder, as applicable, to advise or consult with the applicable Master Servicer or applicable Special Servicer with respect to, or to consent to, a modification, waiver or amendment, in each case, pursuant to the terms of the related Intercreditor Agreement), the applicable Special Servicer shall not modify, waive or amend the terms of a Mortgage Loan and/or related Companion Loan (or consent to any such modification, waiver or amendment) that would constitute a Major Decision without (x) (i) prior to the occurrence of a Control Termination Event and (ii) other than with respect to any Excluded Loan with respect to the Directing Certificateholder, the consent (or deemed consent) of the Directing Certificateholder having been obtained by the applicable Special Servicer to the extent required by, and pursuant to the process described under, Section 6.08 or (y) (i) after the occurrence and during the continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan with respect to the Directing Certificateholder, but prior to the occurrence and continuance of a Consultation Termination Event, the applicable Special Servicer having consulted with the Directing Certificateholder if and to the extent required pursuant to Section 6.08; and provided, further, that no extension entered into pursuant to this Section 3.18(a) shall extend the Maturity Date beyond the date provided for in the last paragraph of Section 3.18(b). If such extension would extend the Maturity Date of such Mortgage Loan and/or related Companion Loan for more than twelve (12) months from and after the original Maturity Date of such Mortgage Loan and/or related Companion Loan and such Mortgage Loan and/or related Companion Loan is not in default or default with respect thereto is not reasonably foreseeable, prior to any such extension, (1) the applicable Special Servicer shall provide the Trustee, the Certificate Administrator, the applicable Master Servicer, the Operating Advisor, the Directing Certificateholder and the Risk Retention Consultation Parties (in the case of the Directing Certificateholder and the Risk Retention Consultation Parties, prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to any Excluded Loan as to such party), with an Opinion of Counsel (at the expense of the related Mortgagor to the extent permitted under the Mortgage Loan documents and, if not required or permitted to be paid by the Mortgagor, to be paid as an expense of the Trust in accordance with Section 3.11(d)) that such extension would not constitute a “significant modification” of the Mortgage Loan and/or Serviced Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b) and (2) subject to the Servicing Standard, (x) prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Excluded Loan with respect to the Directing Certificateholder, the applicable Special Servicer shall obtain the consent (or deemed consent) of the Directing Certificateholder, (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination

Event, and other than with respect to any Excluded Loan with respect to the Directing Certificateholder, consult with the Directing Certificateholder, and (z)(i) prior to the occurrence and continuance of a Consultation Termination Event, with respect to any Specially Serviced Loan other than an Excluded Loan with respect to any Risk Retention Consultation Party and (ii) after the occurrence and during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan other than an Excluded Loan with respect to any Risk Retention Consultation Party, consult with each Risk Retention Consultation Party, in each case, pursuant to the process described in Section 6.08.

Notwithstanding the foregoing, subject to the rights of the related Companion Holder to advise the applicable Master Servicer with respect to, or consent to, such modification, waiver or amendment pursuant to the terms of the related Intercreditor Agreement, the applicable Master Servicer, with respect to Non-Specially Serviced Loans, without the consent of the applicable Special Servicer or the Directing Certificateholder, may modify or amend the terms of any Non-Specially Serviced Loan and/or related Serviced Companion Loan in order to (i) cure any ambiguity or mistake therein or (ii) correct or supplement any provisions therein which may be inconsistent with any other provisions therein or correct any error; provided that, if the Serviced Mortgage Loan and/or related Serviced Companion Loan is not in default or default with respect thereto is not reasonably foreseeable, such modification or amendment would not be a “significant modification” of the Mortgage Loan and/or related Serviced Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b).

Subject to Section 6.08, applicable law and the Mortgage Loan and/or related Serviced Companion Loan documents, neither the applicable Master Servicer nor the applicable Special Servicer shall permit the substitution of any Mortgaged Property (or any portion thereof) for one or more other parcels of real property at any time the Mortgage Loan and/or related Serviced Companion Loan is not in default pursuant to the terms of the related Mortgage Loan and/or related Serviced Companion Loan documents or default with respect thereto is not reasonably foreseeable unless (i) the applicable Master Servicer or the applicable Special Servicer, as the case may be, obtains Rating Agency Confirmation from each Rating Agency (and delivers such Rating Agency Confirmation to the Directing Certificateholder and the Risk Retention Consultation Parties, if permitted by the applicable Rating Agency) and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25) and (ii) such substitution would not be a “significant modification” of the Mortgage Loan and/or related Serviced Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b) or otherwise cause an Adverse REMIC Event (and the applicable Master Servicer or the applicable Special Servicer, as the case may be, may obtain and rely upon an Opinion of Counsel (at the expense of the related Mortgagor if not prohibited by the terms of the related Mortgage Loan documents, and if so prohibited, at the expense of the Trust) with respect thereto).

Upon receiving a request for any matter described in this Section 3.18(a) that constitutes a Major Decision with respect to a Mortgage Loan that is a Non-Specially Serviced Loan, the applicable Master Servicer shall promptly forward such request to the applicable Special Servicer and, unless such Master Servicer and such Special Servicer mutually agree that such

Master Servicer shall process such request, such Special Servicer shall process such request (including, without limitation, interfacing with the Mortgagor) and, except as provided in the next sentence, such Master Servicer shall have no further obligation with respect to such request (including, without limitation, interfacing with the Mortgagor) or the Major Decision. With respect to such request, such Master Servicer shall continue to cooperate with such Special Servicer by delivering any additional information in such Master Servicer’s possession to such Special Servicer requested by such Special Servicer relating to such Major Decision. Such Master Servicer shall not be required to interface with the Mortgagor or provide a written recommendation and/or analysis with respect to any Major Decision. If such Master Servicer and such Special Servicer mutually agree that such Master Servicer will (subject to the consent (or deemed consent) of such Special Servicer) process a request with respect to a Major Decision and such Master Servicer is recommending approval of such request, such Master Servicer will prepare and submit its written analysis and recommendation to such Special Servicer with all information in the possession of such Master Servicer that such Special Servicer may reasonably request in order to withhold or grant its consent, and in all cases such Special Servicer will be entitled (subject to any applicable consultation rights of the Operating Advisor or any applicable consent or consultation rights of the Directing Certificateholder or any applicable consultation rights of any related Companion Holders) to approve or disapprove any modification, waiver, amendment or other action that constitutes a Major Decision.

No Master Servicer or Special Servicer shall enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, workout, consent or approval with respect to a Mortgage Loan in a manner that would have the effect of placing amounts payable as compensation, or otherwise reimbursable, to such Master Servicer or Special Servicer in a higher priority than the allocation and payment priorities set forth in Section 3.02(b) or in the related Intercreditor Agreement.

(b)               If the applicable Special Servicer determines that a modification, waiver or amendment (including, without limitation, the forgiveness or deferral of interest or principal or the substitution of collateral pursuant to the terms of the Serviced Mortgage Loan and/or related Serviced Companion Loan or otherwise, the release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the applicable Special Servicer’s judgment, reasonably foreseeable (as evidenced by an Officer’s Certificate of such Special Servicer), is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the Trust and, if applicable, the Companion Holders, as the holders of the related Serviced Companion Loan, than liquidation of such Specially Serviced Loan, then the applicable Special Servicer may agree to a modification, waiver or amendment of such Specially Serviced Loan, subject to (w) the provisions of this Section 3.18(b) and Section 3.18(c), (x) with respect to any Major Decision, (a) with respect to any Mortgage Loan other than any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the approval of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) or upon consultation with the Directing Certificateholder (after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) as provided in Section 6.08, and (b) with respect to any Major Decision in respect of a Specially Serviced Loan other than any Excluded Loan as to such party, upon consultation with each Risk Retention Consultation Party as provided in

Section 6.08, (y) with respect to any Serviced AB Whole Loan, any rights of the related Subordinate Companion Holder to consent to such modification, waiver or amendment and (z) additionally, with respect to a Serviced Whole Loan, the rights of the related Serviced Companion Noteholder or with respect to a Serviced Mortgage Loan with mezzanine debt, the rights of the related mezzanine lender, to advise or consult with the applicable Special Servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related Intercreditor Agreement or mezzanine intercreditor agreement, as applicable; provided that with respect to any Serviced AB Whole Loan, if an AB Control Appraisal Period is not in effect, the consent of, or consultation with, the related AB Whole Loan Controlling Holder will be required to the extent set forth in the related Intercreditor Agreement and the Directing Certificateholder shall have no consent or consultation rights, and the Risk Retention Consultation Parties shall have no consultation rights, regarding the matter; provided, further, that in the case of any release or substitution of collateral (other than a defeasance), the applicable Special Servicer shall have obtained an Opinion of Counsel that such release or substitution would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b) or otherwise cause an Adverse REMIC Event. Notwithstanding anything herein to the contrary, with respect to any Excluded Loan with respect to the Directing Certificateholder (regardless of whether a Control Termination Event has occurred and is continuing), the applicable Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

In connection with (i) the release of a Mortgaged Property (other than any Non-Serviced Mortgaged Property), or any portion of such Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than any Non-Serviced Mortgaged Property), or any portion of such Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the applicable Master Servicer or the applicable Special Servicer, as the case may be, to calculate (or to approve the calculation of the related Mortgagor of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation shall, unless then permitted by the REMIC Provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

If, following any such release or taking, the loan-to-value ratio as calculated is greater than 125%, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or successor provisions, unless the related Mortgagor provides an Opinion of Counsel that if such amount is not paid, the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code.

The applicable Special Servicer shall use its reasonable efforts to the extent reasonably possible to cause each Specially Serviced Loan to fully amortize prior to the Rated Final Distribution Date and shall not agree to an extension, modification, waiver, amendment or forbearance of any term of any Specially Serviced Loan for which it is acting as Special Servicer if such extension, modification, waiver, amendment or forbearance would (1) extend (or have the effect of extending) the maturity date of any such Specially Serviced Loan to a date occurring later than the earlier of (a) five (5) years prior to the Rated Final Distribution Date and (b) if such Specially Serviced Loan is secured solely or primarily by a leasehold estate and not also the related fee interest, the date occurring twenty (20) years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and (A) prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder and (B) to the extent such modification, waiver or amendment constitutes a Major Decision, after consultation with the Risk Retention Consultation Parties pursuant to Section 6.08, (in each case, other than with respect to a Mortgage Loan that is an Excluded Loan as to such party), ten (10) years prior to the expiration of such leasehold estate (including any options to extend such leasehold estate exercisable unilaterally by the related Mortgagor), or (2) provide for the deferral of interest unless interest accrues on the related Mortgage Loan, or Serviced Whole Loan generally at the related Mortgage Rate.

(c)                Any provision of this Section 3.18 to the contrary notwithstanding, except when a Mortgage Loan and/or Companion Loan is in default or default with respect thereto is reasonably foreseeable, no fee described in this Section 3.18 shall be collected by any Master Servicer or any Special Servicer from a Mortgagor (or on behalf of the Mortgagor) in conjunction with any consent or any modification, waiver or amendment of a Mortgage Loan or Companion Loan, as applicable (unless the amount thereof is specified in the related Mortgage Note) if the collection of such fee would cause such consent, modification, waiver or amendment to be a “significant modification” of the Mortgage Note within the meaning of Treasury Regulations Section 1.860G-2(b).

(d)               To the extent consistent with this Agreement (including, without limitation, the first sentence of Section 3.18(a), and Section 6.08), the applicable Master Servicer (as provided in Section 3.08(a), Section 3.08(b) and Section 3.18 if such matter constitutes a Master Servicer Decision) or the applicable Special Servicer (as provided in Section 3.08(a), Section 3.08(b) and Section 3.18(a) if any such waiver, modification or amendment constitutes a Major Decision processed by the applicable Special Servicer or relates to a Specially Serviced Loan) may, consistent with the Servicing Standard, agree to any waiver, modification or amendment of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable only if the contemplated waiver, modification or amendment (i) will not be a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b) and (ii) will not cause an Adverse REMIC Event. In making this determination, the applicable Master Servicer or the applicable Special Servicer may obtain and rely upon (and shall provide to the Trustee and the Certificate Administrator if obtained) an Opinion of Counsel (at the expense of the related Mortgagor or such other Person requesting such modification or, if such expense cannot be collected from the related Mortgagor or such other Person, to be paid out of the applicable Collection Account pursuant to Section 3.05(a); provided that the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall use its reasonable efforts to collect such fee from the Mortgagor or such other Person to the extent permitted under the related Mortgage Loan documents). Notwithstanding the foregoing, neither the applicable Master Servicer nor the applicable Special Servicer may waive the payment of any Prepayment Premium or Yield Maintenance Charge or the requirement that any prepayment of a Mortgage Loan be made on a Due Date, or if not made on a Due Date, be accompanied by all interest that would be due on the next Due Date with respect to any Mortgage Loan or Serviced Companion Loan that is a Non-Specially Serviced Loan.

(e)                Subject to Section 3.18(c), the applicable Master Servicer and the applicable Special Servicer each may, as a condition to its granting any request by a Mortgagor for consent, modification (including extensions), waiver or indulgence or any other matter or thing, the granting of which is within such Master Servicer’s or such Special Servicer’s, as the case may be, discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan or Companion Loan and is permitted by the terms of this Agreement, require that such Mortgagor pay to such Master Servicer or such Special Servicer, as the case may be, as additional servicing compensation, a reasonable or customary fee, for the additional services performed in connection with such request; provided that the charging of such fee is not a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b).

(f)                All modifications (including extensions), waivers and amendments of the Mortgage Loans and/or Companion Loans entered into pursuant to this Section 3.18 shall be in writing, signed by the applicable Master Servicer or the applicable Special Servicer, as the case may be, and the related Mortgagor (and by any guarantor of the related Mortgage Loan, if such guarantor’s signature is required by the applicable Special Servicer in accordance with the Servicing Standard).

(g)               With respect to any modification, waiver or amendment for which it is responsible for processing pursuant to Section 3.18, the applicable Special Servicer, shall notify in writing the applicable Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event), the Directing Certificateholder and the Risk Retention Consultation Parties (in the case of the Directing Certificateholder, other than following the occurrence and continuance of a Consultation Termination Event and, in the case of the Directing Certificateholder or the Risk Retention Consultation Parties, with respect to any Excluded Loan as to such party), the applicable Companion Holder (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer under the related Other Pooling and Servicing Agreement) (unless, with respect to a holder of an AB Subordinate Companion Loan, an AB Control Appraisal Period is in effect, if applicable), the related Mortgage Loan Seller (if such Mortgage Loan Seller is not the applicable Master Servicer or Sub-Servicer of such Mortgage Loan or the Directing Certificateholder or any Risk Retention Consultation Party) and the 17g-5 Information Provider (which shall promptly post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)) in writing of any modification, waiver or amendment (in each case, after it is finalized and executed) of any term of any Mortgage Loan or Companion Loan that is modified, waived or amended and the date thereof. With respect to any modification, waiver or amendment (in each case, after it is finalized and executed) for which it is responsible for closing pursuant to Section 3.18, the applicable Master Servicer shall provide written notice of any such modification, waiver or amendment to the Trustee, the Certificate Administrator, the applicable Special Servicer, the Directing Certificateholder (only prior to the occurrence and continuance of a Consultation Termination Event, and other than with respect to an Excluded Loan as to such party), each Risk Retention Consultation Party (other than with respect to an Excluded Loan as to such party), and the applicable Companion Holder (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer under the related Other Pooling and Servicing Agreement) (unless, with respect to a holder of an AB Subordinate Companion Loan, an AB Control Appraisal Period is in effect, if applicable)), the Risk Retention Consultation Parties (other than with respect to an Excluded Loan as to such party)

and the related Mortgage Loan Seller (so long as such Mortgage Loan Seller is not the applicable Master Servicer or Sub-Servicer of such Mortgage Loan or the Directing Certificateholder or a Risk Retention Consultation Party) and the 17g-5 Information Provider (which shall promptly post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)). The party responsible for delivering notice shall deliver to the Custodian with a copy to the applicable Master Servicer (if such notice is being delivered by the applicable Special Servicer) for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment, promptly (and in any event within ten (10) Business Days) following the execution thereof, with a copy to the applicable Companion Holder (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer under the related Other Pooling and Servicing Agreement), if any. Following receipt of the applicable Master Servicer’s or the applicable Special Servicer’s, as the case may be, delivery of the aforesaid modification, waiver or amendment to the Certificate Administrator, the Certificate Administrator shall forward a copy thereof to each Holder of a Certificate (other than a Class R or Class V Certificate) and each VRR Interest Owner. With respect to the processing of any modification, waiver or consent related to any Mortgagor incurring additional secured debt or mezzanine debt, the applicable Special Servicer (if such Special Servicer processes such modification, waiver or consent pursuant to Section 3.18(a)) or the applicable Master Servicer (if such Master Servicer processes such modification, waiver or consent pursuant to Sections 3.18(a) and (m) shall, on or before the later of (i) 3:00 p.m. on the related P&I Advance Date and (ii) five (5) Business Days immediately following the applicable Master Servicer or the applicable Special Servicer, as the case may be, obtaining actual knowledge of the incurrence of such additional secured debt or mezzanine debt, deliver notice of the Mortgagor’s incurrence of such debt, substantially in the form of Exhibit JJ, to !nacctsecnotifications@computershare.com and an Additional Disclosure Notification in the form attached hereto as Exhibit DD). The notice contemplated in the preceding sentence shall set forth, to the extent the applicable Special Servicer or the applicable Master Servicer, as the case may be, has the requisite information or can reasonably obtain such information, (1) the amount of additional secured debt that was incurred in the related Collection Period, (2) the total debt service coverage ratio calculated on the basis of such Mortgage Loan and additional secured debt, and (3) the aggregate LTV Ratio calculated on the basis of such Mortgage Loan and additional secured debt. In the event that either (i) the CREFC® Investor Reporting Package is amended to include such information set forth above, in a manner reasonably acceptable to the applicable Master Servicer, the applicable Special Servicer and the Certificate Administrator, as applicable, and such Master Servicer confirms with the Certificate Administrator that such amended CREFC® Investor Reporting Package enables the Certificate Administrator to include such information on Form 10-D in a manner reasonably acceptable to the Certificate Administrator, or (ii) the Trust is no longer subject to the Exchange Act, the additional report in the form of Exhibit JJ shall no longer be required hereunder. From time to time, the applicable Master Servicer, the applicable Special Servicer and the Certificate Administrator may agree on a different delivery time and format for the information set forth in this paragraph.

(h)               Subject to the consent rights and processes set forth in Section 6.08 with respect to Major Decisions, each Master Servicer shall process all defeasance transactions for the Mortgage Loans for which it acts as Master Servicer and shall be entitled to all defeasance fees paid related thereto (provided that for the avoidance of doubt, any such defeasance fee shall not include any Modification Fees or waiver fees in connection with a defeasance that any Special Servicer is entitled to under this Agreement). Notwithstanding the foregoing, such Master Servicer shall not permit (or, with regard to any Non-Serviced Mortgage Loan, take any act in furtherance of) the substitution of any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan or a Serviced Whole Loan unless such defeasance complies with Treasury Regulations Section 1.860G-2(a)(8)(ii) and such Master Servicer has received (i) replacement collateral consisting of government securities within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), which satisfies the requirements of the applicable Mortgage Loan documents, in an amount sufficient to make all scheduled payments under the related Mortgage Loan (or defeased portion thereof) when due, (ii) a certificate of an Independent certified public accountant to the effect that such substituted property will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on such Mortgage Loan or Serviced Whole Loan in compliance with the requirements of the terms of the related Mortgage Loan documents and, if applicable, Companion Loan documents, (iii) one or more Opinions of Counsel (at the expense of the related Mortgagor) to the effect that the Trustee, on behalf of the Trust, will have a first priority perfected security interest in such substituted Mortgaged Property; provided, however, that, to the extent consistent with the related Mortgage Loan documents and, if applicable, Companion Loan documents, the related Mortgagor shall pay the cost of any such opinion as a condition to granting such defeasance, (iv) to the extent consistent with the related Mortgage Loan documents and, if applicable, Companion Loan documents, the Mortgagor shall establish a single purpose entity to act as a successor mortgagor, if so required by the Rating Agencies, (v) to the extent permissible under the related Mortgage Loan documents and, if applicable, Companion Loan documents, the applicable Master Servicer shall use its reasonable efforts to require the related Mortgagor to pay all costs of such defeasance, including but not limited to the cost of maintaining any successor mortgagor, and (vi) to the extent permissible under the Mortgage Loan documents and, if applicable, Companion Loan documents, the applicable Master Servicer shall obtain, at the expense of the related Mortgagor, Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25); provided, further, however, that no such confirmation from any Rating Agency shall be required to the extent that the applicable Master Servicer has delivered a defeasance certificate substantially in the form of Exhibit U hereto for any Mortgage Loan that (together with any Mortgage Loans cross-collateralized with such Mortgage Loans) is: (i) a Mortgage Loan with a Cut-off Date Balance less than $35,000,000, (ii) a Mortgage Loan that represents less than 5% of the aggregate Cut-off Date Balance of all Mortgage Loans, and (iii) a Mortgage Loan that is not one of the ten (10) largest Mortgage Loans by Stated Principal Balance. Notwithstanding the foregoing, in the event that requiring the Mortgagor to pay for the items specified in clauses (ii), (iv) and (v) in the preceding sentence would be inconsistent with the related Mortgage Loan documents, such reasonable costs shall be paid by the related Mortgage Loan Seller as and to the extent set forth in the applicable Mortgage Loan Purchase Agreement.

(i)                 Notwithstanding anything herein or in the related Mortgage Loan documents and, if applicable, Companion Loan documents, to the contrary, the applicable Master Servicer may permit the substitution of “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii) for any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan or a Serviced Whole Loan, as applicable (or any portion thereof), in lieu of the defeasance collateral specified in the related Mortgage Loan documents or Serviced Whole Loan documents, as applicable; provided that such substitution is consistent with the Servicing Standard and the applicable Master Servicer reasonably determines that allowing their use would not cause a default or event of default to become reasonably foreseeable and the applicable Master Servicer receives an Opinion of Counsel (at the expense of the Mortgagor to the extent permitted under the Mortgage Loan documents and, if applicable or Companion Loan documents or otherwise as a Trust Fund expense) to the effect that such use would not be and would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise constitute an Adverse REMIC Event with respect to any Trust REMIC; and provided, further, that the requirements set forth in Section 3.18(h) (including receipt of any Rating Agency Confirmation) are satisfied; and provided, further, that such securities are backed by the full faith and credit of the United States government, or the applicable Master Servicer shall obtain Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25).

Notwithstanding the foregoing, with respect to (i) all of the Mortgage Loans originated or acquired by Morgan Stanley Mortgage Capital Holdings LLC that are subject to defeasance, (ii) all of the Mortgage Loans originated or acquired by Wells Fargo Bank, National Association that are subject to defeasance (except with respect to the Mortgage Loan identified on Exhibit B hereto as “Marriott Anchorage Downtown” and “Sheraton Denver Downtown Hotel”) and (iii) all of the Mortgage Loans originated or acquired by Bank of America, National Association that are subject to defeasance, each of Morgan Stanley Mortgage Capital Holdings LLC, Wells Fargo Bank, National Association and Bank of America, National Association, as applicable, has transferred to a third party or has retained on behalf of itself or an Affiliate the right to establish or designate the successor borrower and/or to purchase or cause to be purchased the related defeasance collateral, in each case as set forth in the related Mortgage Loan Purchase Agreement (any such right or obligation, the “Retained Defeasance Rights and Obligations”). In the event the Master Servicer receives notice of a defeasance request with respect to a Mortgage Loan for which Morgan Stanley Mortgage Capital Holdings LLC, Wells Fargo Bank, National Association or Bank of America, National Association, as applicable, is the related Mortgage Loan Seller, which such Mortgage Loan provides for Retained Defeasance Rights and Obligations in the related Mortgage Loan documents, the Master Servicer shall provide, within five (5) Business Days of receipt of such notice, written notice of such defeasance request to such Mortgage Loan Seller. Until such time as the applicable Mortgage Loan Seller provides the Master Servicer with written notice to the contrary, the notice of a defeasance of a Mortgage Loan with Retained Defeasance Rights and Obligations as to which (i) Morgan Stanley Mortgage Capital Holdings LLC is the related Mortgage Loan Seller shall be delivered to Morgan Stanley Mortgage Capital Holdings LLC, 1585 Broadway, New York, New York 10036, Attention: Jane Lam (with a copy to Morgan Stanley Mortgage Capital Holdings LLC, 1633 Broadway, 29th Floor, New York, New York 10019, Attention: Legal Compliance Division, and a copy by email to cmbs_notices@morganstanley.com), (ii) Wells Fargo Bank, National Association is the related Mortgage Loan Seller shall be delivered to Wells Fargo Bank, National Association, 30 Hudson Yards, 15th Floor, New York, New York 10001, Attention: A.J. Sfarra, with a copy to: Bryan

Riddle, Esq., Senior Counsel, Wells Fargo Legal Department, 401 S Tryon Street, MAC D1050-266, 26th Floor, Charlotte, North Carolina 28202-1911 and (iii) Bank of America, National Association is the related Mortgage Loan Seller shall be delivered to Bank of America, National Association, One Bryant Park, Mail Code: NY-100-11-07, New York, New York 10036, Attention: Director of CMBS Securitization, email: leland.f.bunch@bofa.com, with copies to Bank of America Legal Department, 150 North College Street, Mail Code: NC1-028-28-03, Charlotte, North Carolina 28255, Attention: Paul Kurzeja, Associate General Counsel, email: paul.kurzeja@bofa.com and cmbsnotices@bofa.com. With respect to any Mortgage Loan originated or acquired by any such Mortgage Loan Seller that is subject to defeasance, if the successor borrower is not designated or formed by such Mortgage Loan Seller or any Affiliate or successor thereto, the successor borrower shall be reasonably acceptable to the applicable Master Servicer in accordance with the Servicing Standard.

(j)                 If required under the related Mortgage Loan or Companion Loan documents or if otherwise consistent with the Servicing Standard, the applicable Master Servicer shall establish and maintain one or more accounts (the “Defeasance Accounts”), which shall be Eligible Accounts, into which all payments received by such Master Servicer from any defeasance collateral substituted for any Mortgaged Property shall be deposited and retained, and shall administer such Defeasance Accounts in accordance with the Mortgage Loan or Companion Loan documents. Notwithstanding the foregoing, in no event shall the applicable Master Servicer permit such amounts to be maintained in the Defeasance Account for a period in excess of ninety (90) days, unless such amounts are reinvested by such Master Servicer in “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii). To the extent not required or permitted to be placed in a separate account, the applicable Master Servicer shall deposit all payments received by it from defeasance collateral substituted for any Mortgaged Property into the applicable Collection Account and treat any such payments as payments made on the Mortgage Loan or Companion Loan in advance of its Due Date in accordance with clause (a)(i) of the definition of “Aggregate Available Funds” and not as a prepayment of the related Mortgage Loan or Companion Loan. Notwithstanding anything herein to the contrary, in no event shall the applicable Master Servicer permit such amounts to be maintained in the applicable Collection Account for a period in excess of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in the case of a leap year).

(k)               Notwithstanding anything to the contrary in this Agreement, neither the applicable Master Servicer nor the applicable Special Servicer, as the case may be, shall, unless it has received Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25) (the cost of which shall be paid by the related Mortgagor, if so allowed by the terms of the related loan documents and otherwise paid out of general collections) grant or accept any consent, approval or direction regarding the termination of the related property manager or the designation of any replacement property manager, with respect to any Mortgaged Property that secures a Mortgage Loan that (i) is one of the ten (10) largest Mortgage Loans a by Stated Principal Balance or (ii) has an unpaid principal balance that is at least equal to 5% of the then-aggregate principal balance of all Mortgage Loans or $35,000,000.

(l)                 [Reserved].

(m)             Notwithstanding any other provisions of this Section 3.18 or Section 3.08, but subject to any related Intercreditor Agreement, the applicable Master Servicer may, without any Directing Certificateholder approval, consent or consultation (except as otherwise provided below in the definition of Master Servicer Decision), the applicable Risk Retention Consultation Party’s consultation or the applicable Special Servicer’s approval, consent or consultation take any of the following actions with respect to Mortgage Loans that are not Specially Serviced Loans and any related Serviced Companion Loans (each such action, a “Master Servicer Decision”): (i) grant waivers of non-material covenant defaults (other than financial covenants), including late (but not waived) financial statements (except that, other than with respect to any NCB Co-op Mortgage Loan or any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, and prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder’s consent (or deemed consent) shall be required to grant waivers of more than three (3) consecutive late deliveries of financial statements); (ii) consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related Mortgagor to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents; (iii) approve or consent to grants of easements or rights of way (including, without limitation, for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) shall be required to approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a Mortgagor’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan; (iv) grant routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities, including approval of new leases and amendments to current leases (other than for ground leases) (provided that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) shall be required for leasing activities that affect an area greater than or equal to the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet), including approval of new leases and amendments to current leases; (v) consent to actions and releases related to condemnation of parcels of a Mortgaged Property (provided that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) shall be required in connection with any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related Mortgagor to pay amounts due in respect of the related Mortgage Loan or any related Companion Loan when due); (vi) consent to a change in property management relating to any Mortgage Loan or any related Companion Loan if the replacement property manager is not a Borrower Party (provided that, prior to the occurrence and continuance of any Control Termination Event and other than with respect to any NCB Co-op Mortgage Loan and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, (a) the Directing Certificateholder’s consent (or deemed consent) shall be required for any Mortgage Loan (including any related Companion Loans) that has an outstanding principal balance equal to or greater than $5,000,000 and (b) the applicable Master Servicer shall deliver notice to the Directing Certificateholder of any such replacement referenced in the preceding clause (a) promptly after completion of such replacement); (vii) approve annual operating budgets for Mortgage Loans; (viii) consent to any releases or reductions of or withdrawals from (as applicable) any letters of credit, escrow funds, reserve funds or other additional collateral with respect to any Mortgage Loan, other than any release, reduction, or withdrawal that would constitute a Major Decision; (ix) grant any extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related Maturity Date of such Mortgage Loan so long as (A) such extension or forbearance does not extend beyond 120 days after the related Maturity Date and (B) the related Mortgagor on or before the maturity date of a Mortgage Loan has delivered documentation reasonably satisfactory in form and substance to the applicable Master Servicer or the applicable Special Servicer, which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such Balloon Payment will become due; (x) any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement, except that (other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class and other than amendments to split or resize notes consistent with the terms of such Intercreditor Agreement) the Directing Certificateholder’s consent (or deemed consent) shall be required for any such modification to an Intercreditor Agreement other than during a Control Termination Event, and if any modification or amendment would adversely impact the applicable Special Servicer, such modification or amendment will additionally require the consent of the applicable Special Servicer as a condition to its effectiveness; (xi) any determination of an Acceptable Insurance Default, except that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) shall be required in accordance with this Agreement for any such determination; (xii) approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan documents do not otherwise permit such principal prepayment; (xiii) any assumption of the Mortgage Loan or transfer of the Mortgaged Property, in each case, that the Mortgage Loan documents allow without the consent of the lender but subject to satisfaction of conditions specified in the Mortgage Loan documents where no lender discretion is necessary in order to determine if such conditions are satisfied; (xiv) with respect to NCB Co-op Mortgage Loans, consent to the related Mortgagor incurring subordinate debt secured by the related Mortgaged Property, subject to the satisfaction of the NCB Subordinate Debt Conditions with respect to such subordinate debt; and (xv) grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision; provided that (w) any such action would not in any way affect a payment term of the Certificates, (x) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an Opinion of Counsel (at the expense of the Trust to the extent not reimbursed or paid by the related Mortgagor), to the extent requesting such opinion is consistent with the Servicing Standard), (y) agreeing to such action would be consistent with the Servicing Standard, and (z) agreeing to such action would not violate the terms, provisions or limitations of this Agreement or any Intercreditor Agreement. In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent shall be deemed given if a response to the request for consent is not provided within ten (10) Business Days after receipt of the applicable Master Servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the applicable Master Servicer in order to grant or withhold such consent. The foregoing is intended to be an itemization of actions the applicable Master Servicer may take without having to obtain the approval of any other party and is not intended to limit the responsibilities of the applicable Master Servicer hereunder.

(n)               No Master Servicer or Special Servicer shall modify any Mortgage Loan into an AB Modified Loan unless the documents evidencing such modification provide that all payments on the junior or “B” portion of such AB Modified Loan (including interest, principal and other amounts) shall only be payable after the point in time at which all interest and principal on the senior or “A” portion of such AB Modified Loan shall have been paid in full and such senior or “A” portion shall no longer be outstanding; provided, however, that interest and other amounts in respect of such junior or “B” portion may accrue prior to such point in time.

Section 3.19        Transfer of Servicing Between Master Servicers and Special Servicers; Recordkeeping; Asset Status Report. (a) Upon determining that a Servicing Transfer Event has occurred with respect to any Serviced Mortgage Loan or Serviced Companion Loan, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall promptly give notice to the applicable Master Servicer or the applicable Special Servicer, as the case may be, the Operating Advisor and the Directing Certificateholder (in the case of the Directing Certificateholder, (i) prior to the occurrence and continuance of a Consultation Termination Event and (ii) other than with respect to any Excluded Loan as to such party) thereof, and the applicable Master Servicer shall deliver the related Mortgage File and Servicing File to the applicable Special Servicer and concurrently provide a copy of such Servicing File, exclusive of all Privileged Communications, to the Operating Advisor. The applicable Master Servicer shall use its reasonable efforts to provide the applicable Special Servicer with all documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Mortgage Loan and, if applicable, the related Serviced Companion Loan, either in the applicable Master Servicer’s possession or otherwise available to such Master Servicer without undue burden or expense, and reasonably requested by the applicable Special Servicer to enable it to assume its functions hereunder with respect thereto. Such Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each related Servicing Transfer Event (or, in the case of clauses (iii), (iv), (viii) or (ix) of the definition of Servicing Transfer Event, within five (5) Business Days of receiving notice from the applicable Special Servicer of such Servicing Transfer Event when such Special Servicer makes the determination) and in any event shall continue to act as Master Servicer and administrator of such Mortgage Loan and, if applicable, the related Serviced Companion Loan until such Special Servicer has commenced the servicing of such Mortgage Loan and, if applicable, the related Serviced Companion Loan. The applicable Master Servicer shall deliver to the Trustee, the Certificate Administrator, the Operating Advisor, the Directing Certificateholder (with respect to the Directing Certificateholder (i) prior to the occurrence and continuance of a Consultation Termination Event and (ii) other than with respect to any Excluded Loan as to such party), a copy of the notice of such Servicing Transfer Event provided by the applicable Master Servicer to the applicable Special Servicer, or by the applicable Special Servicer to the applicable Master Servicer, pursuant to this Section 3.19. Prior to the occurrence and continuance of a Consultation Termination Event, the Certificate Administrator shall deliver to each Controlling Class Certificateholder a copy of the notice of such Servicing Transfer Event provided by the applicable Master Servicer pursuant to this Section 3.19.

Upon determining that a Specially Serviced Loan (other than an REO Loan) has become current and has remained current for three (3) consecutive Periodic Payments (provided that (i) no additional Servicing Transfer Event is foreseeable in the reasonable judgment of the applicable Special Servicer, and (ii) for such purposes taking into account any modification or amendment of such Mortgage Loan and, if applicable, the related Companion Loan), and that no other Servicing Transfer Event is continuing with respect thereto, the applicable Special Servicer shall immediately give notice thereof to the applicable Master Servicer, the Operating Advisor, the related Serviced Companion Noteholder (unless with respect to an AB Subordinate Companion Loan an AB Control Appraisal Period is in effect) and the Directing Certificateholder (with respect to the Directing Certificateholder, (i) prior to the occurrence and continuance of a Consultation Termination Event and (ii) other than with respect to any Excluded Loan as to such party) and shall return the related Mortgage File and Servicing File to the applicable Master Servicer (or copies thereof if copies only were delivered to the applicable Special Servicer) and upon giving such notice, and returning such Mortgage File and Servicing File to such Master Servicer, such Special Servicer’s obligation to service such Corrected Loan shall terminate and the obligations of such Master Servicer to service and administer such Mortgage Loan and, if applicable, the related Companion Loan shall recommence.

(b)               In servicing any Specially Serviced Loans and Serviced Companion Loans, the applicable Special Servicer will provide to the Custodian originals of documents included within the definition of “Mortgage File” for inclusion in the related Mortgage File to the extent within its possession (with a copy of each such original to the applicable Master Servicer), and provide the applicable Master Servicer with copies of any additional related Mortgage Loan or Serviced Companion Loan information including material written correspondence with the related Mortgagor.

(c)                Notwithstanding the provisions of Section 3.12(c), the applicable Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Loans, Serviced Companion Loans and REO Properties (other than with respect to a Non-Serviced Mortgage Loan) and shall provide the applicable Special Servicer with any information in its possession with respect to such records to enable such Special Servicer to perform its duties under this Agreement; provided that this statement shall not be construed to require such Master Servicer to produce any additional reports.

(d)               No later than sixty (60) days after a Servicing Transfer Event for a Serviced Mortgage Loan and, if applicable, the related Companion Loan (the “Initial Delivery Date”), the applicable Special Servicer shall deliver in electronic format a report (the “Asset Status Report”) with respect to such Mortgage Loan and related Companion Loan, if applicable, and the related Mortgaged Property to the applicable Master Servicer, the Directing Certificateholder (but with respect to the Directing Certificateholder, only in respect of any Mortgage Loan other than (A) any Excluded Loan as to such party or (B) any Serviced AB Whole Loan if an AB Control

Appraisal Period is not in effect, and in any event prior to the occurrence and continuance of a Consultation Termination Event), any related Subordinate Companion Holder if an AB Control Appraisal Period is not in effect with respect to any Serviced AB Whole Loan, each Risk Retention Consultation Party (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party), the Operating Advisor (but, other than with respect to an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class, only after the occurrence and during the continuance of a Control Termination Event and, with respect to any Serviced AB Whole Loan, only to the extent that such Whole Loan is subject to an AB Control Appraisal Period) and the 17g-5 Information Provider (which shall promptly post such report on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)) and, with respect to any related Serviced Companion Loan, to the related Companion Holder or, to the extent the related Serviced Companion Loan has been included in an Other Securitization, to the applicable master servicer of such Other Securitization into which the related Serviced Companion Loan has been sold; the applicable Special Servicer shall also deliver a summary of each Final Asset Status Report to the Certificate Administrator and the Certificate Administrator shall post the summary of the Final Asset Status Report to the Certificate Administrator’s Website. Subsequent to the issuance of a Final Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the strategy reflected in the initial Final Asset Status Report (or subsequent Final Asset Status Reports) are necessary to reflect the then-current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard, the applicable Special Servicer shall prepare one or more additional Asset Status Reports with respect to such Specially Serviced Loan (each such report a “Subsequent Asset Status Report”). Each Final Asset Status Report shall be labeled or otherwise identified or communicated as being final by the applicable Special Servicer. For the avoidance of doubt, no Master Servicer (or applicable special servicer, if the related Whole Loan is a Specially Serviced Loan) shall make any Asset Status Reports available to any Certificateholders or VRR Interest Owners on its website. None of the parties to this Agreement shall provide any Asset Status Report or any Final Asset Status Report to the Certificate Administrator. The applicable Special Servicer shall notify the Operating Advisor of whether any Asset Status Report delivered to the Operating Advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Certificateholder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the Operating Advisor and the applicable Special Servicer. Further, the Certificate Administrator shall not request any Asset Status Report or Final Asset Status Report from any Master Servicer (or any applicable special servicer, if the related Whole Loan is a Specially Serviced Loan). Such Asset Status Report shall set forth the following information to the extent reasonably determinable based on the information that was delivered to the applicable Special Servicer in connection with the transfer of servicing pursuant to the Servicing Transfer Event:

(i)                                 a summary of the status of such Specially Serviced Loan and any negotiations with the related Mortgagor;

(ii)                              a discussion of the legal and environmental considerations reasonably known to the applicable Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan (and any related Serviced Companion Loan) and whether outside legal counsel has been retained;

(iii)                           the most current rent roll (or, with respect to residential cooperative properties, maintenance schedule), and income or operating statement available for the related Mortgaged Property;

(iv)                          (A) the applicable Special Servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the applicable Master Servicer for regular servicing or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the applicable Special Servicer in connection with the proposed or taken actions;

(v)                             the status of any foreclosure actions or other proceedings undertaken with respect to such Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

(vi)                          a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

(vii)                       the decision that the applicable Special Servicer made, or intends or proposes to make, including a narrative analysis setting forth such Special Servicer’s rationale for its proposed decision, including its rejection of the alternatives;

(viii)                    an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the applicable Special Servicer made such determination and (y) the net present value calculation and all related assumptions;

(ix)                            the appraised value of the related Mortgaged Property (and a copy of the last obtained Appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the applicable Special Servicer together with an explanation of those adjustments; and

(x)                               such other information as the applicable Special Servicer deems relevant in light of the Servicing Standard.

If within ten (10) Business Days of receiving an Asset Status Report, the Directing Certificateholder does not disapprove such Asset Status Report in writing or if the applicable Special Servicer makes a determination, in accordance with the Servicing Standard that the disapproval by the Directing Certificateholder (communicated to the applicable Special Servicer within ten (10) Business Days) is not in the best interest of all the Certificateholders, the VRR Interest Owners and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan), the applicable Special

Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that the applicable Special Servicer may not take any action that is contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. If, with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class, prior to the occurrence and continuance of any Control Termination Event, the Directing Certificateholder disapproves such Asset Status Report within ten (10) Business Days of receipt and the applicable Special Servicer has not made the affirmative determination described above, the applicable Special Servicer shall revise such Asset Status Report and deliver a new Asset Status Report as soon as practicable, but in no event later than thirty (30) days after such disapproval, to the applicable Master Servicer, the Directing Certificateholder (prior to the occurrence and continuance of a Consultation Termination Event and, in the case of a Serviced AB Whole Loan, only prior to the occurrence and continuance of a Consultation Termination Event and if an AB Control Appraisal Period is in effect with respect to the related AB Subordinate Companion Loan), the Operating Advisor (but, other than with respect to an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class, only after the occurrence and during the continuance of a Control Termination Event) and the 17g-5 Information Provider (which shall promptly post such report on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)). With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class, prior to the occurrence and continuance of any Control Termination Event, the applicable Special Servicer shall revise such Asset Status Report as described above in this Section 3.19(d) until the Directing Certificateholder shall fail to disapprove such revised Asset Status Report in writing within ten (10) Business Days of receiving such revised Asset Status Report or until the applicable Special Servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders, the VRR Interest Owners and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan); provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of sixty (60) Business Days following the first submission of an Asset Status Report, the applicable Special Servicer, prior to the occurrence and continuance of a Control Termination Event, shall act pursuant to the Directing Certificateholder’s direction, if consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction would cause the applicable Special Servicer to violate the Servicing Standard, the applicable Special Servicer may act upon the most recently submitted form of Asset Status Report; provided, however, that such Asset Status Report does not, and is not intended to be, a substitute for the approvals that are specifically required pursuant to Section 6.08. The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

Each Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report; provided that such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section 3.19(d). Notwithstanding anything herein to the contrary, with respect to any Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class (regardless of whether a Control Termination Event has occurred and is continuing), the applicable Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with an Asset Status Report for an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class that includes a Major Decision and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

No direction or disapproval of the Directing Certificateholder hereunder or under a related Intercreditor Agreement or failure of the Directing Certificateholder to consent to or approve (including any deemed consents or approvals) any request of the applicable Special Servicer, shall (a) require or cause the applicable Special Servicer to violate the terms of a Specially Serviced Loan, applicable law or any provision of this Agreement, including the applicable Special Servicer’s obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of each Trust REMIC and the grantor trust status of the Grantor Trust, or (b) result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions, or (c) expose the applicable Master Servicer, the applicable Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Mortgage Loan Sellers, the Trust, the Trustee, the Certificate Administrator or their respective officers, directors, members, employees or agents to any claim, suit or liability or (d) materially expand the scope of the applicable Special Servicer’s, the Trustee’s or the applicable Master Servicer’s responsibilities under this Agreement.

Prior to the occurrence and continuance of a Control Termination Event, the applicable Special Servicer shall deliver each Final Asset Status Report to the Operating Advisor promptly following completion of the Directing Certificateholder Asset Status Report Approval Process.

If a Control Termination Event has occurred and is continuing (or, with respect to a Serviced AB Whole Loan, an AB Control Appraisal Period is in effect), the applicable Special Servicer shall promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the Operating Advisor (and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and such Specially Serviced Loan is not an Excluded Loan as to such party)). The Operating Advisor shall provide comments to the applicable Special Servicer in respect of the Asset Status Report, if any, within ten (10) Business Days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such additional information reasonably requested by the Operating Advisor related thereto, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates) and the VRR Interest Owners, as a collective whole. The applicable Special Servicer shall consider such alternative courses of action and any other feedback provided by the Operating Advisor (and the Directing Certificateholder (in each case, if no Consultation Termination Event has occurred and is continuing and such Specially Serviced Loan is not an Excluded Loan as to such party or a Non-Serviced Mortgage Loan)) in connection with the applicable Special Servicer’s preparation of any Asset Status Report. The applicable Special Servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the Operating Advisor (and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and such Specially Serviced Loan is not an Excluded Loan as to such party)), to the extent the applicable Special Servicer determines that the Operating Advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders and VRR Interest Owners as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders, the VRR Interest Owners and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the Operating Advisor or the Directing Certificateholder, the applicable Special Servicer shall revise the Asset Status Report, if applicable (but is under no obligation to follow any particular recommendation of the Operating Advisor or the Directing Certificateholder), and deliver to the Operating Advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued) or provide notice that the Special Servicer has decided not to revise such Asset Status Report, as applicable. The procedures described in this and the immediately preceding paragraph are collectively referred to as the “ASR Consultation Process”.

After the occurrence and during the continuance of a Control Termination Event (and at any time with respect to any Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class), the Directing Certificateholder shall have no right to consent to any Asset Status Report under this Section 3.19. After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder (except with respect to any Excluded Loan as to such party) and, after the occurrence and during the continuance of a Control Termination Event, the Operating Advisor shall consult with the applicable Special Servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. The Directing Certificateholder (other than in its capacity as a Certificateholder) (in each case, after the occurrence and during the continuance of a Consultation Termination Event (and at any time with respect to any Excluded Loan as to such party)), shall have no right to receive any Asset Status Report or otherwise consult with the applicable Special Servicer with respect to Asset Status Reports and the applicable Special Servicer shall only be obligated to consult with the Operating Advisor with respect to any Asset Status Report as described above. The applicable Special Servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Operating Advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the Operating Advisor or the Directing Certificateholder.

Notwithstanding the foregoing, if an AB Control Appraisal Period is not in effect with respect to an AB Subordinate Companion Loan, the applicable Special Servicer shall prepare an Asset Status Report for any Serviced AB Whole Loan, upon it becoming a Specially Serviced Loan pursuant to this Agreement and the related Intercreditor Agreement, but the Directing Certificateholder will have no approval rights over any such Asset Status Report, and the consent or approval rights with respect to such Asset Status Report shall be as set forth in the related Intercreditor Agreement.

The consent and consultation rights of the Directing Certificateholder, the Risk Retention Consultation Parties and the Operating Advisor with respect to Asset Status Reports are subject to the provisions of Section 6.08.

(e)                (i)Upon receiving notice of the occurrence of the events described in clause (iv) or (ix) of the definition of Servicing Transfer Event (without regard to the 60-day period set forth therein), the applicable Master Servicer shall with reasonable promptness give notice thereof, and shall use its reasonable efforts to provide the applicable Special Servicer with all information relating to the Mortgage Loan or Serviced Companion Loan and reasonably requested by such Special Servicer to enable it to negotiate with the related Mortgagor. The applicable Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each such event.

(ii)                              After the occurrence and during the continuance of a Control Termination Event, upon receiving notice of the occurrence of an event described in clause (iv) or (ix) of the definition of Servicing Transfer Event (without regard to the 60-day period set forth therein), the applicable Master Servicer shall deliver notice thereof to the Operating Advisor at the same time such notice is provided to the applicable Special Servicer pursuant to clause (i) above.

(f)                Prior to the occurrence and continuance of a Control Termination Event, no later than five (5) Business Days following the establishment of a Final Asset Status Report with respect to any Specially Serviced Loan, the applicable Special Servicer shall deliver in electronic format to the Directing Certificateholder (other than with respect to any Excluded Loan as to such party) a draft notice that will include a draft summary of the Final Asset Status Report (which briefly summarizes such Final Asset Status Report, but shall not include any Privileged Information) (and shall deliver each Asset Status Report with respect to a Serviced AB Mortgage Loan if an AB Control Appraisal Period is not in effect (to the extent approved by the related AB Whole Loan Controlling Holder), to the Directing Certificateholder). With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class, if, prior to the occurrence and continuance of a Control Termination Event, within five (5) Business Days of receipt of such draft summary, the Directing Certificateholder approves of, or does not disapprove of such draft summary, then the applicable Special Servicer shall deliver in electronic format such notice and summary of the Final Asset Status Report to the Certificate Administrator for posting on the Certificate Administrator’s Website pursuant to Section 3.13(b). If the Directing Certificateholder affirmatively disapproves of such summary in writing, then within two (2) Business Days of receipt of such disapproval, the applicable Special Servicer shall revise the summary and deliver such new summary to the Directing Certificateholder until the Directing Certificateholder approves such draft summary; provided, however, that if the Directing Certificateholder has not approved of the draft summary of the Final Asset Status Report within twenty (20) Business Days of receipt of the initial draft summary of the Final Asset Status Report, then the most recent draft summary of the Final Asset Status Report delivered by the applicable Special Servicer prior to such twentieth (20th) Business Day shall be deemed to be the final summary of the Final Asset Status Report; provided, further, however, that if at any time the applicable Special Servicer determines that any affirmative disapproval of such draft summary by the Directing Certificateholder is not in the best interest of all the Certificateholders, the VRR Interest Owners and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan), pursuant to the Servicing Standard, the applicable Special Servicer shall deliver in electronic format such notice and summary of the Final Asset Status Report to the Certificate Administrator for posting on the Certificate Administrator’s Website pursuant to Section 3.13(b) notwithstanding such disapproval. The applicable Special Servicer shall promptly deliver (but in any event no later than five (5) Business Days following its completion) a copy of each Final Asset Status Report to the Operating Advisor. The applicable Special Servicer shall prepare a summary of any Final Asset Status Report related to any Serviced AB Whole Loan for which the related holder of an AB Subordinate Companion Loan is not subject to an AB Control Appraisal Period, which Final Asset Status Report has been approved or deemed approved by the holder of the related AB Subordinate Companion Loan in accordance with the related Intercreditor Agreement (to the extent such Intercreditor Agreement requires such approval or deemed approval), and deliver in electronic format notice of such Final Asset Status Report and the summary of such Final Asset Status Report to the Certificate Administrator for posting on the Certificate Administrator’s Website pursuant to Section 3.13(b).

(g)               No provision of this Section 3.19 shall require a Special Servicer to take or to refrain from taking any action because of any proposal, objection or comment by the Operating Advisor or a recommendation of the Operating Advisor.

Section 3.20        Sub-Servicing Agreements. (a) Each Master Servicer and each Special Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of its respective obligations hereunder; provided that the Sub-Servicing Agreement as amended or modified: (i) is consistent with this Agreement in all material respects and requires the Sub-Servicer to comply with all of the applicable conditions of this Agreement; (ii) provides that if the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall for any reason no longer act in such capacity hereunder (including, without limitation, by reason of a Servicer Termination Event), the Trustee or its designee shall thereupon assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of such party under such agreement, or, alternatively, may act in accordance with Section 7.02 under the circumstances described therein (subject to Section 3.20(g)); (iii) provides that the Trustee (for the benefit of the Certificateholders, the VRR Interest Owners and the related Companion Holder (if applicable)) and the Trustee (as holder of the Lower-Tier Regular Interests) shall be a third party beneficiary under such Sub-Servicing Agreement, but that (except to the extent the Trustee or its designee assumes the obligations of such party thereunder as contemplated by the immediately preceding clause (ii)) none of the Trust, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, any Master Servicer or any Special Servicer, as applicable, (other than the applicable Master Servicer or applicable Special Servicer that enters into such Sub-Servicing Agreement) any successor master servicer or successor special servicer or any Certificateholder or VRR Interest Owner (or the related Companion Holder, if applicable) shall have any duties under such Sub-Servicing Agreement or any liabilities arising therefrom; (iv) permits any purchaser of a Mortgage Loan pursuant to this Agreement to terminate such Sub-Servicing Agreement with respect to such purchased Mortgage Loan at its option and without penalty; provided, however, that the Initial Sub-Servicing Agreements may only be terminated by the Trustee or its designees as contemplated by Section 3.20(g) and in such additional manner and by such other Persons as is provided in such Sub-Servicing Agreement; (v) does not permit the Sub-Servicer any direct rights of indemnification that may be satisfied out of assets of the Trust except through the applicable Master Servicer or the applicable Special Servicer, as the case may be, if and only to the extent provided pursuant to Section 6.04; (vi) does not permit the Sub-Servicer to modify any Mortgage Loan unless and to the extent the applicable Master Servicer or the applicable Special Servicer, as the case may be, is permitted hereunder to modify such Mortgage Loan; (vii) does not permit the Sub-Servicer to take any action constituting a Major Decision without the consent of the applicable Master Servicer or the applicable Special Servicer, as applicable (which consent shall not be granted except in accordance with Section 6.08); (viii) with respect to any Sub-Servicing Agreement entered into after the Closing Date, if such Sub-Servicer is a Servicing Function Participant or an Additional Servicer, such Sub-Servicer, at the time the related Sub-Servicing

Agreement is entered into, is not a Prohibited Party; and (ix) provides that the Sub-Servicer shall be in default under the related Sub-Servicing Agreement and such Sub-Servicing Agreement shall be terminated (following the expiration of any applicable grace period) if the Sub-Servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the applicable Master Servicer, the Certificate Administrator or the Depositor under Article XI or under the Sub-Servicing Agreement or to the applicable master servicer under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in the Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required for any party to this Agreement to perform its obligations under Article XI or under the Exchange Act reporting items required under any other pooling and servicing agreement governing any related Serviced Companion Loan. Any successor master servicer or successor special servicer, as applicable, hereunder shall, upon becoming a successor master servicer or successor special servicer, as applicable, be assigned and may assume any Sub-Servicing Agreements from the applicable predecessor Master Servicer or Special Servicer, as the case may be (subject to Section 3.20(g)). In addition, each Sub-Servicing Agreement entered into by the applicable Master Servicer may but need not provide that the obligations of the Sub-Servicer thereunder may terminate with respect to any Mortgage Loan serviced thereunder at the time such Mortgage Loan becomes a Specially Serviced Loan; provided, however, that the Sub-Servicing Agreement may provide (if the Sub-Servicing Agreement provides for Advances by the Sub-Servicer, although it need not so provide) that the Sub-Servicer will continue to make all Advances and calculations and prepare all reports required under the Sub-Servicing Agreement with respect to Specially Serviced Loans and continue to collect its Primary Servicing Fees as if no Servicing Transfer Event had occurred and with respect to REO Properties (and the related REO Loans) as if no REO Acquisition had occurred and to render such incidental services with respect to such Specially Serviced Loans and REO Properties as are specifically provided for in such Sub-Servicing Agreement. The applicable Master Servicer or applicable Special Servicer, as the case may be, shall deliver to the Trustee copies of all Sub-Servicing Agreements, and any amendments thereto and modifications thereof, entered into by it, in each case promptly upon its execution and delivery of such documents. References in this Agreement to actions taken or to be taken by the applicable Master Servicer include actions taken or to be taken by a Sub-Servicer on behalf of each Master Servicer; and, in connection therewith, all amounts advanced by any Sub-Servicer (if the Sub-Servicing Agreement provides for Advances by the Sub-Servicer, although it need not so provide) to satisfy the obligations of the applicable Master Servicer hereunder to make Advances shall be deemed to have been advanced by the applicable Master Servicer out of its own funds and, accordingly, in such event, such Advances shall be recoverable by such Sub-Servicer in the same manner and out of the same funds as if such Sub-Servicer were the applicable Master Servicer, and, for so long as they are outstanding, such Advances shall accrue interest in accordance with Section 3.03(d), such interest to be allocable between the applicable Master Servicer and such Sub-Servicer as may be provided (if at all) pursuant to the terms of the Sub-Servicing Agreement. For purposes of this Agreement, each Master Servicer shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment. The applicable Master Servicer or the applicable Special Servicer, as the case may be, shall notify the applicable Master Servicer or the applicable Special Servicer, as the case may be, the Trustee and the Depositor (and such Special Servicer shall notify the Operating Advisor) in writing promptly of the appointment by it of any Sub-Servicer, except that a Master Servicer need not provide such notice as to the Initial Sub-Servicing Agreements.

(b)               Each Sub-Servicer shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to the extent necessary to ensure the enforceability of the related Mortgage Loans or the compliance with its obligations under the Sub-Servicing Agreement and the applicable Master Servicer’s obligations under this Agreement.

(c)                As part of its servicing activities hereunder, the applicable Master Servicer and the applicable Special Servicer for the benefit of the Trustee, the Certificateholders and the VRR Interest Owners, shall (at no expense to the Trustee, the Certificateholders, the VRR Interest Owners or the Trust) monitor the performance and enforce the obligations of each of its Sub-Servicers under the related Sub-Servicing Agreement, except that the applicable Master Servicer shall be required only to use reasonable efforts to cause any Initial Sub-Servicer to comply with the requirements of Article XI. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as is in accordance with the Servicing Standard. The applicable Master Servicer shall have the right to remove a Sub-Servicer retained by it pursuant to the terms of the related Sub-Servicing Agreement.

(d)               In the event the Trustee or its designee becomes a successor master servicer and assumes the rights and obligations of a Master Servicer under any Sub-Servicing Agreement, the applicable Master Servicer, at its expense, shall deliver to the assuming party all documents and records relating to such Sub-Servicing Agreement and the Mortgage Loans and, if applicable, the Companion Loans then being serviced thereunder and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use reasonable efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreement to the assuming party.

(e)                Notwithstanding the provisions of any Sub-Servicing Agreement and this Section 3.20, except to the extent provided in Article XI with respect to the obligations of any Sub-Servicer that is an Initial Sub-Servicer, the applicable Master Servicer shall remain obligated and responsible to the Trustee, the applicable Special Servicer, holders of the Companion Loans serviced hereunder, the Certificateholders and the VRR Interest Owners for the performance of its obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans for which it is responsible, and the applicable Master Servicer shall pay the fees of any Sub-Servicer thereunder as and when due from its own funds. In no event shall the Trust bear any termination fee required to be paid to any Sub-Servicer as a result of such Sub-Servicer’s termination under any Sub-Servicing Agreement.

(f)                The Trustee, upon the request of the applicable Master Servicer, shall furnish to any Sub-Servicer any documents necessary or appropriate to enable such Sub-Servicer to carry out its servicing and administrative duties under any Sub-Servicing Agreement.

(g)               Each Sub-Servicing Agreement shall provide that, in the event the Trustee or any other Person becomes a successor master servicer, the Trustee or such successor master servicer shall have the right to terminate such Sub-Servicing Agreement with or without cause and without a fee. Notwithstanding the foregoing or any other contrary provision in this Agreement, the Trustee and any successor master servicer shall assume each Initial Sub-Servicing Agreement and (i) the Initial Sub-Servicer’s rights and obligations under the Initial Sub-Servicing Agreement shall expressly survive a termination of the applicable Master Servicer’s servicing rights under this Agreement; provided that the Initial Sub-Servicing Agreement has not been terminated in accordance with its provisions; (ii) any successor master servicer, including, without limitation, the Trustee (if it assumes the servicing obligations of the applicable Master Servicer) shall be deemed to automatically assume and agree to the then-current Initial Sub-Servicing Agreement without further action upon becoming the successor master servicer and (iii) this Agreement may not be modified in any manner which would increase the obligations or limit the rights of the Initial Sub-Servicer hereunder and/or under the Initial Sub-Servicing Agreement, without the prior written consent of the Initial Sub-Servicer (which consent shall not be unreasonably withheld).

(h)               With respect to Mortgage Loans subject to a Sub-Servicing Agreement with any Master Servicer, the applicable Special Servicer shall, upon request (such request to be made reasonably in advance as appropriate to the circumstances surrounding such request) of the related Sub-Servicer, reasonably cooperate in delivering reports and information, including remittance information, and affording access to information to the related Sub-Servicer that would be required to be delivered or afforded, as the case may be, to the applicable Master Servicer pursuant to the terms hereof.

(i)                 Notwithstanding any other provision of this Agreement, no Special Servicer shall enter into any Sub-Servicing Agreement that provides for the performance by third parties of any or all of its obligations herein, without, prior to the occurrence and continuance of any Control Termination Event and other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class, the consent of the Directing Certificateholder, except to the extent necessary for the applicable Special Servicer to comply with applicable regulatory requirements.

Section 3.21        Interest Reserve Account.

(a)                On the P&I Advance Date occurring in each February or in any January that occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the Certificate Administrator, in respect of the Actual/360 Mortgage Loans, shall deposit into the Interest Reserve Account, an amount equal to one (1) day’s interest on the Stated Principal Balance of the Actual/360 Mortgage Loans as of the Distribution Date occurring in the month preceding the month in which the P&I Advance Date occurs at the related Net Mortgage Rate, to the extent a full Periodic Payment or P&I Advance is made in respect thereof (all amounts so deposited in any consecutive February and January, “Withheld Amounts”).

(b)               On each P&I Advance Date occurring in March (or February, if the related Distribution Date is the final Distribution Date), the Certificate Administrator shall withdraw, from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit such amount into the Lower-Tier REMIC Distribution Account.

Section 3.22        Directing Certificateholder and Operating Advisor Contact with Master Servicers and Special Servicers. Within a reasonable time upon request from the Directing Certificateholder or the Operating Advisor, as applicable, and no more often than on a monthly basis, each applicable Master Servicer and each applicable Special Servicer shall, without charge, make a knowledgeable Servicing Officer via telephone available to verbally answer questions from

(a) the Directing Certificateholder ((i) prior to the occurrence and continuance of a Consultation Termination Event and (ii) other than with respect to any Excluded Loan as to such party) and (b) upon the occurrence and during the continuance of any Control Termination Event, the Operating Advisor (with respect to a Special Servicer only), regarding the performance and servicing of the Mortgage Loans and/or REO Properties for which the applicable Master Servicer or the applicable Special Servicer, as the case may be, is responsible.

Section 3.23        Controlling Class Certificateholders, Directing Certificateholder and the Risk Retention Consultation Parties; Certain Rights and Powers of Directing Certificateholder and the Risk Retention Consultation Parties. (a) Each Controlling Class Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to provide its name and address to the Certificate Administrator and to notify the applicable Master Servicer, the Certificate Administrator, the applicable Special Servicer and the Operating Advisor of the transfer of any Certificate of a Controlling Class by delivering a notice to each such Person substantially in the form of Exhibit MM attached hereto, the selection of a Directing Certificateholder or the resignation or removal thereof. The Directing Certificateholder (other than the Loan-Specific Directing Certificateholder) is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator, the Trustee and the Operating Advisor when such Certificateholder is appointed Directing Certificateholder and when it is removed or resigns. To the extent there is only one Controlling Class Certificateholder and it is also the General Special Servicer, it shall be the Directing Certificateholder.

On the Closing Date, the initial Directing Certificateholder (other than the Loan-Specific Directing Certificateholder) shall execute a certification substantially in the form of Exhibit P-1G to this Agreement. Upon the resignation or removal of the existing Directing Certificateholder (other than the Loan-Specific Directing Certificateholder), any successor directing certificateholder shall deliver to the parties to this Agreement a certification substantially in the form of Exhibit P-1G to this Agreement prior to being recognized as the new Directing Certificateholder.

On the Closing Date, each initial Risk Retention Consultation Party shall execute a certification substantially in the form of Exhibit P-1H to this Agreement. Upon the resignation or removal of any existing Risk Retention Consultation Party, any successor Risk Retention Consultation Party shall deliver to the parties to this Agreement a certification substantially in the form of Exhibit P-1H to this Agreement prior to being recognized as the new Risk Retention Consultation Party.

(b)               Once a Directing Certificateholder has been selected, each applicable Master Servicer, each applicable Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, each other Certificateholder (or Certificate Owner, if applicable) and each VRR Interest Owner shall be entitled to rely on such selection unless the Controlling Class Certificateholders entitled to appoint such Directing Certificateholder, by Certificate Balance, or the Directing Certificateholder shall have notified the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor and each other Controlling Class Certificateholder, in writing, of the resignation of such Directing Certificateholder or the selection of a new Directing Certificateholder. In the event that (i) the applicable Master Servicer, the Certificate Administrator, the applicable Special Servicer, the Trustee or the Operating Advisor receives written notice from a majority of the Controlling Class Certificateholders that a Directing Certificateholder is no longer designated and (ii) the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or a representative thereof) becomes the Directing Certificateholder pursuant to the proviso of the definition of “Directing Certificateholder”, then the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) shall provide its name and address to the Certificate Administrator and notify the applicable Master Servicer, the Certificate Administrator, the applicable Special Servicer, the Trustee and the Operating Advisor that it is the new Directing Certificateholder; provided that the applicable Master Servicer, the Certificate Administrator, the applicable Special Servicer, the Trustee and the Operating Advisor shall be entitled to rely on the written notification provided by the purported Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class without independently verifying that such Controlling Class Certificateholder actually owns the largest aggregate Certificate Balance of the Controlling Class. The foregoing provisions shall not be applicable to the Directing Certificateholder that is a Loan-Specific Directing Certificateholder. Additionally, once a Risk Retention Consultation Party has been selected, each of the Master Servicers, the Special Servicers, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor and each other Certificateholder (or Certificate Owner, if applicable) and each VRR Interest Owner shall be entitled to rely on such selection unless the VRR Interest Owners entitled to appoint the Risk Retention Consultation Parties, by VRR Interest Balance or Certificate Balance, or such Risk Retention Consultation Party shall have notified the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor and each other VRR Interest Owner in writing, of the selection of a new Risk Retention Consultation Party.

(c)                Until it receives notice to the contrary, each applicable Master Servicer, each applicable Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee shall be entitled to rely on the most recent notification with respect to the identity of the Controlling Class Certificateholder, the Directing Certificateholder and the Risk Retention Consultation Parties.

(d)               In the event that no Directing Certificateholder or Risk Retention Consultation Party, as applicable, has been appointed or identified to any Master Servicer or any Special Servicer, as applicable, and such Master Servicer or such Special Servicer, as the case may be, has attempted to obtain such information from the Certificate Administrator and no such entity has been identified to such Master Servicer or such Special Servicer, as applicable, then until such time as the new Directing Certificateholder or Risk Retention Consultation Party, as applicable, is identified to such Master Servicer or such Special Servicer, as applicable, such Master Servicer or such Special Servicer, as applicable, shall have no duty to consult with, provide notice to, or seek the approval or consent of the Directing Certificateholder or Risk Retention Consultation Party, as the case may be.

(e)                Upon request, the Certificate Administrator shall deliver to the Depositor, Trustee, each applicable Special Servicer, the Operating Advisor, each applicable Master Servicer and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, a list of each Controlling Class Certificateholder as reflected in the Certificate Register, including names and addresses. In addition to the foregoing, within five (5) Business Days of receiving notice of the selection of a new Directing Certificateholder or Risk Retention

Consultation Party or the existence of a new Controlling Class Certificateholder, the Certificate Administrator shall notify the Trustee, the Operating Advisor, the applicable Master Servicer and the applicable Special Servicer. Notwithstanding the foregoing, (a) BREDS V Securities DPV II L.L.C. shall be the initial Directing Certificateholder and shall remain so until a successor is appointed pursuant to the terms of this Agreement or until a Consultation Termination Event occurs and is continuing, provided that if such Directing Certificateholder resigns, there shall be no Directing Certificateholder until such time as one is appointed pursuant to the terms of this Agreement and the Special Servicer or any other party under this Agreement shall not be required to consent or consult with, or provide notices or documents to, such Directing Certificateholder and (b) Morgan Stanley Mortgage Capital Holdings LLC, JPMorgan Chase Bank, National Association and Wells Fargo Bank, National Association shall be the initial Risk Retention Consultation Parties and shall remain so until a successor is appointed pursuant to the terms of this Agreement.

Until it receives notice to the contrary, each applicable Master Servicer, each applicable Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall be entitled to rely on the preceding sentence with respect to the identity of the Directing Certificateholder and the Risk Retention Consultation Parties.

(f)                If the Certificate Administrator determines that a Class of Book-Entry Certificates is the Controlling Class, the Certificate Administrator shall notify the related Certificateholders of such Class (through the Depository) of the Class becoming the Controlling Class.

(g)               Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) the Risk Retention Consultation Parties may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates and VRR Interest Owners; (ii) the Risk Retention Consultation Parties may act solely in the interests of the applicable VRR Interest Owners; (iii) the Risk Retention Consultation Parties do not have any liability or duties to the Holders of any Class of Certificates or VRR Interest Owners other than the appointing VRR Interest Owners; (iv) the Risk Retention Consultation Parties may take actions that favor interests of the Holders of one or more Classes or VRR Interest Owners over the interests of the Holders of one or more other Classes of Certificates or VRR Interest Owners; and (v) the Risk Retention Consultation Parties shall have no liability whatsoever (other than to a Holder of a VRR Interest) for having so acted as set forth in clauses (i) through (iv) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Parties or any director, officer, employee, agent or principal of the Risk Retention Consultation Parties for having so acted.

(h)               All requirements of each Master Servicer and each Special Servicer to provide notices, reports, statements or other information (including the access to information on a website) to the Directing Certificateholder contained in this Agreement shall also apply to each Companion Holder with respect to information relating to the related Serviced AB Mortgage Loan or a Serviced Whole Loan, as applicable; provided, however, that nothing in this subsection (h) shall in any way eliminate the obligation to deliver any information required to be delivered under the related Intercreditor Agreement.

(i)                 Until it receives notice to the contrary, each applicable Master Servicer, each applicable Special Servicer, the Certificate Administrator, the Trustee and the Operating Advisor shall be entitled to rely on the most recent notification with respect to the identity and contact information of the Controlling Class Certificateholder, the Directing Certificateholder, the Risk Retention Consultation Parties and any AB Whole Loan Controlling Holder.

(j)                 With respect to a Serviced Whole Loan and any approval and consent rights in this Agreement with respect to such Serviced Whole Loan, the related Serviced Whole Loan Controlling Holder shall exercise such rights in accordance with the related Intercreditor Agreement.

(k)               The Certificate Registrar shall determine which Class of Certificates is the then-current Controlling Class within two (2) Business Days of a request from the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or any Certificateholder or VRR Interest Owner and provide such information to the requesting party.

(l)                 Promptly upon its determination of a change in the Controlling Class, the Certificate Administrator shall (i) include on its statement made available pursuant to Section 4.02(a) of this Agreement the identity of the new Controlling Class and (ii) provide to each applicable Master Servicer, each applicable Special Servicer and the Operating Advisor notice of such event and the identity and contact information of the new Controlling Class Certificateholder (the cost of obtaining such information from DTC being an expense of the Trust). The Certificate Administrator shall notify the Operating Advisor, each applicable Master Servicer and each applicable Special Servicer within ten (10) Business Days of its determination of the existence or cessation of (i) any Control Termination Event or (ii) any Consultation Termination Event. Upon the Certificate Administrator’s determination that a Control Termination Event or a Consultation Termination Event has occurred or is terminated, the Certificate Administrator shall, within ten (10) Business Days, post a “special notice” on the Certificate Administrator’s Website pursuant to this provision. Any party hereto may at any time request from the Certificate Administrator written confirmation of whether there existed a Control Termination Event or a Consultation Termination Event during the preceding calendar year and the Certificate Administrator shall deliver such confirmation to such party within ten (10) days of such request.

In the event that a Control Termination Event has occurred due to a reduction of the Certificate Balance of the Class E Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Class in accordance with Section 4.05(a)) to less than 25% of the Original Certificate Balance thereof, such special notice shall state “A Control Termination Event has occurred due to the reduction of the Certificate Balance of the Class E Certificates to less than 25% of the aggregate Original Certificate Balance thereof, with regard to the application of any Cumulative Appraisal Reduction Amounts.”

In the event that a Consultation Termination Event has occurred due to the reduction of each Class of Control Eligible Certificates below 25% of its Original Certificate Balance, in each case without regard to the application of any Cumulative Appraisal Reduction Amounts, such special notice shall state: “A Consultation Termination Event has occurred because no Class of Control Eligible Certificates exists where such class’s aggregate Certificate Balance is at least equal to 25% of the Original Certificate Balance of that class, in each case without regard to the application of any Cumulative Appraisal Reduction Amounts.”

The Directing Certificateholder shall not have any consent or consultation rights with respect to any Mortgage Loan determined to be an Excluded Loan as to either the Directing Certificateholder or the Holder of the majority of the Controlling Class. Notwithstanding any proviso to, or any other contrary provision in, the definitions of “Control Termination Event” and “Consultation Termination Event”, in either such case, in respect of the servicing of any such Excluded Loan, a Control Termination Event and a Consultation Termination Event will each be deemed to have occurred with respect to any such Excluded Loan as to such party.

A Risk Retention Consultation Party shall not have any consultation rights with respect to any Mortgage Loan determined to be an Excluded Loan as to either such Risk Retention Consultation Party or the Holder of the VRR Interest entitled to appoint such Risk Retention Consultation Party.

Section 3.24        Intercreditor Agreements. (a) Each Master Servicer and Special Servicer acknowledges and agrees that each Serviced Whole Loan being serviced under this Agreement and each Mortgage Loan with mezzanine debt is subject to the terms and provisions of the related Intercreditor Agreement and each agrees to service each such Serviced Whole Loan, and each Mortgage Loan with mezzanine debt, in accordance with the related Intercreditor Agreement and this Agreement, including, without limitation, effecting distributions and allocating reimbursement of expenses in accordance with the related Intercreditor Agreement and, in the event of any conflict between the provisions of this Agreement and the related Intercreditor Agreement, the related Intercreditor Agreement shall govern. Notwithstanding anything contrary in this Agreement, each applicable Master Servicer and each applicable Special Servicer agrees not to take any action with respect to a Serviced Whole Loan, or a Mortgage Loan with mezzanine debt, or the related Mortgaged Property without the prior consent of the related Companion Holder or mezzanine lender, as applicable, to the extent that the related Intercreditor Agreement provides that such Companion Holder or mezzanine lender, as applicable, is required or permitted to consent to such action. Each applicable Master Servicer and each applicable Special Servicer acknowledges and agrees that each Companion Holder and each mezzanine lender or its respective designee has the right to purchase the related Mortgage Loan pursuant to the terms and conditions of this Agreement and the related Intercreditor Agreement to the extent provided for therein. Each Master Servicer and each Special Servicer further acknowledges and agrees that any AB Whole Loan Controlling Holder will have the right to replace the applicable Special Servicer solely with respect to the related Serviced AB Whole Loan, to the extent provided for herein and in the related Intercreditor Agreement.

(b)               Neither the applicable Master Servicer nor the applicable Special Servicer shall have any liability for any cost, claim or damage that arises from any entitlement in favor of a Companion Holder or a mezzanine lender under the related Intercreditor Agreement or conflict between the terms of this Agreement and the terms of such Intercreditor Agreement. Notwithstanding any provision of any Intercreditor Agreement that may otherwise require such Master Servicer or such Special Servicer to abide by any instruction or direction of a Companion Holder or a mezzanine lender, neither such Master Servicer nor such Special Servicer shall be required to comply with any instruction or direction the compliance with which requires an Advance that constitutes or would constitute a Nonrecoverable Advance. In no event shall any expense arising from compliance with an Intercreditor Agreement constitute an expense to be borne by the applicable Master Servicer or the applicable Special Servicer for its own account without reimbursement. In no event shall the applicable Master Servicer or the applicable Special Servicer be required to consult with or obtain the consent of any Companion Holder or a mezzanine lender unless such Companion Holder or mezzanine lender has delivered notice of its identity and contact information to each of the parties to this Agreement (upon which notice each of the parties to this Agreement shall be entitled to conclusively rely without investigation). As of the Closing Date, the contact information for the Companion Holders and mezzanine lenders is as set forth in the related Intercreditor Agreement. In no event shall the applicable Master Servicer or the applicable Special Servicer, as the case may be, be required to consult with or obtain the consent of a new Directing Certificateholder or a new Controlling Class Certificateholder or consult with a new Risk Retention Consultation Party unless the Certificate Administrator has delivered notice to such Master Servicer or such Special Servicer, as applicable, as required under Section 3.23(e) (upon which notice the applicable Master Servicer and the applicable Special Servicer shall be entitled to conclusively rely without investigation) or such Master Servicer or such Special Servicer, as applicable, have actual knowledge of the identity and contact information of a new Directing Certificateholder, a new Controlling Class Certificateholder or a new Risk Retention Consultation Party.

(c)                No direction or disapproval of the Companion Holders or any mezzanine lender shall (a) require or cause the applicable Master Servicer or the applicable Special Servicer to violate the terms of a Mortgage Loan or Serviced Companion Loan, applicable law or any provision of this Agreement, including such Master Servicer’s or such Special Servicer’s obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of each Trust REMIC and the grantor trust status of the Grantor Trust, (b) result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions or (c) materially expand the scope of the applicable Special Servicer’s, Trustee’s, the Certificate Administrator’s or the applicable Master Servicer’s responsibilities under this Agreement.

(d)               With respect to any Serviced Pari Passu Companion Loan, notwithstanding any rights the Operating Advisor, the Directing Certificateholder or the Risk Retention Consultation Parties hereunder may have to consult with respect to any action or other matter with respect to the servicing of such Companion Loan, to the extent the related Intercreditor Agreement provides that such right is exercisable by the related Companion Holder or is exercisable in conjunction with any related Companion Holder, the Directing Certificateholder and the Risk Retention Consultation Parties shall not be permitted to exercise such right or, to the extent provided in the related Intercreditor Agreement, shall be required to exercise such right in conjunction with the related Companion Holder, as applicable (except to the extent that the Directing Certificateholder or any of the Risk Retention Consultation Parties is the related Serviced Whole Loan Controlling Holder). Additionally, notwithstanding anything in this Agreement to the contrary, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall consult, seek the approval or obtain the consent of the holder of any Serviced Companion Loan with respect to any matters with respect to the servicing of such Companion Loan to the extent required under related Intercreditor Agreement and shall not take such actions requiring consent of the related Companion Holder without such consent. In addition, notwithstanding anything to the contrary, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall deliver reports and notices to the related Companion Holder as required under the Intercreditor Agreement.

(e)                Notwithstanding anything in this Agreement to the contrary, the applicable Special Servicer shall be required (i) to provide copies of any notice, information and report that it is required to provide to the Controlling Class Certificateholder pursuant to this Agreement with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to a Serviced Whole Loan to the related Companion Holder, within the same time frame it is required to provide to the Controlling Class Certificateholder (for this purpose, without regard to whether such items are actually required to be provided to the Controlling Class Certificateholder under this Agreement due to the occurrence and continuance of a Control Termination Event or the occurrence and continuance of a Consultation Termination Event) and (ii) to consult with any related Companion Holder on a strictly non-binding basis, to the extent having received such notices, information and reports, such related Companion Holder requests consultation with respect to any such Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to a Serviced Whole Loan, and consider alternative actions recommended by such related Companion Holder; provided that after the expiration of a period of ten (10) Business Days from the delivery to such related Companion Holder by the applicable Special Servicer of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Controlling Class Certificateholder, the applicable Special Servicer shall no longer be obligated to consult with such related Companion Holder, whether or not such related Companion Holder has responded within such ten (10) Business Day period (unless, such Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period shall be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the related Companion Holder set forth in the immediately preceding sentence, such Special Servicer may make any Major Decision or take any action set forth in the Asset Status Report before the expiration of the aforementioned ten (10) Business Day period if such Special Servicer determines that immediate action with respect thereto is necessary to protect the interests of the Certificateholders, the VRR Interest Owners and the related Companion Holder. In no event shall the applicable Special Servicer be obligated at any time to follow or take any alternative actions recommended by the related Companion Holder.

(f)                In addition to the consultation rights of the holder of a Serviced Pari Passu Companion Loan provided in the immediately preceding paragraph, such Companion Holder shall have the right to attend (in person or telephonically, in the discretion of the applicable Master Servicer or applicable Special Servicer, as the case may be) annual meetings with the applicable Master Servicer or the applicable Special Servicer at the offices of such Master Servicer or such Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Master Servicer or such Special Servicer, as applicable, in which servicing issues related to the related Whole Loan are discussed.

(g)               With respect to any Serviced Whole Loan, the applicable Special Servicer shall not modify, waive or amend the terms of the related Intercreditor Agreement such that the monthly remittance to the holder of the related Companion Loan is required earlier than 2 Business Days after receipt by the applicable Master Servicer of the related Periodic Payment without the consent of such Master Servicer.

(h)               To the extent not otherwise expressly included herein, any provisions required to be included herein pursuant to any Intercreditor Agreement for a Whole Loan are deemed incorporated herein by reference, and the parties hereto shall comply with those provisions as if set forth herein in full.

Section 3.25        Rating Agency Confirmation. (a) Notwithstanding the terms of any related Mortgage Loan documents or other provisions of this Agreement, if any action under any Mortgage Loan documents or this Agreement requires Rating Agency Confirmation as a condition precedent to such action, if the party (the “RAC Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmation from each Rating Agency has made a request to any Rating Agency for such Rating Agency Confirmation and, within ten (10) Business Days of the Rating Agency Confirmation request being posted to the 17g-5 Information Provider’s Website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such RAC Requesting Party shall be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s Website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may be through direct communication). The circumstances described in the preceding sentence are referred to in this Agreement as a “RAC No-Response Scenario.” Once the RAC Requesting Party has sent a request for a Rating Agency Confirmation to the 17g-5 Information Provider, such RAC Requesting Party may, but shall not be obligated to send such request directly to the Rating Agencies in accordance with the procedures set forth in Section 13.10(d).

If there is no response to such Rating Agency Confirmation request within five (5) Business Days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation or with respect to any other matter under this Agreement relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation shall be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency and the applicable Master Servicer or the applicable Special Servicer, as the case may be, may then take such action if the applicable Master Servicer or the applicable Special Servicer, as the case may be, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the applicable Master Servicer or the applicable Special Servicer, such condition shall be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer, as applicable, has a then-current ranking by Morningstar DBRS equal to or higher than “MOR CS3” as a master servicer or special servicer, as applicable, if Morningstar DBRS is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the replacement master servicer) or “CSS3” (in the case of the replacement special servicer), if Fitch is the non-responding Rating Agency, or (iii) the applicable replacement master servicer or special servicer is listed on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency.

Any Rating Agency Confirmation request made by any Master Servicer, any Special Servicer, Certificate Administrator or Trustee, as applicable, pursuant to this Agreement,

shall be made in writing, which writing shall contain a cover page indicating the nature of the Rating Agency Confirmation request, and shall contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation request shall be provided in electronic format to the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such request on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

Promptly following the applicable Master Servicer’s or the applicable Special Servicer’s determination to take any action discussed in this Section 3.25(a) following any requirement to obtain a Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist), such Master Servicer or such Special Servicer, as applicable, shall provide electronic written notice to the 17g-5 Information Provider of the action taken for the particular item at such time, and the 17g-5 Information Provider shall promptly post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

(b)               Notwithstanding anything to the contrary in this Section 3.25, for purposes of the provisions of any Mortgage Loan document relating to defeasance (including without limitation the type of collateral acceptable for use as defeasance collateral) or release or substitution of any collateral, any Rating Agency Confirmation requirement in the Mortgage Loan documents for which the applicable Master Servicer or the applicable Special Servicer would have been permitted to waive obtaining or to make a determination with respect to such Rating Agency Confirmation pursuant to Section 3.25(a) shall be deemed not to apply (as if such requirement did not exist).

(c)                For all other matters or actions not specifically discussed in Section 3.25(a) above, the applicable RAC Requesting Party shall deliver Rating Agency Confirmation from each Rating Agency.

(d)               With respect to any Serviced Pari Passu Companion Loan as to which there exists Serviced Pari Passu Companion Loan Securities, if any action relating to the servicing and administration of the related Whole Loan or any related REO Property (including, but not limited to, the replacement of the applicable Master Servicer, the applicable Special Servicer or a sub-servicer) (the “Relevant Action”) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to this Agreement, then such action will also require delivery of a confirmation of each Companion Loan Rating Agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to this Section 3.25) as a condition precedent to such action, which confirmation shall be sought by the applicable Master Servicer or the applicable Special Servicer, as applicable, seeking the corresponding Rating Agency Confirmation(s) in connection with the Relevant Action.

Section 3.26        The Operating Advisor. (a) The Operating Advisor shall promptly review (i) all information made available to Privileged Persons on the Certificate Administrator’s Website (A) that relates to any Specially Serviced Loan (other than any Serviced AB Whole Loan prior to the occurrence and continuance of an AB Control Appraisal Period), and (B) that is contained in the CREFC® Servicer Watch List prepared by the applicable Master Servicer and

(ii) each Final Asset Status Report delivered to the Operating Advisor by the applicable Special Servicer. The Operating Advisor shall perform its duties hereunder in accordance with the Operating Advisor Standard.

(b)               The Operating Advisor and its Affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” and any information that appears on its face to be Privileged Information received from the applicable Special Servicer or Directing Certificateholder in connection with the Directing Certificateholder’s exercise of its rights under this Agreement (including, without limitation, in connection with the review and/or approval of any Asset Status Report), subject to any law, rule, regulation, order, judgment or decree requiring the disclosure of such Privileged Information. Subject to the terms and conditions in this Agreement related to Privileged Information, the Operating Advisor agrees that it shall use information received from the applicable Special Servicer pursuant to the terms of this Agreement solely for purposes of complying with its duties and obligations hereunder.

(c)                (i) After the occurrence and during the continuance of a Control Termination Event, based on the Operating Advisor’s review of any assessment of compliance report, attestation report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the applicable Special Servicer that would be Privileged Information) delivered to the Operating Advisor by the applicable Special Servicer, including each Asset Status Report delivered during the prior calendar year, the Operating Advisor shall (but only if any Serviced Mortgage Loan or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year) deliver to the applicable Special Servicer, the Certificate Administrator, the 17g-5 Information Provider and the VRR Interest Owners within one hundred-twenty (120) days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 of such prior calendar year, an annual report (the “Operating Advisor Annual Report”), generally in the form of Exhibit V (which form may be modified or altered as to either its organization or content by the Operating Advisor, subject to compliance of such form with the terms and provisions of this Agreement including, without limitation, provisions herein relating to Privileged Information; provided, however, that in no event shall the information or any other content included in the Operating Advisor Annual Report contravene any provision of this Agreement), setting forth whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the applicable Special Servicer is operating in compliance with the Servicing Standard and setting forth the Operating Advisor’s assessment of the applicable Special Servicer’s performance of its duties under this Agreement during the prior calendar year with respect to the resolution and/or liquidation of Specially Serviced Loans (other than any Servicing Shift Mortgage Loans) that the applicable Special Servicer is responsible for servicing under this Agreement; provided, further, however, that in the event the applicable Special Servicer is replaced, the Operating Advisor Annual Report shall only relate to such Special Servicer that was acting as Special Servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report; provided, further, that the Operating Advisor shall prepare a separate Operating Advisor Annual Report relating to each Excluded Special Servicer and any Excluded Special Servicer Loan(s) serviced by such Excluded Special Servicer. Notwithstanding the foregoing, with respect to any Serviced AB Whole Loan, no Operating Advisor Annual Report may include an assessment of the applicable Special Servicer’s performance in respect of such Serviced AB Whole Loan until an AB Control Appraisal Period is in effect under the related Intercreditor Agreement. Subject to the restrictions in this Agreement, including, without limitation, Section 3.26(c), each such Operating Advisor Annual Report shall (A) identify any material deviations (i) from the Servicing Standard and (ii) from the applicable Special Servicer’s obligations under this Agreement with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the applicable Special Servicer is responsible for servicing under this Agreement and (B) comply with all of the confidentiality requirements described in this Agreement regarding Privileged Information (subject to any permitted exceptions); provided that the Operating Advisor shall not be required to report on any instances of non-compliance with, or deviations from, the Servicing Standard or the applicable Special Servicer’s obligations under this Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial or provide or obtain a legal opinion, legal review or legal conclusion. Such Operating Advisor Annual Report shall be delivered to the applicable Special Servicer, the Certificate Administrator (which shall promptly post such Operating Advisor Annual Report on the Certificate Administrator’s Website in accordance with Section 3.13(b)) and the 17g-5 Information Provider (which shall promptly post such Operating Advisor Annual Report on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)); provided, however, that the applicable Special Servicer shall be given an opportunity to review the Operating Advisor Annual Report at least five (5) Business Days prior to its delivery to the Certificate Administrator and the 17g-5 Information Provider. The Operating Advisor shall have no obligation to adopt any comments to the Operating Advisor Annual Report that are provided by the applicable Special Servicer. The Operating Advisor Annual Report shall be prepared on the basis of the applicable Special Servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans under this Agreement, taking into account the applicable Special Servicer’s specific duties under this Agreement as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of the items required to be reviewed by it pursuant to this Agreement. Notwithstanding the foregoing, no Operating Advisor Annual Report shall be required from the Operating Advisor with respect to any calendar year as to which no Final Asset Status Report was prepared by the applicable Special Servicer in connection with a Specially Serviced Loan or REO Property.

(ii)                              In the event the Operating Advisor’s ability to perform its obligations in respect of the Operating Advisor Annual Report is limited or prohibited due to the failure of a party hereto to timely deliver information required to be delivered to the Operating Advisor or because such information is inaccurate or incomplete, the Operating Advisor shall set forth such limitations or prohibitions in the related Operating Advisor Annual Report, and the Operating Advisor shall not be subject to any liability arising from such limitations or prohibitions. The Operating Advisor shall be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance hereunder. In the event a lack of access to Privileged Information limits or prohibits the Operating Advisor from performing its duties under this Agreement, the Operating Advisor shall set forth any such limitations or prohibitions in the related Operating Advisor Annual Report, and the Operating Advisor shall not be subject to any liability arising from its lack of access to Privileged Information.

(d)               With respect to each Serviced Mortgage Loan (other than a Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than a Servicing Shift Whole Loan), prior to the occurrence and continuance of a Control Termination Event (or, with respect to a Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Termination Event and if an AB

Control Appraisal Period is not in effect), the applicable Special Servicer will forward any (i) Appraisal Reduction Amount, Cumulative Appraisal Reduction Amount or Collateral Deficiency Amount (if the applicable special servicer has calculated any such Appraisal Reduction Amount, Cumulative Appraisal Reduction Amount or Collateral Deficiency Amount) and (ii) net present value calculations used in the Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan to the Operating Advisor after such calculations have been finalized. The Operating Advisor shall review such calculations but shall not opine on or take any affirmative action with respect to such Appraisal Reduction Amount, Collateral Deficiency Amount calculations and/or net present value calculations (except that if the Operating Advisor discovers a material mathematical error contained in such calculations, them the Operating Advisor shall notify the applicable Special Servicer of such error).

(e)                (i) With respect to each Serviced Mortgage Loan (other than a Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than a Servicing Shift Whole Loan), after the occurrence and during the continuance of a Control Termination Event, and with respect to any Serviced AB Whole Loan, after the occurrence and during the continuance of a Control Termination Event and if an AB Control Appraisal Period is in effect, after the calculation but prior to the utilization by the applicable Special Servicer of any of the calculations related to (i) Appraisal Reduction Amounts or Collateral Deficiency Amount (if the applicable Special Servicer has calculated any such Appraisal Reduction Amount or Collateral Deficiency Amount) or (ii) net present value in accordance with Section 1.02(iv), the applicable Special Servicer shall forward such calculations, together with any supporting material or additional information necessary in support thereof (including such additional information that is in such Special Servicer’s possession and reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Communications), to the Operating Advisor promptly, but in any event no later than two (2) Business Days after preparing such calculations, and the Operating Advisor shall promptly, but no later than five (5) Business Days after receipt of such calculations and any supporting or additional materials, recalculate and review for accuracy and consistency with this Agreement the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such calculation.

(ii)                              In connection with this Section 3.26(e), in the event the Operating Advisor does not agree with the mathematical calculations of the Appraisal Reduction Amount or Collateral Deficiency Amount (if calculated by the applicable Special Servicer) or net present value or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and the applicable Special Servicer shall consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement within seven (7) Business Days of delivery of such calculations. The applicable Master Servicer shall cooperate with such Special Servicer and provide any information reasonably requested by such Special Servicer necessary for the calculation of the Appraisal Reduction Amount or Collateral Deficiency Amount that is either in its possession or, solely with respect to Non-Specially Serviced Loans, reasonably obtainable by the applicable Master Servicer. In the event the Operating Advisor and the applicable Special Servicer are not able to resolve such inaccuracies or disagreement prior to the end of such seven (7) Business Day period, the Operating Advisor shall promptly notify the Certificate

Administrator of such disagreement and the Certificate Administrator shall examine the calculations and supporting materials provided by the Operating Advisor and the applicable Special Servicer and determine which calculation is to apply and shall provide such parties prompt written notice of its determination. With respect to the Operating Advisor’s review of net present value or Appraisal Reduction Amount calculations as described above, the Operating Advisor’s recalculation shall not take into account the reasonableness of the applicable Special Servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value or Appraisal Reduction Amount calculation.

(iii)                           Notwithstanding the foregoing, the consultation duties of the Operating Advisor set forth in this Agreement shall not be permitted to be exercised by the Operating Advisor with respect to any Serviced AB Whole Loan until after the occurrence and during the continuance of a Control Termination Event (except with respect to any Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class) and an AB Control Appraisal Period is in effect.

(f)                Notwithstanding the foregoing, prior to the occurrence and continuance of a Control Termination Event, the Operating Advisor will be limited to an after-the-action review of any assessment of compliance, attestation report, Final Asset Status Report and other information delivered to the Operating Advisor by the applicable Special Servicer or made available to Privileged Persons that are posted on the Certificate Administrator’s Website during the prior calendar year (together with any additional information and material reviewed by the Operating Advisor), and, therefore, it shall have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, lockbox management, insurance policies, borrower substitutions, lease changes, additional borrower debt, defeasances, property management changes, releases from escrow, assumptions and other similar actions that such Special Servicer may perform under this Agreement and shall have no obligations at any time with respect to any Non-Serviced Mortgage Loan.

(g)               The Operating Advisor and its Affiliates shall keep all information appropriately labeled as “Privileged Information” and any information that appears on its face to be Privileged Information confidential and shall not disclose such Privileged Information to any Person (including Certificateholders (other than the Directing Certificateholder) and VRR Interest Owners), other than (1) to the extent expressly required by this Agreement to the other parties to this Agreement with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard or the Special Servicer’s obligations under this Agreement (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor to replace a Special Servicer. Each party to this Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any Person without the prior written consent of the applicable Special Servicer and, unless a Control Termination Event has occurred and is continuing, the Directing Certificateholder (with respect to any Serviced Mortgage Loan and other than any Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the Operating Advisor may serve in a similar capacity with respect to Other Securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such Other Securitizations shall not be imputed to the employees of the Operating Advisor involved in this securitization. Notwithstanding the foregoing, the Operating Advisor shall be permitted to share Privileged Information with its Affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor.

(h)               Subject to the requirements of confidentiality imposed on the Operating Advisor herein (including without limitation in respect of Privileged Information), the Operating Advisor shall respond to Inquiries proposed by Privileged Persons from time to time in accordance with the terms of Section 4.07(a).

(i)                 The Operating Advisor shall be paid a fee of $5,000 on the Closing Date. As compensation for its activities hereunder, the Operating Advisor shall be entitled to receive the Operating Advisor Fee on each Remittance Date with respect to each Mortgage Loan and each REO Loan (but excluding any related Companion Loan). As to each Mortgage Loan and each REO Loan, the Operating Advisor Fee shall accrue from time to time at the Operating Advisor Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on the related Mortgage Loan or REO Loan, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on the related Mortgage Loan or deemed to be due on such REO Loan is computed.

The Operating Advisor shall be entitled to reimbursement of any Operating Advisor Expenses provided for pursuant to Section 6.04(a) and/or 6.04(b), such amounts to be reimbursed from amounts on deposit in the applicable Collection Account as provided by Section 3.05(a). Each successor operating advisor shall be required to acknowledge and agree to the terms of the preceding sentence.

In addition, the Operating Advisor Consulting Fee shall be payable to the Operating Advisor with respect to each Major Decision for which the Operating Advisor has consultation obligations hereunder. The Operating Advisor Consulting Fee shall be payable from funds on deposit in the applicable Collection Account as provided in Section 3.05(a)(ii) of this Agreement, but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such Certificates, only to the extent such Operating Advisor Consulting Fee is actually received from the related Mortgagor. When the Operating Advisor has consultation obligations with respect to a Major Decision under this Agreement, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related Mortgagor in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The applicable Master Servicer or the applicable Special Servicer, as the case may be, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard, but in no event shall the Master Servicer or the Special Servicer take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection;

provided that the applicable Master Servicer or the applicable Special Servicer, as applicable, shall consult, on a non-binding basis, with the Operating Advisor prior to any such waiver or reduction. Notwithstanding the foregoing, the Operating Advisor will have no obligations or consultation rights in its capacity as operating advisor with respect to: (i) any Servicing Shift Mortgage Loan, Non-Serviced Whole Loan or any related REO Property or (ii) any Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Termination Event and if an AB Control Appraisal Period is not in effect; provided, further, that the Operating Advisor shall not be entitled to an Operating Advisor Consulting Fee with respect to any Non-Serviced Whole Loan.

(j)                 After the occurrence and during the continuance of a Consultation Termination Event, the Operating Advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of Classes to which such Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the Operating Advisor with a replacement Operating Advisor selected by such holders (provided that the proposed replacement Operating Advisor is an Eligible Operating Advisor), (ii) payment by such requesting holders to the Certificate Administrator of all reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) receipt by the Trustee and the Certificate Administrator of Rating Agency Confirmation from each Rating Agency (which confirmations will be obtained by the Certificate Administrator at the expense of such holders and will not constitute an additional expense of the Trust). The Certificate Administrator shall promptly provide written notice to all Certificateholders and VRR Interest Owners of such request by posting such notice on the Certificate Administrator’s Website in accordance with Section 3.13(b), and concurrently by mail, and conduct the solicitation of votes of all Certificates in such regard. Upon the vote or written direction of Certificateholders evidencing at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of Classes to which such Cumulative Appraisal Reduction Amounts are allocable), the Trustee shall immediately terminate all of the rights and obligations of the Operating Advisor under this Agreement (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor operating advisor will be appointed.

(k)               After the occurrence of an Operating Advisor Termination Event, the Trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the Classes of Certificates), the Trustee shall promptly terminate the Operating Advisor for cause and appoint a replacement Operating Advisor that is an Eligible Operating Advisor; provided that no such termination shall be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the Operating Advisor under this Agreement. No such termination shall terminate, change, reduce, or otherwise modify the rights and obligations of the Operating Advisor that accrued prior to such termination, including the right to receive all amounts accrued and owing to it under this Agreement, and other than indemnification rights (arising out of events occurring prior to such termination). The Trustee may rely on a certification by the replacement Operating Advisor that it is an Eligible Operating Advisor. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will, as soon as possible, be required to give written notice of the termination and appointment to the applicable Special Servicer, the applicable Master Servicer, the Certificate Administrator, the 17g-5 Information Provider (for posting to the 17g-5 Information Provider’s Website), the Depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan as to such party and only for so long as no Consultation Termination Event has occurred), each Risk Retention Consultation Party, any Companion Holder, the Certificateholders and the VRR Interest Owners.

(l)                 The Certificateholders representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event hereunder may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the Certificate Administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. Upon any such waiver of an Operating Advisor Termination Event by certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the Trust.

(m)             Prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder shall have the right to consent, such consent not to be unreasonably withheld, conditioned or delayed, to the identity of any replacement Operating Advisor appointed pursuant to this Section 3.26; provided, further, that such consent will be deemed to have been granted if no objection is made within ten (10) Business Days following the Directing Certificateholder’s receipt of the request for consent and, if granted or deemed granted, such consent cannot thereafter be revoked or withdrawn.

(n)               The Operating Advisor may resign from its obligations and duties hereby imposed on it (a) upon thirty (30) days prior written notice to the Depositor, each applicable Master Servicer, each applicable Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer, the Directing Certificateholder and each Risk Retention Consultation Party, if applicable, and (b) upon the appointment of, and the acceptance of such appointment by, a successor operating advisor that is an Eligible Operating Advisor and receipt by the Trustee of Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been appointed and has accepted such appointment within thirty (30) days of receipt by the Depositor, each applicable Master Servicer, each applicable Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer and the Directing Certificateholder of the resigning Operating Advisor’s notice of resignation, the resigning Operating Advisor may petition a court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. No such resignation by the Operating Advisor shall become effective until the replacement Operating Advisor shall have assumed the resigning Operating Advisor’s responsibilities and obligations. The resigning Operating Advisor shall pay all costs and expenses (including costs and expenses incurred by the Trustee and the Certificate Administrator) associated with a transfer of its duties pursuant to this Section 3.26.

(o)               In the event there are no Classes of Certificates other than the Control Eligible Certificates and the Class X-E, Class X-F, Class X-G, Class R and Class V Certificates, then all of the rights and obligations of the Operating Advisor shall terminate without payment of any termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than the indemnification rights arising out of events occurring prior to such termination). In connection with any termination pursuant to this Section 3.26(o), no successor operating advisor shall be appointed. Upon receipt of written notice of such acts by a Responsible Officer of the Trustee, the Trustee shall provide the Operating Advisor with prompt notice upon its termination pursuant to this Section 3.26(o).

(p)               In the event the Operating Advisor resigns or is otherwise terminated for any reason it shall remain entitled to any accrued and unpaid Operating Advisor Fees and Operating Advisor Consulting Fees and reimbursement of accrued and unpaid Operating Advisor Expenses pursuant to Section 3.26(i) and shall also remain entitled to any rights of indemnification provided hereunder.

(q)               The parties hereto agree, and the Certificateholders and the VRR Interest Owners by their acceptance of their Certificates or portions of the VRR Interest shall be deemed to have agreed, that (i) subject to Section 6.04, the Operating Advisor shall have no liability to any Certificateholder or VRR Interest Owner for any actions taken or for refraining from taking any actions under this Agreement, (ii) the Operating Advisor shall act solely as a contracting party to the extent set forth in this Agreement, (iii) the Operating Advisor shall have no (A) fiduciary duty, or (B) other duty except with respect to its specific obligations under this Agreement, and shall have no duty to any particular Class of Certificates or particular Certificateholders or VRR Interest Owners, and (iv) the Operating Advisor does not constitute an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, or a “broker” or “dealer” within the meaning of the Exchange Act. Furthermore, the Operating Advisor shall have no obligations or responsibility at any time to review the actions of a Master Servicer for compliance with the Servicing Standard, and the Operating Advisor shall not be required to consider such Master Servicer actions in connection with any Operating Advisor Annual Report.

(r)                 Neither the Operating Advisor nor any of its Affiliates shall make any investment in any Class of Certificates or the VRR Interest; provided, that such prohibition shall not apply to (i) riskless principal transactions effected by a broker-dealer Affiliate of the Operating Advisor or (ii) investments by an Affiliate of the Operating Advisor if the Operating Advisor and such Affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Operating Advisor under this Agreement from personnel involved in such Affiliate’s investment activities and (B) prevent such Affiliate and its personnel from gaining access to information regarding the Trust and the Operating Advisor and its personnel from gaining access to such Affiliate’s information regarding its investment activities.

(s)                The Operating Advisor shall have the right to resign without cost or expense on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Balance of the Mortgage Loans as set forth in the Preliminary Statement hereto. The Operating Advisor shall provide all of the parties to this Agreement and the Directing Certificateholder thirty (30) days prior written notice of any such resignation pursuant to this Section 3.26(s). If the Operating Advisor resigns pursuant to this Section 3.26(s), then no replacement operating advisor shall be appointed. The resigning Operating Advisor shall be entitled, and subject, to any rights and obligations that accrued under this Agreement prior to the date of any such resignation (including accrued and unpaid compensation) and any indemnifications rights arising out of events occurring prior to such resignation.

(t)                 The Operating Advisor shall at all times be an Eligible Operating Advisor and if the Operating Advisor ceases to be an Eligible Operating Advisor, the Operating Advisor shall immediately resign under Section 3.26(n) of this Agreement and the Trustee shall appoint a successor operating advisor subject to and in accordance with this Section 3.26. Notwithstanding the foregoing, if the Trustee is unable to find a successor operating advisor within thirty (30) days of the termination of the Operating Advisor, the Depositor shall be permitted to find a replacement.

(u)               The Operating Advisor may delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Agreement related to the Operating Advisor’s duties and obligations; provided that no agent or subcontractor may (i) be affiliated with a Sponsor, a Master Servicer, a Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder or any of their respective Affiliates or (ii) have been paid any fees, compensation or other remuneration by an Underwriter, a Master Servicer, a Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder or any of their respective Affiliates in connection with due diligence or other services with respect to any Mortgage Loan prior to the Closing Date. Notwithstanding the foregoing sentence, the Operating Advisor shall remain obligated and primarily liable for its obligations hereunder in accordance with the provisions of this Agreement without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any Person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Operating Advisor alone were performing its obligations under this Agreement. The Operating Advisor shall be entitled to enter into an agreement with any agent or subcontractor providing for indemnification of the Operating Advisor by such agent or subcontractor, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

(v)               With respect to the determination of whether a Control Termination Event or Consultation Termination Event has occurred and is continuing, or has terminated, the Operating Advisor is entitled to rely solely on its receipt from the Certificate Administrator of notice thereof pursuant to Section 3.23(l), and, with respect to any obligations of the Operating Advisor that are performed only after the occurrence and continuance of a Control Termination Event and/or Consultation Termination Event, the Operating Advisor shall have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of a Control Termination Event or Consultation Termination Event, as applicable.

Section 3.27        Companion Paying Agent. (a) With respect to each of the Serviced Companion Loans, the applicable Master Servicer shall be the Companion Paying Agent hereunder. The Companion Paying Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement.

(b)               No provision of this Agreement shall be construed to relieve the Companion Paying Agent from liability for its negligent failure to act, bad faith or its own willful misfeasance; provided, however, that the duties and obligations of the Companion Paying Agent shall be determined solely by the express provisions of this Agreement. The Companion Paying Agent shall not be liable except for the performance of such duties and obligations, no implied covenants or obligations shall be read into this Agreement against the Companion Paying Agent. In the absence of bad faith on the part of the Companion Paying Agent, the Companion Paying Agent

may conclusively rely, as to the truth and correctness of the statements or conclusions expressed therein, upon any resolutions, certificates, statements, opinions, reports, documents, orders or other instrument furnished to the Companion Paying Agent by any Person and which on their face do not contradict the requirements of this Agreement.

(c)                In the case of each of the Serviced Companion Loans, upon the resignation or removal of the applicable Master Servicer pursuant to Article VII of this Agreement, the applicable Master Servicer, as the Companion Paying Agent, shall be deemed simultaneously to resign or be removed.

(d)               This Section 3.27 shall survive the termination of this Agreement or the resignation or removal of the Companion Paying Agent, as regards to rights accrued prior to such resignation or removal.

Section 3.28        Serviced Companion Noteholder Register. The Companion Paying Agent shall maintain a register (the “Serviced Companion Noteholder Register”) with respect to each Serviced Companion Loan on which it will record the names and address of, and wire transfer instructions for, the Serviced Companion Noteholders from time to time, to the extent such information is provided in writing to it by each Serviced Companion Noteholder. The initial Serviced Companion Noteholders, along with their respective name and address, are listed on Exhibit S hereto. In the event a Serviced Companion Noteholder transfers a Serviced Companion Loan without notice to the Companion Paying Agent, the Companion Paying Agent shall have no liability for any misdirected payment in such Serviced Companion Loan and shall have no obligation to recover and redirect such payment.

The Companion Paying Agent shall promptly provide the name and address of any Serviced Companion Noteholder to any party hereto or any successor Serviced Companion Noteholder upon written request and any such Person may, without further investigation, conclusively rely upon such information. The Companion Paying Agent shall have no liability to any Person for the provision of any such name and address.

For the avoidance of doubt, any notices or information required to be delivered pursuant to this Agreement by any party hereto to a Serviced Companion Noteholder with respect to a Serviced Companion Loan that has been included in an Other Securitization shall be provided to the Other Servicer under the Other Pooling and Servicing Agreement.

Section 3.29        Certain Matters Relating to the Non-Serviced Mortgage Loans and the Serviced Pari Passu Companion Loans.(a) In the event that any of the applicable Non-Serviced Trustee, the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer shall be replaced in accordance with the terms of the applicable Non-Serviced PSA, the applicable Master Servicer and the applicable Special Servicer shall acknowledge its successor as the successor to the applicable Non-Serviced Trustee, the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer, as the case may be.

(b)               If any of the Trustee, the Certificate Administrator or the applicable Master Servicer receives notice from a Rating Agency that the applicable Master Servicer is no longer an “approved” master servicer by any of the Rating Agencies rating the Certificates, then the Trustee, the Certificate Administrator or such Master Servicer, as applicable, shall promptly notify each Non-Serviced Master Servicer of the same.

(c)                In connection with the securitization of each Serviced Pari Passu Companion Loan, (in each case, only while it is a Serviced Companion Loan), upon the request of (and at the expense of) the related Serviced Companion Noteholder (or its designee), each of the applicable Master Servicer, the applicable Special Servicer and the Trustee, as applicable, shall use reasonable efforts to cooperate with such Serviced Companion Noteholder in attempting to cause the related Mortgagor to provide information relating to such Whole Loan and the related notes, and that such holder reasonably determines to be necessary or appropriate, for inclusion in any disclosure document(s) relating to such Other Securitization.

(d)               In connection with the sale of any Non-Serviced Whole Loan by any Non-Serviced Special Servicer, upon receipt of any notices or materials required to be furnished by the Non-Serviced Special Servicer to the holder of the related Non-Serviced Mortgage Loan pursuant to the related Intercreditor Agreement, the applicable Special Servicer shall, prior to the occurrence and continuance of a Control Termination Event, forward such materials to the Directing Certificateholder for its consent, if such consent is required. The applicable Special Servicer may (with the consent of the Directing Certificateholder prior to the occurrence and continuance of a Control Termination Event) waive any timing or delivery requirements related to such sale to the extent set forth in the related Intercreditor Agreement.

(e)                With respect to any Non-Serviced Mortgage Loan, the Directing Certificateholder (as determined under clause (B) of the definition thereof), prior to the occurrence and continuance of a Consultation Termination Event, or the applicable Special Servicer, following the occurrence and during the continuance of a Consultation Termination Event, shall be entitled to exercise any consultation rights held by the holder of such Mortgage Loan in its capacity as a “Non-Controlling Note Holder” (or similar term identified in the related Intercreditor Agreement) under the related Intercreditor Agreement.

(f)                With respect to each Mortgage Loan that is part of a Whole Loan, this Agreement is subject to the related Intercreditor Agreement and incorporates by reference all provisions required to be included herein pursuant to such Intercreditor Agreement.

(g)               With respect to each Serviced Whole Loan, if any Serviced Companion Loan becomes the subject of an “asset review” (or such analogous term defined in the related Other Pooling and Servicing Agreement) pursuant to the related Other Pooling and Servicing Agreement, the applicable Master Servicer, the applicable Special Servicer, the Trustee and the Custodian shall reasonably cooperate with the Other Asset Representations Reviewer or any other party to the Other Pooling and Servicing Agreement in connection with such Asset Review by providing the Other Asset Representations Reviewer or such other requesting party with any documents reasonably requested by the Other Asset Representations Reviewer or such other requesting party, but only to the extent such documents are in the possession of such Master Servicer, such Special Servicer, the Trustee or the Custodian, as the case may be, but in any event excluding any documents known to such Master Servicer, such Special Servicer, the Trustee or the Custodian to contain information that is proprietary to the related originator or Mortgage Loan Seller or any draft documents or privileged or internal communications.

(h)               With respect to any Non-Serviced Mortgage Loan, if the applicable Master Servicer or applicable Special Servicer shall receive any communication from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer regarding any “Master Servicer

Decision” pursuant to clause (x) of the definition of such term, then such Master Servicer or such Special Servicer shall forward the communication to the Directing Certificateholder (other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class and other than amendments to split or resize notes consistent with the terms of such Intercreditor Agreement) (and to such Master Servicer, if such Special Servicer is forwarding such communication, and to such Special Servicer, if such Master Servicer is forwarding such communication), and the applicable Master Servicer shall reasonably cooperate with the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer, as the case may be, in effecting any action by the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer, in any such case subject to and consistent with the related Intercreditor Agreement.

(i)                 During the period from and after the date on which a Serviced Pari Passu Companion Loan is deposited into an Other Securitization, not later than 5:00 p.m. (New York City time) on each related Serviced Whole Loan Remittance Date the General Master Servicer shall prepare (if and to the extent necessary) and deliver or cause to be delivered in electronic format to the related other master servicer under the related Other Pooling and Servicing Agreement the following reports and data files with respect to such Serviced Pari Passu Companion Loan: (A) to the extent the General Master Servicer has received the CREFC® Special Servicer Loan File at the time required, the most recent CREFC® Delinquent Loan Status Report, CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report and the CREFC® REO Status Report, (B) the CREFC® Loan Setup File (only with respect to the first “distribution date” (or analogous term) as defined in the related Other Pooling and Servicing Agreement), (C) the most recent CREFC® Property File and the CREFC® Comparative Financial Status Report (in each case incorporating the data required to be included in the CREFC® Special Servicer Loan File pursuant to Section 3.12(c) by the General Special Servicer and the General Master Servicer), (D) a CREFC® Servicer Watch List with information that is current as of such Serviced Whole Loan Remittance Date, (E) a CREFC® Financial File, (F) a CREFC® Loan Level Reserve/LOC Report, (G) a CREFC® Advance Recovery Report, (H) a CREFC® Total Loan Report, (I) the CREFC® Loan Periodic Update File and (J) the CREFC® Significant Insurance Event Report. Additionally, not later than 5:00 p.m. (New York City time) on each related Serviced Whole Loan Remittance Date, the General Master Servicer shall deliver or cause to be delivered in electronic format to the related other master servicer under the related Other Pooling and Servicing Agreement any applicable CREFC® Loan Liquidation Reports, CREFC® Loan Modification Reports and CREFC® REO Liquidation Reports received from the General Special Servicer. In no event shall any report described in this Section 3.29(i) be required to reflect information that has not been collected by or delivered to the General Master Servicer, or any payments or collections not received by the General Master Servicer, as of the close of business on the Business Day prior to the Business Day on which the report is due. In addition, the General Master Servicer shall deliver or cause to be delivered in electronic format to the related other master servicer under the related Other Pooling and Servicing Agreement any and all other reports required to be delivered by the General Master Servicer to the Certificate Administrator hereunder pursuant to the terms hereof to the extent related to such Serviced Pari Passu Companion Loan.

(j)                 On a Servicing Shift Securitization Date, (i) the Custodian shall, upon receipt of a Request for Release, transfer the related Mortgage File (other than the Mortgage Note evidencing the related Servicing Shift Mortgage Loan, the original of which shall be retained by the Custodian) for the related Servicing Shift Whole Loan to the related Non-Serviced Trustee under the related Non-Serviced PSA and retain a copy of such Mortgage File and (ii) the applicable Master Servicer shall, upon receipt of notice from the applicable Mortgage Loan Seller that the applicable Servicing Shift Lead Note has been or is being securitized on the related Servicing Shift Securitization Date, transfer (and cooperate with reasonable requests in connection with such transfer of) the Servicing File for the related Servicing Shift Whole Loan, and any Escrow Payments, reserve funds and originals of items specified in clauses (x) and (xii) of the definition of “Mortgage File” for the related Servicing Shift Whole Loan, to the related Non-Serviced Master Servicer on the related Servicing Shift Securitization Date

(k)               Promptly upon any change in the identity of the applicable Master Servicer, the successor Master Servicer shall deliver notice of such change (together with the contact information of such successor Master Servicer) to each Non-Serviced Trustee, Non-Serviced Certificate Administrator, Non-Serviced Special Servicer, Non-Serviced Master Servicer and Non-Serviced Operating Advisor.

Section 3.30        Certain Matters with Respect to Joint Mortgage Loans.

(a)                If a Mortgage Loan Seller with respect to a Joint Mortgage Loan (a “Repurchasing Mortgage Loan Seller”) repurchases the Mortgage Note(s) (as such term is defined in this Section 3.30(a)) (a “Repurchased Note”) related to such Joint Mortgage Loan that it sold to the Depositor, but the other Mortgage Loan Seller with respect to such Joint Mortgage Loan does not repurchase the Mortgage Note(s) related to such Joint Mortgage Loan that it sold to the Depositor, the provisions of this Section 3.30 shall apply prior to the adoption, pursuant to Section 13.01(l), of any amendment to this Agreement that provides otherwise. Each Mortgage Loan Seller of a Joint Mortgage Loan has agreed pursuant to the terms of the related Mortgage Loan Purchase Agreement that the terms set forth in this Section 3.30 with respect to the servicing and administration of such Joint Mortgage Loan shall apply if one or more of the Mortgage Notes related to such Joint Mortgage Loan has been repurchased from the Trust and at least one other Mortgage Note related to such Joint Mortgage Loan is included in the Trust until such time as all of the Mortgage Notes related to such Joint Mortgage Loan are no longer included in the Trust. For purposes of this Section 3.30, Section 13.01(l) and Section 13.08(a) only, “Mortgage Note” shall mean with respect to any Joint Mortgage Loan, each original promissory note that collectively represents the Mortgage Note (as defined in Article I) with respect to such Joint Mortgage Loan and shall not be a collective reference to such promissory notes. With respect to any Joint Mortgage Loan that is part of a Whole Loan, clauses (b)–(j) below shall not apply, and the terms of the related Intercreditor Agreement shall continue to govern the relationship between the related Mortgage Notes as if each related Repurchased Note were a Serviced Pari Passu Companion Loan or Non-Serviced Pari Passu Companion Loan, as applicable. With respect to any other Joint Mortgage Loan, clauses (b)–(j) below shall apply to such Joint Mortgage Loan.

(b)               Custody of and record title under the Mortgage Loan documents with respect to the applicable Joint Mortgage Loan shall be held exclusively by the Custodian as provided under this Agreement or, with respect to a Non-Serviced Mortgage Loan, the Non-Serviced Custodian as provided under the related Non-Serviced PSA, except that the Repurchasing Mortgage Loan Seller shall hold and retain title to its original Repurchased Note(s) and any related endorsements thereof.

(i)                                 All of the Mortgage Notes with respect to any Joint Mortgage Loan shall be of equal priority with each other, and no portion of any Mortgage Note shall have priority or preference over any other portion of the other Mortgage Notes or security therefor. Payments from the related Mortgagor (including, without limitation, any Penalty Charges) or any other amounts received with respect to each Mortgage Note shall be collected as provided in this Agreement by the applicable Master Servicer and shall be applied upon receipt by such Master Servicer pro rata to each related Mortgage Note based on its respective Mortgage Loan Seller Percentage Interest, subject to Section 3.30(b)(ii). Payments or any other amounts received with respect to the related Repurchased Note shall be held in trust for the benefit of the applicable Repurchasing Mortgage Loan Seller and remitted (net of its pro rata share of amounts payable at the Administrative Fee Rate and any other amounts due to the applicable Master Servicer or the applicable Special Servicer) to the applicable Repurchasing Mortgage Loan Seller or its designee by the applicable Master Servicer on each Distribution Date pursuant to instructions provided by the applicable Repurchasing Mortgage Loan Seller and deposited and applied in accordance with this Agreement, subject to Section 3.30(b)(ii). If any Joint Mortgage Loan to which this Section 3.30 applies becomes an REO Loan, payments or any other amounts received with respect to any such Joint Mortgage Loan shall be collected and shall be applied upon receipt by the applicable Master Servicer pro rata to each related Mortgage Note based on its respective Mortgage Loan Seller Percentage Interest, subject to Section 3.30(b)(ii). Any Appraisal Reduction Amounts calculated with respect to any Joint Mortgage Loan subject to this Section 3.30 shall be allocated to each related Mortgage Note pro rata based upon the respective unpaid principal balances thereof.

(ii)                              If the applicable Master Servicer or the applicable Special Servicer, as applicable, receives an aggregate payment of less than the aggregate amount due under any such Joint Mortgage Loan at any particular time, the applicable Repurchasing Mortgage Loan Seller shall receive from such Master Servicer an amount equal to its Mortgage Loan Seller Percentage Interest of such payment. All expenses, losses and shortfalls relating solely to such Joint Mortgage Loan including, without limitation, losses of principal or interest, Nonrecoverable Advances, interest on Servicing Advances, Special Servicing Fees, Workout Fees and Liquidation Fees (including any such fees related to the applicable Mortgage Notes), shall be allocated between the holders of the related Mortgage Notes pro rata based upon the respective unpaid principal balances thereof. In no event shall any costs, expenses, fees or any other amounts related to any Mortgage Loan or Joint Mortgage Loan other than the applicable Joint Mortgage Loan be deducted from payments or any other amounts received with respect to such Joint Mortgage Loan and payable to the applicable Repurchasing Mortgage Loan Seller.

(iii)                           A Joint Mortgage Loan that is not a Non-Serviced Mortgage Loan and to which this Section 3.30 applies shall be serviced for the benefit of the applicable Repurchasing Mortgage Loan Seller and the Certificateholders and VRR Interest Owners pursuant to the terms and conditions of this Agreement in accordance with the Servicing Standard and in accordance with the provisions herein as if (A) such Joint Mortgage Loan were a Serviced Whole Loan, (B) the related Mortgage Note(s) not repurchased were (1) a Serviced Pari Passu Mortgage Loan and (2) the only Mortgage Loan that is part of such Joint Mortgage Loan (or related Serviced Whole Loan), and (C) the related Repurchased Note were a Serviced Pari Passu Companion Loan. No Repurchasing Mortgage Loan

Seller shall be permitted to terminate the applicable Master Servicer, the applicable Special Servicer or the Operating Advisor as servicer, special servicer or operating advisor, respectively, of the related Repurchased Note. All rights of the mortgagee under each such Joint Mortgage Loan shall be exercised by the applicable Master Servicer or the applicable Special Servicer, as applicable, on behalf of the Trust to the extent of its interest therein and the applicable Repurchasing Mortgage Loan Seller in accordance with this Agreement.

(iv)                          With respect to a Joint Mortgage Loan that is not a Non-Serviced Mortgage Loan and to which this Section 3.30 applies, the related Repurchasing Mortgage Loan Seller shall be treated hereunder as if it were a Serviced Pari Passu Companion Loan holder on a pari passu basis. Funds collected by the applicable Master Servicer or the applicable Special Servicer, as applicable, and applied to the applicable Mortgage Notes shall be deposited and disbursed in accordance with the provisions hereof relating to holders of promissory notes comprising Serviced Whole Loans that are pari passu in right of payment. Compensation shall be paid to the applicable Master Servicer, the applicable Special Servicer and the Operating Advisor with respect to each Repurchased Note as provided in this Agreement as if each such Repurchased Note were a Serviced Pari Passu Companion Loan. None of the Trustee, the Certificate Administrator, the Custodian, the applicable Master Servicer, the applicable Special Servicer or the Operating Advisor shall have any obligation to make P&I Advances with respect to any Repurchased Note or, if no related Mortgage Note is part of the Trust, a Servicing Advance with respect to any Repurchased Note. Except as otherwise specified herein, the applicable Master Servicer and the applicable Special Servicer shall have no reporting requirement with respect to any Repurchased Note other than to deliver to the related Repurchasing Mortgage Loan Seller any document as is required to be delivered to a holder of a Serviced Pari Passu Companion Loan hereunder.

(c)                If any non-repurchased Mortgage Note relating to a Joint Mortgage Loan to which this Section 3.30 applies is a Specially Serviced Loan, then any related Repurchased Note shall also be a Specially Serviced Loan under this Agreement. The applicable Special Servicer shall cause such related Repurchased Note to be specially serviced for the benefit of the applicable Repurchasing Mortgage Loan Seller in accordance with the terms and provisions set forth in this Agreement and shall be entitled to any Special Servicing Fee, Workout Fee or Liquidation Fee payable to such Special Servicer under this Agreement as with respect to a Serviced Pari Passu Companion Loan.

(d)               If (A) the applicable Master Servicer shall pay any amount to any Repurchasing Mortgage Loan Seller pursuant to the terms hereof in the belief or expectation that a related payment has been made or will be received or collected in connection with any or all of the applicable Mortgage Notes and (B) such related payment is not received or collected by such Master Servicer, then the applicable Repurchasing Mortgage Loan Seller shall promptly on demand by such Master Servicer return such amount to such Master Servicer. If such Master Servicer determines at any time that any amount received or collected by such Master Servicer in respect of any Joint Mortgage Loan to which this Section 3.30 applies must be returned to the related Mortgagor or paid to any other person or entity pursuant to any insolvency law or otherwise, notwithstanding any other provision of this Agreement, such Master Servicer shall not be required to distribute any portion thereof to the related Repurchasing Mortgage Loan Seller, and such Repurchasing Mortgage Loan Seller shall promptly on demand by such Master Servicer repay (which obligation shall survive the termination of this Agreement) any portion thereof that such Master Servicer shall have distributed to such Repurchasing Mortgage Loan Seller, together with interest thereon at such rate, if any, as such Master Servicer may pay to the related Mortgagor or such other person or entity with respect thereto.

(e)                With respect to a Joint Mortgage Loan that is not a Non-Serviced Mortgage Loan and to which this Section 3.30 applies, subject to this Agreement (including, without limitation, the consent and consultation rights of the Directing Certificateholder and any consultation rights of the Operating Advisor), the applicable Master Servicer or the applicable Special Servicer, as applicable, on behalf of the holders of any of the Repurchased Notes, shall have the exclusive right and obligation to (i) administer, service and make all decisions and determinations regarding the related Joint Mortgage Loan and (ii) enforce the applicable Mortgage Loan documents as provided hereunder. Without limiting the generality of the preceding sentence, the applicable Master Servicer or the applicable Special Servicer, as applicable, may agree to any modification, waiver or amendment of any term of, forgive interest on and principal of, capitalize interest on, permit the release, addition or substitution of collateral securing, and/or permit the release of the related Mortgagor on or any guarantor of any Joint Mortgage Loan it is required to service and administer as contemplated by this Section 3.30, without the consent of the related Repurchasing Mortgage Loan Seller, subject, however, to the terms of this Agreement as they pertain to a Serviced Pari Passu Companion Loan.

(f)                In taking or refraining from taking any action permitted hereunder, the applicable Master Servicer and the applicable Special Servicer shall each be subject to the same degree of care with respect to the administration and servicing of the Joint Mortgage Loans that are not Non-Serviced Mortgage Loans and to which this Section 3.30 applies as is consistent with this Agreement and shall be liable to any Repurchasing Mortgage Loan Seller only to the same extent as set forth herein with respect to any holder of a Serviced Pari Passu Companion Loan.

(g)               If the Trustee, the applicable Master Servicer or the applicable Special Servicer has made a Servicing Advance with respect to any Repurchased Note which would otherwise be reimbursable to such advancing party under this Agreement, and such Advance is determined to be a Nonrecoverable Advance, the applicable Repurchasing Mortgage Loan Seller shall reimburse the Trust in an amount equal to such Repurchasing Mortgage Loan Seller’s Mortgage Loan Seller Percentage Interest of such Nonrecoverable Advance with interest thereon. Notwithstanding the foregoing, the applicable Repurchasing Mortgage Loan Seller shall not be obligated to reimburse the Trustee, the applicable Master Servicer or the applicable Special Servicer (and amounts due to the applicable Repurchasing Mortgage Loan Seller shall not be offset) for Advances or interest thereon or any amounts related to any Mortgage Loans or any other Joint Mortgage Loan other than such amounts relating to the applicable Repurchased Note. To the extent that the applicable Repurchasing Mortgage Loan Seller reimburses any such Nonrecoverable Advances and such amounts are subsequently recovered, the applicable Repurchasing Mortgage Loan Seller shall receive a reimbursement from such recovery based on its Mortgage Loan Seller Percentage Interest of such recovery. This reimbursement right shall not limit the Trustee’s, the applicable Master Servicer’s or the applicable Special Servicer’s rights to reimbursement under this Agreement. Notwithstanding anything to the contrary contained herein, the total liability of each Repurchasing Mortgage Loan Seller shall not exceed an amount equal to its Mortgage Loan Seller Percentage Interest of the amount to be reimbursed.

(h)               Each Repurchasing Mortgage Loan Seller shall have the right to assign the related Repurchased Note; provided that, with respect to a Joint Mortgage Loan that is not a Non-Serviced Mortgage Loan and to which this Section 3.30 applies, the assignee of the related Repurchased Note shall agree in writing to be bound by the terms of this Agreement.

(i)                 With respect to a Joint Mortgage Loan that is not a Non-Serviced Mortgage Loan and to which this Section 3.30 applies, the applicable Master Servicer and the applicable Special Servicer shall, in connection with their servicing and administrative duties under this Agreement, exercise efforts consistent with the Servicing Standard to execute and deliver, on behalf of each Repurchasing Mortgage Loan Seller as a holder of a pari passu interest in the applicable Joint Mortgage Loan, any and all financing statements, continuation statements and other documents and instruments necessary to maintain the lien created by any Mortgage or other security document related to the applicable Joint Mortgage Loan on the related Mortgaged Property and related collateral, any and all modifications, waivers, amendments or consents to or with respect to the related Joint Mortgage Loan documents, and any and all instruments of satisfaction or cancellation, or of full release or discharge, and all other comparable instruments with respect to the related Repurchased Note or related Repurchased Notes and the related Mortgaged Property all in accordance with, and subject to, the terms of this Agreement. Each Repurchasing Mortgage Loan Seller agrees to furnish, or cause to be furnished, to the applicable Master Servicer and the applicable Special Servicer any powers of attorney or other documents necessary or appropriate to enable such Master Servicer or such Special Servicer, as the case may be, to carry out its servicing and administrative duties under this Agreement related to the applicable Joint Mortgage Loan; provided, that such Repurchasing Mortgage Loan Seller shall not be liable, and shall be indemnified by the applicable Master Servicer or the applicable Special Servicer, as applicable, for any negligence with respect to, or misuse of, any such power of attorney by such Master Servicer or such Special Servicer, as the case may be; provided, further, that the applicable Master Servicer or the applicable Special Servicer, without the written consent of the applicable Repurchasing Mortgage Loan Seller, shall not initiate any action in the name of such Repurchasing Mortgage Loan Seller without indicating its representative capacity or take any action with the intent to cause and that actually causes, such Repurchasing Mortgage Loan Seller to be registered to do business in any state.

(j)                 Pursuant to the related Mortgage Loan Purchase Agreement, the applicable Repurchasing Mortgage Loan Seller is required to deliver to the applicable Master Servicer or the applicable Special Servicer, as applicable, the Mortgage Loan documents related to the applicable Repurchased Note, any requests for release and any court pleadings, requests for trustee’s sale or other documents necessary to the foreclosure or trustee’s sale in respect of the related Mortgaged Property or to any legal action or to enforce any other remedies or rights provided by the Mortgage Note(s) or the Mortgage(s) or otherwise available at law or equity with respect to the related Repurchased Note.

Section 3.31        [Reserved]

Section 3.32        Litigation Control. (a) With respect to any Serviced Mortgage Loan, any Serviced Companion Loan or any related REO Loan or related REO Property, the applicable Special Servicer shall, in accordance with the Servicing Standard, direct, manage, prosecute and/or defend any action brought by a Mortgagor, guarantor, or other obligor on the related Mortgage Note or any Affiliates thereof (each a “Borrower-Related Party”) against the Trust, any Master

Servicer and/or any Special Servicer, and represent the interests of the Trust in any litigation relating to the rights and obligations of the Trust, or of the Mortgagor or other Borrower-Related Party under the related Mortgage Loan documents, or with respect to the related Mortgaged Property or other collateral securing such Mortgage Loan (or Serviced Whole Loan), or otherwise with respect to the enforcement of the obligations of a Borrower-Related Party under the related Mortgage Loan documents (“Trust-Related Litigation”). In the event that any Master Servicer is named in any Trust-Related Litigation but no Special Servicer is named in such Trust-Related Litigation (regardless of whether the Trust is named in such Trust-Related Litigation), the applicable Master Servicer shall notify the applicable Special Servicer of such litigation as soon as practicable but in any event no later than within ten (10) Business Days of such Master Servicer receiving service of such Trust-Related Litigation. The Operating Advisor shall not be required to review the actions of the applicable Special Servicer with respect to Trust-Related Litigation unless such review is otherwise related to the performance of the Operating Advisor’s duties, rights and obligations in respect of a Final Asset Status Report and/or Asset Status Report.

(b)               To the extent a Master Servicer is named in the Trust-Related Litigation, and neither the Trust nor a Special Servicer is named, in order to effectuate the role of the applicable Special Servicer as contemplated by the immediately preceding subsection, such Master Servicer shall (i) provide monthly status reports to the applicable Special Servicer regarding such Trust-Related Litigation; (ii) seek to have the Trust replace such Master Servicer as the appropriate party to the lawsuit; and (iii) so long as such Master Servicer remains a party to the lawsuit, consult with and act at the direction of the applicable Special Servicer with respect to decisions and resolutions related to the interests of the Trust in such Trust-Related Litigation, including but not limited to the selection of counsel; provided that such Master Servicer shall have the right to engage separate counsel relating to claims against such Master Servicer to the extent set forth in Section 3.32(e); and provided, however, that if there are claims against such Master Servicer and such Master Servicer has not determined that separate counsel is required for such claims, such counsel shall be reasonably acceptable to such Master Servicer.

(c)                No Special Servicer shall (i) undertake (or direct any Master Servicer to undertake) any material settlement of any Trust-Related Litigation or (ii) initiate any material Trust-Related Litigation unless and until it has notified in writing the Directing Certificateholder (only if the related Mortgage Loan is not an Excluded Loan and prior to the occurrence and continuance of a Consultation Termination Event) (to the extent the identity of the Directing Certificateholder is actually known to such Special Servicer; provided that such Special Servicer shall make due inquiry of the Certificate Administrator as to the identity of the Directing Certificateholder) and the related holder of any Serviced Companion Loan (if such matter affects such related Serviced Companion Loan) (to the extent the identity of the holder of such Serviced Companion Loan is actually known to such Special Servicer) and the Directing Certificateholder (only if the related Mortgage Loan is not an Excluded Loan and prior to the occurrence and continuation of a Control Termination Event) has not objected in writing within ten (10) Business Days of having been notified thereof and having been provided with all information that the Directing Certificateholder has reasonably requested with respect thereto promptly following its receipt of the subject notice (it being understood and agreed that if such written objection has not been received by such Special Servicer within such 10 Business Day period, then the Directing Certificateholder shall be deemed to have approved the taking of such action); provided that, if the applicable Special Servicer determines (consistent with the Servicing Standard) that immediate action is necessary to protect the interests of the Certificateholders and, with respect to a Serviced

Whole Loan, the related Companion Holders, such Special Servicer may take such action without waiting for the Directing Certificateholder’s response. The applicable Special Servicer shall (prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to any related Excluded Loan), upon reasonable request, provide informational updates regarding any such Trust-Related Litigation to the Directing Certificateholder.

(d)               Notwithstanding the foregoing, no Special Servicer or Master Servicer shall follow any advice, direction or consultation provided by the Directing Certificateholder (or any other party to this Agreement) that would require or cause such Special Servicer or Master Servicer, as applicable, to violate any applicable law, be inconsistent with the Servicing Standard, require or cause such Special Servicer or Master Servicer, as applicable, to violate provisions of this Agreement, require or cause such Special Servicer or Master Servicer, as applicable, to violate the terms of any Mortgage Loan or Serviced Whole Loan, expose any Certificateholder or any party to this Agreement or their Affiliates, officers, directors or agents to any claim, suit or liability, cause any REMIC created hereunder to fail to qualify as a REMIC, result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions or materially expand the scope of such Special Servicer’s or Master Servicer’s, as the case may be, responsibilities under this Agreement.

(e)                Notwithstanding the right of a Special Servicer to represent the interests of the Trust in Trust-Related Litigation, and subject to the rights of such Special Servicer to direct the applicable Master Servicer’s actions in this Section 3.32, such Master Servicer shall retain the right to make determinations relating to claims against such Master Servicer, including but not limited to the right to engage separate counsel and to appear in any proceeding on its own behalf in such Master Servicer’s reasonable discretion, the cost of which shall be subject to indemnification as and to the extent provided in this Agreement.

(f)                Further, nothing in this section shall require a Master Servicer to take or fail to take any action which, in such Master Servicer’s good faith and reasonable judgment, may (i) result in a violation of the REMIC Provisions or (ii) subject such Master Servicer to liability or materially expand the scope of such Master Servicer’s obligations under this Agreement.

(g)               Notwithstanding any Master Servicer’s right to make determinations relating to claims against such Master Servicer, the applicable Special Servicer shall have the right at any time in accordance with the Servicing Standard to (i) direct such Master Servicer to settle any claims asserted against such Master Servicer (whether or not the Trust or the applicable Special Servicer is named in any such claims or Trust-Related Litigation) (and with respect to any material settlements with respect to any Mortgage Loan other than an Excluded Loan, with the consent or consultation of the Directing Certificateholder prior to a Control Termination Event or Consultation Termination Event, respectively) and (ii) otherwise reasonably direct the actions of such Master Servicer relating to claims against such Master Servicer (whether or not the Trust or the applicable Special Servicer is named in any such claims or Trust-Related Litigation), provided in either case that (A) such settlement or other direction does not require any admission of liability or wrongdoing on the part of such Master Servicer, (B) the cost of such settlement or any resulting judgment is and shall be paid by the Trust and payment of such cost or judgment is provided for in this Agreement, (C) such Master Servicer is and shall be indemnified as and to the extent provided in this Agreement for all costs and expenses of such Master Servicer incurred in defending and settling the Trust-Related Litigation and for any judgment, (D) any such action taken by such Master Servicer at the direction of the applicable Special Servicer shall be deemed (as to such Master Servicer) to be in compliance with the Servicing Standard and (E) the applicable Special Servicer provides such Master Servicer with assurance reasonably satisfactory to such Master Servicer as to the items in clauses (A), (B) and (C).

(h)               In the event both a Master Servicer and a Special Servicer or Trust are named in Trust-Related Litigation, such Master Servicer and Special Servicer shall cooperate with each other to afford such Master Servicer and Special Servicer the rights afforded to such party in this Section 3.32.

This Section 3.32 shall not apply in the event the applicable Special Servicer authorizes the applicable Master Servicer, and such Master Servicer agrees (both authority and agreement to be in writing), to make certain decisions or control certain Trust-Related Litigation on behalf of the Trust in accordance with the Servicing Standard.

Notwithstanding the foregoing, (i) in the event that any action, suit, litigation or proceeding names the Trustee in such capacity or its individual capacity, or in the event that any judgment is rendered against the Trustee in such capacity or its individual capacity, the Trustee, upon prior written notice to the applicable Master Servicer or the applicable Special Servicer, as the case may be, may retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests (but not to otherwise direct, manage or prosecute such litigation or claim); (ii) in the event of any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a Mortgagor, guarantor or other obligor under the related Mortgage Loan documents, or otherwise relating to one or more Mortgage Loans or Mortgaged Properties, no Master Servicer or Special Servicer shall, without the prior written consent of the Trustee (A) initiate an action, suit, litigation or proceeding in the name of the Trustee, whether in such capacity or individually, (B) engage counsel to represent the Trustee, or (C) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar actions with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state (provided that no Master Servicer or Special Servicer shall be responsible for any delay due to the unwillingness of the Trustee to grant such consent); and (iii) in the event that any court finds that the Trustee is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this Agreement or any Mortgage Loan, the Trustee shall have the right to retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests, whether as Trustee or individually (but not to otherwise direct, manage or prosecute such litigation or claim); provided, however, that nothing in this subsection shall be interpreted to preclude the applicable Special Servicer (with respect to any material Trust-Related Litigation with respect to any Mortgage Loan other than an Excluded Loan, with the consent or consultation of the Directing Certificateholder prior to the occurrence and continuance of a Control Termination Event or Consultation Termination Event, respectively, to the extent required in Section 3.32(c)) from initiating any action, suit, litigation or proceeding in its name as representative of the Trust.

Section 3.33        Delivery of Excluded Information to the Certificate Administrator. Any Excluded Information that a Master Servicer, a Special Servicer or the Operating Advisor identifies and delivers to the Certificate Administrator for posting to the Certificate Administrator’s Website shall be delivered to the Certificate Administrator via e-mail (or such other electronic means as is mutually acceptable to the parties) in one or more separate files labeled

“Excluded Information” followed by the applicable loan name and loan file to CCTCMBSExcludedInformation@computershare.com. For the avoidance of doubt, any information that is not appropriately labeled and delivered in accordance with this Section 3.33 shall not be separately posted as Excluded Information on the Certificate Administrator’s Website, and any information appropriately labeled and delivered to the Certificate Administrator pursuant to this Section 3.33 shall be posted on the Certificate Administrator’s Website under the “Excluded Information” section, as provided under Section 3.13. When so posted, the Excluded Controlling Class Holders shall be prohibited from the access of Excluded Information with respect to any Excluded Controlling Class Loans on the Certificate Administrator’s Website (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loans). Each applicable Master Servicer, each applicable Special Servicer and the Operating Advisor shall have no obligations to separately label and deliver any Excluded Information in accordance with this Section 3.33 until such party has received written notice with respect to the related Excluded Controlling Class Loan in the form of Exhibit P-1E to this Agreement. Nothing set forth in this Agreement shall prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Directing Certificateholder or Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available on the Certificate Administrator’s Website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan shall be permitted to obtain such information in accordance with Section 4.02(f) of this Agreement and the Master Servicer and the Special Servicer may require and rely on such certification and other reasonable information prior to releasing any such information.

[End of Article III]

Article IV

DISTRIBUTIONS TO CERTIFICATEHOLDERS and vrr interest owners

Section 4.01        Distributions.

(a)                Distributions of Available Funds. On each Distribution Date, to the extent of the Available Funds for such Distribution Date, the Certificate Administrator shall be deemed to transfer the Lower-Tier Distribution Amount from the Lower-Tier REMIC Distribution Account to the Upper-Tier REMIC Distribution Account in the amounts and priorities set forth in Section 4.01(f) with respect to each Class of Lower-Tier Regular Interests and immediately thereafter, shall make distributions thereof from the Upper-Tier REMIC Distribution Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

(i)                                   first, to the Holders of the Class A-1 Certificates, the Class A-SB Certificates, the Class X-A Certificates, the Class X-B Certificates, the Class X-D Certificates, the Class X-E Certificates, the Class X-F Certificates and the Class X-G Certificates and to the Grantor Trust in respect of the Class A-4 Upper-Tier Regular Interest, Class A-4-X1 Upper-Tier Regular Interest, Class A-4-X2 Upper-Tier Regular

Interest, Class A-5 Upper-Tier Regular Interest, Class A-5-X1 Upper-Tier Regular Interest and Class A-5-X2 Upper-Tier Regular Interest pro rata (based upon their respective Interest Distribution Amounts for such Distribution Date), in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Classes of Certificates or Exchangeable Upper-Tier Regular Interests for such Distribution Date;

(ii)                               second, to the Holders of the Class A-1 Certificates and the Class A-SB Certificates and the Grantor Trust in respect of the Class A-4 Upper-Tier Regular Interest and the Class A-5 Upper-Tier Regular Interest, in reduction of the Certificate Balances thereof: (I) prior to the Cross-Over Date (1) first, to the Holders of the Class A-SB Certificates up to an amount equal to the Principal Distribution Amount, until the outstanding Certificate Balance of the Class A-SB Certificates has been reduced to the Class A-SB Planned Principal Balance for such Distribution Date; (2) second, to the Holders of the Class A-1 Certificates up to an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in sub-clause (1) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-1 Certificates has been reduced to zero; (3) third, to the Grantor Trust in respect of the Class A-4 Upper-Tier Regular Interest up to an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in sub-clauses (1) and (2) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-4 Upper-Tier Regular Interest has been reduced to zero; (4) fourth, to the Grantor Trust in respect of the Class A-5 Upper-Tier Regular Interest up to an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in sub-clauses (1), (2) and (3) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-5 Upper-Tier Regular Interest has been reduced to zero; and (5) fifth, to the Holders of the Class A-SB Certificates, up to an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in sub-clauses (1), (2), (3) and (4) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-SB Certificates has been reduced to zero; and (II) on or after the Cross-Over Date, to the Class A-1 Certificates, the Class A-SB Certificates, the Class A-4 Upper-Tier Regular Interest and the Class A-5 Upper-Tier Regular Interest, pro rata (based on their respective Certificate Balances) up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of each of the Class A-1 Certificates, the Class A-SB Certificates, the Class A-4 Upper-Tier Regular Interest and the Class A-5 Upper-Tier Regular Interest is reduced to zero;

(iii)                           third, to the Holders of the Class A-1 Certificates and the Class A-SB Certificates, and to the Grantor Trust in respect of the Class A-4 Upper-Tier Regular Interest and the Class A-5 Upper-Tier Regular Interest, first, up to an amount equal to, and pro rata based upon, the unreimbursed Realized Losses previously allocated to such Class or Upper-Tier Regular Interest, and then, up to an amount equal to, and pro rata based upon, interest on that amount at the Pass-Through Rate for such Class or Upper-Tier Regular Interest compounded monthly from the date the related Realized Loss was allocated to such Class or Upper-Tier Regular Interest;

(iv)                            fourth, to the Grantor Trust in respect of the Class A-S Upper-Tier Regular Interest, the Class A-S-X1 Upper-Tier Regular Interest and the Class A-S-X2 Upper-Tier

Regular Interest, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts in respect of such Upper-Tier Regular Interests for such Distribution Date;

(v)                               fifth, to the Grantor Trust in respect of the Class A-S Upper-Tier Regular Interest, in reduction of the Certificate Balance thereof, up to an amount equal to the Principal Distribution Amount (reduced by any prior distributions thereof hereunder), until the outstanding Certificate Balance of the Class A-S Upper-Tier Regular Interest has been reduced to zero;

(vi)                           sixth, to the Grantor Trust in respect of the Class A-S Upper-Tier Regular Interest, first, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Upper-Tier Regular Interest, and then, up to an amount equal to interest on that amount at the Pass-Through Rate for such Upper-Tier Regular Interest compounded monthly from the date the related Realized Loss was allocated to such Upper-Tier Regular Interest;

(vii)                        seventh, to the Grantor Trust in respect of the Class B Upper-Tier Regular Interest, the Class B-X1 Upper-Tier Regular Interest and the Class B-X2 Upper-Tier Regular Interest, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts in respect of such Upper-Tier Regular Interests for such Distribution Date;

(viii)                    eighth, to the Grantor Trust in respect of the Class B Upper-Tier Regular Interest, in reduction of the Certificate Balance thereof, up to an amount equal to the Principal Distribution Amount (reduced by any prior distributions thereof hereunder), until the outstanding Certificate Balance of the Class B Upper-Tier Regular Interest has been reduced to zero;

(ix)                            ninth, to the Grantor Trust in respect of the Class B Upper-Tier Regular Interest, first, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Upper-Tier Regular Interest, and then, up to an amount equal to interest on that amount at the Pass-Through Rate for such Upper-Tier Regular Interest compounded monthly from the date the related Realized Loss was allocated to such Upper-Tier Regular Interest;

(x)                                tenth, to the Grantor Trust in respect of the Class C Upper-Tier Regular Interest, the Class C-X1 Upper-Tier Regular Interest and the Class C-X2 Upper-Tier Regular Interest, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts in respect of such Upper-Tier Regular Interests for such Distribution Date;

(xi)                             eleventh, to the Grantor Trust in respect of the Class C Upper-Tier Regular Interest, in reduction of the Certificate Balance thereof, up to an amount equal to the Principal Distribution Amount (reduced by any prior distributions thereof hereunder), until the outstanding Certificate Balance of the Class C Upper-Tier Regular Interest has been reduced to zero;

(xii)                          twelfth, to the Grantor Trust in respect of the Class C Upper-Tier Regular Interest, first, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Upper-Tier Regular Interest, and then, up to an amount equal to interest on that amount at the Pass-Through Rate for such Upper-Tier Regular Interest compounded monthly from the date the related Realized Loss was allocated to such Upper-Tier Regular Interest;

(xiii)                      thirteenth, to the Holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xiv)                       fourteenth, to the Holders of the Class D Certificates, in reduction of the Certificate Balance thereof, up to an amount equal to the Principal Distribution Amount (reduced by any prior distributions thereof hereunder), until the outstanding Certificate Balance of the Class D Certificates has been reduced to zero;

(xv)                          fifteenth, to the Holders of the Class D Certificates, first, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, and then, up to an amount equal to interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xvi)                     sixteenth, to the Holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xvii)                  seventeenth, to the Holders of the Class E Certificates, in reduction of the Certificate Balance thereof, up to an amount equal to the Principal Distribution Amount (reduced by any prior distributions thereof hereunder), until the outstanding Certificate Balance of the Class E Certificates has been reduced to zero;

(xviii)               eighteenth, to the Holders of the Class E Certificates, first, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, and then, up to an amount equal to interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xix)                       nineteenth, to the Holders of the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xx)                          twentieth, to the Holders of the Class F Certificates, in reduction of the Certificate Balance thereof, up to an amount equal to the Principal Distribution Amount (reduced by any prior distributions thereof hereunder), until the outstanding Certificate Balance of the Class F Certificates has been reduced to zero;

(xxi)                       twenty-first, to the Holders of the Class F Certificates, first, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, and then, up to an amount equal to interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xxii)                twenty-second, to the Holders of the Class G Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xxiii)                twenty-third, to the Holders of the Class G Certificates, in reduction of the Certificate Balance thereof, up to an amount equal to the Principal Distribution Amount (reduced by any prior distributions thereof hereunder), until the outstanding Certificate Balance of the Class G Certificates has been reduced to zero;

(xxiv)                twenty-fourth, to the Holders of the Class G Certificates, first, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, and then, up to an amount equal to interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xxv)                twenty-fifth, to the Holders of the Class R Certificates in respect of the Class UR Interest, the amount, if any, of the Available Funds remaining in the Upper-Tier REMIC Distribution Account with respect to such Distribution Date.

If, in connection with any Distribution Date, the Certificate Administrator has reported the amount of an anticipated distribution to DTC based on the receipt of payments as of the Determination Date and additional Periodic Payments, balloon payments or unscheduled principal payments are subsequently received by the applicable Master Servicer and required to be part of the Aggregate Available Funds for such Distribution Date, such Master Servicer shall promptly notify the Certificate Administrator and the Certificate Administrator will use commercially reasonable efforts to cause DTC to make the revised distribution on a timely basis on such Distribution Date. Each applicable Master Servicer, each applicable Special Servicer and the Certificate Administrator shall not be liable or held responsible for any resulting delay in the making of such distribution to Certificateholders and the VRR Interest Owners solely on the basis of the actions described in the preceding sentence.

Amounts distributable or otherwise allocable to any Exchangeable Upper-Tier Regular Interest set forth above will be distributed to the corresponding Classes of Exchangeable Certificates in accordance with their Class Percentage Interests therein pursuant to Section 5.11.

(b)               Distributions of VRR Interest Available Funds. On each Distribution Date, to the extent of the VRR Interest Available Funds for such Distribution Date, the Certificate Administrator shall be deemed to transfer the Lower-Tier Distribution Amount from the Lower-Tier REMIC Distribution Account to the Upper-Tier REMIC Distribution Account in the amounts and priorities set forth in Section 4.01(f) with respect to the Class LRR Uncertificated Interest and the LRI Uncertificated Interest, and immediately thereafter, shall make distributions thereof from the Upper-Tier REMIC Distribution Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

(i)                                    first, to the VRR Interest Owners of the RR Interest and the Class RR Certificates, pro rata based on their respective VRR Interest Balances, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

(ii)                              second, to the VRR Interest Owners of the RR Interest and the Class RR Certificates, pro rata based on their respective VRR Interest Balances, in reduction of the VRR Interest Balance thereof, an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the VRR Interest Balance of the VRR Interest has been reduced to zero; and

(iii)                           third, to the VRR Interest Owners of the RR Interest and the Class RR Certificates, pro rata based on their respective VRR Interest Balances, up to an amount equal to the VRR Interest Realized Loss Distribution Amount for such Distribution Date;

provided, however, that to the extent any VRR Interest Available Funds remain in the Upper-Tier REMIC Distribution Account after applying amounts as set forth in clauses (i) – (iii) above, any such amounts so remaining shall be disbursed to the Holders of the Class R Certificates in respect of the Class UR Interest.

(c)                [Reserved].

(d)               [Reserved].

(e)                [Reserved].

(f)                On each Distribution Date, each Lower-Tier Regular Interest shall be deemed to receive distributions in respect of principal or reimbursement of Realized Losses or VRR Interest Realized Losses, as applicable, in an amount equal to the amount of principal or reimbursement of Realized Losses or VRR Interest Realized Losses, as applicable, actually distributable to the Holders of the respective Related Certificates or the Grantor Trust in respect of the Related Exchangeable Upper-Tier Regular Interests or the VRR Interest Owners as provided in Sections 4.01(a), 4.01(b), 4.01(j) and 4.01(m) such that at all times (x) the Lower-Tier Principal Amount of each Class of Lower-Tier Regular Interests (other than the Class LRR Uncertificated Interest) is equal to the Certificate Balance of the Class of Related Certificates or Related Exchangeable Upper-Tier Regular Interest, (y) the Lower-Tier Principal Amount of the Class LRR Uncertificated Interest is equal to the VRR Interest Balance of the VRR Interest multiplied by the Percentage Interest of the Class RR Certificates in the VRR Interest, and (z) the Lower-Tier Principal Amount of the LRI Uncertificated Interest is equal to the VRR Interest Balance of the VRR Interest multiplied by the Percentage Interest of the RR Interest in the VRR Interest. On each Distribution Date, (A) each Lower-Tier Regular Interest (other than the Class LRR Uncertificated Interest and the LRI Uncertificated Interest) shall be deemed to receive distributions in respect of interest in an amount equal to the Interest Distribution Amount in respect of each Class of Related Certificates or Related Exchangeable Upper-Tier Regular Interest plus a pro rata portion of the Interest Distribution Amount in respect of (i) in the case of the Class LA1, Class LASB, Class LA4 and Class LA5 Uncertificated Interests, the Class X-A Certificates, (ii) in the case of the Class LAS, Class LB and Class LC Uncertificated Interests, the Class X-B Certificates, (iii) in the case of the Class LD Uncertificated Interest, the Class X-D Certificates, (iv) in the case of the Class LE Uncertificated Interest, the Class X-E Certificates, (v) in the case of the Class LF Uncertificated Interest, the Class X-F Certificates, and (vi) in the case of the Class LG Uncertificated Interest, the Class X-G Certificates, in each case, computed based on an interest rate equal to the excess of the Weighted Average Net Mortgage Rate over the Pass-Through Rate (or weighted average Pass-Through Rate) of the Class(es) of Related Certificates or Related Exchangeable Upper-Tier Regular Interest and a notional amount equal to its related Lower-Tier

Principal Amount, and (B) the Class LRR Uncertificated Interest shall be deemed to receive distributions in respect of interest in an amount equal to the VRR Interest Distribution Amount in respect of the VRR Interest, multiplied by the Percentage Interest of the Class RR Certificates in the VRR Interest, and (C) the LRI Uncertificated Interest shall be deemed to receive distributions in respect of interest in an amount equal to the VRR Interest Distribution Amount in respect of the VRR Interest, multiplied by the Percentage Interest of the RR Interest in the VRR Interest, in each case to the extent actually distributable thereon as provided in Section 4.01(a) or 4.01(b), as applicable. Amounts distributable pursuant to this paragraph are referred to herein collectively as the “Lower-Tier Distribution Amount”, and shall be made by the Certificate Administrator by deeming such Lower-Tier Distribution Amount to be withdrawn from the Lower-Tier REMIC Distribution Account to be deposited in the Upper-Tier REMIC Distribution Account.

As of any date, the principal balance of each Lower-Tier Regular Interest (other than the Class LRR Uncertificated Interest and the LRI Uncertificated Interest) shall equal the Certificate Balance of the Class of Related Certificates or Related Exchangeable Upper-Tier Regular Interest with respect thereto, the principal balance of the Class LRR Uncertificated Interest shall equal the VRR Interest Balance of the VRR Interest multiplied by the Percentage Interest of the Class RR Certificates in the VRR Interest, and the principal balance of the LRI Uncertificated Interest shall equal the VRR Interest Balance of the VRR Interest multiplied by the Percentage Interest of the RR Interest in the VRR Interest, in each case as adjusted for the allocation of Realized Losses or VRR Interest Realized Losses, as applicable, as provided in Sections 4.04(b) and 4.04(c). The initial principal balance of each Lower-Tier Regular Interest shall equal the respective Original Lower-Tier Principal Amount. The Pass-Through Rate with respect to each Lower-Tier Regular Interest for any Distribution Date shall be the Weighted Average Net Mortgage Rate for such Distribution Date.

Any amount that remains in the Lower-Tier REMIC Distribution Account on each Distribution Date after distribution of the Lower-Tier Distribution Amount and distribution of Prepayment Premiums and Yield Maintenance Charges pursuant to Section 4.01(h) shall be distributed to the Holders of the Class R Certificates in respect of the Class LR Interest (but only to the extent of the Aggregate Available Funds for such Distribution Date remaining in the Lower-Tier REMIC Distribution Account, if any).

(g)               After the Certificate Balance of any Class of Certificates or the VRR Interest Balance of the VRR Interest has been reduced to zero, such Class or the VRR Interest, as applicable, shall not be entitled to any further distributions in respect of interest or principal other than reimbursement of Realized Losses or VRR Interest Realized Losses, as applicable and other amounts provided for in this Section 4.01.

(h)               Funds on deposit in the Distribution Account on each Distribution Date that represent Prepayment Premiums or Yield Maintenance Charges received by the Trust with respect to any Mortgage Loan or REO Loan (but excluding any related Companion Loan) during the related Collection Period, in each case net of any Liquidation Fees or Workout Fees payable therefrom, shall be distributable as follows: if any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the Certificate Administrator shall pay that Yield Maintenance Charge or Prepayment Premium (net of Liquidation Fees or Workout Fees payable therefrom) in the following manner:

(i)                               to the Class of Certificates specified below, in the following amounts:

(A)             to each Class of the Class A-1, Class A-SB, Class A-4, Class A-4-1, Class A-4-2, Class A-5, Class A-5-1, Class A-5-2, Class A-S, Class A-S-1, Class A-S-2, Class B, Class B-1, Class B-2, Class C, Class C-1, Class C-2 and Class D Certificates, the product of (1) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (2) the related Base Interest Fraction for such Class of Certificates and the applicable principal prepayment, and (3) a fraction, the numerator of which is equal to the amount of principal distributed to such Class of Certificates for that Distribution Date, and the denominator of which is the YM Denominator for that Distribution Date;

(B)              to the Class A-4-X1 Certificates, the product of (1) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (2) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-4-1 Certificates for that Distribution Date, and the denominator of which is the YM Denominator for that Distribution Date and (3) the difference between (i) the Base Interest Fraction for the Class A-4 Certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-4-1 Certificates and the applicable principal prepayment;

(C)              to the Class A-4-X2 Certificates, the product of (1) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (2) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-4-2 Certificates for that Distribution Date, and the denominator of which is the YM Denominator for that Distribution Date and (3) the difference between (i) the Base Interest Fraction for the Class A-4 Certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-4-2 Certificates and the applicable principal prepayment;

(D)             to the Class A-5-X1 Certificates, the product of (1) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (2) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-5-1 Certificates for that Distribution Date, and the denominator of which is the YM Denominator for that Distribution Date and (3) the difference between (i) the Base Interest Fraction for the Class A-5 Certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-5-1 Certificates and the applicable principal prepayment;

(E)              to the Class A-5-X2 Certificates, the product of (1) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (2) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-5-2 Certificates for that Distribution Date, and the denominator of which is the YM Denominator for that Distribution Date and (3) the difference between (i) the Base Interest Fraction for the Class A-5 Certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-5-2 Certificates and the applicable principal prepayment;

(F)               to the Class A-S-X1 Certificates, the product of (1) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (2) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-S-1 Certificates for that Distribution Date, and the denominator of which is the YM Denominator for that Distribution Date and (3) the difference between (i) the Base Interest Fraction for the Class A-S Certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-S-1 Certificates and the applicable principal prepayment;

(G)             to the Class A-S-X2 Certificates, the product of (1) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (2) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-S-2 Certificates for that Distribution Date, and the denominator of which is the YM Denominator for that Distribution Date and (3) the difference between (i) the Base Interest Fraction for the Class A-S Certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-S-2 Certificates and the applicable principal prepayment;

(H)             to the Class B-X1 Certificates, the product of (1) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (2) a fraction, the numerator of which is equal to the amount of principal distributed to the Class B-1 Certificates for that Distribution Date, and the denominator of which is the YM Denominator for that Distribution Date and (3) the difference between (i) the Base Interest Fraction for the Class B Certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class B-1 Certificates and the applicable principal prepayment;

(I)                to the Class B-X2 Certificates, the product of (1) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (2) a fraction, the numerator of which is equal to the amount of principal distributed to the Class B-2 Certificates for that Distribution Date, and the denominator of which is the YM Denominator for that Distribution Date and (3) the difference between (i) the Base Interest Fraction for the Class B Certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class B-2 Certificates and the applicable principal prepayment;

(J)                to the Class C-X1 Certificates, the product of (1) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (2) a fraction, the numerator of which is equal to the amount of principal distributed to the Class C-1 Certificates for that Distribution Date, and the denominator of which is the YM Denominator for that Distribution Date and (3) the difference between (i) the Base Interest Fraction for the Class C Certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class C-1 Certificates and the applicable principal prepayment;

(K)             to the Class C-X2 Certificates, the product of (1) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (2) a fraction, the numerator of which is equal to the amount of principal distributed to the Class C-2 Certificates for that Distribution Date, and the denominator of which is the YM Denominator for that Distribution Date and (3) the difference between (i) the Base Interest

Fraction for the Class C Certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class C-2 Certificates and the applicable principal prepayment;

(L)              to the Class X-A Certificates, the excess, if any, of (1) the product of (i) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the total amount of principal distributed to the Class A-1 Certificates, the Class A-SB Certificates, the Class A-4 Exchangeable Certificates and the Class A-5 Exchangeable Certificates for that Distribution Date, and the denominator of which is the YM Denominator for that Distribution Date, over (2) the total amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1 Certificates, the Class A-SB Certificates, the Class A-4 Exchangeable Certificates and the Class A-5 Exchangeable Certificates as described above;

(M)            to the Class X-B Certificates, the excess, if any, of (1) the product of (i) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the total amount of principal distributed to the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date, and the denominator of which is the YM Denominator for that Distribution Date, over (2) the total amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates as described above; and

(N)             to the Class X-D Certificates, any remaining portion of the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium not distributed as described above in this clause (i); and

(ii)                to the VRR Interest (and, correspondingly, pro rata to the Class RR Certificates and the RR Interest based on their respective Percentage Interests in the VRR Interest), the Required Credit Risk Retention Percentage of such Yield Maintenance Charge or Prepayment Premium.

Notwithstanding any of the foregoing in clause (i) to the contrary, if at any time the Certificate Balances of the Principal Balance Certificates (other than the Control Eligible Certificates) have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, and any Yield Maintenance Charge or Prepayment Premium is collected during any Collection Period with respect to any Mortgage Loan, then on the Distribution Date immediately succeeding the end of such Collection Period, the Certificate Administrator shall pay to the Holders of each remaining Class of Principal Balance Certificates then entitled to distributions of principal on such Distribution Date the product of (a) the Non-Retained Percentage of any Yield Maintenance Charge or Prepayment Premium distributable on the subject Distribution Date (net of any Liquidation Fees payable therefrom), and (b) a fraction, the numerator of which is equal to the amount of principal distributed to such Class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date.

For purposes of the first paragraph of this Section 4.01(h), the relevant “Base Interest Fraction” in connection with any Principal Prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any Class of Principal Balance Certificates, shall be a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate on such Class for the related Distribution Date, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the Mortgage Rate on such Mortgage Loan and (ii) the applicable Discount Rate; provided that: (a) under no circumstances will the Base Interest Fraction be greater than 1.0; (b) if the applicable Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan and is greater than or equal to the Pass-Through Rate on such Class for the related Distribution Date, then the Base Interest Fraction will equal zero; and (c) if the applicable Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan and is less than the Pass-Through Rate on such Class for the related Distribution Date, then the Base Interest Fraction shall be equal to 1.0. If a Mortgage Loan provides for a step-up in the Mortgage Rate, then the Mortgage Rate used in the determination of the Base Interest Fraction will be the Mortgage Rate in effect at the time of the prepayment.

For purposes of the preceding paragraph, the relevant “Discount Rate” in connection with any Prepayment Premium or Yield Maintenance Charge collected on any prepaid Mortgage Loan or REO Loan and distributable on any Distribution Date shall be a rate per annum equal to (i) if a discount rate was used in the calculation of the applicable Prepayment Premium or Yield Maintenance Charge pursuant to the terms of the relevant Mortgage Loan or REO Loan, as the case may be, such discount rate (as reported by the applicable Master Servicer), converted (if necessary) to a monthly equivalent yield, or (ii) if a discount rate was not used in the calculation of the applicable Prepayment Premium or Yield Maintenance Charge pursuant to the terms of the relevant Mortgage Loan or REO Loan, as the case may be, the yield calculated by the linear interpolation of the yields (as reported under the heading “U.S. Government Securities/Treasury Constant Maturities” in Federal Reserve Statistical Release H.15 (519) published by the Federal Reserve Board for the week most recently ended before the date of the relevant prepayment (or deemed prepayment) of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the related stated Maturity Date (in the case of a Mortgage Loan or REO Loan that is not related to an ARD Loan) or the related Anticipated Repayment Date (in the case of a Mortgage Loan or REO Loan that is related to an ARD Loan)), such interpolated yield converted to a monthly equivalent yield. If Federal Reserve Statistical Release H.15 (519) is no longer published, the Certificate Administrator shall select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities.

No Yield Maintenance Charge or Prepayment Premium shall be distributed to the Class X-E, Class X-F, Class X-G, Class V or Class R Certificates.

All distributions of Yield Maintenance Charges and Prepayment Premiums made in respect of the respective Classes of Regular Certificates and Exchangeable Certificates or the VRR Interest on each Distribution Date pursuant to Section 4.01(h) shall first be deemed to be distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Lower-Tier Regular Interests, pro rata based upon the amount of principal distributed in respect of each such Lower-Tier Regular Interest for such Distribution Date pursuant to Section 4.01(f) above.

(i)                 [Reserved].

(j)                 On each Distribution Date, the Certificate Administrator shall withdraw amounts from the Gain-on-Sale Reserve Account (other than amounts with respect to a Non-Serviced Mortgage Loan) equal to the Gain-on-Sale Remittance Amount for such Distribution Date. The Certificate Administrator shall deposit such amounts in the Distribution Account for distribution pursuant to Section 4.01(a) to the Holders of the Regular Certificates and the Exchangeable Upper-Tier Regular Interests (and correspondingly, the Exchangeable Certificates) in order of distribution priority (first deeming such amounts to be distributed with respect to the Related Lower-Tier Regular Interests). Amounts paid in reimbursement of Realized Losses shall not reduce the Certificate Balances of the Classes of Certificates receiving such distributions. Any amounts remaining in the Gain-on-Sale Reserve Account after such distributions shall be applied to offset future Realized Losses with respect to the Principal Balance Certificates and related Realized Losses in each case allocable to the Regular Certificates and the Exchangeable Certificates. Upon termination of the Trust, any amounts remaining in the Gain-on-Sale Reserve Account shall be distributed to the Holders of the Class R Certificates from the Lower-Tier REMIC in respect of the Class LR Interest.

In addition, on each Distribution Date, the Certificate Administrator shall withdraw amounts from the VRR Interest Gain-on-Sale Reserve Account (other than amounts with respect to a Non-Serviced Mortgage Loan) equal to the VRR Interest Gain-on-Sale Remittance Amount for such Distribution Date. The Certificate Administrator shall deposit such amounts in the Distribution Account for distribution pursuant to Section 4.01(b) to the VRR Interest Owners (first deeming such amounts to be distributed with respect to the Related Lower-Tier Regular Interest). Amounts paid in reimbursement of VRR Interest Realized Losses shall not reduce the VRR Interest Balance of the VRR Interest if it receives such distributions. Any amounts remaining in the VRR Interest Gain-on-Sale Reserve Account after such distributions shall be applied to offset future VRR Interest Realized Losses with respect to the VRR Interest. Upon termination of the Trust, any amounts remaining in the VRR Interest Gain-on-Sale Reserve Account shall be distributed to the Holders of the Class R Certificates from the Lower-Tier REMIC in respect of the Class LR Interest.

(k)               All distributions made with respect to each Class of Certificates on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. All distributions made with respect to the VRR Interest shall be allocated pro rata among the VRR Interest Owners based on their respective Percentage Interests. Except as otherwise specifically provided in Sections 4.01(l) and 4.01(m) and 9.01, all such distributions with respect to each Class and the VRR Interest on each Distribution Date shall be made to the Certificateholders of the respective Class of record, and the VRR Interest Owners of the VRR Interest previously identified to the Certificate Administrator, in each case at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder or VRR Interest Owner at a bank or other entity having appropriate facilities therefor, if such Certificateholder or VRR Interest Owner, as applicable, shall have provided the Certificate Administrator with wiring instructions no less than five (5) Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to such Certificateholder at its address in the Certificate Register (or, in the case of a VRR Interest Owner, at such address provided by it to the Certificate Administrator). The final distribution on each Certificate or any portion of the VRR Interest (determined without regard to any possible future reimbursement of Realized Losses or VRR

Interest Realized Losses, as applicable, previously allocated to such Certificate or such portion of the VRR Interest, as applicable) will be made in like manner, but only upon presentation and surrender of such Certificate or Class RR Certificate (with respect to the portion of the VRR Interest that corresponds to the Class RR Certificates) at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders and the VRR Interest Owners of such final distribution.

Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the Certificate Owners that it represents and to each indirect participating brokerage firm (a “brokerage firm” or “indirect participating firm”) for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the Certificate Owners that it represents. None of the Trustee, the Certificate Administrator, the Certificate Registrar, the Depositor, any Master Servicer, any Special Servicer or the Underwriters shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law.

(l)                 Except as otherwise provided in Section 9.01, whenever the Certificate Administrator expects that the final distribution with respect to any Class of Certificates (determined without regard to any possible future reimbursement of any amount of Realized Losses previously allocated to such Class of Certificates) or the VRR Interest (determined without regard to any possible future reimbursement of any amount of VRR Interest Realized Losses previously allocated to the VRR Interest) will be made on the next Distribution Date, the Certificate Administrator shall, no later than the related P&I Advance Determination Date, post on the Certificate Administrator’s Website pursuant to Section 3.13(b) a notice in electronic format to the effect that:

(i)                                 the Certificate Administrator expects that the final distribution with respect to such Class of Certificates or the VRR Interest will be made on such Distribution Date but only upon presentation and surrender of such Certificates or the Class RR Certificates (with respect to the portion of the VRR Interest that corresponds to the Class RR Certificates) at the offices of the Certificate Registrar or such other location therein specified; and

(ii)                              no interest shall accrue on such Certificates or the VRR Interest from and after such Distribution Date.

The VRR Interest Owner with respect to the RR Interest shall have no presentation or surrender obligations in order to receive its final distribution as described above. Each VRR Interest Owner with respect to Class RR Certificates (each, a “Class RR Owner”) shall be required to present and surrender its Class RR Certificates in the same manner as Certificateholders in order to receive its final distribution as described above.

Any funds not distributed to any Holder or Holders of Certificates or any Class RR Owner on such Distribution Date because of the failure of such Holder or Holders or Class RR Owner to tender their Certificates or Class RR Certificates, as applicable, shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders or Class RR Owners. If any Certificates or Class RR Certificates as to which notice has been given pursuant to this Section 4.01(l) shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders or Class RR Owners to surrender their Certificates or Class RR Certificates, as applicable, for cancellation in order to receive the final distribution with respect thereto. If within one (1) year after the second notice all such Certificates or Class RR Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders or Class RR Owners concerning the surrender of their Certificates or Class RR Certificates as it shall deem appropriate, subject to applicable law with respect to escheatment of funds. The costs and expenses of holding such funds in trust and of contacting such Certificateholders or Class RR Owners following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders or Class RR Owners shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder or Class RR Owner on any amount held in trust hereunder by the Certificate Administrator as a result of such Certificateholder’s or Class RR Owner’s failure to surrender its Certificate(s) or Class RR Certificates for final payment thereof in accordance with this Section 4.01(l).

(m)             Distributions in reimbursement of Realized Losses previously allocated to the Regular Certificates and Exchangeable Certificates or the VRR Interest shall be made in the amounts and manner specified in Section 4.01(a) or Section 4.01(b), as applicable, to the Holders of the respective Class or the VRR Interest Owners otherwise entitled to distributions of interest and principal on such Class or the VRR Interest on the relevant Distribution Date; provided that all distributions in reimbursement of Realized Losses or VRR Interest Realized Losses previously allocated to a Class of Certificates or a Class RR Certificate which has since been retired shall be to the prior Holders that surrendered the Certificates of such Class (or Class RR Owners that surrendered the Class RR Certificates) upon retirement thereof and shall be made by check mailed to the address of each such prior Holder last shown in the Certificate Register (or of such Class RR Owner last provided to the Certificate Administrator). Notice of any such distribution to a prior Holder or Class RR Owner shall be made in accordance with Section 13.05 at such last address. The amount of the distribution to each such prior Holder or Class RR Owner shall be based upon the aggregate Percentage Interest evidenced by the Certificates or Class RR Certificates surrendered thereby. If the check mailed to any such prior Holder or Class RR Owner is returned uncashed, then the amount thereof shall be set aside and held uninvested in trust for the benefit of such prior Holder or Class RR Owner and the Certificate Administrator shall attempt to contact such prior Holder or Class RR Owner in the manner contemplated by Section 4.01(l) as if such Holder or Class RR Owner had failed to surrender its Certificates or Class RR Certificates, as applicable.

(n)               On each Distribution Date, any Excess Interest received during the related Collection Period with respect to any ARD Loans shall be distributed (i) to the Holders of the Excess Interest Certificates in an amount equal to the Non-Retained Percentage of such Excess Interest and (ii) to the VRR Interest Owners, pro rata based on the VRR Interest Balances of the RR Interest and the Class RR Certificates, in an aggregate amount equal to the Required Credit Risk Retention Percentage of such Excess Interest, in each case, from the Excess Interest Distribution Account. Excess Interest will not be available to pay any other amounts except for distributions on Excess Interest Certificates and the VRR Interest as set forth in the prior sentence.

(o)               On each Serviced Whole Loan Remittance Date, with respect to any Serviced Companion Loan, the Companion Paying Agent shall make withdrawals and payments from the Companion Distribution Account for each Companion Loan in the following order of priority:

(i)                                 to pay to the applicable Master Servicer for deposit into the applicable Collection Account, as applicable, any amounts deposited by such Master Servicer in the Companion Distribution Account not required to be deposited therein;

(ii)                              to the extent permitted under the related Intercreditor Agreement and not otherwise previously reimbursed, to pay the Trustee or the Certificate Administrator or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05, to the extent any such amounts relate solely to a Serviced Whole Loan related to such Companion Loan, and such amounts are to be paid by the related Companion Holder pursuant to the related Intercreditor Agreement;

(iii)                           to pay all amounts remaining in the Companion Distribution Account related to such Serviced Companion Loan to the related Companion Holder, in accordance with the related Intercreditor Agreement; and

(iv)                          to clear and terminate the Companion Distribution Account at the termination of this Agreement pursuant to Section 9.01.

All distributions from the Companion Distribution Account required hereunder shall be made by the Companion Paying Agent to the related Companion Holder by wire transfer in immediately available funds on each Serviced Whole Loan Remittance Date (and on each additional date required by this Agreement or the related Intercreditor Agreement) to the account of such Companion Holder or an agent therefor appearing on the Serviced Companion Noteholder Register on the related Record Date (or, if no such account so appears or information relating thereto is not provided at least five (5) Business Days prior to the related Record Date, by check sent by first class mail to the address of such Companion Holder or its agent appearing on the Serviced Companion Noteholder Register). Any such account shall be located at a commercial bank in the United States.

On the final Remittance Date, each Master Servicer shall withdraw from its Collection Account and deliver to the Certificate Administrator who shall distribute to the Mortgage Loan Sellers, any Loss of Value Payments relating to the Mortgage Loans that it is servicing and that were transferred from the Loss of Value Reserve Fund to its Collection Account on the immediately preceding Remittance Date.

Section 4.02        Distribution Date Statements; CREFC® Investor Reporting Packages; Grant of Power of Attorney.(a) On each Distribution Date, the Certificate Administrator shall make available pursuant to Section 3.13(b) on the Certificate Administrator’s Website to any Privileged Person a statement (substantially in the form set forth as Exhibit G hereto and based in part upon information supplied to the Certificate Administrator in the related CREFC® Investor Reporting Package in accordance with CREFC® guidelines) as to the distributions made on such Distribution Date (each, a “Distribution Date Statement”) which shall include:

(i)                                 the amount of the distribution on such Distribution Date to the Holders of each Class of Certificates in reduction of the Certificate Balance thereof and to the VRR Interest in reduction of the VRR Interest Balance thereof;

(ii)                              the aggregate amount of Advances made, with respect to the pool of Mortgage Loans, during the period from but not including the previous Distribution Date to and including such Distribution Date and details of P&I Advances as of the P&I Advance Date;

(iii)                           the aggregate amount of compensation paid to the Trustee and the Certificate Administrator, servicing compensation paid to the applicable Master Servicer and the applicable Special Servicer, compensation paid to the Operating Advisor, compensation paid to the Asset Representations Reviewer and CREFC® Intellectual Property Royalty License Fees paid to CREFC®, in each case, with respect to the Collection Period for such Determination Date together with detailed calculations of servicing compensation paid to such Master Servicer and such Special Servicer;

(iv)                          the aggregate Stated Principal Balance of the Mortgage Loans and any REO Loans (but excluding any related Companion Loans), with respect to the pool of Mortgage Loans, outstanding immediately before and immediately after such Distribution Date;

(v)                             the aggregate amount of unscheduled payments received;

(vi)                          the number of loans, their aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Loans, with respect to the pool of Mortgage Loans, as of the end of the related Collection Period for such Distribution Date;

(vii)                       the number and aggregate principal balance of the Mortgage Loans (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent 90 days to 120 days, (D) current but specially serviced or in foreclosure but not an REO Property and (E) for which the related Mortgagor is subject to oversight by a bankruptcy court;

(viii)                    the value of any REO Property (and, with respect to any Serviced Whole Loan, the trust’s interest therein) included in the Trust Fund as of the end of the related Determination Date for such Distribution Date, on a loan-by-loan basis, based on the most recent Appraisal or valuation;

(ix)                            the Available Funds and VRR Interest Available Funds for such Distribution Date

(x)                               the (A) Interest Distribution Amount, Interest Accrual Amount and Interest Shortfall in respect of such Class of Certificates for such Distribution Date or (B) VRR Interest Distribution Amount in respect of the VRR Interest for such Distribution Date, as applicable, separately identifying any Interest Distribution Amount, Interest Accrual Amount, Interest Shortfall or VRR Interest Distribution Amount, as applicable, for such Distribution Date allocated to such Class of Certificates or the VRR Interest;

(xi)                            the amount of the distribution on such Distribution Date to the Holders of such Class of Certificates and the VRR Interest Owners allocable to (A) Yield Maintenance Charges, (B) in the case of the Class V Certificates and the VRR Interest, Excess Interest and (C) Prepayment Premiums;

(xii)                         the Pass-Through Rate for such Class of Certificates for such Distribution Date and the next succeeding Distribution Date;

(xiii)                      the Scheduled Principal Distribution Amount and the Unscheduled Principal Distribution Amount for such Distribution Date, with respect to the pool of Mortgage Loans;

(xiv)                     the Certificate Balance or Notional Amount, as the case may be, of each Class of Certificates, and the VRR Interest Balance of the VRR Interest, in each case, immediately before and immediately after such Distribution Date, separately identifying any reduction therein as a result of the allocation of any Realized Loss or VRR Interest Realized Loss, as applicable, on such Distribution Date and the aggregate amount of all reductions as a result of allocations of Realized Losses or VRR Interest Realized Losses, as applicable, in respect of the Principal Balance Certificates and the VRR Interest, respectively, to date;

(xv)                        the Certificate Factor for each Class of Certificates (other than the Class R and Class V Certificates) immediately following such Distribution Date;

(xvi)                     the amount of any Cumulative Appraisal Reduction Amounts effected (including, with respect to any Serviced Whole Loan, the amount allocable to the related Mortgage Loan and Serviced Companion Loan) in connection with such Distribution Date on a loan-by-loan basis;

(xvii)                  the current Controlling Class;

(xviii)               the number and related Stated Principal Balance of any Mortgage Loans extended or modified since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) on a loan-by-loan basis;

(xix)                       a loan-by-loan listing of each Mortgage Loan which was the subject of a Principal Prepayment since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) and the amount and the type of Principal Prepayment occurring;

(xx)                          a loan-by-loan listing of each Mortgage Loan which was defeased since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

(xxi)                       all deposits into, withdrawals from, and the balance of the Interest Reserve Account on the P&I Advance Date;

(xxii)                    in the case of the Class R Certificates, the amount of any distributions on such Certificates pursuant to Sections 4.01(a), 4.01(b) and 4.01(j);

(xxiii)                 the amount of the distribution on such Distribution Date to the Holders of such Class of Certificates or the VRR Interest Owners in reimbursement of previously allocated Realized Losses or VRR Interest Realized Losses, as applicable;

(xxiv)                the aggregate unpaid principal balance of the Mortgage Loans outstanding as of the close of business on the related Determination Date, with respect to the pool of Mortgage Loans;

(xxv)                   with respect to any Mortgage Loan as to which a Liquidation Event occurred since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) or prior to the related Determination Date (other than a payment in full), (A) the loan number thereof, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Liquidation Event (separately identifying the portion thereof allocable to distributions on the Certificates), (C) the amount of any Realized Loss allocated to the Principal Balance Certificates in connection with such Liquidation Event, and (D) the amount of any VRR Interest Realized Loss allocated to the VRR Interest in connection with such Liquidation Event;

(xxvi)                with respect to any REO Property (including, with respect to any Non-Serviced Whole Loan, the Trust’s interest therein) included in the Trust as to which the applicable Special Servicer determined, in accordance with the Servicing Standard, that all payments or recoveries with respect to the Mortgaged Property have been ultimately recovered since the previous Determination Date, (A) the loan number of the related Mortgage Loan, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with that determination (separately identifying the portion thereof allocable to distributions on the Certificates), (C) the amount of any Realized Loss allocated to the Principal Balance Certificates in respect of the related REO Loan in connection with that determination, and (D) the amount of any VRR Interest Realized Loss allocated to the VRR Interest in connection with such Liquidation Event.

(xxvii)             the aggregate amount of interest on P&I Advances paid to the applicable Master Servicer and the Trustee since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date), with respect to the pool of Mortgage Loans;

(xxviii)          exchanges of Exchangeable Certificates that took place since the last Distribution Date and the designations of the applicable Classes that were exchanged or, if applicable, that no such exchanges have occurred;

(xxix)                  the then-current credit support levels for each Class of Certificates;

(xxx)                     the aggregate amount of Prepayment Premiums and Yield Maintenance Charges on the Mortgage Loans (each separately identified) collected since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

(xxxi)                  a loan-by-loan listing of any material modification, extension or waiver of a Mortgage Loan;

(xxxii)               a loan-by-loan listing of any material breach of the representations and warranties given with respect to a Mortgage Loan by the applicable Mortgage Loan Seller;

(xxxiii)            an itemized listing of any Disclosable Special Servicer Fees received by the applicable Special Servicer or any of its Affiliates, which information will be provided to the Certificate Administrator by the applicable Master Servicer; and

(xxxiv)           the amount of any Excess Interest actually received.

In the case of information furnished pursuant to clauses (i), (ix), (x), (xi), (xiv), (xxiii), (xxiv) and (xxxiv) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per Definitive Certificate.

The Certificate Administrator has not obtained and shall not be deemed to have obtained actual knowledge of any information only by virtue of its receipt and posting of such information to the Certificate Administrator’s Website or filing such information pursuant to this Agreement, including, but not limited to, filing via through the EDGAR system, unless the Certificate Administrator has an explicit obligation to review or prepare such information.

Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate or a VRR Interest Owner, a statement containing the information set forth in clauses (i) and (x) above as to the applicable Class or the VRR Interest, aggregated for such calendar year or applicable portion thereof during which person was a Certificateholder or VRR Interest Owner, together with such other information as the Certificate Administrator deems necessary or desirable, or that a Certificateholder, Certificate Owner or VRR Interest Owner reasonably requests, to enable Certificateholders and the VRR Interest Owners to prepare their tax returns for such calendar year. Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

Upon receipt of an Asset Review Report Summary from the Asset Representations Reviewer required to be delivered pursuant to Section 12.01(b), the Certificate Administrator shall (i) include such Asset Review Report Summary in Item 1B on the Form 10-D for such period in which such Asset Review Report Summary was delivered, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s Website not later than two (2) Business Days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

(b)               [Reserved].

(c)                Each applicable Master Servicer and each applicable Special Servicer may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website (in addition to making information available as provided herein) any reports or other information such Master Servicer or such Special Servicer, as applicable, is required or permitted to provide to any party to this Agreement, the Rating Agencies or any Certificateholder, any VRR Interest Owner or any prospective Certificateholder or VRR Interest Owner that has provided such Master Servicer or such Special Servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with Section 3.13 (which may be a licensed or registered investment advisor) to the extent such action does not conflict with the terms of this Agreement (including without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. Notwithstanding this paragraph, the availability of such information or reports on the Internet or similar electronic media shall not be deemed to satisfy any specific delivery requirements in this Agreement except as set forth herein. In connection with providing access to the applicable Master Servicer’s Internet website, such Master Servicer shall take reasonable measures to ensure that only such parties listed above may access such information including, without limitation, requiring registration, a confidentiality agreement and acceptance of a disclaimer. No Master Servicer or Special Servicer, as the case may be, shall be liable for dissemination of this information in accordance with this Agreement, and no Master Servicer or Special Servicer shall be responsible for any information delivered, produced, or made available pursuant to Section 3.13 and Section 4.02(a), other than information produced by such Master Servicer or such Special Servicer, as applicable; provided that such information otherwise meets the requirements set forth herein with respect to the form and substance of such information or reports. The applicable Master Servicer shall be entitled to attach to any report provided pursuant to this Section 4.02(c), any reasonable disclaimer with respect to information provided, or any assumptions required to be made by such report.

Each Special Servicer shall from time to time (and, in any event, as may be reasonably required by the applicable Master Servicer) provide the applicable Master Servicer with such information in its possession regarding the Specially Serviced Loans and REO Properties as may be necessary for the applicable Master Servicer to prepare each report and any supplemental information to be provided by the applicable Master Servicer to the Certificate Administrator. None of the Certificate Administrator, the Trustee or the Depositor shall have any obligation to recompute, verify or recalculate the information provided thereto by the applicable Master Servicer. Unless the Certificate Administrator has actual knowledge that any report or file received from such Master Servicer contains erroneous information, the Certificate Administrator is authorized to rely thereon in calculating and making distributions to Certificateholders and VRR Interest Owners in accordance with Section 4.01, preparing the Distribution Date Statement required by Section 4.02(a) and allocating Realized Losses and VRR Interest Realized Losses, as applicable, to the Certificates and the VRR Interest in accordance with Section 4.04.

Notwithstanding the foregoing, the failure of a Master Servicer or a Special Servicer to disclose any information otherwise required to be disclosed pursuant to this Section 4.02(c) or Section 4.02(d) shall not constitute a breach of this Section 4.02(c) or of Section 4.02(d) to the extent such Master Servicer or such Special Servicer so fails because such disclosure, in the reasonable belief of such Master Servicer or such Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or the Mortgaged Properties. The applicable Master Servicer or the applicable Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

(d)               Upon the written request of a Certificateholder, any beneficial owner of a Certificate, a VRR Interest Owner or any prospective purchaser of a Certificate that is a Qualified Institutional Buyer and is designated by a Certificateholder or a beneficial owner of a Certificate as such and, in any case, has delivered an Investor Certification to the Depositor and the Certificate Administrator, as soon as reasonably practicable, at the expense of the requesting party, the

Certificate Administrator shall make available to the requesting party such information that is in the Certificate Administrator’s possession or can reasonably be obtained by the Certificate Administrator as is requested by such person, for purposes of satisfying applicable reporting requirements under Rule 144A under the Securities Act. Neither the Certificate Registrar, nor the Certificate Administrator shall have any responsibility for the sufficiency under Rule 144A or any other securities laws of any available information so furnished to any person including any prospective purchaser of a Certificate or the VRR Interest or any interest therein, nor for the content or accuracy of any information so furnished which was prepared or delivered to them by another.

(e)                The information to which any Certificateholder or VRR Interest Owner is entitled is limited to the information gathered and provided to the Certificateholder or VRR Interest Owner by the parties hereto pursuant to this Agreement and by acceptance of any Certificate or portion of the VRR Interest, as applicable, each Certificateholder and VRR Interest Owner agrees that except as specifically provided herein, no Certificateholder or VRR Interest Owner in its capacity as such shall contact any Mortgagor directly with respect to any Mortgage Loan.

(f)                Upon the reasonable request of the Directing Certificateholder or any Controlling Class Certificateholder that, in either case, is an Excluded Controlling Class Holder with respect to any Excluded Controlling Class Loan identified to the applicable Master Servicer’s (in the case of a Non-Specially Serviced Loan) or the applicable Special Servicer’s (in the case of a Specially Serviced Loan) reasonable satisfaction (at the expense of the Directing Certificateholder or such Controlling Class Certificateholder) and if such information is in such Master Servicer’s or such Special Servicer’s possession, as applicable, such Master Servicer or such Special Servicer shall provide or make available (or forward electronically) to the Directing Certificateholder or such Controlling Class Certificateholder, as applicable, (at the expense of the Directing Certificateholder or such Controlling Class Certificateholder, as applicable) any Excluded Information (available to Privileged Persons through the Certificate Administrator’s Website but not accessible to the Directing Certificateholder or such Controlling Class Certificateholder, as applicable, through the Certificate Administrator’s Website because the Directing Certificateholder or such Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder with respect to another Excluded Controlling Class Loan) relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder, as applicable, is not a Borrower Party; provided that, in connection therewith, the applicable Master Servicer or the applicable Special Servicer may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to such Master Servicer or such Special Servicer, generally to the effect that such Person is the Directing Certificateholder or a Controlling Class Certificateholder, will keep such Excluded Information confidential and is not a Borrower Party, upon which such Master Servicer or such Special Servicer may conclusively rely. In addition, the applicable Master Servicer and the applicable Special Servicer shall be entitled to conclusively rely on delivery from the Directing Certificateholder or a Controlling Class Certificateholder, as applicable, of an Investor Certification substantially in the form of Exhibit P-1B that the Directing Certificateholder or Controlling Class Certificateholder is not an Excluded Controlling Class Holder with respect to a particular Mortgage Loan. For the avoidance of doubt, the applicable Special Servicer referenced in this Section 4.02(f) shall include any applicable Excluded Special Servicer with respect to the related Excluded Special Servicer Loan(s).

Section 4.03        P&I Advances. (a) On or before 4:00 p.m., New York City time, on each P&I Advance Date, the applicable Master Servicer shall either (i) remit to the Certificate Administrator for deposit from its own funds into the Lower-Tier REMIC Distribution Account, an amount equal to the aggregate amount of P&I Advances, if any, with respect to the Mortgage Loans serviced by such Master Servicer to be made in respect of the related Distribution Date, (ii) apply amounts held in the applicable Collection Account, for future distribution to Certificateholders and the VRR Interest Owners in subsequent months in discharge of any such obligation to make such P&I Advances with respect to the Mortgage Loans or (iii) make such P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made. Any amounts held in the applicable Collection Account for future distribution and so used to make P&I Advances with respect to the Mortgage Loans shall be appropriately reflected in the applicable Master Servicer’s records and replaced by such Master Servicer by deposit in the applicable Collection Account on or before the next succeeding P&I Advance Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and/or interest in respect of which such P&I Advances were made). The applicable Master Servicer shall notify the Certificate Administrator of (i) the aggregate amount of P&I Advances to be made by such Master Servicer with respect to the Mortgage Loans for a Distribution Date and (ii) the amount of any Nonrecoverable P&I Advances with respect to Mortgage Loans serviced by such Master Servicer for such Distribution Date, on or before two (2) Business Days prior to such Distribution Date. If the applicable Master Servicer fails to make a required P&I Advance by 4:00 p.m., New York City time, on any P&I Advance Date, the Trustee shall make such P&I Advance pursuant to Section 7.05 by noon, New York City time, on the related Distribution Date, unless such Master Servicer shall have cured such failure (and provided written notice of such cure to the Trustee and the Certificate Administrator) by 11:00 a.m., New York City time, on such Distribution Date. In the event that the applicable Master Servicer fails to make a required P&I Advance hereunder, the Certificate Administrator shall notify the Trustee of such circumstances by 4:30 p.m., New York City time, on the related P&I Advance Date. Notwithstanding the foregoing, the portion of any P&I Advance equal to the CREFC® Intellectual Property Royalty License Fee for the related Mortgage Loan shall not be remitted to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account but shall be deposited into the applicable Collection Account for payment to CREFC® on such Distribution Date.

If the applicable Master Servicer or the Trustee makes a P&I Advance with respect to any Mortgage Loan that is part of a Whole Loan with a related Serviced Companion Loan, then it shall provide to the related other master servicer and Other Trustee under the Other Pooling and Servicing Agreement written notice of the amount of such P&I Advance with respect to such Mortgage Loan within two (2) Business Days of making such P&I Advance.

If the applicable Master Servicer or the Trustee makes a P&I Advance with respect to a Non-Serviced Mortgage Loan, then it shall provide to the related Non-Serviced Master Servicer and Non-Serviced Trustee written notice of the amount of such P&I Advance within two (2) Business Days of making such P&I Advance.

No Special Servicer shall have an obligation to make any P&I Advance or any recoverability determination with respect to any P&I Advance under this Agreement.

(b)               Subject to Section 4.03(c) and Section 4.03(e) below, the amount of P&I Advances to be made by each Master Servicer with respect to any Distribution Date, and each

Mortgage Loan for which it acts as Master Servicer, shall be equal to: (i) the Periodic Payments (net of related Servicing Fees and, in the case of any Non-Serviced Mortgage Loan, a fee accruing at the related Non-Serviced Primary Servicing Fee Rate) other than Balloon Payments, that were due on such Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to any Companion Loan) for which it acts as Master Servicer during the related Collection Period and were not received as of the close of business on the Business Day preceding the related P&I Advance Date (or not advanced by any Sub-Servicer on behalf of the applicable Master Servicer) and (ii) with respect to each such Mortgage Loan delinquent in respect of its Balloon Payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to any Companion Loan) as to which the related Balloon Payment would have been past due), an amount equal to the Assumed Scheduled Payment therefor. Subject to Section 4.03(c) below, the obligation of the applicable Master Servicer to make such P&I Advances is mandatory, and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to any Companion Loan), shall continue until the Distribution Date on which the proceeds, if any, received in connection with a Liquidation Event or the disposition of the REO Property, as the case may be, with respect thereto are to be distributed. No P&I Advances shall be made with respect to any Companion Loan. For the avoidance of doubt, each Master Servicer shall make P&I Advances on the basis of the original terms of any Mortgage Loan, including a Mortgage Loan subject to forbearance agreements or other temporary deferrals or payment accommodations, unless (i) the terms of the Mortgage Loan have been permanently modified to reduce or forgive a monetary obligation or (ii) such advance has been determined to be non-recoverable.

(c)                Notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. With respect to each Serviced Mortgage Loan, the applicable Master Servicer, the applicable Special Servicer or the Trustee shall make its determination that a P&I Advance that has been made on such Serviced Mortgage Loan is a Nonrecoverable Advance or that any proposed P&I Advance would, if made, constitute a Nonrecoverable Advance with respect to such Serviced Mortgage Loan independently of any determination made by the applicable Other Servicer or Other Trustee, as the case may be, under the applicable Other Pooling and Servicing Agreement in respect of the related Serviced Companion Loan. If the applicable Master Servicer, the applicable Special Servicer or the Trustee determines that a proposed P&I Advance with respect to a Serviced Mortgage Loan, if made, or any outstanding P&I Advance with respect to a Serviced Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance, the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, shall provide the applicable Other Servicer written notice of such determination within two (2) Business Days of the date of such determination. If the applicable Master Servicer receives written notice from the related Other Servicer, as the case may be, that an Other Servicer or the Other Trustee has determined, in accordance with the applicable Other Pooling and Servicing Agreement with respect to a Serviced Companion Loan, that any proposed advance under the applicable Other Pooling and Servicing Agreement that is similar to a P&I Advance would be, or any outstanding advance under such Other Pooling and Servicing Agreement that is similar to a P&I Advance is, a nonrecoverable advance, then the applicable Master Servicer, the applicable Special Servicer or the Trustee may, based upon such determination, determine that any P&I Advance previously made or proposed to be made with respect to the related Serviced Mortgage Loan will be a Nonrecoverable P&I Advance. Thereafter, in either case, the applicable Master Servicer and the

Trustee shall not be required to make any additional P&I Advances with respect to the related Serviced Mortgage Loan unless and until such Master Servicer or the Trustee, as the case may be, determines that any such additional P&I Advances with respect to the related Serviced Mortgage Loan would not be a Nonrecoverable P&I Advance, which determination may be as a result of consultation with the related Other Servicer, as the case may be, or otherwise. For the avoidance of doubt, the applicable Master Servicer, the applicable Special Servicer or the Trustee, as the case may be, shall have the sole discretion provided in this Agreement to determine that any future P&I Advance or outstanding P&I Advance would be, or is, as applicable, a Nonrecoverable Advance.

With respect to each Non-Serviced Mortgage Loan, the applicable Master Servicer, the applicable Special Servicer or the Trustee shall make its determination (based on information provided by the applicable Non-Serviced Master Servicer and Non-Serviced Special Servicer) that a P&I Advance that has been made on such Non-Serviced Mortgage Loan is a Nonrecoverable Advance or that any proposed P&I Advance would, if made, constitute a Nonrecoverable Advance with respect to such Non-Serviced Mortgage Loan independently of any determination made by the applicable Non-Serviced Master Servicer, the applicable Non-Serviced Special Servicer or the Non-Serviced Trustee, as the case may be, under the applicable Non-Serviced PSA in respect of the related Non-Serviced Companion Loan. If the applicable Master Servicer, the applicable Special Servicer or the Trustee determines that a proposed P&I Advance with respect to a Non-Serviced Mortgage Loan, if made, or any outstanding P&I Advance with respect to a Non-Serviced Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance, the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, shall provide the applicable Non-Serviced Master Servicer and Non-Serviced Special Servicer written notice of such determination within two (2) Business Days of the date of such determination. If the applicable Master Servicer receives written notice from the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as the case may be, that either has determined, or the Non-Serviced Trustee has determined, in accordance with the applicable Non-Serviced PSA with respect to a Non-Serviced Companion Loan, that any proposed advance under the applicable Non-Serviced PSA that is similar to a P&I Advance would be, or any outstanding advance under such Non-Serviced PSA that is similar to a P&I Advance is, a nonrecoverable advance, then the applicable Master Servicer, the applicable Special Servicer or the Trustee may, based upon such determination, determine that any P&I Advance previously made or proposed to be made with respect to the related Non-Serviced Mortgage Loan will be a Nonrecoverable P&I Advance. Thereafter, in either case, the applicable Master Servicer and the Trustee shall not be required to make any additional P&I Advances with respect to the related Non-Serviced Mortgage Loan unless and until such Master Servicer or the Trustee, as the case may be, determines that any such additional P&I Advances with respect to the related Non-Serviced Mortgage Loan would not be a Nonrecoverable P&I Advance, which determination may be as a result of consultation with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as the case may be, or otherwise. For the avoidance of doubt, the applicable Master Servicer, the applicable Special Servicer or the Trustee, as the case may be, shall have the sole discretion provided in this Agreement to determine that any future P&I Advance or outstanding P&I Advance would be, or is, as applicable, a Nonrecoverable Advance.

(d)               In connection with the recovery of any P&I Advance out of the applicable Collection Account, pursuant to Section 3.05(a), the applicable Master Servicer shall be entitled to pay the Trustee and itself (in that order of priority) as the case may be, out of any amounts then on deposit in the applicable Collection Account (but in no event from any funds allocable to a

Serviced Companion Noteholder (unless related thereto), except to the extent permitted pursuant to the terms of the related Intercreditor Agreement), interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such P&I Advance from the date made to but not including the date of reimbursement; provided, however, that no interest will accrue on any P&I Advance (i) if the related Periodic Payment is received on or before the related Due Date has passed and any applicable Grace Period has expired or (ii) if the related Periodic Payment is received after the Determination Date but on or prior to the related P&I Advance Date. The applicable Master Servicer shall reimburse itself and/or the Trustee, as the case may be, for any outstanding P&I Advance, subject to Section 3.17 of this Agreement, as soon as practicably possible after funds available for such purpose are deposited in the applicable Collection Account.

(e)                Notwithstanding the foregoing, (i) neither the applicable Master Servicer nor the Trustee shall make an advance for Excess Interest, Yield Maintenance Charges, Default Interest, late payment charges, Prepayment Premiums, or Balloon Payments or make any P&I Advance with respect to any Companion Loan or any cure payment payable by a holder of an AB Subordinate Companion Loan and (ii) if an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Mortgage Loan, an “appraisal reduction amount” (or similar item) has been made in accordance with the related Non-Serviced PSA and the applicable Master Servicer has notice of such appraisal reduction amount) then in the event of subsequent delinquencies thereon, the interest portion of the P&I Advance in respect of such Mortgage Loan for the related Distribution Date shall be reduced (it being herein acknowledged that there shall be no reduction in the principal portion of such P&I Advance) to equal the product of (x) the amount of the interest portion of such P&I Advance for such Mortgage Loan for such Distribution Date without regard to this clause 4.03(e)(ii), and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of such Mortgage Loan immediately prior to such Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of a Serviced Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of such Mortgage Loan immediately prior to such Distribution Date. For purposes of the immediately preceding sentence, the Periodic Payment due on the Maturity Date for a Mortgage Loan that is a Balloon Mortgage Loan will be the Assumed Scheduled Payment for the related Distribution Date.

Section 4.04        Allocation of Realized Losses and VRR Interest Realized Losses.(a) On each Distribution Date, immediately following the distributions to be made on such date pursuant to Section 4.01, the Certificate Administrator shall calculate the Realized Loss and VRR Interest Realized Loss for such Distribution Date. Any allocation of Realized Losses to a Class of Regular Certificates or Exchangeable Certificates or Exchangeable Upper-Tier Regular Interest shall be made by reducing the Certificate Balance thereof by the amount so allocated. Any Realized Losses so allocated to a Class of Regular Certificates or Exchangeable Certificates shall be allocated among the respective Certificates of such Class of Regular Certificates or Exchangeable Certificates in proportion to the Percentage Interests evidenced thereby. Any allocation of VRR Interest Realized Losses to the VRR Interest shall be made by reducing the VRR Interest Balance thereof by the amount so allocated. Any VRR Interest Realized Losses so allocated to the VRR Interest shall be allocated between the Class RR Certificates and the RR Interest in proportion to their respective Percentage Interests. The allocation of Realized Losses or VRR Interest Realized Losses shall constitute an allocation of losses and other shortfalls experienced by the Trust. Reimbursement of previously allocated Realized Losses and VRR

Interest Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the applicable Class of Certificates or Upper-Tier Regular Interest in respect of which any such reimbursement is made or in the VRR Interest Balance of the VRR Interest. With respect to any Class of Principal Balance Certificates (other than any Exchangeable Certificates) and Exchangeable Upper-Tier P&I Regular Interests, to the extent any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans and previously resulted in a reduction of the Aggregate Principal Distribution Amount (and corresponding to a reduction of the Principal Distribution Amount) are subsequently recovered on the related Mortgage Loan, the amount of such recovery will be added to the Certificate Balance of the Class or Classes of such Principal Balance Certificates or Exchangeable Upper-Tier P&I Regular Interests that previously were allocated Realized Losses, in sequential order according to the priority of payments for such Principal Balance Certificates and Exchangeable Upper-Tier P&I Regular Interests (and with respect to the Class A-1 and Class A-SB Certificates and the Class A-4 and Class A-5 Upper-Tier Regular Interests (and, correspondingly, to the Class A-4, Class A-4-1, Class A-4-2, Class A-5, Class A-5-1 and Class A-5-2 Certificates, pro rata in proportion to their Class Percentage Interests in the Class A-4 and Class A-5 Upper-Tier Regular Interests, as applicable), on a pro rata basis according to the amount of unreimbursed Realized Losses on such Classes), in each case up to the amount of the unreimbursed Realized Losses allocated to such Class of Principal Balance Certificates or Exchangeable Upper-Tier Regular Interests. With respect to the VRR Interest, to the extent any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans and previously resulted in a reduction of the Aggregate Principal Distribution Amount (and corresponding to a reduction of the VRR Principal Distribution Amount) are subsequently recovered on the related Mortgage Loan, the amount of such recovery will be added to the VRR Interest Balance of the VRR Interest (and, correspondingly, to the VRR Interest Balances of the Class RR Certificates and the RR Interest, pro rata in accordance with their Percentage Interests), up to the amount of the unreimbursed VRR Interest Realized Losses allocated to the VRR Interest.

(b)               (i) On each Distribution Date, the Certificate Balances of the Principal Balance Certificates (other than any Exchangeable Certificates) and the Exchangeable Upper-Tier P&I Regular Interests will be reduced without distribution, as a write-off to the extent of any Realized Losses, if any, allocable to such Certificates or Exchangeable Upper-Tier Regular Interests with respect to such Distribution Date. Any such write-off shall be allocated in Reverse Sequential Order.

(ii)                                On each Distribution Date, the VRR Interest Balance of the VRR Interest (and, correspondingly, the VRR Interest Balances of the Class RR Certificates and the RR Interest, pro rata in accordance with their Percentage Interests) will be reduced without distribution, as a write-off to the extent of any VRR Interest Realized Losses with respect to such Distribution Date.

(iii)                             Any Realized Losses applied to the Class A-4, Class A-5, Class A-S, Class B or Class C Upper-Tier Regular Interests shall be allocated to the corresponding Classes of Exchangeable Certificates with Certificate Balances that represent an interest therein pro rata to reduce their Certificate Balances in accordance with their Class Percentage Interests therein.

(c)                With respect to any Distribution Date, any Realized Losses allocated to a Class of Principal Balance Certificates (other than any Exchangeable Certificates) or Exchangeable Upper-Tier P&I Regular Interest and any VRR Interest Realized Losses allocated to the Class RR Certificates or RR Interest pursuant to Section 4.04(a) or Section 4.04(b), respectively, with respect to such Distribution Date shall reduce the Lower-Tier Principal Amount of the Related Lower-Tier Regular Interest with respect thereto as a write-off.

Section 4.05        Appraisal Reduction Amounts; Collateral Deficiency Amounts. (a) For purposes of (x) determining the Controlling Class (and whether a Control Termination Event has occurred and is continuing) and (y) determining the Voting Rights of the related Classes for purposes of removal of the applicable Special Servicer or the Operating Advisor, Allocated Appraisal Reduction Amounts and Allocated Collateral Deficiency Amounts (with respect to a Serviced Whole Loan, to the extent allocated to the related Mortgage Loan) shall be allocated to each Class of Certificates (other than any Exchangeable Certificates) and the Exchangeable Upper-Tier Regular Interests in reverse sequential order to notionally reduce the related Certificate Balances until the Certificate Balance of each such Class is reduced to zero (i.e., first, to the Class G Certificates, second, to the Class F Certificates, third, to the Class E Certificates, fourth, to the Class D Certificates, fifth, to the Class C Upper-Tier Regular Interest, sixth, to the Class B Upper-Tier Regular Interest, seventh, to the Class A-S Upper-Tier Regular Interest, and finally, pro rata, to the Class A-1 and Class A-SB Certificates and the Class A-4 and Class A-5 Upper-Tier Regular Interests). Allocated Appraisal Reduction Amounts and Allocated Collateral Deficiency Amounts allocated to any Exchangeable Upper-Tier Regular Interest as set forth above will be allocated to the Classes of Exchangeable P&I Certificates representing interests therein pro rata in accordance with their respective Class Percentage Interests in such Exchangeable Upper-Tier Regular Interest.

Appraisal Reduction Amounts and Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated between the VRR Interest on the one hand and the Certificates (other than the Class V Certificates), on the other hand, based on the Required Credit Risk Retention Percentage and the Non-Retained Percentage, respectively.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the applicable Special Servicer shall calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent Appraisal obtained by the applicable Special Servicer with respect to such Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. The applicable Master Servicer shall provide (via electronic delivery) the applicable Special Servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Collateral Deficiency Amount for any Serviced Mortgage Loan and any Serviced Companion Loan using reasonable efforts to deliver such information within five (5) Business Days of such Special Servicer’s reasonable request. Upon obtaining knowledge or receipt of notice by the applicable Master Servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the applicable Master Servicer shall (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the applicable Master Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the applicable Master Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the applicable Master Servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining actual knowledge or receipt of notice by any other party to this Agreement that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party shall promptly notify the applicable Master Servicer thereof. Upon reasonable prior written request, the applicable Master Servicer shall provide the applicable Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount related to a Serviced Mortgage Loan. None of the Master Servicer (with respect to Mortgage Loans other than Non-Serviced Mortgage Loans), the Special Servicer (with regard to Non-Serviced Mortgage Loans), the Trustee, the Operating Advisor (unless a Control Termination Event has occurred and is continuing and the applicable Special Servicer has calculated any such Collateral Deficiency Amount) or the Certificate Administrator shall calculate or verify any Collateral Deficiency Amount.

For purposes of determining the Controlling Class and whether a Control Termination Event has occurred and is continuing, Allocated Collateral Deficiency Amounts allocated to an AB Modified Loan will be allocated to each Class of Control Eligible Certificates in Reverse Sequential Order to notionally reduce the related Certificate Balances until the Certificate Balance of each such Class of Control Eligible Certificates is reduced to zero. For the avoidance of doubt, for purposes of determining the Controlling Class or the occurrence and continuance of a Control Termination Event, any Class of Control Eligible Certificates shall be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which shall constitute the applicable Cumulative Appraisal Reduction Amount), in accordance with this Section 4.05(a), but only to the extent of the Allocated Appraisal Reduction Amounts and Allocated Cumulative Appraisal Reduction Amounts.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount, the appraised value of the related Mortgaged Property shall be determined on an “as is” basis.

The applicable Special Servicer (in the case of a Serviced Mortgage Loan) or the applicable Master Servicer (in the case of a Non-Serviced Mortgage Loan) shall promptly notify the applicable Master Servicer or the applicable Special Servicer, as the case may be, and the applicable Master Servicer shall notify the Certificate Administrator, to the extent it receives such information, of the amount of any Appraisal Reduction Amount, any Collateral Deficiency Amount and any resulting Cumulative Appraisal Reduction Amount allocated to each Mortgage Loan, AB Modified Loan or Serviced Whole Loan (which notification shall be satisfied through delivery of such Appraisal Reduction Amount as included in the CREFC® Appraisal Reduction Amount Template included in the CREFC® Investor Reporting Package with respect to the Collateral Deficiency Amount and the Cumulative Appraisal Reduction Amount) and the Certificate Administrator shall promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s Website. Based on information in its possession, the Certificate Administrator shall determine from time to time which Class of Certificates is the Controlling Class. Promptly upon its determination of a change in the Controlling Class, the Certificate Administrator shall notify the applicable Master Servicer, the applicable Special Servicer and the Operating Advisor of such event, including the identity and contact information of the new

Controlling Class Certificateholder and the identity of the Controlling Class as set forth in Section 3.23(l) (the cost of obtaining such information from the Depository being an expense of the Trust).

(b)               (i) The Holders of the majority of Voting Rights of any Class of Control Eligible Certificates that is determined at any time of determination to no longer be the Controlling Class because its Certificate Balance has been reduced to less than 25% of its initial Certificate Balance (any such Class, an “Appraised-Out Class”) as a result of an Appraisal Reduction Amount or Collateral Deficiency Amount (as applicable) in respect of such Class shall have the right, at their sole expense, to require the applicable Special Servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the applicable Master Servicer to request from the applicable Non-Serviced Special Servicer) a second Appraisal with respect to any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such Holders, the “Requesting Holders”). Any Appraised-Out Class shall no longer be the Controlling Class; provided, however, that if at any time, the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class shall be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Allocated Appraisal Reduction Amounts. The applicable Special Servicer shall use its reasonable efforts to cause such second Appraisal to be delivered within thirty (30) days from receipt of the Requesting Holders’ written request and shall cause such Appraisal to be prepared on an “as-is” basis by an MAI appraiser (provided that such MAI appraiser may not be the same MAI appraiser that provided the Appraisal in respect of which the Requesting Holders are requesting the applicable Special Servicer to obtain an additional Appraisal). With respect to any such Non-Serviced Mortgage Loan, the applicable Special Servicer shall use commercially reasonable efforts to obtain such second Appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the applicable Special Servicer.

In addition, the Requesting Holders of any Appraised-Out Class shall have the right, at their sole expense, to require the applicable Special Servicer to order an additional Appraisal of any Serviced Mortgage Loan as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with respect to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its or their appraised value. The applicable Special Servicer shall use its reasonable efforts to cause such additional Appraisal to be delivered within thirty (30) days from receipt of the Requesting Holders’ written request and shall cause such Appraisal to be prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to such Special Servicer (provided that such MAI appraiser may not be the same MAI appraiser that provided the Appraisal in respect of which the Requesting Holders are requesting the applicable Special Servicer to obtain an additional Appraisal).

(ii)                                Upon receipt of any supplemental Appraisal pursuant to clause (i) above, the applicable Master Servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the applicable Special Servicer (for any Serviced Mortgage Loans) shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental Appraisal, any recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount (as applicable) is warranted, and if so warranted, such Person shall recalculate the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based on such supplemental Appraisal and (for any Serviced Mortgage Loan) receipt of information that is in the possession of the applicable Master Servicer and reasonably requested by the applicable Special Servicer from the Master Servicer. If required by such recalculation, the Appraised-Out Class shall be reinstated as the Controlling Class and each other Appraised-Out Class shall, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount, Allocated Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable. The Certificate Administrator, the Operating Advisor and the Special Servicer shall be entitled to conclusively rely on the Master Servicer’s calculation or determination of any Collateral Deficiency Amount with respect to Non-Serviced Mortgage Loans. The Holders of an Appraised-Out Class may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as the Class is reinstated as the Controlling Class (such period beginning upon receipt by the applicable Special Servicer of any request to obtain a supplemental Appraisal pursuant to clause (i) above to but excluding the date on which either (A) the applicable Special Servicer determines that no recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount is warranted or (B) the applicable Special Servicer recalculates the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based on the supplemental Appraisal, the “Appraisal Review Period”). The rights of the Controlling Class during each Appraisal Review Period shall be exercised by the next most senior Class of Control Eligible Certificates that is not an Appraised-Out Class, if any.

(c)                With respect to each Serviced Mortgage Loan, and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless such Mortgage Loan or Serviced Whole Loan has become a Corrected Loan (for such purposes taking into account any amendment or modification of such Serviced Mortgage Loan, any related Companion Loan or Serviced Whole Loan)), the applicable Special Servicer shall (1) within thirty (30) days of the occurrence or of each anniversary of the related Appraisal Reduction Event, and (2) upon its determination that the value of the related Mortgaged Property has materially changed, notify the applicable Master Servicer of the occurrence of such anniversary or determination and order an Appraisal (which may be an update of a prior Appraisal), the cost of which shall be paid by such Master Servicer as a Servicing Advance or to the extent it would be a Nonrecoverable Advance, an expense of the Trust, or conduct an internal valuation, as applicable and, promptly following receipt of any such Appraisal or performance of such valuation (or receipt of any Appraisal obtained in accordance with Section 4.05(b)(i) above), shall deliver a copy thereof to the applicable Master Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and ((i) prior to the occurrence and continuance of any Consultation Termination Event and (ii) other than with respect to any Excluded Loan with respect to the Directing Certificateholder) the Directing Certificateholder. Based upon such Appraisal or internal valuation (or any Appraisal obtained in accordance with Section 4.05(b) above) and receipt of information in the possession of the applicable Master Servicer that is reasonably requested by the applicable Special Servicer from the applicable Master Servicer and reasonably necessary to calculate the Appraisal Reduction Amount, the applicable Special Servicer shall determine or redetermine, as applicable, and report to the applicable Master Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and ((i) prior to the occurrence and continuance of any Consultation Termination Event and (ii) other than with respect to any Excluded Loan with respect to the Directing Certificateholder)

the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount with respect to such Mortgage Loan, Serviced Companion Loan or Serviced Whole Loan, as applicable, and such report shall be delivered in the CREFC® Appraisal Reduction Template format; provided, however, that the applicable Special Servicer shall not be liable for failure to comply with such duties insofar as such failure results from a failure of the applicable Master Servicer to provide sufficient information to such Special Servicer to comply with such duties or failure by such Master Servicer to otherwise comply with its obligations hereunder. Following a Master Servicer’s receipt from the applicable Special Servicer of the calculation of the Appraisal Reduction Amounts, such Master Servicer shall provide such information to the Certificate Administrator in the form of the CREFC® Loan Periodic Update File and the CREFC® Appraisal Reduction Template provided to it by the applicable Special Servicer or such other report or reports mutually agreed upon between the applicable Master Servicer and the Certificate Administrator, and the Certificate Administrator will calculate the Allocated Appraisal Reduction Amount and the Allocated Cumulative Appraisal Reduction Amount. Such report of the Appraisal Reduction Amount shall also be forwarded by the applicable Master Servicer (or the applicable Special Servicer if the related Whole Loan is a Specially Serviced Loan) to the extent the related Serviced Companion Loan has been included in an Other Securitization, to the Other Servicer or Other Trustee of such Other Securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the applicable Master Servicer (or the applicable Special Servicer if the related Whole Loan is a Specially Serviced Loan). If the applicable Special Servicer is required to redetermine the Appraisal Reduction Amount or Collateral Deficiency Amount, such redetermined Appraisal Reduction Amount or Collateral Deficiency Amount shall replace the prior Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, with respect to such Mortgage Loan, Companion Loan or Serviced Whole Loan, as applicable. Prior to the occurrence and continuance of a Consultation Termination Event (and unless the related Mortgage Loan is an Excluded Loan with respect to the Directing Certificateholder), the applicable Special Servicer shall consult with the Directing Certificateholder with respect to any Appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount or Collateral Deficiency Amount. Notwithstanding the foregoing but subject to Section 4.05(b), the applicable Special Servicer will not be required to obtain an Appraisal or conduct an internal valuation, as applicable, with respect to a Mortgage Loan or related Companion Loan or Serviced Whole Loan as to which an Appraisal Reduction Event has occurred to the extent the applicable Special Servicer has obtained an Appraisal or conducted such a valuation (in accordance with requirements of this Agreement), as applicable, with respect to the related Mortgaged Property within the twelve-month period immediately prior to the occurrence of such Appraisal Reduction Event. Instead, the applicable Special Servicer may use such prior Appraisal or valuation, as applicable, in calculating any Appraisal Reduction Amount with respect to such Mortgage Loan or related Companion Loan or Serviced Whole Loan; provided that the applicable Special Servicer has no knowledge of any material change to the related Mortgaged Property having occurred and affecting the validity of such Appraisal or valuation.

The applicable Master Servicer shall deliver by electronic mail to the applicable Special Servicer any information in its possession or, with respect to Non-Specially Serviced Loans, reasonably obtainable by the applicable Master Servicer that is reasonably required to determine, calculate, redetermine or recalculate any Appraisal Reduction Amount and Allocated Appraisal Reduction Amount, using reasonable efforts to deliver such information, within five (5) Business Days following the applicable Special Servicer’s reasonable request therefor; provided that such Special Servicer’s failure to timely make such request shall not relieve such Master Servicer of its obligation to use reasonable efforts to provide such information to such Special Servicer within five (5) Business Days following such Special Servicer’s reasonable request. The applicable Master Servicer shall not calculate Appraisal Reduction Amounts.

(d)               Any Serviced Mortgage Loan, any related Serviced Companion Loan and any Serviced Whole Loan previously subject to an Appraisal Reduction Amount and Allocated Appraisal Reduction Amount, which has become a Corrected Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan and any Serviced Whole Loan, as applicable), and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount and Allocated Appraisal Reduction Amount. Any Appraisal Reduction Amount in respect of a Non-Serviced Whole Loan shall be calculated by the applicable party under and in accordance with and pursuant to the terms of the applicable Non-Serviced PSA.

(e)                Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan(s) that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of a Serviced AB Whole Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, first, to the related AB Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such Appraisal Reduction Amounts) and second, pro rata, between the related Serviced AB Mortgage Loan and any Serviced Pari Passu Companion Loans. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Whole Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan, based upon their respective outstanding principal balances.

Section 4.06        Grantor Trust Reporting. (a) The parties intend that the portions of the Trust Fund constituting the Grantor Trust, shall constitute, and that the affairs of the Grantor Trust shall be conducted so as to qualify such portion as, a “grantor trust” under subpart E, part I of subchapter J of the Code, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, neither the Trustee nor the Certificate Administrator shall have the power to vary the investment of the Holders of the Class V Certificates or the Exchangeable Certificates or the VRR Interest Owners in the Grantor Trust so as to improve their rate of return. The Certificate Administrator shall prepare or cause to be prepared, submit to the Trustee for execution (and the Trustee shall timely execute and timely return to the Certificate Administrator) and timely file all Tax Returns in respect of the Grantor Trust. In addition, the Certificate Administrator shall (A) file, or cause to be filed, Internal Revenue Service Form 1041, Form 1099 or such other form as may be applicable with the Internal Revenue Service with copies of the statements in the following clause, (B) furnish, or cause to be furnished, to the Holders of the Class V Certificates and the VRR Interest Owners their allocable share of income and expense with respect to the Excess Interest and Excess Interest Distribution Account, in the time or times and in the manner required by the Code, and (C) furnish, or cause to be furnished, to the Holders of the Exchangeable Certificates, their allocable share of income and expense with respect to the Exchangeable Upper-Tier Regular Interests, in the time or times and in the manner required by the Code.

(b)               As of the Closing Date, the Grantor Trust is a WHFIT that is a WHMT. The Certificate Administrator shall report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Certificate Administrator to do so is provided to the Certificate Administrator on a timely basis. The Certificate Administrator is hereby directed to assume that Cede & Co. and Hare & Co., LLC are the only “middlemen” as defined in the WHFIT Regulations unless and until the Depositor provides the Certificate Administrator with the identities of other “middlemen” that are Certificateholders or VRR Interest Owners. The Certificate Administrator shall be entitled to rely on the first sentence of this Section 4.06(b) and shall be entitled to indemnification in accordance with the terms of this Agreement in the event that the Internal Revenue Service makes a determination that the first sentence of this paragraph is incorrect.

(c)                The Certificate Administrator shall report required WHFIT information using either the cash or accrual method, except to the extent the WHFIT Regulations specifically require a different method. The Certificate Administrator shall be under no obligation to determine whether any Certificateholder or VRR Interest Owner uses the cash or accrual method. The Certificate Administrator shall make available (via its website) WHFIT information to Certificateholders and VRR Interest Owners annually. In addition, the Certificate Administrator shall not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder, unless requested by the Certificateholder.

(d)               The Certificate Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to: (i) the lack of reasonably necessary information being provided to the Certificate Administrator or (ii) incomplete, inaccurate or untimely information being provided to the Certificate Administrator. Each Holder of a Class V Certificate or an Exchangeable Certificate and each VRR Interest Owner, by acceptance of its interest in such Class of securities or portion of the VRR Interest, as applicable, will be deemed to have agreed to provide the Certificate Administrator with information regarding any sale of such securities, including the price, amount of proceeds and date of sale. Absent receipt of information regarding any sale of a Class V Certificate, an Exchangeable Certificate or a portion of the VRR Interest, including the price, amount of proceeds and date of sale from the beneficial owner thereof or the Depositor, the Certificate Administrator shall assume there is no secondary market trading of WHFIT interests.

(e)                To the extent required by the WHFIT Regulations, the Certificate Administrator shall use reasonable efforts to publish on an appropriate website the CUSIP for the Class V Certificates, the Exchangeable Certificates and the Class RR Certificates. The CUSIP so published shall represent the Institutional Accredited Investor CUSIP (in the case of the Class V Certificates), the Rule 144A CUSIP (in the case of the Exchangeable Certificates) and the Rule 144A CUSIP (in the case of the Class RR Certificates). The Certificate Administrator shall make reasonable good faith efforts to keep the website accurate and updated to the extent such CUSIP has been received. Absent the receipt of such CUSIP, the Certificate Administrator will use a reasonable identifier number in lieu of a CUSIP. The Certificate Administrator shall not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP information.

Section 4.07        Investor Q&A Forum; Investor Registry; and Rating Agency Q&A Forum and Document Request Tool. (a) The Certificate Administrator shall make available, only to Privileged Persons, the Investor Q&A Forum. The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where (i) Certificateholders, beneficial owners of Certificates and VRR Interest Owners that are Privileged Persons may submit questions to (A) the Certificate Administrator relating to the Distribution Date Statement, (B) the applicable Master Servicer or the applicable Special Servicer, as the case may be, relating to the reports being made available pursuant to Sections 3.13(b) and Section 3.13(d), the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (C) the Operating Advisor relating to the Operating Advisor Annual Report or other reports prepared by the Operating Advisor or actions by the applicable Special Servicer referenced in any Operating Advisor Annual Report (each an “Inquiry” and collectively, “Inquiries”), and (ii) Privileged Persons may view Inquiries that have been previously submitted and answered, together with the answers thereto. Upon receipt of an Inquiry for the applicable Master Servicer, the applicable Special Servicer, Certificate Administrator or the Operating Advisor, as applicable, and in the case of any Inquiry relating to a Non-Serviced Mortgage Loan, to the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer, as applicable, the Certificate Administrator shall forward the Inquiry to the appropriate person (in the case of the General Master Servicer to the following: ream.investorrelations@trimont.com, and, in the case of the NCB Master Servicer, to the following: BANK2026BNK52@ncb.com), in each case within a commercially reasonable period of time following receipt thereof. Following receipt of an Inquiry, the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Operating Advisor, as applicable, unless such party determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of such Master Servicer, such Special Servicer or the Operating Advisor, as applicable, shall be delivered to the Certificate Administrator by electronic mail. In the case of an Inquiry relating to a Non-Serviced Mortgage Loan, the Certificate Administrator shall make reasonable efforts to obtain an answer from the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable; provided that the Certificate Administrator shall not be responsible for the content of such answer or any delay or failure to obtain such answer. The Certificate Administrator shall post (within a commercially reasonable period of time following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Certificate Administrator’s Website. If the Certificate Administrator, the applicable Master Servicer, the applicable Special Servicer or the Operating Advisor determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described above, (ii) answering any Inquiry would not be in the best interests of the Trust, the Certificateholders and/or the VRR Interest Owners, (iii) answering any Inquiry would be in violation of applicable law, the applicable Mortgage Loan documents or this Agreement, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Operating Advisor, as applicable, (v) answering any Inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) answering any Inquiry is otherwise, for any reason, not advisable, it shall not be required to answer such Inquiry and, in the case of the applicable Master Servicer, the applicable Special Servicer or the Operating Advisor, shall promptly notify the Certificate Administrator of such determination. In addition, no party shall post or otherwise disclose any direct communications with the Directing Certificateholder or any Risk Retention Consultation Party (in its capacity as a Risk Retention Consultation Party) as part of its response to any Inquiries. The Certificate Administrator shall notify the Person who submitted such Inquiry in the event that the Inquiry will not be answered.

Any notice by the Certificate Administrator to the Person who submitted an Inquiry that will not be answered shall include the following statement: “Because the Pooling and Servicing Agreement provides that a Master Servicer, a Special Servicer, the Certificate Administrator and the Operating Advisor shall not answer an Inquiry if it determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described in the Pooling and Servicing Agreement, (ii) answering any Inquiry would not be in the best interests of the Trust, the Certificateholders and/or the VRR Interest Owners, (iii) answering any Inquiry would be in violation of applicable law or the applicable Mortgage Loan documents, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional costs or expenses to the Trustee, a Master Servicer, a Special Servicer, the Certificate Administrator or Operating Advisor, as applicable, (v) answering any Inquiry would require the disclosure of Privileged Information, or (vi) answering any Inquiry is otherwise, for any reason, not advisable, no inference should or may be drawn from the fact that a Master Servicer, a Special Servicer, the Certificate Administrator or the Operating Advisor has declined to answer the Inquiry.” Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and shall not be deemed to be answers from any of the Depositor, the Underwriters or any of their respective Affiliates. None of the Underwriters, the Depositor, the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee or the Operating Advisor or any of their respective Affiliates will certify to any of the information posted in the Investor Q&A Forum and no such party shall have any responsibility or liability for the content of any such information. The Certificate Administrator shall not be required to post to the Certificate Administrator’s Website any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature. The Investor Q&A Forum will not reflect questions, answers and other communications that are not submitted via the Certificate Administrator’s Website. Notwithstanding the foregoing, the Operating Advisor shall not be required to respond to any Inquiries from Certificateholders or VRR Interest Owners for which its response would require the Operating Advisor to provide information to such inquiring Certificateholders or VRR Interest Owners that they are otherwise not entitled to receive under the terms of this Agreement.

(b)               The Certificate Administrator shall make available to any Certificateholder, Certificate Owner or VRR Interest Owner that is a Privileged Person, the Investor Registry. The “Investor Registry” shall be a voluntary service available on the Certificate Administrator’s Website, where Certificateholders, Certificate Owners and VRR Interest Owners that are Privileged Persons can register and thereafter obtain information with respect to any other Certificateholder, Certificate Owner or VRR Interest Owner that has so registered. Any person registering to use the Investor Registry shall certify that (a) it is a Certificateholder, a Certificate Owner or a VRR Interest Owner and a Privileged Person and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least forty-five (45) days from the date of such certification to persons entitled to access to the Investor Registry. Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and email address, as well as certain optional fields such as address, phone, and Class(es) of Certificates (or the VRR Interest, as applicable) owned. If any Certificateholder, Certificate Owner or VRR Interest Owner notifies the Certificate Administrator that it wishes to be removed from the Investor Registry (which notice may not be within forty-five (45) days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry. The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon. The Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

(c)                The 17g-5 Information Provider shall make available, only to NRSROs, the Rating Agency Q&A Forum and Document Request Tool. The “Rating Agency Q&A Forum and Document Request Tool” shall be a service available on the 17g-5 Information Provider’s Website, where NRSROs may (i) submit questions to the Certificate Administrator relating to any Distribution Date Statements, or submit questions to the applicable Master Servicer or the applicable Special Servicer, as the case may be, relating to the reports prepared by such parties (each such submission, a “Rating Agency Inquiry”), and (ii) view Rating Agency Inquiries that have been previously submitted and answered, together with the responses thereto. In addition, NRSROs may use the forum to submit requests (each such submission also, a “Rating Agency Inquiry”) to the applicable Master Servicer for loan-level reports and other related information. Upon receipt of a Rating Agency Inquiry for the applicable Master Servicer or the applicable Special Servicer, the 17g-5 Information Provider shall forward the Rating Agency Inquiry to the appropriate person (in the case of the General Master Servicer to the following: rarequests@trimont.com, and, in the case of the NCB Master Servicer, to the following: BANK2026BNK52@ncb.com), in each case within a commercially reasonable period of time following receipt thereof. Following receipt of a Rating Agency Inquiry from the 17g-5 Information Provider, the applicable Master Servicer or the applicable Special Servicer, as the case may be, unless it determines not to answer such Rating Agency Inquiry as provided below, shall reply by email to the Certificate Administrator. The 17g-5 Information Provider shall post (within a commercially reasonable period of time following receipt of such response) such Rating Agency Inquiry with the related response thereto (or such reports, as applicable) to the Rating Agency Q&A Forum and Document Request Tool. Any reports posted by the 17g-5 Information Provider in response to an inquiry may be posted on a separate website or web page accessible by a link on the 17g-5 Information Provider’s Website. If the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer determines, in its respective sole discretion, that (i) answering any Rating Agency Inquiry would be in violation of applicable law, the Servicing Standard, this Agreement or any Mortgage Loan documents, (ii) answering any Rating Agency Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege with, or the disclosure of attorney work product, or (iii) (A) answering any Rating Agency Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, such Master Servicer or such Special Servicer, as applicable, and (B) the Certificate Administrator, such Master Servicer or such Special Servicer, as applicable, determines in accordance with the Servicing Standard (or in good faith, in the case of the Certificate Administrator) that the performance of such duties or the payment of such costs and expenses is beyond the scope of its duties in its capacity as Certificate Administrator, Master Servicer or Special Servicer, as applicable, under this Agreement, it shall not be required to answer such Rating Agency Inquiry and shall promptly notify the 17g-5 Information Provider by email of such determination. The 17g-5 Information Provider shall promptly thereafter post the Rating Agency Inquiry with the reason it was not answered to the Rating Agency Q&A Forum and Document Request Tool. The 17g-5 Information Provider shall not be liable for the failure by any other such Person to so answer. Questions posted on the Rating Agency Q&A Forum and Document Request Tool shall not be attributed to the submitting NRSRO. Answers posted on the Rating Agency Q&A Forum and Document Request Tool will be attributable only to the respondent, and shall not be deemed to be answers from any other person. None of the Underwriters, the Depositor, or any of their respective Affiliates will certify to any of the information posted in the Rating Agency

Q&A Forum and Document Request Tool and no such party shall have any responsibility or liability for the content of any such information. The 17g-5 Information Provider shall not be required to post to the 17g-5 Information Provider’s Website any Rating Agency Inquiry or answer thereto that the 17g-5 Information Provider determines, in its sole discretion, is administrative or ministerial in nature. The Rating Agency Q&A Forum and Document Request Tool will not reflect questions, answers and other communications that are not submitted via the 17g-5 Information Provider’s Website.

Section 4.08        Secure Data Room. (a) The Certificate Administrator shall create a Secure Data Room and the Depositor shall, upon the receipt of each Mortgage Loan Seller’s Diligence File Certification and within 120 days following the Closing Date, deliver to the Certificate Administrator an electronic copy of the Diligence Files for the Mortgage Loans that have been uploaded by the Mortgage Loan Sellers to the Designated Site. Upon receipt thereof, the Certificate Administrator shall promptly upload the contents of each Diligence File actually received by it to the Secure Data Room. Access to the Secure Data Room shall be granted by the Certificate Administrator to (i) the Asset Representations Reviewer and (ii) any other Person at the direction of the Depositor, in each case, upon the occurrence of an Affirmative Asset Review Vote and receipt by the Certificate Administrator of a certification substantially in the form of Exhibit QQ hereto (which shall be sent via email to trustadministrationgroup@computershare.com or submitted electronically via the Certificate Administrator’s Website). In no case whatsoever shall Certificateholders or VRR Interest Owners be permitted to access the Secure Data Room. For the avoidance of doubt, the Certificate Administrator shall be under no obligation to post any documents or information to the Secure Data Room other than the contents of the Diligence Files initially delivered to it by the Depositor.

(b)               The Certificate Administrator shall not have any obligation or duty to verify, review, confirm or otherwise determine whether the type, number or contents of any Diligence File delivered to the Certificate Administrator is accurate, complete, or relates to the transaction or confirm that all documents and information constituting any Diligence File have actually been delivered to the Certificate Administrator. In no case shall the Certificate Administrator be deemed to have obtained actual or constructive knowledge of the contents of, or information contained in, any Diligence File by virtue of posting such Diligence File to the Secure Data Room. In the event that any document or information is posted in error, the Certificate Administrator may remove such document or information from the Secure Data Room. The Certificate Administrator shall not have any obligation to produce physical or electronic copies of any document or information provided to it for posting to the Secure Data Room. The Certificate Administrator shall not be responsible or held liable for any other Person’s use or dissemination of the documents or information contained on the Secure Data Room; provided that such event or occurrence is not also a result of its own negligence, bad faith or willful misconduct. The Certificate Administrator shall not be required to restrict access to the Secure Data Room on a loan-by-loan basis and any Person with access to the Secure Data Room shall covenant to access only the information necessary to perform its duties and responsibilities under this Agreement.

(c)                Upon the resignation or removal of the Certificate Administrator pursuant to Section 8.07, the Certificate Administrator shall transfer electronic copies of the Diligence Files to a successor certificate administrator designated in writing by the Depositor or the applicable Master Servicer, and all costs and expenses associated with the transfer of the Diligence Files shall be payable as part of the costs and expenses associated with the transfer of its responsibilities upon the resignation or removal of the Certificate Administrator pursuant to Section 8.07. Following the date on which any Mortgage Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust, the applicable Special Servicer may direct the Certificate Administrator in writing to delete the Diligence File related to such Mortgage Loan from the Secure Data Room; provided that absent such direction, the Certificate Administrator shall not be obligated to delete any Diligence File from the Secure Data Room. Following the termination of the Trust pursuant to Section 9.01, the Certificate Administrator shall be permitted to delete all files from the Secure Data Room. Upon deletion, in no event shall the Certificate Administrator be obligated to reproduce or retrieve such deleted files.

[End of Article IV]

Article V

THE CERTIFICATES; VRR Interest

Section 5.01        The Certificates; VRR Interest. (a) The Certificates and the Class RR Certificates will be substantially in the respective forms annexed hereto as Exhibit A-1 through and including Exhibit A-5, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement or as may, in the reasonable judgment of the Certificate Registrar, be necessary, appropriate or convenient to comply, or facilitate compliance, with applicable laws, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required by law, or as may, consistently herewith, be determined by the officers executing such Certificates or the Class RR Certificates, as evidenced by their execution thereof. The RR Interest issued under this Agreement will not be a certificated interest. The Class X Certificates will be issuable only in minimum Denominations of authorized initial Notional Amount of not less than $1,000,000 and in integral multiples of $1.00 in excess thereof. The Registered Certificates (other than the Class X-A and Class X-B Certificates) will be issuable only in minimum Denominations of authorized initial Certificate Balance of not less than $10,000, and in integral multiples of $1.00 in excess thereof. The Non-Registered Certificates (other than any Class X Certificates and other than the Class V and Class R Certificates) will be issuable in minimum Denominations of authorized initial Certificate Balance of not less than $100,000, and in integral multiples of $1.00 in excess thereof. The portion of the VRR Interest represented by the Class RR Certificates will be issuable in minimum Denominations of authorized initial VRR Interest Balance of not less than $1.00, and in integral multiples of $0.01 in excess thereof. If the Original Certificate Balance or initial Notional Amount, as applicable, of any Class does not equal an integral multiple of $1.00, then a single additional Certificate of such Class may be issued in a minimum denomination of authorized initial Certificate Balance or initial Notional Amount, as applicable, that includes the excess of (i) the Original Certificate Balance or initial Notional Amount, as applicable, of such Class over (ii) the largest integral multiple of $1.00 that does not exceed such amount. The Class R and Class V Certificates shall be issued, maintained and transferred in minimum percentage interests of 10% of such Class R or Class V Certificates and in integral multiples of 1% in excess thereof.

(b)               One authorized signatory shall sign the Certificates and the Class RR Certificates for the Certificate Registrar by manual or facsimile signature. If an authorized signatory whose signature is on a Certificate or Class RR Certificate no longer holds that office at the time the Certificate Registrar countersigns the Certificate or Class RR Certificate, the

Certificate or Class RR Certificate shall be valid nevertheless. A Certificate or Class RR Certificate shall not be valid until an authorized signatory of the Certificate Registrar (who may be the same officer who executed the Certificate or Class RR Certificate, as applicable) manually countersigns the Certificate or Class RR Certificate, as applicable. The signature shall be conclusive evidence that the Certificate or Class RR Certificate, as applicable, has been executed and countersigned under this Agreement.

Section 5.02        Form and Registration. No transfer of any Non-Registered Certificate or any portion of the VRR Interest shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction which does not require such registration or qualification. If a transfer (other than one by the Depositor to an Affiliate thereof or by the Initial Purchasers to BREDS V Securities DPV II L.L.C. or affiliates thereof) is to be made in reliance upon an exemption from the Securities Act, and under the applicable state securities laws, then either:

(a)                Each Class of the Non-Registered Certificates sold to institutions that are non-United States Securities Persons in Offshore Transactions in reliance on Regulation S under the Act shall initially be represented by a temporary book-entry certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each a “Temporary Regulation S Book-Entry Certificate”), which shall be deposited on the Closing Date on behalf of the purchasers of the Non-Registered Certificates represented thereby with the Certificate Registrar, at its principal trust office, as custodian, for the Depository, and registered in the name of the Depository or the nominee of the Depository for the account of designated agents holding on behalf of Euroclear and/or Clearstream. Prior to the expiration of the 40-day period commencing on the later of the commencement of the offering and the Closing Date (the “Restricted Period”), beneficial interests in each Temporary Regulation S Book-Entry Certificate may be held only through Euroclear or Clearstream. After the expiration of the Restricted Period, a beneficial interest in a Temporary Regulation S Book-Entry Certificate may be exchanged for an interest in the related Regulation S Book-Entry Certificate in the applicable form set forth as an exhibit hereto in accordance with the procedures set forth in Section 5.03(f). During the Restricted Period, distributions due in respect of a beneficial interest in a Temporary Regulation S Book-Entry Certificate shall only be made upon delivery to the Certificate Registrar by Euroclear or Clearstream, as applicable, of a Non-U.S. Beneficial Ownership Certification. After the expiration of the Restricted Period, distributions due in respect of any beneficial interests in a Temporary Regulation S Book-Entry Certificate shall not be made to the holders of such beneficial interests unless exchange for a beneficial interest in the Regulation S Book-Entry Certificate of the same Class is improperly withheld or refused. The aggregate Certificate Balance of a Temporary Regulation S Book-Entry Certificate or a Regulation S Book-Entry Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

On the Closing Date, the Certificate Administrator shall execute, the Authenticating Agent shall authenticate, and the Certificate Administrator shall deliver to the Certificate Registrar the Regulation S Book-Entry Certificates, which shall be held by the Certificate Registrar for purposes of effecting the exchanges contemplated by the preceding paragraph. Computershare Trust Company, National Association is hereby initially appointed the Authenticating Agent with the power to act, on the Trustee’s behalf, in the authentication and delivery of the Certificates in connection with transfers and exchanges as herein provided. If Computershare Trust Company, National Association is removed as Certificate Administrator, then Computershare Trust Company, National Association shall be terminated as Authenticating Agent. If the Authenticating Agent is terminated, the Trustee shall appoint a successor authenticating agent, which may be the Trustee or an Affiliate thereof.

(b)               Certificates of each Class of Non-Registered Certificates offered and sold to Qualified Institutional Buyers in reliance on Rule 144A under the Act (“Rule 144A”) shall be represented by Rule 144A Book-Entry Certificates, which shall be deposited with the Certificate Registrar or an agent of the Certificate Registrar, as custodian for the Depository, and registered in the name of the Depository or a nominee of the Depository. The aggregate Certificate Balance of a Rule 144A Book-Entry Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

(c)                Certificates of each Class of Non-Registered Certificates that are initially offered and sold to investors that are Institutional Accredited Investors that are not Qualified Institutional Buyers (the “Non-Book Entry Certificates”) shall be in the form of Definitive Certificates, and the Class RR Certificates shall be in the form of Definitive Certificates, in each case, substantially in the applicable form set forth as an exhibit hereto, and shall be registered in the name of such investors or their nominees by the Certificate Registrar who shall deliver the certificates for such Non-Book Entry Certificates and the Class RR Certificates to the respective beneficial owners or owners. For the avoidance of doubt, the Class R and Class V Certificates shall only be in the form of Definitive Certificates and the Class RR Certificates shall be issued in the form of Definitive Certificates at all times during the VRR Interest Transfer Restriction Period.

(d)               Owners of beneficial interests in Book-Entry Certificates of any Class shall not be entitled to receive physical delivery of certificated Certificates unless: (i) the Depository advises the Certificate Registrar in writing that the Depository is no longer willing or able to discharge properly its responsibilities as depository with respect to the Book-Entry Certificates of such Class or ceases to be a Clearing Agency, and the Certificate Registrar and the Depository are unable to locate a qualified successor within ninety (90) days of such notice or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Holders of such Class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Certificate Registrar to obtain possession of the Certificates of such Class; provided, however, that under no circumstances will certificated Non-Registered Certificates be issued to beneficial owners of a Temporary Regulation S Book-Entry Certificate. Upon notice of the occurrence of any of the events described in clause (i) or (ii) above with respect to any Certificates of a Class that are in the form of Book-Entry Certificates and upon surrender by the Depository of any Book-Entry Certificate of such Class and receipt from the Depository of instructions for re-registration, the Certificate Registrar shall issue Certificates of such Class in the form of Definitive Certificates (bearing, in the case of a Definitive Certificate issued for a Rule 144A Book-Entry Certificate, the same legends regarding transfer restrictions borne by such Book-Entry Certificate), and thereafter the Certificate Registrar shall recognize the Holders of such Definitive Certificates as Certificateholders under this Agreement. Unless and until Definitive Certificates are issued in respect of a Class of Book-Entry Certificates, beneficial ownership interests in such Class of Certificates will be maintained and transferred on the book entry records of the Depository and Depository Participants, and all references to actions by Holders of such Class of Certificates will refer to action taken by the Depository upon instructions received from the related registered Holders of Certificates through the Depository Participants in accordance with the Depository’s procedures and, except as otherwise set forth herein, all references herein to payments, notices, reports and statements to Holders of such Class of Certificates will refer to payments, notices, reports and statements to the Depository or its nominee as the registered Holder thereof, for distribution to the related registered Holders of Certificates through the Depository Participants in accordance with the Depository’s procedures.

(e)                Subject to the following provisions, during the VRR Interest Transfer Restriction Period, any Class RR Certificates shall only be held as Definitive Certificates and shall be held in the Retained Certificate Safekeeping Account by the Certificate Administrator (and each Retaining Party’s respective interest shall be tracked in the form of an entry in the Certificate Administrator’s trust accounting system under the Retained Certificate Safekeeping Account), for the benefit of the related VRR Interest Owner.

The Certificate Administrator shall hold the Class RR Certificates in safekeeping and shall release the same only upon receipt of written instructions from the applicable VRR Interest Owner and the Retaining Sponsor’s written consent, or in connection with a transfer, in accordance with Section 5.03(i), and in accordance with any authentication procedures as may be utilized by the Certificate Administrator and in accordance with this Agreement. After its release of any Class RR Certificates in accordance with the provisions of this Agreement, the Certificate Administrator shall have no obligation or liability with respect to the safekeeping of such Class RR Certificates. There shall be, and hereby is, established by the Certificate Administrator an account which will be designated the “Retained Certificate Safekeeping Account” and into which the Class RR Certificates shall be held and which shall be governed by and subject to this Agreement. In addition, on and after the date hereof, the Certificate Administrator may establish any number of subaccounts to the Retained Certificate Safekeeping Account for each Retaining Party. Such subaccounts shall be marked or evidenced as being for the benefit of the related VRR Interest Owner. The Class RR Certificates to be delivered in physical form to the Certificate Administrator shall be delivered as set forth herein. No amounts distributable to the Class RR Certificates shall be remitted to the Retained Certificate Safekeeping Account, but shall be remitted directly to the applicable Retaining Party in accordance with written instructions provided separately by such Retaining Party to the Certificate Administrator. Under no circumstances by virtue of safekeeping the Class RR Certificates shall the Certificate Administrator be obligated to bring legal action or institute proceedings against any person on behalf of any Retaining Party. During the VRR Interest Transfer Restriction Period and for such longer time as the applicable Retaining Party may request, the Certificate Administrator shall hold the Definitive Certificates representing the Class RR Certificates at the below location, or any other location; provided the Certificate Administrator has given notice to each of the Retaining Parties of such new location:

Computershare Corporate Trust

Attn: Trust Vault St. Paul

1505 Energy Park Drive

St. Paul, Minnesota 55108

The Certificate Administrator shall make available to each Retaining Party its respective account information as mutually agreed upon by the Certificate Administrator and each respective Retaining Party, and in accordance with the Certificate Administrator’s policies and procedures. Any transfer of the Class RR Certificates shall be subject to Section 5.03(g) and Section 5.03(i). The Certificate Administrator is directed by the Depositor to enter into a safekeeping account agreement to facilitate the initial settlement and sale of the Class RR Certificates on the Closing Date.

On the Closing Date, and upon completion of each transfer of the Class RR Certificates during the VRR Interest Transfer Restriction Period, the Certificate Administrator shall deliver written confirmation to the Depositor, the Retaining Sponsor and the applicable Retaining Party substantially in the form of Exhibit UU hereto evidencing its receipt of the Class RR Certificates.

Section 5.03        Registration of Transfer and Exchange of Certificates and the VRR Interest. (a) The Certificate Administrator shall keep or cause to be kept at the Corporate Trust Office books (the “Certificate Register”) in which, subject to such reasonable regulations as it may prescribe, the Certificate Administrator shall provide for the registration of Certificates and the VRR Interest and of transfers and exchanges of Certificates and the VRR Interest as herein provided (the Certificate Administrator, in such capacity, being the “Certificate Registrar”). In such capacities, the Certificate Administrator shall be responsible for, among other things, (i) maintaining the Certificate Register and a record of the aggregate holdings of Certificates of each Class of Non-Registered Certificates represented by a Temporary Regulation S Book-Entry Certificate, a Regulation S Book-Entry Certificate and a Rule 144A Book-Entry Certificate and accepting Certificates for exchange and registration of transfer, (ii) maintaining a record of the aggregate holdings of the VRR Interest and the related VRR Interest Owners and holding the Class RR Certificates as Definitive Certificates on behalf of each related VRR Interest Owner, and (iii) transmitting to the Depositor, each applicable Master Servicer and each applicable Special Servicer any notices from the Certificateholders or the VRR Interest Owners. No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of Transfer or exchange of any Certificate (other than Definitive Certificates) referred to in this Section 5.03.

(b)               Subject to the restrictions on transfer set forth in this Article V, upon surrender for registration of transfer of any Certificate or Class RR Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class (or a new certificate evidencing an interest in the applicable portion of the VRR Interest).

(c)                Rule 144A Book-Entry Certificate to Temporary Regulation S Book-Entry Certificate. If a holder of a beneficial interest in the Rule 144A Book-Entry Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time during the Restricted Period to exchange its interest in such Rule 144A Book-Entry Certificate for an interest in the Temporary Regulation S Book-Entry Certificate of the same Class, or to transfer its interest in such Rule 144A Book-Entry Certificate to a Person who is required to take delivery thereof in the form of an interest in the Temporary Regulation S Book-Entry Certificate of the same Class, such holder may, subject to the rules and procedures of the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in such Temporary Regulation S Book-Entry Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit, or cause to be credited, a beneficial interest in the Temporary Regulation S Book-Entry Certificate in an amount equal to the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the Euroclear or Clearstream account to be credited with such increase and the name of such account and (3) a certificate in the form of Exhibit I hereto given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Book-Entry Certificates and pursuant to and in accordance with Regulation S, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Book-Entry Certificate and to increase, or cause to be increased, the Certificate Balance of the Temporary Regulation S Book-Entry Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions (who shall be the agent member of Euroclear or Clearstream, or both) a beneficial interest in the Temporary Regulation S Book-Entry Certificate equal to the reduction in the Certificate Balance of the Rule 144A Book-Entry Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Book-Entry Certificate that is being exchanged or transferred.

(d)               Rule 144A Book-Entry Certificate to Regulation S Book-Entry Certificate. If a holder of a beneficial interest in the Rule 144A Book-Entry Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time following the Restricted Period to exchange its interest in such Rule 144A Book-Entry Certificate for an interest in the Regulation S Book-Entry Certificate of the same Class, or to transfer its interest in such Rule 144A Book-Entry Certificate to a Person who is required to take delivery thereof in the form of an interest in a Regulation S Book-Entry Certificate, such holder may, subject to the rules and procedures of the Depository, exchange, or cause the exchange of, such interest for an equivalent beneficial interest in such Regulation S Book-Entry Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited a beneficial interest in the Regulation S Book-Entry Certificate in an amount equal to the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with such increase and (3) a certificate in the form of Exhibit J hereto given by the holder of such beneficial interest stating (A) that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Book-Entry Certificates and pursuant to and in accordance with Regulation S, or (B) that the transferee is otherwise entitled to hold its interest in the applicable Certificates in the form of an interest in the Regulation S Book-Entry Certificate, without any registration of such Certificates under the Act (in which case such certificate shall enclose an Opinion of Counsel to such effect and such other documents as the Certificate Registrar may reasonably require), then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Book-Entry Certificate and to increase, or cause to be increased, the Certificate Balance of the Regulation S Book-Entry Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Book-Entry Certificate equal to the reduction in the Certificate Balance of the Rule 144A Book-Entry

Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Book-Entry Certificate that is being exchanged or transferred.

(e)                Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to Rule 144A Book-Entry Certificate. If a holder of a beneficial interest in a Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate for an interest in the Rule 144A Book-Entry Certificate of the same Class, or to transfer its interest in such Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to a Person who is required to take delivery thereof in the form of an interest in the Rule 144A Book-Entry Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, as the case may be, and the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in the Rule 144A Book-Entry Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07, of (1) instructions from Euroclear or Clearstream, if applicable, and the Depository, directing the Certificate Registrar, as registrar, to credit or cause to be credited a beneficial interest in the Rule 144A Book-Entry Certificate equal to the beneficial interest in the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase, (2) with respect to a transfer of an interest in the Regulation S Book-Entry Certificate, information regarding the participant account of the Depository to be debited with such decrease and (3) with respect to a transfer of an interest in the Temporary Regulation S Book-Entry Certificate for an interest in the Rule 144A Book-Entry Certificate (i) during the Restricted Period, a certificate in the form of Exhibit K hereto given by the holder of such beneficial interest and stating that the Person transferring such interest in the Temporary Regulation S Book-Entry Certificate reasonably believes that the Person acquiring such interest in the Rule 144A Book-Entry Certificate is a Qualified Institutional Buyer or (ii) after the Restricted Period, an Investment Representation Letter in the form of Exhibit C attached hereto from the transferee to the effect that such transferee is a Qualified Institutional Buyer (an “Investment Representation Letter”) and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate and to increase, or cause to be increased, the Certificate Balance of the Rule 144A Book-Entry Certificate by the aggregate Certificate Balance of the beneficial interest in the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to be exchanged, and the Certificate Registrar shall instruct the Depository, concurrently with such reduction, to credit, or cause to be credited, to the account of the Person specified in such instructions, a beneficial interest in the Rule 144A Book-Entry Certificate equal to the reduction in the Certificate Balance of the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate and to debit, or cause to be debited, from the account of the Person making such transfer the beneficial interest in the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate that is being transferred.

(f)                Temporary Regulation S Book-Entry Certificate to Regulation S Book-Entry Certificate. Interests in a Temporary Regulation S Book-Entry Certificate as to which the Certificate Registrar has received from Euroclear or Clearstream, as the case may be, a certificate (a “Non-U.S. Beneficial Ownership Certification”) to the effect that Euroclear or Clearstream, as applicable, has received a certificate substantially in the form of Exhibit L hereto from the holder of a beneficial interest in such Temporary Regulation S Book-Entry Certificate, shall be exchanged after the Restricted Period, for interests in the Regulation S Book-Entry Certificate of the same Class. The Certificate Registrar shall effect such exchange by delivering to the Depository for credit to the respective accounts of such holders, a duly executed and authenticated Regulation S Book-Entry Certificate, representing the aggregate Certificate Balance of interests in the Temporary Regulation S Book-Entry Certificate initially exchanged for interests in the Regulation S Book-Entry Certificate. The delivery to the Certificate Registrar by Euroclear or Clearstream of the certificate or certificates referred to above may be relied upon by the Depositor and the Certificate Registrar as conclusive evidence that the certificate or certificates referred to therein has or have been delivered to Euroclear or Clearstream pursuant to the terms of this Agreement and the Temporary Regulation S Book-Entry Certificate. Upon any exchange of interests in the Temporary Regulation S Book-Entry Certificate for interests in the Regulation S Book-Entry Certificate, the Certificate Registrar shall endorse the Temporary Regulation S Book-Entry Certificate to reflect the reduction in the Certificate Balance represented thereby by the amount so exchanged and shall endorse the Regulation S Book-Entry Certificate to reflect the corresponding increase in the amount represented thereby. Until so exchanged in full and except as provided therein, the Temporary Regulation S Book-Entry Certificate, and the Certificates evidenced thereby, shall in all respects be entitled to the same benefits under this Agreement as the Regulation S Book-Entry Certificate and Rule 144A Book-Entry Certificate authenticated and delivered hereunder.

(g)               Non-Book Entry Certificate to Book-Entry Certificate. If a holder of a Non-Book Entry Certificate (other than (a) a Class R Certificate or (b) a Class RR Certificate during the VRR Interest Transfer Restriction Period) wishes at any time to exchange its interest in such Non-Book Entry Certificate for an interest in a Book-Entry Certificate of the same Class, or to transfer all or part of such Non-Book Entry Certificate to a Person who is entitled to take delivery thereof in the form of an interest in a Book-Entry Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, if applicable, and the Depository, cause the exchange of all or part of such Non-Book Entry Certificate for an equivalent beneficial interest in the appropriate Book-Entry Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07, of (1) such Non-Book Entry Certificate, duly endorsed as provided herein, (2) instructions from such holder directing the Certificate Registrar, as registrar, to credit, or cause to be credited, a beneficial interest in the applicable Book-Entry Certificate equal to the portion of the Certificate Balance of the Non-Book Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase and (3) a certificate in the form of Exhibit M hereto (in the event that the applicable Book-Entry Certificate is the Temporary Regulation S Book-Entry Certificate), in the form of Exhibit N hereto (in the event that the applicable Book-Entry Certificate is the Regulation S Book-Entry Certificate) or in the form of Exhibit O hereto (in the event that the applicable Book-Entry Certificate is the Rule 144A Book-Entry Certificate), then the Certificate Registrar, as registrar, shall cancel, or cause to be canceled, all or part of such Non-Book Entry Certificate, shall, if applicable, execute, authenticate and deliver to the transferor a new Non-Book Entry Certificate equal to the aggregate Certificate Balance of the portion retained by such transferor and shall instruct the Depository to increase, or cause to be increased, such Book-Entry Certificate by the aggregate Certificate Balance of the portion of the Non-Book

Entry Certificate to be exchanged and to credit, or cause to be credited, to the account of the Person specified in such instructions a beneficial interest in the applicable Book-Entry Certificate equal to the Certificate Balance of the portion of the Non-Book Entry Certificate so canceled. Upon the written direction of the Depositor (which may be by email to CCTCMBSBondAdmin@computershare.com) or its Affiliate, the Certificate Registrar shall execute any instrument as may be reasonably required by the Depository to effect such exchange.

(h)               Non-Book Entry Certificates on Initial Issuance Only. Subject to the issuance of Definitive Certificates, if and when permitted by Section 5.02(d), and subject to the issuance and transfer of Class RR Certificates during the VRR Interest Transfer Restriction Period in accordance with Section 5.03(i), no Non-Book Entry Certificate shall be issued to a transferee of an interest in any Rule 144A Book-Entry Certificate, Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate or to a transferee of a Non-Book Entry Certificate (or any portion thereof).

(i)                 Transfers of VRR Interest.  At all times, if a Transfer of any portion of the VRR Interest after the Closing Date is to be made, then the following documents shall be delivered to the Certificate Administrator, who shall facilitate the transfer in conjunction with the Certificate Registrar who shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) (A) if such portion of the VRR Interest is in the form of Class RR Certificates in the possession of the Certificate Administrator, a letter notifying the Certificate Administrator in writing of the related Class RR Owner’s intention to transfer such Class RR Certificates from the Retained Certificate Safekeeping Account and identifying the transferee, (B) a certification from such VRR Interest Owner’s prospective Transferee substantially in the form attached hereto as Exhibit D-3, which such certification must be countersigned by the Retaining Sponsor with a medallion stamp guarantee of the Retaining Sponsor, (C) a certification from the VRR Interest Owner desiring to effect such transfer substantially in the form attached hereto as Exhibit D-4, which such certification must be countersigned by the Retaining Sponsor with a medallion stamp guarantee of the Retaining Sponsor, (D) a completed W-9 by the prospective transferee and (E) contact information and wiring instructions for the prospective transferee. So long as a portion of the VRR Interest is held by the Certificate Administrator in the Retained Certificate Safekeeping Account, upon the completion of any such transfer during the VRR Interest Transfer Restriction Period, the Certificate Administrator shall issue a receipt to such transferor and transferee. Upon receipt of the foregoing certifications, the Certificate Registrar shall, subject to Section 5.02(e) and Section 5.03(a), reflect such portion of the VRR Interest in the name of the prospective Transferee. For the avoidance of doubt, in no event shall a Class RR Certificate be held as a Book-Entry Certificate during the VRR Interest Transfer Restriction Period. Any attempted or purported transfer in violation of this Section 5.03(i) shall be null and void ab initio and shall vest no rights in any purported transferee and shall not relieve the transferor of any obligations with respect to the applicable portion of the VRR Interest.

(j)                 Other Exchanges. In the event that a Book-Entry Certificate is exchanged for a Definitive Certificate, such Certificates may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of subsections (c) through (f) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S under the Act, at the case may be) and such other procedures as may from time to time be adopted by the Certificate Registrar.

(k)               Restricted Period. Prior to the termination of the Restricted Period with respect to the issuance of the Certificates, transfers of interests in the Temporary Regulation S Book-Entry Certificate to U.S. persons (as defined in Regulation S) shall be limited to transfers made pursuant to the provisions of subsection (e) above.

(l)                 If Non-Registered Certificates are issued upon the transfer, exchange or replacement of Certificates bearing a restrictive legend relating to compliance with the Act, or if a request is made to remove such legend on Certificates, the Non-Registered Certificates so issued shall bear the restrictive legend, or such legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an Opinion of Counsel that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Regulation S under the Act. Upon provision of such satisfactory evidence, the Certificate Registrar shall authenticate and deliver Certificates that do not bear such legend.

(m)             All Certificates and Class RR Certificates surrendered for registration of transfer and exchange shall be canceled and subsequently destroyed by the Certificate Registrar in accordance with the Certificate Registrar’s customary procedures.

(n)               With respect to the ERISA Restricted Certificates and the VRR Interest, no sale, transfer, pledge or other disposition (other than any initial transfer to the Initial Purchasers or the applicable Retaining Parties, as applicable) of any such Certificate or portion of the VRR Interest shall be made unless the Trustee and Certificate Administrator shall have received either (i) a representation letter from the proposed purchaser or transferee of such Certificate or portion of the VRR Interest substantially in the form of Exhibit F-1 attached hereto, to the effect that such proposed purchaser or transferee is not and will not be (A) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA or a plan subject to Section 4975 of the Code, or a governmental plan or any other plan subject to any federal, state or local law (“Similar Law”) that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a “Plan”) or (B) a person acting on behalf of a Plan (including an entity whose underlying assets include Plan assets within the meaning of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA) or using the assets of any such Plan, other than an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60 (or, in the case of a Plan subject to Similar Law, would not constitute or result in a non-exempt violation of Similar Law) or (ii) if such Certificate or portion of VRR Interest is presented for registration in the name of a purchaser or transferee that is any of the foregoing, an Opinion of Counsel in form and substance satisfactory to the Trustee, the Certificate Administrator and the Depositor to the effect that the acquisition and holding of such Certificate or portion of the VRR Interest by such purchaser or transferee will not constitute or result in a non-exempt “prohibited transaction” within the meaning of ERISA or Section 4975 of the Code or a non-exempt violation of any Similar Law, and will not subject the Trustee, the Certificate Administrator, the Certificate Registrar, any Master Servicer, any Special Servicer, any Sub-Servicer, the Initial Purchasers, the Underwriters, the Operating Advisor, the Asset Representations Reviewer or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any such Similar Law) in addition to those set forth in the Agreement. The Trustee and Certificate Administrator shall not register the sale, transfer, pledge or other disposition of any ERISA Restricted Certificate or portion of the VRR Interest unless the Trustee and Certificate Administrator have received either the representation letter described in clause (i) above or the Opinion of Counsel described in clause (ii) above. The costs of any of the foregoing representation letters or Opinions of Counsel shall not be borne by any of the Depositor, any Master Servicer, any Special Servicer, any Sub-Servicer, the Trustee, the Certificate Administrator, the Initial Purchasers, the Underwriters, the Operating Advisor, the Certificate Registrar, the Asset Representations Reviewer or the Trust. Each Certificate Owner of an ERISA Restricted Certificate and VRR Interest Owner shall be deemed to represent that it is not and will not become a Person specified in clauses (i)(A) or (i)(B) above. Any transfer, sale, pledge or other disposition of any ERISA Restricted Certificates or portions of the VRR Interest that would constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code or a violation of any Similar Law, or would otherwise violate the provisions of this Section 5.03(n) shall be deemed absolutely null and void ab initio, to the extent permitted under applicable law.

(o)               No Class R or Class V Certificate may be purchased by or transferred to any prospective purchaser or transferee that is or will be a Plan, or any person acting on behalf of a Plan (including an entity whose underlying assets include Plan assets within the meaning of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA) or using the assets of a Plan to purchase such Class R or Class V Certificate. Each prospective transferee of a Class R or Class V Certificate shall deliver to the transferor and the Certificate Administrator a representation letter, substantially in the form of Exhibit F-2, stating that the prospective transferee is not and will not become a Plan or a person acting on behalf of a Plan (including an entity whose underlying assets include Plan assets within the meaning of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA) or using the assets of a Plan. Any attempted or purported transfer in violation of these transfer restrictions shall be null and void ab initio and shall vest no rights in any purported transferee and shall not relieve the transferor of any obligations with respect to the applicable Certificates.

Each Person who has or acquires any Residual Ownership Interest shall be deemed by the acceptance or acquisition of such Residual Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Residual Ownership Interest are expressly subject to the following provisions:

(i)                                   Each Person acquiring or holding any Residual Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Residual Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Residual Ownership Interest) as a Permitted Transferee. Any acquisition described in the first sentence of this Section 5.03(o) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void ab initio and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Residual Ownership Interest as soon and as fully as possible.

(ii)                                No Residual Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the

Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Residual Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require the proposed transferee to deliver, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor, an affidavit in substantially the form attached as Exhibit D-1 (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (1) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (2) the proposed transferee understands that, as the holder of a Residual Ownership Interest, it may incur tax liabilities in excess of cash flows generated by the residual interest, (3) the proposed transferee intends to pay taxes associated with holding the Residual Ownership Interest as they become due, (4) the proposed transferee will not cause income with respect to the Residual Ownership Interest to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such proposed transferee or any other U.S. Tax Person, (5) the proposed transferee will not transfer the Residual Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, and (6) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.03(o) and (y) other than in connection with the initial issuance of a Class R Certificate, require a statement from the proposed transferor substantially in the form attached as Exhibit D-2 (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in its Transferee Affidavit are false.

(iii)                             Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, that the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee. Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee or middleman) in contravention of the foregoing restrictions, and in any event not later than sixty (60) days after a request for information from the transferor of such Residual Ownership Interest or such agent, the Certificate Registrar agrees to furnish to the Internal Revenue Service and the transferor of such Residual Ownership Interest or such agent such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar, the Certificate Registrar may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, that such Persons shall in no event be excused from furnishing such information.

(p)               The Class R Certificates may only be transferred to and owned by Qualified Institutional Buyers.

(q)               Notwithstanding any other provision of this Agreement, the Certificate Administrator shall comply with all federal withholding requirements respecting payments to Certificateholders, the VRR Interest Owners and other payees of interest or original issue discount that the Certificate Administrator reasonably believes are applicable under the Code. The consent of Certificateholders, the VRR Interest Owners or payees shall not be required for such withholding, and the Certificateholders and the VRR Interest Owners shall be required to provide the Certificate Administrator with such forms and such other information reasonably required by the Certificate Administrator. If the Certificate Administrator does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder, VRR Interest Owner or payee pursuant to federal withholding requirements, the Certificate Administrator shall indicate the amount withheld to such Person. Such amounts shall be deemed to have been distributed to such Persons for all purposes of this Agreement.

(r)                 Notwithstanding any other provision of this Agreement, none of the Depositor, the Trust, any Underwriter, any Initial Purchaser, the Trustee, any Master Servicer, any Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any of their respective affiliated entities (the “Transaction Parties”) is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of any Certificates by any Plan subject to Section 406 of ERISA or Section 4975 of the Code (an “ERISA Plan”) or any person acting on behalf of using the assets of an ERISA Plan. In addition, each beneficial owner of any Certificate or any interest therein that is an ERISA Plan or that is acting on behalf of or using the assets of an ERISA Plan, including any fiduciary purchasing Certificates on behalf of an ERISA Plan (“Plan Fiduciary”) will be deemed to have represented by its acquisition of such Certificate that none of the Transaction Parties has provided any investment recommendation or investment advice to the ERISA Plan or the Plan Fiduciary in connection with the decision to acquire Certificates, and they are not otherwise acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the ERISA Plan in connection with the ERISA Plan’s acquisition of Certificates (unless an applicable prohibited transaction exemption (all of the applicable conditions of which are satisfied) is available to cover the purchase or holding of the Certificates or the transaction is not otherwise prohibited), and (ii) the Plan Fiduciary making the decision to acquire the Certificates is exercising its own independent judgment in evaluating the investment in the Offered Certificates.

Section 5.04        Mutilated, Destroyed, Lost or Stolen Certificates or Class RR Certificates. If (a) any mutilated Certificate or Class RR Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate or Class RR Certificate and (b) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it harmless, then, in the absence of actual notice to the Certificate Registrar that such Certificate or Class RR Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate or Class RR Certificate, a new Certificate or certificate evidencing the applicable portion of the VRR Interest of like tenor and interest in the Trust. In connection with the issuance of any new Certificate or Class RR Certificate under this Section 5.04, the Certificate Registrar may require the payment of a sum sufficient to cover any expenses (including the fees and expenses of the

Certificate Registrar) connected therewith. Any replacement Certificate or Class RR Certificate issued pursuant to this Section 5.04 shall constitute complete and indefeasible evidence of ownership in the Trust, as if originally issued, whether or not the lost, stolen or destroyed Certificate or Class RR Certificate shall be found at any time.

Section 5.05        Persons Deemed Owners. Each applicable Master Servicer, each applicable Special Servicer, the Certificate Administrator, the Trustee and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name any Certificate or portion of the VRR Interest is registered as the owner of such Certificate or portion of the VRR Interest for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and each applicable Master Servicer, each applicable Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar and any agent of any of them shall not be affected by any notice to the contrary; provided, that to the extent that a party to this Agreement responsible for distributing any report, statement or other information required to be distributed to Certificateholders and VRR Interest Owners has been provided an Investor Certification, such party to this Agreement shall distribute such report, statement or other information to such beneficial owner (or prospective transferee).

Section 5.06        Access to List of Certificateholders’ and VRR Interest Owners’ Names and Addresses; Special Notices. (a) The Certificate Registrar shall maintain in as current form as is reasonably practicable the most recent list available to it of the names and addresses of the Certificateholders and the VRR Interest Owners. If any Certificateholder or VRR Interest Owner that has provided an Investor Certification (i) requests in writing from the Certificate Registrar a list of the names and addresses of Certificateholders and the VRR Interest Owners, (ii) states that such Certificateholder or VRR Interest Owner desires to communicate with other Certificateholders or VRR Interest Owners with respect to its rights under this Agreement or under the Certificates and (iii) provides a copy of the communication which Certificateholder or VRR Interest Owner proposes to transmit, then the Certificate Registrar shall, within ten (10) Business Days after the receipt of such request, furnish such Certificateholder or VRR Interest Owner (at such Certificateholder’s or VRR Interest Owner’s sole cost and expense) a current list of the Certificateholders and the VRR Interest Owners. In addition, upon written request to the Certificate Administrator of any Certificateholder, Certificate Owner (if applicable) or VRR Interest Owner that has provided an Investor Certification, the Certificate Administrator, based on information in its possession, shall promptly notify such Certificateholder, Certificate Owner or VRR Interest Owner of the identity of the then-current Directing Certificateholder. Every Certificateholder or VRR Interest Owner, by receiving and holding a Certificate or portion of the VRR Interest, agrees that the Certificate Registrar shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders or the VRR Interest Owners hereunder, regardless of the source from which information was derived. Each applicable Master Servicer, each applicable Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor and the Depositor shall be entitled to a list of the names and addresses of Certificateholders and the VRR Interest Owners from time to time upon request therefor.

(b)               (i) The Certificate Administrator shall include in any Form 10-D any written request received in accordance with Section 11.04(a) prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder, Certificate Owner or VRR Interest Owner to communicate with other Certificateholders, Certificate Owners or VRR Interest Owners related to Certificateholders,

Certificate Owners or VRR Interest Owners exercising their rights under the terms of this Agreement. Any Form 10-D containing such disclosure (a “Special Notice”) regarding the request to communicate shall include the following and no more than the following (a) the name of the Certificateholder, Certificate Owner or VRR Interest Owner making the request, (b) the date the request was received, (c) a statement to the effect that the Certificate Administrator has received such request, stating that such Certificateholder, Certificate Owner or VRR Interest Owner is interested in communicating with other Certificateholders, Certificate Owners or VRR Interest Owners with regard to the possible exercise of rights under this Agreement, and (d) a description of the method other Certificateholders, Certificate Owners or VRR Interest Owners may use to contact the requesting Certificateholder, Certificate Owner or VRR Interest Owner. It is hereby understood that a disclosure in substantially the following form shall be deemed to satisfy the requirements in the preceding sentence: “On [date], the Certificate Administrator received from [name], a Certificateholder, Certificate Owner or VRR Interest Owner, a request to communicate with other Certificateholders, Certificate Owners and VRR Interest Owner in the securitization transaction to which this report on Form 10-D relates (the “Securitization”). The requesting Certificateholder, Certificate Owner or VRR Interest Owner is interested in communicating with other Certificateholders, Certificate Owners and VRR Interest Owners with regard to the possible exercise of rights under the pooling and servicing agreement governing the Securitization. Other Certificateholders, Certificate Owners and VRR Interest Owners may contact the requesting Certificateholder, Certificate Owner or VRR Interest Owner at [telephone number], [email address] and/or [mailing address].”

(ii)                                In verifying the identity of any Certificateholder, Certificate Owner or VRR Interest Owner in connection with any request to communicate, (i) if the Certificateholder, Certificate Owner or VRR Interest Owner is the holder of record with respect to any Certificate or portion of the VRR Interest, the Certificate Administrator shall not require any further verification or (ii) if the Certificateholder, Certificate Owner or VRR Interest Owner is not the holder of record with respect to any Certificate or portion of the VRR Interest, the Certificate Administrator shall require no more than (x) a written certification from such Certificateholder, Certificate Owner or VRR Interest Owner that it is the beneficial owner of a Certificate or portion of the VRR Interest and (y) one of the following documents confirming ownership of such Certificate or portion of the VRR Interest: a trade confirmation, an account statement, a letter from a broker-dealer or another document acceptable to the Certificate Administrator that is similar to any of the foregoing documents. The Certificate Administrator shall not have any obligation to verify the information provided by any Certificateholder, Certificate Owner or VRR Interest Owner in any request to communicate and may rely on such information conclusively. Additionally, any expenses the Certificate Administrator incurs in connection with any request to communicate will be paid by the Trust.

Section 5.07        Maintenance of Office or Agency. The Certificate Registrar shall maintain or cause to be maintained an office or offices or agency or agencies where Certificates or Class RR Certificates may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Certificate Registrar in respect of the Certificates or the VRR Interest and this Agreement may be served. The Certificate Registrar initially designates its office at 1505 Energy Park Drive, St. Paul, Minnesota 55108 as its office for such purposes. The Certificate Registrar shall give prompt written notice to the Certificateholders, the VRR Interest

Owners and the Mortgagors of any change in the location of the Certificate Register or any such office or agency.

Section 5.08        Appointment of Certificate Administrator. (a) Computershare Trust Company, National Association is hereby initially appointed Certificate Administrator in accordance with the terms of this Agreement. If the Certificate Administrator resigns or is terminated, the Trustee shall appoint a successor certificate administrator which may be the Trustee or an Affiliate thereof to fulfill the obligations of the Certificate Administrator hereunder which must satisfy the eligibility requirements set forth in Section 8.06.

(b)               The Certificate Administrator may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(c)                The Certificate Administrator, at the expense of the Trust (but only if such amount constitutes “unanticipated expenses of the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii)), may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith.

(d)               The Certificate Administrator shall not be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement.

(e)                The Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, affiliates or attorneys; provided, however, that the appointment of such agents, affiliates or attorneys shall not relieve the Certificate Administrator of its duties or obligations hereunder. Computershare Trust Company, National Association shall perform its duties as Custodian hereunder through its Document Custody division and shall perform its duties as the Certificate Administrator role through its Corporate Trust Services division.

(f)                The Certificate Administrator shall not be responsible for any act or omission of the Trustee, any Master Servicer, any Special Servicer or the Depositor.

Section 5.09        [Reserved].

Section 5.10        Voting Procedures. With respect to any matters submitted to Certificateholders for a vote, the Certificate Administrator shall administer such vote through the Depository with respect to Book-Entry Certificates and directly with registered Holders by mail with respect to Definitive Certificates. In each case, such vote shall be administered in accordance with the following procedures, unless different procedures are otherwise described herein with respect to a specific vote:

(a)                Any matter submitted to Certificateholders for a vote shall be announced in a notice prepared by the Certificate Administrator. Such notice shall include the record date determined by the Certificate Administrator for purposes of the vote and a voting deadline which shall be no less than thirty (30) days and no later than sixty (60) days after the date such notice is distributed. The notice and related ballot shall be sent to Holders of Book-Entry Certificates through the Depository and by mail to the registered Holders of Definitive Certificates. In addition, the notice and related ballot shall be posted to the Certificate Administrator’s Website. Notices delivered in this manner shall be considered delivered to all Holders regardless of whether any Holder actually receives the notice and ballot.

(b)               In connection with any vote administered pursuant to this Agreement, voting Holders shall be required to certify their holdings in the manner set forth on the ballot, unless a specific manner is otherwise provided herein. Holders may only vote in accordance with their Voting Rights. Voting Rights with respect to any outstanding Class of Certificates shall be calculated by the Certificate Administrator in accordance with the definition of Voting Rights as of the record date for the vote. Only Classes with an outstanding Certificate Balance greater than zero as of the record date of the vote shall be permitted to vote. Once a Holder has cast its vote, the vote may be changed or retracted on or before the vote deadline. Any changes or retractions shall be communicated by the Certificateholder to the Certificate Administrator in writing on a ballot. After the vote deadline has passed, votes may not be changed or retracted by any Holder unless the Holder wishing to change or retract its vote holds a sufficient portion of the Voting Rights such that the Holder, by its vote alone, could approve or deny the proposition subject to a vote without taking into consideration the votes cast by any other Holder. Transferees or purchasers of any Class of Certificates are subject to and shall be bound by all votes of Holders initiated or conducted prior to its acquisition of such Certificate.

(c)                The Certificate Administrator may take up to fifteen (15) Business Days to tabulate the results of any vote. The Certificate Administrator shall use its reasonable efforts to resolve any illegible or incomplete ballots received prior to the voting deadline. Illegible or incomplete ballots that are received on the voting deadline or that cannot be resolved by the voting deadline shall not be counted. Promptly after the votes are tabulated, the Certificate Administrator shall prepare a notice announcing the results of the vote. Such notice shall include the percentage of Voting Rights in favor of the proposition, the percentage against the proposition and the percentage abstaining. In addition, the notice will announce whether the proposition has been adopted by Certificateholders. The notice shall be distributed in accordance with the methods described in Section 5.10(a) above. The Certificate Administrator shall also include such notice on the Form 10-D prepared in connection with the distribution period that corresponds with the date such notice is distributed. All vote tabulations shall be final and the Certificate Administrator shall not, absent manifest error, re-tabulate the votes or conduct a new vote for the same proposition.

(d)               Any and all reasonable expenses incurred by the Certificate Administrator in connection with administering any vote shall be borne by the Trust. The Certificate Administrator is under no obligation to advise Holders about the matter being voted on or answer questions other than process-related questions regarding the administration of the vote.

(e)                If any party to this Agreement believes a vote of Certificateholders is needed for some matter related to the administration of the Trust that is not specifically contemplated herein, such party may request the Certificate Administrator to conduct a vote and the Certificate Administrator will conduct the requested vote in accordance with these procedures.

Unless specifically provided herein, all such votes require a majority of Certificateholders to carry a proposition.

Section 5.11        Exchangeable Certificates. (a) On the Closing Date, the Grantor Trust shall issue the several Classes of Exchangeable Certificates. Each Class of Exchangeable Certificates shall represent an undivided beneficial ownership interest in the Corresponding Exchangeable Upper-Tier Regular Interests in an amount equal to the Class Percentage Interest of such Class in each such Corresponding Exchangeable Upper-Tier Regular Interest. All amounts allocated to an Exchangeable Upper-Tier Regular Interest hereunder, including principal and interest payable thereon and reimbursement of previously allocated Realized Losses (with interest), shall be allocated to the Classes of Exchangeable Certificates representing an interest therein, in proportion to their Class Percentage Interests therein; provided, that the Exchangeable Certificates will be entitled to Prepayment Premiums and Yield Maintenance Charges as described in Section 4.01(h).

(b)               Certificates of each Class of Exchangeable Certificates (each such Class, in connection with any exchange, an applicable “Surrendered Class”) may be exchanged on the books of DTC for Certificates of the corresponding Classes of Exchangeable Certificates set forth next to such Class in the table below (each, an applicable “Received Class”), and vice versa. The Denomination of each of the Received Classes of Certificates must be equal to the Denomination of each of the Surrendered Classes of Certificates. No fee shall be required with respect to any exchange of Exchangeable Certificates. Following any exchange of Certificates of one or more Surrendered Classes for Certificates of one or more Received Classes, the Class Percentage Interests in the Corresponding Exchangeable Upper-Tier Regular Interests that are represented by the Surrendered Classes (and consequently their related Certificate Balances or Notional Amounts) shall be decreased, and those of the Received Classes (and consequently their related Certificate Balances or Notional Amounts) shall be increased. The Certificate Administrator or Certificate Registrar, as applicable, shall (i) make the appropriate notation of such exchange on the Certificate Register and on the Book-Entry Certificate for each Class of Exchangeable Certificates involved in such exchange to reflect such reductions and increases and (ii) give appropriate instructions to the Depository to reflect such reductions and increases.

Surrendered Classes (or Received Classes) of Certificates	Received Classes (or Surrendered Classes) of Certificates
Class A-4	Class A-4-1, Class A-4-X1
Class A-4	Class A-4-2, Class A-4-X2
Class A-5	Class A-5-1, Class A-5-X1
Class A-5	Class A-5-2, Class A-5-X2
Class A-S	Class A-S-1, Class A-S-X1
Class A-S	Class A-S-2, Class A-S-X2
Class B	Class B-1, Class B-X1
Class B	Class B-2, Class B-X2
Class C	Class C-1, Class C-X1
Class C	Class C-2, Class C-X2

For example, a Certificateholder holding Class A-S Certificates with a Denomination of $91,704,000 may surrender Class A-S Certificates with a Denomination of $45,852,000 (the Certificates of the applicable Surrendered Class) and receive in exchange

Class A-S-1 Certificates with a Denomination of $45,852,000 and Class A-S-X1 Certificates with a Denomination of $45,852,000 (collectively, the Certificates of the applicable Received Classes). In such event, (i) the Class Percentage Interest of the Class A-S Certificates in each of the Class A-S, Class A-S-X1 and Class A-S-X2 Upper-Tier Regular Interests would be reduced from 100% to 50%, (ii) the Class Percentage Interest of the Class A-S-1 Certificates in each of the Class A-S and Class A-S-X2 Upper-Tier Regular Interests would be increased from 0% to 50%, and (iii) the Class Percentage Interest of the Class A-S-X1 Certificates in the Class A-S-X1 Upper-Tier Regular Interest would be increased from 0% to 50%.

Similarly a Certificateholder holding Class A-S-1 Certificates with a Denomination of $45,852,000 that seeks to surrender all such Certificates in exchange for Class A-S Certificates will be required to surrender all such Certificates, as well as Class A-S-X1 Certificates with a Denomination of $45,852,000 in order to accomplish such exchange. In such event (assuming no other Class A-S Certificates are then outstanding), (i) the Class Percentage Interest of the Class A-S-1 Certificates in each of the Class A-S and Class A-S-X2 Upper-Tier Regular Interests would be reduced from 50% to 0%, (ii) the Class Percentage Interest of the Class A-S-X1 Certificates in the Class A-S-X1 Upper-Tier Regular Interest would be reduced from 50% to 0%, and (iii) the Class Percentage Interest of the Class A-S Certificates in each of the Class A-S, Class A-S-X1 and Class A-S-X2 Upper-Tier Regular Interests would be increased from 0% to 50%.

(c)                The maximum Certificate Balance or Notional Amount of each Class of Class A-4 Exchangeable Certificates, Class A-5 Exchangeable Certificates, Class A-S Exchangeable Certificates, Class B Exchangeable Certificates or Class C Exchangeable Certificates that may be issued in an exchange is equal to the Certificate Balance of the Class A-4, Class A-5, Class A-S, Class B or Class C Upper-Tier Regular Interest, respectively.

(d)               In order to effect an exchange of Exchangeable Certificates, the Certificateholder shall deliver a notice substantially in the form of Exhibit TT to the Certificate Administrator by e-mail to CCTCMBSBondAdmin@computershare.com (with a subject line referencing “BANK 2026-BNK52” and setting forth the proposed Exchange Date) no later than three (3) Business Days before the proposed exchange date (the “Exchange Date”). The Exchange Date may be any Business Day other than the first or last Business Day of the month. The notice must (i) be set forth on the applicable Certificateholder’s letterhead, (ii) carry a medallion stamp guarantee and (iii) set forth the following information: (x) the CUSIP number, outstanding Certificate Balance or Notional Amount and Original Certificate Balance or Original Notional Amount of each proposed Surrendered Class and of each proposed Received Class; (y) the Certificateholder’s DTC participant number; and (z) the proposed Exchange Date. A notice shall become irrevocable on the second Business Day before the proposed Exchange Date.

(e)                Upon the satisfaction of the conditions to an exchange described in this Section 5.11, the Certificate Administrator shall deliver Certificates of the applicable Received Classes to the requesting Certificateholder. The Certificate Administrator shall reduce the outstanding Certificate Balance(s) or Notional Amount(s) of the Surrendered Classes, and increase the outstanding Certificate Balance(s) or Notional Amount(s) of the Received Classes, on the Certificate Register. The Certificateholder and the Certificate Administrator shall utilize the “deposit and withdrawal system” at the Depository to effect the exchange.

(f)                The Certificate Administrator shall make the first distribution on Certificates of any Received Classes related to an exchange on the Distribution Date in the month following the month of exchange to the Certificateholder of record as of the applicable Record Date for such Certificates and Distribution Date. If an Exchange Date occurs in any month before the Distribution Date in such month, then any distributions to be made on such Distribution Date on Certificates of any Surrendered Classes shall be so made to the Certificateholders of record as of the applicable Record Date for such Certificates and such Distribution Date. Neither the Certificate Administrator nor the Depositor shall have any obligation to ensure the availability in the market of the applicable Certificates to accomplish any exchange.

[End of Article V]

Article VI

THE DEPOSITOR, THE MASTER SERVICERS, THE SPECIAL SERVICERS, the
Operating Advisor, the asset representations reviewer, THE
DIRECTING CERTIFICATEHOLDER and the risk retention
consultation parties

Section 6.01        Representations, Warranties and Covenants of each Applicable Master Servicer, each Applicable Special Servicer, the Operating Advisor and the Asset Representations Reviewer. (a) Each Master Servicer, for itself only, hereby represents, warrants and covenants to the Trustee, for its own benefit and the benefit of the Certificateholders, the VRR Interest Owners, each Serviced Companion Noteholder, the Depositor, the Certificate Administrator, each Special Servicer, the Asset Representations Reviewer and the Operating Advisor, as of the Closing Date, that:

(i)                                   The Master Servicer is (A) in the case of the General Master Servicer, a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Georgia and (B) in the case of the NCB Master Servicer, a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America and, in each case, the Master Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)                                The execution and delivery of this Agreement by the Master Servicer, and the performance and compliance with the terms of this Agreement by the Master Servicer, do not (A) violate the Master Servicer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets or (C) violate any law, rule, regulation, order, judgment or decree to which the Master Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement;

(iii)                             The Master Servicer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)                            This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)                               The Master Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Master Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement;

(vi)                            No litigation is pending or, to the best of the Master Servicer’s knowledge, threatened against the Master Servicer which would prohibit the Master Servicer from entering into this Agreement or, in the Master Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement;

(vii)                         The Master Servicer has errors and omissions insurance coverage that is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07; and

(viii)                      No consent, approval, authorization or order of, registration or filing with, or notice to, any governmental authority or court is required under federal or state law for the execution, delivery and performance by the Master Servicer of, or compliance by the Master Servicer with, this Agreement or the Master Servicer’s consummation of any transactions contemplated hereby, other than (A) such consents, approvals, authorizations, orders, qualifications, registrations, filings or notices as have been obtained, made or given prior to the actual performance by the Master Servicer of its obligations under this Agreement or (B) where the lack of such consent, approval, authorization, order, qualification, registration, filing or notice would not have a material adverse effect on the performance by the Master Servicer under this Agreement.

(b)               Each Special Servicer, for itself only, hereby represents, warrants and covenants to the Trustee, for its own benefit and the benefit of the Certificateholders, the VRR Interest Owners, each Serviced Companion Noteholder, the Depositor, the Certificate Administrator, each Master Servicer, the Asset Representations Reviewer and the Operating Advisor, as of the Closing Date, that:

(i)                                   The Special Servicer is (A) in the case of the General Special Servicer, a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and (B) in the case of the NCB Special Servicer, a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America and, in each case, the Special Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)                                 The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, do not (A) violate the Special Servicer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Special Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or its financial condition;

(iii)                             The Special Servicer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)                            This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and, to the extent applicable, the rights of the creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)                               The Special Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Special Servicer to perform its obligations under this Agreement;

(vi)                            No litigation is pending or, to the best of the Special Servicer’s knowledge, threatened against the Special Servicer, which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Special Servicer to perform its obligations under this Agreement;

(vii)                         The Special Servicer has errors and omissions coverage which is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07; and

(viii)                      No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Special Servicer of, or compliance by the Special Servicer with, this Agreement or the consummation of the transactions of the Special Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Special Servicer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Special Servicer to perform its obligations hereunder.

(c)                The Operating Advisor hereby represents, warrants and covenants to the Trustee, for its own benefit and the benefit of the Certificateholders, the VRR Interest Owners, each Serviced Companion Noteholder, the Depositor, the Certificate Administrator, each Master Servicer, each Special Servicer, as of the Closing Date, that:

(i)                                   The Operating Advisor is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of New York and the Operating Advisor is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)                                The execution and delivery of this Agreement by the Operating Advisor, and the performance and compliance with the terms of this Agreement by the Operating Advisor, do not (A) violate the Operating Advisor’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Operating Advisor or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or its financial condition;

(iii)                             The Operating Advisor has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)                            This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Operating Advisor, enforceable against the Operating Advisor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)                               The Operating Advisor is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or the financial condition of the Operating Advisor;

(vi)                            The Operating Advisor has errors and omissions insurance coverage that is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07;

(vii)                         No litigation is pending or, to the best of the Operating Advisor’s knowledge, threatened against the Operating Advisor, which would prohibit the Operating Advisor from entering into this Agreement or, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Operating Advisor to perform its obligations under this Agreement;

(viii)                      No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Operating Advisor of, or compliance by the Operating Advisor with, this Agreement or the consummation of the transactions of the Operating Advisor contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Operating Advisor of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Operating Advisor to perform its obligations hereunder; and

(ix)                              The Operating Advisor is an Eligible Operating Advisor.

(d)               The Asset Representations Reviewer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, the VRR Interest Owners and to the Depositor, each Master Servicer, each Special Servicer and the Certificate Administrator, as of the Closing Date, that:

(i)                                   The Asset Representations Reviewer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of New York, and the Asset Representations Reviewer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)                                The execution and delivery of this Agreement by the Asset Representations Reviewer, and the performance and compliance with the terms of this Agreement by the Asset Representations Reviewer, do not (A) violate the Asset Representations Reviewer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Asset Representations Reviewer or its property is subject, which, in the case of either (B) or (C) above, is likely to materially and adversely affect either the ability of the Asset Representations Reviewer to perform its obligations under this Agreement or its financial condition;

(iii)                             The Asset Representations Reviewer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)                            This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Asset Representations Reviewer, enforceable against the Asset Representations Reviewer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)                               The Asset Representations Reviewer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Asset Representations Reviewer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Asset Representations Reviewer to perform its obligations under this Agreement or the financial condition of the Asset Representations Reviewer;

(vi)                            No litigation is pending or, to the best of the Asset Representations Reviewer’s knowledge, threatened against the Asset Representations Reviewer, which would prohibit the Asset Representations Reviewer from entering into this Agreement or, in the Asset Representations Reviewer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Asset Representations Reviewer to perform its obligations under this Agreement;

(vii)                         The Asset Representations Reviewer has errors and omissions coverage that is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07; and

(viii)                      No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Asset Representations Reviewer of, or compliance by the Asset Representations Reviewer with, this Agreement or the consummation of the transactions of the Asset Representations Reviewer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Asset Representations Reviewer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Asset Representations Reviewer to perform its obligations hereunder; and

(ix)                             The Asset Representations Reviewer is an Eligible Asset Representations Reviewer.

(e)                The representations and warranties set forth in paragraphs (a)-(d) above shall survive the execution and delivery of this Agreement. Upon written notice or actual knowledge by any party to this Agreement (or upon written notice thereof from any

Certificateholder, any VRR Interest Owner or any Companion Holder) of a breach of any of the representations and warranties set forth in this Section 6.01 which materially and adversely affects the interests of any party to this Agreement, the Certificateholders or the VRR Interest Owners, the party discovering such breach shall give prompt written notice to the other parties hereto, each certifying Certificateholder, each VRR Interest Owner and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder.

Section 6.02        Liability of the Depositor, each applicable Master Servicer, the Operating Advisor, each applicable Special Servicer and the Asset Representations Reviewer. The Depositor, each applicable Master Servicer, the Operating Advisor, each applicable Special Servicer and the Asset Representations Reviewer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, such Master Servicer, the Operating Advisor, such Special Servicer and the Asset Representations Reviewer herein.

Section 6.03        Merger, Consolidation or Conversion of the Depositor, a Master Servicer, the Operating Advisor, a Special Servicer or the Asset Representations Reviewer. (a) Subject to 6.03(b) below, each of the Depositor, each applicable Master Servicer and each applicable Special Servicer will keep in full effect its existence, rights and franchises as an entity under the laws of the jurisdiction of its incorporation or organization, and each will obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates, the VRR Interest or any of the Mortgage Loans or Companion Loans and to perform its respective duties under this Agreement.

(b)               Each of the Depositor, each applicable Master Servicer, each applicable Special Servicer, the Operating Advisor and the Asset Representations Reviewer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets (which may be limited to all or substantially all of its assets related to commercial mortgage loan servicing, commercial mortgage surveillance or asset representations reviewer operations, as the case may be) to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor, a Master Servicer, a Special Servicer, the Operating Advisor, or the Asset Representations Reviewer shall be a party, or any Person succeeding to the business of the Depositor, a Master Servicer, a Special Servicer, the Operating Advisor, or the Asset Representations Reviewer, shall be the successor of the Depositor, such Master Servicer, such Special Servicer, the Operating Advisor, or the Asset Representations Reviewer (such Person, in the case of a Master Servicer or a Special Servicer, in each of the foregoing cases, the “Surviving Entity”), as the case may be, hereunder, without the execution or filing of any paper (other than an assumption agreement wherein the successor shall agree to perform the obligations of and serve as the Depositor, a Master Servicer, a Special Servicer, the Operating Advisor, or the Asset Representations Reviewer, as the case may be, in accordance with the terms of this Agreement) or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that with respect to such merger, consolidation or succession, Rating Agency Confirmation is received from each Rating Agency with respect to the Classes of Certificates and, with respect to any class of Serviced Companion Loan Securities, a confirmation is received from each applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates as described in Section 3.25); provided, further, that if a Master Servicer, a Special Servicer or the Operating Advisor enters into a merger and such Master Servicer, such Special Servicer or the Operating Advisor, as applicable, is the surviving entity under applicable law, such Master Servicer, such Special Servicer or the Operating Advisor, as applicable, shall not, as a result of the merger, be required to provide a Rating Agency Confirmation with respect to ratings of the Classes of Certificates or, with respect to any class of Serviced Companion Loan Securities, a confirmation of the rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings; provided, further, that for so long as the Trust, and, with respect to any Serviced Companion Loan included as part of the trust in a related Other Securitization, is subject to the reporting requirements of the Exchange Act, if such Master Servicer, such Special Servicer or the Operating Advisor notifies the Depositor in writing (a “Merger Notice”) of any such merger, consolidation, conversion or other change in form, and the Depositor or the depositor in such Other Securitization, as the case may be, notifies such Master Servicer, such Special Servicer or the Operating Advisor, as applicable, in writing that the Depositor or the depositor in such Other Securitization, as the case may be, has discovered that such successor entity has not complied with its Exchange Act reporting obligations under any other commercial mortgage loan securitization (and specifically identifying the instance of noncompliance), then it shall be an additional condition to such succession that the Depositor or the depositor in such Other Securitization, as the case may be, shall have consented (which consent shall not be unreasonably withheld or delayed) to such successor entity. Notwithstanding the foregoing, no Master Servicer, Special Servicer or Operating Advisor may remain a Master Servicer, a Special Servicer or Operating Advisor, as applicable, under this Agreement after (x) being merged or consolidated with or into any Person that is a Prohibited Party, or (y) transferring all or substantially all of its assets to any Person if such Person is a Prohibited Party, except to the extent (i) such Master Servicer, such Special Servicer or Operating Advisor, as applicable, is the surviving entity of such merger, consolidation or transfer and has been and continues to be in compliance with its Regulation AB reporting obligations hereunder or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld. If, within sixty (60) days following the date of delivery of the Merger Notice to the Depositor or the depositor in such Other Securitization, as the case may be, the Depositor or depositor in such Other Securitization, as the case may be, shall have failed to notify such Master Servicer or such Special Servicer, as applicable, in writing of the Depositor’s determination, or depositor’s determination, in the case of an Other Securitization, to grant or withhold such consent, such failure shall be deemed to constitute a grant of such consent. If the conditions to the provisions in the second preceding sentence are not met, the Trustee may terminate, and if the conditions set forth in the third proviso of the third preceding sentence are not met the Trustee shall terminate, the applicable Surviving Entity’s servicing of the Mortgage Loans pursuant hereto, such termination to be effected in the manner set forth in Section 7.01.

(i)                                   The Asset Representations Reviewer shall keep in full effect its existence and rights as an entity under the laws of the jurisdiction of its organization, and shall be in compliance with the laws of all jurisdictions to the extent necessary to perform its duties under this Agreement.

(ii)                                Any Person into which the Asset Representations Reviewer may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Asset Representations Reviewer shall be a party, or any Person succeeding to the business of the Asset Representations Reviewer, shall be the successor of the Asset Representations

Reviewer hereunder, and shall be deemed to have assumed all of the liabilities and obligations of such Asset Representations Reviewer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the Trustee has received a Rating Agency Confirmation with respect to such successor or surviving Person.

Section 6.04        Limitation on Liability of the Depositor, each applicable Master Servicer, each applicable Special Servicer, the Operating Advisor, the Asset Representations Reviewer and Others. (a) None of the Depositor, any Master Servicer (including in its capacity as Companion Paying Agent, if applicable), any Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any of the partners, directors, officers, shareholders, members, managers, employees or agents of any of the foregoing shall be under any liability to the Trust, the Certificateholders, the VRR Interest Owners or the Companion Holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, any Master Servicer (including in its capacity as Companion Paying Agent, if applicable), any Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties or by reason of negligent disregard of such party’s obligations and duties hereunder. The Depositor, each applicable Master Servicer (including in its capacity as Companion Paying Agent, if applicable), each applicable Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any partner, director, officer, shareholder, member, manager, employee or agent of the Depositor, a Master Servicer (including in its capacity as Companion Paying Agent, if applicable), a Special Servicer, the Operating Advisor or the Asset Representations Reviewer, and any of the partners, directors, officers, shareholders, members, managers, employees or agents of any of the foregoing may rely on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, each applicable Master Servicer (including in its capacity as Companion Paying Agent, if applicable), each applicable Special Servicer, the Asset Representations Reviewer, the Operating Advisor and the Non-Serviced Trust (with respect to any Non-Serviced Mortgage Loan, to the extent provided under the related Intercreditor Agreement) and any partner, director, officer, shareholder, member, manager, employee or agent of any of the foregoing shall be indemnified and held harmless by the Trust against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses (for the avoidance of doubt, including without limitation reasonable attorneys’ fees and expenses and expenses relating to the enforcement of this indemnity and of investigation, counsel fees, damages, judgments and amounts paid in settlement) incurred in connection with any actual or threatened legal or administrative action (whether in equity or at law) or claim relating to this Agreement, the Mortgage Loans, the Companion Loans, the Certificates or the VRR Interest, other than any loss, liability or expense: (i) specifically required to be borne thereby pursuant to the terms hereof; (ii) incurred in connection with any breach of a representation or warranty made by it herein; (iii) incurred by reason of bad faith, willful misconduct or negligence in the performance of its obligations or duties hereunder, or by reason of negligent disregard of such obligations or duties; or (iv) in the case of the Depositor and any of its partners, directors, officers, shareholders, members, managers, employees and agents, incurred in connection with any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the Trustee nor the Certificate Administrator (including in its capacity as Custodian, Certificate Registrar and 17g-5 Information Provider) shall be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Certificate Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. Each applicable Master Servicer (including in its capacity as Companion Paying Agent, if applicable), each applicable Special Servicer, the Asset Representations Reviewer and the Operating Advisor conclusively may rely on, and shall be protected in acting or refraining from acting upon, any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, financial statement, agreement, appraisal, bond or other document (in electronic or paper format) as contemplated by and in accordance with this Agreement and reasonably believed or in good faith believed by the applicable Master Servicer (including in its capacity as Companion Paying Agent, if applicable), the applicable Special Servicer, the Asset Representations Reviewer or the Operating Advisor to be genuine and to have been signed or presented by the proper party or parties and each of them may consult with counsel, in which case any written advice of counsel or Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel.

(b)               None of the Depositor, any Master Servicer (including in its capacity as Companion Paying Agent, if applicable), any Special Servicer, the Operating Advisor or the Asset Representations Reviewer shall be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective duties under this Agreement or which in its opinion may involve it in any expense or liability not recoverable from the Trust; provided, however, that each of the Depositor, each applicable Master Servicer, each applicable Special Servicer, the Operating Advisor or the Asset Representations Reviewer may in its discretion undertake any such action, proceeding, hearing or examination that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders and the VRR Interest Owners (and, in the case of any Serviced Whole Loan, the rights of the Certificateholders and the VRR Interest Owners and the holders of a Serviced Companion Loan (as a collective whole) taking into account the subordinate or pari passu nature of such Serviced Companion Loan); provided, however, that if a Serviced Whole Loan and/or the holder of any related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to the applicable Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the applicable Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the Trust for any amounts advanced for the payment of such expenses, costs or liabilities. In such event, the legal expenses and costs of such action, proceeding, hearing or examination and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust, and the Depositor, each applicable Master Servicer (including in its capacity as Companion Paying Agent, if applicable), each applicable Special Servicer, the Asset Representations Reviewer and the Operating Advisor shall be entitled to be reimbursed therefor out of amounts attributable to the Mortgage Loans or the Companion Loan on deposit in the applicable Collection Account (including, without duplication, any subaccount thereof), as provided by Section 3.05(a)(xii).

(c)                Each applicable Master Servicer and each applicable Special Servicer, as applicable, agrees to indemnify the Depositor, the Trustee, the related Serviced Companion Noteholder, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the applicable Master Servicer (including in its capacity as Companion Paying Agent, if applicable) (in the case of each applicable Special Servicer and any other applicable Master Servicer), the applicable Special Servicer (in the case of each applicable Master Servicer and any other applicable Special Servicer) and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses (for the avoidance of doubt, including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of such Master Servicer or such Special Servicer, as the case may be, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by such Master Servicer or such Special Servicer, as the case may be, of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein by such Master Servicer or such Special Servicer, as applicable. The Trustee, the Certificate Administrator, the Depositor, the Asset Representations Reviewer or the Operating Advisor, as the case may be, shall immediately notify the applicable Master Servicer or the applicable Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall assume the defense of such claim (with counsel reasonably satisfactory to the Trustee, the Certificate Administrator or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless such Master Servicer’s or such Special Servicer’s, as the case may be, defense of such claim is materially prejudiced thereby.

Each applicable Master Servicer and each applicable Special Servicer shall indemnify and hold harmless the Depositor from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses (for the avoidance of doubt, including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) incurred by the Depositor or its Affiliates that arise out of or are based upon, severally and not jointly (i) a breach by such Master Servicer or such Special Servicer, as applicable, of any obligation it has to deliver information to the 17g-5 Information Provider as set forth in this Agreement, including Section 3.07(a), Section 3.08, Section 3.09(e), Section 3.12, Section 3.17(c) and Section 3.18(g) or (ii) a breach of any obligation it has set forth in Sections 3.13(e), (h) and (j).

(d)               Each of the Trustee and the Certificate Administrator (including in its role as Custodian), respectively agrees to indemnify the Depositor, each Master Servicer (including in its capacity as Companion Paying Agent, if applicable), each Special Servicer, the Certificate Administrator (in the case of the Trustee), the Trustee (in the case of the Certificate Administrator), the Operating Advisor, the Asset Representations Reviewer and the Trust and any partner, director, officer, shareholder, member, manager employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses (for the avoidance of doubt, including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Trustee or the Certificate Administrator, respectively, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Trustee or the Certificate Administrator, respectively, of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The Depositor, the applicable Master Servicer, the applicable Special Servicer, the Asset Representations Reviewer or the Operating Advisor, as the case may be, shall immediately notify the Trustee and the Certificate Administrator, respectively, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Trustee or the Certificate Administrator shall assume the defense of such claim (with counsel reasonably satisfactory to the Depositor, such Master Servicer (including in its capacity as Companion Paying Agent, if applicable), such Special Servicer, the Asset Representations Reviewer or the Operating Advisor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Trustee or the Certificate Administrator shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Trustee’s or the Certificate Administrator’s defense of such claim is materially prejudiced thereby.

(e)                The Depositor agrees to indemnify each Master Servicer (including in its capacity as Companion Paying Agent, if applicable), each Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses (for the avoidance of doubt, including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Depositor, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Depositor of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer or the Operating Advisor, as the case may be, shall immediately notify the Depositor if a claim is made by a third party with respect to this Agreement, whereupon the Depositor shall assume the defense of such claim (with counsel reasonably satisfactory to such Master Servicer (including in its capacity as Companion Paying Agent, if applicable) or such Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer, as the case may be) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Depositor shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Depositor’s defense of such claim is materially prejudiced thereby.

(f)                The Operating Advisor agrees to indemnify each Master Servicer (including in its capacity as Companion Paying Agent, if applicable), each Special Servicer, the Trustee, the Certificate Administrator, the Depositor, the Asset Representations Reviewer and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses (for the avoidance of doubt, including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Operating Advisor, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Operating Advisor of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer or the Depositor, as the case may be, shall immediately notify the Operating Advisor if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Operating Advisor shall assume the defense of such claim (with counsel reasonably satisfactory to such Master Servicer (including in its capacity as Companion Paying Agent), such Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Operating Advisor shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Operating Advisor’s defense of such claim is materially prejudiced thereby.

(g)               Neither the Operating Advisor nor its Affiliates or any of the partners, directors, officers, shareholders, members, managers, employees or agents of the Operating Advisor shall be under any liability to any Certificateholder or VRR Interest Owner for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Operating Advisor against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties hereunder.

(h)               The Asset Representations Reviewer agrees to indemnify each Master Servicer (including in its capacity as Companion Paying Agent, if applicable), each Special Servicer, the Trustee, the Certificate Administrator, the Depositor, the Operating Advisor and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses (for the avoidance of doubt, including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Asset Representations Reviewer, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Asset Representations Reviewer of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or

the Depositor, as the case may be, shall immediately notify the Asset Representations Reviewer if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Asset Representations Reviewer shall assume the defense of such claim (with counsel reasonably satisfactory to such Master Servicer (including in its capacity as Companion Paying Agent, if applicable), such Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Asset Representations Reviewer shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Asset Representations Reviewer’s defense of such claim is materially prejudiced thereby.

(i)                 The applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator, Non-Serviced Operating Advisor (if any), Non-Serviced Depositor, Non-Serviced Trustee, and any of their respective partners, directors, officers, shareholders, members, managers, employees or agents, shall be indemnified by the Trust and held harmless against the Trust’s pro rata share (subject to the applicable Non-Serviced Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses (including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) incurred in connection with the servicing and administration of a Non-Serviced Mortgage Loan and the related Non-Serviced Mortgaged Property under the applicable Non-Serviced PSA (as and to the same extent the applicable Non-Serviced Trust is required to indemnify such parties in respect of other mortgage loans in the applicable Non-Serviced Trust pursuant to the terms of the related Non-Serviced PSA).

The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of any Master Servicer (including in its capacity as Companion Paying Agent, if applicable), any Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

(j)                 For purposes of this Section 6.04 and Section 11.12, a Master Servicer or Special Servicer, as the case may be, will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of their respective obligations and duties hereunder or acted in negligent disregard of such obligations and duties if such Master Servicer or such Special Servicer, as applicable, fails to follow any terms of any Mortgage Loan documents because such Master Servicer or such Special Servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with such terms would or potentially would cause an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code (for which determination such Master Servicer and such Special Servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional expense of the Trust).

(k)               The NCB Master Servicer shall indemnify and hold harmless the General Master Servicer and its partners, directors, officers, shareholders, members, managers, employees or agents from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by the General Master Servicer or such Persons in connection with any CREFC® Schedule AL File prepared by the

General Master Servicer that arise out of or are based upon any error, inaccuracy or incompleteness in any NCB CREFC® Schedule AL File or NCB Schedule AL Additional File delivered by the NCB Master Servicer to the General Master Servicer pursuant to Section 3.12(d) or any failure by the NCB Master Servicer to deliver to the General Master Servicer any NCB CREFC® Schedule AL File or NCB Schedule AL Additional File by the time specified in Section 3.12(d).

Section 6.05        Depositor, Master Servicers and Special Servicers Not to Resign. Subject to the provisions of Section 6.03, no Master Servicer or Special Servicer shall resign from its obligations and duties hereby imposed on it except upon (a) determination that such party’s duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by such party or (b) in the case of a Master Servicer or a Special Servicer, upon the appointment of, and the acceptance of such appointment by, a successor (which may be appointed by the resigning Master Servicer or Special Servicer, as applicable), and receipt by the Certificate Administrator and the Trustee of Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25). Any such determination permitting the resignation of such Master Servicer or such Special Servicer pursuant to clause (a) above shall be evidenced by an Opinion of Counsel (at the expense of the resigning party) to such effect delivered to the Trustee and (prior to the occurrence and continuance of a Consultation Termination Event) the Directing Certificateholder. Unless applicable law requires the resignation of such Master Servicer or such Special Servicer (as the case may be) to be effective immediately, and the Opinion of Counsel delivered pursuant to the prior sentence so states, no such resignation by such Master Servicer or such Special Servicer under clause (a) above shall become effective until the Trustee or a successor master servicer or special servicer, as applicable, shall have assumed such Master Servicer’s or such Special Servicer’s, as applicable, responsibilities and obligations in accordance with Section 7.02 and no such resignation by such Master Servicer or such Special Servicer shall become effective until the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 11.07 and any other Form 8-K filings have been completed with respect to any related Companion Loan. Upon any termination (as described in Section 7.01(c)) or resignation of such Master Servicer or such Special Servicer, pursuant to this Section 6.05, such Master Servicer or such Special Servicer, as applicable, shall have the right and opportunity to appoint any successor master servicer or special servicer with respect to this Section 6.05; provided that, such successor master servicer or special servicer shall not be the Asset Representations Reviewer, the Operating Advisor or one of their respective Affiliates and (prior to the occurrence and continuance of a Control Termination Event) such successor special servicer is approved by the Directing Certificateholder, such approval not to be unreasonably withheld. The resigning party shall pay all reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket costs and expenses incurred by the Trustee and the Certificate Administrator) associated with a transfer of its duties pursuant to this Section 6.05. Except as provided in Section 7.01(c), in no event shall such Master Servicer or such Special Servicer have the right to appoint any successor master servicer or special servicer if such Master Servicer or Special Servicer, as applicable, is terminated or removed pursuant to Section 7.01.

Section 6.06        Rights of the Depositor in Respect of each applicable Master Servicer and Special Servicer. The Depositor may, but is not obligated to, enforce the obligations of any Master Servicer and any Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of any Master Servicer and any Special Servicer hereunder or exercise the rights of any Master Servicer or any Special Servicer, as applicable, hereunder; provided, however, that any Master Servicer and any Special Servicer shall not be relieved of any of their respective obligations hereunder by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by any Master Servicer or any Special Servicer and is not obligated to supervise the performance of the Trustee, any Master Servicer, the Operating Advisor or any Special Servicer under this Agreement or otherwise.

Section 6.07        Master Servicers and Special Servicers as Certificate Owners. Any Master Servicer, any Special Servicer or any Affiliate thereof may become the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate with (except as otherwise set forth in the definition of “Certificateholder”) the same rights it would have if it were not a Master Servicer, a Special Servicer or an Affiliate thereof.

Section 6.08        The Directing Certificateholder and the Risk Retention Consultation Parties. (A) Other than with respect to any Serviced AB Whole Loan that is not subject to an AB Control Appraisal Period, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder shall be entitled to advise (1) the Special Servicer as to all Major Decisions with respect to Serviced Mortgage Loans (other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class) and (2) the Master Servicer, to the extent the Directing Certificateholder’s consent is required by the applicable clauses of the definition of “Master Servicer Decision”, shall have the right to replace the Special Servicer with or without cause and shall have certain other rights described below, and (B) each Risk Retention Consultation Party shall (other than with respect to an Excluded Loan with respect to such Risk Retention Consultation Party or the holder of the VRR Interest by whom such Risk Retention Consultation Party was appointed) be entitled to consult on a strictly non-binding basis with the applicable Special Servicer with respect to any Major Decision (provided that prior to the occurrence and continuance of a Consultation Termination Event, the related Mortgage Loan must also be a Specially Serviced Loan). For the avoidance of doubt, any consultation with a Risk Retention Consultation Party under this Agreement shall occur only upon the written request of such Risk Retention Consultation Party with respect to any individual triggering event, and any such consultation shall be on a strictly non-binding basis and shall be subject to all limitations with respect to the procedures and timing of such consultation set forth in this Section 6.08.

Notwithstanding anything herein to the contrary, except as set forth in, and in any event subject to, the third and fourth paragraphs of this Section 6.08, for so long as no Control Termination Event has occurred and is continuing, the applicable Special Servicer shall not be permitted to take (or consent to any Master Servicer’s taking) (x) with respect to any Serviced AB Whole Loan (but only prior to the occurrence and continuance of a Control Appraisal Period), any “major decision” under the related Intercreditor Agreement or (y) any of the following actions with respect to any Serviced Mortgage Loan or Serviced Whole Loan (each such action described in clause (x) or clause (y), a “Major Decision”) as to which the Directing Certificateholder has objected in writing within ten (10) Business Days (or thirty (30) days with respect to clause (ix) of the definition of “Major Decision”) after the Directing Certificateholder’s receipt of the applicable Special Servicer’s written recommendation, which may be in the form of an Asset Status Report, and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the applicable Special Servicer in order to grant or withhold its consent, which report may (in the sole discretion of the applicable Special Servicer) take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if written consent has not been received by the applicable Special Servicer within the applicable time period, the Directing Certificateholder will be deemed to have approved such action):

(i)                                   any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Serviced Mortgage Loan (other than a Servicing Shift Mortgage Loan) that comes into and continues in default;

(ii)                                any modification, consent to a modification or waiver of any monetary term (other than late fees and Default Interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Serviced Mortgage Loan or Serviced Whole Loan or any extension of the maturity date of such Serviced Mortgage Loan or Serviced Whole Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (ix) of the definition of “Master Servicer Decision”;

(iii)                             any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the Trust) or a defaulted Non-Serviced Mortgage Loan that the applicable Special Servicer is permitted to sell in accordance with Section 3.16(a)(iii) of this Agreement, in each case, for less than the applicable Purchase Price;

(iv)                            any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Material located at a Mortgaged Property or an REO Property;

(v)                               any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the Mortgagor or consent to the incurrence of additional debt, other than (A) any such transfer or incurrence of debt as described under clauses (xiii), (xiv) or (xv) of the definition of “Master Servicer Decision” or as may be effected (I) without the consent of the lender under the related loan agreement, (II) pursuant to the specific terms of such Mortgage Loan and (III) for which there is no lender discretion or (B) solely with respect to an NCB Co-op Mortgage Loan, provided that the NCB Subordinate Debt Conditions have been satisfied with respect thereto (a) the waiver of a “due-on-encumbrance” clause relating to an NCB Co-op Mortgage Loan to permit subordinate debt secured by the related Mortgaged Property and (b) the incurrence of additional indebtedness by a Mortgagor of an NCB Co-op Mortgage Loan;

(vi)                            other than in the case of an NCB Co-op Mortgage Loan, (a) any property management company changes with respect to a Specially Serviced Loan with a principal balance equal to or greater than $5,000,000, including, without limitation, approval of the termination of a manager and appointment of a new property manager, (b) with respect to any Serviced Mortgage Loan or Serviced Companion Loan that is a Non-Specially Serviced Loan, a change in property management if the replacement property manager is a Borrower Party or (c) franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

(vii)                         other than in the case of any Non-Specially Serviced Loan or any Mortgage Loan secured by a residential cooperative property sold to the Depositor by National Cooperative Bank, N.A., the release of a material amount from any escrow account, reserve fund or letter of credit specified (along with the related Mortgage Loan) on Schedule 3 hereto, which, in each case, is held as a performance escrow or reserve with respect to which the lender has discretion over the decision to make such release under the related Mortgage Loan documents;

(viii)                      any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a Mortgagor or guarantor releasing a Mortgagor or guarantor from liability under a Serviced Mortgage Loan or Serviced Whole Loan other than pursuant to the specific terms of such Serviced Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(ix)                              other than in the case of a Non-Specially Serviced Loan, any determination of an Acceptable Insurance Default;

(x)                                 other than in the case of a Non-Specially Serviced Loan, any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination, non-disturbance and attornment agreement in connection with any lease (other than for ground leases), at a Mortgaged Property if (a) the lease affects an area greater than or equal to the lesser of (1) 30% of the net rentable area of the improvements at the Mortgaged Property and (2) 30,000 square feet or (b) such transaction is not a routine leasing matter;

(xi)                              other than in the case of a Non-Specially Serviced Loan or a Non-Serviced Mortgage Loan, any modification, amendment, consent to a modification or waiver of any material term of any Intercreditor Agreement or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the applicable Master Servicer shall additionally require the consent of such Master Servicer as a condition to its effectiveness;

(xii)                           any consent to incurrence of additional debt by the Mortgagor or mezzanine debt by a direct or indirect parent of a Mortgagor, to the extent the lender’s approval is required under the related Mortgage Loan documents other than with respect to an NCB Co-op Mortgage Loan, as to which the NCB Subordinate Debt Conditions have been satisfied;

(xiii)                        requests for property or other collateral releases or substitutions, other than (a) grants of easements or rights of way, (b) releases of non-material, non-income producing parcels of a Mortgaged Property (including, without limitation, any such releases as to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases), (c) consents to releases related to condemnation of parcels of a Mortgaged Property, (d) the release of collateral securing any Mortgage Loan in connection with defeasance of the collateral for such Mortgage Loan or (e) the items listed in clause (vii) of this definition and clause (viii) of the definition of “Master Servicer Decision”;

(xiv)                       other than in the case of a Non-Specially Serviced Loan, approval of easements and rights of way that materially affect the use or value of a Mortgaged Property or the Mortgagor’s ability to make any payments with respect to the related Mortgage Loan;

(xv)                          agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (a) a modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted or (b) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xvi)                       determining whether to cure any default by a Mortgagor under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(xvii)                    other than in the case of any Non-Specially Serviced Loan or any Mortgage Loan secured by a residential cooperative property sold to the Depositor by National Cooperative Bank, N.A., consent to actions and releases related to condemnation of parcels of a Mortgaged Property with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related Mortgagor to pay amounts due in respect of the related Mortgage Loan or any related Companion Loan when due;

(xviii)                 following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(xix)                         other than in the case of any Non-Specially Serviced Loan or any Mortgage Loan secured by a residential cooperative property sold to the Depositor by National Cooperative Bank, N.A., approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any Mortgagor of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements; and

(xx)                            the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a Mortgagor;

provided, that in the event that the applicable Master Servicer or the applicable Special Servicer, as applicable, determines that immediate action, with respect to the foregoing matters or any Major

Decision or Master Servicer Decision, or any other matter requiring consent of the Directing Certificateholder prior to the occurrence and continuance of a Control Termination Event in this Agreement (or any matter requiring consultation with the Directing Certificateholder, the Risk Retention Consultation Parties or the Operating Advisor), is necessary to protect the interests of the Certificateholders and the VRR Interest Owners (or, with respect to any Serviced Whole Loan, the interest of the Certificateholders, the VRR Interest Owners and the holders of any related Serviced Companion Loan) (as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loans)), such Master Servicer or such Special Servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder, the Risk Retention Consultation Parties or the Operating Advisor, as the case may be); provided that if such matter requires consent of or consultation with the Directing Certificateholder, the Risk Retention Consultation Parties or the Operating Advisor pursuant to this Agreement, such Special Servicer or such Master Servicer, as applicable, provides the Directing Certificateholder (or the Operating Advisor, if applicable) and the Risk Retention Consultation Parties (if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis therefor. The applicable Special Servicer is not required to obtain the consent of the Directing Certificateholder for any of the foregoing actions or any other matter requiring consent of the Directing Certificateholder at any time after the occurrence and during the continuance of a Control Termination Event; provided, however, that, after the occurrence and during the continuance of a Control Termination Event, the applicable Special Servicer shall consult with the Directing Certificateholder (only prior to the occurrence and continuance of a Consultation Termination Event) in connection with any Major Decision not relating to an Excluded Loan with respect to the Directing Certificateholder (and any other actions which otherwise require consultation with the Directing Certificateholder prior to the occurrence and continuance of a Consultation Termination Event hereunder) and consider alternative actions recommended by the Directing Certificateholder in respect thereof. If the applicable Master Servicer and the applicable Special Servicer have mutually agreed that such Master Servicer will process any Major Decision, such Master Servicer shall not be permitted to take any of the actions that constitute Major Decisions unless it has obtained the consent of such Special Servicer, which consent will be deemed given (unless earlier objected to by such Special Servicer) ten (10) Business Days after such Special Servicer’s receipt from such Master Servicer of such Master Servicer’s or the applicable Special Servicer’s, as applicable, written recommendation and analysis with respect to such Major Decision and all information reasonably requested by such Special Servicer and reasonably available to such Master Servicer in order to make an informed decision with respect to such Major Decision plus the time period provided to the Directing Certificateholder or other relevant party under this Agreement and, if applicable, any additional time period permitted in the related Intercreditor Agreement. Additionally, upon request, the Special Servicer shall consult with each Risk Retention Consultation Party on a non-binding basis (provided, that prior to the occurrence and continuance of a Consultation Termination Event, the related Mortgage Loan must also be a Specially Serviced Loan) in connection with any Major Decision not relating to an Excluded Loan with respect to such Risk Retention Consultation Party and consider alternative actions recommended by such Risk Retention Consultation Party in respect thereof. In the event the applicable Special Servicer receives no response from the Directing Certificateholder or a Risk Retention Consultation Party within ten (10) Business Days following its written request for input on any required consent or consultation and receipt of all reasonably requested information, the applicable Special Servicer shall not be obligated to consult with the Directing Certificateholder or such Risk Retention Consultation Party, as applicable, on the specific matter; provided, however, that the failure of the Directing Certificateholder or a Risk Retention Consultation Party to respond shall not relieve the applicable Special Servicer from consulting with the Directing Certificateholder or any Risk Retention Consultation Party, as applicable, on any future matters with respect to the applicable Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan with respect to such party) or Serviced Whole Loan. In addition, after a Control Termination Event, the applicable Special Servicer will also be required to deliver a Major Decision Reporting Package to the Operating Advisor and consult with the Operating Advisor in connection with any proposed Major Decision (and any other actions which otherwise require consultation with the Operating Advisor after the occurrence and during the continuance of a Control Termination Event hereunder) and consider alternative actions recommended by the Operating Advisor, in respect thereof, provided that such consultation is on a non-binding basis. In the event that the applicable Special Servicer receives no response from the Operating Advisor within ten (10) Business Days following the later of (i) its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the Operating Advisor related to the subject matter of such consultation, the applicable Special Servicer shall not be obligated to consult with the Operating Advisor on the specific matter; provided, however, that the failure of the Operating Advisor to respond on any specific matters shall not relieve the applicable Special Servicer from its obligation to consult with the Operating Advisor on any future matter with respect to the applicable Mortgage Loan or any other Mortgage Loan. Notwithstanding anything herein to the contrary, with respect to any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class (regardless of whether a Control Termination Event has occurred and is continuing), the applicable Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in this Section 6.08 for consulting with the Operating Advisor.

Subject to the terms and conditions of this Section 6.08, the applicable Special Servicer shall process all requests in respect of Specially Serviced Loans and any matter that constitutes a Major Decision.

Upon receiving a request for any matter that constitutes a Major Decision with respect to a Serviced Mortgage Loan and any Serviced Companion Loan that is a Non-Specially Serviced Loan, the applicable Master Servicer shall promptly forward such request to the applicable Special Servicer and, unless such Master Servicer and such Special Servicer mutually agree that such Master Servicer shall process such request, such Special Servicer shall process such request (including, without limitation, interfacing with the Mortgagor) and except as provided for in the next sentence, such Master Servicer will have no further obligation with respect to such request or the Major Decision. With respect to such request, such Master Servicer shall continue to cooperate with such Special Servicer by delivering any additional information in such Master Servicer’s possession to the Special Servicer requested by such Special Servicer relating to such Major Decision. Except as mutually agreed to by such Master Servicer and such Special Servicer, such Master Servicer shall not be permitted to process any Major Decision and shall not be required to interface with the Mortgagor or provide a written recommendation and analysis with respect to any such Major Decision. Prior to the occurrence of a Consultation Termination Event, such Special Servicer shall within ten (10) Business Days forward such request to the Directing Certificateholder together with such Special Servicer’s written recommendation and analysis. The

Directing Certificateholder shall promptly provide notice to the applicable Special Servicer of any objection the Directing Certificateholder has to the applicable Special Servicer’s written recommendation and analysis (provided that if such written consent has not been received by the Special Servicer within the applicable time period, then the Directing Certificateholder will be deemed to have approved such action).

In addition, the applicable Master Servicer shall provide the applicable Special Servicer with any notice that it receives relating to a default by the Mortgagor under a Ground Lease where the collateral for the Mortgage Loan is the Ground Lease, and the applicable Special Servicer will determine in accordance with the Servicing Standard whether the Trust as lender should cure any Mortgagor defaults relating to Ground Leases. Any costs relating to any such cure of a Mortgagor default relating to a Ground Lease shall be paid by the applicable Master Servicer as a Servicing Advance.

With respect to (i) prior to the occurrence and continuance of a Consultation Termination Event, any Major Decision relating to a Specially Serviced Loan, and (ii) after the occurrence and during the continuance of a Consultation Termination Event, any Major Decision relating to a Mortgage Loan (in each case, other than with respect to an Excluded Loan with respect to a Risk Retention Consultation Party or the holder of the VRR Interest by whom such Risk Retention Consultation Party was appointed), the applicable Special Servicer shall provide copies of any notice, information and report that it is required to provide to the Directing Certificateholder pursuant to this Agreement with respect to such Major Decision to the Risk Retention Consultation Parties, within the same time frame it is required to provide such notice, information or report to the Directing Certificateholder (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder under this Agreement due to the occurrence of a Control Termination Event or a Consultation Termination Event).

In addition, with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder subject to any rights, if any, of the related Companion Holder to advise the applicable Special Servicer with respect to the related Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement, may direct the applicable Special Servicer to take, or to refrain from taking, such other actions with respect to a Mortgage Loan, as the Directing Certificateholder may deem advisable or as to which provision is otherwise made herein; provided that notwithstanding anything herein to the contrary, no such direction or objection contemplated by the preceding paragraphs of this Section 6.08, this paragraph or Section 3.19(d), may require or cause the applicable Master Servicer or applicable Special Servicer to violate any provision of any Mortgage Loan or related Intercreditor Agreement or mezzanine intercreditor agreement, applicable law, this Agreement, or the REMIC Provisions (and, with respect to a Serviced Whole Loan, subject to the rights of the holders of the related Companion Loan), including without limitation the obligation of any Master Servicer and any Special Servicer to act in accordance with the Servicing Standard, or expose any Master Servicer, any Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Trust or the Trustee to liability, or materially expand the scope of the responsibilities of any party to this Agreement, as applicable, hereunder or cause any Master Servicer or any Special Servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the applicable

Master Servicer or the applicable Special Servicer, as the case may be, is not in the best interests of the Certificateholders and the VRR Interest Owners.

In the event a Special Servicer or a Master Servicer, as applicable, determines that a refusal to consent by the Directing Certificateholder or any advice from the Directing Certificateholder, the Operating Advisor or any Risk Retention Consultation Party, would cause such Special Servicer or such Master Servicer, as applicable, to violate the terms of any Mortgage Loan, applicable law or this Agreement, including without limitation, the Servicing Standard, such Special Servicer or such Master Servicer, as applicable, shall disregard such refusal to consent or advise and notify the Directing Certificateholder, the Operating Advisor or such Risk Retention Consultation Party, respectively, and the Trustee and the Rating Agencies of its determination, including a reasonably detailed explanation of the basis therefor. The taking of, or refraining from taking, any action by such Master Servicer or such Special Servicer in accordance with the direction of or approval of the Directing Certificateholder or the approval of such Risk Retention Consultation Party or consultation with the Operating Advisor that does not violate the terms of any Mortgage Loan, applicable law or the Servicing Standard or any other provisions of this Agreement, will not result in any liability on the part of such Master Servicer or such Special Servicer.

With respect to any matter for which the consent or consultation of the Directing Certificateholder or a Risk Retention Consultation Party is required, to the extent no specific time period for deemed consent or deemed waiver of consultation rights is expressly stated, in the event no response from the Directing Certificateholder or such Risk Retention Consultation Party, as applicable, is received within ten (10) Business Days after the receipt by the Directing Certificateholder or such Risk Retention Consultation Party, as applicable, of written request for input on any required consent or consultation and receipt of all reasonably requested information on any required consent or consultation, the Directing Certificateholder or such Risk Retention Consultation Party, as applicable, shall be deemed to have consented to or approved or consulted on the specific matter; provided that the failure of the Directing Certificateholder or a Risk Retention Consultation Party, as applicable, to respond will not affect any future matters with respect to the applicable Mortgage Loan or any other Mortgage Loan.

The Directing Certificateholder shall have no liability to the Trust or the Certificateholders or the VRR Interest Owners for any action taken, or for refraining from the taking of any action, or for errors in judgment; provided, that the Directing Certificateholder shall not be protected against any liability to a Controlling Class Certificateholder that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties owed to the Controlling Class Certificateholders or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders. Each Certificateholder and VRR Interest Owner shall be deemed to acknowledge and agree, by its acceptance of its Certificates or portion of the VRR Interest, as applicable, that the Directing Certificateholder: (i) may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates or the VRR Interest Owners; (ii) may act solely in the interests of the Holders of the Controlling Class; (iii) does not have any liability or duties to the Holders of any Class of Certificates (other than the Controlling Class) (or in the case of the Loan-Specific Directing Certificateholder has no liabilities or duties to the Controlling Class or the Holders of any Class of Certificates) or to the VRR Interest Owners; (iv) may take actions that favor interests of the Holders of one or more Classes including the Controlling Class over the interests of the Holders of one or more other Classes of Certificates and over the interests of the VRR Interest Owners; and (v) shall have no liability whatsoever (other than to a Controlling Class Certificateholder; provided that the Loan-Specific Directing Certificateholder shall have no such liability) for having so acted as set forth in clauses (i) through (iv) above, and no Certificateholder or VRR Interest Owner may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The Risk Retention Consultation Parties shall have no liability to the Trust or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment; provided, that the Risk Retention Consultation Parties shall not be protected against any liability to the VRR Interest Owners that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties owed to the VRR Interest Owners or by reason of reckless disregard of obligations or duties owed to the VRR Interest Owners. Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that the Risk Retention Consultation Parties: (i)  may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) may act solely in the interests of the VRR Interest Owners; (iii) do not have any liability or duties to the Holders of any Class of Certificates; (iv) may take actions that favor interests of the Holders of one or more Classes of Certificates or of the VRR Interest Owners over the interests of the Holders of one or more other Classes of Certificates and over the interests of the VRR Interest Owners; and (v) shall have no liability whatsoever (other than to a VRR Interest Owner) for having so acted as set forth in clauses (i) through (iv) above, and no Certificateholder or VRR Interest Owner may take any action whatsoever against the Risk Retention Consultation Parties or any director, officer, employee, agent or principal of the Risk Retention Consultation Parties for having so acted.

Any Non-Serviced Whole Loan Controlling Holder, with respect to a Non-Serviced Whole Loan, shall have no liability to the Trust, the Certificateholders or the VRR Interest Owners for any action taken, or for refraining from the taking of any action, or for errors in judgment. By its acceptance of a Certificate or portion of the VRR Interest, as applicable, each Certificateholder and VRR Interest Owner acknowledges and agrees that any such Non-Serviced Whole Loan Controlling Holder, with respect to the related Non-Serviced Whole Loan, may take actions that favor the interests of one or more classes of the certificates issued under the related Non-Serviced PSA including the holders of the controlling class under such Non-Serviced PSA over other classes of the certificates issued under the Non-Serviced PSA and/or any Class of Certificates and the VRR Interest, and that such Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates or the VRR Interest Owners, that such Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, may act solely in the interests of the Holders of the controlling class under the related Non-Serviced PSA, that such Non-Serviced Whole Loan Controlling Holder, shall not be liable to any Certificateholder or VRR Interest Owner, by reason of its having acted solely in the interests of the Holders of the controlling class under the related Non-Serviced PSA, and that the Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, shall have no liability whatsoever for having so acted, and no Certificateholder or VRR Interest Owner may take any action whatsoever against such Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, or any director, officer, employee, agent or principal thereof for having so acted.

Notwithstanding anything to the contrary contained herein (i) after the occurrence and during the continuance of a Control Termination Event (and at any time with respect to any Excluded Loan with respect to a Directing Certificateholder), the Directing Certificateholder shall have no right to consent to or direct any action taken or not taken by any party to this Agreement; (ii) after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder and each Risk Retention Consultation Party shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the applicable Special Servicer and any other applicable party shall consult (on a non-binding basis) with the Directing Certificateholder and, with respect to any Specially Serviced Loan, each Risk Retention Consultation Party (in each case, other than with respect to any Excluded Loan as to such party) to the extent set forth herein in connection with any Major Decision to be taken or refrained from being taken to the extent set forth herein; and (iii) after the occurrence and during the continuance of a Consultation Termination Event (and at any time with respect to any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class), the Directing Certificateholder shall have no direction, consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder and, other than with respect to any Excluded Loan with respect to such Risk Retention Consultation Party or the holder of the VRR Interest by whom such Risk Retention Consultation Party was appointed, each Risk Retention Consultation Party shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the applicable Special Servicer and any other applicable party shall consult with each Risk Retention Consultation Party (on a non-binding basis) to the extent set forth herein in connection with any action to be taken or refrained from being taken to the extent set forth herein.

Section 6.09        Knowledge of Computershare Trust Company, National Association. Except as otherwise expressly set forth in this Agreement, knowledge or information acquired by Computershare Trust Company, National Association, in any particular capacity hereunder, shall not be imputed to Computershare Trust Company, National Association in any of its other capacities hereunder or to Computershare Trust Company, National Association, acting in a capacity that is unrelated to the transactions contemplated by this Agreement.

[End of Article VI]

Article VII

SERVICER TERMINATION EVENTS

Section 7.01        Servicer Termination Events; Master Servicers and Special Servicers Termination. (a) “Servicer Termination Event”, wherever used herein, means, with respect to any Master Servicer or any Special Servicer, as the case may be, any one of the following events:

(i)                                   (A) any failure by such Master Servicer to make any deposit required to be made by such Master Servicer to its Collection Account, or remit to the Companion Paying Agent for deposit into the related Companion Distribution Account, on the day and by the time such deposit or remittance is first required to be made under the terms of this

Agreement, which failure is not remedied within one (1) Business Day or (B) any failure by such Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, any Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date; or

(ii)                                any failure by such Special Servicer to deposit into the REO Account, within one (1) Business Day after such deposit is required to be made or to remit to the applicable Master Servicer for deposit into the applicable Collection Account or any other required account hereunder, any amount required to be so deposited or remitted by such Special Servicer pursuant to, and at the time specified by, the terms of this Agreement; or

(iii)                             any failure on the part of such Master Servicer or such Special Servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement, which failure continues unremedied for a period of thirty (30) days (or (A) with respect to any year that a report on Form 10-K is required to be filed, five (5) Business Days in the case of such Master Servicer’s or such Special Servicer’s obligations, as the case may be, contemplated by Article XI, (B) fifteen (15) days in the case of such Master Servicer’s failure to make a Servicing Advance or (C) fifteen (15) days in the case of a failure to pay the premium for any property insurance policy required to be maintained) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given (A) to such Master Servicer or such Special Servicer, as the case may be, by any other party hereto, or (B) to such Master Servicer or such Special Servicer, as the case may be, with a copy to each other party to this Agreement, by Certificateholders evidencing not less than 25% of all Voting Rights or, solely as it relates to the servicing of a Serviced Pari Passu Whole Loan if affected by that failure, by the related Serviced Companion Noteholder; provided, however, if such failure is capable of being cured and such Master Servicer or such Special Servicer, as applicable, is diligently pursuing such cure, such period will be extended an additional thirty (30) days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting; or

(iv)                            any breach on the part of such Master Servicer or such Special Servicer, as the case may be, of any representation or warranty contained in Section 6.01(a) or Section 6.01(b), as applicable, which materially and adversely affects the interests of any Class of Certificateholders or Companion Holders (excluding the holder of any Non-Serviced Companion Loan) or the VRR Interest Owners and which continues unremedied for a period of thirty (30) days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to such Master Servicer or such Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to such Master Servicer, such Special Servicer, the Depositor, the Certificate Administrator and the Trustee by Certificateholders evidencing not less than 25% of all Voting Rights or, as it relates to the servicing of a Serviced Pari Passu Whole Loan affected by such breach, by the related Serviced Companion Noteholder; provided, however, that if such breach is capable of being cured and such Master Servicer or such Special Servicer, as the case may be, is diligently pursuing such cure, such 30-day period will be extended an additional thirty (30) days; or

(v)                               a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against such Master Servicer or such Special Servicer, as the case may be, and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of sixty (60) days; or

(vi)                            such Master Servicer or such Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such Master Servicer or such Special Servicer, as the case may be, or of or relating to all or substantially all of its property; or

(vii)                         such Master Servicer or such Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing; or

(viii)                      such Master Servicer or such Special Servicer, as the case may be, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days; or

(ix)                              (a) such Master Servicer or such Special Servicer, as applicable, has failed to maintain a ranking by Morningstar DBRS equal to or higher than “MOR CS3” as a master servicer or a special servicer, as applicable, and such ranking is not reinstated within sixty (60) days of such event or (b) if such Master Servicer or such Special Servicer, as applicable, has not been ranked by Morningstar DBRS on or after the Closing Date, and Morningstar DBRS has qualified, downgraded or withdrawn the then-current rating or ratings of one or more Classes of Certificates in this securitization or placed one or more Classes of Certificates in this securitization on “watch status” in contemplation of a rating downgrade or withdrawal, publicly citing servicing concerns with such master servicer or such special servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by Morningstar DBRS within 60 days of such event); or

(x)                                 such Master Servicer or such Special Servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such Master Servicer or Special Servicer is not reinstated to at least that rating within 60 days of the delisting.

(b)               If any Servicer Termination Event with respect to a Master Servicer or a Special Servicer (in either case, for purposes of this Section 7.01(b), the “Affected Party”) shall occur and be continuing, then, and in each and every such case, so long as such Servicer Termination Event shall not have been remedied, the Trustee may, and at the written direction of the Directing Certificateholder (solely with respect to such Special Servicer and only (i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class) or Certificateholders entitled to 25% or more of the Voting Rights, the Trustee shall, terminate (and the Depositor may direct the Trustee to terminate each of such Master Servicer or such Special Servicer, as the case may be, upon five (5) Business Days’ written notice if there is a Servicer Termination Event under clause (A) in the parenthetical in Section 7.01(a)(iii) above), by notice in writing to the Affected Party, with a copy of such notice to the Depositor and the Operating Advisor, all of the rights (subject to Section 3.11 and Section 6.04) and obligations of the Affected Party under this Agreement and in and to the Mortgage Loans and the proceeds thereof (other than as a Certificateholder, VRR Interest Owner or Companion Holder, if applicable); provided, however, that the Affected Party shall be entitled to the payment of accrued and unpaid compensation and reimbursement through the date of such termination as provided for under this Agreement for services rendered and expenses incurred. From and after the receipt by the Affected Party of such written notice except as otherwise provided in this Article VII, all authority and power of the Affected Party under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate), the VRR Interest (other than as a VRR Interest Owner) or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee with respect to a termination of such Master Servicer or such Special Servicer pursuant to and under this Section 7.01, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Affected Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. Such Master Servicer and such Special Servicer each agree that if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than twenty (20) Business Days subsequent to its receipt of the notice of termination) provide the Trustee with all documents and records requested by it to enable it to assume such Master Servicer’s or such Special Servicer’s, as the case may be, functions hereunder, and shall cooperate with the Trustee in effecting the termination of such Master Servicer’s or such Special Servicer’s, as the case may be, responsibilities and rights (subject to Section 3.11 and Section 6.04) hereunder, including, without limitation, the transfer within five (5) Business Days to the Trustee for administration by it of all cash amounts which shall at the time be or should have been credited by such Master Servicer to its Collection Account or any Servicing Account (if it is the Affected Party), by such Special Servicer to the REO Account (if it is the Affected Party) or thereafter be received with respect to the applicable Mortgage Loans or any REO Property (provided, however, that such Master Servicer and such Special Servicer each shall, if terminated pursuant to this Section 7.01(b) or pursuant to Section 7.01(d) (with respect to such Special Servicer), continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of Advances (in the case of such Special Servicer or such Master Servicer) or otherwise, and it and its Affiliates and the directors, managers, officers, members, employees and agents of it and its Affiliates shall continue to be entitled to the benefits of Section 3.11 and Section 6.04 notwithstanding any such termination).

(c)                If a Master Servicer receives notice of termination under Section 7.01(b) solely due to a Servicer Termination Event under Section 7.01(a)(viii), (a)(ix) or (a)(x), such Master Servicer shall have a forty-five (45) day period after such notice in which to find a successor master servicer qualified to act as Master Servicer hereunder in accordance with Section 6.03 and Section 7.02 and to which such Master Servicer can sell its rights to service the Mortgage Loans under this Agreement. During such forty-five (45) day period such Master

Servicer may continue to serve as a Master Servicer hereunder. In the event that such Master Servicer is unable, within such forty-five (45) day period, to cause a qualified successor master servicer to assume the duties of such Master Servicer hereunder, then and in such event, the Trustee shall assume the obligations of such Master Servicer hereunder.

Notwithstanding Section 7.01(b), if any Servicer Termination Event on the part of the General Special Servicer shall occur and be continuing that affects the Holder of a Serviced Pari Passu Companion Loan, then, so long as the General Special Servicer is not otherwise terminated, the Holder of such Serviced Pari Passu Companion Loan or the Other Trustee appointed under the related Other Pooling and Servicing Agreement, as applicable, shall be entitled to direct the Trustee to terminate the General Special Servicer with respect to the related Serviced Pari Passu Whole Loan. The General Special Servicer appointed to replace the General Special Servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be (without the prior written consent of the holder of such Serviced Pari Passu Companion Loan) the person (or Affiliate thereof) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan. Any such Special Servicer under this paragraph shall meet the eligibility requirements of Section 7.02 and the eligibility requirements of the related Other Pooling and Servicing Agreement, and the appointment thereof shall comply with the provisions of Section 7.02. Any appointment of a replacement General Special Servicer in accordance with this paragraph shall be subject to the receipt of Rating Agency Confirmation and confirmation from the applicable rating agencies that such appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25).

(d)               Subject to the rights of the holder of a related AB Subordinate Companion Loan pursuant to the related Intercreditor Agreement, at any time prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class, the Directing Certificateholder shall be entitled to terminate the rights (subject to Section 3.11 and Section 6.04) and obligations of the applicable Special Servicer under this Agreement, with or without cause, upon ten (10) Business Days’ notice to such Special Servicer, each applicable Master Servicer, the Certificate Administrator, the Trustee and the Operating Advisor; such termination to be effective upon the appointment of a successor special servicer meeting the requirements of this Section 7.01(d). Upon a termination of such Special Servicer, the Directing Certificateholder (other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class) shall appoint a successor special servicer to assume the duties of such Special Servicer hereunder; provided, however, that (i) such successor will meet the requirements set forth in Section 7.02, (ii) each Rating Agency delivers Rating Agency Confirmation and, in the case of any class of any Serviced Companion Loan Securities, the applicable rating agencies deliver a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25) and (iii) no replacement of such Special Servicer shall be effective until the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 11.07 and any other Form 8-K filings have been completed with respect to any related Companion Loan. The recommendation of replacement of the Special Servicer by the Operating Advisor and the approval of the Certificateholders of such Qualified Replacement Special Servicer shall not preclude the Directing Certificateholder or a Controlling Holder with respect to a Serviced AB Whole Loan (unless a related AB Control Appraisal Period has occurred and is continuing) from appointing a replacement special servicer, provided that such replacement may not be the removed Special Servicer or its Affiliate.

After the occurrence and during the continuance of a Control Termination Event and upon (a) the written direction of Holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances pursuant to Section 4.05) of the Principal Balance Certificates requesting a vote to replace such Special Servicer with a new special servicer designated in such written direction to assume the duties of such Special Servicer hereunder, (b) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the Certificate Administrator in connection with administering such vote and which will not be additional expenses of the Trust and (c) delivery by such Holders to the Certificate Administrator and Trustee of Rating Agency Confirmation from each Rating Agency (which Rating Agency Confirmation shall be obtained at the expense of such Holders) and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the Certificate Administrator shall promptly post notice to all Certificateholders and all VRR Interest Owners of such request on the Certificate Administrator’s Website in accordance with Section 3.13(b) and concurrently by mail, and conduct the solicitation of votes of all Certificates in such regard, which requisite affirmative votes shall be received within one hundred-eighty (180) days of the posting of such notice, and if not so received, such votes shall be null and void ab initio. Upon the written direction of Certificateholders evidencing at least 66-2/3% of a Certificateholder Quorum of Certificates, the Trustee shall terminate all of the rights and obligations of such Special Servicer under this Agreement and appoint the successor special servicer to assume the duties of such Special Servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders. The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder may (i) access such notices via the Certificate Administrator’s Website and (ii) register to receive electronic mail notifications when such notices are posted thereon. Notwithstanding the foregoing, the Certificateholder’s direction to remove a Special Servicer shall not apply to any Serviced AB Whole Loan for which the holder of the related AB Subordinate Companion Loan is not subject to an AB Control Appraisal Period or any Servicing Shift Whole Loan.

An AB Whole Loan Controlling Holder shall have the right, if an AB Control Appraisal Period is not in effect, to replace the applicable Special Servicer solely with respect to the related Serviced AB Whole Loan, so long as (A) each Rating Agency delivers a Rating Agency Confirmation; (B) the successor special servicer has assumed in writing (from and after the date such successor special servicer becomes a Special Servicer) all of the responsibilities, duties and liabilities of such Special Servicer under this Agreement from and after the date it becomes a Special Servicer as they relate to any Serviced AB Whole Loan pursuant to an assumption agreement reasonably satisfactory to the Certificate Administrator; and (C) the Certificate Administrator shall have received an opinion of counsel reasonably satisfactory to the Certificate

Administrator to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with this Agreement, (y) such replacement will be bound by the terms of this Agreement with respect to any Serviced AB Whole Loan and (z) subject to customary qualifications and exceptions, this Agreement will be enforceable against such replacement in accordance with the terms hereof.

The parties hereto acknowledge that, notwithstanding anything to the contrary contained in this section, and subject to the related Intercreditor Agreement, if a servicer termination event on the part of a Non-Serviced Special Servicer under a Non-Serviced PSA remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and the related Non-Serviced Special Servicer has not otherwise been terminated, the holder of the related Non-Serviced Mortgage Loan (or the Trustee, acting at the direction of the Directing Certificateholder prior to the occurrence and continuance of a Consultation Termination Event (subject to the related Intercreditor Agreement)) will be entitled to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan. The appointment (or replacement) of the applicable Non-Serviced Special Servicer with respect to a Non-Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the related Non-Serviced Trustee or, prior to the occurrence and continuance of a control termination event under the related Non-Serviced PSA, by the related Non-Serviced Whole Loan Controlling Holder; provided, however, that any successor special servicer appointed to replace such Special Servicer with respect to such Non-Serviced Whole Loan cannot at any time be the Person (or an Affiliate thereof) that was terminated at the direction of the holder of such Non-Serviced Mortgage Loan, without the prior written consent of the Directing Certificateholder.

Following the occurrence and continuance of a Consultation Termination Event, subject to the immediately preceding paragraph, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (i) a Special Servicer is not performing its duties as required hereunder or is otherwise not acting in accordance with the Servicing Standard, and (ii) the replacement of such Special Servicer would be in the best interest of the Certificateholders and VRR Interest Owners as a collective whole, the Operating Advisor shall deliver to the Trustee and the Certificate Administrator, with a copy to such Special Servicer, a written report in the form of Exhibit W attached hereto, setting forth the reasons supporting its recommendation (along with any information the Operating Advisor considered relevant to its recommendation) and recommending a replacement Special Servicer (which form may be modified or supplemented from time to time to cure any ambiguity or error or to incorporate any additional information, subject to compliance of such form with the terms and provisions of this Agreement; provided, further, that in no event shall the information or any other content included in such written recommendation contravene any provision of this Agreement) detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer to assume the duties of such Special Servicer, which shall be a Qualified Replacement Special Servicer. In such event, the Certificate Administrator shall promptly post notice to all Certificateholders and all VRR Interest Owners of such recommendation and the related report on the Certificate Administrator’s Website in accordance with Section 3.13(b), and concurrently by mail conduct the solicitation of votes of all Certificates in such regard. Upon (i) the affirmative vote of a majority of Holders of Principal Balance Certificates evidencing at least a quorum of Certificateholders (which quorum, for this purpose, is the Holders of Principal Balance Certificates that (A) evidence at least 20% of the

Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances of such Certificates) of all Principal Balance Certificates on an aggregate basis and (B) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other) within 180 days of posting of the Operating Advisor’s recommendation to the Certificate Administrator’s Website, and if not so received, such votes shall be null and void ab initio, and (ii) receipt by the Certificate Administrator following satisfaction of the foregoing clause (i) of Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the Trustee shall (i) terminate all of the rights and obligations of such Special Servicer under this Agreement and appoint a successor special servicer approved by such Certificateholders (as set forth above) and (ii) promptly notify such outgoing Special Servicer of the effective date of such termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering such vote and the Operating Advisor’s identification of a Qualified Replacement Special Servicer shall be an additional expense of the Trust. In the event that the Certificate Administrator does not receive at least a majority of the requested votes, then the Trustee shall have no obligation to remove such Special Servicer. Prior to the appointment of any replacement special servicer, such replacement special servicer shall have agreed to succeed to the obligations of such Special Servicer under this Agreement and to act as such Special Servicer’s successor hereunder. Notwithstanding the foregoing, the Operating Advisor shall not be permitted to recommend the replacement of a Special Servicer with respect to an AB Whole Loan so long as the related Serviced Companion Noteholder is not subject to an AB Control Appraisal Period under the related Intercreditor Agreement or with respect to any Servicing Shift Whole Loan. The recommendation of replacement of a Special Servicer by the Operating Advisor and the approval of the Certificateholders of such Qualified Replacement Special Servicer shall not preclude the Directing Certificateholder from appointing a replacement special servicer, provided that such replacement may not be the removed Special Servicer or its Affiliate.

No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 7.01(d). All costs of any such termination made by the Directing Certificateholder without cause shall be paid by the Holders of the Controlling Class.

For the avoidance of doubt, the indemnification of the Operating Advisor in Section 6.04 shall include, subject to the limitations set forth in Section 6.04, any action or claim arising from, or relating to, the Operating Advisor’s determination under this Section 7.01(d) (regarding removal of a Special Servicer), or the result of the vote of the Certificateholders (regarding removal of a Special Servicer).

(e)                Each Master Servicer and each Special Servicer shall, as the case may be, from time to time, take all such reasonable actions as are required by it in accordance with the related Servicing Standard in order to prevent the Certificates from being placed on “watch” status or downgraded due to servicing or special servicing, as applicable, concerns by any Rating Agency with respect to such Master Servicer or Special Servicer, as applicable. In no event shall the remedy for a breach of the foregoing covenant extend beyond termination pursuant to Section

7.01(a)(viii), (ix) or (x) and the resulting operation of Section 7.01(b) and (c). The operation of this subsection (e) shall not be construed to limit the effect of Section 7.01(a)(viii), (ix) or (x).

(f)                Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of a Master Servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any Serviced Companion Loan Securities, and if such Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of a Master Servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any Serviced Companion Loan Securities, then such Master Servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any Serviced Companion Loan Securities, but upon the written direction of the related holder of such Serviced Companion Loan, such Master Servicer shall be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

(g)               Notwithstanding anything to the contrary contained in this Section 7.01, with respect to any Excluded Special Servicer Loan, if any, the related Special Servicer shall resign as Special Servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class, the Directing Certificateholder shall use reasonable efforts to select an Excluded Special Servicer, as successor to the resigning Special Servicer, for the related Excluded Special Servicer Loan in accordance with this Agreement. At any time after the occurrence and during the continuance of a Control Termination Event, or if the applicable Excluded Special Servicer Loan is also an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint a replacement Special Servicer in writing, with a copy to the applicable Special Servicer, within thirty (30) days of notice of resignation (provided that the conditions required to be satisfied for the appointment of the replacement special servicer to be effective are not required to be completed within such 30-day period but in any event are to be completed within 120 days), upon receipt of written notice, the resigning Special Servicer shall use reasonable efforts to select the related Excluded Special Servicer. The resigning Special Servicer shall not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It shall be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the Certificates and each NRSRO hired to provide ratings with respect to any Serviced Companion Loan Securities makes the equivalent confirmation, (ii) the related Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the related Excluded Special Servicer delivers to the Depositor and the Certificate Administrator and any applicable Other Depositor and Other Certificate Administrator, the information, if any, required under Item 6.02 of Form 8-K pursuant to the Exchange Act regarding itself in its role as Excluded Special Servicer.

If (i) at any time a Special Servicer that had previously acted as a Special Servicer for an Excluded Special Servicer Loan prior to it becoming an Excluded Special Servicer Loan or (ii) an Excluded Special Servicer was appointed on the Closing Date and, in either case, the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO

Property), (1) the related Excluded Special Servicer shall resign, (2) the related Mortgage Loan or Serviced Whole Loan shall no longer be an Excluded Special Servicer Loan, (3) such original Special Servicer shall become the Special Servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) such original Special Servicer shall be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer shall perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Loan and shall be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the applicable Special Servicer shall remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

If a Servicing Officer of the applicable Master Servicer, a related Excluded Special Servicer, or the applicable Special Servicer, as the case may be, has actual knowledge that a Mortgage Loan is no longer an Excluded Loan, an Excluded Controlling Class Loan or an Excluded Special Servicer Loan, as applicable, the applicable Master Servicer, the related Excluded Special Servicer or the applicable Special Servicer, as the case may be, shall provide prompt written notice thereof to each of the other parties to this Agreement.

Section 7.02        Trustee to Act; Appointment of Successor. On and after the time a Master Servicer or a Special Servicer, as the case may be, either resigns pursuant to clause (a) of Section 6.05 or receives a notice of termination for cause pursuant to Section 7.01(b), and provided that no acceptable successor has been appointed within the time period specified in Section 7.01(c), the Trustee shall be the successor to such party, until such successor to that Master Servicer or that Special Servicer, as applicable, is appointed as provided in this Section 7.02 or by the Directing Certificateholder as provided in Section 7.01(d), as applicable, in all respects in its capacity as such Master Servicer or such Special Servicer, as applicable, under this Agreement and the transactions set forth or provided for herein and shall be subject to, and have the benefit of, all of the rights, (subject to Section 3.11 and Section 6.04) benefits, responsibilities, duties, liabilities and limitations on liability relating thereto and that arise thereafter placed on or for the benefit of such Master Servicer or Special Servicer, as applicable, by the terms and provisions hereof; provided, however, that any failure to perform such duties or responsibilities caused by the terminated party’s failure under Section 7.01 to provide information or moneys required hereunder shall not be considered a default by such successor hereunder. The appointment of a successor master servicer shall not affect any liability of the predecessor Master Servicer which may have arisen prior to its termination as Master Servicer, and the appointment of a successor special servicer shall not affect any liability of the predecessor Special Servicer which may have arisen prior to its termination as Special Servicer. The Trustee in its capacity as successor to such Master Servicer or such Special Servicer, as such case may be, shall not be liable for any of the representations and warranties of such Master Servicer or such Special Servicer, respectively, herein or in any related document or agreement, for any acts or omissions of the predecessor master servicer or special servicer or for any losses incurred by the predecessor Master Servicer pursuant to Section 3.06 hereunder, nor shall the Trustee be required to purchase any Mortgage Loan hereunder solely as a result of its obligations as successor master servicer or special servicer, as the case may be. Subject to

Section 3.11, as compensation therefor, the Trustee as successor master servicer shall be entitled to the Servicing Fees and all fees relating to the Mortgage Loans or the Companion Loans which that Master Servicer would have been entitled to if such Master Servicer had continued to act hereunder, including but not limited to any income or other benefit from any Permitted Investment pursuant to Section 3.06, and subject to Section 3.11, and the Trustee as successor to such Special Servicer shall be entitled to the Special Servicing Fees to which such Special Servicer would have been entitled if such Special Servicer had continued to act hereunder. Should the Trustee succeed to the capacity of such Master Servicer or such Special Servicer, as the case may be, the Trustee shall be afforded the same standard of care and liability as such Master Servicer or such Special Servicer, as applicable, hereunder notwithstanding anything in Section 8.01 to the contrary, but only with respect to actions taken by it in its role as successor master servicer or successor special servicer, as the case may be, and not with respect to its role as Trustee hereunder. Notwithstanding the above, the Trustee may, if it shall be unwilling to act as successor to that Master Servicer or that Special Servicer, as applicable, or shall, if it is unable to so act, or if neither the Trustee nor (if appointed pursuant to Section 8.12) the Advancing Agent has the Applicable Advancing Agent Ratings, or if the Rating Agencies do not provide Rating Agency Confirmations with respect to the Trustee so acting, or if the Directing Certificateholder (solely with respect to such Special Servicer) ((i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class) or Certificateholders entitled to more than 50% of the Voting Rights so request in writing to the Trustee, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution which meets the criteria set forth in Section 6.05 and otherwise herein, as the successor to that Master Servicer or that Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of such Master Servicer or such Special Servicer hereunder. No appointment of a successor to such Master Servicer or such Special Servicer hereunder shall be effective until (i) the assumption in writing by the successor to such Master Servicer or such Special Servicer of all its responsibilities, duties and liabilities hereunder that arise thereafter, (ii) receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), (iii) such appointment (solely with respect to such Special Servicer) has been approved (prior to the occurrence and continuance of a Control Termination Event) by the Directing Certificateholder, such approval not to be unreasonably withheld and (iv) the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 11.07 and any other Form 8-K filings have been completed with respect to any related Companion Loan. Pending appointment of a successor to such Master Servicer or such Special Servicer hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as herein above provided. In connection with such appointment and assumption of a successor to such Master Servicer or such Special Servicer as described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on the Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation with respect to a successor master servicer or successor special servicer, as the case may be, shall be in excess of that permitted the terminated Master Servicer or Special Servicer, as the case may be, hereunder. The Trustee, the non-terminated Master Servicer or the non-terminated Special Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Any reasonable out-of-pocket costs and expenses associated with the transfer of the servicing function (other than with respect to a termination without cause) under this Agreement shall be borne by the predecessor Master Servicer or Special Servicer, as applicable. If such predecessor Master Servicer or Special Servicer (as the case may be) has not reimbursed the party requesting such termination or the successor master servicer or special servicer for such expenses within ninety (90) days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust; provided that the terminated Master Servicer or Special Servicer shall not thereby be relieved of its liability for such expenses. If and to the extent that the terminated Master Servicer or Special Servicer has not reimbursed such costs and expenses, the party requesting such termination shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of the Trust. In the event of a termination without cause, such costs and expenses shall be borne by the party requesting such termination, or as otherwise set forth herein; provided that the Certificate Administrator and the Trustee shall not bear any such costs and expenses. For the avoidance of doubt, if the Trustee is terminating a Master Servicer or a Special Servicer in accordance with this Agreement at the direction of any party or parties permitted to direct the Trustee to so terminate such Master Servicer or such Special Servicer pursuant to this Agreement, the Trustee shall not have any liability for such expenses pursuant to this paragraph.

Section 7.03        Notification to Certificateholders and VRR Interest Owners. (a) Upon any resignation of a Master Servicer or a Special Servicer pursuant to Section 6.05, any termination of a Master Servicer or a Special Servicer pursuant to Section 7.01 or any appointment of a successor to a Master Servicer or a Special Servicer pursuant to Section 7.02, the Certificate Administrator shall give prompt written notice thereof to Certificateholders and the VRR Interest Owners at their respective addresses appearing in the Certificate Register (in the case of the Certificateholders) or, in the case of the VRR Interest Owners, as identified to the Certificate Administrator.

(b)               Not later than the later of (i) sixty (60) days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute a Servicer Termination Event and (ii) five (5) days after the Certificate Administrator would be deemed to have notice of the occurrence of such an event in accordance with Section 8.02(ix), the Certificate Administrator shall transmit by mail to the Depositor, all Certificateholders and all VRR Interest Owners (and, if a Serviced Whole Loan is affected, the related Serviced Companion Noteholder) notice of such occurrence, unless such default shall have been cured.

Section 7.04        Waiver of Servicer Termination Events. Certificateholders representing at least 66 2/3% of the Voting Rights allocated to each Class of Certificates affected by any Servicer Termination Event hereunder may waive such Servicer Termination Event; provided, that a Servicer Termination Event under clause (i), (ii), (viii), (ix) or (x) of Section 7.01(a) may be waived only with the consent of all of the Certificateholders of the affected Classes, and a Servicer Termination Event under clause (iii) of Section 7.01(a) (with respect to obligations under Article XI) may be waived only with the consent of the Depositor. Upon any such waiver of a Servicer Termination Event, subject to the rights of any affected holder of a Serviced Companion Loan under Section 7.01(c) or Section 7.01(f), such Servicer Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. Upon any such waiver of a Servicer Termination Event by Certificateholders, the Trustee and the Certificate Administrator shall be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the Trust. No such waiver shall extend to any subsequent or other Servicer Termination Event or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Servicer Termination Event pursuant to this Section 7.04, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if any other Person held such Certificates.

Section 7.05        Trustee as Maker of Advances. In the event that a Master Servicer fails to fulfill its obligations hereunder to make any Advances and such failure remains uncured, the Trustee shall perform such obligations (x) within five (5) Business Days following such failure by a Master Servicer with respect to Servicing Advances resulting in a Servicer Termination Event under Section 7.01(a)(iii) to the extent a Responsible Officer of the Trustee has actual knowledge of such failure with respect to such Servicing Advances and (y) by noon, New York City time, on the related Distribution Date with respect to P&I Advances pursuant to the Certificate Administrator’s notice of failure pursuant to Section 4.03(a) unless such failure has been cured. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of such Master Servicer’s rights with respect to Advances hereunder, including, without limitation, such Master Servicer’s rights of reimbursement and interest on each Advance at the Reimbursement Rate, and rights to determine that a proposed Advance is a Nonrecoverable P&I Advance or Servicing Advance, as the case may be, (without regard to any impairment of any such rights of reimbursement caused by such Master Servicer’s default in its obligations hereunder); provided, however, that if Advances made by the Trustee and a Master Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of such Master Servicer for such Advances. The Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance hereunder.

[End of Article VII]

Article VIII

CONCERNING THE TRUSTEE AND THE CERTIFICATE ADMINISTRATOR

Section 8.01        Duties of the Trustee and the Certificate Administrator. (a) The Trustee and the Certificate Administrator, prior to the occurrence of a Servicer Termination Event and after the curing or waiving of all Servicer Termination Events which may have occurred, undertake to perform such duties and only such duties as are specifically set forth in this Agreement. If a Servicer Termination Event occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Any permissive right of the Trustee and the Certificate Administrator contained in this Agreement shall not be construed as a duty.

(b)               The Trustee or the Certificate Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the

Trustee or the Certificate Administrator which are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II, the Diligence Files, any CREFC® reports and any information delivered for posting to the Certificate Administrator’s Website or the 17g-5 Information Provider’s Website), shall examine them to determine whether they conform to the requirements of this Agreement. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee or the Certificate Administrator shall notify the party providing such instrument and requesting the correction thereof. The Trustee or the Certificate Administrator shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, a Master Servicer or a Special Servicer or another Person, and accepted by the Trustee or the Certificate Administrator in good faith, pursuant to this Agreement.

(c)                No provision of this Agreement shall be construed to relieve the Trustee or the Certificate Administrator from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or bad faith; provided, however, that:

(i)                                   Prior to the occurrence of a Servicer Termination Event, and after the curing of all such Servicer Termination Events which may have occurred, the duties and obligations of the Trustee and the Certificate Administrator shall be determined solely by the express provisions of this Agreement, the Trustee and the Certificate Administrator shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and the Certificate Administrator and, in the absence of bad faith on the part of the Trustee and the Certificate Administrator, the Trustee and the Certificate Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee or the Certificate Administrator and conforming to the requirements of this Agreement;

(ii)                                Neither the Trustee nor the Certificate Administrator, as applicable, shall be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee or the Certificate Administrator, respectively, unless it shall be proved that the Trustee or the Certificate Administrator, as applicable, was negligent in ascertaining the pertinent facts; and

(iii)                             Neither the Trustee nor the Certificate Administrator, as applicable, shall be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Certificateholders entitled to greater than 25% (i) of the Percentage Interest of each affected Class, or (ii) if each Class is an affected Class of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, under this Agreement (unless a higher percentage of Voting Rights is required for such action).

(d)               The Certificate Administrator shall make available via its internet website initially located at www.ctslink.com to the Serviced Companion Noteholders all reports that the

Certificate Administrator has made available to Certificateholders under this Agreement to the extent such reports relate to the related Serviced Companion Loan and upon the submission of an Investor Certification pursuant to this Agreement.

Section 8.02        Certain Matters Affecting the Trustee and the Certificate Administrator. Except as otherwise provided in Section 8.01:

(i)                                   The Trustee and the Certificate Administrator may rely upon and shall be protected in acting or refraining from acting upon any resolution, direction of the Depositor, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)                                The Trustee and the Certificate Administrator may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

(iii)                             Neither the Trustee nor the Certificate Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or the Certificates or the VRR Interest or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders and/or the VRR Interest Owners, pursuant to the provisions of this Agreement, unless such Certificateholders and/or VRR Interest Owners shall have offered to the Trustee or the Certificate Administrator, as applicable, security or indemnity reasonably satisfactory to it, against the costs, expenses and liabilities which may be incurred therein or thereby; neither the Trustee nor the Certificate Administrator shall be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, unless repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is reasonably assured to it; nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of a Servicer Termination Event which has not been cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

(iv)                            Neither the Trustee nor the Certificate Administrator shall be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)                               Prior to the occurrence of a Servicer Termination Event hereunder and after the curing of all Servicer Termination Events which may have occurred, neither the Trustee nor the Certificate Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Certificateholders entitled to more than 50% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee or the

Certificate Administrator of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Certificate Administrator, respectively, not reasonably assured to the Trustee or the Certificate Administrator by the security afforded to it by the terms of this Agreement, the Trustee or the Certificate Administrator, respectively, may require indemnity reasonably satisfactory to it from such requesting Holders against such expense or liability as a condition to taking any such action. The reasonable expense of every such reasonable examination shall be paid by the requesting Holders;

(vi)                            The Trustee or the Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, affiliates or attorneys; provided, however, that the appointment of such agents, affiliates or attorneys shall not relieve the Trustee or the Certificate Administrator of its duties or obligations hereunder; provided, further, that the Trustee or the Certificate Administrator, as the case may be, may not perform any duties hereunder through any Person that is a Prohibited Party;

(vii)                         Computershare Trust Company, National Association shall perform its duties as Custodian hereunder through its Document Custody division (including, as applicable, any agents or affiliates utilized thereby);

(viii)                      Computershare Trust Company, National Association shall perform its duties as Certificate Administrator role through its Corporate Trust Services division (including, as applicable, any agents or affiliates utilized thereby);

(ix)                              For all purposes under this Agreement, none of the Trustee, the Custodian or the Certificate Administrator shall be deemed to have actual knowledge or notice of any Servicer Termination Event or Asset Representations Reviewer Termination Event or any act, failure or breach of any Person upon the occurrence of which the Trustee or Certificate Administrator may be required to act unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, has actual knowledge thereof or unless written notice of any event, act, failure or breach, as applicable, which is in fact such a default is received by the Trustee or the Certificate Administrator at the respective Corporate Trust Office, and such notice references the Certificates or this Agreement;

(x)                                 Neither the Trustee nor the Certificate Administrator shall be responsible for any act or omission of a Master Servicer or a Special Servicer (unless the Trustee is acting as a Master Servicer or a Special Servicer, as the case may be, in which case the Trustee shall only be responsible for its own actions as a Master Servicer or a Special Servicer) or of the Depositor, the Operating Advisor or the Asset Representations Reviewer;

(xi)                              Neither the Trustee nor the Certificate Administrator shall in any way be liable by reason of any insufficiency in the Trust Fund unless it is determined by a court of competent jurisdiction that the Trustee’s or Certificate Administrator’s, as applicable, negligence or willful misconduct was the primary cause of such insufficiency;

(xii)                           In no event shall the Trustee or the Certificate Administrator be liable for any failure or delay in the performance of its obligations hereunder due to force majeure or acts of God; provided that such failure or delay is not also a result of its own negligence, bad faith or willful misconduct;

(xiii)                        Nothing herein shall require the Trustee or the Certificate Administrator to act in any manner that is contrary to applicable law; and

(xiv)                       Nothing herein shall be construed as an obligation for any party to this Agreement to advise a Certificateholder with respect to its rights and protections relative to the Trust.

Each of the Trustee and the Certificate Administrator shall be entitled to all of the same rights, protections, immunities and indemnities afforded to it as Trustee and Certificate Administrator, as the case may be, in each capacity for which it serves hereunder (including, without limitation, as Custodian, Certificate Registrar, 17g-5 Information Provider and Authenticating Agent).

Section 8.03        Trustee and Certificate Administrator Not Liable for Validity or Sufficiency of Certificates or Mortgage Loans. The recitals contained herein and in the Certificates, other than the acknowledgments of the Trustee or the Certificate Administrator in Sections 2.01(g) and Section 2.04 and the signature, if any, of the Certificate Registrar and Authenticating Agent set forth on any outstanding Certificate, shall not be taken as the statements of the Trustee or the Certificate Administrator, and the Trustee or the Certificate Administrator assume no responsibility for their correctness. Neither the Trustee nor the Certificate Administrator makes any representations as to the validity or sufficiency of this Agreement or of any Certificate or the VRR Interest (other than as to the signature, if any, of the Trustee or the Certificate Administrator set forth thereon) or of any Mortgage Loan or related document. Neither the Trustee nor the Certificate Administrator shall be accountable for the use or application by the Depositor of any of the Certificates or the VRR Interest issued to it or of the proceeds of such Certificates or VRR Interest, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Mortgage Loans to the Trust, or any funds deposited in or withdrawn from each applicable Collection Account or any other account by or on behalf of the Depositor, the applicable Master Servicer, the applicable Special Servicer or in the case of the Trustee, the Certificate Administrator. The Trustee and the Certificate Administrator shall not be responsible for and may rely upon the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, a Master Servicer or a Special Servicer and accepted by the Trustee or the Certificate Administrator, in good faith, pursuant to this Agreement.

Section 8.04        Trustee or Certificate Administrator May Own Certificates. The Trustee or the Certificate Administrator, each in its individual capacity, not as Trustee or Certificate Administrator, may become the owner or pledgee of Certificates, and may deal with the Depositor, any Master Servicer, any Special Servicer or the Underwriters in banking transactions, with the same rights it would have if it were not Trustee or the Certificate Administrator.

Section 8.05        Fees and Expenses of Trustee and Certificate Administrator; Indemnification of Trustee and Certificate Administrator.(a) As compensation for the performance of their respective duties hereunder, the Trustee will be paid the Trustee Fee, which shall cover recurring and otherwise reasonably anticipated expenses of the Trustee, and the Certificate

Administrator will be paid the Certificate Administrator Fee equal to the Certificate Administrator’s portion of one (1) month’s interest at the Certificate Administrator Fee Rate, which shall cover recurring and otherwise reasonably anticipated expenses of the Certificate Administrator. The Trustee Fee and Certificate Administrator Fee shall be paid monthly on a Mortgage Loan-by-Mortgage Loan basis. As to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Companion Loan), the Certificate Administrator shall pay to the Trustee monthly the Trustee Fee from the Certificate Administrator Fee, which Certificate Administrator Fee shall accrue from time to time at the Certificate Administrator Fee Rate and the Certificate Administrator Fee shall be computed in the same manner as interest is calculated thereon and for the same period respecting which any related interest payment due or deemed thereon is computed. The Trustee Fee (which shall not be limited to any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee’s sole form of compensation for all services rendered by it in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee hereunder, except for the reimbursement of expenses specifically provided for herein. The Certificate Administrator Fee shall constitute the Certificate Administrator’s sole form of compensation for the exercise and performance of its powers and duties hereunder, except for the reimbursement of expenses specifically provided for herein. No Trustee Fee or Certificate Administrator Fee shall be payable with respect to any Companion Loan.

(b)               The Trustee, the Certificate Administrator (in each case, including in its capacity as Custodian and in its individual capacity) and any director, officer, employee, representative or agent of the Trustee and the Certificate Administrator, respectively, shall be entitled to be indemnified and held harmless by the Trust (to the extent of amounts on deposit in each applicable Collection Account or the Lower-Tier REMIC Distribution Account, as applicable, from time to time) against any loss, liability or expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments and amounts paid in settlement, and expenses incurred in becoming the successor to the applicable Master Servicer or the applicable Special Servicer, to the extent not otherwise paid hereunder, and, for the avoidance of doubt, including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) arising out of, or incurred in connection with, any act or omission of the Trustee or the Certificate Administrator, respectively, relating to the exercise and performance of any of the powers, rights and duties of the Trustee or the Certificate Administrator, respectively (including in any capacities in which they serve, such as paying agent, REMIC Administrator, Authenticating Agent, Custodian, Certificate Registrar, and 17g-5 Information Provider) hereunder; provided, however, that none of the Trustee or the Certificate Administrator, nor any of the other above specified Persons shall be entitled to indemnification pursuant to this Section 8.05(b) for (i) allocable overhead, (ii) expenses or disbursements incurred or made by or on behalf of the Trustee or the Certificate Administrator, respectively, in the normal course of the Trustee or the Certificate Administrator, respectively, performing its duties in accordance with any of the provisions hereof, which are not “unanticipated expenses of the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii), (iii) any expense or liability specifically required to be borne thereby pursuant to the terms hereof or (iv) any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence in the performance of the Trustee’s or the Certificate Administrator’s, respectively, obligations and duties hereunder, or by reason of negligent disregard of such obligations or duties, or as may arise from a breach of any representation or warranty of the Trustee specified in Section 8.13 or the Certificate Administrator specified in Section 8.15, respectively, made herein. The provisions of this Section 8.05(b) shall survive the termination of this Agreement and any resignation or removal of the Trustee or the Certificate Administrator, respectively, and appointment of a successor thereto. The foregoing indemnity shall also apply to the Certificate Administrator in all of its capacities hereunder, including Custodian, Certificate Registrar and Authenticating Agent.

(c)                The Certificate Administrator shall indemnify and hold harmless the Depositor and the Mortgage Loan Sellers from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses (for the avoidance of doubt, including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) incurred by the Depositor or any Mortgage Loan Seller or its Affiliates that arise out of or are based upon (i) a breach by the Certificate Administrator, in its capacity as 17g-5 Information Provider or in any other capacity in which the Certificate Administrator is required to make available information to a Privileged Person that is an NRSRO, of its obligations under this Agreement or (ii) negligence, bad faith or willful misconduct on the part of the Certificate Administrator, in its capacity as 17g-5 Information Provider or in any other capacity in which the Certificate Administrator is required to make available information to a Privileged Person that is an NRSRO, in the performance of such obligations or its negligent disregard of its obligations and duties under this Agreement.

Section 8.06        Eligibility Requirements for Trustee and Certificate Administrator. Each of the Trustee and the Certificate Administrator hereunder shall at all times be, and shall resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and, in the case of the Trustee, to accept the trust conferred under this Agreement, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and in the case of the Trustee, shall not be an Affiliate of any Master Servicer or any Special Servicer (except during any period when the Trustee is acting as, or has become successor to, the applicable Master Servicer or the applicable Special Servicer, as the case may be, pursuant to Section 7.02), (ii)(a) in the case of the Trustee, an institution whose (A) long-term senior unsecured debt or issuer credit rating is rated at least “BBB” by S&P, (B) long-term senior unsecured debt or issuer default rating is rated at least “A” by Fitch (or short-term rating is rated at least “F1” by Fitch) (provided, however, that the Trustee may maintain a long-term senior unsecured debt or issuer default rating of at least “BBB-” by Fitch as long as the applicable Master Servicer or, if appointed pursuant to Section 8.12, the Advancing Agent, has a short-term rating of at least “F1” by Fitch or a long-term senior unsecured debt or issuer default rating of at least “A” by Fitch and (C) if rated by Morningstar DBRS, long-term senior unsecured debt or issuer credit rating is rated at least “A” by Morningstar DBRS (provided that the Trustee may maintain a long-term senior unsecured debt or issuer credit rating of “BBB(low)” by Morningstar DBRS if the applicable Master Servicer or, if appointed pursuant to Section 8.12, the Advancing Agent, maintains a long-term rating of at least “A” by Morningstar DBRS) (or if not rated by Morningstar DBRS, at least an equivalent rating by two other NRSROs which may include S&P and Fitch), (b) in the case of the Certificate Administrator, an institution (x) whose long-term senior unsecured debt rating or issuer rating is rated at least “BBB-” (or its equivalent) by at least one NRSRO and (y) if rated by Morningstar DBRS, whose long-term senior unsecured debt or issuer credit rating is rated at least “BBB (low)” by Morningstar DBRS (or if not rated by Morningstar DBRS, at least an equivalent rating by two other NRSROs which may include S&P and Fitch), except that with respect to the Morningstar DBRS rating, in the case of Computershare Trust Company, National Association, it will not become ineligible as long as it maintains a long-term senior unsecured debt rating or an issuer credit rating of “BBB” by any NRSRO, or (c) in the case of each of clause (ii)(a) and (ii)(b), an institution with respect to which each Rating Agency has provided a Rating Agency Confirmation, and (iii) an entity that is not a Prohibited Party.

If such corporation, national bank or national banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 8.06 the combined capital and surplus of such corporation, national bank or national banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event the place of business from which the Certificate Administrator administers the Trust REMICs or in which the Trustee’s office is located is in a state or local jurisdiction that imposes a tax on the Trust on the net income of a REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions), the Certificate Administrator or the Trustee, as applicable shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07, (ii) pay such tax at no expense to the Trust or (iii) administer the Trust REMICs from a state and local jurisdiction that does not impose such a tax.

Section 8.07        Resignation and Removal of the Trustee and Certificate Administrator. (a) The Trustee and the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, each Master Servicer, each Special Servicer and the Trustee or the Certificate Administrator, as applicable, the Operating Advisor, the Asset Representations Reviewer, 17g-5 Information Provider and to all Certificateholders and the VRR Interest Owners. The Certificate Administrator shall post such notice to the Certificate Administrator’s Website in accordance with Section 3.13(b) and provide notice of such event to each Master Servicer, each Special Servicer, the Depositor and the 17g-5 Information Provider, which shall promptly post such notice to the 17g-5 Information Provider’s Website in accordance with Section 3.13(c). Upon receiving such notice of resignation, the Depositor shall use its reasonable best efforts to promptly appoint a successor trustee or successor certificate administrator acceptable to the Master Servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee or Certificate Administrator and to the successor trustee or certificate administrator. A copy of such instrument shall be delivered to each Master Servicer, each Special Servicer, the Certificateholders, the VRR Interest Owners and the Trustee or Certificate Administrator, as applicable, by the Depositor. If no successor trustee or certificate administrator shall have been so appointed and have accepted appointment within ninety (90) days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator may petition any court of competent jurisdiction for the appointment of a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the Trust.

(b)               If at any time the Trustee or Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 (and in the case of the Certificate Administrator, Section 5.08) and shall fail to resign after written request therefor by the Depositor or a Master Servicer, or if at any time the Trustee or Certificate Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Certificate Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or Certificate Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Trustee or Certificate Administrator (if different than the Trustee) shall fail to timely publish any report to be delivered, published or otherwise made available by the Certificate Administrator pursuant to Section 4.02 and such failure shall continue unremedied for a period of five (5) days, or if the Certificate Administrator fails to make distributions required pursuant to Section 4.01 or Section 9.01, then the Depositor may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the requesting Master Servicer, by written instrument, in duplicate, which instrument shall be delivered to the Trustee or Certificate Administrator so removed and to the successor trustee or certificate administrator in the case of the removal of the Trustee or Certificate Administrator. A copy of such instrument shall be delivered to each Master Servicer, each Special Servicer, the Certificateholders and the VRR Interest Owners by the Depositor. If no successor trustee or certificate administrator shall have been so appointed and have accepted appointment within ninety (90) days after the giving of such notice of removal, the removed Trustee or Certificate Administrator may petition any court of competent jurisdiction for the appointment of a successor trustee or certificate administrator, as applicable, at the expense of the Trust.

(c)                Certificateholders entitled to at least 75% of the Voting Rights may, upon thirty (30) days’ prior written notice, with or without cause, remove the Trustee or Certificate Administrator and appoint a successor trustee or certificate administrator by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to each Master Servicer, one complete set to the Trustee or Certificate Administrator so removed and one complete set to the successor so appointed. A copy of such instrument shall be delivered to the Depositor, each Special Servicer and the remaining Certificateholders by each applicable Master Servicer. In the event of any such termination without cause pursuant to this Section 8.07(c), the successor trustee or certificate administrator, as applicable, shall be responsible for all costs and expenses necessary to effect the transfer of responsibilities from its predecessor.

(d)               Any resignation or removal of the Trustee or Certificate Administrator and appointment of a successor trustee or certificate administrator pursuant to any of the provisions of this Section 8.07 shall not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator as provided in Section 8.08 and (ii) the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 11.07 and any other Form 8-K filings have been completed with respect to any related Companion Loan. Further, the resigning Trustee or Certificate Administrator, as the case may be, shall pay all costs and expenses associated with the transfer of its duties.

If the same party is acting as Trustee and Certificate Administrator pursuant to this Agreement, (i) any removal of such party in its capacity as Trustee or Certificate Administrator, as applicable, shall also result in such party’s removal in its capacity as Trustee or Certificate Administrator, as applicable, and the Depositor shall appoint a successor certificate administrator and a successor trustee, in each instance meeting the eligibility requirements set forth hereunder, and (ii) any resignation of such party in its capacity as Trustee or as Certificate Administrator shall not result in its resignation in any other capacity hereunder unless specified by such party.

Upon any succession of the Trustee or Certificate Administrator under this Agreement, the predecessor Trustee or Certificate Administrator shall be entitled to the payment of accrued and unpaid compensation and reimbursement as provided for under this Agreement for services rendered and expenses incurred (including without limitation, unreimbursed Advances). No Trustee or Certificate Administrator shall be personally liable for any action or omission of any successor trustee or certificate administrator.

(e)                Upon the resignation, assignment, merger, consolidation, or transfer of the Trustee or its business to a successor, or upon the termination of the Trustee, (a) the outgoing Trustee shall (i) endorse the original executed Mortgage Note for each Mortgage Loan (to the extent that the original executed Mortgage Note for each Mortgage Loan was endorsed to the outgoing trustee), without recourse, representation or warranty, express or implied, to the order of the successor, as trustee for the registered Holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 and the related VRR Interest Owners or in blank, and (ii) in the case of the other assignable Mortgage Loan documents (to the extent such other Mortgage Loan documents were assigned to the outgoing trustee), assign such Mortgage Loan documents to such successor, and such successor shall review the documents delivered to it or to the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsement and assignment has been made; (b) if any original executed Mortgage Note for a Mortgage Loan was not endorsed to the outgoing trustee, the Custodian shall, upon its receipt of a Request for Release, deliver such Mortgage Note to the Depositor or the successor trustee, as requested, and the applicable Master Servicer and the Depositor shall cooperate with any successor trustee to ensure that such Mortgage Note is endorsed (without recourse, representation or warranty, express or implied) to the order of the successor, as trustee for the registered Holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 and the related VRR Interest Owners or in blank; provided, however, that, notwithstanding anything to the contrary herein, to the extent any such endorsement of such Mortgage Note requires the signature of the related Mortgage Loan Seller in order to comply with the foregoing, then the applicable Master Servicer shall use reasonable efforts to cause the related Mortgage Loan Seller to execute such endorsement; (c) if any other assignable Mortgage Loan document was not assigned to the outgoing trustee, the Custodian shall, upon its receipt of a Request for Release, deliver such Mortgage Loan document to the Depositor or the successor trustee, as requested, and the applicable Master Servicer and the Depositor shall cooperate with any successor trustee to ensure that such Mortgage Loan document is assigned to such successor trustee; and (d) in any case, such successor trustee shall review the documents delivered to it or to the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsements and assignments have been made or, in the event such endorsement or assignment cannot be made for any reason, to note the same in such certification.

(f)                Neither the Asset Representations Reviewer nor any of its Affiliates may be appointed as successor trustee or certificate administrator.

Section 8.08        Successor Trustee or Certificate Administrator. (a) Any successor trustee or certificate administrator appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, each Master Servicer, each Special Servicer and to its predecessor Trustee or Certificate Administrator an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator shall become effective and such successor trustee or certificate administrator without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Certificate Administrator herein. The predecessor Trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements held by it hereunder (other than any Mortgage Files at the time held on its behalf by the Custodian, which Custodian, at Custodian’s option shall become the agent of the successor trustee), and the Depositor, the applicable Master Servicer, the applicable Special Servicer and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor trustee all such rights, powers, duties and obligations, and to enable the successor trustee to perform its obligations hereunder.

(b)               No successor trustee or successor certificate administrator shall, as applicable, accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor trustee or successor certificate administrator, as applicable, shall be eligible under the provisions of Section 8.06.

(c)                Upon acceptance of appointment by a successor trustee or successor certificate administrator as provided in this Section 8.08, the General Master Servicer shall deliver notice of the succession of such Trustee or Certificate Administrator, as applicable, to the Depositor, the Certificateholders and the VRR Interest Owners. If the General Master Servicer fails to deliver such notice within ten (10) days after acceptance of appointment by the successor trustee or successor certificate administrator, as applicable, such successor trustee or successor certificate administrator shall cause such notice to be delivered at the expense of the General Master Servicer.

Section 8.09        Merger or Consolidation of Trustee or Certificate Administrator. Any Person into which the Trustee or the Certificate Administrator may be merged or converted or with which it may be consolidated or any Person resulting from any merger, conversion or consolidation to which the Trustee or the Certificate Administrator shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee or the Certificate Administrator shall be the successor of the Trustee or the Certificate Administrator, as applicable, hereunder; provided that, in the case of the Trustee, such successor person shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. The Certificate Administrator shall post such notice to the Certificate Administrator’s Website in accordance with Section 3.13(b) and shall provide notice of such event to each Master Servicer, each Special Servicer, the Depositor and the 17g-5 Information Provider, which shall post such notice to the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

Section 8.10        Appointment of Co-Trustee or Separate Trustee. (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, each applicable Master Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as each applicable Master Servicer and the Trustee may consider necessary or desirable. If any Master

Servicer shall not have joined in such appointment within fifteen (15) days after the receipt by it of a request to do so, or in case a Servicer Termination Event shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of Certificates or the VRR Interest Owners of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08. All co-trustee fees shall be payable out of the Trust Fund.

(b)               In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to a Master Servicer or a Special Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

(c)                Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then-separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

(d)               Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

(e)                The appointment of a co-trustee or separate trustee under this Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

Section 8.11        Appointment of Custodians. The Certificate Administrator is hereby appointed as the Custodian to hold all or a portion of the Mortgage Files. The Custodian shall be a national banking association or depository institution subject to supervision by federal or state authority, shall have combined capital and surplus of at least $15,000,000 and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File. The Custodian shall be subject to the same obligations and standard of care as would be imposed on the Certificate Administrator hereunder in connection with the retention of Mortgage Files directly by the Certificate Administrator. Upon termination or resignation of the Custodian, the Certificate Administrator may appoint another Custodian meeting the foregoing requirements. The appointment of one or more Custodians by the Certificate Administrator shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible for all acts and omissions of any Custodian other than the initial Custodian. Any Custodian appointed hereunder must maintain a fidelity bond and errors and omissions policy in an amount customary for Custodians which serve in such capacity in commercial mortgage loan securitization transactions, or may self-insure.

Section 8.12        Appointment of Advancing Agent. The Trustee may, at its own expense, appoint an advancing agent or similar entity to perform its obligations under Section 4.06 and Section 7.05 of this Agreement. The Advancing Agent shall at all times be an institution (i) that has (A) a rating on its long-term senior unsecured debt or an issuer default rating of at least “A” by Fitch or a short-term rating of at least “F1” by Fitch, (B) a rating on its long-term senior unsecured debt or issuer credit rating of at least “BBB” by S&P and (C) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A” by Morningstar DBRS (or, if not rated by Morningstar DBRS, then at least an equivalent rating by two other NRSROs, which may include Moody’s and Fitch) (or, in the case of any Rating Agency’s rating requirement set forth in this clause (i), such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation), and (ii) is otherwise acceptable to the Rating Agencies as confirmed by receipt of a Rating Agency Confirmation from each Rating Agency. The Trustee shall provide prompt written notice of the appointment of any Advancing Agent to the Depositor, the Underwriters, the Initial Purchasers, each Master Servicer, each Special Servicer, the Operating Advisor, the Certificate Administrator and the Rule 17g-5 Information Provider, who shall post such notice on the Rule 17g-5 Information Provider’s Website pursuant to Section 12.13 of this Agreement. No appointment of an Advancing Agent shall be effective until the Advancing Agent shall have executed and delivered to the Trustee for the benefit of the Trust and the Certificate Owners a written assumption of all obligations of the Trustee to make Advances as and when required of the Trustee under Section 3.20 and Section 4.06 of this Agreement, with a copy of such written assumption delivered to the Rule 17g-5 Information Provider, who shall post such written assumption on the Rule 17g-5 Information Provider’s Website pursuant to Section 12.13 of this Agreement. The appointment of an Advancing Agent shall not relieve the Trustee from any of its obligations hereunder (including, without limitation, its obligations under Section 4.06 and Section 7.05 of this Agreement), and the Trustee shall remain responsible for all acts and omissions of the Advancing Agent.

Section 8.13        Representations and Warranties of the Trustee. The Trustee hereby represents and warrants to the Depositor, each Master Servicer, each Special Servicer, the Operating Advisor, the Asset Representations Reviewer, each Serviced Companion Noteholder and the Certificate Administrator for the benefit of the Certificateholders and the VRR Interest Owners, as of the Closing Date, that:

(i)                             The Trustee is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America;

(ii)                          The execution and delivery of this Agreement by the Trustee, and the performance and compliance with the terms of this Agreement by the Trustee, will not violate the Trustee’s charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

(iii)                       The Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)                      This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and the rights of creditors of national banking associations specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)                         The Trustee is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement;

(vi)                      No litigation is pending or, to the best of the Trustee’s knowledge, threatened against the Trustee which would prohibit the Trustee from entering into this Agreement or, in the Trustee’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Trustee to perform its obligations under this Agreement; and

(vii)                   No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Trustee, or compliance by the Trustee with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Trustee of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Trustee to perform its obligations hereunder.

Section 8.14        Provision of Information to Certificate Administrator, Master Servicers and Special Servicers. The applicable Master Servicer shall promptly, upon request, provide the applicable Special Servicer and the Certificate Administrator with notice of any change in the identity and/or contact information of any Serviced Companion Noteholder (to the extent it receives written notice of such change). The Certificate Administrator, each applicable Master Servicer and each applicable Special Servicer may each conclusively rely on the information provided to them regarding identity and/or contact information regarding any Serviced Companion Noteholder, and the Certificate Administrator, each applicable Master Servicer and each applicable Special Servicer, as applicable, shall have no liability for notices not sent to the correct Serviced Companion Noteholders or any obligation to determine the identity and/or contact information of the Serviced Companion Noteholders to the extent updated or correct information regarding the holders of any of the Serviced Companion Noteholders or the most recent identity and/or contact information regarding any of the Serviced Companion Noteholders has not been provided to the Certificate Administrator, such Master Servicer or such Special Servicer, as applicable.

Section 8.15        Representations and Warranties of the Certificate Administrator. The Certificate Administrator hereby represents and warrants to the Depositor, each Master Servicer, each Special Servicer, the Operating Advisor, the Asset Representations Reviewer, each Serviced Companion Noteholder, and the Trustee, for the benefit of the Certificateholders and the VRR Interest Owners, as of the Closing Date, that:

(i)                             The Certificate Administrator is a national banking association duly organized under the laws of the United States of America, duly organized, validly existing and in good standing under the laws thereof;

(ii)                          The execution and delivery of this Agreement by the Certificate Administrator, and the performance and compliance with the terms of this Agreement by the Certificate Administrator, will not violate the Certificate Administrator’s charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

(iii)                       The Certificate Administrator has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)                      This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Certificate Administrator, enforceable against the Certificate Administrator in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and the rights of creditors of national banking associations specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)                         The Certificate Administrator is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Certificate Administrator’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Certificate Administrator to perform its obligations under this Agreement or the financial condition of the Certificate Administrator;

(vi)                      No litigation is pending or, to the best of the Certificate Administrator’s knowledge, threatened against the Certificate Administrator which would prohibit the Certificate Administrator from entering into this Agreement or, in the Certificate Administrator’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Certificate Administrator to perform its obligations under this Agreement or the financial condition of the Certificate Administrator; and

(vii)                   No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Certificate Administrator, or compliance by the Certificate Administrator with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Certificate Administrator of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Certificate Administrator to perform its obligations hereunder.

Section 8.16        Compliance with the PATRIOT Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Laws”), each of the Trustee, the Certificate Administrator, each applicable Special Servicer and each applicable Master Servicer is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee, the Certificate Administrator, each applicable Special Servicer or each applicable Master Servicer, as applicable, arising out of the Trust or this Agreement. Accordingly, each of the parties to this Agreement agrees to provide to the Trustee, the Certificate Administrator, each Special Servicer and each Master Servicer, upon its respective reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee, the Certificate Administrator, each Special Servicer and each Master Servicer to comply with Applicable Laws.

[End of Article VIII]

Article IX

TERMINATION

Section 9.01        Termination upon Repurchase or Liquidation of All Mortgage Loans. Subject to this Section 9.01 and Section 9.02, the Trust and the respective obligations and responsibilities under this Agreement of the Certificate Administrator (other than the obligations of the Certificate Administrator to provide for and make payments to Certificateholders and the VRR Interest Owners as hereafter set forth), the Depositor, each applicable Master Servicer, each applicable Special Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee, shall terminate upon payment (or provision for payment) to the Certificateholders and the VRR Interest Owners of all amounts held by the Certificate Administrator and required hereunder to be so paid on the Distribution Date following the earlier to occur of (i) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject hereto, (ii) the purchase or other liquidation by the Holder of the majority of the Controlling Class, the Special Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Special Servicer, the Master Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Master Servicer, or the Holders of the Class R Certificates, in that order of priority, of all the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund at a price equal to (a) the sum of (1) the Termination Purchase Amount and (2) the reasonable out-of-pocket expenses of each applicable Master Servicer and each applicable Special Servicer with respect to such termination, unless such Master Servicer or such Special Servicer, as applicable, is the purchaser of such Mortgage Loans, minus

(b) solely in the case where a Master Servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances, together with any interest accrued and payable to the applicable Master Servicer in respect of such Advances in accordance with Section 3.03(d) and Section 4.03(d) and any unpaid Servicing Fees, remaining outstanding and payable solely to such Master Servicer (which items shall be deemed to have been paid or reimbursed to the applicable Master Servicer in connection with such purchase) or (iii) so long as the Class A-1, Class A-SB and Class D Certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C Upper-Tier Regular Interests are no longer outstanding, the voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class V Certificates and the Class R Certificates) and the payment or deemed payment by such exchanging party of the Termination Purchase Amount for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of the immediately succeeding paragraph, of which (a) an amount equal to the product of (i) the Required Credit Risk Retention Percentage and (ii) the Termination Purchase Amount will be paid to the VRR Interest Owners in exchange for the surrender of the VRR Interest, and (b) an amount equal to the product of (i) the Non-Retained Percentage and (ii) the Termination Purchase Amount will be deemed paid to the Trust and deemed distributed to the Holder or Holders of the then-outstanding Certificates in exchange for such Certificates; provided, that in no event shall the trust created hereby continue beyond the expiration of twenty-one (21) years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date hereof. Upon termination of the Trust pursuant to clause (i) of the immediately preceding sentence, the Custodian shall release or cause to be released to the General Master Servicer and the NCB Master Servicer, at their respective addresses provided in Section 13.05 of this Agreement or to such other address designated by it in writing, those Mortgage Files remaining in its possession relating to the Mortgage Loans other than the NCB Mortgage Loans (in the case of the General Master Servicer) and those Mortgage Files relating to the NCB Mortgage Loans (in the case of the NCB Master Servicer). In connection with a termination of the Trust under this Article IX, the obligations and responsibilities of the Custodian under this Agreement shall terminate upon its delivery of such Mortgage Files to the applicable Master Servicer, Sole Certificateholder or other party as required by this Section 9.01, except for the obligation of the Custodian to execute assignments, endorsements and other instruments as required by this Section 9.01.

Following the date on which the Class A-1, Class A-SB and Class D Certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C Upper-Tier Regular Interests are no longer outstanding (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then-outstanding Certificates (other than the Class V Certificates and the Class R Certificates)), the Sole Certificateholder shall have the right, with the consent of each applicable Master Servicer, to exchange all of its Certificates (other than the Class V Certificates and the Class R Certificates) together with the payment or deemed payment of the Termination Purchase Amount for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (iii) of the first paragraph of this Section 9.01(a) by giving written notice to all the parties hereto no later than sixty (60) days prior to the anticipated date of exchange. In the event that the Sole Certificateholder elects to exchange all of its Certificates (other than the Class V Certificates and Class R Certificates) and pay the Termination Purchase Amount for all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust in accordance with the preceding sentence, such Sole Certificateholder, not later than the Distribution Date on which the final distribution on the Certificates and the VRR Interest is to occur, shall (i) remit for deposit in the Collection Account of the Master Servicer an amount in immediately available funds equal to (a) the product of the Required Credit Risk Retention Percentage and the Termination Purchase Amount plus (b) all amounts due and owing to the Depositor, each applicable Master Servicer, each applicable Special Servicer, the Trustee and the Certificate Administrator hereunder through the date of the liquidation of the Trust that may be withdrawn from the applicable Collection Account, or an escrow account acceptable to the respective parties hereto, pursuant to Section 3.05(a) or that may be withdrawn from the Distribution Account pursuant to Section 3.05(a), but only to the extent that such amounts are not already on deposit in the applicable Collection Account and (ii) be deemed to pay to the Trust (which amount shall be further deemed distributed to the Holders of all outstanding Certificates) an amount equal to the product of the Non-Retained Percentage and the Termination Purchase Amount. In addition, each Master Servicer shall transfer all amounts required to be transferred to the Lower-Tier REMIC Distribution Account and Excess Interest Distribution Account on the P&I Advance Date related to such Distribution Date in which the final distribution on the Certificates and the VRR Interest is to occur from the applicable Collection Account pursuant to the first paragraph of Section 3.04(b) (provided, however, that if a Serviced Whole Loan is secured by REO Property, the portion of the above-described purchase price allocable to such Trust’s portion of REO Property shall initially be deposited into the related REO Account). Upon confirmation that such final deposits have been made and following the surrender of all its Certificates (other than the Class V Certificates and the Class R Certificates) on the applicable Distribution Date, (i) the Certificate Administrator shall remit to the VRR Interest Owners in immediately available funds an amount equal to the product of the Required Credit Risk Retention Percentage and the Termination Purchase Amount and (ii) the Custodian shall, upon receipt of a Request for Release from each applicable Master Servicer, release or cause to be released to the Sole Certificateholder or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Sole Certificateholder as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund, and the Trust shall be liquidated in accordance with Section 9.02. Solely for federal income tax purposes, the Sole Certificateholder shall be deemed to have purchased the assets of the Lower-Tier REMIC for an amount equal to the aggregate remaining Certificate Balance of the Principal Balance Certificates (other than any Exchangeable Certificates) and the Exchangeable Upper-Tier P&I Regular Interests and the aggregate remaining VRR Interest Balance of the VRR Interest, plus accrued, unpaid interest with respect thereto, and the Certificate Administrator shall credit such amounts against amounts distributable in respect of such Certificates, Exchangeable Upper-Tier P&I Regular Interests, VRR Interest and Related Lower-Tier Regular Interests.

The obligations and responsibilities under this Agreement of the Depositor, each applicable Master Servicer, each applicable Special Servicer, the Trustee, the Certificate Administrator and the Companion Paying Agent shall terminate with respect to any Companion Loan to the extent (i) its related Serviced Mortgage Loan has been paid in full or is no longer part of the Trust Fund and (ii) no amounts payable by the related Companion Holder to or for the benefit of the Trust or any party hereto in accordance with the related Intercreditor Agreement remain due and owing.

The Holder of the majority of the Controlling Class, the Special Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Special Servicer, the Master Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Master Servicer, or the Holders of the Class R Certificates, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the first paragraph of this Section 9.01 by giving written notice to the Trustee, the Certificate Administrator, and the other parties hereto no later than sixty (60) days prior to the anticipated date of purchase; provided, however, that the Holders of the Controlling Class, any Special Servicer, any Master Servicer, or the Holders of the Class R Certificates may so elect to purchase all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Balance of the Mortgage Loans (excluding for the purposes of this calculation the unpaid principal balance of any Mortgage Loan that is an ARD Loan, but in any such case, only if the option described above is exercised after the Distribution Date related to the Collection Period in which the corresponding Anticipated Repayment Date occurred) (in order to make such determination, the General Master Servicer may, at any time, request that the NCB Master Servicer commence to periodically inform the General Master Servicer of the Stated Principal Balance of the NCB Mortgage Loans and, commencing upon such request of the General Master Servicer, the NCB Master Servicer shall inform the General Master Servicer (which may be through providing the General Master Servicer access to the NCB Master Servicer’s website) of the Stated Principal Balance of the NCB Mortgage Loans on a monthly basis, or at an accelerated interval as requested by the General Master Servicer of the NCB Master Servicer). This purchase shall terminate the Trust and retire the then-outstanding Certificates and the VRR Interest. In the event that a Master Servicer or a Special Servicer purchases, or the Holder of the majority of the Controlling Class or the Holders of the Class R Certificates purchase, all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund in accordance with the preceding sentence, the applicable Master Servicer, the applicable Special Servicer, the Holder of the majority of the Controlling Class or the Holders of the Class R Certificates, as the case may be, shall deposit in the Lower-Tier REMIC Distribution Account not later than the P&I Advance Date relating to the Distribution Date on which the final distribution on the Certificates and the VRR Interest is to occur, an amount in immediately available funds equal to the above-described purchase price (exclusive of any portion thereof payable to any Person other than the Certificateholders and the VRR Interest Owners pursuant to Section 3.05(a), which portion shall be deposited in the Collection Account of the General Master Servicer). In addition, each Master Servicer shall transfer to the Lower-Tier REMIC Distribution Account all amounts required to be transferred thereto on such P&I Advance Date from its Collection Account pursuant to the first paragraph of Section 3.04(b), together with any other amounts on deposit in its Collection Account that would otherwise be held for future distribution. Upon confirmation that such final deposits and payments have been made, the Custodian shall release or cause to be released to the applicable Master Servicer, the applicable Special Servicer, the Holder of the majority of the Controlling Class or the Holders of the Class R Certificates, as applicable, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the applicable Master Servicer, the applicable Special Servicer, the Holder of the majority of the Controlling Class or the Holders of the Class R Certificates, as the case may be, as shall be necessary to effectuate transfer of the Mortgage Loans as assets of the Trust and REO Properties remaining in the Trust Fund. If the Holders of the majority of the Controlling Class, the General Special Servicer, the NCB Special Servicer (if not then NCB), the General Master Servicer or the NCB Master Servicer (if not then NCB) makes such an election, then NCB (so long as NCB is either the NCB Special Servicer or the NCB Master Servicer) will have the option, by giving written notice to the other parties hereto no later than 30 days prior to the anticipated date of purchase, to purchase all of the NCB Mortgage Loans and each related REO Property remaining in the Trust, and the other party will then have the option to purchase only the remaining Mortgage Loans and each related REO Property.

For purposes of this Section 9.01, the Holder of the majority of the Controlling Class shall have the first option to terminate the Upper-Tier REMIC and the Lower-Tier REMIC, then the Special Servicer servicing the greater principal balance of the Mortgage Loans as of that time, then the other Special Servicer, then the Master Servicer servicing the greater principal balance of the Mortgage Loans as of that time, then the other Master Servicer, and then the Holders of the Class R Certificates. For purposes of this Section 9.01, the Directing Certificateholder with the consent of the Holders of the Controlling Class, shall act on behalf of the Holders of the Controlling Class in purchasing the assets of the Trust and terminating the Trust.

Notice of any termination pursuant to this Section 9.01 shall be given promptly by the Certificate Administrator by letter to the Certificateholders, the VRR Interest Owners, each Serviced Companion Noteholder and the 17g-5 Information Provider in accordance with the provisions of Section 3.13(c) (who shall promptly post a copy of such additional notice on the 17g-5 Information Provider’s Website in accordance with the provisions of Section 3.13(c)) and, if not previously notified pursuant to this Section 9.01, to the other parties hereto mailed (a) in the event such notice is given in connection with the purchase of all of the Mortgage Loans and each REO Property remaining in the Trust Fund, not earlier than the fifteenth (15th) day and not later than the twenty-fifth (25th) day of the month next preceding the month of the final distribution on the Certificates and the VRR Interest, or (b) otherwise during the month of such final distribution on or before the P&I Advance Determination Date in such month, in each case specifying (i) the Distribution Date upon which the Trust will terminate and final payment of the Certificates and the VRR Interest will be made, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates and the Class RR Certificates at the offices of the Certificate Registrar or such other location therein designated. Upon termination of the Trust pursuant to this Section 9.01, the Certificate Administrator shall provide notice thereof to the Trustee via email.

After transferring the Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and Yield Maintenance Charges distributable to the Regular Certificates and the Exchangeable Certificates and the VRR Interest pursuant to Section 4.01(h) to the Upper-Tier REMIC Distribution Account, in each case pursuant to Section 3.04(b) and upon presentation and surrender of the Certificates by the Certificateholders and the Class RR Certificates by the applicable VRR Interest Owners on the final Distribution Date, the Certificate Administrator shall distribute to each Certificateholder so presenting and surrendering its Certificates, each VRR Interest Owner presenting and surrendering its portion of the Class RR Certificates and each VRR Interest Owner with respect to the RR Interest (i) such Certificateholder’s or VRR Interest Owner’s Percentage Interest of that portion of the amounts then on deposit in the Upper-Tier REMIC Distribution Account that are allocable to payments on the Class of Certificates or the Class RR Certificates so presented or the RR Interest, (ii) to Holders of the Excess Interest Certificates so presented, each VRR Interest Owner presenting and surrendering Class RR Certificates and each VRR Interest Owner with respect to the RR Interest, any amounts remaining on deposit in the Excess Interest Distribution Account, and (iii) any

remaining amount to the Holders of the Class R Certificates in respect of the Class LR Interest or the Class UR Interest, as applicable. Amounts transferred from the Lower-Tier REMIC Distribution Account to the Upper-Tier REMIC Distribution Account as of the final Distribution Date, shall be distributed in termination and liquidation of the Lower-Tier Regular Interests and the Class LR Interest in accordance with Sections 4.01(a), 4.01(b), 4.01(h) and 4.01(j). Any funds not distributed on such Distribution Date shall be set aside and held uninvested in trust for the benefit of the Certificateholders not presenting and surrendering their Certificates and the VRR Interest Owners not presenting and surrendering Class RR Certificates in the aforesaid manner and shall be disposed of in accordance with this Section 9.01 and Section 4.01(l).

Section 9.02        Additional Termination Requirements. (a) In the event a Master Servicer or a Special Servicer purchases, or the Holders of the Controlling Class or the Holders of the Class R Certificates purchase, all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund as provided in Section 9.01, the Upper-Tier REMIC and Lower-Tier REMIC, as applicable, shall be terminated in accordance with the following additional requirements, which meet the definition of a “qualified liquidation” in Section 860F(a)(4) of the Code:

(i)                             the Certificate Administrator shall specify the date of adoption of the plan of complete liquidation (which shall be the date of mailing of the notice specified in Section 9.01) in a statement attached to each of the related Trust REMICs’ final Tax Returns pursuant to Treasury Regulations Section 1.860F-1;

(ii)                          during the 90-day liquidation period and at or prior to the time of the making of the final payment on the Certificates and the VRR Interest, the Certificate Administrator on behalf of the Trustee shall sell all of the assets of the related Trust REMICs to the applicable Master Servicer, the applicable Special Servicer, the Holders of the Controlling Class or the Holders of the Class R Certificates, as applicable, for cash; and

(iii)                       within such 90-day liquidation period and immediately following the making of the final payment on the Lower-Tier Regular Interests and the Certificates and the VRR Interest, the Certificate Administrator shall distribute or credit, or cause to be distributed or credited, to the Holders of the Class R Certificates in respect of the Class LR Interest (in the case of the Lower-Tier REMIC) and in respect of the Class UR Interest (in the case of the Upper-Tier REMIC) all cash on hand (other than cash retained to meet claims), and the Trust (if applicable) or the related Trust REMIC(s) shall terminate at that time.

[End of Article IX]

Article X

ADDITIONAL REMIC PROVISIONS

Section 10.01    REMIC Administration. (a) The Certificate Administrator shall make elections or cause elections to be made to treat each Trust REMIC as a REMIC under the Code and, if necessary, under Applicable State and Local Tax Law. Each such election will be made on Form 1066 or other appropriate federal tax return for the taxable year ending on the last day of the calendar year in which the Lower-Tier Regular Interests and the Upper-Tier Regular Interests are issued. For the purposes of the REMIC election in respect of the Upper-Tier REMIC, the Upper-Tier Regular Interests shall be designated the “regular interests,” and the Class UR Interest shall be designated the sole class of “residual interests” in the Upper-Tier REMIC. For purposes of the REMIC election in respect of the Lower-Tier REMIC, each Class of Lower-Tier Regular Interests shall be designated as a class of “regular interests” and the Class LR Interest shall be designated as the sole class of “residual interests” in the Lower-Tier REMIC. Each applicable Special Servicer, each applicable Master Servicer and the Trustee shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any Trust REMIC other than the foregoing interests. The Certificate Administrator shall prepare or cause to be prepared and timely produced to the Trustee to sign (and the Trustee shall timely sign) and file or cause to be filed with the Internal Revenue Service, on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC, an application for a taxpayer identification number for such Trust REMIC on IRS Form SS-4 or obtain such number by other permissible means. The Certificate Administrator shall be responsible for the preparation of the related IRS Form W-9, if such form is requested. The Trustee shall be entitled to rely on the information contained therein, and is hereby directed to execute such IRS Form W-9; provided, however, the Certificate Administrator shall also be directed to execute such IRS Form W-9 (in lieu of the Trustee) if permitted by IRS regulations.

(b)               The Closing Date is hereby designated as the “startup day” (“Startup Day”) of each Trust REMIC within the meaning of Section 860G(a)(9) of the Code.

(c)                The Certificate Administrator shall act on behalf of each Trust REMIC in relation to any tax matter or controversy involving either such REMIC and shall represent each such REMIC in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority with respect thereto. The legal expenses, including without limitation attorneys’ or accountants’ fees, and costs of any such proceeding and any liability resulting therefrom shall be expenses of the Trust and the Certificate Administrator shall be entitled to reimbursement therefor out of amounts attributable to the Mortgage Loans and any REO Properties on deposit in each applicable Collection Account as provided by Section 3.05(a) unless such legal expenses and costs are incurred by reason of the Certificate Administrator’s willful misconduct, bad faith or negligence. The Certificate Administrator shall be designated as the “partnership representative” within the meaning of Section 6223 of the Code of each Trust REMIC. By their acceptance thereof, the Holders of the Class R Certificates agree to the designation of the Certificate Administrator as “partnership representative” for the Trust REMICs.

(d)               The Certificate Administrator shall prepare or cause to be prepared and shall file, or cause to be filed, all of the Tax Returns that it determines are required with respect to each Trust REMIC created hereunder, and shall cause the Trustee to sign (and the Trustee shall timely sign) such Tax Returns in a timely manner. The ordinary expenses of preparing such returns shall be borne by the Certificate Administrator without any right of reimbursement therefor. The Certificate Administrator shall prepare or cause to be prepared, and file or cause to be filed with the IRS, on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC, an application for a taxpayer identification number for such REMIC on IRS Form SS-4 or obtain such number by other permissible means.

(e)                The Certificate Administrator shall provide or cause to be provided (i) to any Transferor of a Class R Certificate such information as is necessary for the application of any tax relating to the transfer of such Class R Certificate to any Person who is a Disqualified Organization, or in the case of a Transfer to an agent thereof, to such agent, (ii) to the Certificateholders and the VRR Interest Owners such information or reports as are required by the Code or the REMIC Provisions including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption) and (iii) to the Internal Revenue Service, Form 8811, within thirty (30) days after the Closing Date.

(f)                The Certificate Administrator shall take such actions and shall cause the Trust to take such actions as are reasonably within the Certificate Administrator’s control and the scope of its duties more specifically set forth herein as shall be necessary to maintain the status of each Trust REMIC as a REMIC under the REMIC Provisions and the Trustee shall assist the Certificate Administrator to the extent reasonably requested by the Certificate Administrator to do so. No Master Servicer or Special Servicer shall knowingly or intentionally take any action, cause the Trust to take any action or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) cause any Trust REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any Trust REMIC or the Trust (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property”) (either such event, an “Adverse REMIC Event”) unless the Certificate Administrator receives an Opinion of Counsel (at the expense of the party seeking to take such action or, if such party fails to pay such expense, and the Certificate Administrator determines that taking such action is in the best interest of the Trust and the Certificateholders and the VRR Interest Owners, at the expense of the Trust, but in no event at the expense of the Certificate Administrator or the Trustee) to the effect that the contemplated action will not, with respect to the Trust, any Trust REMIC created hereunder, cause the loss of such status or, unless the Certificate Administrator determines in its sole discretion to indemnify the Trust against such tax, result in the imposition of such a tax (not including a tax on “net income from foreclosure property”). The Trustee shall not take or fail to take any action (whether or not authorized hereunder) as to which the Certificate Administrator has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action. The Certificate Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement, but in no event at the expense of the Certificate Administrator or the Trustee. At all times as may be required by the Code, the Certificate Administrator will to the extent within its control and the scope of its duties more specifically set forth herein, maintain substantially all of the assets of each Trust REMIC as “qualified mortgages” as defined in Section 860G(a)(3) of the Code and “permitted investments” as defined in Section 860G(a)(5) of the Code.

(g)               In the event that any applicable federal, state or local tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on any Trust REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates and the VRR Interest Owners, except as provided in the last sentence of this Section 10.01(g); provided that with respect to the estimated amount of tax imposed on any “net income from foreclosure property” pursuant to Section 860G(c) of the Code or any similar tax imposed by a state or local tax authority, the applicable Special Servicer shall retain in the related REO Account a reserve for the payment of such taxes in such amounts and at such times as it shall deem appropriate (or as advised by the Certificate Administrator in writing), and shall remit to the applicable Master Servicer such reserved amounts as the applicable Master Servicer shall request in order to pay such taxes. Except as provided in the preceding sentence, the applicable Master Servicer shall withdraw from the applicable Collection Account sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is estimated to be legally owed by any Trust REMIC (but such authorization shall not prevent the Certificate Administrator from contesting, at the expense of the Trust (other than as a consequence of a breach of its obligations under this Agreement), any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Certificate Administrator is hereby authorized to and shall segregate, into a separate non-interest bearing account, the net income from any “prohibited transaction” under Section 860F(a) of the Code or the amount of any taxable contribution to any Trust REMIC after the Startup Day that is subject to tax under Section 860G(d) of the Code and use such income or amount, to the extent necessary, to pay such prohibited transactions tax. To the extent that any such tax (other than any such tax paid in respect of “net income from foreclosure property”) is paid to the Internal Revenue Service or applicable state or local tax authorities, the Certificate Administrator shall retain an equal amount from future amounts otherwise distributable to the Holders of Class R Certificates (as applicable) and shall distribute such retained amounts, (x) in the case of the Lower-Tier Regular Interests, to the Upper-Tier REMIC to the extent they are fully reimbursed for any Realized Losses or VRR Interest Realized Losses, as applicable, arising therefrom and then to the Holders of the Class R Certificates in respect of the Class LR Interest in the manner specified in Section 4.01(f) and (y) in the case of the Upper-Tier REMIC, to the Holders of the Principal Balance Certificates and the VRR Interest Owners in the manner specified in Sections 4.01(a) or 4.01(b), as applicable, to the extent they are fully reimbursed for any Realized Losses or VRR Interest Realized Losses, as applicable, arising therefrom and then to the Holders of the Class R Certificates in respect of the Class UR Interest. None of the Trustee, the Certificate Administrator, any Master Servicer or any Special Servicer shall be responsible for any taxes imposed on any Trust REMIC except to the extent such taxes arise as a consequence of a breach of their respective obligations under this Agreement which breach constitutes willful misconduct, bad faith, or negligence by such party.

(h)               The Certificate Administrator shall, for federal income tax purposes, maintain or cause to be maintained books and records with respect to each Trust REMIC on a calendar year and on an accrual basis or as otherwise may be required by the REMIC Provisions.

(i)                 Following the Startup Day, neither the Certificate Administrator nor the Trustee shall accept any contributions of assets to any Trust REMIC unless the Certificate Administrator and the Trustee shall have received an Opinion of Counsel (at the expense of the party seeking to make such contribution) to the effect that the inclusion of such assets in such Trust REMIC will not cause an Adverse REMIC Event.

(j)                 Neither the Certificate Administrator nor the Trustee shall enter into any arrangement by which the Trust or any Trust REMIC will receive a fee or other compensation for services nor permit the Trust or any Trust REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

(k)               Solely for the purposes of Treasury Regulations Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” by which the Certificate Balance or Notional Amount of each Class of Regular Certificates, Exchangeable Certificates or Exchangeable Upper-Tier Regular Interests, the VRR Interest Balance of the VRR Interest and the Lower-Tier Principal Amount of each Class of Lower-Tier Regular Interests would be reduced to zero, is the date that is the Rated Final Distribution Date.

(l)                 None of the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as applicable, shall sell, dispose of or substitute for any of the Mortgage Loans (except in connection with (i) the default, imminent default or foreclosure of a Mortgage Loan, including but not limited to, the acquisition or sale of a Mortgaged Property acquired by foreclosure or deed in lieu of foreclosure, (ii) the bankruptcy of the Trust, (iii) the termination of the Trust pursuant to Article IX of this Agreement or (iv) a purchase of Mortgage Loans pursuant to Article II or Article III of this Agreement) or acquire any assets for the Trust or any Trust REMIC or sell or dispose of any investments in the applicable Collection Account or the REO Account for gain unless it has received an Opinion of Counsel that such sale, disposition or substitution will not (a) affect adversely the status of any Trust REMIC as a REMIC or (b) unless the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as the case may be, has determined in its sole discretion to indemnify the Trust against such tax, cause the Trust or any Trust REMIC to be subject to a tax on “prohibited transactions” pursuant to the REMIC Provisions.

(m)             The Certificate Administrator’s authority under this Agreement includes the authority to make, and the Certificate Administrator is hereby directed to make, any elections allowed under the Code (i) to avoid the application of Section 6221 of the Code (or successor provisions) to either Trust REMIC and (ii) to avoid payment by either Trust REMIC under Section 6225 of the Code (or successor provisions) of any tax, penalty, interest or other amount imposed under the Code that would otherwise be imposed on any Holder of a Class R Certificate, past or present. Each Holder of a Class R Certificate agrees, by acquiring such Certificate, to any such elections.

(n)               The Exchangeable Upper-Tier Regular Interests shall be held in the Grantor Trust and have been placed in the Grantor Trust through the efforts of the Underwriters. The Exchangeable Upper-Tier Regular Interests shall be held by the Certificate Administrator on behalf of the Trustee for the benefit of the Holders of the Exchangeable Certificates, which Exchangeable Certificates, in the aggregate, will evidence 100% beneficial ownership of such assets from and after the Closing Date. Each Class of Exchangeable Certificates shall represent an undivided beneficial ownership interest in the Corresponding Exchangeable Upper-Tier Regular Interests in an amount equal to the Class Percentage Interest of such Class in each such Corresponding Exchangeable Upper-Tier Regular Interest.

Section 10.02    Use of Agents.(a) The Trustee shall execute all of its obligations and duties under this Article X through its Corporate Trust Office. The Trustee may execute any of its obligations and duties under this Article X either directly or by or through agents, affiliates or attorneys. The Trustee shall not be relieved of any of its duties or obligations under this Article X by virtue of the appointment of any such agents, affiliates or attorneys.

(b)               The Certificate Administrator may execute any of its obligations and duties under this Article X either directly or by or through agents or attorneys. The Certificate Administrator shall not be relieved of any of its duties or obligations under this Article X by virtue of the appointment of any such agents or attorneys.

Section 10.03    Depositor, Master Servicers and Special Servicers to Cooperate with Certificate Administrator. (a) The Depositor shall provide or cause to be provided to the Certificate Administrator within ten (10) days after the Depositor receives a request from the Certificate Administrator, all information or data that the Certificate Administrator reasonably determines to be relevant for tax purposes as to the valuations and issue prices of the Certificates and the VRR Interest, including, without limitation, the price, yield, Prepayment Assumptions and projected cash flow of the Certificates and the VRR Interest.

(b)               Each applicable Master Servicer and each applicable Special Servicer shall each furnish such reports, certifications and information, and upon reasonable notice and during normal business hours, access to such books and records maintained thereby, as may relate to the Certificates, the VRR Interest or the Trust and as shall be reasonably requested by the Certificate Administrator in order to enable it to perform its duties hereunder.

Section 10.04    Appointment of REMIC Administrators.(a) The Certificate Administrator may appoint at the Certificate Administrator’s expense, one or more REMIC Administrators, which shall be authorized to act on behalf of the Certificate Administrator in performing the functions set forth in Section 10.01 herein. The Certificate Administrator shall cause any such REMIC Administrator to execute and deliver to the Certificate Administrator an instrument in which REMIC Administrator shall agree to act in such capacity, with the obligations and responsibilities herein. The appointment of a REMIC Administrator shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible and liable for all acts and omissions of the REMIC Administrator. Each REMIC Administrator must be acceptable to the Certificate Administrator and must be organized and doing business under the laws of the United States of America or of any State and be subject to supervision or examination by federal or state authorities. In the absence of any other Person appointed in accordance herewith acting as REMIC Administrator, the Certificate Administrator hereby agrees to act in such capacity in accordance with the terms hereof. If Computershare Trust Company, National Association is removed as Certificate Administrator, then Computershare Trust Company, National Association shall be terminated as REMIC Administrator.

(b)               Any Person into which any REMIC Administrator may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any REMIC Administrator shall be a party, or any Person succeeding to the corporate agency business of any REMIC Administrator, shall continue to be the REMIC Administrator without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the REMIC Administrator.

(c)                Any REMIC Administrator may at any time resign by giving at least thirty (30) days’ advance written notice of resignation to the Trustee, the Certificate Registrar, the Certificate Administrator, each applicable Master Servicer, each applicable Special Servicer and the Depositor. The Certificate Administrator may at any time terminate the agency of any REMIC Administrator by giving written notice of termination to such REMIC Administrator, each applicable Master Servicer, the Certificate Registrar and the Depositor. Upon receiving a notice of resignation or upon such a termination, or in case at any time any REMIC Administrator shall cease to be eligible in accordance with the provisions of this Section 10.04, the Certificate Administrator may appoint a successor REMIC Administrator, in which case the Certificate Administrator shall give written notice of such appointment to each applicable Master Servicer, the Trustee and the Depositor and shall mail notice of such appointment to all Certificateholders and the VRR Interest Owners; provided, however, that no successor REMIC Administrator shall be appointed unless eligible under the provisions of this Section 10.04. Any successor REMIC Administrator upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as REMIC Administrator. No REMIC Administrator shall have responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator.

[End of Article X]

Article XI

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 11.01    Intent of the Parties; Reasonableness. The parties hereto acknowledge and agree that the purpose of Article XI of this Agreement is to facilitate compliance by the Depositor (and any Other Depositor of any Other Securitization that includes a Serviced Companion Loan) with the provisions of Regulation AB and the related rules and regulations of the Commission. The Depositor shall not exercise its rights to request delivery of information or other performance under these provisions other than in reasonable good faith, or for purposes other than compliance with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the Commission thereunder. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time, due to interpretive guidance provided by the Commission or its staff, and agree to comply with requests made by the Depositor (or any Other Depositor or Other Trustee of any Other Securitization that includes a Serviced Companion Loan) in good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB (to the extent such interpretations require compliance and are not “grandfathered”). In connection with BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, and any Other Securitization subject to Regulation AB that includes a Serviced Companion Loan, each applicable Master Servicer, each applicable Special Servicer, the Operating Advisor, the Trustee, the Custodian and the Certificate Administrator shall cooperate fully with the Depositor and the Certificate Administrator, and any Other Depositor, Other Trustee and Other Certificate Administrator of any Other Securitization that includes a Serviced Companion Loan, as applicable, to deliver or make available to the Depositor or the Certificate Administrator, and any such Other Depositor, Other Trustee or Other Certificate Administrator, as applicable (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information (in its possession or reasonably attainable) necessary in the reasonable good faith determination of the Depositor or such Other Depositor, as applicable, to permit the Depositor or such Other Depositor, as applicable, to comply with the provisions of Regulation AB, together with such disclosures relating to each applicable Master Servicer, each applicable Special Servicer, the Operating Advisor, the Trustee, the Custodian, the Asset Representations Reviewer and the Certificate Administrator, as applicable, and any Sub-Servicer, or the servicing of the Mortgage

Loans (and the related Serviced Companion Loan, if applicable), reasonably believed by the Depositor or the related Other Depositor to be necessary in order to effect such compliance. Each party to this Agreement shall have a reasonable period of time to comply with any written request made under this Section 11.01, but in any event, shall, upon reasonable advance written request, provide information in sufficient time to allow the Depositor and each Other Depositor to satisfy any related filing requirements. For purposes of this Article XI, to the extent any party has an obligation to exercise commercially reasonable efforts to cause a third party to perform, such party hereunder shall not be required to bring any legal action against such third party in connection with such obligation.

Section 11.02    Succession; Subcontractors. (a) As a condition to the succession to any Master Servicer and any Special Servicer or to any Sub-Servicer (but only if such Sub-Servicer is a servicer as contemplated by Item 1108(a)(2)) as servicer or sub-servicer or succession to the Certificate Administrator under this Agreement by any Person (i) into which the applicable Master Servicer and the applicable Special Servicer, such Sub-Servicer or Certificate Administrator may be merged or consolidated, or (ii) which may be appointed as a successor to the applicable Master Servicer and the applicable Special Servicer or to any such Sub-Servicer or Certificate Administrator, the person removing and replacing a Master Servicer and a Special Servicer or Certificate Administrator shall provide to the Depositor, each applicable Master Servicer, each applicable Special Servicer, the Certificate Administrator and each Other Depositor, as applicable, at least fifteen (15) calendar days prior to the effective date of such succession or appointment (or such shorter period as is agreed to by the Depositor), (x) written notice to the Depositor, the Other Depositor and the Other Certificate Administrator of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor, all information relating to such successor reasonably requested by the Depositor, Other Depositor or Other Certificate Administrator in order to comply with its reporting obligation under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act); provided, however that if disclosing such information prior to such effective date would violate any applicable law or confidentiality agreement, the applicable Master Servicer, the applicable Special Servicer, any Additional Servicer or the Certificate Administrator, as the case may be, shall submit such disclosure to the Depositor and the Other Depositor no later than the effective date of such succession or appointment.

(b)               Each applicable Master Servicer, each applicable Special Servicer, the Sub-Servicer, the Trustee, the Operating Advisor and the Certificate Administrator (each such Master Servicer, Special Servicer, the Trustee, the Operating Advisor and the Certificate Administrator and each Sub-Servicer, for purposes of this Section 11.02, a “Servicer”) is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder. If such Subcontractor will be a Servicing Function Participant, such Servicer shall promptly upon written request provide to the Depositor or any Mortgage Loan Seller (and any Other Trustee, Other Certificate Administrator and Other Depositor related to any Other Securitization that includes a related Serviced Companion Loan) a written description (in form and substance satisfactory to the Depositor, such Mortgage Loan Seller or such Other Trustee, Other Certificate Administrator or Other Depositor, as applicable) of the role and function of each Subcontractor utilized by such Servicer, specifying (i) the identity of such Subcontractor and (ii) the elements of the Servicing Criteria that will be addressed in assessments of compliance provided by each such Subcontractor. As a condition to the utilization by such Servicer of any Subcontractor determined to be a Servicing Function Participant, such Servicer shall (i) with respect to any such Subcontractor engaged by such Servicer that is an Initial Sub-Servicer, use commercially reasonable efforts to cause, and (ii) with respect to any other subcontractor with which it has entered into a servicing relationship, cause such Subcontractor used by such Servicer for the benefit of the Depositor and the Trustee (and any Other Trustee, Other Certificate Administrator and Other Depositor related to any Other Securitization that includes a related Serviced Companion Loan) to comply with the provisions of Section 11.10 and Section 11.11 of this Agreement to the same extent as if such Subcontractor were such Servicer. With respect to any Servicing Function Participant engaged by such Servicer that is an Initial Sub-Servicer, such Servicer shall be responsible for using commercially reasonable efforts to obtain, and with respect to each other Servicing Function Participant engaged by such Servicer, such Servicer shall obtain from each such Servicing Function Participant and deliver to the applicable Persons any assessment of compliance report and related accountant’s attestation required to be delivered by such Subcontractor under Section 11.10 and Section 11.11, in each case, as and when required to be delivered. For the avoidance of doubt, the Custodian shall not be permitted to utilize any Subcontractor to perform any of its obligations hereunder.

(c)                Notwithstanding the foregoing, if a Servicer engages a Subcontractor, other than an Initial Sub-Servicer in connection with the performance of any of its duties under this Agreement, such Servicer shall be responsible for determining whether such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and whether any such Subcontractor meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB. If a Servicer determines, pursuant to the preceding sentence, that such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Sub-Servicer for purposes of this Agreement, the engagement of such Sub-Servicer shall not be effective unless and until notice is given to the Depositor and the Certificate Administrator of any such Sub-Servicer and Sub-Servicing Agreement. Other than with respect to the Initial Sub-Servicer, no Sub-Servicing Agreement shall be effective until fifteen (15) days after such written notice is received by the Depositor and the Certificate Administrator (or such shorter period as is agreed to by the Depositor). Such notice shall contain all information reasonably necessary to enable the Certificate Administrator to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(d)               In connection with the succession to the Trustee under this Agreement by any Person (i) into which the Trustee may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee, the Trustee shall deliver written notice to the Depositor, the Certificate Administrator and the 17g-5 Information Provider, which shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), in each case at least thirty (30) calendar days prior to the effective date of such succession or appointment (or if such prior notice is violative of applicable law or any applicable confidentiality agreement, no later than one (1) Business Day after such effective date of succession) and shall furnish to the Depositor and the Certificate Administrator, in writing and in form and substance reasonably satisfactory to the Depositor and the Certificate Administrator, all information reasonably necessary for the Certificate Administrator to accurately and timely report, pursuant to Section 11.07, the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(e)                Notwithstanding anything to the contrary contained in this Article XI, in connection with any Sub-Servicer and/or any Mortgage Loan that is the subject of an Initial Sub-Servicing Agreement, with respect to all matters related to Regulation AB, the applicable Master Servicer shall not have any obligation other than to use commercially reasonable efforts to cause such Sub-Servicer to comply with its obligations under such Initial Sub-Servicing Agreement.

(f)                Any notice and/or information furnished or required to be furnished pursuant to this Section 11.02 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent the information relates to a party that services, specially services or is trustee for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.02.

Section 11.03    Filing Obligations. (a) Each applicable Master Servicer, each applicable Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee shall reasonably cooperate with the Depositor in connection with the satisfaction of the Trust’s reporting requirements under the Exchange Act. Pursuant to Sections 11.04, 11.05, 11.06 and 11.07 of this Agreement, the Certificate Administrator shall prepare for execution by the Depositor any Forms 8-K, 10-D, ABS-EE and 10-K required by the Exchange Act, in order to permit the timely filing thereof, and the Certificate Administrator shall file (via the Commission’s Electronic Data Gathering and Retrieval System (“EDGAR”)) such Forms executed by the Depositor.

Each party hereto shall be entitled to rely on the information in the Prospectus or this Agreement with respect to the identity of any “sponsor”, credit enhancer, derivative provider or “significant obligor” as of the Closing Date other than with respect to itself or any information required to be provided by it or indemnified for by it pursuant to any separate agreement.

(b)               In the event that the Certificate Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K, 10-D, ABS-EE or 10-K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement, the Certificate Administrator shall promptly notify the Depositor. In the case of Forms 10-D, ABS-EE and 10-K, the Depositor, each applicable Master Servicer, the Certificate Administrator, the Operating Advisor and the Trustee will thereupon cooperate to prepare and file a Form 12b-25 and a Form 10-D/A, Form ABS-EE/A or Form 10-K/A, as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Certificate Administrator will, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next succeeding Form 10-D to be filed for the Trust. In the event that any previously filed Form 8-K, Form 10-D, Form ABS-EE or Form 10-K needs to be amended, the Certificate Administrator will notify the Depositor, and such other parties as needed and the parties hereto will cooperate with the Certificate Administrator to prepare any necessary Form 8-K/A, Form 10-D/A, Form ABS-EE/A or Form 10-K/A. Any Form 15, Form 12b-25 or any amendment to Form 8-K, Form 10-D, Form ABS-EE or Form 10-K shall be signed by an officer of the Depositor. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.03 related to the timely preparation and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, Form 10-D, Form ABS-EE or Form 10-K is contingent upon the parties observing all applicable deadlines in the performance of their duties under Sections 11.03, 11.04, 11.05, 11.06, 11.07, 11.08, 11.09, 11.10, 11.11 and 11.15 of this Agreement. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file any such Form 15, Form 12b-25 or any amendments to Form 8-K, Form 10-D, Form ABS-EE or Form 10-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Forms 8-K, Form 10-D, Form ABS-EE or Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

Section 11.04    Form 10-D and Form ABS-EE Filings. (a) Within fifteen (15) days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act, in form and substance as required by the Exchange Act. The Certificate Administrator shall file each Form 10-D with a copy of the related Distribution Date Statement attached thereto. Any disclosure in addition to the Distribution Date Statement that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit AA to the Depositor and the Certificate Administrator and approved by the Depositor, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure, absent such reporting, direction and approval.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, as set forth on Exhibit AA hereto, within five (5) calendar days after the related Distribution Date, (i) certain parties to this Agreement identified on Exhibit AA hereto shall be required to provide to the Certificate Administrator and the Depositor (and in the case of any Servicing Function Participant, with a copy to the applicable Master Servicer), to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format, or in such other format as otherwise agreed upon by the Certificate Administrator, the Depositor and such providing parties, the form and substance of any Additional Form 10-D Disclosure, if applicable; provided that information relating to any REO Account to be reported under “Item 9: Other Information” on Exhibit AA shall be reported by the applicable Special Servicer to the applicable Master Servicer within four (4) calendar days after the related Distribution Date on Exhibit LL; (ii) the parties listed on Exhibit AA hereto shall include with such Additional Form 10-D Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit DD (except with respect to the reporting of REO Account balances which shall be delivered in the form of Exhibit LL hereto) and (iii) the Depositor shall approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D. Information delivered to the Certificate Administrator hereunder should be delivered by email to !nacctsecnotifications@computershare.com (or such other e-mail address as the Certificate Administrator may instruct), Attn: CTS SEC Notifications. Neither the Trustee nor the Certificate Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit AA of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. The Depositor will be responsible for any reasonable expenses incurred by the Trustee or Certificate Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph.

The Certificate Administrator shall include in any Form 10-D filed by it (i) the information required by Rule 15Ga-1(a) of the Exchange Act concerning all assets of the Trust that were subject of a demand for the repurchase of, or the substitution of a Qualified Substitute Mortgage Loan for, a Mortgage Loan contemplated by Section 2.03(b), (ii) a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the Commission’s assigned “Central Index Key” for each such filer and (iii) to the extent such information is provided to the Certificate Administrator by the applicable Master Servicer in the form of Exhibit LL hereto for inclusion therein within the time period described in this Section 11.04, the balances of the REO Account (to the extent the related information has been received from the applicable Special Servicer within the time period specified in this Section 11.04) and each applicable Collection Account as of the related Distribution Date and as of the immediately preceding Distribution Date and (iv) the balances of the Distribution Accounts, the Gain-on-Sale Reserve Account, the VRR Interest Gain-on-Sale Reserve Account and the Interest Reserve Account, in each case as of the related Distribution Date and as of the immediately preceding Distribution Date. The Depositor and the Mortgage Loan Sellers, in accordance with Section 5(f) of the applicable Mortgage Loan Purchase Agreement, shall deliver such information as described in clause (i) and clause (ii) of this paragraph.

Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding twelve (12) months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past ninety (90) days.” The Depositor shall notify the Certificate Administrator by email to !nacctsecnotifications@computershare.com, no later than the fifth (5th) calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D if the answer to the questions should be “no.” The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any such report.

With respect to any Mortgage Loan that permits Additional Debt or mezzanine debt in the future, the Certificate Administrator shall include as part of any applicable Form 10-D filed by it (to the extent it receives such information from the applicable Servicer) the identity of such Mortgage Loan and, to the extent such information is received by the Certificate Administrator from the applicable Master Servicer or the applicable Special Servicer, as the case may be, substantially in the form of Exhibit JJ (A) the amount of any such Additional Debt or mezzanine debt, as applicable, that is incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of such Mortgage Loan and such Additional Debt or mezzanine debt, as applicable, and (C) the aggregate LTV Ratio calculated on the basis of such Mortgage Loan and such Additional Debt or mezzanine debt, as applicable.

The Depositor hereby directs the Certificate Administrator to include the following individual’s name and phone number on the cover of Forms 10-D and ABS-EE for each reporting period: Name: Jane Lam, Telephone: (212) 761-4000. The Certificate Administrator may rely without further investigation that this information remains correct unless and until the Depositor provides the Certificate Administrator with a new individual’s name and phone number in writing.

Upon receipt of the Asset Review Report Summary from the Asset Representations Reviewer required to be delivered pursuant to Section 12.01(b), the Certificate Administrator shall (i) include such Asset Review Report Summary in Item 1B on the Form 10-D in accordance with

Section 11.04 for such period in which such Asset Review Report Summary was delivered, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s Website not later than two (2) Business Days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

To the extent the Certificate Administrator receives a request from any Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners pursuant to Section 5.06, the Certificate Administrator shall include on the Form 10-D relating to the reporting period in which such request was received a Special Notice including the information required to be included pursuant to Section 5.06.

(b)               After preparing the Forms 10-D and ABS-EE, the Certificate Administrator shall forward electronically copies of the Forms 10-D and ABS-EE to the Depositor for review no later than ten (10) calendar days after the related Distribution Date or, if the 10th calendar day after the related Distribution Date is not a Business Day, the immediately preceding Business Day. Within two (2) Business Days after receipt of such copies, but no later than the two (2) Business Days prior to the 15th calendar day after the Distribution Date, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D and Form ABS-EE, respectively, and, a duly authorized officer of the Depositor shall sign the Form 10-D and Form ABS-EE and return an electronic copy of such signed Form 10-D and Form ABS-EE (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. Alternatively, if the Certificate Administrator agrees in its sole discretion, the Depositor may deliver to the Certificate Administrator manually signed copies of a power of attorney meeting the requirements of Item 601(b)(24) of Regulation S-K under the Securities Act under the Securities Act, and certified copies of a resolution of the Depositor’s board of directors authorizing such power of attorney, each to be filed with each Form 10-D and each Form ABS-EE, as applicable, in which case the Certificate Administrator shall sign such Forms 10-D and Forms ABS-EE, as applicable, as attorney in fact for the Depositor. As provided in Section 11.04(d), the Certificate Administrator shall file such Form ABS-EE, upon receipt of the Depositor’s signature thereof, prior to the filing of the related Form 10-D. If a Form 10-D or Form ABS-EE cannot be filed on time or if a previously filed Form 10-D or Form ABS-EE needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 11.03(b). Promptly after filing with the Commission, the Certificate Administrator will make available on its Internet website a final executed copy of each Form 10-D and Form ABS-EE filed by the Certificate Administrator. The signing party at the Depositor can be contacted at 1585 Broadway, New York, New York, 10036, Attention: Jane Lam, with a copy to Morgan Stanley Capital I Inc., 1633 Broadway, 29th Floor, New York, New York 10019, Attention: Legal Compliance Division, and a copy by email to cmbs_notices@morganstanley.com. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.04(b) related to the timely preparation and filing of Form 10-D and Form ABS-EE, as applicable, is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 11.04(b). Neither the Trustee nor the Certificate Administrator shall have any liability for any loss, expense, damage, or claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 10-D or such Form ABS-EE, respectively, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any party to this Agreement needed to prepare, arrange for execution or file such Form 10-D or such Form ABS-EE, respectively, not resulting from its own negligence, bad faith or willful misconduct.

(c)                Prior to the filing of each Form 10-D by the Certificate Administrator pursuant to Section 11.04(a), the Certificate Administrator shall prepare and file on behalf of the Trust any Form ABS-EE in form and substance as required by the Exchange Act and the rules and regulations of the Commission thereunder; provided that the foregoing shall not apply to any Form ABS-EE required to be filed with the Commission and incorporated by reference in the Prospectus (or the preliminary version thereof). The Certificate Administrator shall file each Form ABS-EE with a copy of the related CREFC® Schedule AL File received by the Certificate Administrator pursuant to Section 3.12(c) as Exhibit 102 thereto. To the extent the Certificate Administrator receives any Schedule AL Additional File with respect to such Form ABS-EE pursuant to Section 3.12(c), the Certificate Administrator shall file such Schedule AL Additional File as Exhibit 103 to such Form ABS-EE. The Certificate Administrator shall not be required to combine multiple CREFC® Schedule AL Files or Schedule AL Additional Files. The Certificate Administrator shall not be required to review, redact, reconcile, edit or verify the content, completeness or accuracy of the information contained in any CREFC® Schedule AL File or Schedule AL Additional File. After preparing the Form ABS-EE, the Certificate Administrator shall forward electronically a copy of such Form ABS-EE (together with the related CREFC® Schedule AL File and any Schedule AL Additional File received by the Certificate Administrator) concurrently with the related Form 10-D to the Depositor for review and approval. Any questions shall be directed to investorreporting@trimont.com; provided, that if any such question pertains to information included in any NCB CREFC® Schedule AL File or NCB Schedule AL Additional File delivered by the NCB Master Servicer to the General Master Servicer pursuant to Section 3.12(d), the General Master Servicer shall promptly provide a copy of such question to the NCB Master Servicer (via email at BANK2026BNK52@ncb.com) and consult with the NCB Master Servicer as to any response thereto. The General Master Servicer shall reasonably cooperate with the Depositor to answer any reasonable questions that the Depositor may pose to such Master Servicer regarding the data or information contained in any CREFC® Schedule AL File or Schedule AL Additional File (other than questions regarding data that is in the Initial Schedule AL File, Initial Schedule AL Additional File or the Annex A-1 to the Prospectus) as of the time the applicable Master Servicer delivered such CREFC® Schedule AL File or Schedule AL Additional File, as applicable, to the Certificate Administrator. The Certificate Administrator, the General Master Servicer, the NCB Master Servicer and the Depositor shall each, to the extent related to such party’s obligations hereunder, reasonably cooperate to remedy any filing errors regarding any CREFC® Schedule AL File or any Schedule AL Additional File in a timely manner.

The Depositor hereby directs the Certificate Administrator to include the following individual’s name and phone number on the cover of Form ABS-EE for each reporting period: Name: Jane Lam, Telephone: (212) 761-4000. The Certificate Administrator may rely without further investigation that this information remains correct unless and until the Depositor provides the Certificate Administrator with a new individual’s name and phone number in writing.

(d)               Any notice and/or information furnished or required to be furnished pursuant to this Section 11.04 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent the notice and/or information relates to a Serviced Companion Loan or a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.04.

Section 11.05    Form 10-K Filings.(a) Within ninety (90) days after the end of each fiscal year of the Trust (it being understood that the fiscal year for the Trust ends on December 31 of each year) or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”), commencing in March 2027, the Certificate Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Certificate Administrator within the applicable time frames set forth in this Agreement:

(i)                             an annual compliance statement for each applicable Master Servicer, each applicable Special Servicer, the Trustee, the Certificate Administrator, the Custodian and each Additional Servicer, as described under Section 11.09, including disclosure regarding any material instance of noncompliance and the nature and status thereof;

(ii)                          (A) the annual reports on assessment of compliance with servicing criteria for the Trustee, each applicable Master Servicer, each applicable Special Servicer, the Certificate Administrator, the Custodian, the Operating Advisor, each Additional Servicer and each other Servicing Function Participant utilized by each applicable Master Servicer, each applicable Special Servicer, the Certificate Administrator, the Operating Advisor, the Custodian or Trustee, as described under Section 11.10; and

(B)              if any such report on assessment of compliance with servicing criteria described under Section 11.10 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance (including whether such instance of noncompliance involved the servicing of the assets backing the Certificates issued pursuant to this Agreement and any steps taken to remedy such instance of noncompliance), or if such report on assessment of compliance with servicing criteria described under Section 11.10 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included;

(iii)                       (A) the registered public accounting firm attestation report for the Trustee, each applicable Master Servicer, each applicable Special Servicer, the Certificate Administrator, the Custodian, the Operating Advisor, each Additional Servicer and each Servicing Function Participant utilized by each applicable Master Servicer, each applicable Special Servicer, the Certificate Administrator, the Operating Advisor, the Custodian or the Trustee, as described under Section 11.11; and

(B)              if any registered public accounting firm attestation report described under Section 11.11 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included; and

(iv)                      a certification in the form attached hereto as Exhibit Y, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission (the “Sarbanes-Oxley Certification”), which shall, except as described below, be signed by the senior officer of the Depositor in charge of securitization.

Any disclosure or information in addition to clauses (i) through (iv) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit BB to the Depositor and the Certificate Administrator and approved by the Depositor and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure, absent such reporting, direction and approval. Information delivered to the Certificate Administrator hereunder should be delivered by email to !nacctsecnotifications@computershare.com, Attn: CTS SEC Notifications.

As set forth on Exhibit BB hereto, no later than March 1st of each year that the Trust is subject to the Exchange Act reporting requirements, commencing in 2027, (i) the parties listed on Exhibit BB shall be required to provide to the Certificate Administrator and the Depositor, to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format or in such other format as otherwise agreed upon by the Certificate Administrator, the Depositor and such providing parties, the form and substance of any Additional Form 10-K Disclosure, if applicable, (ii) the parties listed on Exhibit BB hereto shall include with such Additional Form 10-K Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit DD and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K. Neither the Trustee nor the Certificate Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit BB of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information. The Depositor will be responsible for any reasonable expenses incurred by the Trustee and the Certificate Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph.

Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding twelve (12) months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past ninety (90) days.” The Depositor shall notify the Certificate Administrator in writing, no later than March 1st with respect to the filing of a report on Form 10-K, if the answer to the questions should be “no.” The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any such report.

(b)               After preparing the Form 10-K, the Certificate Administrator shall forward electronically a copy of the Form 10-K to the Depositor for review no later than six (6) Business Days prior to the 10-K Filing Deadline. Within three (3) Business Days after receipt of such copy, but no later than March 25th, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K and the senior officer in charge of securitization for the Depositor shall sign the Form 10-K and return an electronic copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator at such time. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Certificate Administrator shall follow the procedures set forth in Section 11.03(b). Promptly after filing with the Commission, the Certificate Administrator will make available on its Internet website a final executed copy of each Form 10-K filed by the Certificate Administrator. The signing party at the Depositor can be contacted at 1585 Broadway, New York, New York, 10036, Attention: Jane Lam, with copies to: Morgan Stanley Capital I Inc., 1633 Broadway, 29th Floor, New York, New York 10019, Attention: Legal Compliance Division, and cmbs_notices@morganstanley.com. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.05 related to the timely preparation and filing of Form 10-K is contingent upon the parties to this Agreement (and any Additional Servicer or Servicing Function Participant engaged or utilized, as applicable, by any such parties) observing all applicable deadlines in the performance of their duties under this Section 11.05. Neither the Trustee nor the Certificate Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 10-K, where such failure results from the Certificate Administrator’s failure to receive, on a timely basis, any information from the parties to this Agreement (or any Sub-Servicer or Servicing Function Participant engaged by any such parties) needed to prepare, arrange for execution or file such Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

(c)                Upon written request from any Mortgage Loan Seller, Other Depositor, any Master Servicer or any Special Servicer, the Certificate Administrator shall confirm to such Mortgage Loan Seller, Other Depositor, applicable Master Servicer or applicable Special Servicer whether it has received notice that any party to this Agreement has changed since the Closing Date and will provide to such Mortgage Loan Seller or Other Depositor, the applicable Master Servicer or the applicable Special Servicer, if known to the Certificate Administrator, the identity of the new party.

(d)               Any notice and/or information furnished or required to be furnished pursuant to this Section 11.05 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent the notice and/or information relates to a Serviced Companion Loan or a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.05.

Section 11.06    Sarbanes-Oxley Certification. Each Form 10-K shall include a Sarbanes-Oxley Certification in the form attached as Exhibit Y required to be included therewith pursuant to the Sarbanes-Oxley Act. For so long as the Trust or the trust for any Other Securitization is subject to the reporting requirements of the Exchange Act, each applicable Master Servicer, each applicable Special Servicer, the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor and the Asset Representations Reviewer (in the case of the Asset Representations Reviewer, solely with respect to reporting periods in which the Asset Representations Reviewer is required to deliver an Asset Review Report) shall provide, and (i) with respect to each Initial Sub-Servicer engaged by the applicable Master Servicer or the applicable Special Servicer, as the case may be, that is a Servicing Function Participant shall use commercially reasonable efforts to cause such Initial Sub-Servicer to provide, and (ii) with respect to each other Servicing Function Participant with which any Master Servicer, any Special Servicer, the Trustee, the Certificate Administrator, the Custodian or the Operating Advisor has entered into a servicing relationship with respect to the Mortgage Loans, shall cause such Servicing Function Participant to provide, to each Person who signs the Sarbanes-Oxley Certification for the Trust or any Other Securitization that includes a Serviced Companion Loan (individually and collectively, the “Certifying Person”), on or before March 1st of each year commencing in March 2027, a certification substantially in the form attached hereto as Exhibits Y-1, Y-2, Y-3, Y-4, Y-5, Y-6 or Y-7 (each, a “Performance Certification”), as applicable, on which each Certifying Person, the entity for which such Certifying Person acts as an officer (if the Certifying Person is an individual), and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely; provided that, if a Servicing Function Participant (other than an Initial Sub-Servicer) with which the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Custodian or the Operating Advisor has entered into a servicing relationship with respect to the Mortgage Loans fails to provide a Performance Certification, the Performance Certification provided by the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Custodian or the Operating Advisor, as applicable, that engaged such Servicing Function Participant shall not exclude information that would have been provided by such Servicing Function Participant. In addition, in the event that any Serviced Companion Loan is deposited into a commercial mortgage securitization (including an “Other Securitization”) and the Reporting Servicer is provided with timely and complete contact information for the parties to such Other Securitization, each Reporting Servicer, upon not less than thirty (30) days prior written request, shall provide to the Person who signs the Sarbanes-Oxley Certification with respect to such Other Securitization either the Performance Certification or a separate certification in form and substance similar to applicable Performance Certification (which shall address the matters contained in the applicable Performance Certification, but solely with respect to the related Companion Loan) on which such Person, the entity for which the Person acts as an officer (if the Person is an individual), and such entity’s officers, directors and Affiliates can reasonably rely. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure a Sarbanes-Oxley Certification from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee in form and substance similar to a Performance Certification. The senior officer in charge of securitization for the Depositor shall serve as the Certifying Person on behalf of the Trust. In addition, each Reporting Servicer shall execute a reasonable reliance certificate (which may be included as part of such other certifications being delivered by such Reporting Servicer) to enable the Certification Parties to rely upon each (i) annual compliance statement provided pursuant to Section 11.09, if applicable, (ii) annual report on assessment of compliance with servicing criteria provided pursuant to Section 11.10 and (iii) accountant’s report provided pursuant to Section 11.11, and shall include a certification that each such annual compliance statement or report discloses any deficiencies or defaults described to the registered public accountants of such Reporting Servicer to enable such accountants to render the certificates provided for in Section 11.11. In the event any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a certification to each affected Certifying Person pursuant to this Section 11.06 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be. Each such Performance Certification shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator, any affected Other Depositor and Other Certificate Administrator and such providing parties. Notwithstanding the foregoing, nothing in this Section 11.06 shall require any Reporting Servicer (i) to certify or verify the accurateness or completeness of any information provided to such Reporting Servicer by third parties (including a “significant obligor”, but other than an Additional Servicer or a Sub-Servicer appointed pursuant to Section 3.20), (ii) to certify information other than to such Reporting Servicer’s knowledge and in accordance with such Reporting Servicer’s responsibilities hereunder or (iii) with respect to completeness of information and reports, to certify anything other than that all fields of information called for in written reports prepared by such Reporting Servicer have been completed except as they have been left blank on their face.

Notwithstanding anything to the contrary contained in this Section 11.06, with respect to each year in which the Trust and the trust for each Other Securitization is not subject to the reporting requirements of the Exchange Act, none of the parties required to deliver any certification under this Section 11.06 shall be obligated to do so.

Section 11.07    Form 8-K Filings. Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”), and if requested by the Depositor and to the extent it receives the Form 8-K Disclosure Information described below, the Certificate Administrator shall prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act and shall provide notice thereof to the Depositor, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit CC to the Depositor and the Certificate Administrator and approved by the Depositor, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or any Form 8-K, absent such reporting, direction and approval.

As set forth on Exhibit CC hereto, for so long as the Trust is subject to the Exchange Act reporting requirements, no later than close of business, New York City time, on the second (2nd) Business Day after the occurrence of a Reportable Event (i) the parties set forth on Exhibit CC hereto shall be required to provide to the Depositor and the Certificate Administrator, to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format or in such other format agreed upon by the Depositor, the Certificate Administrator and such providing parties any Form 8-K Disclosure Information, if applicable, (ii) the parties listed on Exhibit CC hereto shall include with such Form 8-K Disclosure Information, an Additional Disclosure Notification in the form attached hereto as Exhibit DD and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K. Neither the Trustee nor the Certificate Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit CC of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information. The Depositor will be responsible for any reasonable expenses incurred by the Trustee and the Certificate Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph. Information delivered to the Certificate Administrator hereunder should be delivered by email to !nacctsecnotifications@computershare.com.

After preparing the Form 8-K, the Certificate Administrator shall forward electronically a copy of the Form 8-K to the Depositor for review no later than noon, New York City time, on the 3rd Business Day after the Reportable Event, but in no event earlier than twenty-four (24) hours after having received the Form 8-K Disclosure Information pursuant to the immediately preceding paragraph. Promptly, but no later than the close of business on the third (3rd) Business Day after the Reportable Event, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K. No later than noon, New York City time, on the 4th Business Day after the

Reportable Event, a duly authorized officer of the Depositor shall sign the Form 8-K and return an electronic copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 11.03(b). Promptly after filing with the Commission, the Certificate Administrator will, make available on its Internet website a final executed copy of each Form 8-K filed by the Certificate Administrator. The signing party at the Depositor can be contacted at 1585 Broadway, New York, New York, 10036, Attention: Jane Lam, with a copy to Morgan Stanley Capital I Inc., 1633 Broadway, 29th Floor, New York, New York 10019, Attention: Legal Compliance Division, and a copy by email to cmbs_notices@morganstanley.com. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.07 related to the timely preparation and filing of Form 8-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 11.07. Neither the Trustee nor the Certificate Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 8-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from the parties to this Agreement needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

Each applicable Master Servicer, each applicable Special Servicer, the Certificate Administrator and the Trustee shall promptly notify (and the applicable Master Servicer and the applicable Special Servicer, as the case may be, shall (i) with respect to each Initial Sub-Servicer that is an Additional Servicer engaged by such Master Servicer or such Special Servicer, as applicable, use commercially reasonable efforts to cause such Additional Servicer to promptly notify and (ii) with respect to each other Additional Servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a party to this Agreement) cause such Additional Servicer to promptly notify) the Depositor and the Certificate Administrator, but in no event later than noon, New York City time, on the second (2nd) Business Day after its occurrence, of any Reportable Event applicable to such party to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format.

Notwithstanding anything to the contrary in this Section 11.07, with respect to each year in which the Trust and the trust for each Other Securitization is not subject to the reporting requirements of the Exchange Act, none of the parties hereto are required to deliver Form 8-K Disclosure Information.

Any notice and/or information furnished or required to be furnished pursuant to this Section 11.07 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent the notice and/or information relates to a Serviced Companion Loan or a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.07.

For so long as the Trust is subject to the reporting obligations of the Exchange Act, with respect to any Non-Serviced Mortgage Loan serviced under a related Non-Serviced PSA, no resignation, removal or replacement of any party to such Non-Serviced PSA that would be required to be reported on a Form 8-K relating to this Trust shall become effective with respect to this Trust until the Certificate Administrator has filed any required Form 8-K pursuant to this Section 11.07.

Section 11.08    Form 15 Filing. On or prior to January 30th of the first year in which the Depositor shall provide notice to the Certificate Administrator of its ability under applicable law to suspend its Exchange Act filings, the Certificate Administrator shall prepare and file a notification relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act (the “Form 15 Suspension Notification”) or any form necessary to be filed with the Commission to suspend such reporting obligations. With respect to any reporting period occurring after the filing of such form, subject to Section 11.15(h), the obligations of the parties to this Agreement under Section 11.04, Section 11.05 and Section 11.07 shall be suspended and reports or certifications due under Section 11.09, 11.10 and 11.11 shall not be due until April 15th of each year. The Certificate Administrator shall provide prompt notice to the Mortgage Loan Sellers and all other parties hereto that such form has been filed. If, after the filing of a Form 15 Suspension Notification, the Depositor shall provide notice to the Certificate Administrator that it is required to resume its Exchange Act filings, the Certificate Administrator shall recommence preparing and filing reports on Forms 10-D, 10-K, ABS-EE and 8-K as required pursuant to Section 11.04, Section 11.05 and Section 11.07, and all parties’ obligations under this Article XI shall recommence.

Section 11.09    Annual Compliance Statements. Each applicable Master Servicer, each applicable Special Servicer (regardless of whether the applicable Special Servicer has commenced special servicing of a Mortgage Loan), the Custodian, the Trustee (provided, however, that neither the Trustee nor any Additional Servicer appointed by it to act as Advancing Agent pursuant to Section 8.12 shall be required to deliver an assessment of compliance with respect to any period during which there was no Relevant Servicing Criteria applicable to it) and the Certificate Administrator (each, a “Certifying Servicer”) shall (and each such party shall (i) with respect to each Additional Servicer engaged by the Certifying Servicer that is an Initial Sub-Servicer, use commercially reasonable efforts to cause such Additional Servicer to deliver to and (ii) with respect to each other Additional Servicer that is also a Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Additional Servicer to deliver to), on or before March 1st of each year, commencing in March 2027, deliver to the Trustee, the Certificate Administrator (which copy shall be deemed furnished by the Certificate Administrator when made available on its Internet website), the Depositor and the 17g-5 Information Provider (who shall post to the 17g-5 Information Provider’s Website), an Officer’s Certificate, in the form attached hereto as Exhibit GG (or such other form, similar in substance, as may be reasonably acceptable to the Depositor) stating, as to the signer thereof, that (A) a review of such Certifying Servicer’s activities during the preceding calendar year or portion thereof and of such Certifying Servicer’s performance under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. Such Officer’s Certificate shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and such providing parties. Each Certifying Servicer shall (i) with respect to each

Additional Servicer engaged by such Certifying Servicer that is an Initial Sub-Servicer, use commercially reasonable efforts to cause such Additional Servicer, and (ii) with respect to each other Additional Servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Additional Servicer to forward a copy of each such statement (or, in the case of the Certificate Administrator, make a copy of each such statement available on its Internet website) to the Directing Certificateholder and the 17g-5 Information Provider. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure such Officer’s Certificate from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee in form and substance similar to the form attached hereto as Exhibit GG. Promptly after receipt of each such Officer’s Certificate, the Depositor may review each such Officer’s Certificate and, if applicable, consult with the Certifying Servicer as to the nature of any failures by the Certifying Servicer or any related Additional Servicer with which the Certifying Servicer has entered into a servicing relationship with respect to the Mortgage Loans in the fulfillment of any of the Certifying Servicer’s or Additional Servicer’s obligations hereunder or under the applicable sub-servicing or primary servicing agreement. The obligations of the Certifying Servicer and each Additional Servicer under this Section 11.09 apply to the Certifying Servicer and each Additional Servicer that serviced a Mortgage Loan during the applicable period, whether or not such Certifying Servicer or Additional Servicer is acting as a Master Servicer, a Special Servicer, the Trustee, the Certificate Administrator or Additional Servicer at the time such Officer’s Certificate is required to be delivered. Each applicable Master Servicer, each applicable Special Servicer and each Additional Servicer shall not be required to cause the delivery of any such statement until April 15 in any given year so long as it has received written confirmation from the Depositor (or, in the case of an Other Securitization, the related Other Depositor) that a report on Form 10-K is not required to be filed in respect of the Trust or the trust for any Other Securitization for the preceding calendar year.

In the event any Master Servicer, any Special Servicer, the Trustee or the Certificate Administrator is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each of the applicable Master Servicer and the applicable Special Servicer shall (i) with respect to an Initial Sub-Servicer engaged by such party that is an Additional Servicer that resigns or is terminated under any applicable servicing agreement, use its reasonable efforts to cause such Additional Servicer to provide and (ii) with respect to any other Additional Servicer engaged by such party that resigns or is terminated under any applicable servicing agreement, cause such Additional Servicer to provide, an annual statement of compliance pursuant to this Section 11.09 with respect to the period of time that the applicable Master Servicer, the applicable Special Servicer, the Trustee or the Certificate Administrator was subject to this Agreement or the period of time that such Additional Servicer was subject to such other servicing agreement.

Any certificate, statement, report, notice and/or information furnished or required to be furnished pursuant to this Section 11.09 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent such item and/or information relates to a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.09.

Section 11.10   Annual Reports on Assessment of Compliance with Servicing Criteria. (a) On or before March 1st of each year, commencing in March 2027, each applicable Master Servicer, each applicable Special Servicer (regardless of whether any Special Servicer has commenced special servicing of the Mortgage Loans), the Trustee (provided, however, that neither the Trustee nor any Additional Servicer appointed by it to act as Advancing Agent pursuant to Section 8.12 shall be required to deliver an assessment of compliance only if an Advance was made by the Trustee in such calendar year), the Custodian, the Operating Advisor, the Certificate Administrator and each Additional Servicer, each at its own expense, shall furnish (and each such party shall (i) with respect to each Initial Sub-Servicer engaged by a Master Servicer, a Special Servicer, Trustee, Operating Advisor, Custodian, or Certificate Administrator that is a Servicing Function Participant, use commercially reasonable efforts to cause such Servicing Function Participant to furnish and (ii) with respect to each other Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Servicing Function Participant to furnish) to the Trustee, the Certificate Administrator, the Depositor (which copy shall be deemed furnished by the Certificate Administrator when made available on its Internet website) (and, with respect to each applicable Special Servicer, also to the Operating Advisor), and the 17g-5 Information Provider, a report substantially in the form of Exhibit HH or such other form provided by such Reporting Servicer that complies in all material respects with the requirements of Item 1122 of Regulation AB, on an assessment of compliance with the Servicing Criteria applicable to it that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Relevant Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 11.05, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period. If the party’s assessment of compliance or the related Attestation Report identifies any material instance of noncompliance with the Relevant Servicing Criteria, such party shall also provide a discussion of (1) the relationship, if any, between the identified instance and the servicing of the Mortgage Loans and (2) any steps taken to remedy such identified instance to the extent related to its activities with respect to asset backed securities transactions taken as a whole involving such party and that are backed by the same asset type backing the Certificates and the VRR Interest. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure such report from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee in form and substance similar to the form attached hereto as Exhibit HH. Such report shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and the Reporting Servicer.

Each such report shall be addressed to the Depositor and signed by an authorized officer of the applicable company, and shall address the Relevant Servicing Criteria specified on a certification substantially in the form of Exhibit Z hereto delivered to the Depositor on the Closing Date. Promptly after receipt of each such report, (i) the Depositor may review each such report and, if applicable, consult with each Reporting Servicer as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria applicable to it (and each Servicing Function Participant engaged or utilized by each Reporting Servicer, as applicable), and (ii) the Certificate Administrator shall confirm that the assessments taken individually address the Relevant Servicing Criteria for each party as set forth on Exhibit Z and notify the Depositor of any exceptions. Each applicable Master Servicer, each applicable Special Servicer, the Certificate

Administrator, the Trustee, the Operating Advisor and any Servicing Function Participant shall not be required to cause the delivery of any such assessments until April 15th in any given year so long as it has received written confirmation from the Depositor (or, in the case of an Other Securitization, the related Other Depositor) that a report on Form 10-K is not required to be filed in respect of the Trust or the trust for any Other Securitization for the preceding calendar year.

Notwithstanding the foregoing, at any time that the Certificate Administrator and the Trustee are the same entity, the Certificate Administrator and Trustee may provide a combined assessment of compliance required pursuant to this Section 11.10(a) in respect of their combined Relevant Servicing Criteria as set forth on Exhibit Z hereto.

(b)               Each applicable Master Servicer, each applicable Special Servicer, the Trustee, the Operating Advisor and the Certificate Administrator hereby acknowledge and agree that the Relevant Servicing Criteria set forth on Exhibit Z is appropriately set forth with respect to such party and any Servicing Function Participant with which each applicable Master Servicer, each applicable Special Servicer, Trustee, Operating Advisor or Certificate Administrator has entered into a servicing relationship.

(c)                No later than ten (10) Business Days after the end of each fiscal year for the Trust, any Master Servicer and any Special Servicer shall notify the Certificate Administrator, the Depositor and each Mortgage Loan Seller as to the name of each Additional Servicer engaged by it and each Servicing Function Participant utilized by it, in each case other than with respect to any Initial Sub-Servicer, and the Trustee, the Operating Advisor and the Certificate Administrator shall notify the Depositor and each Mortgage Loan Seller as to the name of each Servicing Function Participant utilized by it, in each case by providing an updated Exhibit FF, and each such notice (except to a Mortgage Loan Seller) will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When each applicable Master Servicer, each applicable Special Servicer, the Trustee, the Certificate Administrator and the Operating Advisor submit their assessments pursuant to Section 11.10(a), such Master Servicer, such Special Servicer, the Trustee, the Certificate Administrator and the Operating Advisor, as applicable, will also at such time include the assessment (and related attestation pursuant to Section 11.11) of each Servicing Function Participant engaged by it.

In the event any Master Servicer, any Special Servicer, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party shall cause any Servicing Function Participant engaged by it to provide (and each of the applicable Master Servicer and the applicable Special Servicer shall (i) with respect to an Initial Sub-Servicer engaged by such Master Servicer or Special Servicer that is an Additional Servicer that resigns or is terminated under any applicable servicing agreement, use its reasonable efforts to cause such Additional Servicer and (ii) with respect to any other Additional Servicer that resigns or is terminated under any applicable servicing agreement, cause such Additional Servicer to provide) an annual assessment of compliance pursuant to this Section 11.10, coupled with an attestation as required in Section 11.11 with respect to the period of time that the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator was subject to this Agreement or the period of time that the Additional Servicer was subject to such other servicing agreement.

(d)               Each of the Operating Advisor and the Special Servicer may at any time request from the Certificate Administrator confirmation of whether a Control Termination Event or Consultation Termination Event occurred during the previous calendar year, and upon such request the Certificate Administrator shall deliver such confirmation to the Operating Advisor or the Special Servicer, as applicable, within ten (10) days of such request.

(e)                Any certificate, statement, report, assessment, attestation, notice and/or information furnished or required to be furnished pursuant to this Section 11.10 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent such item and/or information relates to a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.10.

Section 11.11    Annual Independent Public Accountants’ Attestation Report. On or before March 1st of each year, commencing in March 2027, each applicable Master Servicer, each applicable Special Servicer, the Trustee (provided, however, that neither the Trustee nor any Servicing Function Participant appointed by it to act as Advancing Agent pursuant to Section 8.12 shall not be required to deliver an assessment of compliance with respect to any period during which there was no Relevant Servicing Criteria applicable to it), the Custodian, the Operating Advisor and the Certificate Administrator, each at its own expense, shall cause (and each such party shall (i) with respect to each Initial Sub-Servicer engaged by such Master Servicer, such Special Servicer, Trustee, Operating Advisor or Certificate Administrator that is a Servicing Function Participant use commercially reasonable efforts to cause such Servicing Function Participant to cause and (ii) with respect to each other Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Servicing Function Participant to cause) a registered public accounting firm (which may also render other services to each applicable Master Servicer, each applicable Special Servicer, the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor or the applicable Servicing Function Participant, as the case may be) that is a member of the American Institute of Certified Public Accountants to furnish a report to the Trustee, the Certificate Administrator (who shall promptly post such report on the Certificate Administrator’s Website pursuant to Section 3.13(b)) (and, with respect to each applicable Special Servicer, also the Operating Advisor) and the Depositor, the 17g-5 Information Provider and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, and, promptly, but not earlier than the second (2nd) Business Day following the delivery of such report to the 17g-5 Information Provider, to the Rating Agencies, to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assertion that such Reporting Servicer has complied with the Relevant Servicing Criteria applicable to it and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is issuing an opinion as to whether such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria applicable to it was fairly stated in all material respects. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each such related accountant’s attestation report shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure such report from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee. Copies

of such statement will be provided by the Certificate Administrator in accordance with Section 3.13(b). Such report shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and the providing parties.

Promptly after receipt of such report from any Master Servicer, any Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Custodian or any Servicing Function Participant, (i) the Depositor may review the report and, if applicable, consult with the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator as to the nature of any defaults by each applicable Master Servicer, each applicable Special Servicer, the Trustee, the Operating Advisor, the Custodian, the Certificate Administrator or any Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, as the case may be, in the fulfillment of any of the applicable Master Servicer’s, the applicable Special Servicer’s, the Trustee’s, the Certificate Administrator’s, the Operating Advisor’s, the Custodian’s or the applicable Servicing Function Participants’ obligations hereunder or under the applicable sub-servicing or primary servicing agreement, and (ii) the Certificate Administrator shall confirm that each accountants’ attestation report submitted pursuant to this Section 11.11 relates to an assessment of compliance meeting the requirements of Section 11.10 and notify the Depositor of any exceptions. Each applicable Master Servicer, each applicable Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Custodian and any Additional Servicer shall not be required to deliver, or shall be required to cause the delivery of such reports until April 15th in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed with respect to the Trust for the preceding fiscal year.

Any notice, report, assessment of compliance, statement, certificate and/or information furnished or required to be furnished pursuant to this Section 11.11 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent the notice and/or information relates to a Serviced Companion Loan or a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.11.

Section 11.12    Indemnification. Each applicable Master Servicer, each applicable Special Servicer, the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor and the Asset Representations Reviewer shall indemnify and hold harmless each Certification Party from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses (for the avoidance of doubt, including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) incurred by such Certification Party arising out of (i) an actual breach by such Master Servicer, such Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Custodian or the Certificate Administrator, as the case may be, of its obligations under this Article XI, (ii) negligence, bad faith or willful misconduct on the part of such Master Servicer, such Special Servicer, the Trustee, the Asset Representations Reviewer, the Operating Advisor, the Custodian or the Certificate Administrator in the performance of such obligations, or (iii) delivery of any Deficient Exchange Act Deliverable by, or on behalf of, such party.

Each applicable Master Servicer, each applicable Special Servicer, the Trustee, the Operating Advisor and the Certificate Administrator shall (i) with respect to any Initial

Sub-Servicer engaged by such Master Servicer, such Special Servicer, Trustee or Certificate Administrator that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to, and (ii) with respect to each other Additional Servicer and each Servicing Function Participant with which, in each case, it has entered into a servicing relationship with respect to the Mortgage Loans, cause such party to, in each case, indemnify and hold harmless each Certification Party from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and any other costs, fees and expenses (for the avoidance of doubt, including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) incurred by such Certification Party arising out of (a) a breach of its obligations to provide any of the annual compliance statements or annual assessment of compliance with the servicing criteria or attestation reports pursuant to the applicable sub-servicing or primary servicing agreement, (b) negligence, bad faith or willful misconduct on its part in the performance of such obligations, (c) any failure by it, as a Servicer (as defined in Section 11.02(b)) to identify a Servicing Function Participant pursuant to Section 11.02(c), or (d) delivery of any Deficient Exchange Act Deliverable.

In addition, each applicable Master Servicer, each applicable Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator and the Trustee shall cooperate (and require each Servicing Function Participant and Additional Servicer retained by it to cooperate under the applicable Sub-Servicing Agreement) with the Depositor and each Other Depositor as necessary for the Depositor or such Other Depositor, as applicable, to conduct any reasonable due diligence necessary to evaluate and assess any material instances of non-compliance disclosed in any of the deliverables required by the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder (“Reporting Requirements”).

In connection with comments provided to the Depositor or any Other Depositor from the Commission or its staff regarding information (x) delivered by each applicable Master Servicer, each applicable Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator, the Trustee, a Servicing Function Participant or an Additional Servicer, as applicable (“Affected Reporting Party”), (y) regarding such Affected Reporting Party, and (z) prepared by such Affected Reporting Party or any registered public accounting firm, attorney or other agent retained by such Affected Reporting Party to prepare such information, which information is contained in a report filed by the Depositor or any Other Depositor under the Reporting Requirements and which comments are received subsequent to the Depositor’s or any Other Depositor’s filing of such report, the Depositor or any Other Depositor shall promptly provide to such Affected Reporting Party any such comments which relate to such Affected Reporting Party. Such Affected Reporting Party shall be responsible for timely preparing a written response to the Commission or its staff for inclusion in the Depositor’s or any Other Depositor’s response to the Commission or its staff, unless such Affected Reporting Party elects, with the consent of the Depositor or any Other Depositor, as applicable (which consent shall not be unreasonably denied, withheld or delayed), to directly communicate with the Commission or its staff and negotiate a response and/or resolution with the Commission or its staff; provided, however, that if an Affected Reporting Party is a Servicing Function Participant or Additional Servicer retained by a Master Servicer, a Master Servicer shall receive copies of all material communications pursuant to this Section 11.12. If such election is made, the applicable Affected Reporting Party shall be responsible for directly negotiating such response and/or resolution with the Commission or its staff in a timely manner; provided that (i) such

Affected Reporting Party shall use reasonable efforts to keep the Depositor or any Other Depositor informed of its progress with the Commission or its staff and copy the Depositor or any Other Depositor on all correspondence with the Commission or its staff and provide the Depositor or any Other Depositor with the opportunity to participate (at the Depositor’s or any Other Depositor’s expense) in any telephone conferences and meetings with the Commission or its staff and (ii) the Depositor or any Other Depositor shall cooperate with any Affected Reporting Party in order to authorize such Affected Reporting Party and its representatives to respond to and negotiate directly with the Commission or its staff with respect to any comments from the Commission or its staff relating to such Affected Reporting Party and to notify the Commission or its staff of such authorization. The Depositor (or any Other Depositor) and the Affected Reporting Party shall cooperate and coordinate with one another with respect to any requests made to the Commission or its staff for extension of time for submitting a response or compliance. All respective reasonable out-of-pocket costs and expenses incurred by the Depositor or any Other Depositor (including reasonable legal fees and expenses of outside counsel to the Depositor or any Other Depositor, as the case may be) in connection with the foregoing (other than those costs and expenses required to be at the Depositor’s or any Other Depositor’s expense as set forth above) and any amendments to any reports filed with the Commission or its staff related thereto shall be promptly paid by the applicable Affected Reporting Party upon receipt of an itemized invoice from the Depositor or any Other Depositor, as the case may be. Each applicable Master Servicer, each applicable Special Servicer, the Operating Advisor, the Custodian, the Certificate Administrator and the Trustee shall (i) with respect to any Initial Sub-Servicer engaged by it that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to, and (ii) with respect to each other Additional Servicer and each Servicing Function Participant with which, in each case, it has entered into a servicing relationship with respect to the Mortgage Loans, cause such party to, comply with the foregoing by inclusion of similar provisions in the related sub-servicing or similar agreement.

If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, then the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Custodian or the Operating Advisor (the “Performing Party”) shall contribute to the amount paid or payable to the Certification Party as a result of the losses, claims, damages or liabilities of the Certification Party in such proportion as is appropriate to reflect the relative fault of the Certification Party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to Sections 11.06, 11.09 (if applicable), 11.10, 11.11 (or breach of its obligations under the applicable sub-servicing or primary servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports) or the Performing Party’s negligence, bad faith or willful misconduct in connection therewith. The applicable Master Servicer, the applicable Special Servicer, the Trustee, the Operating Advisor and the Certificate Administrator shall (i) with respect to any Initial Sub-Servicer engaged by such Master Servicer, such Special Servicer, Trustee or Certificate Administrator that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to, and (ii) with respect to each other Additional Servicer or Servicing Function Participant, in each case, with which it has entered into a servicing relationship with respect to the Mortgage Loans cause such party, in each case, to agree to the foregoing indemnification and contribution obligations. This Section 11.12 shall survive the termination of this Agreement or the earlier resignation or removal of any Master Servicer, any Special Servicer, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator.

Section 11.13    Amendments. This Article XI may be amended with the written consent of the parties hereto pursuant to Section 13.01 for purposes of complying with Regulation AB and/or to conform to standards developed within the CMBS market and the Sarbanes-Oxley Act without any Opinions of Counsel, Officer’s Certificates, Rating Agency Confirmation with respect to the Certificates or, with respect to any Serviced Companion Loan Securities, a confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement; provided that the reports and certificates required to be prepared pursuant to Sections 3.13, 11.09, 11.10 and 11.11 shall not be eliminated without Rating Agency Confirmation with respect to the Certificates or, with respect to any Serviced Companion Loan Securities, without a confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25). For the avoidance of doubt, any amendment to this Article XI affecting a Serviced Companion Loan shall be subject to Section 13.01(k).

Section 11.14    Regulation AB Notices. Any notice, report or certificate required to be delivered by any Master Servicer, any Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Custodian or the Trustee, as the case may be, to the Depositor pursuant to this Article XI may be delivered via email (and additionally delivered via phone or telecopy), notwithstanding the provisions of Section 13.05, to !nacctsecnotifications@computershare.com.

Section 11.15    Certain Matters Relating to the Future Securitization of the Serviced Pari Passu Companion Loans. (a) Each of the Trustee, the Certificate Administrator, each applicable Master Servicer and each applicable Special Servicer shall, and the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause any sub-servicer appointed with respect to any Serviced Pari Passu Companion Loan to, upon written request or notice from a Mortgage Loan Seller (or a permitted transferee of such Mortgage Loan Seller pursuant to the related Intercreditor Agreement), reasonably cooperate with the Mortgage Loan Seller (or such permitted transferee) selling any Serviced Pari Passu Companion Loan into a securitization that is required to comply with Regulation AB (a “Regulation AB Companion Loan Securitization”) and, to the extent needed in order to comply with Regulation AB, provide to the Mortgage Loan Seller (or such permitted transferee) information about itself that such Mortgage Loan Seller reasonably requires to meet the requirements of Items 1117 and 1119 and paragraphs (b), (c)(2), (c)(3), (c)(4), (c)(5), (c)(6) and (e) of Item 1108 of Regulation AB and shall reasonably cooperate with such Mortgage Loan Seller to provide such other information as may be reasonably necessary to comply with the requirements of Regulation AB. Each of the Trustee, the Certificate Administrator, any Master Servicer and any Special Servicer understands that such information may be included in the offering material related to a Regulation AB Companion Loan Securitization and agrees to (i) negotiate in good faith an agreement (subject to the final sentence of this sub-section) to indemnify and hold the related depositor and underwriters involved in the offering of the related commercial mortgage pass through certificates harmless for any costs, liabilities, fees and expenses (for the avoidance of doubt, including reasonable attorneys’

fees and expenses and expenses relating to the enforcement of such indemnity) incurred by the depositor or such underwriters as a result of any material misstatements or omissions or alleged material misstatements or omissions in any such offering material to the extent that such material misstatement or omission was made in reliance upon any such information provided by the Trustee (where such information pertains to the Trustee individually and not to any specific aspect of the Trustee’s duties or obligations under this Agreement), the Certificate Administrator (where such information pertains to the Certificate Administrator individually and not to any specific aspect of the Certificate Administrator’s duties or obligations under this Agreement), the applicable Master Servicer (where such information pertains to the applicable Master Servicer individually and not to any specific aspect of the applicable Master Servicer’s duties or obligations under this Agreement) and the applicable Special Servicer (where such information pertains to the applicable Special Servicer individually and not to any specific aspect of the applicable Special Servicer’s duties or obligations under this Agreement), as applicable, to such depositor, underwriters or Mortgage Loan Seller (or permitted transferee) as required by this Section 11.15(a) and (ii) deliver such securities law opinion(s) of counsel, certifications and/or indemnification agreement(s) (to the extent the cost thereof is paid by the related Mortgage Loan Seller) with respect to such information that are substantially similar to those delivered with respect to the offering material for this securitization by the applicable Master Servicer or the applicable Special Servicer, Trustee and Certificate Administrator, as the case may be, or their respective counsel, in connection with the information concerning such party in the offering material related to a Regulation AB Companion Loan Securitization. Notwithstanding the foregoing, to the extent that the information provided by the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as the case may be, for inclusion in the offering materials related to such Regulation AB Companion Loan Securitization is substantially and materially similar to the information provided by such party with respect to the offering materials related to this transaction, subject to any required changes due to any amendments to Regulation AB or any changes in the interpretation of Regulation AB or changes in factual circumstances, such party shall be deemed to be in compliance with this Section 11.15(a). Any indemnification agreement executed by the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer in connection with the Regulation AB Companion Loan Securitization shall be substantially similar to the related indemnification agreement executed in connection with this Agreement. It shall be a condition precedent to any party’s obligations otherwise set forth above and/or elsewhere in Article XI that the applicable Mortgage Loan Seller (or permitted transferee) shall have (a) provided reasonable advance notice (and, in any event, not less than ten (10) Business Days) of the exercise of its rights hereunder and (b) paid, or entered into reasonable agreement to cause to be paid, the reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by such party in reviewing and/or causing the delivery of any disclosure, opinion of counsel or indemnification agreement.

(b)               Each of the Trustee, the Certificate Administrator, each applicable Master Servicer and each applicable Special Servicer shall, and the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to (provided that (a) such party has received notice of the occurrence of the related Regulation AB Companion Loan Securitization, or (b) such party is also a party to the related Other Pooling and Servicing Agreement, or (c) the applicable Regulation AB Companion Loan Securitization closed prior to the Closing Date, as reflected on Exhibit S), cooperate with the depositor, trustee, certificate administrator, master servicer or special servicer for any Regulation AB Companion

Loan Securitization in preparing each Form 10-D, Form ABS-EE and Form 10-K required to be filed by such Regulation AB Companion Loan Securitization (until January 30 of the first year in which the trustee or other applicable party for such Regulation AB Companion Loan Securitization files a Form 15 Suspension Notification with respect to the related trust) and shall provide to such depositor, trustee, certificate administrator or master servicer within the time period set forth in the Other Pooling and Servicing Agreement (so long as such time period is no earlier than the time periods set forth herein) for such Regulation AB Companion Loan Securitization such information relating to a Serviced Securitized Companion Loan as may be reasonably necessary for the depositor, trustee, certificate administrator and master servicer of the Regulation AB Companion Loan Securitization to comply with the reporting requirements of Regulation AB and the Exchange Act; provided, however, that any parties to any Regulation AB Companion Loan Securitization shall consult with the Trustee, the Certificate Administrator, the applicable Master Servicer and the applicable Special Servicer (and the applicable Master Servicer shall consult with any sub-servicer appointed by it with respect to the related Serviced Whole Loan), and the Trustee, the Certificate Administrator, such Master Servicer and such Special Servicer shall cooperate with such parties in respect of establishing the time periods for preparation of the Form 10-D and Form ABS-EE reports in the documentation for such Regulation AB Companion Loan Securitization. Notwithstanding the foregoing, to the extent the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(b) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(b).

(c)                Each of the Trustee, the Certificate Administrator, each applicable Master Servicer and each applicable Special Servicer shall, and the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to (provided that (a) such party has received notice of the occurrence of the related Regulation AB Companion Loan Securitization, or (b) such party is also a party to the related Other Pooling and Servicing Agreement, or (c) the applicable Regulation AB Companion Loan Securitization closed prior to the Closing Date, as reflected on Exhibit S), provide the depositor, trustee or certificate administrator, as applicable, under a Regulation AB Companion Loan Securitization (until January 30 of the first year in which the trustee or certificate administrator, as applicable, for such Regulation AB Companion Loan Securitization files a Form 15 Suspension Notification with respect to the related trust) information with respect to any event that is required to be disclosed under Form 8-K with respect to a Serviced Securitized Companion Loan within two (2) Business Days after the occurrence of such event of which it has knowledge. Notwithstanding the foregoing, to the extent the Trustee, the Certificate Administrator, any Master Servicer or any Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(c) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(c).

(d)               On or before March 1st of each year during which a Regulation AB Companion Loan Securitization is required to file an annual report on Form 10-K (and not in respect of any year in which such Regulation AB Companion Loan Securitization is not required to file an annual report on Form 10-K because a Form 15 Suspension Notification with respect to the related trust was filed), each of the Trustee, the Certificate Administrator, each applicable Master Servicer and each applicable Special Servicer shall, and the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to (provided that (a) such party has received notice of the occurrence of the related Regulation AB Companion Loan Securitization, or (b) such party is also a party to the related Other Pooling and Servicing Agreement, or (c) the applicable Regulation AB Companion Loan Securitization closed prior to the Closing Date, as reflected on Exhibit S), provide, with respect to itself, to the depositor, trustee or certificate administrator, as applicable, under such Regulation AB Companion Loan Securitization, to the extent required pursuant to Item 1122 of Regulation AB, (i) a report on an assessment of compliance with the servicing criteria to the extent required pursuant to Item 1122(a) of Regulation AB, (ii) a registered accounting firm’s attestation report on such Person’s assessment of compliance with the applicable servicing criteria to the extent required pursuant to Item 1122(b) of Regulation AB and (iii) such other information as may be required pursuant to Item 1122(c) of Regulation AB. Notwithstanding the foregoing, to the extent the applicable Master Servicer or the applicable Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(d) with respect to such

Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(d).

(e)                On or before March 1st of each year during which a Regulation AB Companion Loan Securitization is required to file an annual report on Form 10-K (and not in respect of any year in which such Regulation AB Companion Loan Securitization is not required to file an annual report on Form 10-K because a Form 15 Suspension Notification with respect to the related trust was filed), each of the Trustee, the Certificate Administrator, each applicable Master Servicer and each applicable Special Servicer shall, and the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to, to the extent required pursuant to Item 1123 of Regulation AB, deliver, with respect to itself, to the depositor, trustee and certificate administrator under such Regulation AB Companion Loan Securitization (provided that (a) such party has received notice of the occurrence of the related Regulation AB Companion Loan Securitization, or (b) such party is also a party to the related Other Pooling and Servicing Agreement, or (c) the applicable Regulation AB Companion Loan Securitization closed prior to the Closing Date, as reflected on Exhibit S), under such Regulation AB Companion Loan Securitization a servicer compliance statement signed by an authorized officer of such Person that satisfies the requirements of Item 1123 of Regulation AB. Notwithstanding the foregoing, to the extent the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(e) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(e).

(f)                Each of the Trustee, the Certificate Administrator, the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause a Servicing Function Participant to agree (severally but not jointly) to indemnify (such indemnity limited to each such parties respective failure described below) and hold the related Mortgage Loan Seller (or permitted transferee), depositor, sponsor(s), trustee, certificate administrator or master servicer under a Regulation AB Companion Loan Securitization harmless for any costs, liabilities, fees and expenses (for the avoidance of doubt, including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) incurred by such Mortgage Loan Seller, depositor, sponsor(s), trustee, certificate administrator or master servicer as a result of any failure by the Servicing Function Participant to comply with the reporting requirements to the extent applicable set forth under Sections 11.15(b), (c), (d) or (e) above.

Any subservicing agreement related to a Serviced Securitized Companion Loan shall contain a provision requiring the related Sub-Servicer to provide to the applicable Master Servicer or the applicable Special Servicer, as applicable, information, reports, statements and certificates with respect to itself and such Serviced Securitized Companion Loan comparable to any information, reports, statements or certificates required to be provided by the applicable Master Servicer or the applicable Special Servicer pursuant to this Section 11.15, even if such Sub-Servicer is not otherwise required to provide such information, reports or certificates to any Person in order to comply with Regulation AB. Such information, reports or certificates shall be provided to the applicable Master Servicer or the applicable Special Servicer, as the case may be, no later than two (2) Business Days prior to the date on which the applicable Master Servicer or the applicable Special Servicer, as the case may be, is required to deliver its comparable information, reports, statements or certificates pursuant to this Section 11.15.

(g)               With respect to any Mortgaged Property that secures a Serviced Pari Passu Companion Loan that the applicable Other Depositor has notified the applicable Master Servicer in writing is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) (together with notification of the relevant Distribution Date) with respect to an Other Securitization that includes such Serviced Companion Loan, to the extent that the applicable Master Servicer is in receipt of the updated financial statements of such “significant obligor” for any calendar quarter (other than the fourth (4th) calendar quarter of any calendar year) from the Mortgagor, beginning with the first calendar quarter in which such notice from the Other Depositor was received, or the updated financial statements of such “significant obligor” for any calendar year, beginning for the calendar year in which such notice from the Other Depositor was received, as applicable, the applicable Master Servicer shall deliver to the Other Depositor, on or prior to the day that occurs two (2) Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seven (7) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, (A) if such financial statement receipt occurs twelve (12) or more Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seventeen (17) or more Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, the financial statements of such “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as calculated by the applicable Master Servicer (or as calculated by the applicable Special Servicer and provided to the applicable Master Servicer solely in the case of any related Specially Serviced Loan or as calculated by the applicable Special

Servicer with respect to any Serviced REO Property and provided by the applicable Special Servicer to the applicable Master Servicer) in accordance with CREFC® guidelines and (B) if such financial statement receipt occurs less than twelve (12) Business Day prior to the related Significant Obligor NOI Quarterly Filing Deadline or less than seventeen (17) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of the “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as reported by the related Mortgagor in such financial statements (or as reported by the related Mortgagor to the applicable Special Servicer and provided by the applicable Special Servicer to the applicable Master Servicer solely in the case of any related Specially Serviced Loan or as reported by the applicable Special Servicer with respect to the Serviced REO Property and provided by the applicable Special Servicer to the applicable Master Servicer).

If the applicable Master Servicer does not receive such financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of such “significant obligor” within ten (10) Business Days after the date such financial information is required to be delivered under the related Mortgage Loan documents, the applicable Master Servicer shall notify the Other Depositor with respect to such Other Securitization that includes the related Serviced Pari Passu Companion Loan (and shall cause each applicable Sub-Servicing Agreement entered into after receipt of written notice from the Other Depositor that such Serviced Pari Passu Companion Loan is a significant obligor to require the related Sub-Servicer to notify such Other Depositor) that it has not received such financial information. The applicable Master Servicer (in the case of Non-Specially Serviced Loans) or the applicable Special Servicer (in the case of Specially Serviced Loans) shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of such Other Depositor under the Exchange Act) to obtain the periodic financial statements required to be delivered by the related Mortgagor under the related Mortgage Loan documents.

The applicable Master Servicer shall (and shall cause each applicable Sub-Servicing Agreement entered into after receipt of written notice from the Other Depositor that such Serviced Pari Passu Companion Loan is a significant obligor to require the related Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the related Mortgagor related to any such “significant obligor” (identified to it as such by the Other Depositor in accordance with the second preceding paragraph) to obtain the required financial information and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed with respect to the Other Securitization, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the Other Exchange Act Reporting Party and Other Depositor related to such Other Securitization; provided, however, the applicable Special Servicer shall provide such Officer’s Certificate to the applicable Master Servicer and the applicable Master Servicer shall forward such Officer’s Certificate to the Other Exchange Act Reporting Party and Other Depositor related to such Other Securitization. This Officer’s Certificate should be addressed to the certificate administrator at its corporate trust office, as specified in the related Other Pooling and Servicing Agreement.

(h)               If any Other Securitization includes a Serviced Companion Loan and is subject to the reporting requirements of the Exchange Act, then the obligations of the parties hereto set forth in this Article XI with respect such Other Securitization shall remain in full force and effect notwithstanding that the Trust may cease to be subject to the reporting requirements of the Exchange Act.

Section 11.16    Certain Matters Regarding Significant Obligors. As of the Closing Date, with respect to the Trust, there is no “significant obligor” within the meaning of Item 1101(k) of Regulation AB (“Significant Obligor”).

Section 11.17    Impact of Cure Period. For the avoidance of doubt, no Master Servicer or Special Servicer shall be subject to a Servicer Termination Event pursuant to clause (iii) of the definition thereof prior to the expiration of the grace period applicable to such party’s obligations under this Article XI as provided for in such clause (iii) nor shall any such party be deemed to not be in compliance under this Agreement, during any grace period provided for in this Article XI; provided that if any such party fails to comply with the delivery requirements of this Article XI by the expiration of any applicable grace period such failure shall constitute a Servicer Termination Event. No Master Servicer or Special Servicer shall be subject to a Servicer Termination Event pursuant to clause (iii) of the definition thereof prior to the expiration of the grace period applicable to such party’s obligations under this Article XI as provided for in such clause (iii) nor shall any such party be deemed to not be in compliance under this Agreement, for failing to deliver any item required under this Article XI by the time required hereunder with respect to any reporting period for which the Trust (or any trust in a related Other Securitization) is not required to file Exchange Act reports.

[End of Article XI]

Article XII

THE ASSET REPRESENTATIONS REVIEWER

Section 12.01    Asset Review.

(a)                On or prior to each Distribution Date, based either on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the applicable Master Servicer for such Distribution Date, the Certificate Administrator shall determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator shall promptly provide notice to all Certificateholders, the VRR Interest Owners and each other party to this Agreement. Any notice required to be delivered to the Certificateholders and the VRR Interest Owners pursuant to this Article XII shall be delivered by the Certificate Administrator by posting such notice on the Certificate Administrator’s Website, by mailing such notice to the Certificateholders’ addresses appearing in the Certificate Register in the case of Definitive Certificates and by delivering such notice via the Depository in the case of Book-Entry Certificates and by mailing such notice to the VRR Interest Owners’ addresses (appearing, in the case of a VRR Interest Owner other than a Sponsor or its Majority-Owned Affiliate, in the Certificate Administrator’s registry of ownership for the VRR Interest). The Certificate Administrator shall, if applicable, include in the Form 10-D relating to the reporting period in which the Asset Review Trigger occurred the following statement describing the events that caused the Asset Review Trigger to occur: “As of the [Date of Distribution], the following Mortgage Loans identified below are sixty (60) or more days delinquent and an Asset Review Trigger as defined in the Pooling and Servicing Agreement has occurred.”. On each Distribution Date occurring after providing such notice to Certificateholders, the VRR Interest Owners, the Certificate Administrator, based on information provided to it by the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) whether an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) in the form of Exhibit RR within two (2) Business Days to the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

If Certificateholders evidencing not less than 5% of the Voting Rights of the Certificates deliver to the Certificate Administrator, within ninety (90) days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger (or, if the Trust’s obligation to file reports on Form 10-D has been suspended, within 90 days after the date of the posting of the notice of an Asset Review Trigger on the Certificate Administrator’s Website), a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), then the Certificate Administrator shall promptly provide written notice thereof to all Certificateholders (with a copy to the Asset Representations Reviewer) and conduct a solicitation of votes in accordance with Section 5.10 to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of the Voting Rights allocable to those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within one hundred fifty (150) days of receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator shall promptly provide written notice thereof to all parties to this Agreement, the Underwriters, the Mortgage Loan Sellers, the Directing Certificateholder, the Risk Retention Consultation Parties and the other Certificateholders and the VRR Interest Owners (the “Asset Review Notice”). Upon receipt of an Asset Review Notice, the Asset Representations Reviewer shall request access to the Secure Data Room by providing the Certificate Administrator with a certification substantially in the form attached hereto as Exhibit QQ (which shall be sent via email to trustadministrationgroup@computershare.com or submitted electronically via the Certificate Administrator’s Website). Upon receipt of such certification, the Certificate Administrator shall promptly (and in any case within two (2) Business Days after such receipt) grant the Asset Representations Reviewer access to the Secure Data Room. In the event an Affirmative Asset Review Vote has not occurred within such one hundred fifty (150) day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such one hundred fifty (150) day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) in this sentence and (D) an Affirmative Asset Review Vote has occurred within one hundred fifty (150) days after the Asset Review Vote Election described in clause (C) in this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Trust from the applicable Collection Account. The Certificate Administrator shall be entitled to administer any vote in connection with the foregoing through an agent.

(b)               (i) Upon receipt of an Asset Review Notice, the Custodian (with respect to clauses (1) - (5) below for all Mortgage Loans), the applicable Master Servicer (with respect to clauses (6) and (7) below for Non-Specially Serviced Loans) and the applicable Special Servicer (with respect to clauses (6) and (7) below for Specially Serviced Loans), in each case to the extent in such party’s possession, shall promptly, but in no event later than ten (10) Business Days, provide the following materials in electronic format to the Asset Representations Reviewer (collectively, with the Diligence Files posted on the Secure Data Room by the Certificate Administrator pursuant to Section 4.08, a copy of the Prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of this Agreement, the “Review Materials”):

(1)       a copy of an assignment of the Mortgage in favor of the Trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(2)       a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(3)       a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to clause (1) or clause (2) above;

(4)       a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(5)       a copy of an assignment in favor of the Trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(6)       a copy of any notice previously delivered by the applicable Master Servicer or the applicable Special Servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(7)       copies of any other related documents that were entered into or delivered in connection with the origination of the related Mortgage Loan that the Asset Representations Reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the Asset Representations Reviewer, in the time frames and as otherwise described in clause (ii) hereof.

(ii)                            In addition, in the event that, as part of an Asset Review of a Mortgage Loan, the Asset Representations Reviewer determines it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the Asset Representations Reviewer shall promptly, but in no event later than ten (10) Business Days after receipt of the Review Materials, notify the applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request that the applicable Master Servicer or the applicable Special Servicer, as the case may be, promptly, but in no event later than ten (10) Business Days after receipt of notification from the Asset Representations Reviewer, deliver to the Asset Representations Reviewer such missing document(s) to the extent in its possession; provided that any such notification and/or request shall be in writing, specifically identifying the documents being requested and sent to the notice address for the related party set forth in Section 13.05 of this Agreement. In the event any missing documents are not provided by the applicable Master Servicer or the applicable Special Servicer, as the case may be, within such ten (10) Business Day period, the Asset Representations Reviewer shall request such documents from the related Mortgage Loan Seller; provided that the Mortgage Loan Seller is required under the related Mortgage Loan Purchase Agreement to deliver such missing document only to the extent such document is in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or Mortgage Loan Seller or any draft documents or privileged or internal communications (and, if such documents are not in its possession, solely with respect to any Mortgage Loan sold by such Mortgage Loan Seller that is a Non-Serviced Mortgage Loan, Mortgage Loan Seller shall be required to make a request under the applicable Non-Serviced PSA for any such documents that are not in its possession). In the event any missing documents with respect to a Non-Serviced Mortgage Loan are not provided by the Mortgage Loan Seller, the Asset Representations Reviewer shall request such documents from the parties to the related Non-Serviced PSA, to the extent that the Asset Representations Reviewer is entitled to request such documents under such Non-Serviced PSA.

(iii)                         The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a Person that is not a party to this Agreement or the applicable Mortgage Loan Seller, and shall do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review conducted pursuant to this Section 12.01 (any such information, “Unsolicited Information”).

(iv)                        Upon receipt by the Asset Representations Reviewer of the Asset Review Notice and access to the Diligence File with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, shall commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). The Asset Representations Reviewer shall perform an Asset Review with respect to each representation and warranty made by the related Mortgage Loan Seller with respect to such Delinquent Loan in accordance with the procedures set forth on Exhibit PP (each such procedure, a “Test”); provided, that the Asset Representations Reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials described in Exhibit PP if, and only to the extent, the Asset Representations Reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review shall be required in respect of, or performed on, such Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or again become a Delinquent Loan at a time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such new Asset Review Trigger.

(v)                           No Certificateholder or VRR Interest Owner shall have the right to change the scope of the Asset Review, and the Asset Representations Reviewer shall not be required to review any information other than (1) the Review Materials and (2) if applicable, Unsolicited Information.

(vi)                        The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

(vii)                     The Asset Representations Reviewer shall prepare a preliminary report with respect to each Delinquent Loan within fifty-six (56) days after the date on which access to the Secure Data Room is provided, subject to the last sentence of this Section 12.01(b)(vii). In the event that the Asset Representations Reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the Asset Representations Reviewer by the related Mortgage Loan Seller, the applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans) to the extent in the possession of the applicable Master Servicer or applicable Special Servicer, as applicable, within ten (10) Business Days following the request by the Asset Representations Reviewer to the applicable Master Servicer, the applicable Special Servicer or the related Mortgage Loan Seller, as the case may be, as described in Section 12.01(b)(ii), the Asset Representations Reviewer shall list such missing documents in such preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the Asset Representations Reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The Asset Representations Reviewer shall provide such preliminary report to the applicable Master Servicer (only with respect to Non-Specially Serviced Loans), the applicable Special Servicer (with respect to Specially Serviced Loans) and the related Mortgage Loan Seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the related Mortgage Loan Seller shall have ninety (90) days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related Mortgage Loan Seller’s claim that the representation and warranty has not failed a Test or that any missing information or documents in the Review Materials are not required to complete a Test shall be sent by such Mortgage Loan Seller to the Asset Representations Reviewer. For the avoidance of doubt, the Asset Representations Reviewer shall not be required to prepare a preliminary report in the event the Asset Representations Reviewer determines that there is no Test failure with respect to the related Mortgage Loan.

(viii)                  The Asset Representations Reviewer shall, within sixty (60) days after the date on which access to the Secure Data Room is provided to the Asset Representations Reviewer by the Certificate Administrator or within the ten (10) days after the expiration of the Cure/Contest Period (whichever is later), complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations

Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to this Agreement, the related Mortgage Loan Seller for each Delinquent Loan, the Directing Certificateholder and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee, the applicable Special Servicer and the Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional thirty (30) days, upon written notice to the parties to this Agreement and the applicable Mortgage Loan Seller, if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loan and/or the Mortgaged Property or Mortgaged Properties. In no event may the Asset Representations Reviewer determine whether any Test failure constitutes a Material Defect, or whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each case, shall be a responsibility of the applicable Enforcing Servicer pursuant to Section 2.03(k) of this Agreement.

(ix)                          In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the applicable Master Servicer (with respect to Non-Specially Serviced Loans), the applicable Special Servicer (with respect to Specially Serviced Loans) or the related Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer shall prepare the Asset Review Report solely based on the documentation received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer shall have no responsibility to independently obtain any such documentation from any party to this Agreement or otherwise.

(x)                             Within thirty (30) days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer shall determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer shall enforce the obligations of the applicable Mortgage Loan Seller with respect to such Material Defect in accordance with Section 2.03(b).

(c)                The Asset Representations Reviewer and its affiliates shall keep confidential any information appropriately labeled as “Privileged Information” and any information that appears on its face to be Privileged Information received from any party to this Agreement or any Sponsor (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any Person (including Certificateholders or VRR Interest Owners), other than (1) to the extent expressly required by this Agreement in an Asset Review Report or otherwise, to the other parties to this Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to this Agreement that receives Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any Person without the prior written consent of the applicable Special Servicer other than pursuant to a Privileged Information Exception.

(d)               The Asset Representations Reviewer may delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 12.01; provided that no agent or subcontractor may (i) be affiliated with any Mortgage Loan Seller, any Master Servicer, any Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder or any of their respective Affiliates or (ii) have been paid any fees, compensation or other remuneration by an Underwriter, a Master Servicer, a Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder or any of their respective Affiliates in connection with due diligence or other services with respect to any Mortgage Loan prior to the Closing Date. Notwithstanding the foregoing sentence, the Asset Representations Reviewer shall remain obligated and primarily liable for any Asset Review required hereunder in accordance with the provisions of this Agreement without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any Person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under this Agreement. The Asset Representations Reviewer shall be entitled to enter into an agreement with any agent or subcontractor providing for indemnification of the Asset Representations Reviewer by such agent or subcontractor, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Section 12.02    Payment of Asset Representations Reviewer Fees and Expenses; Limitation of Liability.

(a)                The Asset Representations Reviewer shall be paid a fee of $5,000 on the Closing Date. As compensation for the performance of its routine duties, the Asset Representations Reviewer shall be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and shall be equal to the product of a rate equal to 0.00033% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of each such Mortgage Loan and REO Loan (including any Non-Serviced Mortgage Loan, but not any related Companion Loan) and shall be calculated in the same manner as interest is calculated on such Mortgage Loans or such REO Loans.

(b)               As compensation for the performance of its duties hereunder, with respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review, upon the completion of any Asset Review with respect to an individual Asset Review Trigger, the Asset Representations Reviewer shall be paid a fee equal to (a) in the case of a Subject Loan that is not secured by a residential cooperative property (each such Delinquent Loan, a “Subject Loan”), the sum of: (i) $22,500 multiplied by the number of Subject Loans, plus (ii) $2,250 per Mortgaged Property relating to the Subject Loan in excess of one Mortgaged Property per Subject Loan, plus (iii) $3,000 per Mortgaged Property relating to the Subject Loan subject to a ground lease, plus (iv) $1,750 per Mortgaged Property relating to the Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end “Consumer Price Index for All Urban Consumers” as published by the U.S. Department of Labor, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review, and (b) in the case of a Delinquent Loan that is secured by a residential cooperative property, $10,000 (any such fee, the “Asset Representations Reviewer Asset Review Fee”). The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan (or, in the case of a Joint Mortgage Loan, the applicable Mortgage Loan Seller Percentage Interest thereof) shall be paid by the related Mortgage Loan Seller; provided, however, that if the related Mortgage Loan Seller is insolvent or fails to pay such amount within ninety (90) days of written invoice therefor by the Asset Representations Reviewer, such fee shall be paid by the Trust following delivery by the Asset Representations Reviewer of a certification to the applicable Master Servicer that the requirements for payment set forth in this Section 12.02(b) have been met. The Asset Representations Reviewer shall not deliver any such certificate unless it has invoiced payment of such amount and otherwise met the requirements for payment set forth in this Section 12.02(b), including receipt of evidence of such insolvency or failure to pay such amount. A Mortgage Loan Seller shall be deemed to have failed to pay such amount hereunder ninety (90) days after delivery by the Asset Representations Reviewer of an itemized invoice to such Mortgage Loan Seller by registered mail or overnight courier to the address listed in this Agreement for such Mortgage Loan Seller, or to such other address as shall be provided by such Mortgage Loan Seller for delivery of notices in accordance with this Agreement, or ninety (90) days following attempted delivery of such invoice by registered mail or overnight courier and reasonable follow -up by telephone or e-mail. Notwithstanding any payment of such fee by the Trust to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller and the Enforcing Servicer shall pursue remedies against such Mortgage Loan Seller to recover any such amounts to the extent paid by the Trust.

(c)                Notwithstanding the foregoing, the Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan shall be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review that is repurchased or substituted by a Mortgage Loan Seller, and such portion of the Purchase Price received shall be used to reimburse the Asset Representations Reviewer or the Trust, as the case may be, for such fees pursuant to Section 12.02(b).

(d)               The Asset Representations Reviewer shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

(e)                The Asset Representations Reviewer may assign its rights and obligations under this Agreement in connection with the sale or transfer of all or substantially all of its Asset Representations Reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under this Agreement, (B) executes and delivers to the Trustee and the Certificate Administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under this Agreement from and after the date of such agreement and (C) is not a Prohibited Party under this Agreement; (ii) the Asset Representations Reviewer shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated shall not exceed the rate then in effect and (iv) the resigning Asset Representations Reviewer shall be responsible for the reasonable costs and expenses of each other party to this Agreement and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee shall provide notice to each party to this Agreement and then will be the successor asset representations reviewer hereunder.

Section 12.03    Resignation of the Asset Representations Reviewer. The Asset Representations Reviewer may resign and be discharged from its obligations hereunder by giving written notice thereof to the other parties to this Agreement and each Rating Agency. Upon such notice of resignation, the Depositor shall promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. If no successor asset representations reviewer shall have been so appointed and have accepted appointment within thirty (30) days after the giving of such notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer will bear all reasonable costs and expenses of each party hereto and each Rating Agency in connection with its resignation.

Section 12.04    Restrictions of the Asset Representations Reviewer.

Neither the Asset Representations Reviewer nor any of its Affiliates shall make any investment in any Class of Certificates or the VRR Interest; provided, that such prohibition shall not apply to (i) riskless principal transactions effected by a broker dealer Affiliate of the Asset Representations Reviewer or (ii) investments by an Affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such Affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under this Agreement from personnel involved in such Affiliate’s investment activities and (B) prevent such Affiliate and its personnel from gaining access to information regarding the Trust and the Asset Representations Reviewer and its personnel from gaining access to such Affiliate’s information regarding its investment activities.

Section 12.05    Termination of the Asset Representations Reviewer.

(a)              An “Asset Representations Reviewer Termination Event” means any one of the following events whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)                               any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under this Agreement, which failure shall continue unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by Certificateholders having greater than 25% of the Voting Rights, provided that any such failure that is not curable within such thirty (30) day period, the Asset Representations Reviewer shall have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure within the initial thirty (30) day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)                            any failure by the Asset Representations Reviewer to perform its obligations hereunder in accordance with the Asset Review Standard in any material respect, which failure shall continue unremedied for a period of thirty (30) days after the date written notice of such failure, requiring the same to be remedied, is given to the Asset Representations Reviewer by any party to this Agreement;

(iii)                         any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure shall continue unremedied for a period of thirty (30) days after the date written notice of such failure, requiring the same to be remedied, is given to the Asset Representations Reviewer by any party to this Agreement;

(iv)                        a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Asset Representations Reviewer, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days;

(v)                           the Asset Representations Reviewer shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

(vi)                        the Asset Representations Reviewer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator shall promptly provide written notice to all Certificateholders and VRR Interest Owners (which shall be simultaneously delivered to the Asset Representations Reviewer) in accordance with the notice distribution procedures described in Section 12.01(a), unless the Certificate Administrator has received written notice that such Asset Representations Reviewer Termination Event has been remedied. If an Asset Representations Reviewer Termination Event shall occur then, and in each and every such case, so long as such Asset Representations Reviewer Termination Event shall not have been remedied, the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) shall, terminate all of the rights and obligations of the Asset Representations Reviewer under this Agreement, other than rights and obligations accrued prior to such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination), by notice in writing to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of itself and of each other party to this Agreement in connection with its termination due to an Asset Representations Reviewer Termination Event. Notwithstanding anything herein to the contrary, the Depositor and each Mortgage Loan Seller shall have the right, but not the obligation, to notify the Certificate Administrator and the Trustee of any Asset Representations Reviewer Termination Event of which it becomes aware.

(b)               Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer and (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator shall promptly provide written notice thereof to the Asset Representations Reviewer and to all Certificateholders and VRR Interest Owners by (i) posting such notice on its internet website, and (ii) mailing such notice to all Certificateholders at their addresses appearing in the Certificate Register and to all VRR Interest Owners at their addresses appearing in the Certificate Administrator’s registry of ownership for the VRR Interest and to the Asset Representations Reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the Trustee shall terminate all of the rights and obligations of the Asset Representations Reviewer under this Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights arising out of events occurring prior to such termination) by notice in writing to the Asset Representations Reviewer and appoint the proposed successor. As between the Asset Representations Reviewer, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Asset Representations Reviewer. In the event that Holders of the Certificates evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts) elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

(c)                On or after the receipt by the Asset Representations Reviewer of written notice of termination, subject to this Section 12.05, all of its authority and power under this Agreement shall be terminated and, without limitation, the terminated Asset Representations Reviewer shall execute any and all documents and other instruments, and do or accomplish all other acts or things reasonably necessary or appropriate to effect the purposes of such notice of termination. As soon as practicable, but in no event later than thirty (30) days after (1) the Asset Representations Reviewer resigns pursuant to Section 12.03 of this Agreement or (2) the Trustee delivers such written notice of termination to the Asset Representations Reviewer, the Trustee shall appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The Trustee shall provide written notice of the appointment of an Asset Representations Reviewer to each applicable Master Servicer, each applicable Special Servicer, the Operating Advisor, the Certificate Administrator, the Directing Certificateholder and each Certificateholder within one Business Day of such appointment.

The Asset Representations Reviewer shall at all times be an Eligible Asset Representations Reviewer and if the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer shall immediately notify each applicable Master Servicer, each applicable Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the Directing Certificateholder of such disqualification and immediately resign under Section 12.03 of this Agreement and the Trustee shall appoint a successor asset representations reviewer subject to and in accordance with this Section 12.05. Notwithstanding the foregoing, if the Trustee is unable to find a successor asset representations reviewer within thirty (30) days of the termination of the Asset Representations Reviewer, the Depositor shall be permitted to find a replacement. The Trustee shall not be liable for any failure to identify and appoint a successor asset representations reviewer so long as the Trustee uses commercially reasonable efforts to conduct a search for a successor asset representations reviewer and such failure is not a result of the Trustee’s negligence, bad faith or willful misconduct in the performance of its obligations hereunder.

(d)               Upon any termination of the Asset Representations Reviewer and appointment of a successor to the Asset Representations Reviewer, the Trustee shall, as soon as possible, give written notice thereof to each applicable Special Servicer, each applicable Master Servicer, the Certificate Administrator (who shall, as soon as possible, give written notice thereof to the Certificateholders and the VRR Interest Owners), the Operating Advisor, the Mortgage Loan Sellers, the Depositor, each Rating Agency, and, prior to the occurrence and continuance of a Consultation Termination Event and the Directing Certificateholder. In the event that the Asset Representations Reviewer is terminated, all of its rights and obligations under this Agreement shall terminate, other than any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination).

[End of Article XII]

Article XIII

MISCELLANEOUS PROVISIONS

Section 13.01    Amendment. (a) This Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders, the VRR Interest Owners or the Companion Holders:

(i)                               to correct any defect or ambiguity in this Agreement in order to address any manifest error in any provision of this Agreement;

(ii)                            to cause the provisions in this Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the VRR Interest, the Trust or this Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)                         to change the timing and/or nature of deposits in any applicable Collection Account, the Distribution Accounts or any REO Account; provided that (a) the P&I

Advance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder or VRR Interest Owner, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)                        to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder, VRR Interest Owner or Companion Holder;

(v)                           to modify, eliminate or add to the provisions of Section 5.03(o) or any other provision hereof restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders or VRR Interest Owners (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Disqualified Non-U.S. Tax Person;

(vi)                        to revise or add any other provisions with respect to matters or questions arising under this Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder, any VRR Interest Owner or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25);

(vii)                     to amend or supplement any provision hereof to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder or VRR Interest Owner not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)                  to modify the provisions of Sections 3.05 and 3.17 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the applicable Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to the Mortgage Loans other than any Excluded Loan as to the Directing Certificateholder or the Holder of the majority of the Controlling Class, the Directing Certificateholder, determine that the CMBS industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25);

(ix)                          to modify the procedures of this Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders or VRR Interest Owners, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)                             to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in C.F.R. 239.45(b)(1)(ii), (iii) or (iv); or

(xi)                          to modify, eliminate or add to any of its provisions in the event the Risk Retention Rules or any other regulations applicable to the foreign or domestic risk retention requirements for this securitization transaction are amended or repealed in whole or in part, to the extent required to comply with any such amendment or, to the extent applicable, to modify or eliminate the affected provision(s) related to the risk retention requirements in the event of such repeal.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations or rights of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller or (B) may materially and adversely affect the holder of a Companion Loan without such Companion Holder’s consent.

(b)             This Agreement may also be amended from time to time by the parties hereto with the consent of (x) the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class and (y) the VRR Interest Owners (if affected by such amendment) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class or the VRR Interest Owners; provided, that no such amendment shall:

(i)                                reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any Class or the VRR Interest (or any portion thereof) without the consent of the Holder of the Certificate or the related VRR Interest Owner(s), or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)                             reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any VRR Interest Owner or Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such VRR Interest Owner or Companion Holders, as applicable; or

(iii)                         adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)                        change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations or rights of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or

(v)                           amend the Servicing Standard without the consent of 100% of the Certificateholders and the VRR Interest Owners or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25) and, if required under the related Intercreditor Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

(c)              Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, any Master Servicer or any Special Servicer shall consent to any amendment hereto without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted hereunder and that such amendment or the exercise of any power granted to the applicable Master Servicer, the applicable Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund or any Trust REMIC, or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to this Agreement may be made that changes any provision specifically required to be included in this Agreement by an Intercreditor Agreement related to a Companion Loan without, in each case, the consent of the holder of the related Companion Loan(s).

(d)               No later than the effective date of any amendment to this Agreement, the Certificate Administrator shall post a copy of the same to the Certificate Administrator’s Website, deliver a copy of the same to the 17g-5 Information Provider who shall post a copy of the same on the 17g-5 Information Provider’s Website pursuant to Section 3.13(b) and Section 3.13(c), as applicable, and thereafter, the Certificate Administrator shall furnish written notification of the substance of such amendment together with a copy of such amendment in electronic format to each Certificateholder, each VRR Interest Owner and each Serviced Companion Noteholder, the Depositor, each Other Depositor, each Other Certificate Administrator, each applicable Master Servicer, each applicable Special Servicer, the Underwriters and the Rating Agencies.

(e)                It shall not be necessary for the consent of Certificateholders or the VRR Interest Owners under this Section 13.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders or the VRR Interest Owners shall be subject to such reasonable regulations as the Certificate Administrator may prescribe.

(f)                The Trustee and the Certificate Administrator shall not be obligated to enter into any amendment pursuant to this Section 13.01 that affects its rights, duties and immunities under this Agreement or otherwise.

(g)               The cost of any Opinion of Counsel to be delivered pursuant to Section 13.01(a) or Section 13.01(c) and the cost of any amendment entered into hereunder shall be borne by the Person seeking the related amendment, except that if any Master Servicer, the Certificate Administrator or the Trustee requests any amendment of this Agreement in furtherance of the rights and interests of Certificateholders and the VRR Interest Owners, the cost of any Opinion of Counsel required in connection therewith pursuant to Section 13.01(a) or Section 13.01(c) shall be payable out of each applicable Collection Account.

(h)               The Servicing Standard shall not be amended unless each Rating Agency provides Rating Agency Confirmation and, with respect to any class of Serviced Companion Loan Securities, the applicable rating agencies provide a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25).

(i)                 To the extent the Operating Advisor, the Trustee, the Certificate Administrator, the applicable Master Servicer, the applicable Special Servicer, the Asset Representations Reviewer or Depositor obtains an Opinion of Counsel as provided for in Section 13.01(c) in connection with executing any amendment to this Agreement, such party shall be deemed not to have acted negligently in connection with entering into such amendment for purposes of availing itself of any indemnity provided to such party under this Agreement.

(j)                 Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 13.01, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to matters described above as they would if any other Person held such Certificates, so long as neither the Depositor nor any of its Affiliates is performing servicing duties with respect to any of the Mortgage Loans.

(k)               This Agreement may not be amended without the consent of any holder of a Companion Loan if such amendment would materially and adversely affect the rights of such Companion Holder hereunder.

(l)                 In addition, if one but not all of the Mortgage Notes evidencing a Joint Mortgage Loan is repurchased by the applicable Mortgage Loan Sellers, this Agreement may be amended by the parties hereto (at the expense of the party requesting such amendment (or, if the applicable Master Servicer or applicable Special Servicer is requesting such amendment in connection with the fulfillment of its duties under this Agreement, at the expense of the Trust)), without the consent of any Certificateholder or VRR Interest Owner, to add or modify provisions relating to the applicable Repurchased Note for purposes of the servicing and administration of such Repurchased Note provided that the amendment shall not adversely affect in any material respect the interests of the Certificateholders, as evidenced by a Rating Agency Confirmation from each Rating Agency (obtained at the expense of the Repurchasing Mortgage Loan Seller) with respect to such amendment (or, if no such Rating Agency Confirmation is actually received, by an Opinion of Counsel to such effect). Prior to the effectiveness of such amendment, if one but not all of the Mortgage Notes with respect to a Joint Mortgage Loan is repurchased, the terms of Section 3.30 shall govern the servicing and administration of such Joint Mortgage Loan.

Section 13.02    Recordation of Agreement; Counterparts. (a) To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Certificate Administrator at the expense of the Depositor on direction by the applicable Special Servicer and with the consent of the Depositor (which may not be unreasonably withheld), but only upon direction accompanied by an Opinion of Counsel (the cost of which shall be paid by the Depositor) to the effect that such recordation materially and beneficially affects the interests of the Certificateholders and the VRR Interest Owners.

(b)               For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and the words “executed,” “signed,” “signature” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

(c)                The Trustee shall make any filings required under the laws of the state of its place of business required solely by virtue of the fact of the location of the Trustee’s place of business, the costs of which, if any, to be at the Trustee’s expense.

Section 13.03    Limitation on Rights of Certificateholders and VRR Interest Owners. (a) The death or incapacity of any Certificateholder or VRR Interest Owner shall not operate to terminate this Agreement or the Trust, nor entitle such Certificateholder’s or VRR Interest Owner’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

(b)               No Certificateholder or VRR Interest Owner shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates or the VRR Interest, be construed so as to constitute the Certificateholders or the VRR Interest Owners from time to time as partners or members of an association; nor shall any Certificateholder or any VRR Interest Owner be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

(c)                No Certificateholder or VRR Interest Owner shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, any Intercreditor Agreement, any Mortgage Loan, or with respect to the Certificates or the VRR Interest, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder or VRR Interest Owner previously shall have given to the Trustee and the Certificate Administrator a written notice of default, and of the continuance thereof, as herein before provided, or of the need to institute such suit, action or proceeding on behalf of the Trust and unless also (except in the case of a default by the Trustee) Certificateholders of any Class evidencing not less than 25% of the related Percentage Interests in such Class shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for sixty (60) days after its receipt of such notice, request and offer of such indemnity, shall have neglected or refused to institute any such action, suit or proceeding. The Trustee shall be under no obligation to exercise any of the trusts or powers vested in it hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Holders of Certificates or VRR Interest Owners unless such Holders or VRR Interest Owners, as applicable, have offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred therein or hereby. It is understood and intended, and expressly covenanted by each

Certificateholder and VRR Interest Owner with every other Certificateholder and/or VRR Interest Owner and the Trustee, that no one or more Holders of Certificates or VRR Interest Owners shall have any right in any manner whatsoever by virtue of any provision of this Agreement, the Certificates or the VRR Interest to affect, disturb or prejudice the rights of any other Holders of such Certificates and/or VRR Interest Owners, or to obtain or seek to obtain priority over or preference to any other such Holder and/or VRR Interest Owner, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement, the Certificates or the VRR Interest, except in the manner herein or therein provided and for the equal, ratable and common benefit of all Certificateholders and VRR Interest Owners. For the protection and enforcement of the provisions of this Section 13.03(c), each and every Certificateholder and VRR Interest Owner and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 13.04    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.05    Notices. (a) Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given if personally delivered at or couriered, sent by facsimile transmission (other than with respect to the Mortgage Loan Sellers) or mailed by registered mail, postage prepaid

(except for notices to the Mortgage Loan Sellers, each applicable Master Servicer the Certificate Administrator and the Trustee which shall be deemed to have been duly given only when received), to:

In the case of the Depositor:

Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036
Attention: Jane Lam

with a copy to:

Morgan Stanley Capital I Inc.
1633 Broadway, 29th Floor
New York, New York 10019
Attention: Legal Compliance Division

and a copy by email to:

cmbs_notices@morganstanley.com

In the case of the General Master Servicer:

Trimont LLC
Commercial Mortgage Servicing
One South
101 South Tryon Street, Suite 1400
Charlotte, NC 28280
Attention: BANK 2026-BNK52 Asset Manager
Email: commercial.servicing@trimont.com

with a copy to:

Trimont LLC
Two Alliance Center
3560 Lenox Rd NE, Suite 2200
Atlanta, GA 30326
Attention: Legal Department
Email: Legaldepartment@trimont.com

with a copy to:

K&L Gates LLP
300 South Tryon Street, Suite 1000
Charlotte, North Carolina 28202
Attention: Stacy G. Ackermann
Facsimile Number: (704) 353-3190
Email: stacy.ackermann@klgates.com

and with respect to any notice relating to Rating Agency request:
rarequests@trimont.com

and with respect to any notice relating to Investor requests:
ream.investorrelations@trimont.com

and with respect to delivery of the CREFC® Schedule AL File:
investorreporting@trimont.com

In the case of the NCB Master Servicer:

National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Tom Klump, Chief Operating Officer

Email: tklump@ncb.coop

with a copy to:

National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Brian Pace, Senior Vice President

Email: bpace@ncb.coop

In the case of the General Special Servicer:

CWCapital Asset Management LLC

900 19th Street NW, 8th Floor

Washington, D.C. 20006

Attention: Legal Department (BANK 2026-BNK52)

With a copy to:

CWCAMContractNotices@cwcapital.com

In the case of the NCB Special Servicer:

National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Tom Klump, Chief Operating Officer

Email: tklump@ncb.coop

with a copy to:

National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Brian Pace, Senior Vice President

Email: bpace@ncb.coop

In the case of the Directing Certificateholder:

BREDS V Securities DPV II L.L.C.

345 Park Avenue

New York, NY 10154

Attention: James Feng

Email: CMBSNotices@blackstone.com

with a copy to:

Dechert LLP

300 South Tryon Street, Suite 800

Charlotte North Carolina 28202

Attention: Stewart McQueen

Email: stewart.mcqueen@dechert.com

In the case of the Certificate Administrator:

Computershare Trust Company, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Services (CMBS) – BANK 2026-BNK52

with a copy to:

CCTCMBSBondAdmin@computershare.com

trustadministrationgroup@computershare.com

In the case of the Trustee:

Deutsche Bank National Trust Company

1761 East St. Andrew Place

Santa Ana, California 92705

Attention: Trust Administration—BANK 2026-BNK52

Email: cmbsadmin@list.db.com

In the case of the Custodian:

Computershare Trust Company, National Association

1055 10th Avenue SE

Minneapolis, Minnesota 55414

Attention: Document Custody Group BANK 2026-BNK52

with a copy to:

cmbscustody@computershare.com

In the case of a surrender, transfer or exchange other than with respect to the VRR
Interest:

Computershare Trust Company, National Association

1505 Energy Park Drive

St. Paul, Minnesota 55108

Attention: CTS – Certificate Transfer Services – BANK 2026-BNK52

In the case of the release or transfer of the VRR Interest:

Computershare Trust Company, National Association
1505 Energy Park Drive

St. Paul, Minnesota 55108
Attention: Risk Retention Custody – BANK 2026-BNK52

with a copy to:

CCTRiskRetentionCustody@computershare.com

In the case of the Mortgage Loan Sellers:

1.	Morgan Stanley Mortgage Capital Holdings LLC 1585 Broadway New York, New York 10036 Attention: Jane Lam

with a copy to:

Morgan Stanley Mortgage Capital Holdings LLC
1633 Broadway, 29th Floor
New York, New York 10019
Attention: Legal Compliance Division

and a copy by email to:

cmbs_notices@morganstanley.com

2.	JPMorgan Chase Bank, National Association

270 Park Avenue, 4th Floor

New York, New York 10017

Attention: Kunal K. Singh

Email: US_CMBS_Notice@jpmorgan.com

with a copy to:

JPMorgan Chase Bank, National Association

270 Park Avenue, 4th Floor

New York, New York 10017

Attention: SPG Legal

Email: US_CMBS_Notice@jpmorgan.com

3.	National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Tom Klump, Chief Operating Officer

Email: tklump@ncb.coop

with a copy to:

National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Brian Pace, Senior Vice President

Email: bpace@ncb.coop

4.	Wells Fargo Bank, National Association 301 South College St. Charlotte, North Carolina 28202 Attention: BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52

with a copy to:

Bryan Riddle, Senior Counsel
Wells Fargo Legal Department
401 S. Tryon St., MACD1050-266

26th Floor
Charlotte, North Carolina 28202

and a copy to:

Wells Fargo Bank, National Association
c/o Wells Fargo Securities, LLC

30 Hudson Yards, 15th Floor

New York, New York 10001

Attention: Tyler Hostetler
Email: tyler.w.hostetler@wellsfargo.com

and a copy via email to:

cmbsnotices@wellsfargo.com

5.	Bank of America, National Association One Bryant Park, Mail Code: NY1-100-11-07 New York, New York 10036 Attention: Director of CMBS Securitization Email: leland.f.bunch@bofa.com with copies to:

Bank of America Legal Department
150 North College Street

Mail Code: NC1-028-28-03
Charlotte, North Carolina 28255
Attention: Paul Kurzeja

Associate General Counsel

Email: paul.kurzeja@bofa.com and cmbsnotices@bofa.com

In the case of the Operating Advisor and the Asset Representations Reviewer:

Park Bridge Lender Services LLC

600 Third Avenue, 40th Floor

New York, New York 10016

Attention: BANK 2026-BNK52 Surveillance Manager (with a copy sent contemporaneously via email to cmbs.notices@parkbridgefinancial.com)

In the case of the Underwriters and Initial Purchasers:

1.	Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036 Attention: Jane Lam

with a copy to:

Morgan Stanley & Co. LLC
1633 Broadway, 29th Floor
New York, New York 10019
Attention: Legal Compliance Division

and a copy by email to:

cmbs_notices@morganstanley.com

2.	J.P. Morgan Securities LLC
270 Park Avenue, 4th Floor
New York, New York 10017
Attention: SPG Syndicate
Email: ABS_Synd@jpmorgan.com

with a copy to:

J.P. Morgan Securities LLC
270 Park Avenue, 4th Floor
New York, New York 10017
Attention: SPG Legal
Email: US_CMBS_Notice@jpmorgan.com
3.	Wells Fargo Securities, LLC
30 Hudson Yards, 15th Floor
New York, New York 10001
Attention: A.J. Sfarra
email: cmbsnotices@wellsfargo.com

with a copy to:

Bryan Riddle, Esq., Senior Counsel
Wells Fargo Legal Department
401 South Tryon Street, 26th Floor
MAC D1050-266
Charlotte, North Carolina 28202-1911
4.	BofA Securities, Inc. One Bryant Park

NY1-100-11-07
New York, New York 10036
Attention: Director of CMBS Securitization
Email: leland.f.bunch@bofa.com

with copies to:

Paul E. Kurzeja, Esq.
Associate General Counsel
Bank of America Legal Department
150 North College Street

Mail Code: NC1-028-28-03

Charlotte, North Carolina 28255

Email: paul.kurzeja@bofa.com

and

cmbsnotices@bofa.com

5.	Academy Securities, Inc. 622 Third Avenue, 12th Floor New York, New York 10017 Attention: Michael Boyd, Chief Compliance Officer Email: cmbs@academysecurities.com
6.	Drexel Hamilton, LLC 110 East 42nd Street New York, New York 10017 Attention: John D. Kerin, Director of Debt Syndicate Email: swong@drexelhmailton.com

In the case of any mezzanine lender or Companion Holder:

The address set forth in the related Intercreditor Agreement.

To each such Person, such other address as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice.

(b)               Any party required to deliver any notice or information pursuant to the terms of this Agreement to the Rating Agencies shall deliver such written notice of the events or information specified in Section 3.13(c) to the Rating Agencies at the address listed below, promptly following the occurrence thereof. The applicable Master Servicer or the applicable Special Servicer, as the case may be, the Certificate Administrator, and Trustee also shall furnish such other information regarding the Trust as may be reasonably requested by the Rating Agencies to the extent such party has or can obtain such information without unreasonable effort or expense; provided, however, that such other information is first provided to the 17g-5 Information Provider in accordance with the procedures set forth in Section 3.13(c); provided, further, that the 17g-5 Information Provider shall not disclose which Rating Agency has requested such information. Notwithstanding the foregoing, the failure to deliver such notices or copies shall not constitute a Servicer Termination Event, as the case may be, under this Agreement. Any confirmation of the rating by the Rating Agencies required hereunder shall be in writing.

Any notices to the Rating Agencies shall be sent to the following addresses:

S&P Global Ratings
55 Water Street, 41st Floor

New York, New York 10041
Attention: Commercial Mortgage Surveillance Manager
Email: CMBS_Info_17g5@spglobal.com and
CMBSRACINFO@spglobal.com.

Fitch Ratings, Inc.
300 West 57th Street
New York, New York 10019
Attention: Commercial Mortgage Surveillance Group
Email: info.cmbs@fitchratings.com

DBRS, Inc.
22 West Washington Street
Chicago, Illinois 60602
Attention: CMBS Surveillance
Email: CMBS.surveillance@morningstar.com

Section 13.06    Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the VRR Interest or the rights of the Holders thereof or the VRR Interest Owners, as applicable.

Section 13.07    Grant of a Security Interest. The Depositor intends that the conveyance of the Conveyed Property shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor also intends and agrees that, in such event, (i) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor’s entire right, title and interest in, to and under the Conveyed Property and all proceeds thereof, in each case, whether now owned or existing or hereafter acquired or arising, and (ii) this Agreement shall constitute a security agreement under applicable law. The Depositor shall file or cause to be filed, as a precautionary filing, a UCC Financing Statement in all appropriate locations in the State of Delaware promptly following the initial issuance of the Certificates, and the Certificate Administrator shall, at the expense of the Depositor (to the extent reasonable), prepare and file continuation statements with respect thereto, in each case in the six-month period prior to every fifth anniversary of the date of the initial UCC Financing Statement. The Depositor shall cooperate in a reasonable manner with the Certificate Administrator in the preparation and filing of such continuation statement. This Section 13.07 shall constitute notice to the Certificate Administrator and the Trustee pursuant to any of the requirements of the applicable UCC.

Section 13.08    Successors and Assigns; Third Party Beneficiaries. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders and the VRR Interest Owners. Each Mortgage Loan Seller (and its respective agents), each Companion Holder (and its respective agents), each Underwriter, each depositor of a Regulation AB Companion Loan Securitization, each Other Exchange Act Reporting Party (with respect to its rights under Article XI of this Agreement) and each Initial Purchaser is an intended third-party beneficiary to this Agreement in respect of the respective rights afforded it hereunder. No other person, including, without limitation, any Mortgagor, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement. If one, but not all, of the Mortgage Notes evidencing any Joint Mortgage Loan is repurchased, the applicable Repurchasing Mortgage Loan Seller shall be a third-party beneficiary of this Agreement to the same extent as if it were a holder of a Serviced Pari Passu Companion Loan, as contemplated by Section 3.30 hereof.

(b)               Each Serviced Companion Noteholder shall be a third-party beneficiary to this Agreement in respect to the rights afforded it hereunder. Each of the Other Servicers and the Other Trustees shall be a third-party beneficiary to this Agreement in respect to all provisions herein expressly relating to compensation, reimbursement or indemnification of such Other Servicer and Other Trustee, and any provisions regarding reimbursement or advances or interest thereon to such Other Servicer or Other Trustee.

(c)                Each of the applicable Non-Serviced Trustee, Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Depositor, Non-Serviced Certificate Administrator and any Non-Serviced Trust holding a related Non-Serviced Companion Loan, shall be a third-party beneficiary to this Agreement in respect to its rights as specifically provided for herein and under the applicable Non-Serviced Intercreditor Agreement.

(d)               Subject to Section 2.03(k), Section 2.03(l)(iv) and Section 2.03(l)(v), any Requesting Certificateholder shall be an express third-party beneficiary to this Agreement for purposes of exercising rights under Section 2.03(k) through Section 2.03(o).

Section 13.09    Article and Section Headings. The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 13.10    Notices to the Rating Agencies. (a) The Certificate Administrator shall use reasonable efforts promptly to provide notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), (and the related 17g-5 information provider for any class of Serviced Companion Loan Securities to the extent applicable to any Serviced Whole Loan) with respect to each of the following of which it has actual knowledge:

(i)                               any material change or amendment to this Agreement;

(ii)                            the occurrence of a Servicer Termination Event that has not been cured;

(iii)                         the resignation or termination of the Certificate Administrator, any Master Servicer, the Asset Representations Reviewer or any Special Servicer; and

(iv)                         the repurchase or substitution of Mortgage Loans by the related Mortgage Loan Seller pursuant to Section 5 of the related Mortgage Loan Purchase Agreement.

(b)               Each applicable Master Servicer shall use reasonable efforts to promptly provide notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), with respect to each of the following of which it has actual knowledge:

(i)                               the resignation or removal of the Trustee or the Certificate Administrator;

(ii)                            any change in the location of each applicable Collection Account;

(iii)                         any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Trustee;

(iv)                         any change in the lien priority of any Mortgage Loan with respect to an assumption of the Mortgage Loan or additional encumbrance described in Section 3.08;

(v)                            any additional lease to an anchor tenant or termination of any existing lease to an anchor tenant at retail properties for any Mortgage Loan with a Stated Principal Balance that is equal to or greater than the lesser of (1) an amount greater than 5% of the then-aggregate outstanding principal balances of the Mortgage Loans and (2) $35,000,000;

(vi)                        any material damage to any Mortgaged Property;

(vii)                     any assumption with respect to a Mortgage Loan; and

(viii)                  any release or substitution of any Mortgaged Property.

(c)                The Certificate Administrator shall promptly furnish notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), and thereafter to the Rating Agencies of (i) any change in the location of the Distribution Accounts and (ii) the final payment to any Class of Certificateholders.

(d)               The Trustee, the Certificate Administrator, any Master Servicer and any Special Servicer, as applicable, shall furnish to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), and thereafter to each Rating Agency (and any rating agency for any class of Serviced Companion Loan Securities to the extent applicable to any Serviced Whole Loan) with respect to each Serviced Mortgage Loan such information as any Rating Agency shall reasonably request and which the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, can reasonably provide in accordance with applicable law and without waiving any attorney-client privilege relating to such information or violating the terms of this Agreement or any Mortgage Loan documents. The Trustee, the Certificate Administrator, any Master Servicer and any Special Servicer, as applicable, may include any reasonable disclaimer it deems appropriate with respect to such information. Notwithstanding anything to the contrary herein, nothing in this Section 13.10 shall require a party to provide duplicative notices or copies to the Rating Agencies with respect to any of the above listed items. In connection with the delivery by any Master Servicer or any Special Servicer to the 17g-5 Information Provider of any information, report, notice or document for posting to the 17g-5 Information Provider’s Website, the 17g-5 Information Provider shall notify such Master Servicer or such Special Servicer when such information, report, notice or document has been posted. The applicable Master Servicer or the applicable Special Servicer, as the case may be, may, but shall not be obligated to, send such information, report, notice or document to the applicable Rating Agency so long as such information, report, notice or document (i) was previously provided to the 17g-5 Information Provider or (ii) is simultaneously provided, by 2:00 p.m. (New York City time) on any Business Day, to the 17g-5 Information Provider.

Section 13.11    Cooperation with the Mortgage Loan Sellers with Respect to Rights Under the Mortgage Loan Agreements. It is expressly agreed and understood that, notwithstanding the assignment of the Mortgage Loan documents, it is expressly intended that the Mortgage Loan Sellers are entitled to the benefit of any securitization indemnification provisions that specifically run to the benefit of the lenders in the Mortgage Loan documents. Therefore, the Depositor, Master Servicer, Special Servicer and Trustee hereby agree to reasonably cooperate with any Mortgage Loan Seller, at the sole expense of such Mortgage Loan Seller, with respect to obtaining the benefits of the provisions of any section of a loan agreement or securitization cooperation agreement providing for indemnification of the lender and/or its loan seller affiliates with respect to the current securitization of the related Mortgage Loan, including, without limitation, executing any documents as are reasonably necessary to permit the related Mortgage Loan Seller to enforce such provisions for its benefit; provided, that none of the Depositor, Master Servicer, Special Servicer or Trustee shall be required to take any action that is inconsistent with the Servicing Standard, would violate applicable law, the terms and provisions of this Agreement or the Mortgage Loan documents, would adversely affect any Certificateholder or VRR Interest Owner, would cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, or would result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions. To the extent that the Trustee is required to execute any document facilitating the above rights of a Mortgage Loan Seller under this Section 13.11, such document shall be in form and substance reasonably acceptable to the Trustee.

[End of Article XIII]

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

Morgan stanley capital i INC.,
Depositor

By:
Name:
Title:

TRIMONT LLC,
General Master Servicer

By:
Name:
Title:

NATIONAL COOPERATIVE BANK, N.A.,
NCB Master Servicer

By:
Name:
Title:

CWCAPITAL ASSET MANAGEMENT LLC,
General Special Servicer

By:
Name:
Title:
BANK 2026-BNK52 – Pooling and Servicing Agreement

NATIONAL COOPERATIVE BANK, N.A.,
NCB Special Servicer

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY,
national association,
not in its individual capacity, but solely as
Certificate Administrator

By:
Name:
Title:

Deutsche Bank national TRUST
COMPANY,
not in its individual capacity, but solely as
Trustee

By:
Name:
Title:

By:
Name:
Title:

BANK 2026-BNK52 – Pooling and Servicing Agreement

PARK BRIDGE LENDER SERVICES LLC,
as Operating Advisor

By:	Park Bridge Advisors LLC
Its Sole Member

	By:	Park Bridge Financial LLC
Its Sole Member

By:
Name:
Title:

PARK BRIDGE LENDER SERVICES LLC,
as Asset Representations Reviewer

By:	Park Bridge Advisors LLC
Its Sole Member

	By:	Park Bridge Financial LLC
Its Sole Member

By:
Name:
Title:
BANK 2026-BNK52 – Pooling and Servicing Agreement

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the ___ day of ________, ____, before me, a notary public in and for said State, personally appeared _____________________ known to me to be a _____________________ of Morgan Stanley Capital I Inc., that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

My commission expires:

BANK 2026-BNK52 – Pooling and Servicing Agreement

STATE OF	)
	)	ss.:
COUNTY OF	)

On the ___ day of ________, ____, before me, a notary public in and for said State, personally appeared _____________________ known to me to be a _____________________ of Trimont LLC, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

My commission expires:

BANK 2026-BNK52 – Pooling and Servicing Agreement

STATE OF	)
	)	ss.:
COUNTY OF	)

On the ___ day of ________, ____, before me, a notary public in and for said State, personally appeared _____________________ known to me to be a _____________________ of National Cooperative Bank, N.A., that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

My commission expires:

BANK 2026-BNK52 – Pooling and Servicing Agreement

STATE OF	)
	)	ss.:
COUNTY OF	)

On the ___ day of ________, ____, before me, a notary public in and for said State, personally appeared _____________________ known to me to be a _____________________ of CWCapital Asset Management LLC, that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

My commission expires:

BANK 2026-BNK52 – Pooling and Servicing Agreement

STATE OF	)
	)	ss.:
COUNTY OF	)

On the ___ day of ________, ____, before me, a notary public in and for said State, personally appeared _____________________ known to me to be a _____________________ of National Cooperative Bank, N.A., that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

My commission expires:

BANK 2026-BNK52 – Pooling and Servicing Agreement

STATE OF	)
	)	ss.:
COUNTY OF	)

On the ___ day of ________, ____, before me, a notary public in and for said State, personally appeared _____________________ known to me to be a _____________________ of Computershare Trust Company, National Association, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

My commission expires:

BANK 2026-BNK52 – Pooling and Servicing Agreement

STATE OF	)
	)	ss.:
COUNTY OF	)

On the ___ day of ________, ____, before me, a notary public in and for said State, personally appeared _____________________ known to me to be a _____________________ of Deutsche Bank National Trust Company, that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

My commission expires:

BANK 2026-BNK52 – Pooling and Servicing Agreement

STATE OF	)
	)	ss.:
COUNTY OF	)

On the ___ day of ________, ____, before me, a notary public in and for said State, personally appeared _____________________ known to me to be a _____________________ of Park Bridge Lender Services LLC, a limited liability company, that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

My commission expires:

BANK 2026-BNK52 – Pooling and Servicing Agreement

STATE OF	)
	)	ss.:
COUNTY OF	)

On the ___ day of ________, ____, before me, a notary public in and for said State, personally appeared _____________________ known to me to be a _____________________ of Park Bridge Lender Services LLC, a limited liability company, that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

My commission expires:

BANK 2026-BNK52 – Pooling and Servicing Agreement

EXHIBIT A-1

[FORM OF REGULAR CERTIFICATES] CLASS [__] CERTIFICATE

BANK 2026-BNK52

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2026-BNK52, CLASS [__]

[FOR CLASSES X-D, X-E, X-F, X-G, D, E, F, AND G OFFERED PURSUANT TO REGULATION S:]1 [THIS CERTIFICATE IS A TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE FOR PURPOSES OF REGULATION S (“REGULATION S”) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]

[FOR BOOK-ENTRY CERTIFICATES:]2 [UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS

[1]	Temporary Regulation S Book-Entry Certificate legend.
[2]	Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.
A-1-1

SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, ANY MASTER SERVICER, ANY SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

[FOR CLASSES A-1, A-SB, D, E, F AND G:] [PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF REALIZED LOSSES ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE PRINCIPAL DISTRIBUTION AMOUNT. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.]

[FOR CLASS X CERTIFICATES:] [THIS CERTIFICATE HAS NO PRINCIPAL BALANCE AND WILL NOT RECEIVE ANY DISTRIBUTIONS OF PRINCIPAL. THE NOTIONAL AMOUNT OF THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE AGGREGATE CERTIFICATE BALANCE OF ANY UNDERLYING CLASS OF PRINCIPAL BALANCE CERTIFICATES OR UPPER-TIER REGULAR INTERESTS, AS APPLICABLE, THAT COMPRISE ITS NOTIONAL AMOUNT. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

THE NOTIONAL AMOUNT ON WHICH THE INTEREST PAYABLE TO THE HOLDERS OF THIS CLASS OF CERTIFICATES IS BASED WILL BE REDUCED AS A RESULT OF PRINCIPAL PAYMENTS AND LOSSES ON THE MORTGAGE LOANS.

A-1-2

ACCORDINGLY, THE INTEREST PAYABLE PURSUANT TO THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.]

[FOR CLASSES X-D, X-E, X-F, X-G, D, E, F AND G:] [THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER”, WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS A NON-“U.S. PERSON” IN AN “OFFSHORE TRANSACTION” AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT (“REGULATION D”) OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D (COLLECTIVELY, “INSTITUTIONAL ACCREDITED INVESTORS”), AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.]

[FOR CLASSES X-F, X-G, E, F AND G:] [THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS WITHIN THE MEANING OF DEPARTMENT OF LABOR REGULATION § 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS

A-1-3

CERTIFICATE BY ANY PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH PLAN WOULD NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.]

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[FOR CLASSES D, E, F AND G: THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.]

A-1-4

PASS-THROUGH RATE: AS SET FORTH IN
THE POOLING AND SERVICING
AGREEMENT (AS DEFINED HEREIN)

INITIAL CERTIFICATE BALANCE OR
NOTIONAL AMOUNT OF THIS
CERTIFICATE AS OF THE CLOSING
DATE: $[            ]

DATE OF POOLING AND SERVICING
AGREEMENT: AS OF JULY 1, 2026

CUT-OFF DATE: AS SET FORTH IN THE
POOLING AND SERVICING AGREEMENT

CLOSING DATE: JULY 7, 2026

FIRST DISTRIBUTION DATE:
AUGUST 17, 2026

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE OR NOTIONAL
AMOUNT OF THE CLASS [__]
CERTIFICATES AS OF THE CLOSING
DATE: $[_________]

GENERAL MASTER SERVICER:

TRIMONT LLC

GENERAL SPECIAL SERVICER:

CWCAPITAL ASSET MANAGEMENT LLC

NCB MASTER SERVICER AND NCB
SPECIAL SERVICER:
NATIONAL COOPERATIVE BANK, N.A.

TRUSTEE:

DEUTSCHE BANK NATIONAL TRUST
COMPANY

CERTIFICATE ADMINISTRATOR:

COMPUTERSHARE TRUST COMPANY,
NATIONAL ASSOCIATION

OPERATING Advisor:

PARK BRIDGE LENDER SERVICES LLC

ASSET REPRESENTATIONS REVIEWER:

PARK BRIDGE LENDER SERVICES LLC

CUSIP NO.: [            ]

ISIN NO.: [            ]

CERTIFICATE NO.: [_]-[_]

CLASS [__] CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in each applicable Collection Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the VRR Interest Gain-On-Sale Reserve Account, the Excess Interest Distribution Account and the REO Accounts, formed and sold by

A-1-5

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT [FOR BOOK-ENTRY CERTIFICATES: CEDE & CO.] [FOR DEFINITIVE CERTIFICATES: [______]] is the registered owner of the interest evidenced by this Certificate in the Class [__] Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance or Notional Amount, as applicable, of the Class [__] Certificates. The Certificates are designated as the BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the VRR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the “Code”). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and/or interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing

A-1-6

Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate specified above on the Certificate Balance or Notional Amount, as applicable, of this Certificate immediately prior to each Distribution Date. Principal and/or interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, each applicable Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates and the VRR Interest Owners specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments to the extent provided in the Pooling and Servicing Agreement. Interest or other investment income earned on funds in each applicable Collection Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from each applicable Collection Account shall be made from time to time for purposes other than distributions to Certificateholders and the VRR Interest Owners, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

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Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one (1) year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate, subject to applicable law with respect to escheatment of funds. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

Subject to the terms of the Pooling and Servicing Agreement, the Class [__] Certificates will be issued in minimum denominations of [FOR CLASS A-1 AND CLASS A-SB: $10,000][FOR CLASSES D, E, F AND G: $100,000][FOR CLASS X CERTIFICATES: $1,000,000], and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

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The Trustee, the Certificate Administrator, each applicable Master Servicer, each applicable Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Trustee, the Certificate Administrator, each applicable Master Servicer, each applicable Special Servicer, the Certificate Registrar, or any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

The Holder of the majority of the Controlling Class, the Special Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Special Servicer, the Master Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Master Servicer, or the Holders of the Class R Certificates, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the first paragraph of Section 9.01 in the Pooling and Servicing Agreement by giving written notice to the Trustee, the Certificate Administrator and the other parties to the Pooling and Servicing Agreement no later than sixty (60) days prior to the anticipated date of purchase; provided, however, that the Holders of the Controlling Class, each applicable Special Servicer, each applicable Master Servicer, or the Holders of the Class R Certificates may so elect to purchase all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Balance of the Mortgage Loans.

Following the date on which the Class A-1, Class A-SB and Class D Certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C Upper-Tier Regular Interests are no longer outstanding (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then-outstanding Certificates (other than the Class V Certificates and Class R Certificates)), the Sole Certificateholder shall have the right, with the consent of each applicable Master Servicer, to exchange all of its Certificates (other than the Class V Certificates and Class R Certificates) together with the payment or deemed payment of the Termination Purchase Amount for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

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The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders and the VRR Interest Owners as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates and the VRR Interest Balance of the VRR Interest to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James’s, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
Name:
Title:

Dated:  July ___, 2026

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS [__] CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Authenticating Agent

By:
Name:
Title:
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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT
TEN ENT	-	as tenants by the entireties		Custodian
JT TEN	-	as joint tenants with rights of		(Cust)
		survivorship and not as tenants in	Under Uniform Gifts to Minors
common
Act
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated:	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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[TO BE ATTACHED TO RULE 144A/REGULATION S BOOK-ENTRY CERTIFICATES]

SCHEDULE OF EXCHANGES OF CERTIFICATES

The following exchanges of a part of this Certificate have been made:

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EXHIBIT A-2

[FORM OF EXCHANGEABLE CERTIFICATES] CLASS [__] CERTIFICATE

BANK 2026-BNK52

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2026-BNK52, CLASS [__]

[FOR BOOK-ENTRY CERTIFICATES:]1 [UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, ANY MASTER SERVICER, ANY SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

[FOR CLASSES A-4, A-4-1, A-4-2, A-5, A-5-1, A-5-2, A-S, A-S-1, A-S-2, B, B-1, B-2, C, C-1 AND C-2:] [PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF

[1]	Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.
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THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF REALIZED LOSSES ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE PRINCIPAL DISTRIBUTION AMOUNT. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.]

[FOR CLASSES A-4-X1, A-4-X2, A-5-X1, A-5-X2, A-S-X1, A-S-X2, B-X1, B-X2, C-X1 AND C-X2:] [THIS CERTIFICATE HAS NO PRINCIPAL BALANCE AND WILL NOT RECEIVE ANY DISTRIBUTIONS OF PRINCIPAL. THE NOTIONAL AMOUNT OF THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE AGGREGATE CERTIFICATE BALANCE OF ANY UNDERLYING CLASS OF PRINCIPAL BALANCE CERTIFICATES OR UPPER-TIER REGULAR INTERESTS, AS APPLICABLE, THAT COMPRISE ITS NOTIONAL AMOUNT. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.
THE NOTIONAL AMOUNT ON WHICH THE INTEREST PAYABLE TO THE HOLDERS OF THIS CLASS OF CERTIFICATES IS BASED WILL BE REDUCED AS A RESULT OF PRINCIPAL PAYMENTS AND LOSSES ON THE MORTGAGE LOANS. ACCORDINGLY, THE INTEREST PAYABLE PURSUANT TO THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.]

SUBJECT TO THE CONDITIONS AND PROCEDURES SET FORTH IN THE POOLING AND SERVICING AGREEMENT, THIS CERTIFICATE MAY BE EXCHANGED FOR OTHER Exchangeable CERTIFICATES IN THE AMOUNTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE REPRESENTS AN UNDIVIDED BENEFICIAL INTEREST IN A PORTION OF THE RELATED EXCHANGEABLE CLASS SPECIFIC GRANTOR TRUST ASSETS.

[FOR CLASSES A-S, A-S-1, A-S-2, A-S-X1, A-S-X2, B, B-1, B-2, B-X1, B-X2, C, C-1, C-2, C-X1 AND C-X2: THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.]

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PASS-THROUGH RATE: AS SET FORTH IN
THE POOLING AND SERVICING
AGREEMENT (AS DEFINED HEREIN)

INITIAL CERTIFICATE BALANCE OR
NOTIONAL AMOUNT OF THIS
CERTIFICATE AS OF THE CLOSING
DATE: $[            ]

DATE OF POOLING AND SERVICING
AGREEMENT: AS OF JULY 1, 2026

CUT-OFF DATE: AS SET FORTH IN THE
POOLING AND SERVICING AGREEMENT

CLOSING DATE: JULY 7, 2026

FIRST DISTRIBUTION DATE:
AUGUST 17, 2026

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE OR NOTIONAL
AMOUNT OF THE CLASS [__]
CERTIFICATES AS OF THE CLOSING
DATE: $[_________]

GENERAL MASTER SERVICER:

TRIMONT LLC

GENERAL SPECIAL SERVICER:

CWCAPITAL ASSET MANAGEMENT LLC

NCB MASTER SERVICER AND NCB
SPECIAL SERVICER:
NATIONAL COOPERATIVE BANK, N.A

TRUSTEE:

DEUTSCHE BANK NATIONAL TRUST
COMPANY

CERTIFICATE ADMINISTRATOR:

COMPUTERSHARE TRUST COMPANY,
NATIONAL ASSOCIATION

OPERATING Advisor:

PARK BRIDGE LENDER SERVICES LLC

ASSET REPRESENTATIONS REVIEWER:

PARK BRIDGE LENDER SERVICES LLC

CUSIP NO.: [            ]

ISIN NO.: [            ]

CERTIFICATE NO.: [_]-[_]

CLASS [__] CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in each applicable Collection Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the VRR Interest Gain-On-Sale Reserve Account, the Excess Interest Distribution Account and the REO Accounts, formed and sold by

A-2-3

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT [FOR BOOK-ENTRY CERTIFICATES: CEDE & CO.] [FOR DEFINITIVE CERTIFICATES: [______]] is the registered owner of the interest evidenced by this Certificate in the Class [__] Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof (subject to adjustments reflected on the schedule of exchanges attached hereto), by the aggregate initial Certificate Balance or Notional Amount, as applicable, of the Class [__] Certificates (as increased or decreased, as the case may be, to reflect any exchanges of Exchangeable Certificates). The Certificates are designated as the BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the VRR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This certificate represents an undivided beneficial interest in a portion of the related Exchangeable Class Specific Grantor Trust Assets. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and/or interest then distributable, if any, allocable to the Class of Certificates of the same Class as this

A-2-4

Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate specified above on the Certificate Balance or Notional Amount, as applicable, of this Certificate immediately prior to each Distribution Date. Principal and/or interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, each applicable Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates and the VRR Interest Owners specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments to the extent provided in the Pooling and Servicing Agreement. Interest or other investment income earned on funds in each applicable Collection Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from each applicable Collection Account shall be made from time to time for purposes other than distributions to Certificateholders and the VRR Interest Owners, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

A-2-5

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one (1) year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate, subject to applicable law with respect to escheatment of funds. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

Subject to the terms of the Pooling and Servicing Agreement, the Class [__] Certificates will be issued in minimum denominations of $10,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 and Section 5.11 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, each applicable Master Servicer, each applicable Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and

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none of the Trustee, the Certificate Administrator, each applicable Master Servicer, each applicable Special Servicer, the Certificate Registrar, or any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

The Holder of the majority of the Controlling Class, the Special Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Special Servicer, the Master Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Master Servicer, or the Holders of the Class R Certificates, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the first paragraph of Section 9.01 in the Pooling and Servicing Agreement by giving written notice to the Trustee, the Certificate Administrator and the other parties to the Pooling and Servicing Agreement no later than sixty (60) days prior to the anticipated date of purchase; provided, however, that the Holders of the Controlling Class, each applicable Special Servicer, each applicable Master Servicer, or the Holders of the Class R Certificates may so elect to purchase all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Balance of the Mortgage Loans.

Following the date on which the Class A-1, Class A-SB and Class D Certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C Upper-Tier Regular Interests are no longer outstanding (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then-outstanding Certificates (other than the Class V Certificates and Class R Certificates)), the Sole Certificateholder shall have the right, with the consent of each applicable Master Servicer, to exchange all of its Certificates (other than the Class V Certificates and Class R Certificates) together with the payment or deemed payment of the Termination Purchase Amount for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders and the VRR Interest Owners as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates and

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the VRR Interest Balance of the VRR Interest to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James’s, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
Name:
Title:

Dated:  July ___, 2026

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS [__] CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Authenticating Agent

By:
Name:
Title:
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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT
TEN ENT	-	as tenants by the entireties		Custodian
JT TEN	-	as joint tenants with rights of		(Cust)
		survivorship and not as tenants in	Under Uniform Gifts to Minors
common
Act
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated:	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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SCHEDULE OF EXCHANGES OF CERTIFICATES

The following exchanges of a part of this Certificate have been made:

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EXHIBIT A-3

[FORM OF] CLASS R CERTIFICATE

BANK 2026-BNK52

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2026-BNK52, CLASS R

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, ANY MASTER SERVICER, ANY SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER”, WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE

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FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS WITHIN THE MEANING OF DEPARTMENT OF LABOR REGULATION § 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE.

THIS CERTIFICATE REPRESENTS A “RESIDUAL INTEREST” IN TWO “REAL ESTATE MORTGAGE INVESTMENT CONDUITS” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE CODE. EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, DISQUALIFIED NON-U.S. TAX PERSONS OR AGENTS OF EITHER, AS SET FORTH IN SECTION 5.03 OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR, THE CERTIFICATE ADMINISTRATOR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN SECTION 860E(e)(5) OF THE CODE, OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. THIS CERTIFICATE REPRESENTS “NON-ECONOMIC RESIDUAL INTERESTS” AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), AND THEREFORE, TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE

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REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

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PERCENTAGE INTEREST EVIDENCED
BY THIS CERTIFICATE: [_]%

DATE OF POOLING AND SERVICING
AGREEMENT: AS OF JULY 1, 2026

CUT-OFF DATE: AS SET FORTH IN
THE POOLING AND SERVICING
AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: JULY 7, 2026

FIRST DISTRIBUTION DATE:
AUGUST 17, 2026

GENERAL MASTER SERVICER:

TRIMONT LLC

GENERAL SPECIAL SERVICER:

CWCAPITAL ASSET MANAGEMENT LLC

NCB MASTER SERVICER AND NCB
SPECIAL SERVICER:
NATIONAL COOPERATIVE BANK, N.A

TRUSTEE:

DEUTSCHE BANK NATIONAL TRUST
COMPANY

CERTIFICATE ADMINISTRATOR:

COMPUTERSHARE TRUST COMPANY,
NATIONAL ASSOCIATION

OPERATING Advisor:

PARK BRIDGE LENDER SERVICES LLC

ASSET REPRESENTATIONS REVIEWER:

PARK BRIDGE LENDER SERVICES LLC

CUSIP NO.: [            ]

ISIN NO.: [            ]

CERTIFICATE NO.: R-[_]

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CLASS R CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in each applicable Collection Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the VRR Interest Gain-on-Sale Reserve Account, the Excess Interest Distribution Account and the REO Accounts, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT [____________________] is the registered owner of the interest evidenced by this Certificate in the Class R Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest in the Class of Certificates specified on the face hereof. The Certificates are designated as the BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the VRR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Class R Certificate represents a “residual interest” in two “real estate mortgage investment conduits”, as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Internal Revenue Code of 1986, as amended (the “Code”). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state

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and local income and franchise taxes and other taxes imposed on or measured by income. The Certificate Administrator shall be designated as the “partnership representative” within the meaning of Section 6223 of the Code of each Trust REMIC. By their acceptance thereof, the Holders of the Class R Certificates hereby agree to the designation of the Certificate Administrator as “partnership representative” for the Trust REMICs.

Pursuant to the terms of the Pooling and Servicing Agreement, distributions, if any, on this Certificate shall be made by the Certificate Administrator in an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) and to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, each applicable Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates and the VRR Interest Owners specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments to the extent provided in the Pooling and Servicing Agreement. Interest or other investment income earned on funds in each applicable Collection Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from each applicable Collection Account shall be made from time to time for purposes other than distributions to Certificateholders and the VRR Interest Owners, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for

A-3-6

cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one (1) year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate, subject to applicable law with respect to escheatment of funds. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

Each Person who has or who acquires any Ownership Interest in a Class R Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions. The rights of each Person acquiring any Ownership Interest in a Class R Certificate are expressly subject to the following provisions: (A) no Person holding or acquiring any Ownership Interest in a Class R Certificate shall be a Disqualified Organization or agent thereof (including a nominee, middleman or similar person) (an “Agent”), a Plan or a Person acting on behalf of or investing the assets of a Plan (such Plan or Person, an “ERISA Prohibited Holder”) or a Disqualified Non-U.S. Tax Person and shall promptly notify the Certificate Registrar of any change or impending change to such status; (B) in connection with any proposed Transfer of any Ownership Interest in a Class R Certificate, the Certificate Registrar shall, as a condition to such consent, (x) require the proposed transferee to deliver, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor, an affidavit in substantially the form attached to the Pooling and Servicing Agreement as Exhibit D-1 (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (1) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (2) the proposed transferee understands that, as the holder of a Residual Ownership Interest, it may incur tax liabilities in excess of cash flows generated by the residual interest, (3) the proposed transferee intends to pay taxes associated with holding the Residual Ownership Interest as they become due, (4) the proposed transferee will not cause income with respect to the Residual Ownership Interest to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such proposed transferee or any other U.S. Tax Person, (5) the proposed transferee will not transfer the Residual Ownership Interest to any Person that does not

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provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, and (6) the proposed transferee expressly agrees to be bound by and to abide by the provisions of Section 5.03(o) of the Pooling and Servicing Agreement and (y) other than in connection with the initial issuance of a Class R Certificate, require a statement from the proposed transferor substantially in the form attached as Exhibit D-2 (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in its Transferee Affidavit are false.

The Class R Certificates will be issued in fully registered, certificated form, in minimum percentage interests of 10% and integral multiples of 1% in excess thereof.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, each applicable Master Servicer, each applicable Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Trustee, the Certificate Administrator, each applicable Master Servicer, each applicable Special Servicer, the Certificate Registrar, or any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

The Holder of the majority of the Controlling Class, the Special Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Special Servicer, the Master Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Master Servicer, or the Holders of the Class R Certificates, in that order of priority, may, at

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their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the first paragraph of Section 9.01 in the Pooling and Servicing Agreement by giving written notice to the Trustee, the Certificate Administrator and the other parties to the Pooling and Servicing Agreement no later than sixty (60) days prior to the anticipated date of purchase; provided, however, that the Holders of the Controlling Class, any Special Servicer, any Master Servicer, or the Holders of the Class R Certificates may so elect to purchase all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Balance of the Mortgage Loans.

Following the date on which the Class A-1, Class A-SB and Class D Certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C Upper-Tier Regular Interests are no longer outstanding (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then-outstanding Certificates (other than the Class V Certificates and Class R Certificates)), the Sole Certificateholder shall have the right, with the consent of each applicable Master Servicer, to exchange all of its Certificates (other than the Class V Certificates and Class R Certificates) together with the payment or deemed payment of the Termination Purchase Amount for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders and the VRR Interest Owners as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates and the VRR Interest Balance of the VRR Interest to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James’s, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
Name:
Title:

Dated: July ___, 2026

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS R CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Authenticating Agent

By:
Name:
Title:
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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT
TEN ENT	-	as tenants by the entireties		Custodian
JT TEN	-	as joint tenants with rights of		(Cust)
		survivorship and not as tenants in	Under Uniform Gifts to Minors
common
Act
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated:	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

A-3-11

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________. This information is provided by assignee named above, or ______________________________, as its agent.

A-3-12

EXHIBIT A-4

[FORM OF] CLASS V CERTIFICATE

BANK 2026-BNK52

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2026-BNK52, CLASS V

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, ANY MASTER SERVICER, ANY SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER”, WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS A NON-“U.S. PERSON” IN AN “OFFSHORE TRANSACTION” AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT (“REGULATION D”) OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D (COLLECTIVELY, “INSTITUTIONAL ACCREDITED INVESTORS”), AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE

A-4-1

FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS WITHIN THE MEANING OF DEPARTMENT OF LABOR REGULATION § 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE.

THIS CERTIFICATE REPRESENTS AN UNDIVIDED beneficial INTEREST IN A PORTION OF THE EXCESS INTEREST GRANTOR TRUST ASSETS.

EACH PURCHASER OF THIS CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.

A-4-2

PERCENTAGE INTEREST EVIDENCED
BY THIS CERTIFICATE: [_]%

DATE OF POOLING AND SERVICING
AGREEMENT: AS OF JULY 1, 2026

CUT-OFF DATE: AS SET FORTH IN THE
POOLING AND SERVICING
AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: JULY 7, 2026

FIRST DISTRIBUTION DATE:
AUGUST 17, 2026

GENERAL MASTER SERVICER:
TRIMONT LLC

GENERAL SPECIAL SERVICER:
CWCAPITAL ASSET MANAGEMENT LLC

NCB MASTER SERVICER AND NCB
SPECIAL SERVICER:
NATIONAL COOPERATIVE BANK, N.A.

TRUSTEE:
DEUTSCHE BANK NATIONAL TRUST
COMPANY

CERTIFICATE ADMINISTRATOR:
COMPUTERSHARE TRUST COMPANY,
NATIONAL ASSOCIATION

OPERATING ADVISOR:
PARK BRIDGE LENDER SERVICES LLC

ASSET REPRESENTATIONS REVIEWER:
PARK BRIDGE LENDER SERVICES LLC

CUSIP NO.: [            ]

ISIN NO.: [            ]

CERTIFICATE NO.: V-[_]

A-4-3

CLASS V CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in each applicable Collection Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the VRR Interest Gain-on-Sale Reserve Account, the Excess Interest Distribution Account and the REO Accounts, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT [____________________] is the registered owner of the interest evidenced by this Certificate in the Class V Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest in the Class of Certificates specified on the face hereof. The Certificates are designated as the BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the VRR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents an undivided beneficial interest in a portion of the Excess Interest Grantor Trust Assets. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

A-4-4

Pursuant to the terms of the Pooling and Servicing Agreement the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of the Excess Interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

This Certificate is limited in right of payment to, among other things, Excess Interest actually collected on the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, each applicable Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates and the VRR Interest Owners specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments to the extent provided in the Pooling and Servicing Agreement. Interest or other investment income earned on funds in each applicable Collection Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from each applicable Collection Account shall be made from time to time for purposes other than distributions to Certificateholders and the VRR Interest Owners, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one (1) year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take

A-4-5

such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate, subject to applicable law with respect to escheatment of funds. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

The Class V Certificates will be issued in fully registered, certificated form, in minimum percentage interests of 10% and integral multiples of 1% in excess thereof.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, each applicable Master Servicer, each applicable Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Trustee, the Certificate Administrator, each applicable Master Servicer, each applicable Special Servicer, the Certificate Registrar, or any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such

A-4-6

consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

The Holder of the majority of the Controlling Class, the Special Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Special Servicer, the Master Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Master Servicer, or the Holders of the Class R Certificates, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the first paragraph of Section 9.01 in the Pooling and Servicing Agreement by giving written notice to the Trustee, the Certificate Administrator and the other parties to the Pooling and Servicing Agreement no later than sixty (60) days prior to the anticipated date of purchase; provided, however, that the Holders of the Controlling Class, any Special Servicer, any Master Servicer, or the Holders of the Class R Certificates may so elect to purchase all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Balance of the Mortgage Loans.

Following the date on which the Class A-1, Class A-SB and Class D Certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C Upper-Tier Regular Interests are no longer outstanding (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then-outstanding Certificates (other than the Class V Certificates and Class R Certificates)), the Sole Certificateholder shall have the right, with the consent of each applicable Master Servicer, to exchange all of its Certificates (other than the Class V Certificates and Class R Certificates) together with the payment or deemed payment of the Termination Purchase Amount for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders and the VRR Interest Owners as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates and the VRR Interest Balance of the VRR Interest to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James’s, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

A-4-7

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-4-8

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
Name:
Title:
Dated:	July ___, 2026

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS V CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Authenticating Agent

By:
Name:
Title:
A-4-9

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT
TEN ENT	-	as tenants by the entireties		Custodian
JT TEN	-	as joint tenants with rights of		(Cust)
		survivorship and not as	Under Uniform Gifts to Minors
tenants in common
Act
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated:	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

A-4-10

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:
Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________ account number ____________________________ or, if mailed by check, to _____________________________________________. Statements should be mailed to _______________________________________________________________. This information is provided by assignee named above, or ______________________________, as its agent.

A-4-11

EXHIBIT A-5

[FORM OF] CLASS RR CERTIFICATE

BANK 2026-BNK52

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2026-BNK52, CLASS RR CERTIFICATE

[FOR BOOK-ENTRY CERTIFICATES ONLY AFTER THE VRR INTEREST TRANSFER RESTRICTION PERIOD:]1 [UNLESS THIS CLASS RR CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CLASS RR CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]

THIS CLASS RR CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, ANY MASTER SERVICER, ANY SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CLASS RR CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CLASS RR CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING VRR INTEREST BALANCE

[1]	Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.
A-5-1

OF THIS CLASS RR CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL VRR INTEREST BALANCE SET FORTH BELOW.

THE PORTION OF THE VRR INTEREST BALANCE OF THE CLASS RR CERTIFICATES EVIDENCED BY THIS CLASS RR CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CLASS RR CERTIFICATES AND THE PORTION OF VRR INTEREST REALIZED LOSSES ALLOCABLE TO THIS CLASS RR CERTIFICATE AND WILL BE INCREASED BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE VRR PRINCIPAL DISTRIBUTION AMOUNT. ACCORDINGLY, THE VRR INTEREST BALANCE OF THIS CLASS RR CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CLASS RR CERTIFICATE MAY ASCERTAIN ITS CURRENT VRR INTEREST BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

THIS CLASS RR CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CLASS RR CERTIFICATE, AGREES THAT THIS CLASS RR CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER”, WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, OR (2) TO AN INSTITUTION THAT IS A NON-“U.S. PERSON” IN AN “OFFSHORE TRANSACTION” AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THE INITIAL INVESTOR IN THIS CLASS RR CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CLASS RR CERTIFICATE, BY PURCHASING THIS CLASS RR CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.

THIS CLASS RR CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A

A-5-2

GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS WITHIN THE MEANING OF DEPARTMENT OF LABOR REGULATION § 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CLASS RR CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CLASS RR CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CLASS RR CERTIFICATE BY ANY PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH PLAN WOULD NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CLASS RR CERTIFICATE REPRESENTS (I) A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED AND (II) AN UNDIVIDED BENEFICIAL INTEREST IN A PORTION OF THE EXCESS INTEREST GRANTOR TRUST ASSETS.

A-5-3

PASS-THROUGH RATE: N/A

INITIAL VRR INTEREST BALANCE OF
THIS CLASS RR CERTIFICATE AS OF
THE CLOSING DATE: $[            ]

DATE OF POOLING AND SERVICING
AGREEMENT: AS OF JULY 1, 2026

CUT-OFF DATE: AS SET FORTH IN THE
POOLING AND SERVICING
AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: JULY 7, 2026

FIRST DISTRIBUTION DATE:
AUGUST 17, 2026

APPROXIMATE AGGREGATE
VRR INTEREST BALANCE OF
THE VRR INTEREST
AS OF THE CLOSING DATE:
$[_________]

GENERAL MASTER SERVICER:

TRIMONT LLC

GENERAL SPECIAL SERVICER:

CWCAPITAL ASSET MANAGEMENT LLC

NCB MASTER SERVICER AND NCB
SPECIAL SERVICER:
NATIONAL COOPERATIVE BANK, N.A.

TRUSTEE:

DEUTSCHE BANK NATIONAL TRUST
COMPANY

CERTIFICATE ADMINISTRATOR:

COMPUTERSHARE TRUST COMPANY,
NATIONAL ASSOCIATION

OPERATING Advisor:

PARK BRIDGE LENDER SERVICES LLC

ASSET REPRESENTATIONS REVIEWER:

PARK BRIDGE LENDER SERVICES LLC

CUSIP NO.: [______]

CERTIFICATE NO.: RR-[_]

A-5-4

CLASS RR CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in each applicable Collection Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the VRR Interest Gain-on-Sale Reserve Account, the Excess Interest Distribution Account and the REO Accounts, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT [FOR BOOK-ENTRY CERTIFICATES ONLY AFTER THE VRR INTEREST TRANSFER RESTRICTION PERIOD: CEDE & CO.] [FOR DEFINITIVE CERTIFICATES: [MORGAN STANLEY BANK, N.A.] [WELLS FARGO BANK, NATIONAL ASSOCIATION]] is the registered owner of the interest evidenced by this Class RR Certificate in the VRR Interest issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Class RR Certificate is one of a duly authorized issue of Class RR Certificates designated as Class RR Certificates of the series specified on the face hereof (herein called the “Class RR Certificates”) and representing an interest in the Class RR Certificates equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Class RR Certificate specified on the face hereof, by the aggregate initial VRR Interest Balance of the VRR Interest. The Class RR Certificates are issued as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the VRR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Class RR Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Class RR Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the VRR Interest Owner by virtue of the acceptance hereof assents and by which the VRR Interest Owner is bound. In the case of any conflict between terms specified in this Class RR Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

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This Class RR Certificate represents (i) a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) an undivided beneficial interest in a portion of the Excess Interest Grantor Trust Assets. Each VRR Interest Owner of this Class RR Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Class RR Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Class RR Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Class RR Certificate) of that portion of the aggregate amount of principal and interest (including Excess Interest) then distributable, if any, allocable to the VRR Interest for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. VRR Interest Owners of this Class RR Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Class RR Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Principal and interest allocated to this Class RR Certificate on any Distribution Date will be in an amount equal to this Class RR Certificate’s pro rata share of the VRR Interest Available Funds to be distributed on the VRR Interest as of such Distribution Date, with a final distribution to be made upon retirement of this Class RR Certificate as set forth in the Pooling and Servicing Agreement.

VRR Interest Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to VRR Interest Owners in the manner set forth in the Pooling and Servicing Agreement. All VRR Interest Realized Losses allocated to the VRR Interest will be allocated pro rata among the outstanding Class RR Certificates and RR Interest.

This Class RR Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans and Excess Interest actually collected on the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, each applicable Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates and the VRR Interest Owners specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to its Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments to the extent provided in the Pooling and Servicing Agreement. Interest or other investment income earned on funds in each applicable Collection Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from each applicable Collection Account shall be made from time to time for purposes other than distributions to Certificateholders and VRR Interest Owners,

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such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to the VRR Interest Owners shall be made on each Distribution Date (other than the final distribution on the VRR Interest) to VRR Interest Owners of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such VRR Interest Owner has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such VRR Interest Owner at a bank or other entity having appropriate facilities therefor. The final distribution on this Class RR Certificate (determined without regard to any possible future reimbursement of VRR Interest Realized Losses previously allocated to this Class RR Certificate) shall be made in like manner, but only upon presentment and surrender of this Class RR Certificate at the offices of the Certificate Registrar or such other location specified in the notice to VRR Interest Owners of such final distribution.

Any funds not distributed to any VRR Interest Owner on such Distribution Date because of the failure of such VRR Interest Owner to tender their Class RR Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering VRR Interest Owner. If any Class RR Certificates as to which notice has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering VRR Interest Owners to surrender their Class RR Certificates for cancellation in order to receive the final distribution with respect thereto. If within one (1) year after the second notice all such Class RR Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering VRR Interest Owners concerning the surrender of their Class RR Certificates as it shall deem appropriate, subject to applicable law with respect to escheatment of funds. The costs and expenses of holding such funds in trust and of contacting such VRR Interest Owners following the first anniversary of the delivery of such second notice to the non-tendering VRR Interest Owners shall be paid out of such funds. No interest shall accrue or be payable to any VRR Interest Owner on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such VRR Interest Owner’s failure to surrender its Class RR Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Class RR Certificate is registerable in the Certificate Register only upon receipt by the Certificate Administrator of (i) a certificate from the prospective Transferee in the form set forth in the Pooling and Servicing Agreement, countersigned by the Retaining Sponsor and (ii) a certificate from the prospective Transferor in the form set forth in the Pooling and Servicing Agreement.

The Class RR Certificates will be issued in fully registered, certificated form in minimum denominations of $1, and in integral multiples of $0.01 in excess thereof.

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No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Class RR Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the applicable Master Servicer, the applicable Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Class RR Certificate is registered as the owner hereof for all purposes, and none of the Trustee, the Certificate Administrator, each applicable Master Servicer, each applicable Special Servicer, the Certificate Registrar, or any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the VRR Interest Owners under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the VRR Interest Owners (if affected by such amendment). Any such consent by the VRR Interest Owner of this Class RR Certificate shall be conclusive and binding on such VRR Interest Owner and upon all future VRR Interest Owners of this Class RR Certificate and of any Class RR Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Class RR Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the VRR Interest Owners.

The Holder of the majority of the Controlling Class, the Special Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Special Servicer, the Master Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Master Servicer, or the Holders of the Class R Certificates, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the first paragraph of Section 9.01 in the Pooling and Servicing Agreement by giving written notice to the Trustee, the Certificate Administrator and the other parties to the Pooling and Servicing Agreement no later than sixty (60) days prior to the anticipated date of purchase; provided, however, that the Holders of the Controlling Class, any Special Servicer, any Master Servicer, or the Holders of the Class R Certificates may so elect to purchase all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Balance of the Mortgage Loans.

Following the date on which the Class A-1, Class A-SB and Class D Certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C Upper-Tier Regular Interests are no

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longer outstanding (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then-outstanding Certificates (other than the Class V Certificates and Class R Certificates)), the Sole Certificateholder shall have the right, with the consent of each applicable Master Servicer, to exchange all of its Certificates (other than the Class V Certificates and Class R Certificates) together with the payment or deemed payment of the Termination Purchase Amount for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders and the VRR Interest Owners as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates and the VRR Interest Balance of the VRR Interest to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James’s, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Class RR Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Class RR Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CLASS RR CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Class RR Certificate to be duly executed under this official seal.

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
Name:
Title:

Dated: July ___, 2026

CERTIFICATE OF AUTHENTICATION

THIS IS A PART OF THE CLASS RR CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Authenticating Agent

By:
Name:
Title:
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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT
TEN ENT	-	as tenants by the entireties		Custodian
JT TEN	-	as joint tenants with rights of		(Cust)
		survivorship and not as tenants in	Under Uniform Gifts to Minors
common
Act
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated:	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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[TO BE ATTACHED TO RULE 144A/REGULATION S BOOK-ENTRY CERTIFICATES]

SCHEDULE OF EXCHANGES OF CERTIFICATES

The following exchanges of a part of this Certificate have been made:

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EXHIBIT B

MORTGAGE LOAN SCHEDULE

BANK 2026-BNK52

Mortgage Loan Schedule

Loan ID	Mortgage Loan Seller	Property Name	Cut-off Date Balance	Address	City	State	Note Date	Maturity Date or ARD	Mortgage Rate	Original Term to Maturity or ARD (mos.)	Remaining Term to Maturity or ARD (mos.)	Original Amortization Term (mos.)	ARD Loan (Y/N)	Primary Servicing Fee Rate	Non-Serviced Primary Servicing Fee Rate	Master Servicing Fee Rate
1	JPMCB	One Dag	$74,900,000	885 Second Avenue	New York	NY	6/4/2026	6/6/2036	6.7607%	120	119	360	No	0.001250%	0.000000%	0.002500%
2	MSMCH	Courtyard by Marriott Seattle Bellevue Downtown	$54,000,000	11010 Northeast 8th Street	Bellevue	WA	3/16/2026	4/1/2036	6.6000%	120	117	0	No	0.002500%	0.000000%	0.002500%
3	MSMCH	10 Union Square East	$53,500,000	10 Union Square East	New York	NY	3/31/2026	4/1/2036	5.5900%	120	117	0	No	0.002500%	0.000000%	0.002500%
4	WFB	Marriott Anchorage Downtown	$49,747,230	820 West 7th Avenue	Anchorage	AK	3/6/2026	3/11/2036	6.4610%	120	116	300	No	0.000000%	0.001250%	0.002500%
5	JPMCB	The Falls	$45,500,000	8888 Southwest 136th Street	Miami	FL	6/1/2026	6/1/2036	6.9809%	120	119	0	No	0.000000%	0.001250%	0.002500%
6.00	MSMCH	The Offices at Park Lane	$38,000,000	Various	Dallas	TX	5/21/2026	6/6/2036	6.4300%	120	119	0	No	0.002500%	0.000000%	0.002500%
6.01	MSMCH	8020 Park Lane		8020 Park Lane	Dallas	TX
6.02	MSMCH	8070-8080 Park Lane		8070 and 8080 Park Lane	Dallas	TX
7	BANA	St. Vincent Jewelry Center	$32,000,000	640-650 South Hill Street	Los Angeles	CA	6/2/2026	7/1/2036	5.9580%	120	120	0	No	0.002500%	0.000000%	0.002500%
8.00	JPMCB	NOVA Retail 2-Pack	$32,000,000	Various	Various	VA	2/20/2026	3/1/2036	6.0930%	120	116	0	No	0.000000%	0.001250%	0.002500%
8.01	JPMCB	Fair City Mall		9600-9688 Main Street	Fairfax	VA
8.02	JPMCB	Plaza at Landmark		6198-6244 Little River Turnpike	Alexandria	VA
9	WFB	Sheraton Denver Downtown Hotel	$25,000,000	1550 Court Place	Denver	CO	12/1/2025	1/1/2036	6.2760%	121	114	0	No	0.000000%	0.001250%	0.002500%
10	MSMCH	SoCal Self Storage Hollywood	$23,700,000	5900 Hollywood Boulevard	Los Angeles	CA	3/30/2026	4/1/2036	5.4800%	120	117	0	No	0.002500%	0.000000%	0.002500%
11	MSMCH	Chestnut Oaks	$21,200,000	1800 Palmer Road	Fort Washington	MD	1/22/2026	2/1/2036	5.9500%	120	115	0	No	0.002500%	0.000000%	0.002500%
12	BANA	Targhee Place	$18,450,000	1180 Highway 26	Alpine	WY	3/5/2026	4/1/2036	6.1810%	120	117	0	No	0.002500%	0.000000%	0.002500%
13	MSMCH	540 Tech Center	$18,432,153	4912-4924 Green Road	Raleigh	NC	2/27/2026	3/1/2036	6.0100%	120	116	360	No	0.002500%	0.000000%	0.002500%
14.00	MSMCH	AFP Self Storage Portfolio	$18,000,000	Various	Various	IN	2/24/2026	3/1/2036	5.7900%	120	116	0	No	0.002500%	0.000000%	0.002500%
14.01	MSMCH	New Albany		3525 Grant Line Road	New Albany	IN
14.02	MSMCH	Martinsville		1330 Morton Avenue	Martinsville	IN
14.03	MSMCH	Scottsburg		1515 North Gardner Street	Scottsburg	IN
14.04	MSMCH	Angola		1934 West 200 North	Angola	IN
14.05	MSMCH	Jeffersonville		4701 Hamburg Pike	Jeffersonville	IN
14.06	MSMCH	North Webster		4590 North State Road 13	Leesburg	IN
14.07	MSMCH	Wabash		595 Bryan Avenue	Wabash	IN
14.08	MSMCH	Salem		145 West Joseph Street	Salem	IN
15	MSMCH	Laumeier II and IV	$15,445,469	3636 and 3668 South Geyer Road	Sunset Hills	MO	2/10/2026	3/1/2036	6.1950%	120	116	360	No	0.002500%	0.000000%	0.002500%
16	WFB	Ward's Crossing	$14,800,000	4004, 4024B and 4026 Wards Road	Lynchburg	VA	6/2/2026	6/11/2036	6.6330%	120	119	0	No	0.001250%	0.000000%	0.002500%
17	MSMCH	SoCal Self Storage Pasadena	$12,000,000	2581 East Colorado Boulevard	Pasadena	CA	4/2/2026	5/1/2036	5.2900%	120	118	0	No	0.002500%	0.000000%	0.002500%
18	MSMCH	SoCal Self Storage Northridge	$11,700,000	9000 Corbin Avenue	Los Angeles	CA	4/2/2026	5/1/2036	5.4500%	120	118	0	No	0.002500%	0.000000%	0.002500%
19	MSMCH	SoCal Self Storage Rancho Santa Margarita	$10,000,000	30231 Tomas	Rancho Santa Margarita	CA	4/2/2026	5/1/2036	5.3700%	120	118	0	No	0.002500%	0.000000%	0.002500%
20	NCB	Fairfield Views Inc. a/k/a Fairfield Views, Inc.	$8,500,000	3103 Fairfield Avenue	Bronx	NY	5/27/2026	6/1/2036	6.0100%	120	119	0	No	0.000000%	0.000000%	0.080000%
21	WFB	East Street Trading Center	$7,500,000	801 North East Street & 215 East 8th Street	Frederick	MD	5/11/2026	5/11/2036	6.6360%	120	118	0	No	0.001250%	0.000000%	0.002500%
22	MSMCH	The Lafayette	$7,200,000	30 East 9th Street	New York	NY	3/12/2026	4/1/2036	5.5500%	120	117	0	No	0.002500%	0.000000%	0.002500%
23	NCB	Garden Town Apartment Owners, Inc.	$6,988,888	1193-1215 East Broadway a/k/a 613 Cedar Avenue	Hewlett	NY	3/27/2026	4/1/2036	5.4800%	120	117	480	No	0.000000%	0.000000%	0.080000%
24	NCB	900 Fifth Avenue Corporation	$6,971,482	900 Fifth Avenue	New York	NY	2/26/2026	3/1/2036	5.5300%	120	116	360	No	0.000000%	0.000000%	0.080000%
25	MSMCH	Pine Hills MHC	$6,825,000	12515 Bonnie Lane	Middlebury	IN	2/2/2026	3/1/2036	6.4600%	120	116	0	No	0.002500%	0.000000%	0.002500%
26	MSMCH	SoCal Self Storage Camarillo	$6,700,000	4060 Via Pescador	Camarillo	CA	3/30/2026	4/1/2036	5.7700%	120	117	0	No	0.002500%	0.000000%	0.002500%
27	NCB	3131 Grand Concourse Owners Corp.	$5,994,118	3131 Grand Concourse	Bronx	NY	5/13/2026	6/1/2036	6.0800%	120	119	360	No	0.000000%	0.000000%	0.080000%
28	NCB	Ocean Harbor Club Owners, Inc.	$5,789,560	4 Rose Street	Oceanside	NY	4/30/2026	5/1/2036	6.0700%	120	118	360	No	0.000000%	0.000000%	0.080000%
29	NCB	Elmhurst Towers Apartments, Inc.	$5,489,921	81-11 45th Avenue	Elmhurst	NY	4/29/2026	5/1/2036	5.9900%	120	118	360	No	0.000000%	0.000000%	0.080000%
30	NCB	Grover Cleveland Tenants Corp.	$5,484,013	67-38 108th Street	Forest Hills	NY	3/27/2026	4/1/2036	5.8800%	120	117	360	No	0.000000%	0.000000%	0.080000%
31	NCB	Oakdale Manor Owners, Inc.	$4,991,922	5 Oakdale Manor	Suffern	NY	2/27/2026	3/1/2036	6.1200%	120	116	480	No	0.000000%	0.000000%	0.080000%
32	NCB	Franklin-Plains Corp.	$4,796,432	25 Franklin Avenue	White Plains	NY	4/24/2026	5/1/2036	6.3300%	120	118	480	No	0.000000%	0.000000%	0.080000%
33	NCB	Allendale Apartments, Inc.	$4,500,000	34-24 82nd Street	Jackson Heights	NY	3/26/2026	4/1/2036	6.1200%	120	117	0	No	0.000000%	0.000000%	0.080000%
34	NCB	Lindenwood Village, Sec. E Cooperative Corp. a/k/a Lindenwood Village Sec. E Cooperative Corp.	$4,491,827	89-35 155th Avenue a/k/a 89-40 151st Avenue	Howard Beach	NY	4/30/2026	5/1/2036	6.0300%	120	118	360	No	0.000000%	0.000000%	0.080000%
35	NCB	Parkway Towers Owners Corp.	$4,488,395	219 Bronx River Road	Yonkers	NY	3/30/2026	4/1/2036	6.4400%	120	117	360	No	0.000000%	0.000000%	0.080000%
36	NCB	120 North Broadway Tenants Corp.	$4,400,000	120 North Broadway	Irvington	NY	5/5/2026	6/1/2036	5.9600%	120	119	0	No	0.000000%	0.000000%	0.080000%
37	NCB	Executive House Owners, Inc.	$3,998,219	72-35 112th Street	Forest Hills	NY	5/15/2026	6/1/2036	6.4400%	120	119	480	No	0.000000%	0.000000%	0.080000%
38	NCB	266 Pelham Road Corporation	$3,998,204	266 Pelham Road	New Rochelle	NY	5/27/2026	6/1/2036	6.4100%	120	119	480	No	0.000000%	0.000000%	0.080000%
39	NCB	College Gardens Cooperative, Inc.	$3,989,527	3535-3555 Kings College Place	Bronx	NY	3/20/2026	4/1/2036	6.3700%	120	117	360	No	0.000000%	0.000000%	0.080000%
40	NCB	3165 Owners Corp.	$3,989,481	3165 Nostrand Avenue	Brooklyn	NY	3/24/2026	4/1/2036	6.3500%	120	117	360	No	0.000000%	0.000000%	0.080000%
41	NCB	New York Teachers Housing Corp.	$3,988,902	3130 Irwin Avenue and 3125 Tibbett Avenue	Bronx	NY	3/31/2026	4/1/2036	6.1000%	120	117	360	No	0.000000%	0.000000%	0.080000%
42	NCB	320 Riverside Apartments Corp.	$3,700,000	320 Riverside Drive	New York	NY	3/18/2026	4/1/2036	6.1900%	120	117	0	No	0.000000%	0.000000%	0.080000%
43	NCB	Cambridge Equities Owners, Inc.	$3,600,000	37-20 81st Street	Jackson Heights	NY	4/30/2026	5/1/2036	6.1400%	120	118	0	No	0.000000%	0.000000%	0.080000%
44	NCB	Old Yorktown Village Owner's Corp.	$3,496,536	101 Lexington Avenue and Old Farm Road	Mohegan Lake	NY	5/4/2026	6/1/2036	6.0300%	120	119	360	No	0.000000%	0.000000%	0.080000%
45	MSMCH	Harmony Communities RR MHC	$3,500,000	14527 Rough and Ready Highway	Rough and Ready	CA	12/18/2025	1/1/2036	6.6300%	120	114	0	No	0.002500%	0.000000%	0.002500%
46	NCB	200 Claremont Avenue Housing Development Fund Corporation	$3,488,004	200 Claremont Avenue	New York	NY	2/25/2026	3/1/2036	6.3100%	120	116	360	No	0.000000%	0.000000%	0.080000%
47	NCB	9611 Owners Corp.	$2,892,005	96-11 65th Road	Rego Park	NY	3/30/2026	4/1/2036	6.1300%	120	117	360	No	0.000000%	0.000000%	0.080000%
48	BANA	Pecan Ridge MHC	$3,250,000	17481 Orange Grove Road	Gulfport	MS	5/29/2026	6/1/2036	6.6490%	120	119	360	No	0.002500%	0.000000%	0.002500%
49	MSMCH	Harmony Communities Aspen MHC	$2,900,000	400 South Overland Trail	Fort Collins	CO	12/18/2025	1/1/2036	6.6300%	120	114	0	No	0.002500%	0.000000%	0.002500%
50	NCB	Pleasant Manor Apartments Ltd. a/k/a Pleasant Manor Apartments, Ltd.	$2,597,978	35-85 Broadway	Pleasantville	NY	4/28/2026	5/1/2036	6.2100%	120	118	480	No	0.000000%	0.000000%	0.080000%
51	MSMCH	Harmony Communities Cherokee MHC	$2,700,000	1651 South Cherokee Lane	Lodi	CA	12/18/2025	1/1/2036	6.6300%	120	114	0	No	0.002500%	0.000000%	0.002500%
52	NCB	West Side Lofts, Ltd.	$2,350,000	347 West 39th Street	New York	NY	5/21/2026	6/1/2036	6.4500%	120	119	0	No	0.000000%	0.000000%	0.080000%
53	NCB	Ridge Apartments Owners Corp.	$2,246,338	41-34 Frame Place	Flushing	NY	4/29/2026	5/1/2036	6.5100%	120	118	360	No	0.000000%	0.000000%	0.080000%
54	NCB	Stewart Franklin Owners Corp.	$2,142,080	360 Stewart Avenue & 223 7th Street	Garden City	NY	2/27/2026	3/1/2036	5.9900%	120	116	360	No	0.000000%	0.000000%	0.080000%
55	NCB	Winthrop Apartments Corp.	$1,997,368	68-63 108th Street	Forest Hills	NY	3/27/2026	4/1/2036	6.0700%	120	117	480	No	0.000000%	0.000000%	0.080000%
56	MSMCH	Harmony Communities Kozy MHC	$2,100,000	525 Palm Avenue	Beaumont	CA	12/18/2025	1/1/2036	6.6300%	120	114	0	No	0.002500%	0.000000%	0.002500%
57	NCB	Ipswich House, Inc.	$1,695,038	10 Ipswich Avenue	Great Neck	NY	3/30/2026	4/1/2036	5.8600%	120	117	360	No	0.000000%	0.000000%	0.080000%
58	NCB	19 South Broadway Owners Corp.	$1,619,644	19 South Broadway	Tarrytown	NY	2/27/2026	3/1/2036	6.4800%	120	116	360	No	0.000000%	0.000000%	0.080000%
59	NCB	91 Van Cortlandt Owners Corp.	$1,398,935	91 Van Cortlandt Avenue West a/k/a 3950 Orloff Avenue a/k/a 91 Vancortlandt Avenue West	Bronx	NY	4/28/2026	5/1/2036	6.2700%	120	118	480	No	0.000000%	0.000000%	0.080000%
60	NCB	First Buckingham Owners Corp.	$1,345,126	124 Smith Street	Freeport	NY	2/27/2026	3/1/2036	6.0800%	120	116	360	No	0.000000%	0.000000%	0.080000%
61	MSMCH	Harmony Communities Gold Oaks MHC	$1,550,000	12594 Kennedy Flat Road	Jackson	CA	12/18/2025	1/1/2036	6.6300%	120	114	0	No	0.002500%	0.000000%	0.002500%
62	NCB	431 Broad West Corp.	$1,296,331	427-431 West Broadway	New York	NY	3/30/2026	4/1/2036	6.0200%	120	117	360	No	0.000000%	0.000000%	0.080000%
63	NCB	523-533 Tenants Corp.	$1,199,050	523-533 East 84th Street	New York	NY	4/28/2026	5/1/2036	6.1600%	120	118	480	No	0.000000%	0.000000%	0.080000%
64	NCB	River Road Apartment Corp.	$1,195,658	475 Bronx River Road a/k/a 465 Bronx River Road	Yonkers	NY	2/26/2026	3/1/2036	6.0700%	120	116	360	No	0.000000%	0.000000%	0.080000%
65	NCB	Ansley South Cooperative, Inc.	$1,048,283	1365 Monroe Drive	Atlanta	GA	4/13/2026	5/1/2036	6.4900%	120	118	360	No	0.000000%	0.000000%	0.080000%
66	NCB	Cambridge House Tenants Corporation	$1,000,000	1 Maple Drive	Great Neck	NY	3/31/2026	4/1/2036	6.1800%	120	117	0	No	0.000000%	0.000000%	0.080000%
67	NCB	Cartier Apartments Owners, Corp.	$999,531	21 Bond Street	Great Neck	NY	5/27/2026	6/1/2036	6.2500%	120	119	480	No	0.000000%	0.000000%	0.080000%
68	NCB	813-815 8th Ave. Owners Corp.	$999,071	813 and 815 8th Avenue	Brooklyn	NY	5/27/2026	6/1/2036	6.3600%	120	119	360	No	0.000000%	0.000000%	0.080000%
69	NCB	Holland Towers Corp.	$996,502	472 Greenwich Street	New York	NY	2/25/2026	3/1/2036	6.2200%	120	116	360	No	0.000000%	0.000000%	0.080000%
70	NCB	512 East 83rd Street Tenants Corp.	$996,486	512 East 83rd Street	New York	NY	2/20/2026	3/1/2036	6.2000%	120	116	360	No	0.000000%	0.000000%	0.080000%

EXHIBIT C

FORM OF INVESTMENT REPRESENTATION LETTER

Computershare Trust Company, National Association

as Certificate Registrar

1505 Energy Park Drive

St. Paul, Minnesota 55108

Attention: Corporate Trust Services (CMBS) – BANK 2026-BNK52

[OR OTHER CERTIFICATE REGISTRAR]

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention: Jane Lam

Morgan Stanley Capital I Inc.

1633 Broadway, 29th Floor

New York, New York 10019

Attention: Legal Compliance Division

with a copy by email to:

cmbs_notices@morganstanley.com

Re:	Transfer of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52

Ladies and Gentlemen:

This letter is delivered pursuant to Section 5.03 of the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer, on behalf of the holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 in connection with the transfer by _________________ (the “Seller”) to the undersigned (the “Purchaser”) of $_______________ aggregate [Certificate Balance][Notional Amount][__% Percentage Interest] of Class ___ Certificates ([collectively,] the “Certificates”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

Exhibit C-1

In connection with such transfer, the Purchaser hereby represents and warrants to you and the addressees hereof as follows:

1.       Check one of the following:*

☐	The Purchaser is not purchasing a Class R Certificate and the Purchaser is an institution that is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D (“Regulation D”) under the Securities Act of 1933, as amended (the “Securities Act”) or any entity in which all of the equity owners are “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D (each, an “Institutional Accredited Investor”) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Certificates, and the Purchaser and any accounts for which it is acting are each able to bear the economic risk of the Purchaser’s or such account’s investment. The Purchaser is acquiring the Certificates purchased by it for its own account or for one or more accounts, each of which is an Institutional Accredited Investor, as to each of which the Purchaser exercises sole investment discretion. The Purchaser hereby undertakes to reimburse the Trust for any costs incurred by it in connection with this transfer.
☐	The Purchaser is a “qualified institutional buyer” (a “QIB”) within the meaning of Rule 144A (“Rule 144A”) under the Securities Act. The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.

2.       The Purchaser’s intention is to acquire the Certificates (a) for investment for the Purchaser’s own account or (b) for reoffer, resale, pledge or other transfer (i) to QIBs in transactions under Rule 144A, and not in any event with the view to, or for resale in connection with, any distribution thereof, or (ii) (other than with respect to a Class R Certificate) to Institutional Accredited Investors, subject in the case of clause (ii) above to (w) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (x) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Trustee and Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act, (y) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act and other applicable laws and (z) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. The Purchaser understands that the Certificates (and any subsequent Certificates) have not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent (or intent to reoffer, resell, pledge or transfer the Certificates only to certain investors in certain exempted transactions) as expressed herein.

3.       The Purchaser has reviewed the Preliminary Prospectus and the Final Prospectus relating to the Offered Certificates (collectively, the “Prospectus”) (and, with respect

*  Purchaser must select one of the following two certifications.

Exhibit C-2

to Offered Private Certificates, the Preliminary Private Placement Memorandum and the Final Private Placement Memorandum related to such Offered Private Certificates) and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Prospectus.

4.       The Purchaser acknowledges that the Certificates (and any Certificates issued on transfer or exchange thereof) have not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificates cannot be reoffered, resold, pledged or otherwise transferred unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

5.       The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a Certificate or Certificates, as the case may be (each, a “Certificateholder”), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

6.       The Purchaser will not sell or otherwise transfer any portion of the Certificate or Certificates, except in compliance with Section 5.03 of the Pooling and Servicing Agreement.

7.       Check one of the following:**

☐	The Purchaser is a U.S. Tax Person (as defined below) and it has attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).
☐	The Purchaser is not a U.S. Tax Person and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to distributions to be made on the Certificates. The Purchaser has attached hereto [(i) a duly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form, as applicable), which identifies such Purchaser as the beneficial owner of the Certificates and states that such Purchaser is not a U.S. Tax Person, (ii) IRS Form W-8IMY (with all appropriate attachments) or (iii)]*** two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificates and state that interest and original issue discount on the Certificates and Permitted Investments is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Registrar updated [IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or]*** IRS Form W-8ECI, [as the case may be,]*** any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

**  Each Purchaser must include one of the two alternative certifications.

***  Does not apply to a transfer of Class R Certificates.

Exhibit C-3

For purposes of this paragraph 7, “U.S. Tax Person” means a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

8.       Please make all payments due on the Certificates:****

☐	(a)	by wire transfer pursuant to wire instructions provided by the Purchaser.
☐	(b)	by mailing a check or draft to the following address:

9.       If the Purchaser is purchasing a Class R Certificate, the Purchaser is not a partnership (including any entity treated as a partnership for U.S. federal income tax purposes), any interest in which is owned, directly or indirectly, through one or more partnerships, trusts or other pass-through entities by a Disqualified Non-U.S. Tax Person.

Very truly yours,

[The Purchaser]
By:
Name:
Title:
Dated:

**** Only to be filled out by Purchasers of Definitive Certificates. Please select (a) or (b). For holders of the Definitive Certificates, wire transfers are only available if such holder’s Definitive Certificates have an aggregate Certificate Balance or Notional Amount, as applicable, of at least U.S. $5,000,000.

Exhibit C-4

EXHIBIT D-1

Form of Transferee Affidavit FOR TRANSFERS
OF CLASS R CERTIFICATES

[Date]

Computershare Trust Company, National Association,
as Certificate Registrar

1505 Energy Park Drive

St. Paul, Minnesota 55108

Attention: CTS – Certificate Transfer Services – BANK 2026-BNK52

[OR OTHER CERTIFICATE REGISTRAR]

Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer
STATE OF	)
) ss.:
COUNTY OF	)

I, [______], under penalties of perjury, declare that, to the best of my knowledge and belief, the following representations are true, correct and complete, and being first sworn, depose and say that:

1.       I am a [______] of [______] (the “Purchaser”), on behalf of which I have the authority to make this affidavit.

2.       The Purchaser is acquiring Class R Certificates representing [__]% of the residual interest in each of the real estate mortgage investment conduits (each, a “REMIC”) designated as the (i)  “Lower-Tier REMIC” and (ii) “Upper-Tier REMIC”, respectively, relating to the Certificates for which an election is to be made under Section 860D of the Internal Revenue Code of 1986 (the “Code”).

3.       The Purchaser is not a “Disqualified Organization” (as defined below), and that the Purchaser is not acquiring the Class R Certificates for the account of, or as agent or nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership thereof, to a Disqualified Organization. For the purposes hereof, a Disqualified Organization is any of the following: (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing (other

Exhibit D-1-1

than an instrumentality which is a corporation if all of its activities are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization or any agency or instrumentality of any of the foregoing, (iii) any organization which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code and (v) any other Person so designated by the Trustee or the Certificate Administrator based upon an Opinion of Counsel as provided to the Trustee or the Certificate Administrator (at no expense to the Trustee or the Certificate Administrator) that the holding of an Ownership Interest in a Class R Certificate by such Person may cause a Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Class R Certificate to such Person. The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

4.       The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any Class R Certificates to a Disqualified Organization.

5.       The Purchaser is a Permitted Transferee and, to the extent applicable, the Purchaser’s U.S. taxpayer identification number is [__________].

6.       No purpose of the acquisition of the Class R Certificates is to impede the assessment or collection of tax.

7.       The Purchaser will not cause income from the Class R Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other person.

8.       Check the applicable paragraph:

☐       The present value of the anticipated tax liabilities associated with holding the Class R Certificate, as applicable, does not exceed the sum of:

(i)                     the present value of any consideration given to the Purchaser to acquire such Class R Certificate;

(ii)                  the present value of the expected future distributions on such Class R Certificate; and

(iii)               the present value of the anticipated tax savings associated with holding such Class R Certificate as the related REMIC generates losses.

Exhibit D-1-2

For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the corporate rate specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code (before its repeal by the Tax Cuts and Jobs Act) may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Purchaser has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and notwithstanding the Tax Cuts and Jobs Act will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Purchaser.

☐       The transfer of the Class R Certificate complies with Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

(i)                     the Purchaser is an “eligible corporation,” as defined in Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Class R Certificate will only be taxed in the United States;

(ii)                  at the time of the transfer, and at the close of the Purchaser’s two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a person related to the Purchaser within the meaning of Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)               the Purchaser will transfer the Class R Certificate only to another “eligible corporation,” as defined in Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Treasury Regulations Section 1.860E-1(c)(5); and

(iv)              the Purchaser determined the consideration paid to it to acquire the Class R Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

☐       None of the above.

9.       The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class R Certificates as they become due.

10.     The Purchaser understands that it may incur tax liabilities with respect to the Class R Certificate in excess of any cash flows generated by such Certificate.

11.     The Purchaser is aware that the Certificate Registrar will not register any transfer of a Class R Certificate by the Transferor unless the Purchaser, or such Purchaser’s agent, delivers to the Certificate Registrar, among other things, an affidavit and agreement in substantially the same form as this affidavit and agreement. The Purchaser expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such affidavit and agreement is false.

Exhibit D-1-3

12.     The Purchaser represents that it is not acquiring the Class R Certificate as a nominee, trustee or agent for any person that is not a Permitted Transferee and that for so long as it retains its interest in the Class R Certificate, it will endeavor to remain a Permitted Transferee.

13.     The Purchaser consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Class R Certificate will only be owned, directly or indirectly, by a Permitted Transferee.

14.     The Purchaser has reviewed the provisions of Section 5.03 of the Pooling and Servicing Agreement, a description of which provisions is set forth in the Class R Certificates; and the Purchaser expressly agrees to be bound by and to comply with such provisions.

15.     The Purchaser consents to the designation of the Certificate Administrator as “partnership representative” of each Trust REMIC pursuant to Section 10.01 of the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this ___day of _________, 20__.

By:
Name:
Title:

By:
Name:
Title:
Exhibit D-1-4

On this ____ day of _______20__, before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ______________________ and ________________________, known or proved to me to be the same persons who executed the foregoing instrument and to be _____________________________ and ___________________________, respectively, of the Purchaser, and acknowledged to me that they executed the same as their respective free acts and deeds and as the free act and deed of the Purchaser.

NOTARY PUBLIC in and for the
State of

[SEAL]

My Commission expires:

Exhibit D-1-5

EXHIBIT D-2

FORM OF TRANSFEROR LETTER FOR TRANSFERS
OF CLASS R CERTIFICATES

[Date]

Computershare Trust Company, National Association,
as Certificate Registrar

1505 Energy Park Drive

St. Paul, Minnesota 55108

Attention: CTS – Certificate Transfer Services – BANK 2026-BNK52

[OR OTHER CERTIFICATE REGISTRAR]

Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of Class R Certificates evidencing a [__]% Percentage Interest in such Class (the “Residual Certificates”). The Certificates, including the Residual Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

(1)       No purpose of the Transferor relating to the transfer of the Residual Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

(2)       The Transferor understands that the Transferee has delivered to you a Transferee Affidavit in the form attached to the Pooling and Servicing Agreement as Exhibit D-1. The Transferor does not know or believe that any representation contained therein is false.

(3)       The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee as contemplated by Treasury Regulation Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands that the transfer of the Residual Certificates may not be

Exhibit D-2-1

respected for United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

Very truly yours,

(Transferor)

By:
Name:
Title:
Exhibit D-2-2

EXHIBIT D-3

FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS
OF VRR INTEREST

[Date]

Computershare Trust Company, National Association,
as Certificate Registrar

1505 Energy Park Drive

St. Paul, Minnesota 55108

Attention: Risk Retention Custody – BANK 2026-BNK52

[OR OTHER CERTIFICATE REGISTRAR]

Wells Fargo Bank, National Association,
as Retaining Sponsor

c/o Wells Fargo Securities, LLC

30 Hudson Yards, 15th Floor
New York, New York 10001

Attention: A.J. Sfarra

Bryan Riddle, Esq.
Senior Counsel, Wells Fargo Legal Department
401 S Tryon Street, MAC D1050-266, 26th Floor
Charlotte, North Carolina 28202-1911

Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer

[_____] (the “Purchaser”) hereby certifies, represents and warrants to you, as Certificate Registrar and as “retaining sponsor” as such term is defined in Regulation RR, that:

1.	The Purchaser is acquiring $[_____] VRR Interest Balance of the VRR Interest from [_____] (the “Transferor”).
2.	The Purchaser is aware that the Certificate Registrar will not register any transfer of a VRR Interest by the Transferor unless the Purchaser, or such Purchaser’s agent, delivers
Exhibit D-3-1

to the Certificate Registrar, among other things, a certificate in substantially the same form as this certificate. The Purchaser expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such certificate is false.

3.	If the Purchaser is an insurance company general account relying on PTCE 95-60 to cover its acquisition of the VRR Interest, (a) all of the conditions of Parts I and III of PTCE 95-60 will be satisfied with respect to the acquisition of the VRR Interest and (b) the acquisition of the VRR Interest will be effected through Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, BofA Securities, Inc., Academy Securities, Inc. and Drexel Hamilton, LLC, or an affiliate thereof.
4.	Check one of the following:
☐	The transfer will occur during the VRR Interest Transfer Restriction Period, and the Purchaser certifies, represents and warrants to you, as Certificate Registrar, that:
A.	It is a “majority-owned affiliate”, as such term is defined in Regulation RR, of the Transferor (a “Majority-Owned Affiliate”).
B.	It is not acquiring the VRR Interest as a nominee, trustee or agent for any person that is not a Majority-Owned Affiliate, and that for so long as it retains its interest in the VRR Interest, it will remain a Majority-Owned Affiliate.
C.	It will be bound by the U.S. Credit Risk Retention Agreement, between Morgan Stanley Bank, N.A., Morgan Stanley Mortgage Capital Holdings LLC, JPMorgan Chase Bank, National Association, National Cooperative Bank, N.A., Wells Fargo Bank, National Association and Bank of America, National Association, dated and effective as of June 12, 2026 (the “Credit Risk Retention Agreement”) as if it were a party to such agreement.
D.	It hereby makes each representation set forth in Section 4(b) of the Credit Risk Retention Agreement.
E.	It consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that its ownership of the VRR Interest will satisfy the risk retention requirements of the Transferor, in its capacity as [sponsor][originator] under Regulation RR.
☐	The transfer will occur after the termination of the VRR Interest Transfer Restriction Period.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

Exhibit D-3-2

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

By:
Name:
Title:
Exhibit D-3-3

The foregoing certificate is hereby confirmed, and the transfer is accepted, as of the date first above written:

[RETAINING SPONSOR]

By:
Name:
Title:

[Medallion Stamp Guarantee]
Exhibit D-3-4

EXHIBIT D-4

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS
OF VRR INTEREST

[Date]

Computershare Trust Company, National Association,
as Certificate Registrar

1505 Energy Park Drive

St. Paul, Minnesota 55108

Attention: Risk Retention Custody – BANK 2026-BNK52

[OR OTHER CERTIFICATE REGISTRAR]

Wells Fargo Bank, National Association,
as Retaining Sponsor

c/o Wells Fargo Securities, LLC

30 Hudson Yards, 15th Floor
New York, New York 10001

Attention: A.J. Sfarra

Bryan Riddle, Esq.
Senior Counsel, Wells Fargo Legal Department
401 S Tryon Street, MAC D1050-266, 26th Floor
Charlotte, North Carolina 28202-1911

[EACH OTHER HOLDER OF A VRR INTEREST]

Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 (the “Certificates”)

Ladies and Gentlemen:

This is delivered to you in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of [Class RR Certificates][RR Interest] evidencing $[____] VRR Interest Balance. The VRR Interest was issued pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you that:

Exhibit D-4-1

1.	The transfer is in compliance with the Pooling and Servicing Agreement.
2.	If the Transferee is an insurance company general account relying on PTCE 95-60 to cover its acquisition of the VRR Interest, (a) all of the conditions of Parts I and III of PTCE 95-60 will be satisfied with respect to the acquisition of the VRR Interest and (b) the acquisition of the VRR Interest will be effected through Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, BofA Securities, Inc., Academy Securities, Inc. and Drexel Hamilton, LLC, or an affiliate thereof.
3.	Check one of the following:
☐	The transfer will occur during the VRR Interest Transfer Restriction Period, and the Transferor certifies, represents and warrants to you that:
A.	The transfer is in compliance with the U.S. Credit Risk Retention Agreement, between Morgan Stanley Bank, N.A., Morgan Stanley Mortgage Capital Holdings LLC, JPMorgan Chase Bank, National Association, National Cooperative Bank, N.A., Wells Fargo Bank, National Association and Bank of America, National Association, dated and effective as of June 12, 2026 (the “Credit Risk Retention Agreement”).
B.	The Transferee is a “majority-owned affiliate”, as such term is defined in Regulation RR, of the Transferor.
C.	The Transferee has complied in all material respects with all of the covenants in the Credit Risk Retention Agreement during the period from the date of the Credit Risk Retention Agreement through and including the date of this transfer.
D.	All of the representations and warranties made by the Transferor in the Credit Risk Retention Agreement are true and correct as of the date of the transfer.
E.	All of the requirements set forth in Section 3(c) of the Credit Risk Retention Agreement have been complied with through and including the date of the transfer.
☐	The transfer will occur after the termination of the VRR Interest Transfer Restriction Period.
4.	The Transferor understands that the Transferee has delivered to you a Transferee Certificate in the form attached to the Pooling and Servicing Agreement as Exhibit D-3. The Transferor does not know or believe that any representation contained therein is false.
Exhibit D-4-2

IN WITNESS WHEREOF, the Transferor has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

[TRANSFEROR]

By:
Name:
Title:

The foregoing certificate is hereby confirmed, and the transfer is accepted, as of the date first above written:

[RETAINING SPONSOR]

By:
Name:
Title:

[Medallion Stamp Guarantee]
Exhibit D-4-3

EXHIBIT E

FORM OF REQUEST FOR RELEASE
(for Custodian)

Loan Information
Name of Mortgagor:
[[General][NCB]Mast
er Servicer]
[[General][NCB]Speci al Servicer]
Loan No.:
Custodian
Name:	Computershare Trust Company, National Association
Address:	1055 10th Ave SE Minneapolis, Minnesota 55414 Attention: Document Custody Group BANK 2026-BNK52
Custodian/Trustee Mortgage File No.:
Depositor
Name:	Morgan Stanley Capital I Inc.
Address:

1585 Broadway
New York, New York 10036
Attention: Jane Lam

with a copy to

Morgan Stanley Capital I Inc.
1633 Broadway, 29th Floor
New York, New York 10019
Attention: Legal Compliance Division

with a copy by email to:

cmbs_notices@morganstanley.com

Exhibit E-1

Certificates:	BANK 2026-BNK52, Commercial Mortgage Pass- Through Certificates, Series 2026-BNK52

The undersigned [[General][NCB] Master Servicer] [[General][NCB] Special Servicer] hereby requests delivery from Computershare Trust Company, National Association, as custodian (the “Custodian”) on behalf of Deutsche Bank National Trust Company, as trustee (the “Trustee”), for the Holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, the documents referred to below (the “Documents”). All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer.

( )

( )

( )

( )

The undersigned [[General][NCB] Master Servicer] [[General][NCB] Special Servicer] hereby acknowledges and agrees as follows:

(1)       The [[General][NCB] Master Servicer] [[General][NCB] Special Servicer] shall hold and retain possession of the Documents in trust for the benefit of the Trustee, solely for the purposes provided in the Pooling and Servicing Agreement.

(2)       The [[General][NCB] Master Servicer] [[General][NCB] Special Servicer] shall not cause or permit the Documents to become subject to, or encumbered by, any claims, liens, security interests, charges, writs of attachment or other impositions nor shall the [[General][NCB] Master Servicer] [[General][NCB] Special Servicer] assert or seek to assert any claims or rights of set-off to or against the Documents or any proceeds thereof except as otherwise provided in the Pooling and Servicing Agreement.

(3)       The [[General][NCB] Master Servicer] [[General][NCB] Special Servicer] shall return the Documents to the Custodian when the need therefor no longer exists, unless the Mortgage Loans have been liquidated or the Mortgage Loans have been paid in full and the proceeds thereof have been remitted to the Collection Account except as expressly provided in the Pooling and Servicing Agreement.

Exhibit E-2

(4)       The Documents and any proceeds thereof, including proceeds of proceeds, coming into the possession or control of the [[General][NCB] Master Servicer] [[General][NCB] Special Servicer] shall at all times be earmarked for the account of the Trustee, and the [[General][NCB] Master Servicer] [[General][NCB] Special Servicer] shall keep the Documents separate and distinct from all other property in the [[General][NCB] Master Servicer’s] [[General][NCB] Special Servicer’s] possession, custody or control.

[______________]

By:
Name:
Title:

Date:
Exhibit E-3

EXHIBIT F-1

FORM OF ERISA REPRESENTATION
LETTER REGARDING ERISA RESTRICTED CERTIFICATES AND THE VRR
INTEREST

Computershare Trust Company, National Association

as Certificate Registrar

1505 Energy Park Drive
St. Paul, Minnesota 55108

Attention: CTS – Certificate Transfer Services – BANK 2026-BNK52

[OR OTHER CERTIFICATE REGISTRAR]

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention: Jane Lam

Morgan Stanley Capital I Inc.

1633 Broadway, 29th Floor

New York, New York 10019

Attention: Legal Compliance Division

with a copy by email to:

cmbs_notices@morganstanley.com

Re:	Transfer of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52

Ladies and Gentlemen:

The undersigned (the “Purchaser”) proposes to purchase US$[___] aggregate initial [Notional Amount][Certificate Balance][VRR Interest Balance] in the BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, [Class [X-F][X-G][E][F] [G] Certificates][Class RR Certificates][RR Interest] issued pursuant to that certain Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

Exhibit F-1-1

In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

1.       The Purchaser is not and will not become (a) an employee benefit plan or other plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a governmental plan (as defined in Section 3(32) of ERISA), or other plan subject to any federal, state or local law (“Similar Law”) that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each a “Plan”) or (b) a person acting on behalf of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such a Plan or Plans and the application of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA) or using the assets of any such Plan, other than an insurance company using the assets of its “insurance company general account” (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption (“PTCE”) 95-60) under circumstances whereby the purchase and holding of Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of PTCE 95-60 (or a Plan subject to Similar Law purchasing and holding under circumstances that would not constitute or result in a non-exempt violation of applicable Similar Law).

2.       The Purchaser understands that if the Purchaser is or becomes a person referred to in 1(a) or (b) above, such Purchaser is required to provide to the Trustee and the Certificate Administrator an Opinion of Counsel in form and substance satisfactory to the Trustee, the Certificate Administrator and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a “prohibited transaction” within the meaning of ERISA, Section 4975 of the Code or any Similar Law, and will not subject the Trustee, the Certificate Administrator, the Certificate Registrar, any Master Servicer, any Special Servicer, any sub-servicer, the Initial Purchasers, the Underwriters, the Asset Representations Reviewer, the Operating Advisor or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any such Similar Law) in addition to those set forth in the Pooling and Servicing Agreement, which Opinion of Counsel shall not be at the expense of the Depositor, any Master Servicer, any Special Servicer, any sub-servicer, the Trustee, the Certificate Administrator, the Certificate Registrar, the Operating Advisor, the Asset Representations Reviewer, the Initial Purchasers, the Underwriters or the Trust.

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___ day of _____________, 20__.

Very truly yours,

[The Purchaser]
By:
Name:
Title:

Date:
Exhibit F-1-2

EXHIBIT F-2

Form of ERISA Representation Letter
regarding CLASS V AND CLASS R CERTIFICATES

[Date]

Computershare Trust Company, National Association,
as Certificate Administrator

1505 Energy Park Drive

St. Paul, Minnesota 55108

Attention: CTS – Certificate Transfer Services – BANK 2026-BNK52

[OR OTHER CERTIFICATE REGISTRAR]

[Transferor]

[______]

[______]

Attention: [______]

Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52

Ladies and Gentlemen:

The undersigned (the “Purchaser”) proposes to purchase [__]% Percentage Interest in the BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, [Class V][Class R] Certificates (the “[Class V][Class R] Certificate”) issued pursuant to that certain Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

In connection with such transfer, the undersigned hereby represents and warrants to you that, with respect to the [Class V][Class R] Certificate, the Purchaser is not and will not become (a) an employee benefit plan or other plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a governmental plan (as defined in Section 3(32) of ERISA) or other plan that is subject to any federal, state or local law that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a “Plan”), or (b) any person acting on behalf of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such a Plan or Plans and the application of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA) or using the assets of a Plan to purchase such [Class V][Class R] Certificate.

Exhibit F-2-1

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___ day of _____, 20__.

Very truly yours,

[The Purchaser]

By:
Name:
Title:

Date:
Exhibit F-2-2

EXHIBIT G

FORM OF DISTRIBUTION DATE STATEMENT

Exhibit G-1

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Contacts
Role	Party and Contact Information
Depositor	Morgan Stanley Capital I Inc.
	Attention: Jane Lam	jane.lam@morganstanley.com; cmbs_notices@morganstanley.com
1585 Broadway | New York, NY 10036 | United States
Certificate Administrator	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)	cctcmbsbondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Master Servicer	Trimont LLC
	Attention: CMBS Servicing	commercial.servicing@trimont.com
One South, 101 South Tryon Street, Suite 1400 | Charlotte, NC 28280 | United States
NCB Master Servicer & NCB Special Servicer	National Cooperative Bank, N.A.
	Kathleen Luzik	kluzikncb.coop
2011 Crystal Drive, Suite 800 | Arlington, VA 22202 | United States
Special Servicer	CWCapital Asset Management LLC
	Attention: Legal Department	CWCAMContractNotices@cwcapital.com
900 19th Street NW, 8th Floor | Washington, DC 20006 | United States
Operating Advisor & Asset Representations Reviewer	Park Bridge Lender Services LLC
	Attention: BANK 2026-BNK52 – Surveillance Manager	cmbs.notices@parkbridgefinancial.com
600 Third Avenue, 40th Floor | New York, NY 10016 | United States
Trustee	Deutsche Bank National Trust Company
	Attention: Trust Administration	cmbsadmin@list.db.com
1761 East St. Andrew Place | Santa Ana, CA 92705 | United States

This report is compiled by Computershare Trust Company, N.A. from information provided by third parties. Computershare Trust Company, N.A. has not independently confirmed the accuracy of the information.
Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificate holders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

© 2021 Computershare. All rights reserved. Confidential.	Page 1 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Regular Certificates
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
RR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
V		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
Regular SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Notional Certificates
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Notional SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Deal Distribution Total					0.00	0.00	0.00	0.00	0.00

*	Denotes the Controlling Class (if required)
(1)	Calculated by taking (A) the sum of the ending certificate balance of all classes in a series less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).
(2)	Pass-Through Rates with respect to any Class of Certificates on next month's Payment Date is expected to be the same as the current respective Pass-Through Rate, subject to any modifications on the underlying loans, any change in certificate or pool balance, any change in the underlying index (if and as applicable), and any other matters provided in the governing documents.

© 2021 Computershare. All rights reserved. Confidential.	Page 2 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Losses	Total Distribution	Ending Balance
Regular Certificates
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
V		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
X-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© 2021 Computershare. All rights reserved. Confidential.	Page 3 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Certificate Interest Reconciliation Detail
Class	Accrual Period	Accrual Days	Prior Cumulative Interest Shortfalls	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Interest Shortfalls / (Paybacks)	Payback of Prior Realized Losses	Additional Interest Distribution Amount	Interest Distribution	Cumulative Interest Shortfalls
A-1	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-E	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 4 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Exchangeable Certificate Detail
Class	CUSIP	Pass-Through Rate	Maximum Initial Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance
Exchangeable Certificate Details
A-4 (Exch)		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4-1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4-2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4-X1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4-X2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5 (Exch)		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5-1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5-2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5-X1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5-X2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S (Exch)		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-X1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-X2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B (Exch)		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-X1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-X2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C (Exch)		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-X1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-X2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Exchangeable Certificates Total			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 5 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Exchangeable Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Losses	Total Distribution	Ending Balance
Regular Certificates
A-4-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
A-4-X1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4-X2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5-X1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5-X2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-X1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-X2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B-X1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B-X2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C-X1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C-X2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© 2021 Computershare. All rights reserved. Confidential.	Page 6 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Additional Information

Total Available Distribution Amount (1)	0.00
(1)	The Available Distribution Amount includes any Prepayment Premiums.

© 2021 Computershare. All rights reserved. Confidential.	Page 7 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Bond / Collateral Reconciliation - Cash Flows

Total Funds Collected

Interest
Interest Paid or Advanced	0.00
Interest Reductions due to Nonrecoverability Determination	0.00
Interest Adjustments	0.00
Deferred Interest	0.00
ARD Interest	0.00
Net Prepayment Interest Excess / (Shortfall)	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected	0.00

Principal
Scheduled Principal	0.00
Unscheduled Principal Collections
Principal Prepayments	0.00
Collection of Principal after Maturity Date	0.00
Recoveries From Liquidations and Insurance Proceeds	0.00
Excess of Prior Principal Amounts Paid	0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00

Total Principal Collected	0.00

Other
Prepayment Penalties / Yield Maintenance	0.00
Gain on Sale / Excess Liquidation Proceeds	0.00
Borrower Option Extension Fees	0.00
Total Other Collected	0.00

Total Funds Collected	0.00
Total Funds Distributed

Fees
Master Servicing Fee	0.00
Certificate Administrator Fee	0.00
Trustee Fee	0.00
CREFC® Intellectual Property Royalty License Fee	0.00
Operating Advisor Fee	0.00
Asset Representations Reviewer Fee	0.00

Total Fees	0.00

Expenses/Reimbursements
Reimbursement for Interest on Advances	0.00
ASER Amount	0.00
Special Servicing Fees (Monthly)	0.00
Special Servicing Fees (Liquidation)	0.00
Special Servicing Fees (Work Out)	0.00
Legal Fees	0.00
Rating Agency Expenses	0.00
Taxes Imposed on Trust Fund	0.00
Non-Recoverable Advances	0.00
Workout Delayed Reimbursement Amounts	0.00
Other Expenses	0.00
Total Expenses/Reimbursements	0.00

Interest Reserve Deposit	0.00

Payments to Certificateholders and Others
Interest Distribution	0.00
Principal Distribution	0.00
Prepayment Penalties / Yield Maintenance	0.00
Total Payments to Certificateholders and Others	0.00

Total Funds Distributed	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 8 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Bond / Collateral Reconciliation - Balances

Collateral Reconciliation
		Total
Beginning Scheduled Collateral Balance	0.00	0.00
(-) Scheduled Principal Collections	0.00	0.00
(-) Unscheduled Principal Collections	0.00	0.00
(-) Principal Adjustments (Cash)	0.00	0.00
(-) Principal Adjustments (Non-Cash)	0.00	0.00
(-) Realized Losses from Collateral	0.00	0.00
(-) Other Adjustments²	0.00	0.00

Ending Scheduled Collateral Balance	0.00	0.00
Beginning Actual Collateral Balance	0.00	0.00
Ending Actual Collateral Balance	0.00	0.00

Certificate Reconciliation
Total
Beginning Certificate Balance	0.00
(-) Principal Distributions	0.00
(-) Realized Losses	0.00
Realized Loss and Realized Loss Adjustments on Collateral	0.00
Current Period NRA¹	0.00
Current Period WODRA¹	0.00
Principal Used to Pay Interest	0.00
Non-Cash Principal Adjustments	0.00
Certificate Other Adjustments**	0.00
Ending Certificate Balance	0.00

NRA/WODRA Reconciliation
	Non-Recoverable Advances (NRA) from Principal	Workout Delayed Reimbursement of Advances (WODRA) from Principal
Beginning Cumulative Advances	0.00	0.00
Current Period Advances	0.00	0.00
Ending Cumulative Advances	0.00	0.00

Under / Over Collateralization Reconciliation
Beginning UC / (OC)	0.00
UC / (OC) Change	0.00
Ending UC / (OC)	0.00
Net WAC Rate	0.00%
UC / (OC) Interest	0.00

(1)	Current Period NRA and WODRA displayed will represent the portion applied as Realized Losses to the bonds.
(2)	Other Adjustments value will represent miscellaneous items that may impact the Scheduled Balance of the collateral.
**	A negative value for Certificate Other Adjustments represents the payback of prior Principal Shortfalls, if any.

© 2021 Computershare. All rights reserved. Confidential.	Page 9 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Current Mortgage Loan and Property Stratification

Aggregate Pool

Scheduled Balance
Scheduled Balance	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Debt Service Coverage Ratio¹
Debt Service Coverage Ratio	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 10 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Current Mortgage Loan and Property Stratification

Aggregate Pool

State³
State	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Property Type³
Property Type	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

Note: Please refer to footnotes on the next page of the report.

© 2021 Computershare. All rights reserved. Confidential.	Page 11 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Current Mortgage Loan and Property Stratification

Aggregate Pool

Note Rate
Note Rate	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Seasoning
Seasoning	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 12 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Current Mortgage Loan and Property Stratification

Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)
Anticipated Remaining Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Amortization Term (ARD and Balloon Loans)
Remaining Amortization Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 13 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Current Mortgage Loan and Property Stratification

Aggregate Pool

Age of Most Recent NOI
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Stated Term (Fully Amortizing Loans)
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 14 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Mortgage Loan Detail (Part 1)
Pros ID	Loan ID	Loan Group	Prop Type	City	State	Interest Accrual Type	Gross Rate	Scheduled Interest	Scheduled Principal	Principal Adjustments	Anticipated Repay Date	Original Maturity Date	Adjusted Maturity Date	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date

Totals
1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse	MF - Multi-Family
SS - Self Storage	LO - Lodging	RT - Retail	SF - Single Family Rental
98 - Other	IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

© 2021 Computershare. All rights reserved. Confidential.	Page 15 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Mortgage Loan Detail (Part 2)
Pros ID	Loan Group	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date	Appraisal Reduction Date	Appraisal Reduction Amount	Cumulative ASER	Current P&I Advances	Cumulative P&I Advances	Cumulative Servicer Advances	Current NRA/WODRA from Principal	Defease Status

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 16 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Principal Prepayment Detail
			Unscheduled Principal		Prepayment Penalties
Pros ID	Loan Number	Loan Group	Amount	Prepayment / Liquidation Code	Prepayment Premium Amount	Yield Maintenance Amount

Totals

Note: Principal Prepayment Amount listed here may include Principal Adjustment Amounts on the loan in addition to the Unscheduled Principal Amount.

© 2021 Computershare. All rights reserved. Confidential.	Page 17 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Historical Detail
	Delinquencies¹												Prepayments				Rate and Maturities
	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Distribution Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM¹

(1)	Foreclosure and REO Totals are included in the delinquencies aging categories.

© 2021 Computershare. All rights reserved. Confidential.	Page 18 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Delinquency Loan Detail
Pros ID	Loan ID	Paid Through Date	Months Delinquent	Mortgage Loan Status¹	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicer Advances	Actual Principal Balance	Servicing Transfer Date	Resolution Strategy Code²	Bankruptcy Date	Foreclosure Date	REO Date

Totals
1 Mortgage Loan Status
A - Payment Not Received But Still in Grace Period	0 - Current	4 - Performing Matured Balloon
B - Late Payment But Less Than 30 days Delinquent	1 - 30-59 Days Delinquent	5 - Non Performing Matured Balloon
	2 - 60-89 Days Delinquent	6 - 121+ Days Delinquent
3 - 90-120 Days Delinquent

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

Note: Outstanding P & I Advances include the current period advance.

© 2021 Computershare. All rights reserved. Confidential.	Page 19 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Collateral Stratification and Historical Detail

Maturity Dates and Loan Status¹
	Total	Performing	Non-Performing	REO/Foreclosure

Past Maturity	0	0	0	0
0 - 6 Months	0	0	0	0
7 - 12 Months	0	0	0	0
13 - 24 Months	0	0	0	0
25 - 36 Months	0	0	0	0
37 - 48 Months	0	0	0	0
49 - 60 Months	0	0	0	0
> 60 Months	0	0	0	0

Historical Delinquency Information
	Total	Current	30-59 Days	60-89 Days	90+ Days	REO/Foreclosure

Aug-26	0	0	0	0	0	0
Jul-26	0	0	0	0	0	0
Jun-26	0	0	0	0	0	0
May-26	0	0	0	0	0	0
Apr-26	0	0	0	0	0	0
Mar-26	0	0	0	0	0	0
Feb-26	0	0	0	0	0	0
Jan-26	0	0	0	0	0	0
Dec-25	0	0	0	0	0	0
Nov-25	0	0	0	0	0	0
Oct-25	0	0	0	0	0	0
Sep-25	0	0	0	0	0	0
(1)	Maturity dates used in this chart are based on the dates provided by the Master Servicer in the Loan Periodic File.

© 2021 Computershare. All rights reserved. Confidential.	Page 20 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Specially Serviced Loan Detail - Part 1
Pros ID	Loan ID	Ending Scheduled Balance	Actual Balance	Appraisal Value	Appraisal Date	Net Operating Income	DSCR	DSCR Date	Maturity Date	Remaining Amort Term

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 21 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Specially Serviced Loan Detail - Part 2
Pros ID	Loan ID	Property Type¹	State	Servicing Transfer Date	Resolution Strategy Code²	Special Servicing Comments

1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse
MF - Multi-Family	SS - Self Storage	LO - Lodging
RT - Retail	SF - Single Family Rental	98 - Other
IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

© 2021 Computershare. All rights reserved. Confidential.	Page 22 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Modified Loan Detail

		Pre-Modification		Post-Modification				Modification	Modification
Pros ID	Loan Number	Balance	Rate	Balance	Rate	Modification Code¹	Modification Booking Date	Closing Date	Effective Date

Totals
1 Modification Codes
1 - Maturity Date Extension	5 - Temporary Rate Reduction	8 - Other
2 - Amortization Change	6 - Capitalization on Interest	9 - Combination
3 - Principal Write-Off	7 - Capitalization on Taxes	10 - Forbearance

Note: Please refer to Servicer Reports for modification comments.

© 2021 Computershare. All rights reserved. Confidential.	Page 23 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Historical Liquidated Loan Detail
Pros ID¹	Loan Number	Dist.Date	Loan Beginning Scheduled Balance	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Fees, Advances, and Expenses	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Loan	Current Period Adjustment to Loan	Cumulative Adjustment to Loan	Loss to Loan with Cumulative Adjustment	Percent of Original Loan Balance

Current Period Totals
Cumulative Totals

Note: Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

© 2021 Computershare. All rights reserved. Confidential.	Page 24 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Historical Bond / Collateral Loss Reconciliation Detail
Pros ID	Loan Number	Distribution Date	Certificate Interest Paid from Collateral Principal Collections	Reimb of Prior Realized Losses from Collateral Interest Collections	Aggregate Realized Loss to Loan	Loss Covered by Credit Support/Deal Structure	Loss Applied to Certificate Interest Payment	Loss Applied to Certificate Balance	Non-Cash Principal Adjustment	Realized Losses from NRA/WODRA	Total Loss Applied to Certificate Balance

Current Period Totals
Cumulative Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 25 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Interest Shortfall Detail - Collateral Level

Pros ID	Interest Adjustments	Deferred Interest Collected	Special Servicing Fees			ASER	PPIS / (PPIE)	Non- Recoverable Interest	Interest on Advances	Reimbursement of Advances from Interest	Other Shortfalls / (Refunds)	Modified Interest Reduction / (Excess)
			Monthly	Liquidation	Work Out

Total

Note: Interest Adjustments listed for each loan do not include amounts that were used to adjust the Weighted Average Net Rate of the mortgage loans.									Collateral Shortfall Total		0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 26 of 27

Distribution Date:	08/17/26	BANK 2026-BNK52
Determination Date:	08/11/26
Record Date:	07/31/26	Commercial Mortgage Pass-Through Certificates Series 2026-BNK52

Supplemental Notes

None

© 2021 Computershare. All rights reserved. Confidential.	Page 27 of 27

EXHIBIT H

FORM OF OMNIBUS ASSIGNMENT

[NAME OF CURRENT ASSIGNOR] having an address at [ADDRESS OF CURRENT ASSIGNOR] (the “Assignor”) for good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby sells, transfers, assigns, delivers, sets over and conveys, without recourse, representation or warranty, express or implied, unto “Deutsche Bank National Trust Company, as Trustee for the registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 and the related VRR Interest Owners” (the “Assignee”), having an office at 1761 East St. Andrew Place, Santa Ana, California 92705, Attention: Trust Administration—BANK 2026-BNK52, its successors and assigns, all right, title and interest of the Assignor in and to:

That certain mortgage and security agreement, deed of trust and security agreement, deed to secure debt and security agreement, or similar security instrument (the “Security Instrument”), and that certain Promissory Note (the “Mortgage Note”), for each of the Mortgage Loans shown on the Mortgage Loan Schedule attached hereto as Exhibit B, and that certain assignment of leases and rents given in connection therewith and all of the Assignor’s right, title and interest in any claims, collateral, insurance policies, certificates of deposit, letters of credit, escrow accounts, performance bonds, demands, causes of action and any other collateral arising out of and/or executed and/or delivered in or to or with respect to the Security Instrument and the Mortgage Note, together with any other documents or instruments executed and/or delivered in connection with or otherwise related to the Security Instrument and the Mortgage Note.

IN WITNESS WHEREOF, the Assignor has executed this instrument under seal to be effective as of the [__] day of [_____________], 20[__].

[NAME OF CURRENT ASSIGNOR]

By:
Name:
Title:
Exhibit H-1

EXHIBIT I

Form of Transfer Certificate
for Rule 144A Book-Entry Certificate
to Temporary Regulation S Book-Entry Certificate
during Restricted Period

(Exchanges or transfers pursuant to
Section 5.03(c) of the Pooling and Servicing Agreement)

Computershare Trust Company, National Association,
as Certificate Registrar

1505 Energy Park Drive

St. Paul, Minnesota 55108

Attention: CTS – Certificate Transfer Services – BANK 2026-BNK52

Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Temporary Regulation S Book-Entry Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with the Depository in the name of [Euroclear] [Clearstream]* (Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

*   Select appropriate depository.

Exhibit I-1

(1)       the offer of the Certificates was not made to a person in the United States;

[(2)            at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)            the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]**

(3)       no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, each applicable Master Servicer, each applicable Special Servicer, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

cc: Morgan Stanley Capital I Inc.

**  Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit I-2

EXHIBIT J

Form of Transfer Certificate
for Rule 144A Book-Entry Certificate
to Regulation S Book-Entry Certificate after Restricted Period

(Exchange or transfers pursuant to
Section 5.03(d) of the Pooling and Servicing Agreement)

Computershare Trust Company, National Association,
as Certificate Registrar

1505 Energy Park Drive

St. Paul, Minnesota 55108

Attention: CTS – Certificate Transfer Services – BANK 2026-BNK52

Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Regulation S Book-Entry Certificate of such Class (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a person in the United States,

Exhibit J-1

[(2)            at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

[(2)            the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *

(3)       no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, each applicable Master Servicer, each applicable Special Servicer, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

cc: Morgan Stanley Capital I Inc.

*   Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit J-2

EXHIBIT K

Form of Transfer Certificate
for Temporary Regulation S Book-Entry Certificate
to Rule 144A Book-Entry Certificate during Restricted Period

(Exchange or transfers pursuant to
Section 5.03(e) of the Pooling and Servicing Agreement)

Computershare Trust Company, National Association,
as Certificate Registrar

1505 Energy Park Drive

St. Paul, Minnesota 55108

Attention: CTS – Certificate Transfer Services – BANK 2026-BNK52

Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Temporary Regulation S Book-Entry Certificate of such Class (CINS No. [______] and ISIN No. [______]) with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and

*   Select appropriate depository.

Exhibit K-1

in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, each applicable Master Servicer, each applicable Special Servicer, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

cc: Morgan Stanley Capital I Inc.
Exhibit K-2

EXHIBIT L

Form of Transfer Certificate
for Temporary Regulation S Book-Entry Certificate
to Regulation S Book-Entry Certificate after Restricted Period

(Exchanges pursuant to
Section 5.03(f) of the Pooling and Servicing Agreement)

Computershare Trust Company, National Association,
as Certificate Registrar

1505 Energy Park Drive

St. Paul, Minnesota 55108

Attention: CTS – Certificate Transfer Services – BANK 2026-BNK52

Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

[For purposes of acquiring a beneficial interest in a Regulation S Book-Entry Certificate of the Class specified above after the expiration of the Restricted Period,] [For purposes of receiving payments under a Temporary Regulation S Book-Entry Certificate of the Class specified above,]* the undersigned holder of a beneficial interest in a Temporary Regulation S Book-Entry Certificate of the Class specified above issued under the Pooling and Servicing Agreement certifies that it is not a U.S. Person as defined by Regulation S under the Securities Act of 1933, as amended.

We undertake to advise you promptly by facsimile on or prior to the date on which you intend to submit your corresponding certification relating to the Certificates of the Class specified above held by you for our account if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

*   Select, as applicable.

Exhibit L-1

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, each applicable Master Servicer, each applicable Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.

Dated:

By:
as, or as agent for, the holder of a beneficial interest in the Certificates to which this certificate relates.
Exhibit L-2

EXHIBIT M

Form of Transfer Certificate
for Non-Book Entry Certificate
to Temporary Regulation S Book-Entry Certificate

(Exchanges or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

Computershare Trust Company, National Association,
as Certificate Registrar

1505 Energy Park Drive

St. Paul, Minnesota 55108

Attention: CTS – Certificate Transfer Services – BANK 2026-BNK52

Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Temporary Regulation S Book-Entry Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository.

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a person in the United States;

*   Select appropriate depository.

Exhibit M-1

[(2)              at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)              the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;] **

(3)       no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, each applicable Master Servicer, each applicable Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

cc: Morgan Stanley Capital I Inc.

**   Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit M-2

EXHIBIT N

Form of Transfer Certificate
for Non-Book Entry Certificate
to Regulation S Book-Entry Certificate

(Exchange or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

Computershare Trust Company, National Association,
as Certificate Registrar

1505 Energy Park Drive

St. Paul, Minnesota 55108

Attention: CTS – Certificate Transfer Services – BANK 2026-BNK52

Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Regulation S Book-Entry Certificate (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a person in the United States,

Exhibit N-1

[(2)            at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

[(2)            the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *

(3)       no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, each applicable Master Servicer, each applicable Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

cc: Morgan Stanley Capital I Inc.

*   Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit N-2

EXHIBIT O

Form of Transfer Certificate
for Non-Book Entry Certificate
to Rule 144A Book-Entry Certificate

(Exchange or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

Computershare Trust Company, National Association,
as Certificate Registrar

1505 Energy Park Drive

St. Paul, Minnesota 55108

Attention: Certificate Transfer Services – BANK 2026-BNK52

Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are

Exhibit O-1

commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, each applicable Master Servicer, each applicable Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

cc: Morgan Stanley Capital I Inc.
Exhibit O-2

EXHIBIT P-1A

FORM OF INVESTOR CERTIFICATION for Non-Borrower PartY AND/OR
THE RISK RETENTION CONSULTATION PARTIES
(for Persons other than the DIRECTING CERTIFICATEHOLDER AND/OR a Controlling Class Certificateholder)

[Date]

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS)
BANK 2026-BNK52
Trustadministrationgroup@computershare.com
CCTCMBSBondAdmin@computershare.com

Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, Class [_] Certificates

In accordance with the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.        The undersigned is a Certificateholder, a VRR Interest Owner, a beneficial owner or prospective purchaser of the Class [__] Certificates, a Companion Holder or a Risk Retention Consultation Party (or any investment advisor or manager or other representative of the foregoing).

2.       The undersigned is neither the Directing Certificateholder nor a Controlling Class Certificateholder.

3.       In the case that the undersigned is a Certificateholder, beneficial owner or prospective purchaser of an Offered Certificate, the undersigned has received a copy of the Prospectus.

4.       [FOR PARTIES OTHER THAN THE RISK RETENTION CONSULTATION PARTIES: The undersigned is not a Borrower Party.]

5.       The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement. In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are

Exhibit P-1A-1

assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Information confidential shall expire one year following the date that the undersigned receives such Information (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

6.       The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, each applicable Master Servicer, each applicable Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

7.       The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

8.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[_____]

By:
Name:
Title:

Dated:

cc: Morgan Stanley Capital I Inc.
Exhibit P-1A-2

EXHIBIT P-1B

FORM OF INVESTOR CERTIFICATION for Non-Borrower PartY
(for the DIRECTING CERTIFICATEHOLDER AND/OR a Controlling Class
Certificateholder)

[Date]

Trimont LLC
Commercial Mortgage Servicing

One South
101 South Tryon Street, Suite 1400
Charlotte, North Carolina 28280
Attention: BANK 2026-BNK52 Asset Manager
commercial.servicing@trimont.com

with a copy to:

Trimont LLC
Two Alliance Center
3560 Lenox Rd NE, Suite 2200
Atlanta, GA 30326
Attention: Legal Department
Email: Legaldepartment@trimont.com

with a copy to:

K&L Gates LLP
300 South Tryon Street, Suite 1000
Charlotte, North Carolina 28202
Attention: Stacy G. Ackermann
Facsimile Number: (704) 353-3190
Email: stacy.ackermann@klgates.com

Computershare Trust Company, National
Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS)
BANK 2026-BNK52
Trustadministrationgroup@computershare.com
CCTCMBSBondAdmin@computershare.com

Computershare Trust Company, National
Association

1505 Energy Park Drive

St. Paul, Minnesota 55108
Attention: Corporate Trust Services (CMBS)
BANK 2026-BNK52

Deutsche Bank National Trust Company

1761 East St. Andrew Place

Santa Ana, California 92705

Attention: Trust Administration—BANK 2026-
BNK52

Email: cmbsadmin@list.db.com

CWCapital Asset Management LLC 900 19th Street NW, 8th Floor Washington, D.C. 20006 Attention: Legal Department (BANK 2026- BNK52), with a copy to: CWCAMContractNotices@cwcapital.com

Park Bridge Lender Services LLC

600 Third Avenue, 40th Floor

New York, New York 10016

Attention: BANK 2026-BNK52 Surveillance
Manager (with a copy sent

contemporaneously via email to
cmbs.notices@parkbridgefinancial.com)

National Cooperative Bank, N.A. 2011 Crystal Drive, Suite 800 Arlington, Virginia 22202 Attention: Thomas Klump, Chief Operating Officer Email: tklump@ncb.coop with a copy to:
Exhibit P-1B-1

National Cooperative Bank, N.A. 2011 Crystal Drive, Suite 800 Arlington, Virginia 22202 Attention: Brian Pace, Senior Vice President Email: bpace@ncb.coop
Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, Class [_] Certificates

In accordance with the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is the Directing Certificateholder or a Controlling Class Certificateholder.

2.       The undersigned has received a copy of the Prospectus.

3.       The undersigned is not a Borrower Party.

4.       The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website and may from time to time request information from the Master Servicer or Special Servicer [and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement]. In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Information confidential shall expire one year following the date that the undersigned receives such Information (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

Exhibit P-1B-2

5.       The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, each applicable Master Servicer, each applicable Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.       At any time the undersigned becomes a Borrower Party with respect to any Mortgage Loan or Whole Loan, the undersigned shall deliver the certification attached as Exhibit P-1D to the Pooling and Servicing Agreement and shall deliver to the applicable parties the notices attached as Exhibit P-1E and Exhibit P-1F to the Pooling and Servicing Agreement.

7.       The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website, and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

8.       [For use with any party other than the initial Directing Certificateholder] The undersigned hereby certifies that an executed copy of this certification in [paper][electronic click-through] form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to the applicable Information provider listed above [(a) by overnight courier or (b) mailed by registered mail, postage prepaid].

9.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[_____]

By:
Name:
Title:

Dated:
cc: Morgan Stanley Capital I Inc.
Exhibit P-1B-3

EXHIBIT P-1C

FORM OF INVESTOR CERTIFICATION for Borrower PartY
(for Persons other than the DIRECTING CERTIFICATEHOLDER, THE
RISK RETENTION CONSULTATION PARTIES AND/OR a Controlling Class
Certificateholder)

[Date]

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS) BANK 2026-BNK52
Trustadministrationgroup@computershare.com
CCTCMBSBondAdmin@computershare.com

Trimont LLC
Commercial Mortgage Servicing

One South
101 South Tryon Street, Suite 1400
Charlotte, North Carolina 28202
Attention: BANK 2026-BNK52 Asset Manager
commercial.servicing@trimont.com

with a copy to:

Trimont LLC
Two Alliance Center
3560 Lenox Rd NE, Suite 2200
Atlanta, GA 30326
Attention: Legal Department
Email: Legaldepartment@trimont.com

with a copy to:

K&L Gates LLP
300 South Tryon Street, Suite 1000
Charlotte, North Carolina 28202
Attention: Stacy G. Ackermann
Facsimile Number: (704) 353-3190
Email: stacy.ackermann@klgates.com

National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Thomas Klump, Chief Operating Officer

Email: tklump@ncb.coop

Exhibit P-1C-1

with a copy to:

National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Brian Pace, Senior Vice President

Email: bpace@ncb.coop

Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, Class [_] Certificates

In accordance with the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is a Certificateholder, a VRR Interest Owner, a beneficial owner or prospective purchaser of the Class [__] Certificates or a Companion Holder (or any investment advisor or manager or other representative of the foregoing).

2.       The undersigned is not the Directing Certificateholder, a Risk Retention Consultation Party or a Controlling Class Certificateholder.

3.       In the case that the undersigned is a Certificateholder, a VRR Interest Owner, a beneficial owner or prospective purchaser of an Offered Certificate, the undersigned has received a copy of the Prospectus.

4.       The undersigned is a Borrower Party.

5.       The undersigned is requesting access to the Distribution Date Statement pursuant to the Pooling and Servicing Agreement. In consideration of the disclosure to the undersigned of the Distribution Date Statement, or the access thereto, the undersigned will keep the Distribution Date Statement confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Distribution Date Statement will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Distribution Date Statement confidential shall expire one year following the date that the undersigned receives such Distribution Date Statement (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class

Exhibit P-1C-2

of Certificates referenced above. The undersigned will not use or disclose the Distribution Date Statement in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

6.       The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, each applicable Master Servicer, each applicable Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

7.       The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Distribution Date Statement on the Certificate Administrator’s Website, and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

8.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[_____]

By:
Name:
Title:

Dated:
cc: Morgan Stanley Capital I Inc.
Exhibit P-1C-3

EXHIBIT P-1D

FORM OF INVESTOR CERTIFICATION for Borrower PartY
(for the DIRECTING CERTIFICATEHOLDER AND/OR a Controlling Class
Certificateholder)

[Date]

Trimont LLC
Commercial Mortgage Servicing

One South
101 South Tryon Street, Suite 1400
Charlotte, North Carolina 28280
Attention: BANK 2026-BNK52 Asset Manager
commercial.servicing@ trimont.com

with a copy to:

Trimont LLC
Two Alliance Center
3560 Lenox Rd NE, Suite 2200
Atlanta, GA 30326
Attention: Legal Department
Email: Legaldepartment@trimont.com

with a copy to:

K&L Gates LLP
300 South Tryon Street, Suite 1000
Charlotte, North Carolina 28202
Attention: Stacy G. Ackermann
Facsimile Number: (704) 353-3190
Email: stacy.ackermann@klgates.com

Computershare Trust Company, National
Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS)
BANK 2026-BNK52
Trustadministrationgroup@computershare.com
CCTCMBSBondAdmin@computershare.com

Computershare Trust Company, National
Association

1505 Energy Park Drive

St. Paul, Minnesota 55108
Attention: Corporate Trust Services (CMBS)
BANK 2026-BNK52

Deutsche Bank National Trust Company

1761 East St. Andrew Place

Santa Ana, California 92705

Attention: Trust Administration—BANK 2026-
BNK52

Email: cmbsadmin@list.db.com

CWCapital Asset Management LLC 900 19th Street NW, 8th Floor Washington, D.C. 20006 Attention: Legal Department (BANK 2026- BNK52), with a copy to: CWCAMContractNotices@cwcapital.com

Park Bridge Lender Services LLC

600 Third Avenue, 40th Floor

New York, New York 10016

Attention: BANK 2026-BNK52 Surveillance
Manager (with a copy sent

contemporaneously via email to

cmbs.notices@parkbridgefinancial.com)

National Cooperative Bank, N.A. 2011 Crystal Drive, Suite 800 Arlington, Virginia 22202 Attention: Thomas Klump, Chief Operating Officer Email: tklump@ncb.coop with a copy to:
Exhibit P-1D-1

National Cooperative Bank, N.A. 2011 Crystal Drive, Suite 800 Arlington, Virginia 22202 Attention: Brian Pace, Senior Vice President Email: bpace@ncb.coop
Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, Class [_] Certificates

In accordance with the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1. The undersigned is [the Directing Certificateholder][the Holder of the majority of the Controlling Class][a Controlling Class Certificateholder]

2.       The undersigned is a Borrower Party with respect to the following [Excluded Loan][Excluded Controlling Class Loan](s):

[IDENTIFY [EXCLUDED LOAN][EXCLUDED CONTROLLING CLASS LOAN](S)] (the “[Excluded Loan][Excluded Controlling Class Loan](s)”)

The undersigned is not a Borrower Party with respect to any other Mortgage Loan.

3.       The undersigned has received a copy of the Prospectus.

4.       Except with respect to the [Excluded Loan][Excluded Controlling Class Loan](s), the undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website [and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement]. In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Information confidential shall expire one year following the date that the undersigned receives such

Exhibit P-1D-2

Information (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.       The undersigned hereby acknowledges and agrees that it is prohibited from accessing, reviewing and using Excluded Information (as defined in the Pooling and Servicing Agreement) relating to the [Excluded Loan][Excluded Controlling Class Loan](s) to the extent the undersigned receives access to such Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information in connection with its duties, or exercise of its rights pursuant to the Pooling and Servicing Agreement.

6.       The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, each applicable Master Servicer, each applicable Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

7.       To the extent the undersigned receives access to any Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information, the undersigned shall be deemed to have agreed that it (i) will not directly or indirectly provide any such Excluded Information to (A) the related Borrower Party, (B) any related Excluded Controlling Class Holder, (C) any employees or personnel of the undersigned or any of its Affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (D) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

8.       The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website, and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

9.       The undersigned hereby certifies that an executed copy of this certification in [paper][electronic click-through] form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to the applicable Information provider listed above [(a) by overnight courier or (b) mailed by registered mail, postage prepaid].

10.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

Exhibit P-1D-3

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[_____]

By:
Name:
Title:

Dated:

cc: Morgan Stanley Capital I Inc.
Exhibit P-1D-4

EXHIBIT P-1E

FORM OF NOTICE OF EXCLUDED CONTROLLING CLASS HOLDER

[Date]

Trimont LLC
Commercial Mortgage Servicing

One South
101 South Tryon Street, Suite 1400
Charlotte, North Carolina 28280
Attention: BANK 2026-BNK52 Asset Manager
commercial.servicing@trimont.com

with a copy to:

Trimont LLC
Two Alliance Center
3560 Lenox Rd NE, Suite 2200
Atlanta, GA 30326
Attention: Legal Department
Email: Legaldepartment@trimont.com

with a copy to:

K&L Gates LLP
300 South Tryon Street, Suite 1000
Charlotte, North Carolina 28202
Attention: Stacy G. Ackermann
Facsimile Number: (704) 353-3190
Email: stacy.ackermann@klgates.com

Computershare Trust Company, National
Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS)
BANK 2026-BNK52
Trustadministrationgroup@computershare.com
CCTCMBSBondAdmin@computershare.com

Computershare Trust Company, National
Association

1505 Energy Park Drive

St. Paul, Minnesota 55108
Attention: Corporate Trust Services (CMBS)
BANK 2026-BNK52

Deutsche Bank National Trust Company

1761 East St. Andrew Place

Santa Ana, California 92705

Attention: Trust Administration—BANK 2026-
BNK52

Email: cmbsadmin@list.db.com

CWCapital Asset Management LLC 900 19th Street NW, 8th Floor Washington, D.C. 20006 Attention: Legal Department (BANK 2026- BNK52), with a copy to: CWCAMContractNotices@cwcapital.com

Park Bridge Lender Services LLC

600 Third Avenue, 40th Floor

New York, New York 10016

Attention: BANK 2026-BNK52 Surveillance
Manager (with a copy sent

contemporaneously via email to

cmbs.notices@parkbridgefinancial.com)

National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Thomas Klump, Chief Operating
Officer

Email: tklump@ncb.coop

with a copy to:

National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Exhibit P-1E-1

Arlington, Virginia 22202 Attention: Brian Pace, Senior Vice President Email: bpace@ncb.coop
Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, Class [_] Certificates

THIS NOTICE IDENTIFIES AN “[EXCLUDED LOAN][EXCLUDED CONTROLLING CLASS LOAN]” RELATING TO THE BANK 2026-BNK52, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2026-BNK52, REQUIRING ACTION BY YOU AS THE RECIPIENT PURSUANT TO SECTION 3.13(b) OF THE POOLING AND SERVICING AGREEMENT.

In accordance with Section 3.13(b) of the Pooling and Servicing Agreement, with respect to the above-referenced certificates (the “Certificates”), the undersigned (the “Excluded Controlling Class Holder”) hereby certifies and agrees as follows:

1.                  The undersigned is [the Directing Certificateholder][the Holder of the majority of the Controlling Class][a Controlling Class Certificateholder] as of the date hereof.

2.                  The undersigned has become a Borrower Party with respect to the following [Mortgage Loan(s)] [and] [Whole Loan(s)] (the “[Excluded Loan][Excluded Controlling Class Loan](s)”):

Loan Number	ODCR	Loan Name	Borrower Name

[[If applicable] For the avoidance of doubt, [each] of the foregoing loans is both an Excluded Loan and an Excluded Controlling Class Loan.]

3.                  As of the date above, the undersigned is the beneficial owner of the following certificates, and is providing the below information to the addressees hereto for purposes of their compliance with the Pooling and Servicing Agreement, including, among other things, the Certificate Administrator’s determination as to whether a Consultation Termination Event is in effect with respect to the Excluded Controlling Class Loans listed in paragraph 2 if any such mortgage loan is an Excluded Loan:

Exhibit P-1E-2

CUSIP	Class	Outstanding Certificate Balance	Initial Certificate Balance

The undersigned is not a Borrower Party with respect to any other Mortgage Loan.

4.                  Except with respect to the [Excluded Loan][Excluded Controlling Class Loan](s), the undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website [and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement]. In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Information confidential shall expire one year following the date that the undersigned receives such Information (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.                  The undersigned hereby acknowledges and agrees that it is prohibited from accessing, reviewing and using Excluded Information (as defined in the Pooling and Servicing Agreement) relating to the [Excluded Loan][Excluded Controlling Class Loan](s) to the extent the undersigned receives access to such Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information in connection with its duties, or exercise of its rights pursuant to the Pooling and Servicing Agreement.

6.                  The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, each applicable Master Servicer, each applicable Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

Exhibit P-1E-3

7.                  To the extent the undersigned receives access to any Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information, the undersigned shall be deemed to have agreed that it (i) will not directly or indirectly provide any such Excluded Information to (A) the related Borrower Party, (B) any related Excluded Controlling Class Holder, (C) any employees or personnel of the undersigned or any of its Affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (D) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

8.                  The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website, and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

9.                  The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

10.              The undersigned is simultaneously providing notice to the Certificate Administrator in the form of Exhibit P-1F to the Pooling and Servicing Agreement, requesting termination of access to any Excluded Information. The undersigned acknowledges that it is not permitted to access and shall not access any Excluded Information relating to the [Excluded Loan][Excluded Controlling Class Loan](s) on the Certificate Administrator’s Website unless and until it has (i) delivered notice of the termination of the related Excluded Controlling Class Holder status and (ii) submitted a new investor certification in accordance with Section 3.13(b) of the Pooling and Servicing Agreement.

11.              The undersigned agrees to indemnify and hold harmless each party to the Pooling and Servicing Agreement, the Underwriters, the Initial Purchasers and the Trust Fund from any damage, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized access by the undersigned or any agent, employee, representative or person acting on its behalf of any Excluded Information relating to the [Excluded Loan][Excluded Controlling Class Loan](s) listed in Paragraph 2 above.

Capitalized terms used but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Exhibit P-1E-4

[Directing Certificateholder][Holder of the majority of the Controlling Class][Controlling Class Certificateholder]

By:
Name:
Title:

Dated:
cc: Morgan Stanley Capital I Inc.
Exhibit P-1E-5

EXHIBIT P-1F

FORM OF NOTICE OF [EXCLUDED LOAN] [EXCLUDED CONTROLLING CLASS
HOLDER] TO CERTIFICATE ADMINISTRATOR

[Date]

Via: Email
Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS)
BANK 2026-BNK52
CCTCMBSBondAdmin@computershare.com

Trustadministrationgroup@computershare.com

with a copy to: Email: ctslink.customerservice@computershare.com Attention: CTS Link – Corporate Trust Services – BANK 2026-BNK52
Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52

In accordance with Section 3.13(b) of the Pooling and Servicing Agreement, with respect to the above-referenced certificates (the “Certificates”), the undersigned (the “Excluded Controlling Class Holder”) hereby directs you as follows:

1.                  The undersigned is [the Directing Certificateholder][the Holder of the majority of the Controlling Class][a Controlling Class Certificateholder] as of the date hereof.

2.                  The undersigned has become a Borrower Party with respect to the following [Mortgage Loan(s)] [and] [Whole Loan(s)] (the “[Excluded Loan][Excluded Controlling Class Loan](s)”):

Loan Number	ODCR	Loan Name	Borrower Name

3.                  The following USER IDs for CTSLink are affiliated with the undersigned and access to any information on the Certificate Administrator’s Website with respect to the BANK 2026-BNK52 securitization should be revoked as to such users:

Exhibit P-1F-1

4.                  The undersigned acknowledges that it is not permitted to access and shall not access any Excluded Information with respect to such [Excluded Loan][Excluded Controlling Class Loan](s) on the Certificate Administrator’s Website unless and until it (i) is no longer an Excluded Controlling Class Holder with respect to such [Excluded Loan][Excluded Controlling Class Loan](s), (ii) has delivered notice of the termination of the related Excluded Controlling Class Holder status and (iii) has submitted an investor certification in the form of Exhibit P-1B to the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Directing Certificateholder][Holder of the majority of the Controlling Class][Controlling Class Certificateholder]

By:
Name:
Title:

Dated:

cc: Morgan Stanley Capital I Inc.

The undersigned hereby acknowledges that
access to CTSLink has been revoked for
the users listed in Paragraph 3.

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION,
Certificate Administrator

Name:
Title:
Exhibit P-1F-2

EXHIBIT P-1G

Form of Certification of the Directing Certificateholder

[Date]

Trimont LLC
Commercial Mortgage Servicing

One South
101 South Tryon Street, Suite 1400
Charlotte, North Carolina 28280
Attention: BANK 2026-BNK52 Asset Manager commercial.servicing@trimont.com with a copy to:

Trimont LLC
Two Alliance Center
3560 Lenox Rd NE, Suite 2200
Atlanta, GA 30326
Attention: Legal Department
Email: Legaldepartment@trimont.com

with a copy to:

K&L Gates LLP
300 South Tryon Street, Suite 1000
Charlotte, North Carolina 28202
Attention: Stacy G. Ackermann
Facsimile Number: (704) 353-3190
Email: stacy.ackermann@klgates.com

Computershare Trust Company, National
Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS)
BANK 2026-BNK52
Trustadministrationgroup@computershare.com
CCTCMBSBondAdmin@computershare.com

Computershare Trust Company, National
Association

1505 Energy Park Drive

St. Paul, Minnesota 55108
Attention: Corporate Trust Services (CMBS)
BANK 2026-BNK52

Deutsche Bank National Trust Company

1761 East St. Andrew Place

Santa Ana, California 92705

Attention: Trust Administration—BANK 2026-
BNK52

Email: cmbsadmin@list.db.com

CWCapital Asset Management LLC 900 19th Street NW, 8th Floor Washington, D.C. 20006 Attention: Legal Department (BANK 2026- BNK52), with a copy to: CWCAMContractNotices@cwcapital.com

Park Bridge Lender Services LLC

600 Third Avenue, 40th Floor

New York, New York 10016

Attention: BANK 2026-BNK52 Surveillance
Manager (with a copy sent

contemporaneously via email to
cmbs.notices@parkbridgefinancial.com)

National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Thomas Klump, Chief Operating
Officer

Email: tklump@ncb.coop

with a copy to:

National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Exhibit P-1G-1

Arlington, Virginia 22202 Attention: Brian Pace, Senior Vice President Email: bpace@ncb.coop
Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, Class [__] Certificates

In accordance with Section 3.23 of the Pooling and Servicing Agreement, the undersigned hereby certifies and agrees as follows:

1.       The undersigned has been appointed to act as the Directing Certificateholder.

2.       The undersigned is not a Borrower Party.

3.       If the undersigned becomes a Borrower Party with respect to any Mortgage Loan or Whole Loan, the undersigned agrees to and shall deliver the certification attached as Exhibit P-1D to the Pooling and Servicing Agreement and shall deliver to the applicable parties the notices attached as Exhibit P-1E and Exhibit P-1F to the Pooling and Servicing Agreement.

4.       [For use with any party other than the initial Directing Certificateholder]The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

5.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Directing Certificateholder]

By:
Name:
Title:

Dated:
cc: Morgan Stanley Capital I Inc.
Exhibit P-1G-2

EXHIBIT P-1H

Form of Certification of A RISK RETENTION CONSULTATION PARTY

[Date]

Trimont LLC
Commercial Mortgage Servicing

One South
101 South Tryon Street, Suite 1400
Charlotte, North Carolina 28280
Attention: BANK 2026-BNK52 Asset Manager
commercial.servicing@trimont.com

with a copy to:

Trimont LLC
Two Alliance Center
3560 Lenox Rd NE, Suite 2200
Atlanta, GA 30326
Attention: Legal Department
Email: Legaldepartment@trimont.com

with a copy to:

K&L Gates LLP
300 South Tryon Street, Suite 1000
Charlotte, North Carolina 28202
Attention: Stacy G. Ackermann
Facsimile Number: (704) 353-3190
Email: stacy.ackermann@klgates.com

Computershare Trust Company, National
Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS)
BANK 2026-BNK52
Trustadministrationgroup@computershare.com
CCTCMBSBondAdmin@computershare.com

Computershare Trust Company, National
Association

1505 Energy Park Drive

St. Paul, Minnesota 55108
Attention: Corporate Trust Services (CMBS)
BANK 2026-BNK52

Deutsche Bank National Trust Company

1761 East St. Andrew Place

Santa Ana, California 92705

Attention: Trust Administration—BANK 2026-
BNK52

Email: cmbsadmin@list.db.com

CWCapital Asset Management LLC 900 19th Street NW, 8th Floor Washington, D.C. 20006 Attention: Legal Department (BANK 2026- BNK52), with a copy to: CWCAMContractNotices@cwcapital.com

Park Bridge Lender Services LLC

600 Third Avenue, 40th Floor

New York, New York 10016

Attention: BANK 2026-BNK52 Surveillance
Manager (with a copy sent

contemporaneously via email to
cmbs.notices@parkbridgefinancial.com)

National Cooperative Bank, N.A. 2011 Crystal Drive, Suite 800 Arlington, Virginia 22202 Attention: Thomas Klump, Chief Operating Officer Email: tklump@ncb.coop with a copy to:
Exhibit P-1H-1

National Cooperative Bank, N.A. 2011 Crystal Drive, Suite 800 Arlington, Virginia 22202 Attention: Brian Pace, Senior Vice President Email: bpace@ncb.coop
Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, VRR Interest

In accordance with Section 3.23 of the Pooling and Servicing Agreement, the undersigned hereby certifies and agrees as follows:

1.       The undersigned has been appointed to act as a Risk Retention Consultation Party.

[FOR ANY SUCCESSOR RISK RETENTION CONSULTATION PARTY][2. The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.]

3.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[RISK RETENTION CONSULTATION PARTY]

By:
Name:
Title:

Dated:
cc: Morgan Stanley Capital I Inc.
Exhibit P-1H-2

EXHIBIT P-2

FORM OF CERTIFICATION FOR NRSROs

[Date]

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS) – BANK 2026-BNK52

Attention:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52

In accordance with the requirements for obtaining certain information pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.	The undersigned is a Rating Agency hired by the Depositor to provide ratings on the Certificates; or
2.	The undersigned is a nationally recognized statistical rating organization and either (x) has provided the Depositor with the appropriate certifications under Exchange Act Rule 17g-5(e), had access to the Depositor’s 17g-5 website prior to the Closing Date, is requesting access pursuant to the Agreement to certain information (the “Information”) on such 17g-5 website pursuant to the provisions of the Agreement, and agrees that any confidentiality agreement applicable to the undersigned with respect to the information obtained from the Depositor’s 17g-5 website prior to the Closing Date shall also be applicable to information obtained from the 17g-5 Information Provider’s Website (including without limitation, to any information received by the Depositor for posting on the 17g-5 Information Provider’s Website), or (y), if the undersigned did not have access to the Depositor’s 17g-5 website prior to the Closing Date, it hereby agrees that it shall be bound by the provisions of the confidentiality agreement attached hereto as Annex A which shall be applicable to it with respect to any information obtained from the 17g-5 Information Provider’s Website, including any information that is obtained from the section of the 17g-5 Information Provider’s Website that hosts the Depositor’s 17g-5 website after the Closing Date.

The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website.

Exhibit P-2-1

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Exhibit P-2-2

ANNEX A

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Confidentiality Agreement”) is made in connection with Morgan Stanley Capital I Inc. (together with its affiliates, the “Furnishing Entities” and each a “Furnishing Entity”) furnishing certain financial, operational, structural and other information relating to the issuance of the BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 (the “Certificates”) and the VRR Interest pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor (the “Depositor”), Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer, and the assets underlying or referenced by the Certificates, including the identity of, and financial information with respect to borrowers, sponsors, guarantors, managers and lessees with respect to such assets (together, the “Collateral”) to you (the “NRSRO”) through the website of Computershare Trust Company, National Association, as 17g-5 Information Provider under the Pooling and Servicing Agreement, including the [section of the 17g-5 Information Provider’s Website that hosts the Depositor’s 17g-5 website after the Closing Date (as defined in the Pooling and Servicing Agreement)]. Information provided by each Furnishing Entity is labeled as provided by the specific Furnishing Entity.

Definition of Confidential Information. For purposes of this Confidentiality Agreement, the term “Confidential Information” shall include the following information (irrespective of its source or form of communication, including information obtained by you through access to this site) that may be furnished to you by or on behalf of a Furnishing Entity in connection with the issuance or monitoring of a rating with respect to the Certificates: (x) all data, reports, interpretations, forecasts, records, agreements, legal documents and other information (such information, the “Evaluation Material”) and (y)  any of the terms, conditions or other facts with respect to the transactions contemplated by the Pooling and Servicing Agreement, including the status thereof; provided, however, that the term Confidential Information shall not include information which:

was or becomes generally available to the public (including through filing with the Securities and Exchange Commission or disclosure in an offering document) other than as a result of a disclosure by you or a NRSRO Representative (as defined in Section 2(c)(i) below) in violation of this Confidentiality Agreement;

was or is lawfully obtained by you from a source other than a Furnishing Entity or its representatives that (i) is reasonably believed by you to be under no obligation to maintain the information as confidential and (ii) provides it to you without any obligation to maintain the information as confidential; or

is independently developed by the NRSRO without reference to any Confidential Information.

Information to Be Held in Confidence.

You will use the Confidential Information solely for the purpose of determining or monitoring a credit rating on the Certificates and, to the extent that any information used is derived from but does not reveal any Confidential Information, for benchmarking, modeling or research purposes (the “Intended Purpose”).

You acknowledge that you are aware that the United States and state securities laws impose restrictions on trading in securities when in possession of material, non-public information and that the NRSRO will advise (through policy manuals or otherwise) each NRSRO Representative who is informed of the matters that are the subject of this Confidentiality Agreement to that effect.

You will treat the Confidential Information as private and confidential. Subject to Section 4, without the prior written consent of the applicable Furnishing Entity, you will not disclose to any person any Confidential Information, whether such Confidential Information was furnished to you before, on or after the date of this Confidentiality Agreement. Notwithstanding the foregoing, you may:

Exhibit P-2-3

disclose the Confidential Information to any of the NRSRO’s affiliates, directors, officers, employees, legal representatives, agents and advisors (each, a “NRSRO Representative”) who, in the reasonable judgment of the NRSRO, need to know such Confidential Information in connection with the Intended Purpose; provided, that, prior to disclosure of the Confidential Information to a NRSRO Representative, the NRSRO shall have taken reasonable precautions to ensure, and shall be satisfied, that such NRSRO Representative will act in accordance with this Confidentiality Agreement;

solely to the extent required for compliance with Rule 17g-5(a)(3) of the Act (17 C.F.R. 240.17g-5), post the Confidential Information to the NRSRO’s password protected website; and

use information derived from the Confidential Information in connection with an Intended Purpose, if such derived information does not reveal any Confidential Information.

Disclosures Required by Law. If you or any NRSRO Representative is requested or required (orally or in writing, by interrogatory, subpoena, civil investigatory demand, request for information or documents, deposition or similar process relating to any legal proceeding, investigation, hearing or otherwise) to disclose any Confidential Information, you agree to provide the relevant Furnishing Entity with notice as soon as practicable (except in the case of regulatory or other governmental inquiry, examination or investigation, and otherwise to the extent practical and permitted by law, regulation or regulatory or other governmental authority) that a request to disclose the Confidential Information has been made so that the relevant Furnishing Entity may seek an appropriate protective order or other reasonable assurance that confidential treatment will be accorded the Confidential Information if it so chooses. Unless otherwise required by a court or other governmental or regulatory authority to do so, and provided that you been informed by written notice that the related Furnishing Entity is seeking a protective order or other reasonable assurance for confidential treatment with respect to the requested Confidential Information, you agree not to disclose the Confidential Information while the Furnishing Entity’s effort to obtain such a protective order or other reasonable assurance for confidential treatment is pending. You agree to reasonably cooperate with each Furnishing Entity in its efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to the portion of the Confidential Information that is being disclosed, at the sole expense of such Furnishing Entity; provided, however, that in no event shall the NRSRO be required to take a position that such information should be entitled to receive such a protective order or reasonable assurance as to confidential treatment. If a Furnishing Entity succeeds in obtaining a protective order or other remedy, you agree to comply with its terms with respect to the disclosure of the Confidential Information, at the sole expense of such Furnishing Entity. If a protective order or other remedy is not obtained or if the relevant Furnishing Entity waives compliance with the provisions of this Confidentiality Agreement in writing, you agree to furnish only such information as you are legally required to disclose, at the sole expense of the relevant Furnishing Entity.

Obligation to Return Evaluation Material. Promptly upon written request by or on behalf of the relevant Furnishing Entity, all material or documents, including copies thereof, that contain Evaluation Material will be destroyed or, in your sole discretion, returned to the relevant Furnishing Entity. Notwithstanding the foregoing, (a) the NRSRO may retain one or more copies of any document or other material containing Evaluation Material to the extent necessary for legal or regulatory compliance (or compliance with the NRSRO’s internal policies and procedures designed to ensure legal or regulatory compliance) and (b) the NRSRO may retain any portion of the Evaluation Material that may be found in backup tapes or other archive or electronic media or other documents prepared by the NRSRO and any Evaluation Material obtained in an oral communication; provided, that any Evaluation Material so retained by the NRSRO will remain subject to this Confidentiality Agreement and the NRSRO will remain bound by the terms of this Confidentiality Agreement.

Violations of this Confidentiality Agreement.

The NRSRO will be responsible for any breach of this Confidentiality Agreement by you, the NRSRO or any NRSRO Representative.

You agree promptly to advise each relevant Furnishing Entity in writing of any misappropriation or unauthorized disclosure or use by any person of the Confidential Information which may come to your attention and to take all steps reasonably requested by such Furnishing Entity to limit, stop or otherwise remedy such misappropriation, or unauthorized disclosure or use.

Exhibit P-2-4

You acknowledge and agree that the Furnishing Entities would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Confidentiality Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Furnishing Entity shall be entitled to specific performance and injunctive relief to prevent breaches of this Confidentiality Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which a Furnishing Entity may be entitled at law or in equity. It is further understood and agreed that no failure to or delay in exercising any right, power or privilege hereunder shall preclude any other or further exercise of any right, power or privilege.

Term. Notwithstanding the termination or cancellation of this Confidentiality Agreement and regardless of whether the NRSRO has provided a credit rating on a Security, your obligations under this Confidentiality Agreement will survive indefinitely.

Governing Law. This Confidentiality Agreement and any claim, controversy or dispute arising under the Confidentiality Agreement, the relationships of the parties and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State.

Amendments. This Confidentiality Agreement may be modified or waived only by a separate writing by the NRSRO and each Furnishing Entity.

Entire Agreement. This Confidentiality Agreement represents the entire agreement between you and the Furnishing Entities relating to the treatment of Confidential Information heretofore or hereafter reviewed or inspected by you. This agreement supersedes all other understandings and agreements between us relating to such matters; provided, however, that, if the terms of this Confidentiality Agreement conflict with another agreement relating to the Confidential Information that specifically states that the terms of such agreement shall supersede, modify or amend the terms of this Confidentiality Agreement, then to the extent the terms of this Confidentiality Agreement conflict with such agreement, the terms of such agreement shall control notwithstanding acceptance by you of the terms hereof by entry into this website.

Contact Information. Notices for each Furnishing Entity under this Confidentiality Agreement, shall be directed as set forth below:

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention: Jane Lam

with a copy to:

Morgan Stanley Capital I Inc.

1633 Broadway, 29th Floor

New York, New York 10019

Attention: Legal Compliance Division

with a copy by email to:

cmbs_notices@morganstanley.com

Exhibit P-2-5

EXHIBIT P-3

ONLINE MARKET DATA PROVIDER CERTIFICATION

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS) – BANK 2026-BNK52

Attention:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52

This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor. If you represent a Market Data Provider not listed herein and would like access to the information, please contact CTSLink at 866-846-4526, or at ctslink.customerservice@computershare.com.

In accordance with the requirements for obtaining certain information pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.	The undersigned is an employee or agent of Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited, Moody’s Analytics, Morningstar Credit Information & Analytics, LLC, RealInsight, LSEG, redIQ LLC, DealX and KBRA Analytics, LLC, a market data provider that has been given access to the Statements to Certificateholders, CREFC® Reports and supplemental notices on www.ctslink.com (“CTSLink”) by request of the Depositor.
2.	The undersigned agrees that each time it accesses CTSLink, the undersigned is deemed to have recertified that the representation above remains true and correct.
3.	The undersigned acknowledges and agrees that the provision to it of information and/or reports on CTSLink is for its own use only, and agrees that it will not disseminate or otherwise make such information available to any other person without the written consent of the Depositor.
4.	The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, each applicable Master Servicer, each applicable
Exhibit P-3-1

Special Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5.	Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Exhibit P-3-2

EXHIBIT Q

CUSTODIAN CERTIFICATION/EXCEPTION REPORT

[DATE]

To the Persons Listed on the attached Schedule A

Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52

Ladies and Gentlemen:

In accordance with Section 2.02 of the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer, the undersigned, as Custodian, hereby certifies that, except as noted on the attached Custodial Exception Report, as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or for which a Liquidation Event has occurred) the Custodian has, subject to Section 2.02(c) of the Pooling and Servicing Agreement, reviewed the documents delivered to it pursuant to Section 2.01 of the Pooling and Servicing Agreement and has determined that (i) subject to the first proviso of the definition of “Mortgage File”, all documents specified in clauses (i) through (v), (viii), (ix), (xi), (xii) and (xiii), if any, of the definition of “Mortgage File,” as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Seller have been reviewed by the Custodian and appear regular on their face and appear to be executed and to relate to such Mortgage Loan and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (vii) and (viii) in the definition of “Mortgage Loan Schedule” is correct.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Pooling and Servicing Agreement.

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Custodian

By:
Name:
Title:
Exhibit Q-1

SCHEDULE A

[APPLICABLE MORTGAGE LOAN SELLER’S NOTICE ADDRESS]

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention: Jane Lam

Morgan Stanley Capital I Inc.

1633 Broadway, 29th Floor

New York, New York 10019

Attention: Legal Compliance Division

with a copy by email to:

cmbs_notices@morganstanley.com

S&P Global Ratings
55 Water Street, 41st Floor

New York, New York 10041
Attention: Commercial Mortgage Surveillance Manager
Email: CMBS_Info_17g5@spglobal.com and CMBSRACINFO@spglobal.com.

Fitch Ratings, Inc.
300 West 57th Street
New York, New York 10019
Attention: Commercial Mortgage Surveillance Group
Email: info.cmbs@fitchratings.com

DBRS, Inc.
22 West Washington Street
Chicago, Illinois 60602
Attention: CMBS Surveillance
Email: CMBS.surveillance@morningstar.com

National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Thomas Klump, Chief Operating Officer

Email: tklump@ncb.coop

with a copy to:

National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Exhibit Q-2

Attention: Brian Pace, Senior Vice President

Email: bpace@ncb.coop

CWCapital Asset Management LLC
900 19th Street NW, 8th Floor

Washington, D.C. 20006

Attention: Legal Department (BANK 2026-BNK52), with a copy to:
CWCAMContractNotices@cwcapital.com

Trimont LLC
Commercial Mortgage Servicing
One South
101 South Tryon Street, Suite 1400
Charlotte, North Carolina 28280
Attention: BANK 2026-BNK52 Asset Manager
commercial.servicing@trimont.com

with a copy to:

Trimont LLC
Two Alliance Center
3560 Lenox Rd NE, Suite 2200
Atlanta, GA 30326
Attention: Legal Department
Email: Legaldepartment@trimont.com

with a copy to:

K&L Gates LLP
300 South Tryon Street, Suite 1000
Charlotte, North Carolina 28202
Attention: Stacy G. Ackermann
Facsimile Number: (704) 353-3190
Email: stacy.ackermann@klgates.com

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) – BANK 2026-BNK52

Deutsche Bank National Trust Company

1761 East St. Andrew Place

Santa Ana, California 92705

Attention: Trust Administration—BANK 2026-BNK52

Email: cmbsadmin@list.db.com

Exhibit Q-3

BREDS V Securities DPV II L.L.C.

345 Park Avenue

New York, NY 10154

Attention: James Feng

Email: CMBSNotices@blackstone.com

with a copy to:

Dechert LLP

300 South Tryon Street, Suite 800

Charlotte North Carolina 28202

Attention: Stewart McQueen

Email: stewart.mcqueen@dechert.com

Exhibit Q-4

EXHIBIT R-1

FORM OF POWER OF ATTORNEY – MASTER SERVICERS

RECORDING REQUESTED BY:

[Trimont LLC
Commercial Mortgage Servicing

One South
101 South Tryon Street, Suite 1400
Charlotte, North Carolina 28280
Attention: BANK 2026-BNK52 Asset Manager
commercial.servicing@trimont.com

with a copy to:

Trimont LLC
Two Alliance Center
3560 Lenox Rd NE, Suite 2200
Atlanta, GA 30326
Attention: Legal Department
Email: Legaldepartment@trimont.com

with a copy to:

K&L Gates LLP
300 South Tryon Street, Suite 1000
Charlotte, North Carolina 28202
Attention: Stacy G. Ackermann
Facsimile Number: (704) 353-3190
Email: stacy.ackermann@klgates.com]

[National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Thomas Klump, Chief Operating Officer

Email: tklump@ncb.coop

with a copy to:

National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Brian Pace, Senior Vice President

Email: bpace@ncb.coop]

Exhibit R-1-1

SPACE ABOVE THIS LINE FOR RECORDER’S USE

LIMITED POWER OF ATTORNEY TO [TRIMONT LLC][NATIONAL COOPERATIVE
BANK, N.A.], FROM DEUTSCHE BANK NATIONAL TRUST COMPANY,

AS TRUSTEE FOR THE BENEFIT OF THE REGISTERED HOLDERS OF

BANK 2026-BNK52, COMMERCIAL MORTGAGE

PASS-THROUGH CERTIFICATES, SERIES 2026-
BNK52 AND THE RELATED VRR INTEREST
OWNERS

KNOW ALL BY THESE PRESENTS:

WHEREAS, Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer (the “General Master Servicer”), CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer (the “NCB Master Servicer”) and as NCB Special Servicer, Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer, Deutsche Bank National Trust Company, as Trustee (the “Trustee”), and Computershare Trust Company, National Association, as Certificate Administrator, entered into a Pooling and Servicing Agreement dated as of July 1, 2026 (the “PSA”), pertaining to a securitization trust formed for the benefit of the registered holders of the BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 (the “Trust”) and the related VRR Interest Owners and which provides in part that the [General][NCB] Master Servicer shall administer and service certain “Mortgage Loans” and provide services to the “Mortgagors” as those terms are defined in the PSA, for the benefit of the Trustee in accordance with the terms of the PSA and the Mortgage Loans; and

WHEREAS, pursuant to the terms of the PSA, the [General][NCB] Master Servicer is granted certain powers, responsibilities and authority in connection with its servicing and administration of the Mortgage Loans subject to the terms of the PSA; and

WHEREAS, the Trustee has been requested by the [General][NCB] Master Servicer pursuant to Section 3.01(b) of the PSA to grant this Limited Power of Attorney to the [General][NCB] Master Servicer to enable the [General][NCB] Master Servicer to execute and deliver, on behalf of the Trustee, certain documents and instruments related to the Mortgage Loans thereby empowering the [General][NCB] Master Servicer to take such actions as it deems necessary to comply with its servicing, administrative and management duties under and in accordance with the PSA.

NOW, THEREFORE, KNOW ALL BY THESE PRESENTS:

Deutsche Bank National Trust Company, a national banking association having an office at 1761 East St. Andrew Place, Santa Ana, California 92705, not in its individual or banking capacity, but solely in its capacity as trustee for the registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 and the related VRR Interest Owners (the “Trustee”) under the PSA, does make, constitute and appoint

Exhibit R-1-2

[Trimont LLC, with principal corporate offices at Two Alliance Center, 3560 Lenox Road NE, Suite 2200, Atlanta, Georgia 30326, as General Master Servicer] [National Cooperative Bank, N.A., with principal corporate offices at 2001 Crystal Drive, Suite 800, Arlington, Virginia 22202, as NCB Master servicer], by and through its designated officers, as the Trustee’s true and lawful attorney-in-fact with respect to the Mortgage Loans and each mortgaged property and related collateral (the “Mortgaged Property”) held by the Trustee to secure the obligations of the Mortgage Loans in its capacity as Trustee, and in Trustee’s name, place and stead, to prepare, complete, execute, deliver, record and file on behalf of the registered holders and the Trustee, and in any event in accordance with the terms of the PSA; (i) customary consents or waivers and other instruments and documents including, without limitation, estoppel certificates, financing statements, continuation statements, title endorsements and reports and other documents and instruments necessary to preserve and maintain the validity, enforceability, perfection and priority of the lien on the Mortgaged Property; (ii) to consent to assignments and assumptions or substitutions, and transfers of interest of the Mortgagors, in each case subject to and in accordance with the terms of the Mortgage Loans and subject to the provisions of the PSA; (iii) to collect any insurance proceeds, condemnation proceeds and liquidation proceeds in accordance with the terms of the Mortgage Loans; (iv) to consent to any subordinate financing to be secured by any Mortgaged Property to the extent that such consent is required pursuant to the terms of the Mortgage Loans or which otherwise is required under the PSA; (v) to consent to the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property or to repayment of the Mortgage Loans or otherwise, in each case in accordance with the terms of the Mortgage Loans; (vi) to execute any and all instruments necessary or appropriate for the appointment of a receiver, judicial or nonjudicial foreclosure of, the taking of a deed in lieu of foreclosure with respect to, or the conversion of title to any Mortgaged Property securing a Mortgage Loan owned by the Trustee and serviced by the [General][NCB] Master Servicer for the Trustee, and, consistent with the authority granted by the PSA, to take any and all actions on behalf of the Trustee in connection with maintaining and defending the enforceability of such Mortgage Loan obligation and the collection thereof including, without limitation, the execution of any and all instruments necessary or appropriate in defense of and for the collection and enforcement of said Mortgage Loan obligation in accordance with the terms of the PSA; (vii) to execute and deliver documents relating to the management, operation, maintenance, repair, leasing and marketing of the Mortgaged Property, including agreements and requests by the Mortgagors with respect to modifications of the management of the Mortgaged Property or the replacement of managers; (viii) to exercise all rights, powers and privileges granted or provided to the holder of the Mortgage Loans under their respective terms including all rights of approval and consent thereunder; (ix) to enter into lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements which may be requested by the Mortgagors or their tenants in accordance with the terms of the Mortgage Loans; (x) to join the Mortgagor in granting, modifying or releasing any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Property to the extent such does not adversely affect the value of the Mortgaged Property; (xi) to execute and deliver, on behalf of the Trustee, any and all instruments of satisfaction or cancellation, assignment, partial or full reconveyance, partial or full defeasance, or of partial or full release or discharge and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Property; (xii) to draw upon, replace, substitute, release or amend any letters of

Exhibit R-1-3

credit standing as collateral under the Mortgage Loans; (xiii) to apply amounts in the various escrow accounts set up under the Mortgage Loans pursuant to the terms provided for therein; (xiv) to endorse on behalf of the Trustee all checks, drafts and/or other negotiable instruments made payable to the Trustee; and (xv) to open bank accounts as necessary and as permitted or required under the PSA and to close bank accounts upon release or discharge of a Mortgage Loan or upon liquidation of a Mortgaged Loan or Mortgaged Property and disbursement of all funds in such accounts.

ARTICLE I

The enumeration of particular powers hereinabove is not intended in any way to limit the grant to the [General][NCB] Master Servicer as the Trustee’s attorney-in-fact of full power and authority with respect to the Mortgage Loans consistent with the PSA to execute and deliver any such documents, instrument or other writing, as fully, to all intents and purposes, as the Trustee might or could do if personally present, hereby ratifying and confirming whatsoever such attorney-in-fact shall and may do by virtue hereof; and the Trustee agrees and represents to those dealing with such attorney-in-fact that they may rely upon this limited power of attorney until termination of the limited power of attorney under the provisions of Article III below. As between and among the Trustee, the registered holders, the Trust, and the [General][NCB] Master Servicer, the [General][NCB] Master Servicer may not exercise any right, authority or power granted by this instrument in a manner which would violate the terms of the PSA or the servicing standard imposed on the [General][NCB] Master Servicer by the PSA, but any and all third parties dealing with the [General][NCB] Master Servicer as the Trustee’s attorney-in-fact may rely completely, unconditionally and conclusively on the [General][NCB] Master Servicer’s authority and need not make inquiry about whether the [General][NCB] Master Servicer is acting pursuant to the PSA or such standard. Any purchaser, title company, recorder’s office or other third party may rely upon a written statement by the [General][NCB] Master Servicer that any particular loan or property in question and the release thereof is subject to and included under this power of attorney and the PSA.

ARTICLE II

This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to be, does not give rise to, and is not to be construed as a general power of attorney.

Any act or thing lawfully done by the [General][NCB] Master Servicer, and otherwise authorized under this Limited Power of Attorney, shall be binding on the Trustee and the Trustee’s successors and assigns.

The [General][NCB] Master Servicer shall indemnify the Trustee for any and all costs, liabilities and expenses incurred by the Trustee in connection with the negligent or willful misuse of this Limited Power of Attorney by the [General][NCB] Master Servicer.

Exhibit R-1-4

ARTICLE III

This Limited Power of Attorney shall continue in full force and effect until the earliest occurrence of any of the following events, unless sooner revoked in writing by the Trustee:

(i)	the suspension or termination of this Limited Power of Attorney by the Trustee;
(ii)	the transfer of servicing under the PSA from the [General][NCB] Master Servicer to another servicer;
(iii)	the termination, resignation or removal of the Trustee as trustee of such Trust;
(iv)	the appointment of a receiver or conservator with respect to the business of the [General][NCB] Master Servicer;
(v)	the filing of a voluntary or involuntary petition in bankruptcy by or against the [General][NCB] Master Servicer;
(vi)	the termination of the PSA; or
(vii)	the termination of the [General][NCB] Master Servicer.

Nothing herein shall be deemed to amend or modify the PSA or the respective rights, duties or obligations of the Trustee, or the [General][NCB] Master Servicer thereunder, and nothing herein shall constitute a waiver of any rights or remedies thereunder.

Nothing contained herein shall: (i) limit in any manner any indemnification provided to the Trustee under the PSA, (ii) limit in any manner the rights and protections afforded the Trustee under the PSA, or (iii) be construed to grant the [General][NCB] Master Servicer the power to initiate or defend any suit, litigation or proceeding in the name of Deutsche Bank National Trust Company except as specifically provided for herein or in the PSA.

[SIGNATURE ON FOLLOWING PAGE]

Exhibit R-1-5

IN WITNESS WHEREOF, the Trustee has caused this instrument to be executed by its officer duly authorized as of the ___ day of _________________.

Deutsche Bank National Trust Company, as trustee for the benefit of the registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 and the related VRR Interest Owners

By:
Name:
Title:

Witness:

Witness:

STATE OF MARYLAND	)
) SS.
COUNTY OF HOWARD	)

On the [DAY] day of [MONTH] in the year [YEAR], before me, [NOTARY], Notary Public, personally appeared [SIGNER], Vice President, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she voluntarily executed the same in his/her authorized capacity and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

Notary Public: [NOTARY]
My Commission expires [DATE]
Exhibit R-1-6

EXHIBIT R-2

FORM OF POWER OF ATTORNEY – SPECIAL SERVICERS

RECORDING REQUESTED BY:

[CWCapital Asset Management LLC
900 19th Street NW, 8th Floor

Washington, D.C. 20006

Attention: Legal Department (BANK 2026-BNK52), with a copy to:
CWCAMContractNotices@cwcapital.com]

[National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Thomas Klump, Chief Operating Officer

Email: tklump@ncb.coop

with a copy to:

National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Brian Pace, Senior Vice President

Email: bpace@ncb.coop]

SPACE ABOVE THIS LINE FOR RECORDER’S USE

LIMITED POWER OF ATTORNEY TO [CWCAPITAL ASSET MANAGEMENT LLC]
[NATIONAL COOPERATIVE BANK, N.A.],

FROM DEUTSCHE BANK NATIONAL TRUST COMPANY,
AS TRUSTEE FOR THE BENEFIT OF THE REGISTERED HOLDERS OF

BANK 2026-BNK52, COMMERCIAL MORTGAGE

PASS-THROUGH CERTIFICATES, SERIES 2026-
BNK52 AND THE RELATED VRR INTEREST
OWNERS

KNOW ALL BY THESE PRESENTS:

WHEREAS, Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB master servicer and as NCB special servicer (in such capacity, the “NCB Special Servicer”), Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer, Deutsche Bank

Exhibit R-2-1

National Trust Company, as Trustee (the “Trustee”), and Computershare Trust Company, National Association, as Certificate Administrator, entered into a Pooling and Servicing Agreement dated as of July 1, 2026 (the “PSA”), pertaining to a securitization trust formed for the benefit of the registered holders of the BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 (the “Trust”) and the related VRR Interest Owners, and which provides in part that the [General][NCB] Special Servicer shall administer and service certain “Mortgage Loans” and provide services to the “Mortgagors” as those terms are defined in the PSA, for the benefit of the Trustee in accordance with the terms of the PSA and the Mortgage Loans; and

WHEREAS, pursuant to the terms of the PSA, the [General][NCB] Special Servicer is granted certain powers, responsibilities and authority in connection with its servicing and administration of the Mortgage Loans subject to the terms of the PSA; and

WHEREAS, Section 3.01(b) of the PSA provides for the Trustee to grant this Limited Power of Attorney to the [General][NCB] Special Servicer to enable the [General][NCB] Special Servicer to execute and deliver, on behalf of the Trustee, certain documents and instruments related to the Mortgage Loans thereby empowering the [General][NCB] Special Servicer to take such actions as it deems necessary to comply with its servicing, administrative and management duties under and in accordance with the PSA.

NOW, THEREFORE, KNOW ALL BY THESE PRESENTS:

Deutsche Bank National Trust Company, a national banking association having an office at 1761 East St. Andrew Place, Santa Ana, California 92705, not in its individual or banking capacity, but solely in its capacity as trustee on behalf of the registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 and the related VRR Interest Owners (in such capacity, the “Trustee”) under the PSA, does make, constitute and appoint [CWCapital Asset Management LLC, with principal corporate offices at 900 19th Street NW, 8th Floor, Washington, D.C., 20006, as General Special Servicer][National Cooperative Bank, N.A., with principal corporate offices at 2011 Crystal Drive, Suite 800, Arlington, Virginia 22202, as NCB Special Servicer], by and through its designated officers, as the Trustee’s true and lawful attorney-in-fact with respect to the Mortgage Loans and each mortgaged property and related collateral (the “Mortgaged Property”) held by the Trustee to secure the obligations of the Mortgage Loans in its capacity as Trustee, and in Trustee’s name, place and stead, to prepare, complete, execute, deliver, record and file on behalf of the registered holders and the Trustee, and in any event in accordance with the terms of the PSA; (i) customary consents or waivers and other instruments and documents including, without limitation, estoppel certificates, financing statements, continuation statements, title endorsements and reports and other documents and instruments necessary to preserve and maintain the validity, enforceability, perfection and priority of the lien on the Mortgaged Property; (ii) to consent to assignments and assumptions or substitutions, and transfers of interest of the Mortgagors, including the completion and execution of loan assumption agreements or modification agreements, in each case subject to and in accordance with the terms of the Mortgage Loans and subject to the provisions of the PSA; (iii) to collect any insurance proceeds, condemnation proceeds and liquidation proceeds in accordance with the

Exhibit R-2-2

terms of the Mortgage Loans; (iv) to consent to any subordinate financing to be secured by any Mortgaged Property to the extent that such consent is required pursuant to the terms of the Mortgage Loans or which otherwise is required under the PSA; (v) to consent to the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property or to repayment of the Mortgage Loans or otherwise, in each case in accordance with the terms of the Mortgage Loans; (vi) to undertake full enforcement of and preservation of the Trust’s interests in any Mortgage or the related promissory note, and in the proceeds thereof, by way of, including but not limited to, execution of any and all instruments necessary or appropriate for judicial or nonjudicial foreclosure of, the taking of a deed in lieu of foreclosure with respect to, or the conversion of title to any Mortgaged Property securing a Mortgage Loan owned by the Trustee and serviced by the [General][NCB] Special Servicer for the Trustee, and, consistent with the authority granted by the PSA, to take any and all actions on behalf of the Trustee in connection with maintaining and defending the enforceability of such Mortgage Loan obligation and the collection thereof including, without limitation, the execution of any and all instruments necessary or appropriate in defense of and for the collection and enforcement of said Mortgage Loan obligation in accordance with the terms of the PSA; (vii) to execute and deliver documents relating to the management, operation, maintenance, repair, leasing and marketing of the Mortgaged Property, including agreements and requests by the Mortgagors with respect to modifications of the management of the Mortgaged Property or the replacement of managers; (viii) to exercise all rights, powers and privileges granted or provided to the holder of the Mortgage Loans under their respective terms including all rights of approval and consent thereunder; (ix) to enter into lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements which may be requested by the Mortgagors or their tenants in accordance with the terms of the Mortgage Loans; (x) granting, modifying or releasing any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Property to the extent such does not adversely affect the value of the Mortgaged Property; (xi) to execute and deliver, on behalf of the Trustee, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Property; (xii) the endorsement on behalf of the Trustee of all checks, drafts and/or other negotiable instruments made payable to the Trustee, to draw upon, replace, substitute, release or amend any letters of credit standing as collateral under the Mortgage Loans; (xiii) to apply amounts in the various escrow accounts set up under the Mortgage Loans pursuant to the terms provided for therein; (xiv) the conveyance of the properties to the mortgage insurer, or the closing of the title to the property to be acquired as real estate owned, or conveyance of title to real estate owned; (xv) the assignment of any Mortgage or deed of trust and the related Mortgage Note, in connection with the sale or repurchase of the Mortgage Loans secured and evidenced thereby; (xvi) with respect to the sale of property acquired through a foreclosure or deed-in-lieu of foreclosure, including, without limitation, the execution of the following documentation: listing agreements, purchase and sale agreements, grant/warranty/quit claim deeds or any other deed causing the transfer of title of the property to a party contracted to purchase same, escrow instructions and any and all documents necessary to effect the transfer of property; (xvii) executing and/or filing such documents and take such other action as is proper and necessary to defend the Trustee, solely in its capacity as Trustee, in litigation and to resolve such litigation, provided that such resolution shall not include any admission of fault or wrongdoing by the Trustee or, without the

Exhibit R-2-3

Trustee’s consent, subject the Trustee to any form of injunctive relief; and (xviii) executing any and all other documents, instruments and certifications as are reasonably necessary to accomplish the [General][NCB] Special Servicer’s duties and responsibilities under the PSA.

ARTICLE I

The enumeration of particular powers hereinabove is not intended in any way to limit the grant to the [General][NCB] Special Servicer as the Trustee’s attorney-in-fact of full power and authority with respect to the Mortgage Loans consistent with the PSA to take any and all actions and execute and deliver any such documents, instrument or other writing, as fully, to all intents and purposes, as the Trustee might or could do if personally present, hereby ratifying and confirming whatsoever such attorney-in-fact shall and may do by virtue hereof; and the Trustee agrees and represents to those dealing with such attorney-in-fact that they may rely upon this limited power of attorney until termination of the limited power of attorney under the provisions of Article III below. As between and among the Trustee, the registered holders, the Trust, and the[General][NCB] Special Servicer, the [General][NCB] Special Servicer may not exercise any right, authority or power granted by this instrument in a manner which would violate the terms of the PSA or the servicing standard imposed on the [General][NCB] Special Servicer by the PSA, but any and all third parties dealing with the [General][NCB] Special Servicer as the Trustee’s attorney-in-fact may rely completely, unconditionally and conclusively on the [General][NCB] Special Servicer's authority and need not make inquiry about whether the [General][NCB] Special Servicer is acting pursuant to the PSA or such standard. Any purchaser, title company, recorder's office or other third party may rely upon a written statement by the [General][NCB] Special Servicer that any particular loan or property in question and the release thereof is subject to and included under this power of attorney and the PSA.

ARTICLE II

This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to be, does not give rise to, and is not to be construed as a general power of attorney.

Any act or thing lawfully done by the [General][NCB] Special Servicer, and otherwise authorized under this Limited Power of Attorney, shall be binding on the Trustee and the Trustee’s successors and assigns.

The [General][NCB] Special Servicer shall indemnify the Trustee for any and all costs, liabilities and expenses incurred by the Trustee in connection with the negligent or willful misuse of this Limited Power of Attorney by the [General][NCB] Special Servicer.

ARTICLE III

This Limited Power of Attorney shall be automatically revoked upon:

Exhibit R-2-4

(i)	the transfer of servicing under the PSA from the [General][NCB] Special Servicer to another servicer;
(ii)	the termination, resignation or removal of the Trustee as trustee of such Trust;
(iii)	the termination of the PSA; or
(iv)	the termination of the [General][NCB] Special Servicer.

Nothing herein shall be deemed to amend or modify the PSA or the respective rights, duties or obligations of the Trustee, or the [General][NCB] Special Servicer thereunder, and nothing herein shall constitute a waiver of any rights or remedies thereunder.

Nothing contained herein shall: (i) limit in any manner any indemnification provided to the Trustee under the PSA, (ii) limit in any manner the rights and protections afforded the Trustee under the PSA, or (iii) be construed to grant the [General][NCB] Special Servicer the power to initiate or defend any suit, litigation or proceeding in the name of Deutsche Bank National Trust Company except as specifically provided for herein or in the PSA.

This Limited Power of Attorney is entered into and shall be governed by the laws of the State of New York, without regard to conflicts of law principles of such state.

[SIGNATURE ON FOLLOWING PAGE]

Exhibit R-2-5

IN WITNESS WHEREOF, the Trustee has caused this instrument to be executed by its officer duly authorized as of the ___ day of ____.

Deutsche Bank National Trust Company, as trustee for the benefit of the registered holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 and the related VRR Interest Owners

By:
Name:
Title:

Witness:

Witness:
Exhibit R-2-6

STATE OF [____]	)
) SS.
COUNTY OF [____]	)

On the [DAY] day of [MONTH] in the year [YEAR], before me, [NOTARY], Notary Public, personally appeared [SIGNER], Vice President, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she voluntarily executed the same in his/her authorized capacity and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

Notary Public: [NOTARY]
My Commission expires [DATE]
Exhibit R-2-7

EXHIBIT S

INITIAL SERVICED COMPANION NOTEHOLDERS

Loan	Companion Holder
One Dag

Note A-2 Holder and Note A-3 Holder:

JPMorgan Chase Bank, National Association
270 Park Avenue, 4th floor
New York, New York 10017
Attention: Kunal K. Singh
E-mail: US_CMBS_Notice@jpmorgan.com

and

JPMorgan Chase Bank, National Association

270 Park Avenue, 4th floor
New York, New York 10017
Attention: Agostina Bessone
Email: cmbs.loans.mo@jpmorgan.com

with a copy to:

Nelson Mullins Riley & Scarborough LLP

201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
Attention: Bradley J. Denson, Esq.
Email: brad.denson@nelsonmullins.com

Exhibit S-1

The Falls

Note A-1 Holder, Note A-2 Holder, Note A-3 Holder and
Note A-4 Holder:

German American Capital Corporation

1 Columbus Circle, 15th Floor

New York, New York 10019

Attention: Robert W. Pettinato, Jr.

Facsimile No.: (212) 797-4489

E-mail: Robert.Pettinato@db.com

with a copy to:

German American Capital Corporation

1 Columbus Circle, 15th Floor

New York, New York 10019

Attention: General Counsel

Facsimile No. (646) 736-5721

Exhibit S-2

EXHIBIT T

FORM OF NOTICE RELATING TO THE NON-SERVICED MORTGAGE LOANS

FOR THE MARRIOTT ANCHORAGE DOWNTOWN AND NOVA RETAIL 2-PACK
MORTGAGE LOANS

Trimont LLC

Commercial Mortgage Servicing

One South

101 South Tryon Street, Suite 1400

Charlotte, North Carolina 28280

Attention: WFCM 2026-C66 Asset Manager

Email: commercial.servicing@trimont.com

with a copy to:

Trimont LLC

Two Alliance Center

3560 Lenox Rd NE, Suite 2200

Atlanta, Georgia 30326

Attention: Legal Department

Email: Legaldepartment@trimont.com

with a copy to:

K&L Gates LLP

300 South Tryon Street, Suite 1000

Charlotte, North Carolina 28202

Attention: Stacy G. Ackermann

Facsimile Number: (704) 353-3190

Email: stacy.ackermann@klgates.com

and with respect to any notice relating to Rating Agency request:

rarequests@trimont.com

and with respect to any notice relating to Investor requests:

ream.investorrelations@trimont.com

and with respect to delivery of the CREFC® Schedule AL File:

investorreporting@trimont.com

FOR THE SHERATON DENVER DOWNTOWN HOTEL MORTGAGE LOAN

Midland Loan Services, a Division of PNC Bank, National Association

10851 Mastin Street, Suite 300

Overland Park, Kansas 66210

Attention: Executive Vice President – Division Head

Exhibit T-1

Facsimile: (888) 706-3565

Email: NoticeAdmin@pnc.com (with a copy to AskMidland@pnc.com,

solely with respect to notices under Section 3.13 and Section 3.10)

with a copy to (not for notice purposes):

Eversheds Sutherland (US) LLP

700 Sixth Street, NW, Suite 700

Washington, D.C. 20001-3980

Attention: Lisa A. Rosen, Esq. and Tom Dugan

Facsimile number: (202) 637-3593

Email: LisaRosen@eversheds-sutherland.com and

TomDugan@eversheds-sutherland.com

VIA [EMAIL]

Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52

Ladies and Gentlemen:

As you know, [_____], acts as the master servicer (the “Lead Servicer”) for the whole loan secured by the [mortgaged property][portfolio of mortgaged properties] identified as [NON-SERVICED WHOLE LOAN] (the “Subject Whole Loan”) under the pooling and servicing agreement relating to the [_____] securitization trust (the “PSA”). This is to inform you that one or more of the promissory notes related to the Subject Whole Loan (the “Subject Mortgage Loan”) has been transferred to BANK 2026-BNK52 pursuant to that certain Pooling and Servicing Agreement, dated as of July 1, 2026 (the “2026-BNK52 Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as depositor, Trimont LLC, as general master servicer (the “2026-BNK52 General Master Servicer”), CWCapital Asset Management LLC, as general special servicer, National Cooperative Bank, N.A., as NCB master servicer and as NCB special servicer, Computershare Trust Company, National Association, as certificate administrator (in such capacity, the “2026-BNK52 Certificate Administrator”), Deutsche Bank National Trust Company, as trustee (the “2026-BNK52 Trustee”), and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, and that the 2026-BNK52 Trustee is the holder of the Subject Mortgage Loan.

The undersigned, as 2026-BNK52 Certificate Administrator, hereby directs you, in your capacity as the Lead Servicer of the Subject Whole Loan, to remit to the 2026-BNK52 General Master Servicer all amounts payable to, and forward, deliver or otherwise make available, as the case may be, to the 2026-BNK52 General Master Servicer all reports, statements, documents, communications, and other information that are to be forwarded, delivered or otherwise made available to, the holder of the Subject Mortgage Loan under the related Intercreditor Agreement (as such term is defined in the 2026-BNK52 Pooling and Servicing Agreement) and the PSA.

Exhibit T-2

The Subject Mortgage Loan [is][is not] a Significant Obligor (as such term is defined in the 2026-BNK52 Pooling and Servicing Agreement) under the 2026-BNK52 Pooling and Servicing Agreement.

Thank you for your attention to this matter.

Exhibit T-3

Date:

Computershare Trust Company, National Association, as Certificate Administrator for the Holders of the BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52

By:
Name:
Title:
Exhibit T-4

cc:

[FOR MARRIOTT ANCHORAGE DOWNTOWN:

[____]]

[FOR NOVA RETAIL 2-PACK:

[____]]

[FOR SHERATON DENVER DOWNTOWN HOTEL:

[____]]

Exhibit T-5

EXHIBIT U

FORM OF NOTICE AND CERTIFICATION
REGARDING DEFEASANCE OF MORTGAGE LOAN

To:	S&P Global Ratings

55 Water Street, 41st Floor

New York, New York 10041
Attention: Commercial Mortgage Surveillance Manager
Email: CMBS_Info_17g5@spglobal.com and CMBSRACINFO@spglobal.com.

Fitch Ratings, Inc.
300 West 57th Street
New York, New York 10019
Attention: Commercial Mortgage Surveillance Group
Email: info.cmbs@fitchratings.com

DBRS, Inc.
22 West Washington Street
Chicago, Illinois 60602
Attention: CMBS Surveillance
Email: CMBS.surveillance@morningstar.com

[INSERT ADDRESS OF APPLICABLE MORTGAGE LOAN SELLER]

From:	[Trimont LLC][National Cooperative Bank, N.A.], in its capacity as [General][NCB] Master Servicer under the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer.
Date:	_________, 20___

Exhibit U-1

Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52

Mortgage Loan (the “Mortgage Loan”) identified by loan number _____ [and loan number [_______]] on the Mortgage Loan Schedule attached to the Pooling and Servicing Agreement and heretofore secured by the Mortgaged Properties identified on the Mortgage Loan Schedule by the following names:____________________
____________________

Reference is made to the Pooling and Servicing Agreement described above. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

As [General][NCB] Master Servicer under the Pooling and Servicing Agreement, we hereby:

(a)                          Notify you that the Mortgagor has consummated a defeasance of the Mortgage Loan pursuant to the terms of the Mortgage Loan, of the type checked below:

____            a full defeasance of the entire principal balance of the Mortgage Loan; or

____            a partial defeasance of a portion of the principal balance of the Mortgage Loan that represents and, an allocated loan amount of $____________ or _______% of the entire principal balance of the Mortgage Loan;

(b)                         Certify that each of the following is true, subject to those exceptions set forth with explanatory notes on Exhibit A hereto, which exceptions the [General][NCB] Master Servicer has determined, consistent with the Servicing Standards, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

(i)                             The Mortgage Loan documents permit the defeasance, and the terms and conditions for defeasance specified therein were satisfied in all material respects in completing the defeasance.

(ii)                          The defeasance was consummated on __________, 20__.

(iii)                       The defeasance collateral consists of securities that (i) constitute “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 as amended (15 U.S.C. 80A1), (ii) are listed as “Qualified Investments for ‘AAA’ Financings” under Paragraphs 1, 2 or 3 of “Cash Flow Approach” in Standard & Poor’s Public Finance Criteria 2000, as amended to the date of the defeasance, (iii) if they include a principal obligation, the principal due at maturity cannot vary or change, and (iv) are not subject to prepayment, call or early redemption.

(iv)                      The [General][NCB] Master Servicer received an opinion of counsel (from counsel approved by the [General][NCB] Master Servicer in accordance with the Servicing Standard) that the defeasance will not result in an Adverse REMIC Event.

Exhibit U-2

(v)                         The [General][NCB] Master Servicer determined that the defeasance collateral will be owned by an entity (the “Defeasance Obligor”) that is a Single-Purpose Entity (as defined in Standard & Poor’s Structured Finance Ratings Real Estate Finance Criteria, as amended to the date of the defeasance (the “S&P Criteria”)) or is subject to restrictions in its organizational documents substantially similar to those contained in the organization documents of the original Borrower with respect to bankruptcy remoteness and single purpose as of the date of the defeasance, and after the defeasance owns no assets other than the defeasance collateral and real property securing Mortgage Loans included in the pool.

(vi)                      The defeasance documents require the crediting of the defeasance collateral to an Eligible Account (as defined in the S&P Criteria) in the name of the Trustee on behalf of the Trust, which account is maintained as a securities account by a securities intermediary and has been pledged to the Trustee on behalf of the Trust.

(vii)                   The agreements executed in connection with the defeasance (i) grant control of the pledged securities account to Trustee on behalf of the Trust, (ii) require the securities intermediary to make the scheduled payments on the Mortgage Loan from the proceeds of the defeasance collateral directly to the [General][NCB] Master Servicer’s collection account in the amounts and on the dates specified in the Mortgage Loan documents or, in a partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased, increased by any defeasance premium specified in the Mortgage Loan documents (the “Scheduled Payments”), (iii) permit reinvestment of proceeds of the defeasance collateral only in Permitted Investments (as defined in the Pooling and Servicing Agreement or as defined in the documents evidencing the defeasance), (iv) permit release of surplus defeasance collateral and earnings on reinvestment from the pledged securities account only after the Mortgage Loan has been paid in full, if any such release is permitted, (v) prohibit transfers by the Defeasance Obligor of the defeasance collateral and subordinate liens against the defeasance collateral, and (vi) provide for payment from sources other than the defeasance collateral or other assets of the Defeasance Obligor of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor.

(viii)                The [General][NCB] Master Servicer received written confirmation from a firm of independent certified public accountants, who were approved by the [General][NCB] Master Servicer in accordance with the Servicing Standard stating that (i) revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments after the defeasance including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date (or, in the case of an ARD Loan, on its Anticipated Repayment Date), (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, and (iii) interest income from the defeasance collateral to the Defeasance Obligor in any calendar or fiscal year will not exceed such Defeasance Obligor’s interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year.

Exhibit U-3

(ix)                        The Mortgage Loan is not among the ten (10) largest loans in the pool as of the date of the Current Report (as defined below). The entire principal balance of the Mortgage Loan as of the date of defeasance was less than both $[______] and five percent of pool balance, which is less than [__]% of the aggregate Certificate Balance of the Certificates as of the date of the most recent Distribution Date Statement received by us (the “Current Report”).

(x)                           The [General][NCB] Master Servicer has received opinions of counsel stating that the Trustee on behalf of the Trust possesses a valid, perfected first priority security interest in the defeasance collateral and that the documents executed in connection with the defeasance are enforceable in accordance with their respective terms.

(c)                    Certify that Exhibit B hereto is a list of the material agreements, instruments, organizational documents for the Defeasance Obligor, and opinions of counsel and independent accountants executed and delivered in connection with the defeasance.

(d)                    Certify that the individual under whose hand the [General][NCB] Master Servicer has caused this Notice and Certification to be executed did constitute a Servicing Officer as of the date of the defeasance described above.

(e)                    Certify that it has provided the required notices to the related Mortgage Loan Seller in accordance with Section 3.18(i) of the Pooling and Servicing Agreement.

(f)                      Agree to provide copies of all items listed in Exhibit B to you upon request.

Exhibit U-4

IN WITNESS WHEREOF, the [General][NCB] Master Servicer has caused this Notice and Certification to be executed as of the date captioned above.

[________________]
as [General][NCB] Master Servicer

By:
Name:
Title:
Exhibit U-5

EXHIBIT V

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”).
Transaction: BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer: [CWCapital Asset Management LLC] [National Cooperative Bank, N.A.]
Directing Certificateholder: [BREDS V Securities DPV II L.L.C.]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1. The [General][NCB] Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the [General][NCB] Special Servicer as part of the development of a Final Asset Status Report.
(b)	Final Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be implemented.
II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions under the Pooling and Servicing Agreement on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year with respect to the resolution and/or liquidation of Specially Serviced Loans. [The Operating Advisor believes, in its

1  This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

Exhibit V-1

sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

●	[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related mortgage loans]
2.	Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculation, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.
III.	Specific Items of Review
1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].
2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.
3.	Appraisal Reduction Amount calculations and net present value calculations:
Exhibit V-2

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the Special Servicer.

(a)       The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

(b)       After consultation with the Special Servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].
6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].
IV.	Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report
1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.
2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.
3.	Except as may have been reflected in any Major Decision Reporting Package or Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate
Exhibit V-3

this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.
5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.
6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the Certificate Administrator through the Certificate Administrator’s website.
7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

Exhibit V-4

EXHIBIT W

Form of Notice from Operating Advisor Recommending
Replacement of A Special Servicer

Computershare Trust Company, National Association
as Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045-1951

Attention: Corporate Trust Services (CMBS)
BANK 2026-BNK52

Deutsche Bank National Trust Company
as Trustee

1761 East St. Andrew Place

Santa Ana, California 92705

Attention: Trust Administration—BANK 2026-BNK52

Email: cmbsadmin@list.db.com

[CWCapital Asset Management LLC
900 19th Street NW, 8th Floor

Washington, D.C. 20006

Attention: Legal Department (BANK 2026-BNK52), with a copy to:
CWCAMContractNotices@cwcapital.com]

[National Cooperative Bank, N.A.

as NCB Special Servicer

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Thomas Klump, Chief Operating Officer

Email: tklump@ncb.coop

with a copy to:

National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Brian Pace, Senior Vice President

Email: bpace@ncb.coop]

Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52, Recommendation of Replacement [General][NCB] Special Servicer
Exhibit W-1

Ladies and Gentlemen:

This letter is delivered pursuant to Section 7.01(d) of the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer, on behalf of the holders of BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 (the “Certificates”) regarding the replacement of the [General][NCB] Special Servicer. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

Based upon our review of the [General][NCB] Special Servicer’s operational practices conducted pursuant to and in accordance with Section 3.26 of the Pooling and Servicing Agreement, it is our assessment that [CWCapital Asset Management LLC][National Cooperative Bank, N.A.], in its current capacity as [General][NCB] Special Servicer, is not [performing its duties under the Pooling and Servicing Agreement][acting in accordance with the Servicing Standard]. The following factors support our assessment: [________].

Based upon such assessment, we further hereby recommend that [CWCapital Asset Management LLC][National Cooperative Bank, N.A.] be removed as [General][NCB] Special Servicer and that [________] be appointed its successor in such capacity.

Very truly yours,

[The Operating Advisor]

By:
Name:
Title:

Dated:
Exhibit W-2

EXHIBIT X

Form of CONFIDENTIALITY Agreement

[Trimont LLC
Commercial Mortgage Servicing

One South
101 South Tryon Street, Suite 1400
Charlotte, North Carolina 28280
Attention: BANK 2026-BNK52 Asset Manager
commercial.servicing@trimont.com

with a copy to:

Trimont LLC
Two Alliance Center
3560 Lenox Rd NE, Suite 2200
Atlanta, GA 30326
Attention: Legal Department
Email: Legaldepartment@trimont.com

with a copy to:

K&L Gates LLP
300 South Tryon Street, Suite 1000
Charlotte, North Carolina 28202
Attention: Stacy G. Ackermann
Facsimile Number: (704) 353-3190
Email: stacy.ackermann@klgates.com]

[CWCapital Asset Management LLC
900 19th Street NW, 8th Floor

Washington, D.C. 20006

Attention: Legal Department (BANK 2026-BNK52), with a copy to:
CWCAMContractNotices@cwcapital.com]

[National Cooperative Bank, N.A.
as NCB Special Servicer

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Thomas Klump, Chief Operating Officer

Email: tklump@ncb.coop

with a copy to:

National Cooperative Bank, N.A.

Exhibit X-1

[_____] [__], 20[__]

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Brian Pace, Senior Vice President

Email: bpace@ncb.coop]

Re:	Access to Certain Information Regarding BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52

Ladies and Gentlemen:

Reference is hereby made to that certain Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer. Defined terms used herein and not otherwise defined shall have the meanings set forth in the Pooling and Servicing Agreement.

[Trimont LLC (“Trimont”)/CWCapital Asset Management LLC (“CWCAM”)/National Cooperative Bank, N.A. (“NCB”)] understands that [____] (the “Company”) is requesting certain confidential or non-public information relating to the Mortgage Loans to which the Company has continuing rights as a Certificateholder. The Company is requesting such information for the purpose of analyzing asset performance and evaluating any continuing rights the Company may have under the Trust (the “Permitted Purpose”). The Company agrees that the Permitted Purpose shall not include the use or disclosure of the Confidential Information (as defined below) in any manner that violates any applicable law, the Pooling and Servicing Agreement or the related mortgage loan documents.

[Trimont/CWCAM/NCB] will provide the Company with certain confidential, non-public servicing information (the “Confidential Information”) pertaining to the Mortgage Loans and the related Mortgaged Properties and borrowers. The Company acknowledges that the Confidential Information (a) includes or may be based upon information provided to [Trimont/CWCAM/NCB] by third parties, (b) may not have been verified by [Trimont/CWCAM/NCB], and (c) may be incomplete or contain inaccuracies. The Company agrees that [Trimont/CWCAM/NCB], the [“General Master Servicer”/“General Special Servicer”/“NCB Master Servicer”/“NCB Special Servicer”] (as defined in the Pooling and Servicing Agreement) and its respective Representatives (as defined below) shall not have any liability to the Company or its Representatives resulting from (x) any inaccuracies or omissions in the Confidential Information, (y) any use of the Confidential Information, or (z) [Trimont/CWCAM/NCB]’s failure or inability to provide the Confidential Information to the Company for any reason. Notwithstanding the foregoing, the following will not constitute “Confidential Information” for purposes of this letter agreement: (a) information that was already in Company’s possession prior to its receipt from [Trimont/CWCAM/NCB]; (b) information that is obtained by Company from a third person who, insofar as is known to Company, is not prohibited from transmitting the information to Company by a contractual, legal or fiduciary obligation to [Trimont/CWCAM/NCB]; (c) information that is or becomes publicly

Exhibit X-2

[_____] [__], 20[__]

available through no fault of Company; and (d) information that is independently developed by Company. The term “Representatives” with respect to any entity shall mean the officers, directors, general partners, employees, agents, affiliates, auditors and legal counsel (which may be internal counsel) of that entity.

The Company may have access to the Confidential Information through (at [Trimont/CWCAM/NCB]’s election): (i) responses to reasonable written inquiries received from the Company, (ii) conference calls conducted on a reasonably scheduled basis with [Trimont/CWCAM/NCB]’s surveillance group, or (iii) direct on-line access (read-only capacity) to the information available on the applicable [____] system or any successor or replacement system (“System”). [Trimont/CWCAM/NCB] may cease or defer providing the Company with Confidential Information in the event that (a) the Company or its Representatives violate any provision hereof, or (b) [Trimont/CWCAM/NCB] determines (in its sole discretion) that such termination is necessary for any reason, including its determination that such action is required pursuant to the terms of the Pooling and Servicing Agreement, the related Mortgage Loan documents, or any applicable law. [Trimont/CWCAM/NCB] shall cease to provide the Company with Confidential Information if [Trimont/CWCAM/NCB] has actual knowledge that the Company or its Representatives are affiliates of any borrower under the Mortgage Loan documents and [Trimont/CWCAM/NCB] determines that the provision, notice or access to such Confidential Information would violate the accepted servicing practices or servicing standards as defined in the Pooling and Servicing Agreement. The Company’s obligations and the restrictions applicable to the protection of the Confidential Information hereunder shall survive the termination of the Company’s access to the Confidential Information. [Trimont/CWCAM/NCB]’s remedies hereunder, at law or at equity, are cumulative and may be combined.

The Company agrees that it will not, and it shall not permit its Representatives, to disclose the Confidential Information in any manner whatsoever to any other person or entity, other than its Representatives (but only to the extent necessary to accomplish the Permitted Purpose) who have a need to know the information, or as otherwise required by applicable law, court order or any governmental agency or regulator. The Company acknowledges (i) its obligations under the U.S. federal securities laws, and (ii) that any disclosure of the Confidential Information by it or its Representatives for any purpose other than a Permitted Purpose, in addition to being a breach of this letter agreement, may constitute a violation of federal and state securities laws. The Company will take reasonable measures to ensure that each Representative is advised of this letter agreement and agrees to keep the Confidential Information confidential. The Company shall be liable for any breach of this letter agreement by its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the Company or any of its Representatives. Notwithstanding the foregoing, the Company may subsequently provide all or any part of such Confidential Information to any other person or entity that holds or is contemplating the purchase of any Certificate or interest therein, but only if such person or entity confirms such ownership interest or prospective ownership interest and provided that, prior to the delivery of such Confidential Information, such persons shall have executed and delivered to the Company an agreement that is substantially similar in form and substance to this agreement.

Exhibit X-3

[_____] [__], 20[__]

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without the application of conflict of laws principles. Anything herein to the contrary notwithstanding, [Trimont/CWCAM/NCB] intends at all times to comply with the terms and provisions of the Pooling and Servicing Agreement and nothing in this letter agreement should be construed to limit or qualify any of [Trimont/CWCAM/NCB]’s rights or obligations under the Pooling and Servicing Agreement. This letter agreement may be executed in counterparts and by facsimile/Portable Document Format (PDF); each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute one agreement.

This agreement shall terminate with respect to the information received by the Company one year after the Company receives such information or ceases to be a Certificateholder. Company agrees that this letter agreement supersedes and replaces and survives any click-through agreement regarding confidentiality of Confidential Information agreed to in connection with accessing the System whether agreed to in accessing the System before or after signing this letter agreement.

Exhibit X-4

Please have an authorized signatory countersign in the space provided below to indicate the Company’s confirmation of, and agreement to, the matters set forth herein.

Very truly yours,

[TRIMONT LLC

By:
Name:
Title:]

[CWCAPITAL ASSET MANAGEMENT LLC

By:
Name:
Title:]

[NATIONAL COOPERATIVE BANK, N.A.

By:
Name:
Title:]
CONFIRMED AND AGREED TO:

[COMPANY NAME]

By:
Name:
Title:

Exhibit X-5

EXHIBIT Y

FORM CERTIFICATION TO BE PROVIDED WITH FORM 10-K

CERTIFICATION

I, [identify the certifying individual], certify that:

1.	I have reviewed this report on Form 10-K, and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of BANK 2026-BNK52 (the “Exchange Act periodic reports”);
2.	Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.	Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;
4.	Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicers have fulfilled their obligations under the servicing agreements in all material respects; and
5.	All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties:

[(A) Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer;

(B) [List other applicable reporting servicers]]

Exhibit Y-1

Date:

President Morgan Stanley Capital I Inc. (Senior officer in charge of the securitization of the depositor)

Exhibit Y-2

EXHIBIT Y-1

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY CERTIFICATE ADMINISTRATOR

BANK 2026-BNK52 (the “Trust”)

The undersigned, __________, a __________ of COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION on behalf of COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as certificate administrator (in such capacity, the “Certificate Administrator”), under that certain Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), entered into by Morgan Stanley Capital I Inc., as depositor (the “Depositor”), Trimont LLC, as general master servicer (the “General Master Servicer”), CWCapital Asset Management LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB master servicer (in such capacity, the “NCB Master Servicer”) and as NCB special servicer (in such capacity, the “NCB Special Servicer”), Deutsche Bank National Trust Company, as trustee, Computershare Trust Company, National Association, as Certificate Administrator, and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, certifies to [_______], the Depositor, each Other Depositor and each Other Certificate Administrator with respect to a securitization of a Serviced Companion Loan and their respective officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that the applicable Certification Parties will rely upon this certification, that:

1.	I have reviewed the annual report on Form 10-K for the fiscal year 20[__] (the “Annual Report”), and all reports on Form 10-D and Form 8-K to be filed in respect of periods included in the year covered by the Annual Report (collectively with the Annual Report, the “Reports”);
2.	To my knowledge, the Reports taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report;
3.	To my knowledge, the distribution information required to be provided by the Certificate Administrator under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;
4.	I am responsible for reviewing the activities performed by the Certificate Administrator under the Pooling and Servicing Agreement and based on my knowledge and the compliance reviews conducted in preparing the Certificate Administrator compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed on any Reports, the Certificate Administrator has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement; and
Exhibit Y-1-1

5.	The report on assessment of compliance with servicing criteria applicable to the Certificate Administrator for asset-backed securities with respect to the Certificate Administrator or any Servicing Function Participant retained by the Certificate Administrator and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Depositor for disclosure in such annual report on Form 10-K.

In giving the certifications above, the Certificate Administrator has reasonably relied on information provided to it by the following unaffiliated persons: the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer, the Depositor, the Trustee and/or the Custodian.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

[COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION

By:
Name:
Title:]

Exhibit Y-1-2

EXHIBIT Y-2

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY MASTER SERVICER

BANK 2026-BNK52 (the “Trust”)

I, [identify the certifying individual], a [_______________] of [TRIMONT LLC][NATIONAL COOPERATIVE BANK, N.A.], as [General][NCB] Master Servicer under that certain Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), entered into by Morgan Stanley Capital I Inc., as depositor (the “Depositor”), Trimont LLC, as general master servicer (the “General Master Servicer”), CWCapital Asset Management LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB master servicer (in such capacity, the “NCB Master Servicer”) and as NCB special servicer (in such capacity, the “NCB Special Servicer”), Deutsche Bank National Trust Company, as trustee, and Computershare Trust Company, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”), and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, on behalf of the [General][NCB] Master Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor and each Other Depositor with respect to a securitization of a Serviced Companion Loan and their respective officers, directors and affiliates, and with the knowledge and intent that the applicable Certification Parties will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), and assuming the accuracy of the statements required to be made by each Special Servicer in the special servicer backup certificate delivered by each Special Servicer relating to the Relevant Period, all servicing information and all reports (the “Servicer Reports”) required to be submitted by the [General][NCB] Master Servicer to the Certificate Administrator pursuant to Sections 3.12(b) and (d) of the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K have been submitted by the [General][NCB] Master Servicer to the Certificate Administrator for inclusion in these reports;
2.	Based on my knowledge, and assuming the accuracy of the statements required to be made by each Special Servicer in the special servicer backup certificate delivered by each Special Servicer relating to the Relevant Period, the master servicing information contained in the Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;
3.	I am, or a Servicing Officer under my supervision is, responsible for reviewing the activities performed by the [General][NCB] Master Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required to be delivered under
Exhibit Y-2-1

Article XI of the Pooling and Servicing Agreement for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB with respect to the [General][NCB] Master Servicer, and except as disclosed in the compliance certificate delivered by the [General][NCB] Master Servicer under Section 11.09 of the Pooling and Servicing Agreement, the [General][NCB] Master Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects during the Relevant Period;

4.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the [General][NCB] Master Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the [General][NCB] Master Servicer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and
5.	The report on assessment of compliance with servicing criteria applicable to the [General][NCB] Master Servicer for asset-backed securities with respect to the [General][NCB] Master Servicer or any Servicing Function Participant retained by the [General][NCB] Master Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

[In giving the certification above, I have reasonably relied on and make no certification as to information provided to me by the following unaffiliated parties: [name(s) of third parties (including the [General][NCB] Special Servicer, but other than a Sub-Servicer, Additional Servicer or any other third party retained by the [General][NCB] Master Servicer that is not a Sub-Servicer appointed pursuant to Section 3.20 of the Pooling and Servicing Agreement) and, notwithstanding the foregoing certifications, neither I nor the [General][NCB] Master Servicer makes any certification under the foregoing clauses (2) and (3) with respect to the information in the Servicer Reports that is in turn dependent upon information provided by the [General][NCB] Special Servicer under the Pooling and Servicing Agreement. Solely with respect to the completeness of information and reports, I do not certify anything other than that all fields of information called for in written reports prepared by the [General][NCB] Master Servicer have been properly completed and that any fields that have been left blank on their face have been done so in accordance with the CREFC procedures for such report.]

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

Exhibit Y-2-2

[TRIMONT LLC

By:
Name:
Title:]

[NATIONAL COOPERATIVE BANK, N.A.

By:
Name:
Title:]

Exhibit Y-2-3

EXHIBIT Y-3

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY SPECIAL SERVICER

BANK 2026-BNK52 (the “Trust”)

I, [identify the certifying individual], a [_______________] of [CWCAPITAL ASSET MANAGEMENT LLC] [NATIONAL COOPERATIVE BANK, N.A.], as [General][NCB] Special Servicer under that certain Pooling and Servicing Agreement dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), entered into by Morgan Stanley Capital I Inc., as depositor (the “Depositor”), Trimont LLC, as general master servicer (the “General Master Servicer”), CWCapital Asset Management LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB master servicer (in such capacity, the “NCB Master Servicer”) and as NCB special servicer (in such capacity, the “NCB Special Servicer”), Deutsche Bank National Trust Company, as trustee (the “Trustee”), Computershare Trust Company, National Association, as certificate administrator (the “Certificate Administrator”), and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, on behalf of the [General][NCB] Special Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor and each Other Depositor with respect to a securitization of a Serviced Companion Loan and their respective officers, directors and affiliates, and with the knowledge and intent that the applicable Certification Parties will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all servicing information and all required reports (the “Special Servicer Reports”) required to be submitted by the [General][NCB] Special Servicer pursuant to the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K have been submitted by the [General][NCB] Special Servicer to the General Master Servicer, the NCB Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports;
2.	Based on my knowledge, the special servicing information contained in the Special Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;
3.	I am, or a Servicing Officer under my supervision is, responsible for reviewing the activities performed by the [General][NCB] Special Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required to be delivered under Article XI of the Pooling and Servicing Agreement for inclusion in the Form 10-K under Item 1123 of Regulation AB with respect to the [General][NCB] Special Servicer, and except as disclosed in the compliance certificate delivered by the [General][NCB] Special
Exhibit Y-3-1

Servicer under Section 11.09 of the Pooling and Servicing Agreement, the [General][NCB] Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects during the Relevant Period;

4.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the [General][NCB] Special Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the [General][NCB] Special Servicer assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and
5.	The report on assessment of compliance with servicing criteria applicable to the [General][NCB] Special Servicer for asset-backed securities with respect to the [General][NCB] Special Servicer or any Servicing Function Participant retained by the [General][NCB] Special Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

[General][NCB] Special Servicer

By:
Name:
Title:
Exhibit Y-3-2

EXHIBIT Y-4

Form of Certification to be Provided
to Depositor by Trustee

BANK 2026-BNK52 (The “Trust”)

The undersigned, __________, a __________ of DEUTSCHE BANK NATIONAL TRUST COMPANY, on behalf of DEUTSCHE BANK NATIONAL TRUST COMPANY, as trustee (the “Trustee”) under that certain Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), entered into by Morgan Stanley Capital I Inc., as depositor (the “Depositor”), Trimont LLC, as general master servicer, CWCapital Asset Management LLC, LLC, as general special servicer, National Cooperative Bank, N.A., as NCB master servicer and as NCB special servicer, Deutsche Bank National Trust Company, as Trustee, Computershare Trust Company, National Association, as certificate administrator, and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, certifies to [______], the Depositor and each Other Depositor with respect to a securitization of a Serviced Companion Loan and their respective officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that the applicable Certification Parties will rely upon this certification, that:

The report on assessment of compliance with servicing criteria applicable to the Trustee for asset-backed securities with respect to the Trustee or any Servicing Function Participant retained by the Trustee and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

DEUTSCHE BANK NATIONAL TRUST COMPANY

By:
Name:
Title:

Exhibit Y-4-1

EXHIBIT Y-5

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY OPERATING ADVISOR

BANK 2026-BNK52 (the “Trust”)

I, [identify the certifying individual], a [_______________] of PARK BRIDGE LENDER SERVICES LLC as Operating Advisor (the “Operating Advisor”) under that certain Pooling and Servicing Agreement dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), entered into by Morgan Stanley Capital I Inc., as depositor (the “Depositor”), Trimont LLC, as general master servicer (the “General Master Servicer”), CWCapital Asset Management LLC, as general special servicer, National Cooperative Bank, N.A., as NCB master servicer (in such capacity, the “NCB Master Servicer”) and the NCB special servicer, Deutsche Bank National Trust Company, as trustee (the “Trustee”), Computershare Trust Company, National Association, as certificate administrator (the “Certificate Administrator”), and Park Bridge Lender Services LLC, as Operating Advisor and as asset representations reviewer, on behalf of the Operating Advisor, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor and each Other Depositor with respect to a securitization of a Serviced Companion Loan and their respective officers, directors and affiliates, and with the knowledge and intent that the applicable Certification Parties will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all information required to be submitted by the Operating Advisor to the General Master Servicer, NCB Master Servicer, Depositor, Trustee or Certificate Administrator, as applicable, pursuant to the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K (the “Reports”) (such information provided by the Operating Advisor, collectively, the “Operating Advisor Periodic Information”) have been submitted by the Operating Advisor to the General Master Servicer, NCB Master Servicer, Depositor, Trustee or Certificate Administrator, as applicable, for inclusion in these reports;
2.	Based on my knowledge, the Operating Advisor Periodic Information contained in the Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;
3.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Operating Advisor with respect to the Trust’s fiscal year ________ have been provided all information relating to the Operating Advisor’s assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and
Exhibit Y-5-1

4.	The report on assessment of compliance with servicing criteria applicable to the Operating Advisor for asset-backed securities with respect to the Operating Advisor or any Servicing Function Participant retained by the Operating Advisor and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

Park Bridge Lender Services LLC,

By:	Park Bridge Advisors LLC, a New York limited liability company, its sole member

	By:	Park Bridge Financial LLC, a New York limited liability company, its sole member

By:
Name:
Title:
Exhibit Y-5-2

EXHIBIT Y-6

Form of Certification to be Provided
to Depositor by CUSTODIAN

BANK 2026-BNK52 (The “Trust”)

The undersigned, __________, a __________ of COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, on behalf of COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as custodian (in such capacity, the “Custodian”) under that certain Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), entered into by Morgan Stanley Capital I Inc., as depositor (the “Depositor”), Trimont LLC, as general master servicer, CWCapital Asset Management LLC, as general special servicer, National Cooperative Bank, N.A., as NCB master servicer and as NCB special servicer, Deutsche Bank National Trust Company, as trustee, Computershare Trust Company, National Association, as certificate administrator (the “Certificate Administrator”) and Custodian, and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, certifies to [______], the Depositor and each Other Depositor with respect to a securitization of a Serviced Companion Loan and their respective officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that the applicable Certification Parties will rely upon this certification, that:

The report on assessment of compliance with servicing criteria applicable to the Custodian for asset-backed securities with respect to the Custodian or any Servicing Function Participant retained by the Custodian and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit Y-6-1

EXHIBIT Y-7

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY ASSET REPRESENTATIONS REVIEWER

BANK 2026-BNK52 (the “Trust”)

I, [identify the certifying individual], a [_______________] of PARK BRIDGE LENDER SERVICES LLC as asset representations reviewer (the “Asset Representations Reviewer”) under that certain Pooling and Servicing Agreement dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), entered into by Morgan Stanley Capital I Inc., as depositor (the “Depositor”), Trimont LLC, as general master servicer (the “General Master Servicer”), CWCapital Asset Management LLC, as general special servicer, National Cooperative Bank, N.A., as NCB master servicer (in such capacity, the “NCB Master Servicer”) and as NCB special servicer, Deutsche Bank National Trust Company, as trustee (the “Trustee”), Computershare Trust Company, National Association, as certificate administrator (the “Certificate Administrator”), and Park Bridge Lender Services LLC, as operating advisor and as Asset Representations Reviewer, on behalf of the Asset Representations Reviewer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor and each Other Depositor with respect to a securitization of a Serviced Companion Loan and their respective officers, directors and affiliates, and with the knowledge and intent that the applicable Certification Parties will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all information required to be submitted by the Asset Representations Reviewer to the General Master Servicer, NCB Master Servicer, Depositor, Trustee or Certificate Administrator, as applicable, pursuant to the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K (the “Reports”) (such information provided by the Asset Representations Reviewer, collectively, the “Asset Representations Reviewer Periodic Information”) have been submitted by the Asset Representations Reviewer to the General Master Servicer, NCB Master Servicer, Depositor, Trustee or Certificate Administrator, as applicable, for inclusion in these reports; and
2.	Based on my knowledge, the Asset Representations Reviewer Periodic Information contained in the Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports.

Exhibit Y-7-1

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

Park Bridge Lender Services LLC,

By:	Park Bridge Advisors LLC, a New York limited liability company, its sole member

	By:	Park Bridge Financial LLC, a New York limited liability company, its sole member

By:
Name:
Title:

Exhibit Y-7-2

EXHIBIT Z

Servicing Criteria
to be Addressed in Assessment of Compliance

The assessment of compliance to be delivered by the referenced party shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria” applicable to such party, as such criteria may be updated or limited by the Commission or its staff (including, without limitation, not requiring the delivery of certain of the items set forth on this Exhibit based on interpretive guidance provided by the Commission or its staff relating to Item 1122 of Regulation AB). In addition, this Exhibit Z shall not be construed to impose on any Person any servicing duty that is not otherwise imposed on such Person under the main body of the Pooling and Servicing Agreement of which this Exhibit Z forms a part or to require an assessment of a criterion that is not encompassed by the servicing duties of the applicable party that are set forth in the main body of such Pooling and Servicing Agreement. For the avoidance of doubt, for purposes of this Exhibit Z, other than with respect to Item 1122(d)(2)(iii), references to General Master Servicer, NCB Master Servicer, General Special Servicer and NCB Special Servicer below shall include any Sub-Servicer engaged by the Master Servicer or the Special Servicer.

	Applicable Servicing Criteria	applicable party(ies)
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer Custodian (as applicable)
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
Cash Collection and Administration
1122(d)(2)(i)	Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
Exhibit Z-1

	Applicable Servicing Criteria	applicable party(ies)
Reference	Criteria

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Certificate Administrator

1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Trustee[1] General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Exchange Act.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations (A) are mathematically accurate; (B) are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) are reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting Servicer.	Certificate Administrator Operating Advisor (with respect to A and B)
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Certificate Administrator

1  Only to the extent that the Trustee was required to make an Advance pursuant to the Pooling and Servicing Agreement during the applicable calendar year.

Exhibit Z-2

1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	Certificate Administrator
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Certificate Administrator
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Custodian General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	Custodian
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(4)(iv)	Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.	General Master Servicer NCB Master Servicer
1122(d)(4)(v)	The Reporting Servicer’s records regarding the mortgage loans agree with the Reporting Servicer’s records with respect to an obligor’s unpaid principal balance.	General Master Servicer NCB Master Servicer
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	General Special Servicer NCB Special Servicer Operating Advisor
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	General Master Servicer NCB Master Servicer
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.	General Master Servicer NCB Master Servicer
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	General Master Servicer NCB Master Servicer
Exhibit Z-2

1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	General Master Servicer NCB Master Servicer
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	General Master Servicer NCB Master Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	General Master Servicer NCB Master Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

At all times that the Certificate Administrator and the Trustee are the same entity, the Trustee and Certificate Administrator may provide a combined assessment of compliance in respect of their combined responsibilities under Section 1122 of Regulation AB.

At all times that the General Master Servicer and the General Special Servicer or the NCB Master Servicer and the NCB Special Servicer are the same entity, the General Master Servicer and the General Special Servicer or the NCB Master Servicer and the NCB Special Servicer, as applicable, may provide a combined assessment of compliance in respect of their combined responsibilities under Section 1122 of Regulation AB.

Exhibit Z-3

EXHIBIT AA

ADDITIONAL FORM 10-D DISCLOSURE

The parties identified in the “Party Responsible” column are obligated pursuant to Section 11.04 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator (or the applicable Master Servicer to the extent specified in Section 11.04 of the Pooling and Servicing Agreement) any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has actual knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific written notice to the contrary from the Depositor or a Mortgage Loan Seller. Each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the General Master Servicer, the NCB Master Servicer, the General Special Servicer or the NCB Special Servicer be required to provide any information for inclusion in a Form 10-D that relates to any Mortgage Loan for which such Master Servicer or such Special Servicer is not the applicable Master Servicer or Special Servicer, as the case may be. For this Series 2026-BNK52 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 10-D	Party Responsible
Item 1: Distribution and Pool Performance Information: ● Item 1121(a)(13) of Regulation AB	● Certificate Administrator
Item 1A: Asset-Level Information: ● Item 1111(h) of Regulation AB ● Item 1125 of Regulation AB	● Each Master Servicer
Item 1B: Distribution and Pool Performance Information:	● Certificate Administrator ● Depositor
Exhibit AA-1

● Item 1121(a)(14) of Regulation AB ● Item 1121(d) of Regulation AB ● Item 1121(e) of Regulation AB	● Asset Representations Reviewer
Item 2: Legal Proceedings: ● Item 1117 of Regulation AB (it being acknowledged that such Item 1117 requires disclosure only of proceedings described therein that are material to security holders)

●     Each Master Servicer (as to itself)

●     Each Special Servicer (as to itself)

●     Certificate Administrator (as to itself)

●     Trustee (as to itself)

●     Depositor (as to itself)

●     Operating Advisor (as to itself)

●     Any other Reporting Servicer (as to itself)

●     Trustee/Certificate Administrator/each Master Servicer/Depositor/each Special Servicer as to the Trust (whichever of them is in principal control of the proceedings)

●     Each Mortgage Loan Seller as sponsor (as defined in Regulation AB)

●     Originators under Item 1110 of Regulation AB

●     Party under Item 1100(d)(1) of Regulation AB

Item 3: Sale of Securities and Use of Proceeds	● Depositor
Item 4: Defaults Upon Senior Securities	● Certificate Administrator
Item 5: Submission of Matters to a Vote of Security Holders	● Certificate Administrator
Item 6: Significant Obligors of Pool Assets: ● Item 1112(b) of Regulation AB provided, however, that all of the following conditions shall apply:	● Each Master Servicer (excluding information for which the Special Servicer is the “Party Responsible”) ● Each Special Servicer (as to Specially Serviced Loans and REO Properties)
Exhibit AA-2

(a) information shall be required to be reported only with respect to a party or property (if any) identified as a “significant obligor” in the Prospectus;

(b) the information to be reported shall consist of such quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property or REO Property (as applicable), and quarterly and annual financial statements of the related Borrower (except in the case of an REO Property), received or prepared by the “Party Responsible” pursuant to its obligations under Section 3.12(b) of this Pooling and Servicing Agreement; provided, however, that for a significant obligor under item 1101(k)(2) of Regulation AB, only net operating income for the most recent fiscal year and interim period is required and, if such information for a prior period was required but not previously reported, such information for such prior period; and

(c) the information shall be reportable in the Form 10-D that relates to the Distribution Date that immediately follows the Collection Period in which the information was received or prepared by the “Party Responsible” as described in clause (b) above.

Item 7: Change in Sponsor Interest in the Securities: ● Item 1124 of Regulation AB.	● Each Mortgage Loan Seller (as to itself in its capacity as a sponsor as defined in Regulation AB)
Item 8: Significant Enhancement Provider Information: ● Item 1114(b)(2) and Item 1115(b) of Regulation AB	● Depositor
Item 9: Other Information, but only to the extent of any information that meets all the following conditions: (a) such information constitutes “Additional Form 8-K	● Certificate Administrator, Trustee, each Master Servicer and/or each Special Servicer, in each case to the extent that such party is the “Party Responsible” with
Exhibit AA-3

Disclosure” pursuant to Exhibit CC, (b) such information is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-D relates, and (c) such information was not previously reported as “Additional Form 8-K Disclosure”.

respect to such information pursuant to Exhibit CC.

●     Certificate Administrator (including the balances of the Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account as of the related Distribution Date and the preceding Distribution Date)

●     Each Master Servicer (with respect to the balance of its Collection Account as of the related Distribution Date and the preceding Distribution Date)

●     Each Special Servicer (with respect to the balance of each applicable REO Account as of the related Distribution Date and the preceding Distribution Date)

●     Any other party responsible for disclosure items on Form 8-K (including each applicable Seller with respect to Item 1100(e) of Regulation AB to the extent material to Certificateholders)

Item 10: Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	Depositor
Item 10: Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)

●     Certificate Administrator

●     Depositor

provided that, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Pooling and Servicing Agreement provided, further, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party.

Item 10: Exhibits (no. 10): Material contracts (Exhibit No. 10 of Item 601 of Regulation S-K)

●     Certificate Administrator, Trustee, each Master Servicer and/or each Special Servicer, in each case to the extent of any contract that satisfies all the following conditions:  (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a

Exhibit AA-4

subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust.

Item 10: Exhibits (no. 22):

Published Report Regarding Matters Submitted to a Vote of Security Holders (Exhibit No. 22 of Item 601 of Regulation S-K), but only if the party that is the “Party Responsible” with respect to Item 5 above elects to publish a report containing the information required by such Item 5 above and also elects to report the information on Form 10-D by means of filing the published report and answering Item 5 by referencing the published report.

● The applicable party that is the “Party Responsible” with respect to Item 5 as set forth above.

Item 10: Exhibits (no. 23):

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement.

● Depositor

Item 10: Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

● Certificate Administrator
Item 10: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	● Not Applicable.
Item 10: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	● Not Applicable.
Item 10: Exhibits (By Operation of Item 8 Above), but only to the extent of any document that meets all the following conditions: (a) such document constitutes	● Certificate Administrator, Depositor and Trustee, in each case only to the extent that such party is the “Party Responsible” for the exhibit pursuant to Item 9(d) of Exhibit CC
Exhibit AA-5

“Additional Form 8-K Disclosure” pursuant to Item 9.01(d) of Exhibit CC, (b) such document is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-D relates, and (c) such document was not previously reported as “Additional Form 8-K Disclosure”.

(it being acknowledged that no Master Servicer or Special Servicer constitutes a “Party Responsible” under Exhibit CC with respect to any exhibits to a Form 10-K); provided that, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party for this Item 10.

Exhibit AA-6

EXHIBIT BB

ADDITIONAL FORM 10-K DISCLOSURE

The parties identified in the “Party Responsible” column are obligated pursuant to Section 11.05 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has actual knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific written notice to the contrary from the Depositor or a Mortgage Loan Seller. Each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the General Master Servicer, the NCB Master Servicer, the General Special Servicer or the NCB Special Servicer be required to provide any information for inclusion in a Form 10-K that relates to any Mortgage Loan for which such Master Servicer or such Special Servicer is not the applicable Master Servicer or Special Servicer, as the case may be. For this Series 2026-BNK52 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	● Depositor
Exhibit BB-1

Item 9B: Other Information, but only to the extent of any information that meets all the following conditions:

(a) such information constitutes “Additional Form 8-K Disclosure” pursuant to Exhibit CC,

(b) such information is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-K relates, and

(c) such information was not previously reported as “Additional Form 8-K Disclosure” or as “Additional Form 10-D Disclosure”

●     Certificate Administrator, Trustee, each Master Servicer and/or each Special Servicer, in each case to the extent that such party is the “Party Responsible” with respect to such information pursuant to Exhibit CC.

Item 15: Exhibits, Financial Statement Schedules (SEE BELOW)	SEE BELOW

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 1 of 3 Parts:

●     Item 1112(b) of Regulation AB, but only to the extent that (i) such information was required to have been set forth in the Prospectus, (ii) such information was not so set forth and (iii) the applicable Master Servicer has not previously reported such information as “Additional Form 10-D Information”.

● The applicable Mortgage Loan Seller.

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 2 of 3 Parts:

●     Item 1112(b) of Regulation AB, but only to the extent that (i) such information was set forth in the Prospectus and (ii) the applicable Master Servicer has not previously reported such information or updated versions thereof as “Additional Form 10-D Information”.

● Depositor
Exhibit BB-2

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 3 of 3 Parts:

●     Item 1112(b) of Regulation AB; provided, however, that all of the following conditions shall apply:

(a) information shall be required to be reported only with respect to a party or property (if any) identified as a “significant obligor” in the Prospectus;

(b) the information to be reported shall consist of such quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property or REO Property (as applicable), and quarterly and annual financial statements of the related Borrower (except in the case of an REO Property), received or prepared by the “Party Responsible” pursuant to its obligations under Section 3.12(b) of this Pooling and Servicing Agreement; provided, however, that for a significant obligor described under item 1101(k)(2) of Regulation AB, only net operating income for the most recent fiscal year and interim period is required and, if such information for a prior period was required but not previously reported, such information for such prior period; and

(c) the information shall be reportable only to the extent that is has not previously been reported as “Additional Form 10-D Information”.

● Each Master Servicer (excluding information for which the Special Servicer is the “Party Responsible”) ● Each Special Servicer (as to Specially Serviced Loans and REO Properties)
Instruction J(2)(c) (Significant Enhancement Provider Information): ● Items 1114(b)(2) and 1115(b) of Regulation AB	● Depositor
Exhibit BB-3

Instruction J(2)(d) (Legal Proceedings):

●     Item 1117 of Regulation AB (it being acknowledged that such Item 1117 requires disclosure only of proceedings described therein that are material to security holders)

●     Each Master Servicer (as to itself)

●     Each Special Servicer (as to itself)

●     Certificate Administrator (as to itself)

●     Trustee (as to itself)

●     Depositor (as to itself)

●     Trustee/Certificate Administrator/each Master Servicer/Depositor/each Special Servicer as to the Trust (whichever of them is in principal control of the proceedings)

●     Each Mortgage Loan Seller as sponsor (as defined in Regulation AB)

●     Originators under Item 1110 of Regulation AB

●     Party under Item 1100(d)(1) of Regulation AB

Instruction J(2)(e) (Affiliations and Certain Relationships and Related Transactions) – Part 1 of 2 Parts:

1119(a) of Regulation AB,

but only the existence and (if existent) how there is (that is, the nature of) any affiliation between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Mortgage Loan Seller, (3) the Trust and (4) any other party listed under this item as a “Party Responsible”; provided, however, that an affiliation need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

and

●     1119(b) of Regulation AB,

●     Each Master Servicer (as to itself) (only as to affiliations under Item 1119(a) with the Trustee, Certificate Administrator, each Special Servicer or a sub-servicer retained by it meeting any of the descriptions in Item 1108(a)(3)).

●     Each Special Servicer

●     Certificate Administrator

●     Trustee

●     Each party (other than a Mortgage Loan Seller), if any, that is identified in the Prospectus as an “originator” of one or more Mortgage Loans, if the Prospectus specifically states that the applicable Mortgage Loans were 10% or more of the assets of the Trust at the date of the Prospectus (provided that such a party shall no longer constitute a “Party Responsible” under this item from and after the date (if any) when the Depositor notifies the parties to the Pooling and Servicing Agreement to the effect that such party no longer

Exhibit BB-4

but only the existence and (if existent) the general character of any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party (apart from the Series 2026-BNK52 transaction) between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Mortgage Loan Seller, and (3) the Trust; provided, however, that a relationship, agreement, arrangement, transaction or understanding (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

and

●     1119(c) of Regulation AB,

but only the existence and (if existent) a description (including the terms and approximate dollar amount) of any specific relationship involving or related to the Series 2026-BNK52 transaction or the Mortgage Loans between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Mortgage Loan Seller, and (3) the Trust; provided, however, that a relationship (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus constitutes an originator of 10% or more of the assets of the Trust).

●     Each party (other than a Mortgage Loan Seller), if any, that is specifically identified as an “originator of 10% or more of the assets of the Trust for purposes of Regulation AB and the upcoming Form 10-K” in a written notice delivered to the parties to this Pooling and Servicing Agreement, which notice is delivered not later than February 15 of the year in which the Form 10-K is due.

●     Each party (if any) that is identified in the Prospectus as an “other material party to the securities or transaction” (or substantially similar phrasing); provided, however, that such a party shall no longer constitute a “Party Responsible” under this item from and after the date (if any) when the Depositor notifies the parties to the Pooling and Servicing Agreement to the effect that such party no longer constitutes a material party for purposes of Regulation AB.

●     Each party (if any) that that is specifically identified as an “other material party to the securities or transaction for purposes of Regulation AB and the upcoming Form 10-K” (or substantially similar phrasing) in a written notice delivered by the Depositor to the parties to this Pooling and Servicing Agreement, which notice is delivered not later than February 15 of the year in which the Form 10-K is due.

Exhibit BB-5

or if it was previously reported as “Additional Form 10-K Disclosure”.

Instruction J(2)(e) (Affiliations and Certain Relationships and Related Transactions) – Part 2 of 2 Parts:

1119(a) of Regulation AB,

But only the existence and (if existent) how there is any affiliation between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that an affiliation need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

and

●     1119(b) of Regulation AB,

but only the existence and (if existent) the general character of any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party (apart from the Series 2026-BNK52 transaction) between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that a relationship, agreement, arrangement, transaction or understanding (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was

● Depositor ● Each Mortgage Loan Seller

Exhibit BB-6

previously reported as “Additional Form 10-K Disclosure”.

and

●     1119(c) of Regulation AB,

but only the existence and (if existent) a description (including the terms and approximate dollar amount) of any specific relationship involving or related to the Series 2026-BNK52 transaction or the Mortgage Loans between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that a relationship (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

Item 15: Exhibits (no. 2): Plan of acquisition, reorganization, arrangement, liquidation or succession (Exhibit No. 2 of Item 601 of Regulation S-K)	● Depositor
Item 15: Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	● Depositor
Exhibit BB-7

Item 15: Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)

●     Trustee

●     Certificate Administrator

●     Depositor

provided that, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Pooling and Servicing Agreement provided, further, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party.

Item 15: Exhibits (no. 10): Material contracts (Exhibit No. 10 of Item 601 of Regulation S-K)

●     Certificate Administrator, Trustee, each Master Servicer and/or each Special Servicer, in each case to the extent of any contract that satisfies all the following conditions:  (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust.

Item 15: Exhibits (no. 11): Statement regarding computation of per share earnings (Exhibit No. 11 of Item 601 of Regulation S-K)	● Not Applicable
Item 15: Exhibits (no. 12): Statement regarding computation of ratios (Exhibit No. 12 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 13): Annual report to security holders, Form 10-Q and Form 10-QSB, or quarterly report to security holders (Exhibit No. 13 of Item 601 of Regulation S-K)	● Not Applicable
Item 15: Exhibits (no. 14): Code of Ethics (Exhibit No. 14 of Item 601 of Regulation S-K)	● Not Applicable.
Exhibit BB-8

Item 15: Exhibits (no. 16): Letter re change in certifying accountant (Exhibit No. 16 of Item 601 of Regulation S-K)	● Not Applicable
Item 15: Exhibits (no. 18): Letter re change in accounting principles (Exhibit No. 18 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 21): Subsidiaries of registrant (Exhibit No. 18 of Item 601 of Regulation S-K)	● Depositor.
Item 15: Exhibits (no. 22): Published Report Regarding Matters Submitted to a Vote of Security Holders (Exhibit No. 22 of Item 601 of Regulation S-K).	● Not Applicable.

Item 15: Exhibits (no. 23) – Part 1 of 2 Parts:

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where (a) the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement and (b) the consent is not the consent of a registered public accounting firm in connection with an attestation delivered pursuant to Section 11.13 of this Pooling and Servicing Agreement.

● Depositor

Item 15: Exhibits (no. 23) – Part 2 of 2 Parts:

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), but the required shall consist of a consent of the registered public accounting firm for purposes of any attestation report rendered with respect to the particular “Party Responsible” pursuant to Section 11.13 of this Pooling and Servicing Agreement.

●     Each Master Servicer

●     Each Special Servicer

●     Depositor

●     Any other Servicing Function Participant

provided, however, in each case, that such party shall have the duty to report or deliver, or cause the reporting or delivery, of such consent only to the extent that such party is required to deliver or cause the delivery of the related attestation report.

Exhibit BB-9

Item 15: Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

● Certificate Administrator
Item 15: Exhibits (no. 31(i)) Rule 13a-14(a)/15d-14(a) Certifications (Exhibit No. 31(i) of Item 601 of Regulation S-K).	● Not Applicable
Item 15: Exhibits (no. 31(ii)) Rule 13a-14(d)/15d-14(d) Certifications (Exhibit No. 31(ii) of Item 601 of Regulation S-K).	● Delivery of this exhibit (Sarbanes-Oxley certification and backup certifications) is governed by Section 11.08 (and Section 11.07) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 32) Section 1350 Certifications (Exhibit No. 32 of Item 601 of Regulation S-K).	● Not Applicable.
Item 15: Exhibits (no. 33) Report on assessment of compliance with servicing criteria for asset-backed securities (Exhibit No. 33 of Item 601 of Regulation S-K).	● Delivery of this exhibit (annual compliance assessment) is governed by Section 11.10 (and Section 11.07) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 34) Attestation report on assessment of compliance with servicing criteria for asset-backed securities (Exhibit No. 34 of Item 601 of Regulation S-K).	● Delivery of this exhibit (annual accountants’ attestation report) is governed by Section 11.11 (and Section 11.07) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 35) Servicer compliance statement (Exhibit No. 35 of Item 601 of Regulation S-K).	● Delivery of this exhibit (annual servicer compliance statements) is governed by Section 11.09 (and Section 11.07) of this Pooling and Servicing Agreement.
Item 15: Exhibit (no. 36) Certification For Shelf Offerings of Asset-Backed Securities (Exhibit No. 36 of Item 601 of Regulation S-K).	● Depositor
Exhibit BB-10

Item 15: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	● Not Applicable.
Item 15: Exhibits (By Operation of Item 9B Above), but only to the extent of any document that meets all the following conditions: (a) such document constitutes “Additional Form 8-K Disclosure” pursuant to Item 9.01(d) of Exhibit CC, (b) such document is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-K relates, and (c) such document was not previously reported as “Additional Form 8-K Disclosure”.

●     Certificate Administrator, Depositor and Trustee, in each case only to the extent that such party is the “Party Responsible” for the exhibit pursuant to Item 9(d) of Exhibit CC (it being acknowledged that no Master Servicer or Special Servicer constitutes a “Party Responsible” under Exhibit CC with respect to any exhibits to a Form 10-K).

Item 15: Exhibit (no. 101) Interactive Data File (Exhibit No. 101 of Item 601 of Regulation S-K).	Not Applicable
Item 15: Exhibit (no. 102) Asset Data File (Exhibit No. 102 of Item 601 of Regulation S-K).	[Certificate Administrator] [Depositor]
Item 15: Exhibit (no. 103) Asset Related Document (Exhibit No, 103 of Item 601 of Regulation S-K).	[Certificate Administrator] [Depositor]

Exhibit BB-11

EXHIBIT CC

FORM 8-K DISCLOSURE INFORMATION

The parties identified in the “Party Responsible” column are obligated pursuant to Section 11.07 of the Pooling and Servicing Agreement to report to the Depositor and the Certificate Administrator the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has actual knowledge of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific written notice to the contrary from the Depositor or a Mortgage Loan Seller. Each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the General Master Servicer, the NCB Master Servicer, the General Special Servicer or the NCB Special Servicer be required to provide any information for inclusion in a Form 8-K that relates to any Mortgage Loan for which such Master Servicer or such Special Servicer is not the applicable Master Servicer or Special Servicer, as the case may be. For this Series 2026-BNK52 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 8-K	Party Responsible
Item 1.01: Entry into a Material Definitive Agreement

●     Depositor, except as described in the next bullet (it being acknowledged that Item 601 of Regulation S-K requires filing of material contracts to which the registrant or a subsidiary thereof is a party).

●     Certificate Administrator, Trustee, each Master Servicer and/or each Special Servicer (it being acknowledged that Instruction 3 to Item 1.01 of Form 8-K requires disclosure regarding the entry into or an amendment of a definitive agreement that is material to the asset-backed securities transaction, even if the registrant is not a party to

Exhibit CC-1

such agreement), in each case to the extent of any amendment or definitive agreement that satisfies all the following conditions: (a) such amendment or definitive agreement relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such amendment or definitive agreement is an amendment or definitive agreement to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust; provided, however, that the Certificate Administrator shall be the “Party Responsible” in connection with any amendment to this Pooling and Servicing Agreement.

Item 1.02: Termination of a Material Definitive Agreement– Part 1 of 2 Parts

●     Certificate Administrator, Trustee, each Master Servicer and/or each Special Servicer, in each case to the extent of any contract that satisfies all the following conditions:  (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust; provided, however, that the Certificate Administrator shall be the “Party Responsible” in connection with any amendment to this Pooling and Servicing Agreement.

Item 1.02: Termination of a Material Definitive Agreement– Part 2 of 2 Parts	● Depositor, to the extent of any material agreement not covered in the prior item
Item 1.03: Bankruptcy or Receivership	● Depositor
Exhibit CC-2

Item 2.04: Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement	● Depositor ● Certificate Administrator
Item 3.03: Material Modification to Rights of Security Holders	● Certificate Administrator
Item 5.03: Amendments of Articles of Incorporation or Bylaws; Change of Fiscal Year	● Depositor
Item 6.01: ABS Informational and Computational Material	● Depositor
Item 6.02 (Part 1 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a change in trustee	● Trustee ● Depositor
Item 6.02 (Part 2 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a change in Master Servicer or Special Servicer	● Certificate Administrator ● Each Master Servicer or Special Servicer, as the case may be (in each case, as to itself)
Item 6.02 (Part 3 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a servicer (other than a party to the Pooling and Servicing Agreement) appointed by the particular “Party Responsible”.	● Each Master Servicer (as to a party appointed by such Master Servicer) ● Each Special Servicer ● Certificate Administrator ● Depositor
Item 6.03: Change in Credit Enhancement or External Support	● Depositor ● Certificate Administrator
Item 6.04: Failure to Make a Required Distribution	● Certificate Administrator
Item 6.05: Securities Act Updating Disclosure	● Depositor
Item 7.01: Regulation FD Disclosure	● Depositor
Item 8.01: Other Events	● Depositor
Item 9.01(d): Exhibits (no. 1): Underwriting agreement (Exhibit No. 1 of Item 601 of Regulation S-K)	● Not applicable
Item 9.01(d): Exhibits (no. 2): Plan of acquisition, reorganization, arrangement, liquidation or succession (Exhibit No. 2 of Item 601 of Regulation S-K)	● Depositor
Item 9.01(d): Exhibits (no. 3):	● Depositor
Exhibit CC-3

Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)
Item 9.01(d): Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)	● Certificate Administrator provided that, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Pooling and Servicing Agreement

Item 9.01(d): Exhibits (no. 7):

Correspondence from an independent accountant regarding non-reliance on a previously issued audit report or completed interim review. (Exhibit No. 7 of Item 601 of Regulation S-K)

● Not Applicable
Item 9.01(d): Exhibits (no. 14): Code of Ethics (Exhibit No. 14 of Item 601 of Regulation S-K)	● Not Applicable
Item 9.01(d): Exhibits (no. 16): Letter re change in certifying accountant (Exhibit No. 16 of Item 601 of Regulation S-K)	● Not Applicable
Item 9.01(d): Exhibits (no. 17): Correspondence on departure of director (Exhibit No. 17 of Item 601 of Regulation S-K)	● Not Applicable
Item 9.01(d): Exhibits (no. 20): Other documents or statements to security holders (Exhibit No. 20 of Item 601 of Regulation S-K)	● Not Applicable

Item 9.01(d): Exhibits (no. 23):

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement.

● Depositor
Item 9.01(d): Exhibits (no. 24)	● Certificate Administrator
Exhibit CC-4

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

Item 15: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	● Not Applicable.

Exhibit CC-5

EXHIBIT DD

ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA EMAIL TO !nacctsecnotifications@computershare.com AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

Computershare Trust Company, National Association, as Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045-1951

Attention: Corporate Trust Services (CMBS)

Morgan Stanley Capital I Inc., BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52—SEC REPORT PROCESSING

RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section [11.04] [11.05] [11.07] of the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer, the undersigned, as [ ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [                             ], phone number: [            ]; email address: [                    ].

[NAME OF PARTY],
as [role]

By:
Name:
Title:

cc: Depositor

Exhibit DD-1

EXHIBIT EE

INITIAL SUB-SERVICERS

None.

Exhibit EE-1

EXHIBIT FF

SERVICING FUNCTION PARTICIPANTS

None.

Exhibit FF-1

EXHIBIT GG

FORM OF ANNUAL COMPLIANCE STATEMENT

CERTIFICATION

BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52
(the “Trust”)

I, [identifying the certifying individual], on behalf of [Trimont LLC, as General Master Servicer] [CWCapital Asset Management LLC, as General Special Servicer] [National Cooperative Bank, N.A., as [NCB Master Servicer][NCB Special Servicer]] [Computershare Trust Company, National Association, as [Certificate Administrator][Custodian]] [Deutsche Bank National Trust Company, as Trustee] (the “Certifying Servicer”), certify to Morgan Stanley Capital I Inc. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	I (or Servicing Officers under my supervision) have reviewed the Certifying Servicer’s activities [during the preceding calendar year] [between [__] and [__]] (the “Reporting Period”) and the Certifying Servicer’s performance under the Pooling and Servicing Agreement; and
2.	To the best of my knowledge, based on such review, the Certifying Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects during the Reporting Period. [To my knowledge, the Certifying Servicer has failed to fulfill the following obligations under the Pooling and Servicing Agreement: [SPECIFY EACH SUCH FAILURE AND THE NATURE AND STATUS THEREOF]].
Date:

[TRIMONT LLC, as General Master Servicer]
[CWCAPITAL ASSET MANAGEMENT LLC,
as General Special Servicer]

[NATIONAL COOPERATIVE BANK, N.A.,
as [NCB Master Servicer][NCB Special Servicer]]
[COMPUTERSHARE TRUST COMPANY, NATIONAL
ASSOCIATION, as [Certificate
Administrator][Custodian]]
[DEUTSCHE BANK NATIONAL TRUST COMPANY,
as Trustee]

Exhibit GG-1

By:
Name:
Title:
Exhibit GG-2

EXHIBIT HH

FORM OF REPORT ON ASSESSMENT OF
COMPLIANCE with SERVICING CRITERIA

[Name of Reporting Servicer] (the “Reporting Servicer”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the 12-month period ending December 31, 20[__] (the “Reporting Period”), as set forth in Exhibit Z to the Pooling and Servicing Agreement. The transactions covered by this report include asset-backed securities transactions for which the Reporting Servicer acted as [a master servicer, special servicer, trustee, certificate administrator] involving commercial mortgage loans [other than __________________1] (the “Platform”);

The Reporting Servicer has engaged certain vendors, which are not servicers as defined in Item 1101(j) of Regulation AB (the “Vendors”) to perform specific, limited or scripted activities, and the Reporting Servicer elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities as set forth on Schedule A;

Except as set forth in paragraph 4 below, the Reporting Servicer used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

The criteria listed in the column titled “Inapplicable Servicing Criteria” on Schedule A hereto are inapplicable to the Reporting Servicer based on the activities it performs, directly or through its Vendors, with respect to the Platform;

The Reporting Servicer has complied, in all material respects, with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto];

The Reporting Servicer has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto];

The Reporting Servicer has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto]; and

1      Describe any permissible exclusions, including those permitted under telephone interpretation 17.04 (i.e., transactions registered prior to compliance with Regulation AB, transactions involving an offer and sale of asset-backed securities that were not required to be issued), if applicable.

Exhibit HH-1

[____], a registered public accounting firm, has issued an attestation report on the Reporting Servicer’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

[Date of Certification]

[NAME OF REPORTING SERVICER]

By:
Name:
Title:

Exhibit HH-2

EXHIBIT II

CREFC® PAYMENT INFORMATION

Payments shall be made to “CRE Finance Council” and sent to:

Commercial Real Estate Finance Council, Inc.

28 West 44th Street, Suite 815

New York, NY 10036

Attn: Executive Director

or by wire transfer to:

[wiring instructions are on file with each Master Servicer]

Exhibit II-1

EXHIBIT JJ

Form of Notice of ADDITIONAL

INDEBTEDNESS NOTIFICATION

VIA EMAIL:

To: Computershare Trust Company, National Association, as Certificate Administrator; CCTCMBSBondAdmin@computershare.com, Trustadministrationgroup@computershare.com and !nacctsecnotifications@computershare.com

Ref: BANK 2026-BNK52, Additional Debt Notice for Form 10-D

The following information is being furnished to you for inclusion on Form 10-D pursuant to Section 3.18(g) of the Pooling and Servicing Agreement

	Portfolio Name	Mortgage Loan	Position in Debt Stack	Additional Debt	OPB	OPB Date	Appraised Value	Appraised Value Date	Aggregate LTV	Aggregate NCF DSCR	Aggregate NCF DSCR Date	Primary Servicer	Master Servicer	Lead Servicer	Prospectus ID
1	BANK 2026-BNK52			$			$		%
	Outside the Trust			$			$		%
	Outside the Trust			$			$		%
	Total			$
2	BANK 2026-BNK52			$			$		%
	Outside the Trust			$			$		%
	Outside the Trust			$			$		%
	Total			$
3	BANK 2026-BNK52			$			$		%
	Outside the Trust			$			$		%
	Outside the Trust			$			$		%
	Total			$

Exhibit JJ-1

EXHIBIT KK

[Reserved]

Exhibit KK-1

EXHIBIT LL

ADDITIONAL DISCLOSURE NOTIFICATION (ACCOUNTS)

INSTRUCTIONS:

FOR ACCOUNT BALANCE REPORTING: SEND VIA EMAIL TO:

!NACCTSECNOTIFICATIONS@COMPUTERSHARE.COM

FOR ALL OTHER NOTIFICATIONS: SEND VIA FAX, EMAIL AND OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

Computershare Trust Company, National Association, as Certificate Administrator

9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS) – BANK 2026-BNK52—SEC REPORT PROCESSING

Email: !nacctsecnotifications@computershare.com

RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section 11.04 of the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer, the undersigned, as [ ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

[With respect to the Collection Accounts and REO Account balance information:

Account Name	Beginning Balance as of MM/DD/YYYY	Ending Balance as of MM/DD/YYYY
General Master Servicer’s Collection Account
NCB Master Servicer’s Collection Account
REO Account
Exhibit LL-1

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [                            ], phone number: [                   ]; email address: [                    ].

[NAME OF PARTY],
as [role]

By:
Name:
Title:

cc: Depositor

Exhibit LL-2

EXHIBIT MM

Form of notice of purchase of
controlling class certificate

[Date]

Computershare Trust Company, National Association
as Certificate Administrator

9062 Old Annapolis Road
Columbia, Maryland 21045
Email: Trustadministrationgroup@computershare.com

CCTCMBSBondAdmin@computershare.com
Attention: Corporate Trust Services (CMBS) – BANK 2026-BNK52

Deutsche Bank National Trust Company

as Trustee

1761 East St. Andrew Place

Santa Ana, California 92705

Attention: Trust Administration—BANK 2026-BNK52

Email: cmbsadmin@list.db.com

Trimont LLC

as Master Servicer

Commercial Mortgage Servicing

One South
101 South Tryon Street, Suite 1400
Charlotte, North Carolina 28280
Attention: BANK 2026-BNK52 Asset Manager
Email: commercial.servicing@trimont.com

with a copy to:

Trimont LLC
Two Alliance Center
3560 Lenox Rd NE, Suite 2200
Atlanta, GA 30326
Attention: Legal Department
Email: Legaldepartment@trimont.com

with a copy to:

K&L Gates LLP
300 South Tryon Street, Suite 1000
Charlotte, North Carolina 28202
Attention: Stacy G. Ackermann

Exhibit MM-1

Facsimile Number: (704) 353-3190
Email: stacy.ackermann@klgates.com

CWCapital Asset Management LLC

as General Special Servicer
900 19th Street NW, 8th Floor

Washington, D.C. 20006

Attention: Legal Department (BANK 2026-BNK52), with a copy to:
CWCAMContractNotices@cwcapital.com

National Cooperative Bank, N.A.
as NCB Master Servicer and as NCB Special Servicer

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Thomas Klump, Chief Operating Officer

Email: tklump@ncb.coop

with a copy to:

National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Brian Pace, Senior Vice President

Email: bpace@ncb.coop

Park Bridge Lender Services LLC

as Operating Advisor

Park Bridge Lender Services LLC

600 Third Avenue, 40th Floor

New York, New York 10016

Attention: BANK 2026-BNK52 Surveillance Manager (with a copy sent contemporaneously via email to cmbs.notices@parkbridgefinancial.com)

Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer

This letter is delivered to you, pursuant to Section 3.23(a) of the Pooling and Servicing Agreement in connection with the transfer by ____________ (the “Transferor”) to us (the “Transferee”) of

Exhibit MM-2

$__________________ original principal balance in the Class [__] Certificates, representing [_____]% of the Class [__] Certificates. The Certificates were issued pursuant to the Pooling and Servicing Agreement.

1.	Our name and address is as follows:

Contact Info: [Tel/Email]

2.	[IF APPLICABLE] We hereby certify, represent and warrant to you, as Certificate Administrator, that we are purchasing a majority interest in the Class [__] Certificates, and that we are not affiliated with the Transferor. To the extent that any Control Termination Event or Consultation Termination Event has occurred due to a waiver of a prior Class [__] Certificateholder of its rights under the Pooling and Servicing Agreement, we hereby request that you reinstate such rights and post a “special notice” on your website to the following effect:

“A Consultation Termination Event or a Control Termination Event has been terminated and is no longer in effect due to a transfer of a majority interest of the Controlling Class to an unaffiliated third party which has terminated any waiver by the prior Holder.”

All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.

Very truly yours,

(Transferee)

By:
Name:
Title:

Exhibit MM-3

EXHIBIT NN

FORM OF ASSET REVIEW REPORT BY THE
ASSET REPRESENTATIONS REVIEWER1

To: [Addresses of Recipients]

Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52

Ladies and Gentlemen:

In accordance with Section 12.01 of the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), the undersigned, as asset representations reviewer (the “Asset Representations Reviewer”), has performed an Asset Review on each Delinquent Loan identified in accordance with the terms of the Pooling and Servicing Agreement, and is hereby issuing the following Asset Review Report.

1.	We have performed an Asset Review on each [Subject] Loan identified in accordance with the terms of the Pooling and Servicing Agreement and our conclusion is that there is [no evidence of a failed Test] [evidence of [•] failed Test[s] as specifically detailed on the scorecard attached hereto as Exhibit A] with respect to the [Subject] Loans.
2.	A conclusion by the Asset Representations Reviewer of a passed Test or a failed Test shall not constitute a determination by the Asset Representations Reviewer of (i) the existence or nonexistence of a Material Defect, or (ii) whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller. In addition, the Tests may not be sufficient to determine every instance of noncompliance.
3.	The Asset Representations Reviewer, other than forwarding this report to the persons listed above, will not be required to take or participate in any other or further action with respect to the aforementioned Asset Review Report.
4.	Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

1 This report is an indicative report, and the Asset Representations Reviewer will have the ability to modify or alter the organization and content of this report, subject to compliance with the terms of the Pooling and Servicing Agreement, including without limitation, provisions relating to Privileged Information.

Exhibit NN-1

Park Bridge Lender Services LLC,
as Asset Representations Reviewer

By:	Park Bridge Advisors LLC, a New York limited liability company, its sole member

	By:	Park Bridge Financial LLC, a New York limited liability company, its sole member

By:
Name:
Title:

Exhibit NN-2

Exhibit A

Detailed Scorecard
[Template Example Below]

Test failures
Loan #	Loan Name	Mortgage Loan Seller	R&W #	R&W Name	Test Description	Findings
[Insert Loan Number]	[Insert Loan Name]	[Insert Mortgage Loan Seller]	21	Compliance with Usury Laws	[Insert Test Description]	[Insert Test findings]
			31	Single-Purpose Entity

Exhibit NN-3

EXHIBIT OO

FORM OF ASSET REVIEW REPORT SUMMARY1

To: [Addresses of Recipients]

Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52

Ladies and Gentlemen:

In accordance with Section 12.01 of the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), the undersigned, as asset representations reviewer (the “Asset Representations Reviewer”), has performed an Asset Review on each Delinquent Loan identified in accordance with the terms of the Pooling and Servicing Agreement, and is hereby issuing the following Asset Review Report Summary.

1.	We have performed an Asset Review on each [Subject] Loan identified in accordance with the terms of the Pooling and Servicing Agreement and our conclusion is that there is [no evidence of a failed Test] [evidence of [•] failed Test[s] as identified on the summary scorecard attached hereto as Exhibit A] with respect to the [Subject] Loans.
2.	A conclusion by the Asset Representations Reviewer of a passed Test or a failed Test shall not constitute a determination by the Asset Representations Reviewer of (i) the existence or nonexistence of a Material Defect, or (ii) whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller. In addition, the Tests may not be sufficient to determine every instance of noncompliance.
3.	The Asset Representations Reviewer, other than forwarding this Asset Review Report Summary to the parties listed above, will not be required to take or participate in any other or further action with respect to the aforementioned Asset Review Report Summary.
4.	Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

1 This report is an indicative report, and the Asset Representations Reviewer will have the ability to modify or alter the organization and content of this report, subject to compliance with the terms of the Pooling and Servicing Agreement, including without limitation, provisions relating to Privileged Information.

Exhibit OO-1

Park Bridge Lender Services LLC,
as Asset Representations Reviewer

By:	Park Bridge Advisors LLC, a New York limited liability company, its sole member

	By:	Park Bridge Financial LLC, a New York limited liability company, its sole member

By:
Name:
Title:

Exhibit OO-2

Exhibit A

Summary Scorecard
[Template Example Below]

Test failures
Loan #	Loan Name	Representations and Warranty #	Representation and Warranty Name	Test #
[Insert Loan #]	[Insert Loan Name]	[Insert R&W #]	[Insert R&W Name]
		[Insert R&W #]	[Insert R&W Name]

Exhibit OO-3

EXHIBIT PP

ASSET REVIEW PROCEDURES

In the event of any conflict between this Exhibit PP and the terms of the Pooling and Servicing Agreement, the Pooling and Servicing Agreement shall control and govern the Asset Representation Reviewer’s responsibilities and duties with respect to the Asset Reviews.

Call for Review and Collection and Inventory of Review Materials

Step 1	Asset Representations Reviewer (“ARR”) receives the following items before beginning its review:
■	CREFC® Delinquent Mortgage Loan Status Report
■	Notice of Asset Review Trigger (with attachments)
■	Notice of Asset Review Vote Election
■	Notice of Affirmative Asset Review Vote
■	Asset Review Notice
■	List of all Subject Loans
■	Review Materials for each Subject Loan via Secure Data Room access, including the Diligence File
■	Any Unsolicited Information (if applicable)

Step 2 For each Subject Loan, ARR inventories all Review Materials to which ARR is provided access in the Secure Data Room to determine what, if any, Review Materials for such Subject Loan are missing, using the list of documents provided in the definition of “Mortgage File” of this Agreement, any comparable lists included in the related Mortgage Loan Purchase Agreement, and any closing checklist from the origination of such Subject Loan, to guide its review and determination.

Exhibit PP-1

Step 3	If ARR determines that the information made available to it in the Secure Data Room with respect to any Subject Loan is missing any documents required to complete an Asset Review of such Subject Loan, ARR prepares list of such missing documents and, within the time periods specified in Section 12.01 of this Agreement, (i) notifies the Master Servicer (with respect to Non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) of such missing documents, and request that the Master Servicer or the Special Servicer, as the case may be, deliver to the ARR such missing document(s) to the extent in its possession and (ii) in the event any missing documents are not provided by the Master Servicer or the Special Servicer, as the case may be, the ARR shall request such documents from the related Mortgage Loan Seller.

Analysis and Testing of Representations and Warranties

Step 4	For each Subject Loan for which ARR has received all Review Materials required to complete an Asset Review of such Subject Loan, ARR tests such Subject Loan for compliance with each representation and warranty made by the related Mortgage Loan Seller with respect to such Subject Loan as follows:
■	ARR reviews each representation and warranty and each item included in the Review Materials applicable or related to such representation or warranty to determine whether there is any evidence that such representation or warranty was not true when made by the related Mortgage Loan Seller.
■	For each representation and warranty, ARR lists
●	all items from the Review Materials reviewed or used in its testing of such representation and warranty;
●	whether ARR has determined that there is any evidence that such representation or warranty was not true when made by the related Mortgage Loan Seller; and
o	if so, stating the aspect of the applicable representation or warranty that does not appear to have been true when made by the related Mortgage Loan Seller and ARR’s basis for its conclusion;
o	completing the Asset Review Report by setting forth, for each [Subject Loan], the information contemplated herein with respect to each representation and warranty.

ARR will not attempt (and has no obligation) to determine the materiality of any potential breach of a representation or warranty that it discovers evidence of during its review as contemplated herein.

Exhibit PP-2

EXHIBIT QQ

FORM OF CERTIFICATION TO CERTIFICATE ADMINISTRATOR
REQUESTING ACCESS TO SECURE DATA ROOM

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS) – BANK 2026-BNK52

Email: Trustadministrationgroup@computershare.com

CCTCMBSBondAdmin@computershare.com

Attention:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52

In accordance with the requirements for obtaining access to the Secure Data Room pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.	The undersigned is an authorized representative of [the Asset Representations Reviewer][[_____], an entity designated by the Depositor to receive access to the secure Data Room].
2.	The undersigned acknowledges and agrees that (a) access to the Secure Data Room is being granted to it solely for purposes of the undersigned carrying out its obligations under the Pooling and Servicing Agreement (b) it will not disseminate or otherwise make information contained on the Secure Data Room available to any other person except in accordance with the Pooling and Servicing Agreement or otherwise with the written consent of the Depositor and (c) it will only access information relating to the Mortgage Loans to which the Asset Review relates.

3.	The undersigned agrees that each time it accesses the Secure Data Room, the undersigned is deemed to have recertified that the representations above remains true and correct.

Exhibit QQ-1

4.	[The undersigned is not a Certificateholder, a beneficial owner or a prospective purchaser of any Certificate.]*

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[NAME OF PARTY],
as [role]

By:
Name:
Title:

Dated:

[Morgan Stanley Capital I Inc.,
as Depositor]*

By:
[Name]
[Title]

*     Required to the extent that a party other than the Asset Representations Reviewer is identified by the Depositor as needing access to the Secure Data Room.

Exhibit QQ-2

EXHIBIT RR

FORM OF NOTICE OF [ADDITIONAL DELINQUENT LOAN][CESSATION OF
DELINQUENT LOAN][CESSATION OF ASSET REVIEW TRIGGER]

[Date]

Trimont LLC

Commercial Mortgage Servicing

One South
101 South Tryon Street, Suite 1400
Charlotte, North Carolina 28280
Attention: BANK 2026-BNK52 Asset
Manager
Email: commercial.servicing@trimont.com

with a copy to:

Trimont LLC
Two Alliance Center
3560 Lenox Rd NE, Suite 2200
Atlanta, GA 30326
Attention: Legal Department
Email: Legaldepartment@trimont.com

with a copy to:

K&L Gates LLP
300 South Tryon Street, Suite 1000
Charlotte, North Carolina 28202
Attention: Stacy G. Ackermann
Facsimile Number: (704) 353-3190
Email: stacy.ackermann@klgates.com

Park Bridge Lender Services LLC
600 Third Avenue, 40th Floor

New York, New York 10016

Attention: BANK 2026-BNK52 Surveillance
Manager (with a copy sent contemporaneously via
email to cmbs.notices@parkbridgefinancial.com)

National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Thomas Klump, Chief Operating Officer

Email: tklump@ncb.coop

with a copy to:

National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Brian Pace, Senior Vice President

Email: bpace@ncb.coop

CWCapital Asset Management LLC 900 19th Street NW, 8th Floor Washington, D.C. 20006 Attention: Legal Department (BANK 2026- BNK52), with a copy to: CWCAMContractNotices@cwcapital.com
Attention:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52

In accordance with Section 12.01(a) of the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as

Exhibit RR-1

General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer, the Certificate Administrator hereby notifies you that as of [RELATED DISTRIBUTION DATE]:

1.	_____ An additional Mortgage Loan has become a Delinquent Loan.

2.	_____ A Mortgage Loan has ceased to be a Delinquent Loan.

3.	_____ An Asset Review Trigger has ceased to exist.

(check all that apply)

Capitalized terms used but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

Computershare Trust Company, National Association, as Certificate Administrator for the Holders of the BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52

By:
[Name]
[Title]

Exhibit RR-2

EXHIBIT SS

FORM OF INTERCREDITOR AGREEMENT AND SUBORDINATION AGREEMENT
FOR NCB CO-OP MORTGAGE LOANS

THIS INTERCREDITOR AGREEMENT AND SUBORDINATION AGREEMENT (this “Agreement”) made as of this __ day of ____, 20__ between [_______], a [___________] having an office at [__________] in its capacity as senior lender (“Lender”), and [_________], a [_________] having an office at [__________] in its capacity as subordinated lender (“Subordinated Lender”).

W I T N E S S E T H:

WHEREAS, Lender is the holder of a certain loan (the “Loan”) to [_________] (“Borrower”) dated the date hereof in the amount of [_________] and 00/100 ($__________) Dollars, which Loan is secured by, among other things, a mortgage upon the Project (hereinafter defined), which mortgage is intended to be recorded;

WHEREAS, Subordinated Lender is the holder of a certain loan (the “Subordinated Loan”) dated the date hereof to Borrower in the amount of [_________] and 00/100 ($_________) Dollars, which Subordinated Loan is secured by, among other things, a mortgage upon the Project (hereinafter defined), which mortgage is intended to be recorded; and

WHEREAS, Lender and Subordinated Lender desire to enter into this Agreement for the purpose of establishing the priorities of their respective interests in the Project, and for the purpose of setting forth certain other agreements between them with respect to their agreements with Borrower;

NOW, THEREFORE, in consideration of the premises, the payment of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Subordinated Lender agree as follows:

Defined Terms. As used in this Agreement, the following terms shall have the meanings hereinafter set forth, unless the context shall otherwise require:

“Affiliate” – Shall mean, as to any particular Person, any Person directly or indirectly, through one or more intermediaries, controlling, Controlled by or under common control with the Person or Persons in question.

“Control” – Shall mean, (i) the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of such Person (or, with respect to the Transfer prohibition set forth in Section 9(e) hereof, the ownership, directly or indirectly, in the aggregate of more than twenty five percent (25%) of the beneficial ownership interests of such Person) or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise

Exhibit SS-1

voting power, by contract or otherwise. “Controlled by,” “controlling” and “under common control with” shall have the respective correlative meaning thereto.

“Certificates” – Shall mean any securities (including all classes thereof) representing beneficial ownership interests in the Loan or in a pool of mortgage loans including the Loan issued in connection with a securitization of the Loan.

“Crowdfunded Person” means a Person that is capitalized with debt and/or equity financing and/or raising monetary or other capital contributions from a number of persons or entities through the practice of syndication, advertising or general or broad solicitation, including, without limitation, (i) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended and/or (ii) via primarily internet-mediated registries, platforms, portals, mail-order subscriptions, benefit events and/or other similar methods.

“EB-5 Lender” means any Person that directly or indirectly used funds invested by an EB-5 Person through a program soliciting the issuance of visas for immigrant investors as a source for the making, acquisition, or funding of the Subordinated Loan.

“EB-5 Person” means a Person investing through a program soliciting the issuance of visas for immigrant investors, including through the Immigrant Investor Program established by the Immigration Act of 1990 (8 U.S.C. 1153(b)(5)), as amended from time to time, and the rules and regulations promulgated thereunder.

“Eligibility Requirements” – Shall mean, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $200,000,000.00 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $60,000,000.00 and (ii) is regularly engaged in the business of making or owning commercial or multi-family real estate loans or operating commercial or multi-family mortgage properties.

“Event of Default” – Shall mean (i) with respect to the Loan and the Loan Documents, any default thereunder which has occurred and is continuing beyond any applicable grace or curative period, and (ii) with respect to the Subordinated Loan and the Subordinated Loan Documents, any default thereunder which has occurred and is continuing beyond any applicable grace or curative period.

“Loan Documents” – Shall mean all loan documents, notes, security agreements, mortgages, including, without limitation, those certain documents made by Borrower creating a first lien upon the Project and any other documents evidencing and securing the Loan, in effect on the date hereof, as the same may be modified, amended, restated, supplemented, replaced or extended, from time to time, in accordance with the terms hereof.

“Permitted Fund Manager” – Shall mean any Person that on the date of determination is (i) a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a Proceeding.

Exhibit SS-2

“Person” – Shall mean any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint stock company, bank, trust, estate unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof) endowment fund or any other form of entity.

“Proceeding” – Shall mean the commencement, whether voluntary or involuntary, of any case, proceeding or other action against Borrower under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors.

“Prohibited Entity” means any Person that (i) is a statutory trust or similar Person, (ii) owns a direct or indirect interest in the Subordinated Loan, Borrower or the Project through a tenancy-in-common or other similar form of ownership interest, (iii) is an EB-5 Lender and/or (iv) is itself a Crowdfunded Person, is under the direct or managerial control of any Crowdfunded Person and/or is more than 49% owned, directly or indirectly, by one or more Crowdfunded Persons (provided, that, notwithstanding the foregoing, any Person otherwise constituting a Prohibited Entity shall not be deemed a Prohibited Entity hereunder to the extent a Rating Agency Confirmation has been obtained with respect to such Person).

“Prohibited Person” means any Person:

(i)                         listed in the annex to, or who is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(ii)                      that is owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                   with whom a Person is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(iv)                  who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)                     that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or other replacement official publication of such list; or

(vi)                  who is an Affiliate of a Person listed in clauses (i) through (v) above.

“Project” – Shall mean that certain real property owned by Borrower described on Exhibit A attached hereto and the improvements located or to be located thereon.

Exhibit SS-3

“Protective Advance” – Shall mean all sums advanced for the purpose of payment of real estate taxes (including special payments in lieu of real estate taxes), maintenance costs, insurance premiums or other items (including capital items) reasonably necessary to protect the Project or any portion thereof (including, but limited to, all reasonable attorneys’ fees, costs relating to the entry upon the Project or any portion thereof to make repairs and the payment, purchase, contest or compromise of any encumbrance, charge or lien which in the judgment of Lender appears to be prior or superior to the Loan Documents).

“Qualified Transferee” – Shall mean (i) Subordinated Lender or an Affiliate of Subordinated Lender or (ii) one or more of the following:

(A)                 a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (A) satisfies the Eligibility Requirements;

(B)                   an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (B) satisfies the Eligibility Requirements;

(C)                   an institution substantially similar to any of the foregoing entities described in clauses (ii)(A) or (ii)(B) that satisfies the Eligibility Requirements;

(D)                  any entity controlled by any of the entities described in clause (i) or clauses (ii)(A) or (ii)(C) above;

(E)                     a Qualified Trustee in connection with a securitization of, the creation of collateralized debt obligations (“CDO”) secured by or financing through an “owner trust” of, the Subordinated Loan (collectively, “Securitization Vehicles”) so long as (A) the special servicer or manager of such Securitization Vehicle has the Required Special Servicer Rating and (B) the entire “controlling class” of such Securitization Vehicle, other than with respect to a CDO Securitization Vehicle, is held by one or more entities that are otherwise Qualified Transferees under clauses (ii)(A), (B), (C) or (D) of this definition; provided that the operative documents of the related Securitization Vehicle require that (1) in the case of a CDO Securitization Vehicle, the “equity interest” in such Securitization Vehicle is owned by one or more entities that are Qualified Transferees under clauses (ii)(A), (B), (C) or (D) of this definition and (2) if any of the relevant trustee, special servicer, or manager fails to meet the requirements of this clause (E), such Person must be replaced by a Person meeting the requirements of this clause (E) within thirty (30) days; or

(F)           an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee under clauses (ii)(A), (B), (C) or (D) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests

Exhibit SS-4

in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (ii)(A), (B), (C) or (D) of this definition.

Notwithstanding the foregoing, in no event shall a Prohibited Person or a Prohibited Entity be a Qualified Transferee.

“Qualified Trustee” – Shall mean (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the Rating Agencies.

“Rating Agencies” – Shall mean, prior to a securitization, each of Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc., and Fitch Ratings, Inc., or any other nationally-recognized statistical rating agency which has been designated by Lender and, after a securitization, shall mean any of the foregoing that have rated any of the Certificates.

“Rating Agency Confirmation” – Shall mean each of the Rating Agencies shall have confirmed in writing that the occurrence of the event with respect to which such Rating Agency Confirmation is sought shall not result in a downgrade, qualification or withdrawal of the applicable rating or ratings ascribed by such Rating Agency to any of the Certificates then outstanding. In the event that no Certificates are outstanding or the Loan is not part of a securitization, any action that would otherwise require a Rating Agency Confirmation shall require the consent of the Lender, which consent shall not be unreasonably withheld or delayed.

“Required Special Servicer Rating” – Shall mean (i) a rating of “CSS1” in the case of Fitch Ratings, (ii) on the S&P list of approved special servicers in the case of S&P, and (iii) in the case of Moody’s, such special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities.

“Subordinated Loan Documents” – Shall mean all loan documents, notes, security agreements, mortgages, including, without limitation, those certain documents made by Borrower creating a second lien upon the Project and any other documents evidencing and securing the Subordinated Loan, in effect on the date hereof, as the same may be modified, amended, restated, supplemented, replaced or extended, from time to time, in accordance with the terms hereof.

Exhibit SS-5

“Transfer” – Shall mean any assignment, pledge, conveyance, sale, transfer, mortgage, encumbrance, grant of a security interest, issuance of a participation interest, or other disposition, either directly or indirectly, by operation of law or otherwise.

1.                 Approval of Loans and Loan Documents; Characterization of Subordinated Loan.

(a)              Subordinated Lender hereby acknowledges that (i) it has received and reviewed and, subject to the terms and conditions of this Agreement, hereby consents to and approves of the Loan and, subject to the terms and provisions of this Agreement, all of the terms and provisions of the Loan Documents, (ii) the continued performance of the Loan Documents will not constitute a default or an event which, with the giving of notice or the lapse of time, or both, would constitute a default under the Subordinated Loan Documents, and (iii) any application or use of the proceeds of the Loan for purposes other than those provided in the Loan Documents shall not affect, impair or defeat the terms and provisions of this Agreement or the Loan Documents.

(b)              Lender hereby acknowledges that (i) it has received and reviewed, and, subject to the terms and conditions of this Agreement, hereby consents to and approves of the making of the Subordinated Loan and, subject to the terms and provisions of this Agreement, all of the terms and provisions of the Subordinated Loan Documents, (ii) the execution, delivery and performance of the Subordinated Loan Documents will not constitute a default or an event which, with the giving of notice or the lapse of time, or both, would constitute a default under the Loan Documents, (iii) any application or use of the proceeds of the Subordinated Loan for purposes other than those provided in the Subordinated Loan Documents shall not affect, impair or defeat the terms and provisions of this Agreement or the Subordinated Loan Documents.

2.                 Representations and Warranties.

(a)              Subordinated Lender hereby represents and warrants as follows:

(i)                Subordinated Lender has heretofore provided Lender with true, complete and correct copies of the Subordinated Loan Documents. To Subordinated Lender’s knowledge, there currently exists no default or event which, with the giving of notice or the lapse of time, or both, would constitute a default under any of the Subordinated Loan Documents.

(ii)              Subordinated Lender is the legal and beneficial owner of the entire Subordinated Loan free and clear of any lien, security interest, option or other charge or encumbrance.

(iii)            There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

(iv)            Subordinated Lender has, independently and without reliance upon Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

Exhibit SS-6

(v)              Subordinated Lender is duly organized and validly exists under the laws of the jurisdiction under which it was organized with full power to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby.

(vi)            All actions necessary to authorize the execution, delivery, and performance of this Agreement on behalf of Subordinated Lender have been duly taken, and all such actions continue in full force and effect as of the date hereof.

(vii)          Subordinated Lender has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid, and binding agreement of Subordinated Lender enforceable against Subordinated Lender in accordance with its terms subject to (a) applicable bankruptcy, reorganization, insolvency and moratorium laws, and (b) general principles of equity which may apply regardless of whether a proceeding is brought in law or in equity.

(viii)         To Subordinated Lender’s knowledge, no consent of any other Person and no consent, license, approval, or authorization of, or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by Subordinated Lender of this Agreement or consummation by Subordinated Lender of the transactions contemplated by this Agreement, other than those that have been obtained.

(ix)             None of the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) violate or conflict with any provision of the organizational or governing documents of Subordinated Lender, (b) to Subordinated Lender’s knowledge, violate, conflict with, or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute (or with the giving of notice or lapse of time, or both, would constitute) a default under the terms of any contract, mortgage, lease, bond, indenture, agreement, or other instrument to which Subordinated Lender is a party or to which any of its properties are subject, (c) to Subordinated Lender’s knowledge, result in the creation of any lien, charge, encumbrance, mortgage, lease, claim, security interest, or other right or interest upon the properties or assets of Subordinated Lender pursuant to the terms of any such contract, mortgage, lease, bond, indenture, agreement, franchise, or other instrument, (d) violate any judgment, order, injunction, decree, or award of any court, arbitrator, administrative agency or governmental or regulatory body of which Subordinated Lender has knowledge against, or binding upon, Subordinated Lender or upon any of the securities, properties, assets, or business of Subordinated Lender or (e) to Subordinated Lender’s knowledge, constitute a violation by Subordinated Lender of any statute, law or regulation that is applicable to Subordinated Lender.

(x)               The Subordinated Loan is not cross defaulted with any loan except the Loan.

(b)              Lender hereby represents and warrants as follows:

(i)                Lender has heretofore provided Subordinated Lender with true, complete and correct copies of the Loan Documents. To Lender’s actual knowledge, there currently

Exhibit SS-7

exists no default or event which, with the giving of notice or the lapse of time, or both, would constitute a default under any of the Loan Documents.

(ii)              Lender is the legal and beneficial owner of the Loan free and clear of any lien, security interest, option or other charge or encumbrance.

(iii)            There are no conditions precedent to the effectiveness of this Agreement against Lender that have not been satisfied or waived.

(iv)            Lender is duly organized and validly exists under the laws of the jurisdiction under which it was organized with full power to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby.

(v)              All actions necessary to authorize the execution, delivery, and performance of this Agreement on behalf of Lender have been duly taken, and all such actions continue in full force and effect as of the date hereof.

(vi)            Lender has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid, and binding agreement of Lender enforceable against Lender in accordance with its terms subject to (a) applicable bankruptcy, reorganization, insolvency and moratorium laws and (b) general principles of equity which may apply regardless of whether a proceeding is brought in law or in equity.

(vii)           To Lender’s knowledge, no consent of any other Person and no consent, license, approval, or authorization of, or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by Lender of this Agreement or consummation by Lender of the transactions contemplated by this Agreement other than those that have been obtained.

(viii)        None of the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) violate or conflict with any provision of the organizational or governing documents of Lender, (b) to Lender’s knowledge, violate, conflict with, or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute (or with the giving of notice or lapse of time, or both, would constitute) a default under the terms of any material contract, mortgage, lease, bond, indenture, agreement, or other instrument to which Lender is a party or to which any of its properties are subject, (c) to Lender’s knowledge, result in the creation of any lien, charge, encumbrance, mortgage, lease, claim, security interest, or other right or interest upon the properties or assets of Lender pursuant to the terms of any such material contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument, (d) violate any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental or regulatory body of which Lender has knowledge against, or binding upon, Lender or upon any of the securities, properties, assets, or business of Lender or (e) to Lender’s knowledge, constitute a violation by Lender of any statute, law or regulation that is applicable to Lender.

Exhibit SS-8

(ix)             The Loan is not cross defaulted with any other loan, except for the Subordinated Loan.

3.                 Subordination and Priority. Subordinated Lender hereby subordinates and makes junior the Subordinated Loan, the Subordinated Loan Documents (and any amendment, modification or extension thereof, and any future advance or increase respecting the Subordinated Loan, in each instance, whether or not made in violation of this Agreement), and the lien and security interests created thereby and all of the foregoing (collectively, the “Subordinated Interests”) shall at all times be junior, subject and subordinate to the lien and security interest created by the Loan Documents and all of the terms, covenants, conditions, rights and remedies contained in the Loan Documents, and no amendments or modifications of the Loan Documents or waivers of any provisions thereof shall affect the subordination of the Subordinated Interests as set forth in this Section 3, it being understood and agreed that the Loan Documents and the liens and security interests created thereby shall be and remain a prior lien against the Project. In addition, all of Subordinated Lender’s rights to payment of the Subordinated Loan and the obligations evidenced by the Subordinated Loan Documents are hereby subordinated to all of Lender’s rights to payment by Borrower of the Loan and the obligations secured by the Loan Documents, and Subordinated Lender shall not accept or receive payments (including, without limitation, whether in cash or other property and whether received directly, indirectly or by set-off, counterclaim or otherwise) from Borrower and/or from the Project upon the occurrence and during the continuance of an Event of Default (as defined in the Loan Documents) under the Loan. If a Proceeding shall have occurred, Lender shall be entitled to receive payment and performance in full of all amounts due or to become due to Lender before Subordinated Lender is entitled to receive any payment on account of the Subordinated Loan. All payments or distributions upon or with respect to the Subordinated Loan which are received by Subordinated Lender contrary to the provisions of this Agreement shall be received and held in trust by the Subordinated Lender for the benefit of Lender and shall be paid over to Lender in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or performance of the Loan in accordance with the terms of the Loan Documents. Nothing contained herein shall prohibit the Subordinated Lender from making protective advances (and adding the amount thereof to the principal balance of the Subordinated Loan) notwithstanding the existence of a default under the Loan at such time.

4.                  Modifications, Amendments, Etc.

(a)               Lender shall have the right without the consent of Subordinated Lender in each instance to enter into any amendment, deferral, extension, modification, increase, renewal, replacement, consolidation, supplement or waiver (collectively, a “Senior Loan Modification”) of the Loan or the Loan Documents provided that no such Senior Loan Modification shall (i) increase the interest rate or principal amount of the Loan, (ii) increase in any other material respect any monetary obligations of Borrower under the Loan Documents, (iii) extend or shorten the scheduled maturity date of the Loan (except that Lender may permit Borrower to exercise any extension options in accordance with the terms and provisions of the Loan Documents), (iv) convert or exchange the Loan into or for any other indebtedness or subordinate any of the Loan to any indebtedness of Borrower, (v) amend or modify the provisions limiting transfers of interests in the Borrower or the Project, (vi) cross default the Loan with any other indebtedness, (vii) obtain any contingent interest, additional interest or so-called “kicker” measured on the basis of the cash flow

Exhibit SS-9

or appreciation of the Project, (or other similar equity participation), or (viii) extend the period during which voluntary prepayments are prohibited or during which prepayments require the payment of a prepayment fee or premium or yield maintenance charge or increase the amount of any such prepayment fee, premium or yield maintenance charge; provided, however, in no event shall Lender be obligated to obtain Subordinated Lender’s consent to a Senior Loan Modification in the case of a work-out or other surrender, compromise, release, renewal, or indulgence relating to the Loan during the existence of an Event of Default (as defined in the Loan Documents) under the Loan, except that under no conditions shall clause (i) (with respect to increase principal amount only), or clause (viii) be modified without the written consent of Subordinated Lender. In addition and notwithstanding the foregoing provisions of this Section 2, any amounts funded by the Lender under the Loan Documents as a result of (A) the making of any protective advances or other advances by the Lender, or (B) interest accruals or accretions and any compounding thereof (including default interest), shall not be deemed to contravene this Section 2.

(b)               Subordinated Lender shall have the right without the consent of Lender in each instance to enter into any amendment, deferral, extension, modification, increase, renewal, replacement, consolidation, supplement or waiver (collectively, a “Subordinated Loan Modification”) of the Subordinated Loan or the Subordinated Loan Documents provided that no such Subordinated Loan Modification shall (i) increase the interest rate or principal amount of the Subordinated Loan, (ii) increase in any other material respect any monetary obligations of under the Subordinated Loan Documents, (iii) extend or shorten the scheduled maturity date of the Subordinated Loan (except that Subordinated Lender may permit Borrower to exercise any extension options in accordance with the terms and provisions of the Subordinated Loan Documents), (iv) convert or exchange the Subordinated Loan into or for any other indebtedness or subordinate the Subordinated Loan to any indebtedness of Borrower, (v) provide for any additional contingent interest, additional interest or so called “kicker” measured on the basis of the cash flow or appreciation of the Project (or other similar equity participation), (vi) amend or modify the provisions of the Subordinated Loan Documents limiting transfers of direct or indirect interest in Borrower, (vii) modify or amend the terms and provision of any Subordinated Loan Document with respect to the manner, timing or method of the application of payments under the Subordinated Loan Documents, (vi) cross default the Subordinated Loan with any other indebtedness, or (vii) amend or modify the provisions limiting transfers of interests in the Borrower or the Project. Notwithstanding anything to the contrary contained herein, if an Event of Default exists under the Subordinated Loan Documents, Subordinated Lender shall be permitted to modify or amend the Subordinated Loan Documents in connection with a work out or other surrender, compromise, release, renewal or modification of the Subordinated Loan except that under no conditions shall clause (i), with respect to increases in principal amounts only, clause (ii), clause (iii) (with respect to shortening the maturity only), clause (iv) or clause (v) be modified without the written consent of the Lender. In addition and notwithstanding the foregoing provisions of this Section 6(b), any amounts funded by the Subordinated Lender under the Subordinated Loan Documents as a result of (A) the making of any Protective Advances or other advances by the Subordinated Lender, or (B) interest accruals or accretions and any compounding thereof (including default interest), shall not be deemed to contravene this Section 6(b).

(c)               Lender shall deliver to Subordinated Lender copies of any and all modifications, amendments, extensions, consolidations, spreaders, restatements, alterations, changes or revisions to any one or more of the Loan Documents (including, without limitation,

Exhibit SS-10

any side letters, waivers or consents entered into, executed or delivered by Lender) within a reasonable time after any of such applicable instruments have been executed by Lender.

(d)               Subordinated Lender shall deliver to Lender copies of any and all modifications, amendments, extensions, consolidations, spreaders, restatements, alterations, changes or revisions to any one or more of the Subordinated Loan Documents (including, without limitation, any side letters, waivers or consents entered into, executed or delivered by Subordinated Lender) within a reasonable time after any of such applicable instruments have been executed by Subordinated Lender.

5.                  Default Notice.

(a)               Subordinated Lender shall give Lender notice of any default under the Subordinated Loan Documents promptly upon the giving of such notice of default to Borrower and in all instances prior to accelerating the Subordinated Loan on account of such default. Lender may, but shall not be obligated to, cure any such default, in which event Subordinated Lender shall accept such cure by Lender as and for the cure by Borrower.

(b)               Lender shall give Subordinated Lender notice of any default under the Loan Documents promptly upon the giving of such notice of default to Borrower and in all instances prior to accelerating the Loan on account of such default. Subordinated Lender may, but shall not be obligated to, cure any such default within the time period afforded to the Borrower pursuant to the Loan Documents, in which event Lender shall accept such cure by Subordinated Lender as and for the cure by Borrower.

6.                  Casualty and Condemnation. In the event of a casualty to the buildings or improvements constructed on any portion of the Project or a condemnation or taking under a power of eminent domain of all or any portion of the Project, Lender shall have a first and prior interest in and to any payments, awards, proceeds, distributions, or consideration arising from any such event (the “Award”). Subordinated Lender acknowledges and agrees that so long as the Loan is outstanding, it has no lien on or security interest in any Award, nor any rights with respect to any Award except as expressly provided in this Agreement, and Subordinated Lender assigns its rights to any Award to Lender up to an amount equal to the then outstanding amount of the Loan. Subordinated Lender agrees to promptly, upon request by Lender, execute and deliver to Lender and/or to any other party as so directed by Lender, a written confirmation of the terms set forth in the immediately preceding sentence and take sure other actions reasonably requested by Lender to further evidence the foregoing agreement (although failure of Subordinated Lender to do so shall not affect the foregoing agreement). If the amount of the Award is in excess of all amounts owed to Lender under the Loan Documents, however, and either the Loan has been paid in full or Borrower is entitled to a remittance of same under the Loan Documents other than to restore the Project, such excess Award or portion to be so remitted to Borrower shall, to the extent permitted in the Loan Documents and required by the Subordinated Loan Documents, be paid to or at the direction of Subordinated Lender, unless other Persons have claimed the right to such awards or proceeds, in which case Lender shall only be required to provide notice to Subordinated Lender of such excess Award and of any other claims thereto. In the event of any competing claims for any such excess Award, Lender shall continue to hold such excess Award until Lender receives an agreement signed by all Persons making a claim to the excess Award or a final order of a court of

Exhibit SS-11

competent jurisdiction directing Lender as to how and to which Person(s) the excess Award is to be distributed. Notwithstanding the foregoing, in the event of a casualty or condemnation, Lender shall release the Award from any such event to the Borrower if and to the extent required by the terms and conditions of the Loan Documents in order to repair and restore the Project in accordance with the terms and provisions of the Loan Documents. Any portion of the Award made available to the Borrower for the repair or restoration of the Project shall not be subject to attachment by Subordinated Lender.

7.                 Foreclosure of the Subordinated Mortgage: Subordinated Lender expressly agrees that, for so long as a Loan shall remain outstanding, (A) due notice of the commencement of any foreclosure of the Subordinated Loan Documents shall be given to Lender, and true copies of all papers served or entered in such action will be delivered to Lender, (B) no portion of the rents, issues and profits of the Project shall be collected in connection with the foreclosure of the Subordinated Loan Documents except through a receiver appointed by the court in which such foreclosure action is brought, after due notice for the appointment of such receiver shall have been given to Lender, (C) the rents, issues and profits collected by any such receiver shall be applied first to the payment of taxes, maintenance and operating charges and disbursements incurred in connection with the operation and maintenance of the Project and next to the payment of principal and interest (including, without limitation, default interest and late payment charges) due under the Loan Documents, and (D) if during the pendency of any such foreclosure action an action shall be brought for the foreclosure of the Loan Documents and an application shall be made for an extension of the receivership for the benefit of Lender, all such rents, issues and profits held by such receiver as of the date of such application shall be applied by the receiver solely for the benefit of Lender, and the Subordinated Lender shall not be entitled to any portion thereof until Lender has received all amounts then due to it. Without limiting the generality of the foregoing, Subordinated Lender consents to, and shall not object to, any action or proceeding at any time initiated by Lender for the appointment of a receiver and Subordinated Lender further agrees that it shall not institute any action or proceeding for the appointment of a receiver at any time during which a receiver shall have already been appointed for the benefit of Lender, and if Subordinated Lender shall have appointed or caused the appointment of a receiver prior to Lender’s initiation of proceedings to do so, Subordinated Lender agrees to take all action reasonably necessary to terminate such appointment in order to facilitate Lender’s appointment of same.

8.                 Rights of Subrogation. No payment or distribution to Lender pursuant to the provisions of this Agreement and no Protective Advance by Subordinated Lender shall entitle Subordinated Lender to exercise any right of subrogation in respect thereof prior to the payment in full of the Loan, and Subordinated Lender agrees that, except with respect to the enforcement of its remedies under the Subordinated Loan Documents permitted hereunder, prior to the satisfaction of all obligations under the Loan it shall not acquire, by subrogation or otherwise, any lien, estate, right or other interest in any portion of the Project or any other collateral now securing the Loan or the proceeds therefrom that is or may be prior to, or of equal priority to, any of the Loan Documents or the liens, rights, estates and interests created thereby.

9.                 Transfer of Subordinated Loan or Loan. Subordinated Lender shall not Transfer more than 49% of its beneficial interest in the Subordinated Loan unless either (i) a Rating Agency Confirmation has been given with respect to such Transfer, in which case the related transferee shall thereafter be deemed to be a “Qualified Transferee” for all purposes of this

Exhibit SS-12

Agreement, or (ii) such Transfer is to a Qualified Transferee. Any such transferee must assume in writing the obligations of Subordinated Lender hereunder and agree to be bound by the terms and provisions hereof. Such proposed transferee shall also remake each of the representations and warranties contained herein for the benefit of the Lender.

At least five (5) days prior to a transfer to a Qualified Transferee, the Subordinated Lender shall provide to Lender a certification that such transfer will be made in accordance with this Section 9, such certification to include the name and contact information of the Qualified Transferee, and a statement as to how it meets the definition of Qualified Transferee.

Subordinated Lender acknowledges that any Rating Agency Confirmation may be granted or denied by the Rating Agencies in their sole and absolute discretion and that such Rating Agencies may charge customary fees in connection with any such action, which fee, together with any and all other reasonable costs and expenses of Rating Agencies or Lender incurred in connection with the processing of same, including, without limitation, reasonable attorneys’ fees and costs, shall be paid by Subordinated Lender.

Lender may, from time to time, in its sole discretion Transfer all or any of the Loan or any interest therein, and notwithstanding any such Transfer or subsequent Transfer, the Loan and the Loan Documents shall be and remain a senior obligation in the respects set forth in this Agreement to the Subordinated Loan and the Subordinated Loan Documents in accordance with the terms and provisions of this Agreement.

Notwithstanding anything contained in this Agreement, Subordinated Lender agrees that it shall in no event Transfer all or any part of the Subordinated Loan to Borrower or to any Person which is an Affiliate of Borrower and any such Transfer shall be void ab initio.

10.              Notices. All notices required to be given hereunder shall be sent by first class, certified or registered mail, postage prepaid, return receipt requested, or delivered by hand, to either party at such party’s address first set forth above. Notices shall be deemed to have been given when received. Either party may change its address for notices hereunder by written notice to the other party.

11.              Obligations Hereunder Not Affected. All rights, interests, agreements and obligations of Lender and Subordinated Lender under this Agreement shall remain in full force and effect irrespective of:

(i)                any lack of validity or enforceability of the Loan Documents or the Subordinated Loan Documents or any other agreement or instrument relating thereto;

(ii)              any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to or departure from any guaranty, for all or any portion of the Loan or the Subordinated Loan;

(iii)            any manner of application of collateral, or proceeds thereof, to all or any portion of the Loan or the Subordinated Loan, or any manner of sale or other disposition of any collateral for all or any portion of the Loan or the Subordinated Loan or any other assets of Borrower or any other Affiliates of Borrower;

Exhibit SS-13

(iv)            any change, restructuring or termination of the corporate structure or existence of Borrower or any other Affiliates of Borrower; or

(v)              any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower or a subordinated creditor or a Lender subject to the terms hereof.

12.              Continued Effectiveness; Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of all or any portion of the Loan is rescinded or must otherwise be returned by Lender or Subordinated Lender upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, all as though such payment had not been made.

13.              Estoppel.

(a).            Subordinated Lender shall, within ten (10) days following a request from Lender, provide Lender with a written statement setting forth the then current outstanding principal balance of the Subordinated Loan, the aggregate accrued and unpaid interest under the Subordinated Loan, and stating whether to Subordinated Lender’s knowledge any default or Event of Default exists under the Subordinated Loan, it being intended that any such estoppel delivered pursuant to this Section 13 may be relied upon by Lender and by any prospective purchaser of all or any interest in the Loan.

(b).            Lender shall, within ten (10) days following a request from Subordinated Lender, provide Subordinated Lender with a written statement setting forth the then current outstanding principal balance of the Loan, the aggregate accrued and unpaid interest under the Loan, and stating whether to Lender’s knowledge any default or Event of Default exists under the Loan, it being intended that any such estoppel delivered pursuant to this Section 13 may be relied upon by Subordinated Lender and by any prospective purchaser of all or any interest in the Subordinated Loan.

14.              No Third Party Beneficiaries; No Modification. The parties hereto do not intend the benefits of this Agreement to inure to Borrower, or any other Person other than the respective successors and permitted assignees of the parties hereto. This Agreement may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of any change is sought.

15.              Counterpart Originals. This Agreement may be executed in counterpart originals, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.

16.              No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Exhibit SS-14

17.              No Joint Venture. Nothing provided herein is intended to create a joint venture, partnership, tenancy in common or joint tenancy relationship between or among any of the parties hereto.

18.              Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference, and are not and shall not be deemed to be a part hereof.

19.              Conflicts. In the event of any conflict, ambiguity or inconsistency between the terms and conditions of this Agreement and the terms and conditions of any of the Loan Documents or the Subordinated Loan Documents, the terms and conditions of this Agreement shall control.

20.              No Release. Nothing herein contained shall operate to release Borrower from (a) its obligation to keep and perform all of the terms, conditions, obligations, covenants and agreements contained in the Loan Documents or (b) any liability of Borrower under the Loan Documents or to release Borrower from (x) its obligation to keep and perform all of the terms, conditions, obligations, covenants and agreements contained in the Subordinated Loan Documents or (y) any liability of Borrower under the Subordinated Loan Documents.

21.              Severability. In the event that any provision of this Agreement or the application hereof to any party hereto shall, to any extent, be invalid or unenforceable under any applicable statute, regulation, or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute, regulation or rule of law, and the remainder of this Agreement and the application of any such invalid or unenforceable provisions to parties, jurisdictions or circumstances other than to whom or to which it is held invalid or unenforceable, shall not be affected thereby nor shall same affect the validity or enforceability of any other provision of this Agreement.

22.              Expenses.

(a)              Subordinated Lender agrees upon demand to pay to Lender the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts or agents, which Lender may incur in connection with the (i) exercise or enforcement of any of the rights of Lender against Subordinated Lender hereunder to the extent that Lender is the prevailing party in any dispute with respect thereto or (ii) failure by Subordinated Lender to perform or observe any of the provisions hereof.

(b)              Lender agrees upon demand to pay to Subordinated Lender the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts or agents, which Subordinated Lender may incur in connection with the (i) exercise or enforcement of any of the rights of Subordinated Lender against Lender hereunder to the extent that Subordinated Lender is the prevailing party in any dispute with respect thereto or (ii) failure by Lender to perform or observe any of the provisions hereof.

23.              Injunction. Lender and Subordinated Lender each acknowledge (and waive any defense based on a claim) that monetary damages are not an adequate remedy to redress a breach by the other hereunder and that a breach by either Lender or Subordinated Lender hereunder would cause irreparable harm to the other. Accordingly, Lender and Subordinated Lender agree

Exhibit SS-15

that upon a breach of this Agreement by the other, the remedies of injunction, declaratory judgment and specific performance shall be available to such non breaching party.

24.              Each of Lender and Subordinated Lender acknowledges that the Loan, the Loan Documents, the Subordinated Loan and the Subordinated Loan Documents are distinct, separate transactions and loans, separate and apart from each other. Each of Lender and Subordinated Lender agrees that the other shall be treated as a separate lender with a distinct and separate loan.

25.              Waiver of Jury Trial. LENDER AND SUBORDINATED LENDER EACH EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY AND EVERY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

26.              Successors and Assigns. This Agreement shall be binding upon and benefit both Lender and Subordinated Lender and their respective permitted successors and assigns. Lender shall have the right to record this Agreement.

27.              Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

28.              Amendments. No provision of this Agreement shall be waived, amended or supplemented except by written agreement of the party charges with such waiver, amendment or supplement.

29.              Continuing Agreement. This Agreement is a continuing agreement and shall remain in full force and effect until the earlier of (a) payment in full of the Loan, (b) transfer of the Project by foreclosure of the Loan Documents or the exercise of the power of sale contained therein or by deed-in-lieu of foreclosure, (c) transfer of the Project by foreclosure of the Subordinated Loan Documents or the exercise of the power of sale contained therein or by deed-in-lieu of foreclosure, or (d) payment in full of the Subordinated Loan; provided, however, any rights or remedies of either party hereto arising out of any breach of any provision herein occurring prior to such date of termination shall survive such termination.

LENDER:

[__________]

By:

Exhibit SS-16

SUBORDINATED LENDER:

[__________]

By:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the __ day of ________ in the year 20__ before me, the undersigned, personally appeared _________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature and Office of individual
taking acknowledgment

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the ___ day of _________ in the year 20__ before me, the undersigned, personally appeared _________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature and Office of individual
taking acknowledgment

Exhibit SS-17

Exhibit TT

FORM OF EXCHANGE LETTER

[Certificateholder’s letterhead]

[Date]

Computershare Trust Company, National Association,
as Certificate Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:      Corporate Trust Services (CMBS)

BANK 2026-BNK52
Trustadministrationgroup@computershare.com
CCTCMBSBondAdmin@computershare.com

Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52

In accordance with Section 5.11(d) of the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator, Deutsche Bank National Trust Company, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer, we hereby (i) certify that as of the above date, the undersigned is the beneficial owner of the Exchangeable Certificate set forth below under “Exchangeable Certificates to be Surrendered”, is duly authorized to deliver this notice to the Certificate Administrator and that such power has not been granted or assigned to any other Person and the Certificate Administrator may conclusively rely upon this notice and (ii) give notice of our intent to present and surrender the Exchangeable Certificates set forth below under “Exchangeable Certificates to be Surrendered” and all of our right, title and interest in and to such Exchangeable Certificates, including all payments of interest thereon received after [_____________], in exchange for the corresponding Exchangeable Certificates set forth below under “Exchangeable Certificates to be Received”. We propose an Exchange Date of [______].

We agree that upon such exchange, our interests in the portion(s) of the Exchangeable Certificates surrendered in exchange shall be reduced and our interest in the portion(s) of the Exchangeable Certificates received in such exchange shall be increased.

	Exchangeable Certificates to be Surrendered	Exchangeable Certificates to be Received
Class(es)	[_]	[_]
Exhibit TT-1

CUSIP(s)	[_]	[_]
Original Certificate Balance(s)/Notional Amount(s)	$[_]	$[_]
Outstanding Certificate Balance(s)/Notional Amount(s)	$[_]	$[_]
Exhibit TT-2

Our Depository participant number is [________].

Sincerely,

By:
Name:
Title:

[Medallion Stamp Guarantee]

Exhibit TT-3

Exhibit UU

FORM OF CERTIFICATE ADMINISTRATOR RECEIPT OF THE CLASS RR
CERTIFICATES

[Date]

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention:  Jane Lam

Wells Fargo Bank, National Association
301 South College St.
Charlotte, North Carolina 28288
Attention: BANK 2026-BNK52, Commercial
Mortgage Pass-Through Certificates, Series 2026-BNK52

with a copy to:

Bryan Riddle, Senior Counsel
Wells Fargo Legal Department
401 S. Tryon St., MACD1050-266

26th Floor
Charlotte, North Carolina 28202

and a copy to:

Wells Fargo Bank, National Association
c/o Wells Fargo Securities, LLC

10 S. Wacker Dr., 32nd Floor, N8405-320

Chicago, IL 60606

Attention: Tyler Hostetler
Email: tyler.w.hostetler@wellsfargo.com

and a copy via email to:

cmbsnotices@wellsfargo.com

Morgan Stanley Mortgage Capital Holdings LLC
1585 Broadway
New York, New York 10036
Attention: Jane Lam

with a copy to:

Exhibit UU-4

Morgan Stanley Mortgage Capital Holdings LLC
1633 Broadway, 29th Floor
New York, New York 10019
Attention: Legal Compliance Division

and a copy by email to:

cmbs_notices@morganstanley.com

Re:	BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52

In accordance with Section 5.02 of the Pooling and Servicing Agreement, dated as of July 1, 2026 (the “Pooling and Servicing Agreement”), the Certificate Administrator hereby acknowledges receipt and possession of and further agrees that it will hereafter hold in the Retained Certificate Safekeeping Account $[_____] of the Class RR Certificates in the form of Definitive Certificates (CUSIP No. [_]), for the benefit of Morgan Stanley Bank, N.A. and Wells Fargo Bank, National Association, each an initial VRR Interest Owner of a portion of the Class RR Certificates, as registered holder[s] thereof. A copy of such Class RR Certificates is attached as Exhibit A-1. Payments on the Class RR Certificates will be made to each registered holder thereof in accordance with the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.

Computershare Trust Company, National Association, as Certificate Administrator for the Holders of the BANK 2026-BNK52, Commercial Mortgage Pass-Through Certificates, Series 2026-BNK52 and the related VRR Interest Owners

By:
[Name]
[Title]

Exhibit UU-5

EXHIBIT A-1

Exhibit UU-6

SCHEDULE 1

Mortgage Loans with Additional Debt

1.	One Dag
2.	Marriott Anchorage Downtown
3.	The Falls
4.	NOVA Retail 2-Pack
5.	Sheraton Denver Downtown Hotel
6.	266 Pelham Road Corporation
7.	New York Teachers Housing Corp.
8.	Fairfield Views Inc. a/k/a Fairfield Views, Inc.
9.	Garden Town Apartment Owners, Inc.
10.	3131 Grand Concourse Owners Corp.
11.	Ocean Harbor Club Owners, Inc.
12.	Elmhurst Towers Apartments, Inc.
13.	Grover Cleveland Tenants Corp.
14.	Franklin-Plains Corp.
15.	Parkway Towers Owners Corp.
16.	Allendale Apartments, Inc.
17.	Parkway Towers Owners Corp.
18.	Lindenwood Village, Sec. E Cooperative Corp. a/k/a Lindenwood Village Sec. E. Cooperative Corp.
19.	120 North Broadway Tenants Corp.
20.	Executive House Owners, Inc.
21.	3165 Owners Corp.
22.	College Gardens Cooperative, Inc.
Schedule 1-1

23.	320 Riverside Apartments Corp.
24.	Pleasant Manor Apartments Ltd. a/k/a Pleasant Manor Apartments, Ltd.
25.	Old Yorktown Village Owner's Corp.
26.	West Side Lofts, Ltd.
27.	Ridge Apartments Owners Corp.
28.	Stewart Franklin Owners Corp.
29.	Winthrop Apartments Corp.
30.	19 South Broadway Owners Corp.
31.	River Road Apartment Corp.
32.	523-533 Tenants Corp.
33.	Ipswich House, Inc.
34.	91 Van Cortlandt Owners Corp.
35.	First Buckingham Owners Corp.
36.	512 East 83rd Street Tenants Corp.
37.	First Buckingham Owners Corp.
38.	Cambridge Equities Owners, Inc.
39.	Cambridge House Tenants Corporation
40.	813-815 8th Ave. Owners Corp.

Schedule 1-2

SCHEDULE 2

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Class A-SB Planned Principal Balance ($)
August 2026	$18,255,000.00
September 2026	$18,255,000.00
October 2026	$18,255,000.00
November 2026	$18,255,000.00
December 2026	$18,255,000.00
January 2027	$18,255,000.00
February 2027	$18,255,000.00
March 2027	$18,255,000.00
April 2027	$18,255,000.00
May 2027	$18,255,000.00
June 2027	$18,255,000.00
July 2027	$18,255,000.00
August 2027	$18,255,000.00
September 2027	$18,255,000.00
October 2027	$18,255,000.00
November 2027	$18,255,000.00
December 2027	$18,255,000.00
January 2028	$18,255,000.00
February 2028	$18,255,000.00
March 2028	$18,255,000.00
April 2028	$18,255,000.00
May 2028	$18,255,000.00
June 2028	$18,255,000.00
July 2028	$18,255,000.00
August 2028	$18,255,000.00
September 2028	$18,255,000.00
October 2028	$18,255,000.00
November 2028	$18,255,000.00
December 2028	$18,255,000.00
January 2029	$18,255,000.00
February 2029	$18,255,000.00
March 2029	$18,255,000.00
April 2029	$18,255,000.00
May 2029	$18,255,000.00
June 2029	$18,255,000.00
July 2029	$18,255,000.00
August 2029	$18,255,000.00
September 2029	$18,255,000.00
October 2029	$18,255,000.00
November 2029	$18,255,000.00
December 2029	$18,255,000.00
January 2030	$18,255,000.00
February 2030	$18,255,000.00
March 2030	$18,255,000.00
April 2030	$18,255,000.00
May 2030	$18,255,000.00
June 2030	$18,255,000.00
July 2030	$18,255,000.00
August 2030	$18,255,000.00
September 2030	$18,255,000.00
October 2030	$18,255,000.00
November 2030	$18,255,000.00
December 2030	$18,255,000.00
January 2031	$18,255,000.00
February 2031	$18,255,000.00
March 2031	$18,255,000.00
April 2031	$18,255,000.00
May 2031	$18,255,000.00
June 2031	$18,255,000.00
July 2031	$18,249,194.89

Distribution Date	Class A-SB Planned Principal Balance ($)
August 2031	$17,982,641.71
September 2031	$17,714,637.91
October 2031	$17,397,058.60
November 2031	$17,125,863.88
December 2031	$16,805,179.72
January 2032	$16,530,759.69
February 2032	$16,254,846.08
March 2032	$15,881,709.86
April 2032	$15,602,255.60
May 2032	$15,273,534.65
June 2032	$14,990,766.02
July 2032	$14,658,820.09
August 2032	$14,372,701.37
September 2032	$14,085,025.15
October 2032	$13,748,303.99
November 2032	$13,457,224.78
December 2032	$13,117,192.42
January 2033	$12,822,673.56
February 2033	$12,526,551.30
March 2033	$12,087,201.94
April 2033	$11,787,063.84
May 2033	$11,438,216.88
June 2033	$11,134,541.39
July 2033	$10,782,252.45
August 2033	$10,475,001.45
September 2033	$10,166,077.44
October 2033	$9,808,681.53
November 2033	$9,496,125.43
December 2033	$9,135,195.38
January 2034	$8,818,968.02
February 2034	$8,501,018.62
March 2034	$8,041,846.67
April 2034	$7,719,653.79
May 2034	$7,349,346.84
June 2034	$7,023,378.73
July 2034	$6,649,398.36
August 2034	$6,319,614.32
September 2034	$5,988,034.11
October 2034	$5,608,593.00
November 2034	$5,273,136.35
December 2034	$4,889,923.35
January 2035	$4,550,548.46
February 2035	$4,209,324.99
March 2035	$3,729,016.40
April 2035	$3,383,306.68
May 2035	$2,990,117.10
June 2035	$2,640,378.50
July 2035	$2,243,268.69
August 2035	$1,889,457.78
September 2035	$1,533,719.34
October 2035	$1,130,771.49
November 2035	$770,896.04
December 2035	$363,922.74
January 2036 and thereafter	$0

Schedule 2-1

SCHEDULE 3

MORTGAGE LOANS (OTHER THAN NCB CO-OP LOANS) WITH SPECIFIED
ESCROWS OR RESERVES

 None.

Schedule 3-1